As filed with the Securities and Exchange Commission on June 19, 2012

Registration No. 333-180739

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CU BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	6021	20-1461510
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

15821 Ventura Boulevard, Suite #100, Encino, California 91436 (818) 257-7776

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DAVID I. RAINER

PRESIDENT AND CHIEF EXECUTIVE OFFICER

CU BANCORP

15821 VENTURA BOULEVARD, SUITE #100, ENCINO, CALIFORNIA 91436 (818) 257-7776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Arthur A. Coren Professional Corporation
Khoi D. Dang, Esq.
Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, CA 91302-4001
(818) 591-2121 / Fax: (818) 591-3838

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the transaction described in the joint proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. CU Bancorp may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this document is a part, is declared effective. This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

[—], 2012

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The boards of directors of California United Bank, CU Bancorp, Premier Commercial Bancorp (“PC Bancorp”) and Premier Commercial Bank, N.A. have approved a merger agreement (as amended, the “merger agreement”) in which California United Bank and CU Bancorp will first reorganize pursuant to which CU Bancorp will become the bank holding company for California United Bank (the “bank holding company reorganization”), followed immediately thereafter by the acquisition of PC Bancorp through two interim mergers pursuant to which PC Bancorp will merge into CU Bancorp, with CU Bancorp surviving (the “holding company merger”). Immediately following the holding company merger, CU Bancorp, as the surviving bank holding company, will merge Premier Commercial Bank N.A. with and into California United Bank (the “bank merger”), with California United Bank surviving and continuing as a California state-chartered non-member bank. The bank holding company reorganization, the holding company merger, and the bank merger are interim steps to accomplish what essentially is the acquisition of PC Bancorp and Premier Commercial Bank N.A. by CUB (the “Acquisition”).

CU Bancorp is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The bank holding company reorganization of California United Bank is a condition precedent to the Acquisition of PC Bancorp and Premier Commercial Bank, N.A. Subject to regulatory and shareholder approvals, each outstanding share of California United Bank common stock, no par value per share, will be converted into the right to receive one share of CU Bancorp common stock, no par value per share and, as a result of the bank holding company reorganization, the shareholders of California United Bank will become the shareholders of CU Bancorp. The Acquisition of PC Bancorp and PCB will be consummated immediately following the closing of the bank holding company reorganization. The consideration to be paid by CU Bancorp for the outstanding shares of PC Bancorp common stock will be 3,721,442 shares of CU Bancorp common stock. The number of dissenting shares will be deducted from the number of CU Bancorp shares paid as consideration for the outstanding shares of PC Bancorp common stock and such shares will not be considered outstanding. The merger agreement provides for a “cap” and a “collar” which is designed to preserve the value of the transaction for the shareholders of CUB and for the shareholders of PC Bancorp. Accordingly, the aggregate stock consideration will be adjusted based upon certain formulas in the event the average of the closing price of CUB common stock over the 20-day period ending on the last day of the 10th day immediately preceding the effective date of the Acquisition deviates from the announcement price of $10.2731 by more than 10.0% and less than or equal to 25%, as more particularly described in the attached proxy-statement-prospectus.

Shares of California United Bank common stock are traded on the OTC Bulletin Board System under the symbol “CUNB.” On June 14, 2012, the last practicable trading date before the printing of this joint proxy statement-prospectus, the closing share price of California United Bank common stock was $11.14. Shares of PC Bancorp common stock are traded on the OTC Bulletin Board System under the symbol “PCBP.” On June 14, 2012, the closing share price of PC Bancorp common stock was $11.05. The bank holding company reorganization and the subsequent Acquisition cannot be completed unless the shareholders of California United Bank and the shareholders of PC Bancorp approve the principal terms of the merger agreement and the transactions contemplated therein, and any other conditions set forth in the merger agreement have been satisfied including but not limited to regulatory approval of the applicable federal and state banking authorities. As of the date hereof, the parties have received the approval of all federal and state banking authorities necessary to consummate the bank holding company reorganization and the Acquisition of PC Bancorp and PCB and the other transactions contemplated in the merger agreement. California United Bank and PC Bancorp urge you to obtain current market quotations for California United Bank common stock and for PC Bancorp common stock.

It is expected that the bank holding company reorganization will be tax-free to the shareholders of California United Bank who will receive CU Bancorp common stock as a result of the bank holding company reorganization, and the Acquisition will be tax-free to the shareholders of PC Bancorp who will receive shares of CU Bancorp common stock as a result of the Acquisition. Cash paid to those shareholders of California United Bank or to those shareholders of PC Bancorp who dissent from the merger agreement and the transactions contemplated therein will be taxable.

Based on the reasons for the bank holding company reorganization and the Acquisition described in the accompanying document, the boards of directors of California United Bank and PC Bancorp unanimously and respectively believe that the merger agreement and the transactions contemplated therein are fair to you and in your best interests and, therefore, unanimously and respectively recommend that you vote “FOR” approval of the principal terms of the merger agreement.

The accompanying joint proxy statement-prospectus gives you detailed information about the special shareholders’ meeting of California United Bank, the annual shareholders’ meeting of PC Bancorp, the bank holding company reorganization, the Acquisition and related matters and other items being voted upon at the California United Bank special meeting of shareholders and at the PC Bancorp annual meeting of shareholders. Copies of this joint proxy statement-prospectus can also be obtained at the following website: http://viewproxy.com/californiaunitedbank/2012/specialmeeting/. We urge you to read this entire document carefully, including the considerations discussed under “RISK FACTORS,” beginning on page [21], and the appendices thereto, which include the merger agreement.

Your vote is very important. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card. CUB and PC Bancorp shareholders also have the option to vote electronically over the Internet or by telephone, by following the instructions on the reverse of the proxy card.

Sincerely,

David I. Rainer, California United Bank Chairman, President & CEO	Kenneth J. Cosgrove Premier Commercial Bancorp Chairman & CEO

Neither the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the bank holding company reorganization or the Acquisition or determined if this joint proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement-prospectus is dated [                 , 2012] and is first being mailed to shareholders of California United Bank and to the shareholders of PC Bancorp on or about [MAILING DATE].

Notice of Special Meeting of Shareholders

to be held

Monday, July 23, 2012

To: The Shareholders of California United Bank (“CUB”),

Notice is hereby given that, under the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of CUB (the “Special Meeting”) will be held at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California, 91367, on Monday, July 23, 2012, at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matter:

1.	Approval of a Holding Company Reorganization of CUB. To consider and vote upon the principal terms of an Agreement to Merge and Plan of Holding Company Formation (the “formation agreement”) and the reorganization of CUB into the bank holding company form of ownership contemplated therein (the “bank holding company reorganization”) pursuant to which CU Bancorp will become the bank holding company for CUB, the shareholders of CUB will become the shareholders of CU Bancorp in a one-to-one exchange of their shares of CUB common stock for CU Bancorp common stock, the California United Bank 2005 Stock Option Plan and the California United Bank 2007 Equity and Incentive Plan (“CUB Equity Plans”) shall automatically be deemed to be equity incentive plans of CU Bancorp, and the outstanding options to purchase CUB common stock and the outstanding shares of restricted CUB common stock previously granted pursuant to the CUB Equity Plans will automatically be deemed to be outstanding options to purchase CU Bancorp common stock and outstanding shares of restricted CU Bancorp common stock, respectively, having the same terms, conditions and restrictions as originally imposed thereupon.

2.	Approval of the Merger Agreement. To consider and vote upon the principal terms of an Agreement and Plan of Merger, dated December 8, 2011 (as amended, the “merger agreement”) and the transactions contemplated therein pursuant to which, immediately following the closing of the bank holding company reorganization, CU Bancorp and CUB will acquire Premier Commercial Bancorp (“PC Bancorp”) and Premier Commercial Bank, N.A. (“PCB”) through a series of mergers and the shareholders of PC Bancorp will also become shareholders of CU Bancorp through the exchange of their shares of PC Bancorp common stock for shares of CU Bancorp common stock based upon an exchange ratio determined in accordance with the merger agreement and CU Bancorp and CUB will be the surviving entities following and as a result of these transactions.

3.	Adjournment. To consider and vote upon a proposal to grant discretionary authority to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the formation agreement and/or the merger agreement.

No other business may be conducted at the Special Meeting.

The merger agreement is attached as Appendix B to the joint proxy statement-prospectus and the formation agreement is attached as Exhibit B to the merger agreement and is also attached as Appendix A to the joint proxy statement-prospectus. These agreements and the other agreements attached as exhibits to the merger agreement set forth the terms of the adoption of the bank holding company structure and the subsequent Acquisition of PC Bancorp and PCB by CU Bancorp and CUB.

Shareholders of CUB will first be asked to approve the formation agreement and the bank holding company reorganization pursuant to which CUB and CU Bancorp will first reorganize and CU Bancorp will become the bank holding company for CUB. As a result of the bank holding company reorganization, the shareholders of CUB will become the shareholders of CU Bancorp in a one-for-one share exchange of their shares of CUB common stock for CU Bancorp common stock, the CUB Equity Plans will automatically be deemed to be equity incentive plans of CU

Bancorp, and the outstanding options to purchase CUB common stock and the outstanding shares of restricted CUB common stock granted pursuant to the CUB Equity Plans will automatically be deemed to be outstanding options to purchase CU Bancorp common stock and outstanding shares of restricted CU Bancorp common stock, respectively, having the same terms, conditions and restrictions as originally imposed thereupon. CUB shareholders that object to the bank holding company reorganization are not entitled to dissenters’ rights with respect to this proposal under California law. However, CUB shareholders that object to the merger agreement and the Acquisition of PC Bancorp are entitled to dissenters’ rights under California law. The approval of the formation agreement and the closing of the bank holding company reorganization is a condition to the closing of the Acquisition of PC Bancorp and PCB.

Immediately after the bank holding company reorganization, CU Bancorp will acquire PC Bancorp through the merger of PC Bancorp with CU Merger Sub II, a subsidiary of CU Bancorp formed specifically to facilitate the Acquisition of PC Bancorp, followed immediately thereafter by the merger of PC Bancorp with and into CU Bancorp, with CU Bancorp surviving and continuing as the bank holding company for both PCB and CUB (the “holding company merger”). Immediately following the holding company merger, CUB and PCB will merge (the “bank merger”), with CUB surviving and continuing as a California state-chartered non-member bank.

If CUB’s shareholders approve the principal terms of the formation agreement as set forth in Proposal 1, CUB will adopt a bank holding company form of ownership and each outstanding share of CUB common stock will be converted into the right to receive one share of CU Bancorp common stock. As a result, the shareholders of CUB will become the shareholders of CU Bancorp in substantially the same proportion as their ownership in CUB prior to the closing of the bank holding company reorganization. This transaction is also more fully described in the enclosed joint proxy statement-prospectus and in Appendix A.

If CUB’s shareholders also approve the principal terms of the merger agreement and the Acquisition as set forth in Joint Proposal 2, the shareholders of PC Bancorp will have the right to receive, in the aggregate, 3,721,442 shares of CU Bancorp common stock, subject to certain adjustments contained in the merger agreement. The transaction is also more fully described in the enclosed joint proxy statement-prospectus and in Appendix B. You are urged to read this document carefully and in its entirety. In particular, see “RISK FACTORS” beginning on page [    ].

Shareholder approval of the formation agreement and the closing of the bank holding company reorganization is a condition to the closing of the Acquisition. Therefore, if shareholders of CUB do not approval the formation agreement and the bank holding company reorganization, CUB cannot complete the Acquisition of PC Bancorp and PCB as this transaction is presently structured in the merger agreement. However, the merger agreement permits CUB and CU Bancorp to revise the structure of the Acquisition so long as, among other things, there are no adverse federal or state income tax consequences to PC Bancorp shareholders and the consideration to be paid to PC Bancorp’s shareholders is not thereby changed in kind, value or reduced in amount. If CUB’s shareholders do not approve the formation agreement and the bank holding company reorganization but approve the principal terms of the merger agreement and the Acquisition of PC Bancorp and PCB, CUB may restructure the transaction so as to permit the closing of the Acquisition without having first to reorganize into a bank holding company form of ownership. Any restructuring of the transaction, however, will ultimately involve the adoption of a bank holding company form of ownership, subject to regulatory approval.

The board of directors of CUB has fixed the close of business on June 1, 2012, as the record date for determination of shareholders entitled to notice of, and the right to vote at, the Special Meeting. The affirmative vote of a majority of the outstanding shares of CUB common stock is required to approve the formation agreement, the bank holding company reorganization, the merger agreement and the Acquisition.

CUB’s shareholders will be given the opportunity to exercise dissenters’ rights with respect to the merger agreement and the Acquisition in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached hereto as Appendix C and incorporated herein by reference. Shareholders who do not vote in favor of the merger agreement and the Acquisition may demand that CUB acquire their shares of CUB common stock for cash at their fair market value as of December 8, 2011, the day before the first announcement of the terms of the Acquisition, excluding any appreciation or depreciation in consequence of the Acquisition. The demand must be in writing, must state the number of shares of CUB common stock held of record for which demand is being made, and must contain a statement of the amount claimed to be the fair market value of

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the shares as of December 8, 2011, the day before the announcement of the Acquisition. That statement will constitute an offer to sell the shares to CUB at that price. Shareholders dissenting to the Acquisition must also deliver their share certificate(s) for receipt by CUB within 30 days after the date on which notice of the closing of the Acquisition was mailed. CUB will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to the shareholder. Any demands, notices, certificates or other documents delivered to CU Bancorp may be sent to Anita Y. Wolman, Corporate Secretary, California United Bank, 15821 Ventura Boulevard, Suite #100, Encino, California 91436. For additional details about dissenters’ rights, please refer to “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Dissenters’ Rights of CUB Shareholders” and Appendix C, in the accompanying joint proxy statement-prospectus.

CU Bancorp and CUB have the option to terminate the merger agreement if dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of PC Bancorp’s outstanding shares. Please see “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Conditions to CUB’s and CU Bancorp’s Obligations Under the Merger Agreement” herein.

SINCE IMPORTANT MATTERS ARE TO BE CONSIDERED AT THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT EACH SHAREHOLDER VOTE. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the Special Meeting. You may also vote utilizing the internet or telephone as set forth on the reverse of the enclosed Proxy Card.

THE ENCLOSED PROXY CARD IS SOLICITED BY CALIFORNIA UNITED BANK’S BOARD OF DIRECTORS. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY CARD HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF CALIFORNIA UNITED BANK, BY SUBMITTING PRIOR TO THE SPECIAL MEETING A PROPERLY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE SPECIAL MEETING AND ELECTING TO VOTE IN PERSON BY ADVISING THE CHAIRMAN OF THE SPECIAL MEETING OF SUCH ELECTION.

PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING SO THAT ARRANGEMENTS FOR ADEQUATE ACCOMMODATIONS CAN BE MADE.

COPIES OF THE JOINT PROXY-STATEMENT-PROSPECTUS CAN ALSO BE OBTAINED AT THE FOLLOWING WEBSITE: http://viewproxy.com/californiaunitedbank/2012/specialmeeting/.

If you would like to attend the CUB Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Special Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the CUB Special Meeting, you must obtain from the nominee a proxy issued in your name.

Dated: [CUB MAILING DATE]	By Order of the Board of Directors

Anita Y. Wolman, Corporate Secretary

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Notice of Annual Meeting of Shareholders

to be held Thursday, July 19, 2012

To: The Shareholders of Premier Commercial Bancorp (“PC Bancorp”),

Notice is hereby given that, under the terms of its bylaws and the call of its board of directors, the annual meeting of shareholders of PC Bancorp (the “Annual Meeting”) will be held at the office of Premier Commercial Bank located at 2400 E Katella Avenue, Suite 125, Anaheim, California 92806, on Thursday, July 19, 2012, at 7:30 a.m. (local time), for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect the following eight (8) nominees to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified or the Acquisition is completed:

Kenneth J. Cosgrove Gene Hatz Robert Matranga Ash Patel	Steven Perryman Mel Smith Ronald P. Thon Anthony Vitti

2.	Approval of the Merger Agreement. To consider and vote upon the principal terms of an Agreement and Plan of Merger, dated December 8, 2011 (as amended, the “merger agreement”) and the transactions contemplated therein pursuant to which California United Bank (“CUB”) and its proposed bank holding company, CU Bancorp, will acquire PC Bancorp and Premier Commercial Bank, N.A. (“PCB”) through a series of mergers (the “Acquisition”) and CU Bancorp and CUB will be the surviving entities following and as a result of these transactions.

3.	Adjournment. To consider and vote upon a proposal to grant discretionary authority to adjourn the Annual Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve the terms of the merger agreement.

Management of PC Bancorp is not aware of any other business to be conducted at the Annual Meeting.

The Merger Agreement

The merger agreement sets set forth the terms of the acquisition of PC Bancorp and PCB by CU Bancorp and CUB. Under the terms of the merger agreement, CUB and CU Bancorp will first reorganize pursuant to which CU Bancorp will become the bank holding company for CUB (the “bank holding company reorganization”). Immediately after the bank holding company reorganization, CU Bancorp will acquire PC Bancorp through the merger of PC Bancorp with CU Merger Sub II, a subsidiary of CU Bancorp formed specifically to facilitate the Acquisition of PC Bancorp followed immediately thereafter by the merger of PC Bancorp with and into CU Bancorp, with CU Bancorp surviving and continuing as the bank holding company for PCB and CUB (the “holding company merger”). Immediately following the holding company merger, CUB and PCB will merge (the “bank merger”), with CUB surviving and continuing as a California state-chartered non-member bank.

As a result of the transactions contemplated in the merger agreement, the shareholders of CUB will become shareholders of CU Bancorp in a one-for-one exchange and the shareholders of PC Bancorp will become the shareholders of CU Bancorp based upon a exchange ratio determined in accordance with a formula set forth in the merger agreement. CU Bancorp has agreed to issue an aggregate, 3,721,442 shares of its common stock as consideration for all outstanding shares of PC Bancorp common stock, subject to certain adjustments as set forth in the merger agreement. The transaction is also more fully described in the enclosed joint proxy statement-prospectus and in Appendix B. You are urged to read this document carefully and in its entirety. In particular, see “RISK FACTORS” beginning on page [    ].

The board of directors has fixed the close of business on May 31, 2012, as the record date for determination of shareholders entitled to notice of, and the right to vote at, the Annual Meeting. The affirmative vote of not less than a majority of the outstanding shares of PC Bancorp common stock is required to approve the principal terms of the merger agreement.

PC Bancorp’s shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached hereto as Appendix C and incorporated herein by reference. Shareholders who do not vote in favor of the merger agreement may demand that PC Bancorp acquire their shares of PC Bancorp common stock for cash at their fair market value as of December 8, 2011, the day before the first announcement of the terms of the Acquisition, excluding any appreciation or depreciation in consequence of the Acquisition. The demand must be in writing, must state the number of shares of PC Bancorp common stock held of record for which demand is being made, and must contain a statement of the amount claimed to be the fair market value of the shares as of December 8, 2011, the day before the announcement of the Acquisition. That statement will constitute an offer to sell the shares to PC Bancorp at that price. Shareholders dissenting to the Acquisition must also deliver their share certificate(s) for receipt by PC Bancorp within 30 days after the date on which notice of the closing of the Acquisition was mailed. PC Bancorp will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to the shareholder. Any demands, notices, certificates or other documents delivered to PC Bancorp may be sent to Viktor Uehlinger, Corporate Secretary, Premier Commercial Bancorp, 2400 E. Katella Avenue, Suite 200, Anaheim, CA 92806. For additional details about dissenters’ rights, please refer to “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Dissenters’ Rights of PC Bancorp Shareholders” and Appendix C in the accompanying joint proxy statement-prospectus.

If dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of PC Bancorp’s outstanding shares, then CU Bancorp and CUB have the option to terminate the merger agreement. Please see “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Conditions to CUB’s and CU Bancorp’s Obligations Under the Merger Agreement” herein.

Nomination of Directors

Section 3.3 of PC Bancorp’s bylaws, as amended, provides for the nomination of directors in the following manner:

“Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.”

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SINCE IMPORTANT MATTERS ARE TO BE CONSIDERED AT THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT EACH SHAREHOLDER VOTE. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the Annual Meeting.

THE ENCLOSED PROXY CARD IS SOLICITED BY PC BANCORP’S BOARD OF DIRECTORS. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY CARD HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PC BANCORP, BY SUBMITTING PRIOR TO THE ANNUAL MEETING A PROPERLY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON BY ADVISING THE CHAIRMAN OF THE ANNUAL MEETING OF SUCH ELECTION.

PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING SO THAT ARRANGEMENTS FOR ADEQUATE ACCOMMODATIONS CAN BE MADE.

If you would like to attend the PC Bancorp Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the PC Bancorp Annual Meeting, you must obtain from the nominee a proxy issued in your name.

Dated: [PC MAILING DATE]	By Order of the Board of Directors

Viktor Uehlinger, Corporate Secretary

JOINT PROXY STATEMENT-PROSPECTUS

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APPENDICES

Appendix A	Agreement to Merge and Plan of Holding Company Formation, dated December 8, 2011, by and among California United Bank, CU Bancorp and CU Merger Sub I.

Appendix B	Agreement and Plan of Merger, dated December 8, 2011, by and among California United Bank, CU Bancorp, Premier Commercial Bancorp and Premier Commercial Bank, N.A., as amended by First Amendment to Agreement and Plan of Merger, dated March 21, 2012

Appendix C	Selected sections of Chapter 13 of the California Corporations Code (Dissenters’ Rights)

Appendix D	Fairness Opinion of Vining Sparks IBG, LP

Appendix E	Fairness Opinion of Hovde Financial, Inc.

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QUESTIONS AND ANSWERS ABOUT THIS JOINT PROXY MATERIAL AND VOTING

Q: Why have I received these materials?

A: This joint proxy statement-prospectus and the enclosed proxy card were sent to you because the board of directors of California United Bank (“CUB”) and/or Premier Commercial Bancorp (“PC Bancorp”) is soliciting your proxy to vote at its shareholders’ meeting to be held on Monday, July 23, 2012 and Thursday, July 19, 2012, respectively. You are cordially invited to attend the special/annual meeting of the company in which you hold stock and are requested to vote on the proposals described in this joint proxy statement-prospectus. We intend to mail this joint proxy statement-prospectus and accompanying proxy card on or about [MAILING DATE] to all shareholders entitled to vote at the special/annual meetings.

Q: Who is entitled to vote at the special/annual meeting?

A: Shareholders of record as of the close of business on June 1, 2012 will be entitled to vote at the special meeting of CUB. Shareholders of record as of the close of business on May 31, 2012 will be entitled to vote at the annual meeting of PC Bancorp.

Q: What are CUB shareholders voting on?

A: If you are a CUB shareholder, you are being asked to vote to:

•	approve the principal terms of an Agreement to Merge and Plan of Holding Company Formation (the “formation agreement”) and the reorganization of CUB into the bank holding company form of ownership contemplated therein (the “bank holding company reorganization”) pursuant to which CU Bancorp will become the bank holding company for CUB and the shareholders of CUB will become the shareholders of CU Bancorp;
•	approve the principal terms of an Agreement and Plan of Merger, dated December 8, 2011 (as amended, the “merger agreement”) and the transactions contemplated therein pursuant to which CUB and its proposed bank holding company, CU Bancorp, will acquire PC Bancorp and Premier Commercial Bank, N.A. (“PCB”) through a series of mergers (the “Acquisition”); and
•	approve, if necessary, any adjournment or postponement of the special meeting to solicit additional proxies in favor of the bank holding company reorganization and the merger agreement.

Q: What are PC Bancorp shareholders voting on?

A: If you are a PC Bancorp shareholder, you are being asked to vote to:

•

elect eight (8) members to the PC Bancorp board of directors who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (or until completion of the transactions contemplated in the merger agreement);

•	approve the principal terms of the merger agreement and the Acquisition; and

•	approve, if necessary, any adjournment or postponement of the annual meeting to solicit additional proxies in favor of the merger proposal.

Q: As a CUB Shareholder, how do I vote?

A: For the CUB special meeting you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the bank holding company reorganization, the merger agreement and the matter of adjournment.

If you are a shareholder of record, you may vote in person at the special meeting, or you may vote by proxy using the enclosed proxy card. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the back of the proxy card included with this joint proxy statement-prospectus.

Whether or not you plan to attend the special meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.
•	You may also vote utilizing the internet or telephone as set forth on the reverse of the enclosed Proxy Card.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the bank holding company reorganization, the merger agreement and the Acquisition. If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the bank holding company reorganization and the merger agreement.

Q: As a CUB Shareholder, how do I vote by telephone or electronically over the Internet?

A: If your shares are registered in your name, in addition to voting in person at the CUB special meeting or by proxy, you also have the option to vote by telephone or over the Internet. You will find special instructions on the reverse of your proxy card detailing the procedures to be followed to vote by telephone or over the Internet. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in street name, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible shareholders who receive a paper copy of this joint proxy statement-prospectus the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Q: As a PC Bancorp Shareholder, how do I vote?

A: For the PC Bancorp annual meeting, you may vote “AUTHORITY GIVEN” for all the nominees to the board of directors or you may withhold your vote for all the nominees. For each of the other matters to be voted on at the PC Bancorp annual meeting, including approval of the principal terms of the merger agreement and the Acquisition, and adjournment of the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve the terms of the merger agreement, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.

If you are a shareholder of record, you may vote in person at the annual meeting, or you may vote by proxy using the enclosed proxy card. You may also vote over the Internet or by telephone. Whether or not you plan to attend the annual meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and you will be given a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	You may also vote utilizing the Internet or telephone as set forth on the reverse of the enclosed proxy card.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of electing all of the nominees to the board of directors, the merger agreement and the Acquisition, and, if necessary, for adjournment of the annual meeting. If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of not voting on the election of directors and voting against the merger agreement and the Acquisition and against approval, if necessary, of any adjournment or postponement of the annual meeting to solicit additional proxies in favor of the merger proposal.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from PC Bancorp. Your broker, bank or agent cannot vote your shares unless your provide instructions on how to vote them. To vote your shares, follow the voting instructions your broker, bank or agent provides when forwarding these proxy materials to you and complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. If you do not provide voting instruction to your broker, bank or agent, this will have the effect of not voting in favor of the merger agreement and the Acquisition.

Q: As a PC Bancorp, how do I vote by telephone or electronically over the Internet?

A. If your shares are registered in your name, in addition to voting in person at the PC Bancorp annual meeting or by proxy, you also have the option to vote by telephone or over the Internet. You will find special instruction on the reverse of your proxy card detailing the procedures to be followed to vote by telephone or over the Internet. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in street name, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerages firms are participating in the Broadridge Financial Solution, Inc. online program. This program provides eligible shareholders who receive a paper copy of this joint proxy statement-prospectus the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program your proxy card will provide the instruction. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Q: How many votes do I have?

A: Each share of common stock of CUB and PC Bancorp is entitled to one vote with respect to each matter to be voted on at their respective special/annual meetings. However, with respect to the election of PC Bancorp directors, shares may be voted cumulatively if you or another shareholder informs PC Bancorp of the intention to cumulate votes at or prior to the annual meeting. Cumulative voting enables a shareholder to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares being voted by such shareholder or to distribute his or her votes on the same principle among two or more nominees as he or she sees fit. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes represented by shares for which they are named proxy.

Q: What constitutes a quorum for purposes of each of the special/annual meetings?

A: A quorum of shareholders is necessary to hold a valid meeting. The presence at the special/annual meeting in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

QUESTIONS AND ANSWERS ABOUT THE MERGER AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED THEREIN

This question and answer summary highlights selected information contained in other sections of this joint proxy statement-prospectus. To more fully understand the merger agreement and the transactions contemplated therein, you should carefully read this entire joint proxy statement-prospectus, including all appendices and financial statements.

Q: As a holder of CUB common stock, what am I being asked to vote on?

A: If you are a CUB shareholder, you are being asked to vote on (i) the principal terms of a formation agreement which, if approved, will result in CUB adopting a bank holding company structure and becoming the wholly-owned subsidiary bank of CU Bancorp; (ii) the principal terms of a merger agreement which, if approved, will result in CUB and CU Bancorp acquiring PC Bancorp and PCB, subject to and immediately following the closing of the bank holding company reorganization; and (iii) adjournment of the special meeting to solicit additional proxies in favor of the principal terms of the formation agreement and/or the merger agreement, if necessary. Please read the section entitled “SUMMARY” for additional information.

Q: As a holder of PC Bancorp common stock, what am I being asked to vote on?

A: If you are a PC Bancorp shareholder, you are being asked to vote on: (i) the election of directors; (ii) approval of the principal terms of the merger agreement and the Acquisition; and (iii) adjournment of the annual meeting to solicit additional proxies in favor of the merger proposal, if necessary. Please read the section entitled “SUMMARY” for additional information.

Q: What will happen if CUB and PC Bancorp shareholders approve the principal terms of the merger agreement?

A: Subject to all necessary regulatory approvals and the closing of the bank holding company reorganization of CUB and satisfaction or waiver of all other conditions in the merger agreement, if CUB’s shareholders and PC Bancorp’s shareholders approve the principal terms of the merger agreement CU Bancorp will merge with PC Bancorp with CU Bancorp surviving (the “holding company merger”), followed immediately thereafter by the merger of CUB and PCB with CUB surviving (the “bank merger”). As of the date of this joint-proxy statement/prospectus, the approval of the applicable federal and state banking authorities necessary to consummate the bank holding company reorganization, the Acquisition of PC Bancorp and PCB (including the holding company merger) and the bank merger have been received.

If you are a CUB shareholder, you will become a shareholder of CU Bancorp as a result of the bank holding company reorganization and your shares of CUB common stock will be deemed to be shares of CU Bancorp common stock.

If you are a PC Bancorp shareholder, your shares of PC Bancorp common stock will be converted into the right to receive a pro rata share of 3,721,442 shares of CU Bancorp common stock (the “stock consideration”). The number of dissenting shares, as defined below, will be deducted from the stock consideration and will not be considered outstanding in making this calculation. In the event the volume weighted average of the closing price of CUB common stock determined to one-one hundredth of one cent over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the Acquisition (the “closing price”) deviates from $10.2731, the volume weighted average of the closing price of CUB common stock determined to one-one hundredth of one cent over the 20 trading-day period ending on December 7, 2011 (the “announcement price”), by more than 10% and less than 25%, the stock consideration will be increased or decreased pursuant to the formula set forth in the merger agreement. PC Bancorp stock options not exercised prior to the effective time of the Acquisition will be cancelled and CU Bancorp will pay the holder thereof cash equal to the positive difference, if any, of: (i) the product of (A) the closing price and (B) the per share stock consideration; and (ii) the per share option exercise price of the PC Bancorp stock option (subject to any required withholding of taxes).

The following table sets forth the per share merger consideration to be received for each share of PC Bancorp common stock at different closing prices and is provided for illustration purposes only and is based on an announcement price of $10.2731. Actual per share merger consideration may vary. You should carefully read the section of this joint proxy statement-prospectus entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Merger Consideration to the Shareholders of PC Bancorp” for more information, including the examples of the calculations with respect to the determination of the per share merger consideration.

Closing Price		Per Share Merger Consideration
$12.94	(1)	$11.30
$11.30		$11.21
$10.89		$10.80
$10.27		$10.19
$9.66		$9.59
$9.25		$9.17
$7.60	(2)	$9.06

(1)	At this price, the closing price is more than 125% of the announcement price and, therefore, either party may terminate the merger agreement without liability.
(2)	At this price, the closing price is less than 75% of the announcement price and, therefore, either party may terminate the merger agreement without liability.

The merger agreement provides that in the event the closing price is more than 125% of the announcement price or the closing price is less than 75% of the announcement price, then either of the parties may terminate the merger agreement without liability to the other party. Therefore, either party may terminate the agreement if the closing price is more than $12.84 or less than $7.70. In either event, if the parties determine to proceed with the transaction, the per share merger consideration will be determined in accordance with the formula set forth in the merger agreement. The determination to proceed with the transaction does not require separate shareholder approval. Please see “RISK FACTORS - The Parties May Decide to Proceed with the Acquisition in the event the Closing Prices exceeds the Limits which Give the Parties the Right to Terminate the Merger Agreement Without Having to Obtain Separate Shareholder Approvals” herein.

No fractional shares of CU Bancorp common stock will be issued pursuant to the merger agreement and in lieu thereof, each holder of PC Bancorp common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the closing price.

Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Structure of the Transaction,” and “- Merger Consideration to the Shareholders of PC Bancorp,” for additional information.

Q: What will PC Bancorp shareholders receive in this Acquisition?

A: For each share of PC Bancorp common stock you own, you will be entitled to receive the following: (i) the number of shares of CU Bancorp common stock equal to the stock consideration, 3,721,442, as may be adjusted, divided by the number of shares of PC Bancorp common stock issued and outstanding immediately prior to the effective time of the Acquisition (other than shares of PC Bancorp common stock held by PC Bancorp in its treasury or owned by CU Bancorp or any of CU Bancorp’s subsidiaries and other than shares of PC Bancorp common stock held by holders who perfect their dissenters’ rights under Chapter 13 of the California Corporations Code), and (ii) cash in lieu of any fractional shares calculated by multiplying the amount of the fractional interest by the closing price.

Q: How is the aggregate stock consideration to be paid to the PC Bancorp shareholders to be calculated?

A: The merger agreement provides that PC Bancorp shareholders are entitled to a pro-rata share of 3,721,442 shares of CU Bancorp common stock. The merger agreement further provides that in the event the “announcement price” (defined above) and the “closing price” (defined above) deviate from one another by more than 10% and less than or equal to 25%, the stock consideration will be adjusted in the following manner:

•

In the event the closing price is more than 110% of the announcement price, then the stock consideration will be adjusted and the adjusted stock consideration will be determined by dividing: (A) the product of (i) 3,721,442 shares of CU Bancorp common stock, (ii) the announcement price of $10.2731, and (iii) 110%; by (B) the closing price; and

•

In the event the closing price is less than 90% of the announcement price, then the stock consideration will be adjusted and the adjusted stock consideration will be determined by dividing: (A) the product of (i) 3,721,442 shares of CU Bancorp common stock, (ii) the announcement price of $10.2731, and (iii) 90%; by (B) the closing price.

Additionally, in the event the closing price is more than 125% of the announcement price or the closing price is less than 75% of the announcement price, then CU Bancorp, CUB, PC Bancorp, and PCB shall each have the right to terminate the merger agreement. However, if none of them exercise this termination right, the stock consideration will be adjusted and determined according to the formula above as if the closing price was 125% or 75% of the announcement price, as applicable.

The parties have determined the announcement price to be $10.2731. Therefore, if the closing price is more than $11.30, the adjusted stock consideration will be less than 3,721,442 shares and if the closing price is less than $9.25, the adjusted stock consideration will be greater than 3,721,442 shares, provided, however, that if the closing price is more than $12.84 or less than $7.70, any of the parties may terminate the merger agreement without liability. In either event, if the parties determine to proceed with the transaction, the per share merger consideration will be determined in accordance with the formula set forth in the merger agreement as if the closing price was 125% or 75% of the announcement price, as applicable. The determination to proceed with the transaction does not require separate shareholder approval. Please see “RISK FACTORS - The Parties

May Decide to Proceed with the Acquisition in the event the Closing Prices exceeds the Limits which Give the Parties the Right to Terminate the Merger Agreement Without Having to Obtain Separate Shareholder Approvals” herein.

Please read the section entitled, “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Merger Consideration to the Shareholders of PC Bancorp,” for additional information.

Q: Do shareholders have dissenters’ rights with respect to approval of the principal terms of the merger agreement?

A: Yes. Holders of CUB common stock and holders of PC Bancorp common stock have dissenters’ rights in accordance with the provisions of California Corporations Code Sections 1300, et. seq. With respect to voting, in order to exercise dissenters’ rights, a shareholder does not need to affirmatively vote against a proposal, but instead the shareholder need only not vote in favor of the proposal. However, a shareholder choosing to exercise his or her dissenters’ rights must also comply with the provisions of California Corporations Code Sections 1300, et. seq. Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Dissenters’ Rights of PC Bancorp Shareholders” and “- Dissenters’ Rights of CUB Shareholders” and Appendix C for additional information.

Q: Why is CUB adopting a bank holding company structure?

A: The board of directors of CUB believes that the bank holding company structure will result in a more flexible entity for purposes of growth and expansion into permissible nonbanking activities and is necessary to effectuate the Acquisition. The existence of a bank holding company will permit the Acquisition and ownership of other banks in California and certain other states and bank-related businesses. A bank holding company, by complying with the Bank Holding Company Act, as amended (the “BHCA”), may acquire and operate more than one bank and acquire and engage in bank-related businesses, where such acquisitions would serve the convenience and needs of the public. Please read the section entitled “CALIFORNIA UNITED BANK PROPOSAL NO. 1 - APPROVAL OF THE ADOPTION OF THE BANK HOLDING COMPANY FORM OF OWNERSHIP - Reasons for the Holding Company Reorganization,” for additional information.

Q: Why is CUB acquiring PC Bancorp?

A: The board of directors of CUB believes that shareholders will benefit from the Acquisition because the business potential for the combined companies exceeds what CUB could individually accomplish and that the similar and complementary financial products and services offered by CUB and PCB will contribute to enhanced future performance. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Background of the Transaction and CUB’s Reasons for the Acquisition of PC Bancorp and PCB,” for additional information.

Q: Why has the board of directors of PC Bancorp approved the strategic merger with CU Bancorp and CUB?

A: The board of directors of PC Bancorp has considered a number of available strategic options and, in the board’s opinion, none of these options, including remaining independent, is likely to create value for PC Bancorp’s shareholders that is greater than that created by the proposed transaction with CUB and CU Bancorp. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Background of the Transaction and PC Bancorp’s and PCB’s Reasons for the Approval of the Merger Agreement,” for additional information.

Q: Should I send in my certificates now?

A: No. You should NOT send in your stock certificates in the envelope provided for use in returning your proxy. You will be sent written instructions for exchanging your stock certificates only if the merger agreement and the transactions contemplated therein are approved and completed. CUB shareholders will NOT be required to send in or exchange their stock certificates representing shares of CUB common stock.

Q: What should I do now?

A: You should do two things:

First, after reading this joint proxy statement-prospectus, you should vote on the proposals contained herein. Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope in time to be represented at either the special meeting of CUB shareholders or the annual meeting of PC Bancorp shareholders. You may also vote by telephone or the Internet.

Second, if you are a PC Bancorp shareholder and do not own your shares through a brokerage firm which holds your shares in street name, you should immediately locate and make sure you have possession of the certificates evidencing your PC Bancorp common stock.

IF YOUR CERTIFICATE(S) FOR PC BANCORP COMMON STOCK IS/ARE LOST, STOLEN, OR DESTROYED, YOU ARE URGED TO IMMEDIATELY NOTIFY VIKTOR UEHLINGER, CORPORATE SECRETARY, PREMIER COMMERCIAL BANCORP, 2400 E. KATELLA AVENUE, SUITE 200, ANAHEIM, CA 92806, (714) 978-2400) SO THAT A “STOP TRANSFER” INSTRUCTION CAN BE PLACED ON YOUR SHARES OF PC BANCORP COMMON STOCK UNDERLYING YOUR LOST CERTIFICATE(S) TO PREVENT TRANSFER OF OWNERSHIP TO ANOTHER PERSON. PC BANCORP OR ITS TRANSFER AGENT WILL SEND YOU THE FORMS TO PERMIT THE ISSUANCE OF A REPLACEMENT CERTIFICATE(S).

Within four (4) business days after the later of the receipt of information from PC Bancorp’s transfer agent or the effective time of the Acquisition, the exchange agent for the Acquisition will mail to each holder of record of a PC Bancorp common stock certificate a letter of transmittal and instructions for use in effecting the surrender of the holder’s certificate(s).

Q: What happens if I do not return my proxy card or otherwise vote?

A: If you fail to execute and return your proxy card or otherwise vote, it will have the same effect as voting against the merger agreement and, in addition, if you are a shareholder of PC Bancorp, you will not be voting on the election of directors or the adjournment, if necessary, of the annual meeting.

Q: What risks should I consider before I vote on the bank holding company reorganization and/or merger?

A: The risks that you should consider in deciding how to vote on the merger agreement, the bank holding company reorganization and the Acquisition are explained in the section of this joint proxy statement-prospectus entitled “RISK FACTORS.” You are urged to read this section, as well as the rest of this joint proxy statement-prospectus, before deciding how to vote.

Q: How do CUB’s directors and executive officers plan to vote?

A: All of CUB’s directors and executive officers have committed to vote their shares “FOR” the bank holding company reorganization, the merger agreement and the Acquisition. CUB’s directors and executive officers collectively hold, as of the record date for the special meeting, 835,144 shares, or approximately 12.05% of CUB common stock eligible to vote. The affirmative vote of not less than a majority of CUB’s issued and outstanding shares of common stock eligible to vote is needed to approve the principal terms of the merger agreement, the bank holding company reorganization and the Acquisition.

Q: How do PC Bancorp’s directors and executive officers plan to vote?

A: All of PC Bancorp’s directors and executive officers have committed to vote their shares “FOR” the merger agreement and the transactions contemplated therein. PC Bancorp’s directors and executive officers collectively hold, as of the record date for the annual meeting, 1,360,280 shares, or approximately 36% of PC Bancorp common stock eligible to vote. The affirmative vote of not less than a majority of PC Bancorp’s issued and outstanding shares of common stock eligible to vote is needed to approve the principal terms of the merger agreement and the Acquisition.

Q: If I own shares in both CUB and PC Bancorp, should I vote only once?

A: No. If you own shares in both companies, you will receive separate proxy cards for each meeting. It is important that you vote at both meetings, so please complete, sign, date and return your proxy card as instructed by CUB and PC Bancorp, respectively.

Q: How may I obtain a separate set of proxy materials?

A: If you are a CUB or PC Bancorp shareholder and you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. CUB and PC Bancorp shareholders wishing to receive a separate set of proxy materials now or in the future may request the additional copies by email to awolman@californiaunitedbank.com, by facsimile to (818) 257-7703, or by calling (818) 257-7779. The proxy materials will also be available on CUB’s website at https://www.californiaunitedbank.com/ by clicking the tab “ABOUT CUB” and then navigating to “Investor Relations” under that tab. Copies of this joint proxy-statement-prospectus can also be obtained at the following website: http://viewproxy.com/californiaunitedbank/2012/specialmeeting/.

Q: Who can help answer my other questions?

A: If you want to ask any additional questions about the merger agreement, the bank holding company reorganization and the Acquisition, you should contact Ms. Anita Y. Wolman, General Counsel and Corporate Secretary, California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, California 91436, (818) 257-7700, or Mr. Kenneth J. Cosgrove, Chairman of the Board and Chief Executive Officer, Premier Commercial Bancorp, 2400 E. Katella Avenue, Suite 200, Anaheim, CA 92806, (714) 978-2400.

See also the section entitled “WHERE YOU CAN FIND MORE INFORMATION” immediately following this section.

WHERE YOU CAN FIND MORE INFORMATION

CUB common stock is registered with the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to Part 335 of the FDIC’s regulations, which incorporates certain of the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, CUB files quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K with the FDIC which can be obtained from the FDIC’s website at www2.fdic.gov/efr/. In addition, CUB files proxy statements that it distributes to its shareholders in connection with its shareholders meetings with the FDIC in accordance with the requirements of the Exchange Act.

This information is available without charge to you upon written or oral request. If you request any such documents, we will mail them to you by first class mail or other equally prompt means. CUB also posts its required securities fillings on its website at https://www.californiaunitedbank.com. You may obtain copies of these documents by going to CUB’s website and clicking “Investor Relations” under the “About CUB” tab.

For documents relating to CUB, direct requests to:

California United Bank

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Attention: Anita Y. Wolman

Email: awolman@californiaunitedbank.com

Telephone: (818) 257-7779

To obtain timely delivery before the shareholders’ meetings, you must request the information no later than [            ], 2012.

While information contained in the reports posted on CUB’s website or elsewhere on CUB’s website is not incorporated in, or otherwise a part of, this joint proxy statement-prospectus, you are nonetheless encouraged to read the information contained in these documents and in CUB’s other filings with the FDIC.

SUMMARY

This summary only highlights material information from this joint proxy statement-prospectus. You should carefully read this entire joint proxy statement-prospectus, including the appendices. These will give you a more complete description of the Agreement to Merge and Plan of Holding Company Formation, which is referred to in this joint proxy statement-prospectus as the “formation agreement” and the bank holding company reorganization of CUB proposed therein and the Agreement and Plan of Merger dated December 8, 2011, by and among CU Bancorp, CUB, PC Bancorp and PCB, which is referred to in this joint proxy statement-prospectus as the “merger agreement,” and the transactions proposed. You should also refer to the sections entitled “DESCRIPTION OF CALIFORNIA UNITED BANK AND CU BANCORP” and “INFORMATION ABOUT PREMIER COMMERCIAL BANCORP AND PREMIER COMMERCIAL BANK.”

General

This joint proxy statement-prospectus relates to the initial bank holding company reorganization of CUB and CU Bancorp, a California corporation formed at the direction of the board of directors of CUB to serve as a bank holding company for CUB, followed immediately thereafter by the Acquisition by CU Bancorp and CUB of PC Bancorp and PCB through a series of mergers pursuant to which CU Bancorp will merge with PC Bancorp with CU Bancorp surviving, followed immediately thereafter by the merger of PCB into CUB with CUB surviving. CUB, CU Bancorp, PC Bancorp and PCB believe that the Acquisition will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger Agreement (Pages      and     )

CUB and CU Bancorp

15821 Ventura Blvd., Suite #100

Encino, CA 91436

(818) 257-7700

CU Bancorp is a California corporation incorporated on November 16, 2011 at the direction of the board of directors of CUB to serve as bank holding company for CUB and to serve as a merger vehicle in connection with the Acquisition of PC Bancorp. Since the date of its incorporation, CU Bancorp has had no operations. Its activities have been limited to taking such actions as are necessary for the bank holding company reorganization of CUB and CU Bancorp.

CUB is a California state-chartered bank that serves the counties of Los Angeles, Ventura and Orange through its branches located in Encino, Los Angeles, Valencia, Gardena, Thousand Oaks and Simi Valley and loan production offices located in Irvine/Newport Beach and Glendale/San Gabriel Valley. Please read the section entitled “DESCRIPTION OF CALIFORNIA UNITED BANK AND CU BANCORP” for additional information about CUB.

PC Bancorp and PCB

2400 E. Katella Avenue, Suite 200

Anaheim, California 92806

(714) 978-2400

PC Bancorp is a bank holding company incorporated in California on March 25, 2004 and registered under the Bank Holding Company Act of 1956, as amended. PC Bancorp conducts operations through its wholly owned subsidiary, PCB. PC Bancorp acquired all of the outstanding shares of PCB on June 30, 2004. PC Bancorp and PCB are both headquartered in Anaheim, California at 2400 E. Katella Avenue.

PCB is a national banking association organized under the laws of the United States and serves primarily the Orange County area. PCB commenced business on November 28, 2001. It has branches in Anaheim and Irvine. Please read the section entitled “INFORMATION ABOUT PREMIER COMMERCIAL BANCORP AND PREMIER COMMERCIAL BANK” for additional information.

Annual/Special Shareholders’ Meetings (Page     )

CUB will hold its special shareholders’ meeting at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California, 91367 on Monday, July 23, 2012, at 10:00 a.m. (local time). At the special shareholders’ meeting, you will be asked to consider and vote on the approval of the formation agreement and the bank holding company reorganization of CUB contemplated therein, the merger agreement and the transactions contemplated therein, including the Acquisition of PC Bancorp and PCB, and granting discretionary authority if necessary to adjourn the special shareholders’ meeting. No other matters may properly come before the special meeting. You may vote at the CUB special shareholders’ meeting if you owned shares of CUB common stock at the close of business on the record date, which is June 1, 2012. On that date, CUB had 6,930,139 shares of common stock issued and outstanding and entitled to be voted. Approval of the bank holding company reorganization and the merger agreement requires the affirmative vote of at least a majority of the shares of CUB common stock outstanding on the record date. With respect to the proposal to adjourn the special meeting to solicit additional proxies, if necessary, a majority of the shares of CUB common stock represented and voting at the special meeting is required to approve the proposal. Please read the section entitled “THE CALIFORNIA UNITED BANK SPECIAL MEETING” for additional information.

PC Bancorp will hold an annual shareholders’ meeting at the office of Premier Commercial Bank located at 2400 E. Katella Avenue, Suite 125, Anaheim, California 92806 on Thursday, July 19, 2012, at 7:30 a.m. (local time). At the annual shareholders’ meeting, you will be asked to consider and vote on the election of directors, the approval of the principal terms of the merger agreement and granting discretionary authority if necessary, to adjourn the annual shareholders’ meeting. You may vote at the PC Bancorp annual shareholders’ meeting if you owned shares of PC Bancorp stock at the close of business on the record date, which is May 31, 2012. On that date, PC Bancorp had 3,750,376 shares of common stock issued and outstanding and entitled to be voted. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of at least a majority of the shares of PC Bancorp common stock outstanding on the record date. With respect to the election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be elected; votes against a nominee or withheld shall have no legal effect. With respect to the proposal to adjourn the annual meeting to solicit additional proxies, if necessary, a majority of the shares of PC Bancorp common stock represented and voting at the annual meeting is required to approve the proposal. Please read the section entitled “THE PREMIER COMMERCIAL BANCORP ANNUAL MEETING” for additional information.

The Bank Holding Company Reorganization (Page     )

The bank holding company reorganization will result in CUB becoming the wholly-owned subsidiary of CU Bancorp. In connection with the bank holding company reorganization, all outstanding shares of CUB common stock will be automatically converted into shares of CU Bancorp common stock and the shareholders of CUB will be deemed to be the shareholders of CU Bancorp. Please note that new stock certificates for CU Bancorp common stock will not be issued to you in connection with the bank holding company reorganization. The bank holding company reorganization is a condition to the closing of the Acquisition of PC Bancorp and PCB and will not occur without the approval of the shareholders of CUB. Therefore, if shareholders of CUB do not approval the formation agreement and the bank holding company reorganization, CUB cannot complete the Acquisition of PC Bancorp and PCB as this transaction is presently structured in the merger agreement. However, the merger agreement permits CUB and CU Bancorp to revise the structure of the Acquisition so long as, among other things, there is no adverse federal or state income tax consequences to PC Bancorp shareholders and the consideration to be paid to PC Bancorp’s shareholders is not thereby changed in kind, value or reduced in amount. If CUB’s shareholders do not approve the formation agreement and the bank holding company reorganization but approve the principal terms of the merger agreement and the Acquisition of PC Bancorp and PCB, CUB may restructure the transaction so as to permit the closing of the Acquisition without having first to reorganize into a bank holding company form of ownership. Any restructuring of the transaction, however, will ultimately involve the adoption of a bank holding company form of ownership, subject to regulatory approval. If the PC Bancorp shareholders do not approve the Acquisition, CUB may still complete the bank holding company reorganization subject to shareholder and regulatory approvals. There are also other conditions which must be met in order for the bank holding company reorganization and Acquisition to be completed. Please read the sections entitled “CALIFORNIA UNITED BANK PROPOSAL NO. 1 - APPROVAL OF THE ADOPTION OF THE BANK HOLDING COMPANY FORM OF OWNERSHIP” and “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Structure of the Transaction,” and “- The Merger Agreement,” for additional information.

The Acquisition of PC Bancorp and PCB (Page     )

Immediately following the bank holding company reorganization, CU Bancorp will acquire PC Bancorp through a series of two interim mergers pursuant to which PC Bancorp will first merge into CU Merger Sub II, a wholly owned subsidiary of CU Bancorp, with PC Bancorp surviving, followed immediately thereafter by the merger of PC Bancorp into CU Bancorp with CU Bancorp surviving. As a result of these mergers, the shareholders of PC Bancorp will exchange their shares of PC Bancorp common stock for CU Bancorp common stock and thereby become the shareholders of CU Bancorp based upon an exchange ratio calculated in accordance with the merger agreement. The closing of the Acquisition of PC Bancorp and PCB and will not occur without the approval of the shareholders of PC Bancorp and CUB. There are also other conditions which must be met in order for the Acquisition to be completed. Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Structure of the Transaction” and “- The Merger Agreement” for additional information.

The Merger Agreement (Page     )

The merger agreement is the legal document that contains the terms that govern the bank holding company reorganization and the Acquisition process, including the issuance of CU Bancorp common stock for shares of CUB common stock as a result of the bank holding company reorganization and the issuance of CU Bancorp common stock to the holders of PC Bancorp common stock (and cash in lieu of fractional shares) as a result of the Acquisition. Please read the entire merger agreement which is attached to this joint proxy statement-prospectus as Appendix B. CUB shareholders are also strongly encouraged to read the Agreement to Merge and Plan of Holding Company Formation attached as Exhibit B to the merger agreement and Appendix A to this joint proxy statement-prospectus. Also, please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement” for additional information.

Consideration to be Paid to PC Bancorp Shareholders (Page     )

When the Acquisition is completed, PC Bancorp shareholders who have not exercised dissenters’ rights will receive: (i) shares of CU Bancorp common stock in consideration for their shares of PC Bancorp common stock according to the exchange ratio specified in the merger agreement, and (ii) cash in lieu of fractional shares. Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Merger Consideration to the Shareholders of PC Bancorp” for additional information.

Regulatory Approvals (Page     )

CUB and CU Bancorp have filed an application with the Federal Reserve Board (the “FRB”) for approval of the bank holding company reorganization and the holding company merger. CUB and CU Bancorp have also filed additional applications with the California Department of Financial Institutions (the “DFI”) and the FDIC for approval of the bank holding company reorganization and the bank merger. On May 22, 2012, the DFI approved the bank holding company reorganization and the bank merger, subject to standard terms and conditions. On June 11, 2012, the FRB approved the bank holding company reorganization and the Acquisition of PC Bancorp and PCB and the FDIC approved the bank holding company reorganization and the bank merger, subject to standard conditions. As of the date of this joint-proxy statement/prospectus, the approval of the applicable federal and state banking authorities necessary to consummate the bank holding company reorganization, the Acquisition of PC Bancorp and PCB (including the holding company merger) and the bank merger have been received. The receipt of all required regulatory approvals is a condition to the closing of the various transactions, including the bank holding company reorganization and the Acquisition. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Regulatory Approvals,” for additional information.

Votes Required; Securities Held By Insiders (Page     )

Approval of the principal terms of the formation agreement and the principal terms of the merger agreement by the shareholders of CUB requires the affirmative vote of at least a majority of the outstanding shares, or 3,465,070 shares of CUB’s 6,930,139 issued and outstanding shares of common stock as of the record date for the special meeting. The failure to vote in person or by proxy, or an abstention from voting entirely, will have the same effect as voting against the bank holding company reorganization and the merger agreement. Please read the section entitled “THE CALIFORNIA UNITED BANK SPECIAL MEETING,” for additional information.

CUB’s directors and executive officers own approximately 835,144 shares, or approximately 12.05%, of CUB’s outstanding shares of common stock. CUB’s executive officers and directors have entered into separate agreements in which they have agreed, among other things, to vote “FOR” approval of the bank holding company reorganization and the merger agreement. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Director and Executive Officer Voting Agreements,” for additional information.

Approval of the merger agreement by the shareholders of PC Bancorp requires the affirmative vote of at least a majority of the outstanding shares, or 1,875,189 shares, of PC Bancorp’s 3,750,376 issued and outstanding shares of common stock as of the record date for the annual meeting. The failure to vote in person or by proxy, or an abstention from voting entirely, will have the same effect as voting against the merger agreement. Please read the section entitled “THE PREMIER COMMERCIAL BANCORP ANNUAL MEETING,” for additional information.

PC Bancorp’s directors and executive officers own approximately 1,360,280 shares, or approximately 36%, of PC Bancorp’s outstanding shares of common stock. PC Bancorp’s executive officers and directors have entered into separate agreements in which they have agreed, among other things, to vote “FOR” approval of the principal terms of the merger agreement. Please read the sections entitled “THE CALIFORNIA UNITED BANK SPECIAL MEETING” and “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Director and Executive Officer Voting Agreements” for additional information.

Recommendation of PC Bancorp’s Board of Directors on the Approval of the Merger Agreement (Page     )

On December 8, 2011, PC Bancorp’s board of directors unanimously approved the merger agreement. Moreover, they unanimously believe that the merger agreement’s terms are fair and in the best interests of PC Bancorp’s shareholders. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the principal terms of the merger agreement. The conclusions of PC Bancorp’s board of directors regarding the merger agreement are based upon a number of factors. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Background of the Transaction and Background of the Transaction and PC Bancorp’s and PCB’s Reasons for Approval of the Merger Agreement,” for additional information. PC Bancorp’s directors collectively hold, as of May 31, 2012, 1,360,280 shares, or approximately 36% of PC Bancorp common stock eligible to vote. All of PC Bancorp’s directors have committed to vote their shares “FOR” the Acquisition.

Opinion of PC Bancorp’s Financial Advisor (Page     )

In deciding to approve the merger, PC Bancorp’s and PCB’s boards of directors considered, among other things, the opinion of Vining Sparks IBG, LP, PC Bancorp’s and PCB’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by PC Bancorp’s shareholders as a result of the merger agreement and the transactions contemplated therein. The financial advisor determined that the merger agreement is fair to PC Bancorp’s shareholders from a financial point of view. The advisor’s written opinion is attached as Appendix D. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Opinion of PC Bancorp’s Financial Advisor,” for additional information.

Recommendation of CUB’s Board of Directors (Page     )

On December 8, 2011, CUB’s board of directors unanimously approved the bank holding company reorganization of CUB and the merger agreement and the transactions contemplated therein. Moreover, they unanimously believe that the merger agreement’s terms are fair and in the best interests of CUB’s shareholders. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the formation agreement and the bank holding company reorganization contemplated therein and “FOR” the proposal to approve the principal terms of the merger agreement and the Acquisition of PC Bancorp and PCB contemplated therein. The conclusions of CUB’s board of directors regarding the merger agreement are based upon a number of factors. Please read the sections entitled “CALIFORNIA UNITED BANK PROPOSAL NO. 1 - APPROVAL OF THE ADOPTION OF THE BANK HOLDING COMPANY FORM OF OWNERSHIP - Reasons for the Holding Company Reorganization” and “- CUB’s Reasons for the Acquisition of PC Bancorp and PCB,” for additional information. CUB’s directors collectively hold, as of June 1, 2012, 731,510 shares, or approximately 10.56%, of CUB common stock eligible to vote. All of CUB’s directors have committed to vote their shares “FOR” the merger agreement.

Opinion of CUB’s Financial Advisor (Page     )

In deciding to approve the merger, CU Bancorp’s and CUB’s boards of directors considered, among other things, the opinion of Hovde Financial, Inc., CU Bancorp’s and CUB’s financial advisor, regarding the fairness to CU Bancorp’s and CUB’s shareholders, from a financial point of view, of the consideration to be paid to PC Bancorp’s shareholders as a result of the merger agreement and the transactions contemplated therein. The financial advisor determined that the merger agreement is fair to CU Bancorp’s and CUB’s shareholders from a financial standpoint. The advisor’s written opinion is attached as Appendix E. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Opinion of CUB’s Financial Advisor,” for additional information.

Exchange of CUB Share Certificates Following the Holding Company Merger (Page     )

CUB stock certificates will automatically be deemed to be CU Bancorp stock certificates at the time of the bank holding company reorganization and will not need to be exchanged for new certificates bearing the name of CU Bancorp. Please read the section entitled “CALIFORNIA UNITED BANK PROPOSAL NO. 1 - APPROVAL OF THE ADOPTION OF THE BANK HOLDING COMPANY FORM OF OWNERSHIP - Conversion of CUB Common Stock Into and in Exchange for CU Bancorp Common Stock” for additional information.

Surrender of PC Bancorp Share Certificates and Payment of the Merger Consideration (Page     )

Holders of PC Bancorp stock certificates will need to surrender those certificates for cancellation to receive payment of the merger consideration. Upon surrender, the holder will be entitled to receive the merger consideration consisting of: (i) shares of CU Bancorp common stock according to the exchange ratio described in the merger agreement; and (ii) cash in lieu of fractional shares. Shortly after completing the holding company merger, it is intended that the exchange agent for the Acquisition will send PC Bancorp’s shareholders detailed instructions on how to surrender their shares. Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Merger Consideration to the Shareholders of PC Bancorp” and “- Surrender of Certificates and Payment of the Merger Consideration to the Shareholders of PC Bancorp,” for additional information.

Conditions to Closing the Acquisition (Page     )

In addition to shareholder approval, CU Bancorp’s, CUB’s, PC Bancorp’s and PCB’s obligations to close the Acquisition depend on other conditions being met prior to the completion of the Acquisition. Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Conditions to Both Parties’ Obligations Under the Merger Agreement,” “- Conditions to CUB’s and CU Bancorp’s Obligations Under the Merger Agreement,” and “- Conditions to PCB’s and PC Bancorp’s Obligations Under the Merger Agreement,” for additional information.

Closing the Acquisition (Page     )

If shareholder approval is received as planned, and if the conditions to the Acquisition have either been met or waived, we anticipate that the Acquisition will close on or about July 31, 2012 or soon thereafter. However, we cannot assure you whether or when the Acquisition will actually close. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Closing; Effective Time,” for additional information.

Termination of the Merger Agreement (Page     )

The parties can mutually agree to terminate or extend the merger agreement. Either party can terminate the merger agreement in the event of a material breach or the occurrence of certain other events.

CU Bancorp, CUB, PC Bancorp and PCB have agreed that in the event the merger agreement is terminated because of a material breach by a party the non-breaching party will be entitled to receive $250,000 from the breaching party. CUB has also agreed to pay to PC Bancorp a fee of $500,000 in the event that CUB enters into a definitive agreement relating to a transaction or series of transactions or consummates such a transaction or series of transactions which impairs its ability to consummate the Acquisition of PC Bancorp and PCB within twelve months after terminating the merger agreement as a result of or in connection with such transaction or series of transactions. The parties have also agreed that PC Bancorp will pay CUB a fee of $1,000,000 in the event either (i) the merger agreement is terminated because PC Bancorp accepts and thereafter enters into a definitive agreement with respect to a superior proposal or its board fails to recommend, withdraws its recommendation or modifies its recommendation of the merger agreement in a manner that is adverse to CUB after receipt of a superior proposal; or (ii) within twelve (12) months following termination of the merger agreement for a non-cured breach of any representation, warranty or covenant by PC Bancorp or the failure of PC Bancorp’s shareholder to approve the principal terms of the merger agreement after PC Bancorp has received another acquisition transaction proposal, PC Bancorp enters into a definitive agreement with respect to, or otherwise consummates, another acquisition transaction. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Effect of Termination” for additional information.

Federal Income Tax Consequences (Page     )

The Acquisition is intended to qualify as a reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code. CUB shareholders will not recognize any gain or loss upon the conversion of their CUB common stock into shares of CU Bancorp common stock. CUB shareholders who dissent and receive cash for their dissenting shares will recognize gain or loss to the extent the amount of cash received exceeds or is less than their tax basis in their CUB common stock. Notwithstanding however, if dissenters’ rights are perfected and exercised with respect to more than 10% of the outstanding shares of PC Bancorp common stock, the Acquisition may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

PC Bancorp shareholders will not recognize gain or loss upon the exchange of their shares of PC Bancorp common stock for shares of CU Bancorp common stock. However, PC Bancorp shareholders will recognize gain with respect to cash received, if any, in lieu of fractional share interests to the extent the amount of cash received. PC Bancorp shareholders who dissent and receive cash for their dissenting shares will recognize gain or loss to the extent the amount of cash received exceeds or is less than their tax basis in their PC Bancorp common stock.

For a more complete discussion of the federal income tax consequences of the Acquisition, you should carefully read the discussion in the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Federal Income Tax Consequences,” herein. Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of the Acquisition to you will depend upon your own situation. You should also consult your tax advisor concerning all state, local and foreign tax consequences of the Acquisition.

Accounting Treatment (Page     )

CU Bancorp and CUB must account for the Acquisition using the purchase method of accounting. Under this method of accounting, the assets and liabilities of PCB and PC Bancorp acquired are recorded at their respective fair value as of completion of the Acquisition, and are added to those of CU Bancorp and CUB. Financial statements of the acquiring company issued after the Acquisition takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired. Please read the section entitled “JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT - Accounting Treatment of the Transaction” for additional information.

CU Bancorp’s and CUB’s Management and Operations After the Acquisition (Page     )

At the effective time of the Acquisition, the executive officers and directors of CU Bancorp and CUB immediately prior to the effective time will be the executive officers and directors of CU Bancorp and CUB, respectively; provided, however, that Robert C. Bills and Ronald W. Jones, both of whom currently serve on the board of directors of CU Bancorp and CUB, have provided written notification of their intent to retire as directors of both CU Bancorp and CUB to be effective as of the close of the Acquisition. Mr. Bills currently is the Chairman of the Compensation, Nomination and Corporate Governance Committee and Mr. Jones previously served as the Audit Committee expert and Chairman of the Audit Committee. Both Mr. Bills and Mr. Jones have served on and have meaningfully contributed to CUB’s board of directors since its organization. Additionally, effective at the closing of the Acquisition, Kenneth J. Cosgrove and Robert Matranga will join the boards of directors of CU Bancorp and CUB to serve until their respective successors are duly elected or appointed and qualified, provided, however, that if Mr. Cosgrove and/or Mr. Matranga cannot or is not willing to serve on the board of directors of CU Bancorp or CUB, their board positions will be filled first by Ron Thon followed by Mel Smith. Please read the sections entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Certain Effects of the Merger” and “- Interests of Directors and Officers in the Transaction,” for additional information.

Differences in Your Rights as a Shareholder of CUB (Page     )

As a CUB shareholder, your rights are currently governed by CUB’s Articles of Incorporation and Bylaws and by the California Financial Code and the California Corporations Code. If you do not exercise your dissenters’ rights, your shares of CUB common stock will be automatically converted into shares of CU Bancorp common stock and you will become a CU Bancorp shareholder. Consequently, your rights as a CU Bancorp shareholder will be governed by CU Bancorp’s Articles of Incorporation and Bylaws and by the California Corporations Code. Therefore, the rights of CU Bancorp shareholders differ from the rights of CUB shareholders in certain respects. Please read the section entitled “COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CU BANCORP, CUB AND PC BANCORP” for additional information.

Differences in Your Rights as a Shareholder of PC Bancorp (Page     )

As a PC Bancorp shareholder, your rights are currently governed by PC Bancorp’s Articles of Incorporation and Bylaws and by the California Corporations Code. If you do not exercise your dissenters’ rights, your shares of PC Bancorp common stock will be automatically converted into the right to receive your pro rata share of the merger consideration, which will consist of: (i) the number of shares of CU Bancorp common stock that you are entitled to pursuant to the exchange ratio determined in accordance with the merger agreement; and (ii) cash in lieu of any fractional shares. Consequently, your rights as a CU Bancorp shareholder will be governed by CU Bancorp’s Articles of Incorporation and Bylaws and by the California Corporations Code. Therefore, the rights of CU Bancorp shareholders differ from the rights of PC Bancorp shareholders in certain respects. Please read the section entitled “COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CU BANCORP, CUB AND PC BANCORP” for additional information.

CUB Dissenters’ Rights (Page     )

CUB shareholders do not have dissenters’ rights in regards to the bank holding company reorganization. CUB shareholders do have dissenters’ rights with respect to approval of the principal terms of the merger agreement and the Acquisition of PC Bancorp. In order to perfect dissenters’ rights, a shareholder of CUB common stock must do the following:

•	make a timely written demand upon CUB for purchase in cash of his or her shares at their fair market value as of December 8, 2011 which demand includes:
•	the number and class of the shares held of record by him or her that he or she demands upon CUB, and
•	what he or she claims to be the fair market value of his or her shares as of December 8, 2011;
•	have his or her demand received by CUB within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;
•	not vote in favor of the principal terms of the merger agreement;
•	submit certificates representing his or her shares for endorsement in accordance with Section 1302 of the California Corporations Code; and
•	comply with such other procedures as are required by the California Corporations Code.

If dissenters’ rights are properly perfected, such dissenter has the right to cash in the amount equal to the fair market value, as determined by CUB, or, if required, by a court of law, of their shares of CUB common stock as of December 8, 2011, the business day immediately preceding the announcement of the Acquisition. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Dissenters’ Rights of CUB Shareholders” and Appendix C for additional information.

PC Bancorp Dissenters’ Rights (Page     )

In order to perfect dissenters’ rights, a shareholder of PC Bancorp common stock must do the following:

•	make a timely written demand upon PC Bancorp for purchase in cash of his or her shares at their fair market value as of December 8, 2011 which demand includes:
•	the number and class of the shares held of record by him or her that he or she demands upon PC Bancorp, and

•	what he or she claims to be the fair market value of his or her shares as of December 8, 2011;
•	have his or her demand received by PC Bancorp within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;
•	not vote in favor of the principal terms of the merger agreement;
•	submit certificates representing his or her shares for endorsement in accordance with Section 1302 of the California Corporations Code; and
•	comply with such other procedures as are required by the California Corporations Code.

If dissenters’ rights are properly perfected, such dissenter has the right to cash in the amount equal to the fair market value, as determined by PC Bancorp, or, if required, by a court of law, of their shares of PC Bancorp common stock as of December 8, 2011, the business day immediately preceding the announcement of the Acquisition. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Dissenters’ Rights of PC Bancorp Shareholders” and Appendix C for additional information.

If dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of PC Bancorp’s outstanding shares, then CU Bancorp and CUB have the option to terminate the merger agreement. Please see “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Conditions to CUB’s and CU Bancorp’s Obligations Under the Merger Agreement” herein.

Resale of CU Bancorp Common Stock by Former CUB Shareholders and PC Bancorp Shareholders (Page     )

CU Bancorp common stock that CUB and PC Bancorp shareholders receive as a result of the Acquisition and the bank holding company reorganization will be freely transferable, unless you are considered an affiliate of CU Bancorp, PC Bancorp or PCB. Please refer to the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Resale of CU Bancorp Common Stock” for additional information.

CUB SELECTED FINANCIAL DATA

The following tables set forth selected historical financial and other data of CUB for the periods and as of the dates indicated. The historical financial data as of and for each of the years ended December 31, 2011, 2010, 2009, 2008 and 2007 have been derived in part from CUB’s audited financial statements and related notes included with this joint proxy statement/prospectus. The information as of and for the three months ended March 31, 2012 is unaudited. However, in the opinion of management of CUB, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2012 are not necessarily indicative of a full year’s operations. This information should be read in conjunction with “MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CALIFORNIA UNITED BANK” and CUB’s audited financial statements as of and for the years ended December 31, 2011 and 2010 and CUB’s unaudited financial statements as of and for the three months ended March 31, 2012 and 2011 included herewith.

	As of and for the Three Months	As of and for the Year ended December 31,
(Dollars in thousands except per share and other data)	Ended March 31, 2012	2011	2010	2009	2008	2007
Statements of Operations:
Interest income	$7,478	$28,756	$20,566	$20,131	$17,158	$14,668
Interest expense	239	1,316	2,191	2,537	4,046	4,527

Net interest income	7,239	27,440	18,375	17,594	13,112	10,141
Provision for loan losses	—	1,442	2,542	3,461	1,185	730

Net interest income after provision for loan losses	7,239	25,998	15,833	14,133	11,927	9,411
Non-interest income	622	2,362	1,111	533	(353)	405
Non-interest expense	6,905	25,746	20,370	13,297	11,961	9,787

Net income (loss) from bank operations	956	2,614	(3,426)	1,369	(387)	29

Provision for income tax (benefit)	450	1,147	(1,143)	624	(2,280)	—

Net Income (Loss)	$506	$1,467	$(2,283)	$745	$1,893	$29

Per Share and Other Data:
Basic income (loss) per share	$0.08	$0.23	$(0.45)	$0.15	$0.39	$0.01
Diluted income (loss) per share	0.07	0.22	(0.45)	0.15	0.37	0.01
Book value per share (at period-end)(1)	$11.76	$11.63	$11.32	$11.26	$11.48	$10.97
Weighted average shares outstanding—Basic	6,713,000	6,460,104	5,110,901	4,955,637	4,903,923	4,862,272
Weighted average shares outstanding—Diluted	6,834,000	6,635,862	5,110,901	5,009,019	5,002,286	5,128,987

Balance Sheet Data:
Investment securities available-for-sale	$107,199	$114,091	$96,174	$107,246	$107,369	$44,930
Investment securities held-to-maturity	—	—	—	5,993	—	—
Loans, net	445,736	481,765	415,403	258,668	228,999	159,557
Total Assets	867,554	800,204	756,284	456,737	379,254	260,049
Total Deposits	760,853	690,756	657,967	346,291	245,678	191,032
Noninterest-bearing deposits	423,928	381,492	277,783	102,360	83,366	46,765
Interest-bearing deposits	336,925	309,264	380,184	243,931	162,312	144,267
Securities sold under agreements to repurchase	23,262	26,187	22,862	45,137	16,662	6,264

	As of and for the Three Months	As of and for the Year Ended December 31,
(Dollars in thousands except per share and other data)	Ended March 31, 2012	2011	2010	2009	2008	2007
Federal Home Loan Bank borrowings—Short Term	—	—	—	—	45,000	—
Federal Home Loan Bank borrowings—Long Term	—	—	5,545	8,000	13,000	8,000
Shareholders’ equity	$81,588	$80,844	$67,274	$55,902	$56,643	$53,275

Selected Financial Ratios
Net Income/(Loss) as a percentage of Average Assets(2)	0.24%	0.19%	(0.42)%	0.18%	0.61%	0.01%
Return on Average Equity(3)	2.49%	1.91%	(3.86)%	1.29%	3.37%	0.06%
Cash dividends per common share	—	—	—	—	—	—
Tangible Equity to Asset Ratio(4)	8.66%	9.30%	7.94%	12.24%	14.94%	20.49%

Credit Quality Data
Allowance for loan loss	$7,512	$7,495	$5,860	$4,753	$3,205	$2,020
Allowance for loan loss as a % of total loans	1.66%	1.53%	1.39%	1.80%	1.38%	1.25%
Allowance for loan loss as a % of total loans (excluding loans acquired from the acquisition of California Oaks State Bank)	1.77%	1.75%	1.75%	1.80%	1.38%	1.25%
Non Performing Loans	$5,982	$6,150	$9,575	$5,128	$—	$—
Net (Recoveries)/Charge-offs	(17)	(193)	1,435	1,913	—	—
Total Non Performing Assets	9,094	9,494	10,742	5,128	—	—

Regulatory Capital Ratios
Tier 1 Leverage Ratio	8.7%	9.0%	9.5%	12.7%	15.8%	21.4%
Tier 1 Risk-Based Capital Ratio	12.4%	11.9%	11.0%	16.3%	18.9%	24.9%
Total Risk-Based Capital Ratio	13.6%	13.1%	12.1%	17.5%	20.0%	25.9%

(1)

Book value (at period-end) is calculated by dividing shareholders’ equity of $81,588,000 by the total number of shares outstanding (6,938,717 shares) at March 31, 2012, shareholders’ equity of $80,844,000 by the total number of shares outstanding (6,950,098 shares) at December 31, 2011, shareholders’ equity of $67,274,000 by the total number of shares outstanding (5,942,636 shares) at December 31, 2010 (the number of shares at December 31, 2010 includes actual shares of 5,244,688 and 697,948 shares legally required to be distributed to shareholders of California Oaks State Bank, or COSB), shareholders’ equity of $55,902,000 by the total number of shares outstanding (4,962,939 shares) at December 31, 2009, shareholders’ equity of $56,643,000 by the total number of shares outstanding (4,934,939 shares) at December 31, 2008 and shareholders’ equity of $53,275,000 by the total number of shares outstanding (4,866,010 shares) at December 31, 2007.

(2)

Net income (loss) as a percentage of average assets is calculated by dividing the net income (loss) by the average assets for the period. The average assets used in the calculations were based on the daily average outstanding assets of CUB for the years ending December 31, 2011, 2010, 2009, 2008 and 2007. Net income for the period ended March 31, 2012 is annualized.

(3)

Return on Average Equity is calculated by dividing CUB’s net income (loss) by the average equity for the period. The average equity used in the calculations was based on the daily average outstanding equity of CUB for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and the period ended March 31, 2012. Net income for the period ended March 31, 2012 is annualized.

(4)	The tangible equity to assets ratio was calculated by dividing CUB’s shareholders’ equity less goodwill and core deposit intangible by CUB’s total tangible assets for the appropriate period.

PC BANCORP SELECTED FINANCIAL DATA

The following tables set forth selected historical consolidated financial and other data of PC Bancorp for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years ended December 31, 2011, 2010, 2009, 2008 and 2007 have been derived in part from PC Bancorp’s audited consolidated financial statements and related notes included with this joint proxy statement/prospectus. The information as of and for the three months ended March 31, 2012 is unaudited. However, in the opinion of management of PC Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected consolidated operating data presented below for the three months ended March 31, 2012 are not necessarily indicative of a full year’s operations. This information should be read in conjunction with “MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PREMIER COMMERCIAL BANCORP” and PC Bancorp’s audited consolidated financial statements as of and for the years ended December 31, 2011 and 2010 and PC Bancorp’s unaudited consolidated financial statements as of and for the three months ended March 31, 2012 and 2011 included herewith.

	As of and for the Three Months Ended March 31,	As of the Year Ended December 31
	2012	2011	2010	2009	2008	2007
	(dollars in thousands except per share data)
Statements of Income:
Interest income	$4,418	$17,481	$17,932	$20,079	$21,832	$23,462
Interest expense	1,086	5,230	5,698	6,888	8,731	10,334
Net interest income	3,332	12,251	12,234	13,191	13,101	13,128
Provision for loan losses	512	2,284	1,925	4,012	725	500
Net interest income after provision for loan losses	2,820	9,968	10,309	9,179	12,376	12,628
Non-interest income	672	4,887	1,825	2,498	2,501	4,563
Non-interest expense	2,840	14,299	11,228	11,421	12,381	13,283

Net income before provision income taxes	652	555	906	256	2,496	3,908
Income from discontinued operations, net of taxes	—	—	—	—	—	1,098
Provision for income tax expense	249	142	299	32	955	1,557

Net income	$403	$413	$607	$224	$1,541	$3,449

Per Share and Other Data:
Basic earnings per common share	$0.11	$0.11	$0.17	$0.07	$0.45	$1.02
Diluted earnings per common share	0.11	0.11	0.16	0.06	0.41	0.92
Book value per share (at period-end)(1)	$11.02	$10.87	$10.99	$11.01	$10.95	$10.48
Average number of shares outstanding, basic	3,729,604	3,648,386	3,552,400	3,444,703	3,405,166	3,370,511
Average number of shares outstanding, diluted	3,778,579	3,797,909	3,691,897	3,606,425	3,721,885	3,730,728
Balance Sheet Data:
Investment securities available-for-sale	$45,317	$48,224	$39,260	$12,388	$13,210	$9,280
Investment securities held-to-maturity	1,182	1,182	1,942	2,482	4,212	5,438
Loans, net	295,463	306,823	304,568	327,645	352,060	292,591
Total Assets	564,155	450,827	433,230	367,808	405,532	357,154
Non-interest bearing deposits	113,869	81,691	80,691	63,151	56,890	71,699
Federal Home Loan Bank borrowings	—	—	—	23,000	50,000	15,000
Total shareholders’ equity	41,098	40,455	39,395	38,107	37,368	35,441
Financial Ratios:
Net income as a percentage of average assets(2)	0.35%	0.09%	0.15%	0.06%	0.42%	0.21%
Return on average equity(3)	3.97%	1.01%	1.54%	0.59%	4.18%	2.10%
Dividend payout ratio	0%	0%	0%	0%	0%	0%

	As of and for the Three Months Ended March 31,	As of the Year Ended December 31
	2012	2011	2010	2009	2008	2007
	(dollars in thousands except per share data)
Equity to assets ratio(4)	7.28%	8.97%	9.09%	10.36%	9.21%	9.92%
Credit Quality:
Allowance for loan losses	$7,908	$7,621	$7,806	$7,151	$4,285	$3,560
Allowance as a % of total loans	2.61%	2.42%	2.50%	2.14%	1.20%	1.20%
Non-performing loans	6,980	6,694	8,488	6,642	—	—
Net charge-off’s	$225	$2,469	$1,270	$1,146	$—	$—
Regulatory Capital Ratios:
Tier 1 Leverage ratio	11.47%	11.40%	12.50%	12.40%	12.70%	13.60%
Tier 1 Risk-based capital ratio	15.24%	14.70%	14.40%	13.80%	12.50%	13.80%
Total Risk-based capital ratio	16.50%	16.00%	15.70%	15.10%	13.70%	15.10%

(1)

Book value is calculated by dividing shareholders’ equity of $41,098,000 by the total number of shares outstanding (3,730,028 shares) at March 31, 2012, shareholders’ equity of $40,455,000 by the total number of shares outstanding (3,721,335 shares) at December 31, 2011, $39,395,000 by the total number of shares outstanding (3,584,349 shares) at December 31, 2010, $38,107,000 by the total number of shares outstanding (3,461,547 shares) at December 31, 2009, $37,368,000 by the total number of shares outstanding (3,414,186 shares) at December 31, 2008, and $35,441,000 by the total number of shares outstanding (3,382,631 shares) at December 31, 2007.

(2)

Net income as a percentage of average assets is calculated by dividing the net income by the average assets for the period. The average assets used in the calculations were based on the daily average outstanding assets of PC Bancorp for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. Net income for the period ended March 31, 2012 is annualized.

(3)

Return on Average Equity is calculated by dividing PC Bancorp’s net income by the average equity for the period. The average equity used in the calculations was based on the daily average outstanding equity of PC Bancorp for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and the period ended March 31, 2012. Net income for the period ended March 31, 2012 is annualized.

(4)	The equity to assets ratio was calculated by dividing PC Bancorp’s shareholders equity by PC Bancorp’s total assets for the appropriate period.

RISK FACTORS

In addition to the other information included in this joint proxy statement-prospectus, including the matters addressed in “A WARNING ABOUT FORWARD-LOOKING STATEMENTS,” you should carefully consider the matters described below in determining whether to approve the principal terms of the merger agreement and the transactions contemplated therein (i.e. the bank holding company reorganization and the Acquisition).

Risks Relating to the Holding Company Reorganization and the Acquisition

The Bank Holding Company Reorganization Will Result in Greater Reliance on the Board and Management of CU Bancorp, as the surviving bank holding company, than as a Stand-Alone Bank.

The bank holding company reorganization would provide the board of directors and management of the surviving bank holding company, CU Bancorp, with greater flexibility in connection with corporate governance and business operations. For example, the bank holding company structure allows for acquisitions of banks or other financial institutions separate from the surviving bank, CUB, and provides more flexibility in raising capital for the bank holding company, the surviving bank or any future subsidiary. In addition, the bank holding company may include certain provisions in its articles of incorporation, such as a classified board of directors, that the surviving bank could not include in its articles of incorporation. This greater flexibility would increase the reliance on the judgments and actions of the board and management of the surviving bank holding company to achieve effective corporate governance and to operate its business.

CUB and PC Bancorp Shareholders Will Experience Significant Dilution as a Result of the Payment of the Merger Consideration to PC Bancorp Shareholders in the Form of Shares of Common Stock of CU Bancorp.

In connection with the Acquisition, the shareholders of PC Bancorp will receive shares of common stock of CU Bancorp in exchange for their shares of common stock of PC Bancorp pursuant to the exchange ratio specified in the merger agreement. Additionally, all outstanding shares of CUB common stock will be converted to CU Bancorp common stock as a result of the bank holding company reorganization. As a consequence of the conversion of CUB common stock to CU Bancorp common stock and the issuance of shares of CU Bancorp common stock to the shareholders of PC Bancorp, the shareholders of CUB and PC Bancorp will both experience significant dilution in their ownership percentage in the surviving bank holding company following the Acquisition.

PC Bancorp Shareholders Cannot Be Sure of the Market Value of the CU Bancorp Common Stock They Will Receive in the Acquisition.

In consideration for the surrender of their shares of PC Bancorp common stock, shareholders of PC Bancorp will receive shares of the common stock of CU Bancorp according to the exchange ratio specified in the merger agreement. The total merger consideration is variable depending on the timing of consummation of the merger agreement, which provides that the exchange ratio dictating the number of shares of CU Bancorp common stock to be received in exchange for each share of PC Bancorp common stock may be required to be adjusted in accordance with changes in the market value of CUB common stock over the 20 trading-day period ending on the 10th day preceding the effective time of the Acquisition related to their percentage ownership in the constituent entities prior to the Acquisition.

Because of the variables affecting the exchange ratio of CU Bancorp common stock, you will not know in advance either the number of shares of CU Bancorp common stock or the value of the shares of CU Bancorp common stock that you may receive until the Acquisition is completed. Please read the sections entitled “JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT - Merger Consideration to the Shareholders of PC Bancorp.”

The Parties May Decide to Proceed with the Acquisition in the event the Closing Prices exceeds the Limits which Give the Parties the Right to Terminate the Merger Agreement Without Having to Obtain Separate Shareholder Approvals.

The merger agreement provides for a “cap” and a “collar” which is designed to preserve the value of the transaction for the shareholders of CUB and for the shareholders of PC Bancorp. Accordingly, the aggregate stock consideration will be adjusted based upon certain formulas in the event the closing price deviates from the announcement price of $10.2731 by more than 10.0% and less than or equal to 25%. Additionally, in the event the closing price is more than $12.84 (125% of the announcement price) or less than $7.70 (75% of the announcement price), then CU Bancorp, CUB, PC Bancorp, and PCB shall each have the right to terminate the merger agreement. However, if none of them exercise this termination right, the stock consideration will be adjusted and determined according to the aforementioned formula as if the closing price was 125% or 75% of the announcement price, as applicable. The determination to proceed with the transaction in the event the closing price is greater than $12.84 will reduce the value of the transaction to PC Bancorp shareholders and the determination to proceed with the transaction in the event the closing price is less than $7.70 will reduce the value of the transaction to CUB shareholders. The determination whether or not to exercise their respective termination rights in either of these events is left to the discretion of their respective boards and the merger agreement does not require that this determination be approved or otherwise ratified by their respective shareholders.

Acquisitions Involve Risk.

Acquisitions involve a number of risks inherent in assessing the values, strengths, weaknesses and profitability of acquisition candidates, including adverse short-term effects of acquisitions on operating results; diversion of management’s attention; dependence on retaining key personnel; and risks associated with unanticipated problems, including unanticipated expenses. In addition, the Acquisition’s success will depend in part on the ability of CUB and CU Bancorp to integrate the operations and assets of PC Bancorp and PCB and capitalize on synergies to achieve expected cost savings.

If CU Bancorp is unable to successfully integrate the businesses of CUB and PCB, operating results may suffer. CUB and PCB have operated and, until completion of the Acquisition, will continue to operate independently of one another. It is possible that the integration process could result in the loss of key employees, disruption of CUB’s and PCB’s ongoing business or inconsistencies in standards, controls, policies or procedures. These could negatively affect both CUB’s and PCB’s ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the Acquisition within the time period expected, if at all. As with any merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors.

CUB’s Lack of Operating Experience in Orange County May Adversely Impact CUB’s Ability to Successfully Compete in this New Market Area.

The Acquisition expands CUB’s market area. Currently CUB has no branches and only one loan production office located in Orange County. Although, following the Acquisition, CUB intends to retain the services of Stephen Pihl, Executive Vice President and Chief Credit Officer of PCB, and Viktor Uehlinger, Executive Vice President and Chief Financial Officer of PCB (although Messrs Pihl and Uehlinger will serve in different positions with CUB after than merger than currently held with PCB), to add Kenneth Cosgrove, Chairman and Chief Executive Officer of PC Bancorp and PCB, and Robert Matranga, director of PC Bancorp and PCB, to the boards of directors of CU Bancorp and CUB, and to enhance a regional advisory board composed of, among others, some of the former directors of PC Bancorp, there is a risk that the general lack of knowledge and experience by CUB’s existing management with respect to Orange County could result in a loss of customers in this new market area, that CUB may not adequately address this new market in terms of the products and services CUB proposes to offer, or that CUB may be unable to successfully compete with institutions already established within this market area.

The Merger Agreement Does not Require that the Fairness Opinion of PC Bancorp’s Financial Advisor be Updated as a Condition to the Completion of the Merger.

On December 7, 2011, PC Bancorp’s financial advisor, Vining Sparks IBG, LP, presented its opinion to the PC Bancorp board of directors as to the fairness of the merger consideration to the shareholders of PC Bancorp from a financial point of view. As of such date, in the opinion of Vining Sparks IBG, LP, the merger consideration was fair to the shareholders of PC Bancorp from a financial point of view. The merger agreement does not require that the fairness opinion of Vining Sparks IBG, LP be updated as a condition to the completion of the Acquisition, and PC Bancorp does not intend to request that the opinion be updated. As such, the fairness opinion does not reflect any changes that may occur or may have already occurred after December 7, 2011 to the operations and prospects of PC Bancorp or PCB, general market and economic conditions and other factors that may affect the relative values of PC Bancorp and PCB. As a result, PC Bancorp shareholders should be aware that the opinion of Vining Sparks IBG, LP does not address the fairness of the merger consideration at any time other than as of December 7, 2011. There have been no material changes in PC Bancorp’s operations, performance, or in any of the projections or assumptions upon which Vining Sparks IBG, LP based its opinion as to the fairness of the merger consideration to the shareholders of PC Bancorp from a financial point of view and, although no assurances can be given, no such material changes are anticipated to occur before PC Bancorp’s annual meeting of shareholders. Please refer to the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Opinion of PC Bancorp’s Financial Advisor” for more information. The full text of Vining Sparks IBG, LP’s opinion is attached as Appendix D to this joint proxy statement-prospectus.

The Merger Agreement Does not Require that the Fairness Opinion of CUB’s Financial Advisor be Updated as a Condition to the Completion of the Merger.

On December 8, 2011, CUB’s financial advisor, Hovde Financial, Inc., presented its opinion to the CUB board of directors as to the fairness to the CUB shareholders of the merger consideration to be paid to the PC Bancorp shareholders from a financial point of view. As of such date, in the opinion of Hovde Financial, Inc., the merger consideration was fair to the shareholders of CUB from a financial point of view. The merger agreement does not require that the fairness opinion of Hovde Financial, Inc. be updated as a condition to the completion of the Acquisition, and CUB does not intend to request that the opinion be updated. As such, the fairness opinion does not reflect any changes that may occur or may have already occurred after December 8, 2011 to the operations and prospects of CU Bancorp and CUB, general market and economic conditions and other factors that may affect the relative values of CU Bancorp and CUB. As a result, CUB shareholders should be aware that the opinion of Hovde Financial, Inc. does not address the fairness of the merger consideration at any time other than as of December 8, 2011. There have been no material changes in CUB’s operations, performance, or in any of the projections or assumptions upon which Hovde Financial, Inc. based its opinion as to the fairness of the merger consideration to be paid to the shareholders of PC Bancorp from a financial point of view and, although no assurances can be given, no such material changes are anticipated to occur before CUB’s special meeting of shareholders. Please refer to the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Opinion of CUB’s Financial Advisors” for more information. The full text of Hovde Financial, Inc.’s opinion is attached as Appendix E to this joint proxy statement-prospectus.

Because the Financial Advisors have Received or Will Receive Compensation in Connection with the Acquisition, the Financial Advisors Have Inherent Conflicts of Interest that Favor the Consummation of the Acquisition.

Hovde, CUB’s, financial advisor in connection with the proposed Acquisition, has received payment of $30,000 for its fairness opinion and $6,556 in expense reimbursements and it is anticipated that Hovde will receive additional fees and consideration approximating $780,000 upon consummation of the proposed Acquisition of PC Bancorp and PCB. Vining Sparks, PC Bancorp’s financial advisor in connection with the proposed Acquisition has received $26,000 for its fairness opinion. Because Hovde and Vining Sparks have received payment for their fairness opinion and Hovde will receive additional compensation upon consummation of the proposed Acquisition, shareholders of CUB and shareholders of PC Bancorp should be aware that the financial advisors, in issuing their opinion that the merger consideration to be received by PC Bancorp shareholders in the Acquisition is fair from a financial perspective, have inherent conflicts of interests that favor the consummation of the Acquisition. For more information on the opinion of the financial advisors and on the payments they have received or will receive in connection with the Acquisition, please refer to “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION – Opinion of CUB’s Financial Advisor” and “ – Opinion of PC Bancorp’s Financial Advisor” herein.

The Termination Fee and the Restrictions on Solicitation Contained in the Merger Agreement May Discourage Other Companies From Trying to Acquire PC Bancorp.

Until the completion of the merger, with some exceptions, PC Bancorp is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than CUB and CU Bancorp. The parties have agreed that PC Bancorp will pay CUB a fee of $1,000,000 in the event either (i) the merger agreement is terminated because PC Bancorp accepts and thereafter enters into a definitive agreement with respect to a superior proposal or its board fails to recommend, withdraws its recommendation or modifies its recommendation of the merger agreement in a manner that is adverse to CUB after receipt of a superior proposal; or (ii) within twelve (12) months following termination of the merger agreement for a non-cured breach of any representation, warranty or covenant by PC Bancorp or the failure of PC Bancorp’s shareholders to approve the principal terms of the merger agreement after PC Bancorp has received another acquisition transaction proposal, PC Bancorp enters into a definitive agreement with respect to, or otherwise consummates, another acquisition transaction. These provisions could discourage other companies from trying to acquire PC Bancorp or PCB even though those other companies might be willing to offer greater value to PC Bancorp’s shareholders than CUB has offered in the Acquisition. The payment of the termination fee could also have a material adverse effect on PC Bancorp’s financial condition. Please refer to the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Effect of Termination,” for more information.

CUB, PC Bancorp and PCB will be Subject to Business Uncertainties While the Acquisition is Pending that Could Adversely Affect Their Businesses.

Uncertainty among employees, depositors, borrowers, vendors and others about the effect of the Acquisition may have an adverse effect on CUB, PC Bancorp and PCB and, consequently, on the combined entity.

PC Bancorp’s Officers and Directors Have Interests that are Different From, or in Addition to, Interests of PC Bancorp’s Shareholders Generally.

You should be aware that the directors and officers of PC Bancorp have interests in the Acquisition that are different from, or in addition to, the interests of PC Bancorp shareholders generally. The board of directors of PC Bancorp was aware of these interests and considered them, among other things, in their approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement. These include:

•	payments that certain officers of PC Bancorp are entitled to receive under existing change-in-control agreements;
•	the acceleration of vesting of stock options and restricted stock awards;
•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of PC Bancorp for events occurring before the Acquisition;
•	the engagement of a current executive officer of PC Bancorp and PCB as a paid consultant to the surviving bank holding company and the surviving bank following the close of the Acquisition;
•	the continued employment of two current executive officers of PC Bancorp and PCB by the surviving bank holding company and the surviving bank following the close of the Acquisition; and
•	the retention of two directors of PC Bancorp on the boards of directors of CU Bancorp and CUB.

You should consider these interests in conjunction with the recommendation of the board of directors of PC Bancorp with respect to approval of the Acquisition. For a more detailed discussion of these interests, see the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Interests of Directors and Officers in the Transaction,” herein.

If the Acquisition does not constitute a reorganization under section 368(a) of the Internal Revenue Code, then CUB and PC Bancorp shareholders may be responsible for payment of U.S. federal income taxes.

The bank holding company reorganization and the Acquisition are both intended to qualify as a reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code. However, the United States Internal Revenue Service may determine that the bank holding company reorganization and/or the Acquisition do not qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code. In that case, CUB and PC Bancorp shareholders would respectively recognize a gain or loss equal to the difference between: (i) the fair market value of the CU Bancorp common stock received by the shareholder in the Acquisition or bank holding company reorganization, and (ii) the shareholder’s adjusted tax basis in their respective shares of CUB or PC Bancorp common stock exchanged therefor.

Risks Relating to CU Bancorp, CUB, PC Bancorp, and PCB

CU Bancorp is an Emerging Growth Company within the Meaning of the Securities Act, and if It Decides to Take Advantage of Certain Exemptions From Reporting Requirements that are Available to Emerging Growth Companies, Its Common Stock Could Be Less Attractive to Investors.

CU Bancorp is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). CU Bancorp may be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about its executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. CU Bancorp also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the additional level of review of its internal control over financial reporting as may occur when outside auditors attest as to its internal control over financial reporting. As a result, its shareholders may not have access to certain information they may deem important. In addition, CU Bancorp is eligible to delay adoption of new or revised accounting standards applicable to public companies and CU Bancorp intends to take advantage of the benefits of this extended transition period. Accordingly, its financial statements may not be comparable to companies that comply with such new or revised accounting standards. If CU Bancorp takes advantage of any of these exemptions, some investors may find its common stock less attractive, which could hurt its stock price.

CU Bancorp may remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which it has total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which CU Bancorp has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which CU Bancorp is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

The Efforts of the Federal Government to Stabilize the Financial Institution Sector Could Result in More Rigorous Competition for CUB and PCB.

Since the beginning of 2008, the financial sector has consolidated as large institutions have combined, often with federal government assistance. In some cases, the federal rescue efforts also have resulted in substantial government funds being put into these institutions as new capital or commitments to guarantee new or existing debt. These institutions are now in a stronger position to compete with CUB and PCB by offering higher rates on deposits and lower rates on loans.

The Financial Condition and Results of Operations of CUB and PCB Would Be Adversely Affected if Their Allowance for Loan Losses is Not Sufficient to Absorb Actual Losses or if They are Required to Increase Their Allowance.

CUB and PCB continuously strive to manage their credit risk by careful underwriting. Despite the underwriting criteria of CUB and PCB, they, like most financial institutions, have experienced loan delinquencies and losses. In order to absorb losses associated with nonperforming loans, CUB and PCB maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Determination of the allowance inherently involves a high degree of subjectivity and requires each of them to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Either CUB or PCB may be required to increase its allowance for loan losses for any of several reasons. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of either of their control, may require an increase in their allowances. In addition, actual charge-offs in future periods, if not adequately reserved for, will require additional increases in their allowances for loan losses. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, they may have to write off certain loans in whole or in part. In such situations, they may acquire real estate or other assets, if any, which secure the loans through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan may exceed the value of assets acquired. Any increases in their allowances for loan losses will result in a decrease in their respective net income and, possibly, their respective capital, and may materially affect their respective results of operations in the period in which the allowance is increased.

Therefore, CUB and PCB cannot assure you that their monitoring, procedures and policies will reduce certain lending risks or that their allowance for loan losses will be adequate to cover actual losses. If they experience greater nonpayment levels than anticipated, or they must increase their allowance, their earnings and overall financial condition, as the value of their common stock and, therefore the value of the common stock of the surviving bank holding company, could be adversely affected.

CUB and PCB Rely on Their Management and Other Key Personnel, and the Loss of Any of Them May Adversely Affect Their Operations.

CUB and PCB are and will continue to be dependent upon the services of their respective executive management teams until the Acquisition closes. In addition, they will continue to depend on their ability to retain and recruit key banking officers. The unexpected loss of services of any key management personnel or banking officers could have an adverse effect on their respective business and financial conditions because of their skills, knowledge of their market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Failure to Implement New Technologies May Adversely Affect Their Growth or Profits.

Advances in technology increasingly affect the market for financial services, including banking services. The ability to compete successfully in these markets may depend on the extent to which CUB and/or PCB are able to exploit such technological changes. However, they may not be able to properly or timely anticipate or implement such technologies or properly train their respective staffs to use such technologies. Any failure to adapt to new technologies could adversely affect the business, financial condition or operating results of CUB and PCB.

The Businesses of CUB and PCB are Subject to Other Risks Beyond Their Control.

In addition to the inherent risks associated with banking, including lending and investing funds, the continued financial success of CUB and PCB depend somewhat on factors which are beyond their control. Conditions such as foreign, national and local economic conditions, inflation, governmental monetary policies, the supply and demand for investable funds, interest rates, scarce natural resources, international disorders, terrorism, federal, state and local laws and regulations affecting the financial services industry, and other factors may adversely affect their profitability.

CUB and PCB Compete Against Larger Banks and Other Institutions.

CUB and PCB compete for loans and deposits with other banks, savings and thrift associations and credit unions located in their respective service areas, as well as with other financial services organizations such as brokerage firms, insurance companies and money market mutual funds. These competitors aggressively solicit customers within market areas serviced by CUB and PCB by advertising through direct mail, the electronic media and other means. Many competitors have been in business longer, have established customer bases and are substantially larger. These competing financial institutions offer services, including international banking services that CUB and PCB can only offer through correspondents, if at all. Additionally, many of these competitors have greater capital resources and, consequently, higher lending limits.

Current Banking Laws and Regulations Affect Activities.

CUB and PCB are subject to extensive regulation. Supervision, regulation and examination of banks and bank holding companies by regulatory agencies are intended primarily to protect depositors rather than security holders. These regulatory agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve acquisitions or other changes of control of financial institutions. The ability of CUB and PCB to establish new facilities or make acquisitions requires approvals from applicable regulatory bodies. Changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit CUB and PCB, others may increase their costs of doing business and indirectly assist their non-bank competitors who are not subject to similar regulation.

CUB and PCB are Limited in the Amount They Can Lend to Any Individual Borrower.

CUB and PCB are limited by their capital bases in the amount that they can lend to a single borrower. Therefore, the size of the loans which they can offer to potential customers is less than the size of loans that their competitors with more capital and, therefore, larger lending limits can offer. Legal lending limits also affect the ability of CUB and PCB to seek relationships with larger and more established businesses. CUB and PCB may not be able to attract and retain customers seeking loans in excess of their lending limits because they cannot make such loans and they may not be able to find other lenders willing to participate in such loans with them on favorable terms.

The Current Changing Economic Environment Poses Significant Challenges for CUB and PCB.

CUB and PCB are operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions. Financial institutions continue to be affected by the softening of the real estate market and constrained financial markets. CUB and PCB have no subprime residential loans and PCB had no securities backed by such loans on its books at March 31, 2012 and December 31, 2011. CUB had approximately $2.8 and $2.8 million of private label collateralized mortgage obligation, or CMO, securities that consisted of subprime residential loan collateral at March 31, 2012 and December 31, 2011, respectively. While CUB and PCB have limited exposure to subprime loans, they have some direct exposure to the residential real estate market and they are affected by these events. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses and other factors have had adverse effects on CUB and PCB and their borrowers which have adversely affected their financial condition and results of operations. This deterioration in economic conditions could drive losses beyond that which is provided for in their allowance for loan losses and result in the following other consequences:

•	loan delinquencies, problem assets and foreclosures may increase;
•	demand for their products and services may decline;
•	low cost or non-interest bearing deposits may decrease;
•

collateral for their loans, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with their existing loans; and

•	increased regulatory scrutiny.

CUB and PCB are Reliant on Real Estate Values and Further Declines in Southern California Real Estate Values Would Continue to Materially Impair Profitability and Financial Condition.

As of March 31, 2012 and December 31, 2011, approximately 60.2% and 57.9%, respectively of CUB’s loans were secured by commercial real estate collateral and approximately 86.6% and 89.4%, respectively, of PCB’s loans were secured by real estate collateral. A substantial portion of the commercial real estate securing these loans is located in Southern California, primarily in the counties of Los Angeles, Ventura and Orange. Real estate values are generally affected by factors such as:

•	the socioeconomic conditions of the area where real estate collateral is located;
•	fluctuations in interest rates;
•	the availability of real estate financing;
•	property and income tax laws;
•	local zoning ordinances governing the manner in which real estate may be used; and
•	federal, state and local environmental regulations.

Continued declines in real estate values could significantly reduce the value of the real estate collateral securing these loans, increasing the likelihood of defaults. CUB’s and PCB’s ability to recover on defaulted loans by selling the collateral would then be diminished, and so CUB and PCB would be more likely to suffer losses on defaulted loans. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, CUB and PCB will need to make additional loan loss provisions which, in turn, will reduce profits. Also, if a borrower defaults on a real estate secured loan, CUB and PCB may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, will reduce net interest income.

An Increase in CUB’s and PCB’s Nonperforming Assets May Hurt Their Businesses.

Nonperforming assets are mainly loans in which the borrowers are not making their required payments. Nonperforming assets also include loans that have been restructured to address certain weaknesses of the borrower. To the extent that assets are nonperforming, CUB and PCB would have less interest income and cash available for lending and other activities. CUB and PCB will continually evaluate the credit risks of nonperforming assets and other problem loans. However, although CUB had $9.09 million and $9.49 million and PCB had $6.98 and $6.69 million of nonperforming assets as of March 31, 2012 and December 31, 2011, respectively, the level of nonperforming assets may rise in the future, which could hurt CUB’s and PCB’s businesses.

The Valuation and Write-Downs of Other Real Estate Owned by CUB and PCB May Not Accurately Reflect Current Market Values or Be Adequate to Address Current and Future Losses, Which Could Affect Their Financial Condition and Profitability.

Although CUB and PCB typically obtain appraisals on their other real estate owned prior to taking title to the properties and at other intervals thereafter, due to the rapid and severe deterioration in their markets there can be no assurance that such valuations accurately reflect the current market value which may be paid by a willing purchaser in an arm’s-length transaction. Moreover, there can be no assurance that the losses associated with the other real estate owned will not exceed the estimated amounts and adversely affect future results of operations. The calculation for the adequacy of write-downs of CUB’s and PCB’s other real estate owned is based on several factors, including the appraised value of the real property, economic conditions in the property’s sub-market, comparable sales, current buyer demand, availability of financing, entitlement and development obligations and costs, cost of sale and historic loss experience. All of these can cause significant write-downs in recent periods and can change without notice based on market and economic conditions. Therefore, CUB’s and PCB’s valuation of write-downs of other real estate owned may not accurately reflect current values or be adequate to address current and future losses, which could affect their financial condition and profitability.

Changing Interest Rates May Adversely Affect the Financial Performance of CUB and PCB.

The profitability of CUB and PCB largely depends on the difference between the rates of interest they earn on their loans and investments, and the interest rates they pay on deposits and other borrowings. This relationship, known as the net interest margin, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates will affect the demand of customers for their products and services. CUB and PCB are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Therefore, significant fluctuations in interest rates may have an adverse effect on their results of operations.

CUB and PCB Face Lending Risks, Especially with Respect to Their Small- and Medium-Sized Business Clients.

The risk of loan defaults or borrowers’ inabilities to make scheduled payments on their loans is inherent in the banking business. Although CUB and PCB attempt to evaluate the risks related to each loan they make, if they do not adequately assess and protect against these risks, the loans may not be fully repaid. Moreover, CUB and PCB focus primarily on lending to small- and medium-sized businesses. These businesses may not have the capital or other resources required to weather significant business downturns or downturns in the markets in which they compete. Consequently, CUB and PCB may assume greater lending risks than other financial institutions which have a smaller concentration of those types of loans and which tend to make loans to larger businesses. Borrower defaults or borrowers’ inabilities to make scheduled payments may result in losses which may exceed CUB’s and PCB’s allowances for loan losses. These risks, if they occur, may require higher than expected loan loss provisions which, in turn, can materially impair their profitability, capital adequacy and overall financial condition.

CUB’s Future Growth May Be Limited if It is Not Able to Raise Additional Capital.

Banks and bank holding companies are required to conform to regulatory capital adequacy guidelines and maintain their capital at specified percentages of their assets. These guidelines may limit CUB’s ability to grow and could result in banking regulators requiring increased capital levels or reduced loan and other earning asset levels. Therefore, in order to continue to increase CUB’s earning assets and net income, CU Bancorp and CUB may, from time to time, need to raise additional capital. Additional capital may not be available or, if it is, that additional capital may not be available on economically reasonable terms. In addition, shares issued in connection with a capital raise may dilute the ownership of CU Bancorp’s then current shareholders to the extent these shareholders do not participate on a pro rata basis in the capital raise.

Risks Relating to the Banking Industry

Difficult Economic and Market Conditions Have Adversely Affected the Banking Industry.

Declines in the housing market, with depressed home prices and high delinquencies and foreclosures from 2008 through 2011, have negatively impacted the credit performance of construction and mortgage loans (and related mortgage backed securities) and resulted in significant write-downs of assets by many financial institutions, government sponsored and other entities. Economic stress reduced availability of commercial credit and high unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Tightening of credit has led to increased commercial and consumer deficiencies, lack of consumer confidence, increased market volatility and widespread reduction in general business activity. In some cases the related write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions or to fail. While the economic outlook is improving, weakness is still present, particularly in the housing sector and employment. These economic factors may adversely affect the business, financial condition, results of operations and stock price of CU Bancorp, CUB, PC Bancorp and PCB. A worsening of these conditions or “double dip recession” would likely exacerbate the adverse effects of these difficult market conditions on CU Bancorp, CUB, PC Bancorp, PCB and others in the financial institutions industry. In particular, CU Bancorp, CUB, PC Bancorp and PCB may face the following risks in connection with these events:

•

CU Bancorp, CUB, PC Bancorp and PCB face increased regulation of the banking industry. Compliance with such regulation may increase their costs and limit their ability to pursue business opportunities;

•

The process used to estimate losses inherent in credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of the borrowers of CUB and PCB to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of their estimates which may, in turn, impact the reliability of the process;

•

CUB and PCB could be affected by an increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws, or default on their loans or other obligations to them;

•

In a sustained economic downturn, CUB and PCB may have an increase in the number of delinquencies, bankruptcies or defaults that could result in a higher level of nonperforming assets, net charge-offs and provision for loan losses;

•	Both CUB and PCB may experience a decrease in the demand for loans and other products and services offered by them;
•	Liquidity may be affected by an increase or decrease in the usage of unfunded commitments; and
•

Both CUB and PCB may be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that CU Bancorp, CUB, PC Bancorp and PCB will not experience an adverse effect, which may be material, on their business, financial condition and results of operations.

U.S. Financial Markets and Economic Conditions Could Adversely Affect CUB’s and PCB’s Liquidity, Results of Operations and Financial Condition.

As described in the section entitled “SUPERVISION AND REGULATION” herein, the impact of adverse economic events has been particularly acute in the financial sector. Although both CUB and PCB were well-

capitalized at March 31, 2012 and have not suffered any significant liquidity issues as a result of these events, the cost and availability of funds may be adversely affected by illiquid credit markets and the demand for their products and services may decline as its borrowers and customers realize the impact of an economic slowdown and recession. In view of the concentration of their operations and the collateral securing its loan portfolio in Southern California, both CUB and PCB may be particularly susceptible to the adverse economic conditions in the state of California. In addition, the severity and duration of these adverse conditions is unknown and may exacerbate their exposure to credit risk and adversely affect the ability of borrowers to perform under the terms of their lending arrangements with CUB or PCB.

Further Significant Changes In Banking Laws Or Regulations And Federal Monetary Policy Could Materially Affect CUB’s Business.

The banking industry is subject to extensive federal and state regulation, and significant new laws or changes in, or repeals of, existing laws may cause results to differ materially. Also, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects CUB’s and PCB’s credit conditions, primarily through open market operations in U.S. government securities, the discount rate for member bank borrowing, and bank reserve requirements. A material change in these conditions would affect their results. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. For further discussion of the regulation of financial services, see the section entitled “SUPERVISION AND REGULATION,” herein.

Neither CUB nor PCB can predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation, or the way such statutory or regulatory requirements are interpreted or enforced. Compliance with such current and potential regulation and scrutiny may significantly increase their costs, impede the efficiency of their internal business practices, require them to increase their regulatory capital and limit their ability to pursue business opportunities in an efficient manner.

There Can Be No Assurance That the Recently Enacted Dodd-Frank Act, Emergency Economic Stabilization Act of 2008 (“EESA”) and American Recovery and Reinvestment Act (“ARRA”) Will Help Stabilize the U.S. Financial System.

On October 3, 2008, President Bush signed into law the EESA, which evolved from the U.S. Treasury’s initial proposal in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. This was followed by the ARRA on February 17, 2009 and the Dodd-Frank Act on July 21, 2010. The U.S. Treasury and banking regulators are implementing a number of programs under this legislation to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that the Dodd-Frank Act, EESA or ARRA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the Dodd-Frank Act, EESA or ARRA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect CUB’s business, financial condition, results of operations, access to credit or the value of the shares of the common stock of CUB and/or PC Bancorp.

Bank Clients Could Move Their Money to Alternative Investments Causing CUB and/or PCB to Lose a Lower Cost Source of Funding.

Demand deposits can decrease when clients perceive alternative investments, as providing a better risk/return tradeoff. Technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments or other deposit accounts offered by other out-of-area financial institutions or non-bank service providers. Additionally, if the economy continues to trend upward, customers may withdraw deposits to utilize them to fund business expansion. When clients move money out of bank demand deposits, CUB and PCB lose a relatively low cost source of funds, increasing their funding costs and reducing their net interest income.

Recent Legislation Removing the Prohibition on Payment of Interest on Demand Deposits May Increase the Costs of Funding.

Effective mid 2011, the historical prohibitions on the payment of interest on demand deposits terminated. This may increase competition for deposits and the cost of these deposits, reducing net interest margins.

Risks Relating to CU Bancorp Common Stock

The Market Price of CU Bancorp Common Stock After the Acquisition Will Depend Largely on the Results of Operations of CUB as the Surviving Bank Following the Merger of PCB into CUB.

Following the Acquisition, the value of CU Bancorp, as the surviving bank holding company, will depend on the performance of the combined businesses of CUB and PCB. As the businesses of CUB and PCB differ, the results of operations of CUB, as the surviving bank, and therefore the market price of CU Bancorp’s shares of common stock, as the surviving bank holding company, will be affected by factors different from those currently affecting the respective independent results of operations of CUB and PCB and cannot be accurately predicted prior to the Acquisition.

The Price of CU Bancorp’s Common Stock May Be Volatile and May Decline.

The trading price of CU Bancorp’s common stock may fluctuate widely as a result of a number of factors, many of which are outside its control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of the common stock of CU Bancorp. Among the factors that could affect the price of CU Bancorp common stock are:

•	actual or anticipated quarterly fluctuations in the operating results and financial condition of CUB as the surviving bank following the Acquisition;
•	publication of research reports and recommendations by financial analysts;
•	failure to meet analysts’ revenue or earnings estimates;
•	speculation in the press or investment community;
•	strategic actions by CUB, as the surviving bank, or its competitors, such as acquisitions or restructurings;
•	actions by institutional shareholders;
•	fluctuations in the stock price and operating results of competitors;
•	general market conditions and, in particular, developments related to market conditions for the financial services industry;
•	proposed or adopted regulatory changes or developments;
•	anticipated or pending investigations, proceedings or litigation that involve or affect CU Bancorp or CUB; or
•	domestic and international economic factors unrelated to the performance of CUB.

The trading price of the shares of CU Bancorp’s common stock and the value of its other securities will depend on many factors, which may change from time to time, including, without limitation, financial condition, performance, creditworthiness and prospects, and future sales of equity or equity related securities of CUB, as the surviving bank. The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility during the past three years. As the business of CU Bancorp will primarily, if not entirely, consist of the management of CUB as the surviving bank, the value of the common stock of CU Bancorp will depend significantly on the performance of CUB. In addition, the trading volume in the common stock of CU Bancorp may fluctuate more than usual and cause significant price variations to occur.

Market volatility during the past few years is unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a couple of years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. A significant decline in CU Bancorp’s stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

An Investment in CU Bancorp’s Common Stock is not an Insured Deposit.

CU Bancorp common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in CU Bancorp common stock is subject to the same market forces that affect the price of common stock in any company.

There are Restrictions on CU Bancorp’s Ability to Pay Dividends.

Holders of CU Bancorp’s common stock are only entitled to receive such dividends as CU Bancorp’s board of directors may declare out of funds legally available for such payments. CU Bancorp is not required to pay dividends with respect to its common stock and there can be no assurance that CU Bancorp will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon CU Bancorp’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, CU Bancorp’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Following the bank holding company reorganization and the Acquisition, CU Bancorp’s principal source of funds to pay dividends on the shares of common stock will be the cash dividends that CU Bancorp receives from the surviving bank, CUB. Various banking laws applicable to CUB limit the payment of dividends and other distributions by CUB to CU Bancorp, and may therefore limit CU Bancorp’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of CUB to pay dividends to CU Bancorp if such limits were deemed appropriate to preserve certain capital adequacy requirements. In addition, the FRB has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that in the event that CU Bancorp’s application to the FRB to become a registered bank holding company is accepted, CU Bancorp inform and consult with the FRB prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to CU Bancorp’s capital structure.

If Payments of Interest on Outstanding Junior Subordinated Debentures are Deferred or if Certain Defaults Relating to Those Debentures Occur, CU Bancorp will be Prohibited from Declaring or Paying Dividends or Distributions on, and from Redeeming and Making Liquidation Payments with Respect to, its Capital Stock.

CU Bancorp, as the surviving bank holding company, will assume approximately $12.37 million of junior subordinated debt securities issued to various business trust subsidiaries of PC Bancorp and funded through the issuance of approximately $12.0 million of floating rate capital trust preferred securities. PC Bancorp has, and CU Bancorp will following the Acquisition, guarantee the trust preferred securities. There are currently three separate series of these junior subordinated debentures outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits PC Bancorp and will prohibit CU Bancorp following the Acquisition, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of their capital stock at any time when: (i) there shall have occurred and be continuing an event of default under such indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under such indenture; (ii) PC Bancorp and CU Bancorp (following the Acquisition) are in default with respect to payment of any obligations under such guarantee; or (iii) PC Bancorp and CU Bancorp (following the Acquisition) have deferred payment of interest on the junior subordinated debentures outstanding under that indenture. In that regard, PC Bancorp and CU Bancorp (following the Acquisition) are entitled, at their option but subject to certain conditions, to defer payments of interest on the junior subordinated debentures of each series from time to time for up to five years.

Events of default under the indenture generally consist of the failure to pay interest on the junior subordinated debt securities under certain circumstances, the failure to pay any principal of or premium on such junior subordinated debt securities when due, the failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation. As a result of these provisions, if interest payments on any series of junior subordinated debentures are deferred, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, PC Bancorp and CU Bancorp (following the Acquisition) would be prohibited from declaring or paying any dividends on their capital stock, from repurchasing or otherwise acquiring any such capital stock, and from making any payments to holders of capital stock in the event of liquidation, which would likely have a material adverse effect on the market value of the capital stock. Moreover, without notice to or consent from the holders of their respective capital stock, neither PC Bancorp nor CU Bancorp (following the Acquisition) may issue additional series of junior subordinated debentures in the future with terms similar to those of the existing junior subordinated debentures or enter into other financing agreements that limit their ability to purchase or to pay dividends or distributions on their capital stock.

There is a Limited Trading Market for CU Bancorp’s Common Stock, Which May Adversely Impact Your Ability to Sell Your Shares and the Price You Receive for Your Shares.

The common stock of CU Bancorp is not listed on any exchange or over the counter market, and there is no guarantee that it will be so listed in the future. This means that there may be limited liquidity for the shares of CU Bancorp common stock you may receive in the bank holding company reorganization or Acquisition, which may make it difficult to buy or sell the CU Bancorp common stock, may negatively affect the price at which it sells, and may cause volatility in the price of the CU Bancorp common stock.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement-prospectus or in documents incorporated by reference, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, including among others those found in “QUESTIONS AND ANSWERS ABOUT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN,” “SUMMARY,” and “JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT” involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

In particular, we have made statements in this document regarding expected cost savings to result from the Acquisition, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the Acquisition, and the operation of the combined companies. With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for data processing and other operations, the amount of general and administrative expenses, the costs of converting CUB’s data processing to PCB’s systems, the size of anticipated reductions in fixed labor costs, the effort involved in aligning accounting policies and the transactional costs of the Acquisition. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of any of the foregoing assumptions.

In addition to the risks discussed in “RISK FACTORS,” the following factors may also affect the accuracy of forward-looking statements in this joint proxy statement-prospectus:

•	Potential losses of businesses and population in Ventura, Los Angeles, and Orange Counties.

•	The effects of trade, monetary and fiscal policies and laws.

•	Stock, bond market and monetary fluctuations.

•	Risks of loss of funding of Small Business Administration (the “SBA”) loan programs, or changes in those programs.

•	Lack of take-out financing or problems with sales or lease-up with respect to our construction and land development loans.

•	Changes in federal and state banking and financial services laws and regulations.

•	The ability to develop competitive new products and services and the acceptance of those products and services by targeted customers and, when required, regulators.

•	The willingness of customers to substitute for competitors’ products and services.

•	Changes in consumer and business spending and savings habits.

•	Unanticipated regulatory or judicial proceedings.

•	The loss of significant customers.

•	The risk and cost resulting from the opening of one or more new offices and adding employees.

•	Increased regulation of the securities markets, including the securities of PC Bancorp, whether pursuant to the Sarbanes-Oxley Act of 2002 or otherwise.

•	Other internal and external developments that could materially impact operational and financial performance.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. CUB, PC Bancorp and PCB disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this joint proxy statement-prospectus to reflect future events or developments.

MARKETS, MARKET PRICES AND DIVIDENDS

Markets

Trading in CUB common stock and PC Bancorp common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. Shares of CUB common stock and shares of PC Bancorp common stock are not listed on any exchange or quoted by the NASDAQ® Stock Market (“NASDAQ”), although they are quoted on the OTC Bulletin Board® (“OTCBB”). Shares of CUB common stock are traded on the OTCBB under the symbol “CUNB.” Shares of PC Bancorp common stock are traded on the OTCBB under the symbol “PCBP.” The OTC Bulletin Board is an electronic, screen-based market maintained and operated by the Financial Industry Regulatory Authority, or FINRA. Unlike the NASDAQ, the OTCBB does not impose listing standards and does not provide automated trade executions. Historical trading in CUB and PC Bancorp common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

Market Prices

According to the OTCBB, on December 8, 2011, the day before the first public announcement of the terms of the Acquisition, CUB common stock closed at $10.25 per share and PC Bancorp common stock closed at $9.00 per share, as adjusted for the recent stock dividend on a retroactive basis. According to the OTCBB, the most recent trade in CUB common stock prior to the date of this joint proxy statement-prospectus occurred on June 14, 2012 for 1,000 shares, at a sales price of $11.14 per share. According to the OTCBB, the most recent trade in PC Bancorp common stock prior to the date of this joint proxy statement-prospectus occurred on June 12, 2012 for 500 shares, at a sales price of $11.05 per share.

The following table shows the high and low prices of CUB common stock and of PC Bancorp common stock for each quarterly period since January 1, 2009, and is based upon information provided by the OTCBB. The quotations and the data in the table that follows do not reflect retail mark-up, mark-down or commissions and do not necessarily represent actual transactions. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

	CUB			PC Bancorp(1)
	Sales Prices		Approximate Number of Shares Traded	Sales Prices		Approximate Number of Shares Traded
Quarter Ended	High	Low		High	Low
March 31, 2009	$9.35	$7.55	126,131	8.35	4.91	52,600
June 30, 2009	$10.05	$8.00	60,083	6.88	4.92	33,066
September 30, 2009	$13.50	$9.25	79,985	10.07	6.14	51,582
December 31, 2009	$12.75	$10.60	209,087	9.09	5.75	53,719
March 31, 2010	$13.25	$10.15	100,192	8.11	5.41	52,498
June 30, 2010	$12.90	$10.50	174,210	7.86	5.50	38,458
September 30, 2010	$11.50	$10.65	57,211	7.86	6.39	30,420
December 31, 2010	$12.50	$10.15	176,219	8.55	6.93	57,585
March 31, 2011	$13.30	$12.25	141,175	8.35	7.37	47,716
June 30, 2011	$12.94	$12.05	198,449	9.83	7.86	39,882
September 30, 2011	$12.30	$10.25	199,489	9.84	7.76	26,961
December 31, 2011	$10.50	$9.76	280,763	9.78	8.85	128,600
March 31, 2012	$10.85	$9.76	225,967	$10.50	$9.25	62,300
Period from April 1 to June 14, 2012	$11.95	$10.55	221,561	$11.75	$10.50	44,584

(1)	As adjusted for the stock dividend of 1.7404% declared in December 2011.

Dividends

CU Bancorp and CUB

CU Bancorp was only recently incorporated in California on November 16, 2011 to serve as the proposed bank holding company for CUB. To date, CU Bancorp has not paid any cash dividends. Payment of stock or cash dividends in the future will depend upon CU Bancorp’s earnings and financial condition and other factors deemed relevant by the board of directors, as well as CU Bancorp’s legal ability to pay dividends. As a California corporation, CU Bancorp is prohibited from making any distribution to its shareholders, including a distribution by way of dividend or a repurchase or redemption of stock, unless its board of directors has determined in good faith either of the following: (i) the amount of its retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of its assets would equal or exceed the sum of its total liabilities plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made. Further, CU Bancorp is prohibited from making any distribution to its shareholders if, as a result of the distribution, CU Bancorp likely would be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature.

If and when CU Bancorp becomes a bank holding company, CU Bancorp’s ability to pay cash dividends depends upon the dividends it receives from CUB. The dividend practice of CUB, like CU Bancorp’s dividend practice, will depend upon its earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends.

The payment of cash dividends by CUB is subject to restrictions set forth in the California Financial Code (the “Financial Code”). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of: (a) a bank’s retained earnings; or (b) a bank’s net income for its last three fiscal years, less the amount of any distributions made by such bank or by any majority-owned subsidiary of such bank to its shareholders during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greater of: (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year. In the event that the DFI determines that the shareholders’ equity of a bank is inadequate or that the making of a distribution would be unsafe or unsound, the DFI may order a bank to refrain from making a proposed distribution. The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or, if after the payment of such dividends, a bank would be included in one of the “undercapitalized” categories for capital adequacy purposes pursuant to federal law.

To date CUB has not paid any cash dividends and may not legally declare and pay dividends at this time, absent regulatory approval. In 2010, with the approval of the DFI, CUB accepted return of restricted stock upon vesting to pay employee and/or officer tax obligations in connection with such vesting. Such payments are shown on CUB’s Statements of Shareholders’ Equity and Comprehensive Income (Loss) as “Restricted stock repurchase/dividend.” In 2012, with the approval of the DFI, CUB is able to accept the return of restricted stock upon the vesting of that stock to pay employees/officers tax obligations in connection with 2012 restricted stock vesting. In 2010, this represented $18,000 and for the three months ended March 31, 2012, this amount represented $124,000. Payment of stock or cash dividends in the future will depend upon CUB’s earnings and financial condition and other factors deemed relevant by the board of directors, as well as CUB’s legal ability to pay dividends.

PC Bancorp and PCB

To date, PC Bancorp has not paid any cash dividends, has had three 5-for-4 stock splits effective as of January 19, 2005, February 1, 2006, and June 1, 2007, and has paid a single stock dividend of approximately 1.74%. Payment of stock or cash dividends in the future will depend upon PC Bancorp’s earnings and financial condition and other factors deemed relevant by the board of directors, as well as PC Bancorp’s legal ability to pay dividends. Under California law, PC Bancorp is prohibited from making any distribution to its shareholders, including a distribution by way of dividend or a repurchase or redemption of stock, unless its board of directors has determined in good faith either of the following: (i) the amount of its retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of its assets would equal or exceed the sum of its total liabilities plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made. Further, PC Bancorp is prohibited from making any distribution to its shareholders if, as a result of the distribution, PC Bancorp likely would be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature.

As a bank holding company which currently has no significant assets other than a 100% ownership of PCB, PC Bancorp’s ability to pay cash dividends depends upon the dividends it receives from PCB. The dividend practice of PCB, like PC Bancorp’s dividend practice, will depend upon its earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends.

PCB’s ability to pay cash dividends to PC Bancorp is also subject to certain legal limitations. Under national banking law, no national bank may pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting expenses including losses and bad debts. A national bank is further prohibited from declaring a dividend on its shares of common stock until the bank’s surplus fund equals the amount of the bank’s capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank’s net profits of the preceding half-year in the case of quarterly or semi-annual dividends, or the preceding two consecutive half-year periods, are transferred to the surplus fund before each dividend is declared. In addition, the approval of the Comptroller of the Currency is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The Office of the Comptroller of the Currency has also adopted guidelines to be considered by a national bank in determining the payment of dividends. Under these guidelines a national bank is to evaluate its capital position, its maintenance of an adequate allowance for loan and lease losses, and to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines. Finally, the Office of the Comptroller of the Currency may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

Shareholders are entitled to receive dividends only when and if declared by PC Bancorp’s board of directors and PC Bancorp has no intention to pay cash dividends in the foreseeable future. Instead, any earnings which may be generated will be retained for the purpose of increasing its capital and reserves in order to facilitate growth.

Since inception, PC Bancorp has paid no cash dividends, has had three 5-for-4 stock splits effective as of January 19, 2005, February 1, 2006, and June 1, 2007, and, in December 2011, declared a single stock dividend of approximately 1.74%.

Number of Shareholders

As of the date of joint proxy statement-prospectus, CUB had approximately 750 shareholders of record and PC Bancorp had approximately 201 shareholders of record.

HISTORICAL AND PRO FORMA PER SHARE DATA FOR CALIFORNIA UNITED BANK AND

PREMIER COMMERCIAL BANCORP

The table below shows the earnings, book value and dividends per share for CUB and PC Bancorp on a historical and a pro forma combined basis. The pro forma data was derived by combining historical financial information of CUB and PC Bancorp using the acquisition method of accounting for business combinations.

You should read the respective audited financial statements and related footnotes of CUB and PC Bancorp included in this joint proxy statement-prospectus. See “Index to Financial Statements” at page [    ] of this joint proxy statement-prospectus.

Book value per share	At or For the Three Months Ended March 31, 2012	At or For the Year Ended December 31, 2011
CUB	$11.76	$11.63
PC Bancorp	$11.02	$10.87
Pro forma combined	$11.26	$10.92
Dividends declared per share
CUB	$—	$—
PC Bancorp(1)	$—	$0.16
Pro forma combined	$—	$—
Basic earnings (loss) per share
CUB	$0.08	$0.23
PC Bancorp	$0.11	$0.11
Pro forma combined	$0.10	$0.27
Diluted earnings (loss) per share
CUB	$0.07	$0.22
PC Bancorp	$0.10	$0.11
Pro forma combined	$0.10	$0.27

(1)

PC Bancorp declared and effectuated a 1.74% stock dividend to shareholders of record of as of December 31, 2011. The dollar value of this stock dividend equates to approximately $0.16 per share dividend.

PRO FORMA CAPITALIZATION

The following table sets forth the actual capitalization of CUB and PC Bancorp at March 31, 2012 and the pro forma capitalization of CU Bancorp, on a consolidated basis, reflecting the consummation of the bank holding company reorganization and the subsequent Acquisition:

	CUB		PC Bancorp	Pro Forma CU Bancorp
	(dollars in thousands)
Shareholders’ Equity:
Preferred Stock	$		$—	$—
Common Stock		77,225	30,448	118,794
Additional Paid in Capital		6,305	—	6,305
Accumulated Earnings (Deficit)		(2,929)	10,133	(5,495)
Accumulated Other Comprehensive Loss		987	517	987

Total Shareholders’ Equity		$81,588	$41,098	$120,591

Preferred Stock Data:
Authorized		20,000,000	—	50,000,000
Outstanding		—	—	—
Common Stock Data:
Authorized		30,000,000	10,00,000	75,000,000
Outstanding		6,930,139	3,750,376	10,651,581

THE CALIFORNIA UNITED BANK SPECIAL MEETING

General

CUB will hold a special shareholders’ meeting on Monday, July 23, 2012 at 10:00 a.m. (local time), at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California, 91367. At the special shareholders’ meeting, shareholders of CUB will be asked to consider and vote on the approval of the formation agreement and the bank holding company reorganization of CUB contemplated therein and on the approval of the principal terms of the merger agreement and the Acquisition of PC Bancorp and PCB contemplated therein. CUB shareholders will also be asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not then sufficient votes to approve the terms of the bank holding company reorganization and/or merger agreement. No other matters may come before the special shareholders’ meeting.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of CUB common stock at the close of business on June 1, 2012, the record date for CUB’s special shareholders’ meeting, are entitled to receive notice of and to vote at the special shareholders’ meeting. On the record date, CUB had 6,930,139 shares of its common stock issued, outstanding and eligible to vote at the special shareholders’ meeting. A majority of the shares of CUB common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders’ meeting in order for a quorum to be present for purposes of transacting business.

Number of Votes

Each such shareholder is entitled to cast one vote for each share held in that shareholder’s name on the books of CUB as of the record date on the matter to be submitted to the vote of the shareholders.

Votes Required

Approval of the bank holding company reorganization requires the affirmative vote of at least a majority of the shares of CUB common stock outstanding on the record date. Approval of the merger agreement and the transactions contemplated therein, including the Acquisition of PC Bancorp and PCB, requires the affirmative vote of at least a majority of the shares of CUB common stock outstanding on the record date. As of the record date, CUB’s directors and executive officers owned 835,144 shares, representing approximately 12.05% of CUB’s issued and outstanding shares of common stock. Each of CUB’s directors and/or executive officers have agreed to vote their shares to approve the formation agreement and the merger agreement and the transactions contemplated therein.

Voting of Proxies

Submitting Proxies

CUB shareholders may vote their shares in person by attending the special shareholders’ meeting or they may vote their shares by proxy. In order to vote by proxy, CUB shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope or may vote by telephone or the internet.

If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted “FOR” approval of the adoption of the bank holding company reorganization and “FOR” approval of the principal terms of the merger agreement. CUB shareholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the CUB special shareholders’ meeting.

It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the proposal to approve the principal terms of the merger agreement and the transactions contemplated therein.

Voting by Telephone or Over the Internet

CUB shareholders may also vote over the Internet or by telephone. Instructions for all voting can be found on the back of the proxy card included with this joint proxy statement-prospectus.

In addition to voting in person at the CUB special meeting or by proxy, CUB shareholders whose shares are registered in their name also have the option to vote by telephone or over the Internet. Instructions to vote by telephone or over the Internet can be found on the reverse of the proxy card included with this joint proxy statement-prospectus. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

CUB shareholders whose shares are registered in street name may also be eligible to vote their shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible shareholders who receive a paper copy of this joint proxy statement-prospectus the opportunity to vote via the Internet or by telephone. If the bank or brokerage firm under which name a CUB shareholder’s shares are held is participating in Broadridge’s program, such shareholder’s proxy card will provide the instructions. If the proxy card does not reference Internet or telephone information, a CUB shareholder should complete and return the proxy card in the self-addressed, postage paid envelope provided.

Revoking Proxies

CUB shareholders of record may revoke their proxies at any time before the time their proxies are voted at the CUB special shareholders’ meeting by: (i) filing with the Corporate Secretary of CUB, Anita Y. Wolman, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the CUB special shareholders’ meeting or (iii) if a CUB shareholder has voted such CUB shareholder’s shares by Internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such CUB shareholder’s last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the CUB special shareholders’ meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE CUB’S BOARD OF DIRECTORS.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at CUB’s special shareholders’ meeting as follows:

California United Bank

15821 Ventura Boulevard, Suite #100

Encino, California 91436

Attention: Anita Y. Wolman

                 Corporate Secretary

Abstentions and Broker Nonvotes

The presence, in person or by properly executed proxy, of the holders of a majority of CUB’s outstanding shares entitled to vote is necessary to constitute a quorum at the special shareholders’ meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of FINRA, brokers or members who hold shares in street name for customers who are the beneficial owners of CUB common stock are prohibited from giving a proxy to vote those shares regarding approval of the formation agreement, the bank holding company reorganization, the merger agreement and the transactions contemplated therein, in the absence of specific instructions from beneficial owners. These are referred to as “broker nonvotes.” Abstentions and broker nonvotes will not be counted as a vote “FOR” or “AGAINST” the formation agreement and the bank holding company reorganization contemplated therein and will not be counted as a vote “FOR” or “AGAINST” the merger agreement and the transactions contemplated therein, including the Acquisition of PC Bancorp and PCB at the CUB special shareholders’ meeting or any other matter presented at that meeting. However, abstentions and broker nonvotes will have the same effect as a vote “AGAINST” the formation agreement and the bank holding company reorganization contemplated therein and “AGAINST” the merger agreement and the transactions contemplated therein, including the Acquisition of PC Bancorp and PCB.

Other Matters

No other business may be conducted at the CUB special shareholders’ meeting.

Solicitation of Proxies

CUB’s board of directors is soliciting the proxies for the CUB special shareholders’ meeting. CUB will pay for the cost of solicitation of proxies. In addition to solicitation by mail, CUB’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. If CUB’s management deems it advisable, the services of individuals or companies that are not regularly employed by CUB may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. CUB will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. In addition, CUB has engaged Alliance Advisors, LLC to seek the proxies of custodians, such as brokers, who hold shares which belong to other people as well as our individual shareholders. This service will cost CUB approximately $6,500. It is possible that the Alliance Advisors, at the direction of CUB, may solicit proxies by telephone and will receive additional compensation for such activities.

Recommendation of the CUB Board of Directors

The CUB board of directors has unanimously approved the formation agreement and the bank holding company reorganization of CUB contemplated therein and has unanimously approved the merger agreement and the transactions contemplated in the merger agreement, including the Acquisition of PC Bancorp and PCB. Based on CUB’s reasons for the bank holding company reorganization, the Acquisition of PC Bancorp and PCB and the other transactions described in this document, the CUB board of directors believes that the adoption of the bank holding company form of ownership and the Acquisition of PC Bancorp pursuant to the merger agreement is in the best interests of CUB and its shareholders. Accordingly, the CUB board of directors unanimously recommends that CUB shareholders vote “FOR” approval of the bank holding reorganization, “FOR” approval of the principal terms of the merger agreement and “FOR” the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional votes in favor of the merger agreement.

THE PREMIER COMMERCIAL BANCORP ANNUAL MEETING

General

PC Bancorp will hold an annual meeting on Thursday, July 19, 2012 at 7:30 a.m. (local time), at the office of Premier Commercial Bank located at 2400 E. Katella Avenue, Suite 125, Anaheim, California 92806. At the annual meeting, you will be asked to consider and vote on: (i) the election of PC Bancorp management’s eight (8) nominees to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified or the Acquisition is completed; (ii) the approval of the principal terms of the merger agreement and the Acquisition; and (iii) granting discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the terms of the merger agreement and any other matters that may properly come before the annual meeting.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of PC Bancorp common stock at the close of business on May 31, 2012, the record date for PC Bancorp’s annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, PC Bancorp had 3,750,376 shares of its common stock issued, outstanding and eligible to vote at the annual meeting. A majority of the shares of PC Bancorp common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the annual meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

Each shareholder of record as of the record date is entitled to cast one vote for each share of common stock held on each matter to come before the meeting, except that shareholders may have cumulative voting rights with respect to the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes held in the shareholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many nominees as the shareholder desires. Under California law, no shareholder can cumulate votes unless, prior to voting at the annual meeting, such shareholder has given notice of his or her intention to cumulate his or her votes at the annual meeting. If any shareholder properly gives such notice, then all shareholders may cumulate their votes for candidates in nomination. The board of directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given, in which event votes represented by proxies delivered pursuant to this joint proxy statement-prospectus may be cumulated at the discretion of the proxy holders, in accordance with the recommendation of the board of directors.

Votes Required

Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of at least a majority of the shares of PC Bancorp common stock outstanding on the record date. As of the record date, PC Bancorp’s directors owned 1,360,280 shares, representing approximately 36%, of PC Bancorp’s issued and outstanding shares of common stock entitled to vote. Each director has agreed to vote his or her shares to approve the principal terms of the merger agreement and the transactions contemplated therein. With respect to the election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by such shares shall be elected, provided that if shares are voted cumulatively, the eight (8) nominees receiving the highest number of votes will be elected. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented and voting at the annual meeting.

Voting of Proxies

Submitting Proxies

PC Bancorp shareholders may vote their shares in person by attending the annual meeting or they may vote their shares by proxy. In order to vote by proxy, PC Bancorp shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted “FOR” approval of the principal terms of the merger agreement, “FOR” the grant of discretionary authority to adjourn the annual meeting, if necessary, and “AUTHORITY GIVEN” for all of the nominees for the board of directors. PC Bancorp shareholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the PC Bancorp annual meeting.

It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the proposal to approve the principal terms of the merger agreement and the transactions contemplated therein and the proposal to grant discretionary authority to adjourn the annual meeting.

Voting by Telephone or Over the Internet

In addition to voting in person at the PC Bancorp annual meeting or by proxy, PC Bancorp shareholders whose shares are registered in their name also have the option to vote by telephone or over the Internet. Instructions to vote by telephone or over the Internet can be found on the reverse of the proxy card included with this joint proxy statement-prospectus. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

PC Bancorp shareholders whose shares are registered in street name may also be eligible to vote their shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible shareholders who receive a paper copy of this joint proxy statement-prospectus the opportunity to vote via the Internet or by telephone. If the bank or brokerage firm under which name a PC Bancorp shareholder’s shares are held is participating in Broadridge’s program, such shareholder’s proxy card will provide the instructions. If the proxy card does not reference Internet or telephone information, a PC Bancorp shareholder should complete and return the proxy card in the self-addressed, postage paid envelope provided.

Revoking Proxies

PC Bancorp shareholders of record may revoke their proxies at any time before the time their proxies are voted at the PC Bancorp annual meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of PC Bancorp, by a later-dated proxy signed and returned by mail, by attending the annual meeting and voting in person; or, if a PC Bancorp shareholder has voted such PC Bancorp shareholder’s shares by Internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such PC Bancorp shareholder’s last Internet or telephone vote. Attendance at the annual meeting will not, in and of itself, constitute a revocation of a proxy. Instead, PC Bancorp shareholders who wish to revoke their proxies must inform PC Bancorp’s Corporate Secretary at the annual meeting, prior to the vote that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at PC Bancorp’s annual meeting as follows:

Premier Commercial Bancorp

2400 E. Katella Avenue, # 200

Anaheim, California 92806

Attention: Viktor Uehlinger

                 Corporate Secretary

Abstentions and Broker Nonvotes

The presence, in person or by properly executed proxy, of the holders of a majority of PC Bancorp’s outstanding shares entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of FINRA, brokers or members who hold shares in street name for customers who are the beneficial owners of PC Bancorp common stock are prohibited from giving a proxy to vote those shares regarding election of directors, approval of the merger and the merger agreement and the grant of discretionary authority to adjourn the annual meeting in the absence of specific instructions from beneficial owners. These are referred to as “broker nonvotes.” Abstentions and broker nonvotes will not be counted as a vote “FOR” or “AGAINST” the merger agreement and the transactions contemplated therein or the grant of discretionary authority to adjourn the annual meeting at the PC Bancorp annual meeting. However, abstentions and broker nonvotes will have the same effect as a vote “AGAINST” the merger agreement and a vote “AGAINST” the grant of discretionary authority to adjourn the annual meeting.

Other Matters

In addition to voting for the election of directors, the approval of the principal terms of the merger agreement and the Acquisition transaction, the adjournment of the annual meeting, if necessary, and any other matters that are properly presented at the annual meeting will be acted upon. PC Bancorp’s management does not presently know of any other matters to be presented at the PC Bancorp annual meeting other than those set forth in this joint proxy statement-prospectus. If other matters come before the annual meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of PC Bancorp’s board of directors, as allowed by law. Additional information with respect to the election of PC Bancorp directors is set forth herein in the section entitled “PREMIER COMMERCIAL BANCORP PROPOSAL 1 - ELECTION OF DIRECTORS.”

Solicitation of Proxies

PC Bancorp’s board of directors is soliciting the proxies for the PC Bancorp annual meeting. PC Bancorp will pay for the cost of solicitation of proxies. In addition to solicitation by mail, PC Bancorp’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, electronic mail or in person. If PC Bancorp’s management deems it advisable, the services of individuals or companies that are not regularly employed by PC Bancorp may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. PC Bancorp will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Please DO NOT send your stock certificates with your proxy card. PC Bancorp shareholders will receive written instructions from the exchange agent after the Acquisition is completed on how to surrender their PC Bancorp stock certificates. Please read the section entitled “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Surrender of Certificates and Payment of the Merger Consideration to the Shareholders of PC Bancorp,” for additional information.

Recommendation of the PC Bancorp Board of Directors

The PC Bancorp board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on PC Bancorp’s and PCB’s reasons for the merger agreement described in this document, the PC Bancorp board of directors believes that the merger agreement is in the best interests of PC Bancorp and its shareholders. Accordingly, the PC Bancorp board of directors unanimously recommends that PC Bancorp shareholders vote “FOR” approval of the principal terms of the merger agreement and “FOR” the proposal to grant discretionary authority to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the merger agreement. In addition, the PC Bancorp board of directors also unanimously recommends a vote “AUTHORITY GIVEN” for the election of all of the nominees described herein.

CALIFORNIA UNITED BANK PROPOSAL NO. 1

APPROVAL OF THE ADOPTION OF THE BANK HOLDING COMPANY FORM OF OWNERSHIP

This section describes certain aspects of the Agreement to Merge and Plan of Holding Company Formation (referred to herein as the “formation agreement”) and the reorganization of CUB into a bank holding company form of ownership pursuant to which CUB will adopt a bank holding company structure and become the wholly-owned subsidiary of CU Bancorp. The bank holding company reorganization is a condition precedent to the Acquisition of PC Bancorp and PCB by CUB and CU Bancorp which is intended to be effective immediately following the closing of the bank holding company reorganization. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire joint proxy statement-prospectus, including the appendices. A copy of the Agreement and Plan of Merger dated December 8, 2011 (as amended, the “merger agreement”) is attached as Appendix B to this joint proxy statement-prospectus and is incorporated by reference herein. A copy of the Agreement to Merge and Plan of Holding Company Formation is attached as Exhibit B to the merger agreement and as Appendix A to this joint proxy statement-prospectus and is incorporated by reference herein. The following discussion describes important aspects and the material terms of the formation agreement and the bank holding company reorganization contemplated therein. These descriptions are qualified by reference to Appendix A.

General

At the special meeting of CUB, shareholders of CUB will first consider and vote upon the principal terms of an Agreement to Merge and Plan of Holding Company Formation (the “formation agreement”) pursuant to which the business of CUB will be conducted as a wholly-owned subsidiary of CU Bancorp, a California corporation, and each outstanding share of CUB’s common stock will be converted into an equal number of shares of CU Bancorp’s no par value common stock, if approved by CUB’s shareholders and the regulatory authorities. In addition, the CUB Equity Plans will automatically be deemed to be equity incentive plans of CU Bancorp and, as a result, all outstanding options to purchase shares of common stock of CUB which have been granted under the CUB Equity Plans will be deemed to be options granted by CU Bancorp with the same terms and conditions and for the same number of shares of common stock of CU Bancorp. CU Bancorp will issue replacement stock options for shares of its common stock so that appropriate adjustments to reflect the bank holding company reorganization may be made. In addition, the shares of the common stock of CUB awarded with such restrictions as set forth on the applicable award agreement pursuant to the CUB Equity Plans will be deemed to be shares of the common stock of CU Bancorp with the same terms, conditions and restrictions. Outstanding certificates representing shares of the common stock of CUB awarded with such restrictions as set forth on the applicable award agreement pursuant to the CUB Equity Plans will thereafter represent shares of the common stock of CU Bancorp with such terms, conditions and restrictions as originally awarded by CUB. For more information regarding the CUB Equity Plans, please see “DESCRIPTION OF CALIFORNIA UNITED BANK AND CU BANCORP - Compensation of Executive Officers and Directors - Equity Plan” herein.

Shareholder approval of the formation agreement and the closing of the bank holding company reorganization is a condition to the closing of the Acquisition. Therefore, if shareholders of CUB do not approve the formation agreement and the bank holding company reorganization, CUB cannot complete the Acquisition of PC Bancorp and PCB as this transaction is presently structured in the merger agreement. However, the merger agreement permits CUB and CU Bancorp to revise the structure of the Acquisition so long as, among other things, there is no adverse federal or state income tax consequence to PC Bancorp shareholders and the consideration to be paid to PC Bancorp’s shareholders is not thereby changed in kind, value or reduced in amount. If CUB’s shareholders do not approve the formation agreement and the bank holding company reorganization but approve the principal terms of the merger agreement and the Acquisition of PC Bancorp and PCB, CUB may restructure the transaction so as to permit the closing of the Acquisition without having first to reorganize into a bank holding company form of ownership. Any restructuring of the transaction, however, will ultimately involve the adoption of the bank holding company form of ownership.

The summaries of the provisions of the formation agreement set forth herein do not purport to be complete statements thereof and are qualified in their entirety by reference to the formation agreement attached as Exhibit A hereto and incorporated herein by this reference.

Reasons for the Holding Company Reorganization

The adoption of a bank holding company structure is required in order for CUB to acquire PC Bancorp and PCB. In addition, management and the board of directors of CUB believe that the adoption of a bank holding company structure, under which the surviving bank will operate, will result in a more flexible entity for purposes of growth and expansion into permissible nonbanking activities. The existence of a bank holding company will permit the acquisition and ownership of other banks in California and certain other states and bank-related businesses. A bank holding company, by complying with Bank Holding Company Act of 1956, as amended, may acquire and operate more than one bank and acquire and engage in bank-related businesses, where such acquisitions would serve the convenience and needs of the public. In addition, bank holding companies, unlike banks, may expand into permissible nonbanking activities including owning mortgage companies, savings and loans subsidiaries and thrift subsidiaries, whereas CUB is currently prohibited from owning some of these separate entities and must instead merge these entities with and into CUB. The entry into nonbanking businesses, either through the acquisition of existing businesses or the establishment of new businesses may entail operating and business risks different from the risks normally associated with the banking business.

Finally, it is believed that the bank holding company reorganization will enhance CUB’s (and thereafter, the surviving bank’s) ability to continue to satisfy ever changing and expanding needs of present customers for banking and banking-related services and to continue to attract new customers for financial services. The bank holding company structure will better suit expansion into new areas of service and interstate banking acquisitions than would the existing structure. Most major banking institutions in the United States and in California have been reorganized into bank holding companies and CUB’s directors believe that such reorganization is desirable to maintain and enhance the competitive position of the surviving bank.

Description of the Holding Company Reorganization

CU Bancorp was incorporated on November 16, 2011 under the laws of the State of California and holds all of the stock of CU Merger Sub I (the “Subsidiary”), a newly organized California corporation. The Subsidiary was incorporated on December 7, 2011. Both CU Bancorp and Subsidiary were organized at the direction of CUB’s board of directors for the purpose of facilitating the bank holding company reorganization and the Acquisition. Neither organization has conducted any business, except for the entering into of agreements related to the bank holding company organization and the Acquisition.

The bank holding company reorganization is proposed to be accomplished by merging the Subsidiary into CUB pursuant to the terms of the formation agreement, a copy of which is attached as Exhibit B to the merger agreement. Upon the effective date of the merger of the Subsidiary into CUB, the shares of capital stock of the respective corporate parties to the formation agreement shall be converted as follows:

1.	Each outstanding share of CUB’s common stock shall be converted into one share of CU Bancorp’s common stock. Shareholders of CUB will be entitled to exchange their present share certificates for new certificates evidencing shares of the common stock of CU Bancorp. If no request is made, new certificates will be issued whenever old certificates are surrendered for transfer. Until so exchanged, the certificates for CUB’s shares will represent CU Bancorp’s shares into which CUB’s shares have been converted.

2.	The California United Bank 2005 Stock Option Plan and the California United Bank 2007 Equity and Incentive Plan (collectively herein, the “CUB Equity Plans”) will automatically be deemed to be equity incentive plans of CU Bancorp.

3.	The options to purchase shares of common stock of CUB which have been granted by CUB pursuant to the CUB Equity Plans will be deemed to be options granted by CU Bancorp with the same terms and conditions and for the same number of shares of common stock of CU Bancorp. CU Bancorp will issue replacement stock options for shares of its common stock so that appropriate adjustments to reflect this holding company reorganization may be made to: (i) the class and number of shares of common stock available for options under the CUB Equity Plans; and (ii) the class and number of shares and the price per share of the common stock subject to options outstanding under the CUB Equity Plans.

4.	The shares of the common stock of CUB awarded with such restrictions as set forth on the applicable award agreement pursuant to the CUB Equity Plans will be deemed to be shares of the common stock of CU Bancorp with the same terms, conditions and restrictions. Outstanding certificates representing shares of the common stock of CUB awarded with such restrictions as set forth on the applicable award agreement pursuant to the CUB Equity Plans will thereafter represent shares of the common stock of CU Bancorp with such terms, conditions and restrictions as originally awarded by CUB.
5.	Subsidiary will disappear and all the outstanding shares of CUB’s common stock will be owned by CU Bancorp.
6.	The shareholders of CUB will be the shareholders of CU Bancorp. As shareholders of CU Bancorp, they will have essentially the same rights to govern that corporation’s activities as they have with respect to CUB; however, as shareholders of CU Bancorp, they will not be entitled to vote on matters requiring the approval of CUB’s shareholder. A discussion of those rights is contained in the section entitled “COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CU BANCORP, CUB AND PC BANCORP” herein.

Conversion of CUB Common Stock Into and in Exchange for CU Bancorp Common Stock

When the bank holding company reorganization is completed, each share of CUB common stock held by a CUB shareholder will automatically become one share of CU Bancorp common stock. After the bank holding company reorganization becomes effective, outstanding certificates representing shares of CUB common stock shall thereafter represent shares of CU Bancorp common stock, and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares bearing the name of CU Bancorp.

CUB Stock Options and Restricted Stock Awards

In connection with the bank holding company reorganization, the CUB Equity Plans will automatically be deemed to be equity incentive plans of CU Bancorp. As a result, the options to purchase shares of common stock of CUB which have been granted by CUB pursuant to the CUB Equity Plans will be deemed to be options granted by CU Bancorp with the same terms and conditions and for the same number of shares of CU Bancorp common stock. CU Bancorp will issue replacement stock options for shares of its common stock so that appropriate adjustments to reflect the bank holding company reorganization may be made to: (i) the class and number of shares of common stock available for options under the CUB equity plans; and (ii) the class and number of shares and the price per share of the common stock subject to options outstanding under the CUB Equity Plans.

Additionally, shares of CUB common stock awarded with such restrictions as set forth on the applicable award agreement pursuant to the CUB Equity Plans will be deemed to be shares of CU Bancorp common stock with the same terms, conditions and restrictions. Outstanding certificates representing shares of CUB common stock awarded with such restrictions as set forth on the applicable award agreement pursuant to the CUB Equity Plans will thereafter represent shares of CU Bancorp common stock with such terms, conditions and restrictions as originally awarded by CUB.

For more information on the CUB equity plans and options granted thereunder, see “DESCRIPTION OF CALIFORNIA UNITED BANK AND CU BANCORP - Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and - “Compensation of Executive Officers and Directors - Equity Plans,” herein.

Ratification and Approval of the Bank Holding Company Reorganization

Implementation of the bank holding company reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of CUB’s common stock. The directors of CUB, CU Bancorp, and Subsidiary have unanimously approved the formation agreement.

The bank holding company reorganization will become effective when all necessary ratifications and approvals have been obtained and the requisite filings, as described in the formation agreement, have been made. It is anticipated that the bank holding company reorganization will become effective during the third quarter of 2012.

If any action, suit, proceeding or claim has been instituted, made or threatened relating to the bank holding company reorganization so as to make its consummation inadvisable in the opinion of the board of directors of CUB, then the bank holding company reorganization may be terminated at any time before it becomes effective.

Should the shareholders of CUB fail to approve the principal terms of the formation agreement or should it be otherwise terminated, the formation agreement would be cancelled and CUB would continue to operate with the same shareholders as it had prior to adoption of the formation agreement. Upon termination, there shall be no liability by reason of the bank holding company reorganization or the termination thereof on the part of CUB, Subsidiary, CU Bancorp or their respective directors, officers, employees, agents or shareholders, except that CUB has agreed to bear all costs and expenses incurred in connection with the bank holding company reorganization.

Description of CU Bancorp Common Stock

For information regarding CU Bancorp’s common stock, please refer to “DESCRIPTION OF CU BANCORP COMMON STOCK,” herein on page [    ].

Comparison of CUB and CU Bancorp Corporate Structures

For a comparison of CUB, PC Bancorp and CU Bancorp, please refer to “COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CU BANCORP, CUB AND PC BANCORP,” herein on page [    ].

Recommendation

THE BOARD OF DIRECTORS OF CUB HAS UNANIMOUSLY APPROVED THE PROPOSED BANK HOLDING COMPANY REORGANIZATION AND IS RECOMMENDING THAT CUB’S SHAREHOLDERS VOTE “FOR” THE PROPOSAL.

PREMIER COMMERCIAL BANCORP PROPOSAL 1—ELECTION OF DIRECTORS

General

Bylaws of PC Bancorp currently provide that the number of directors of PC Bancorp may be no less than six (6) and no more than eleven (11), with the exact number to be fixed by resolution of the board of directors. The number of directors is currently fixed at eight (8).

The nominees for election to PC Bancorp’s board of directors are as follows:

Kenneth J. Cosgrove Gene Hatz Robert Matranga Ash Patel	Steven Perryman Mel Smith Ronald P. Thon Anthony Vitti

Each nominee named above is currently a member of the board of directors. Each has been recommended by the nominating committee of the board of directors and nominated by the board of directors for election as a director to serve until the next annual meeting of shareholders and until the election and qualification of a successor, and has agreed to so serve if elected or until the consummation of the Acquisition, if sooner. Votes will be cast in such a way as to effect the election of all nominees, or as many as possible, under the rules of cumulative voting. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominees as shall be designated by the board of directors. The board of directors presently has no knowledge that any of the nominees will be unable or unwilling to serve. The eight (8)  individuals receiving the highest number of votes at the meeting shall be elected.

Information About Management’s Nominees

The following table sets forth the names of, and certain information concerning the persons nominated by the board of directors for election as directors of PC Bancorp. Each of the nominees has been a director of PC Bancorp since its inception in 2004.

Name and Title	Age	Principal Occupation During the Past Five Years

Kenneth J. Cosgrove, Chairman and CEO	64	Chairman and Chief Executive Officer of Premier Commercial Bank, N.A. and Premier Commercial Bancorp

E. Eugene Hatz, Vice Chairman	73	Retired

Robert C. Matranga	69	Chief Executive Officer, Bomel Construction Company, Inc., a concrete and general contractor.

Ashok R. Patel, President	50	President and Chief Operating Officer, Premier Commercial Bank, N.A. and Premier Commercial Bancorp

Steven Perryman	69	Retired

Melvin W. Smith	68	President, Mel Smith Electric, Inc., an electrical and general contractor

Ronald P. Thon	67	Retired Financial Planner

Anthony M. Vitti	68	Attorney in private practice

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of PC Bancorp acting within their capacities as such. There are no family relationships between any of the directors and executive officers of PC Bancorp.

Compensation of Directors

The outside members of the board of directors receive fees for attendance at regular meetings in the amount of $750 per board meeting and $200 per committee meeting, with the exception of the committee’s chairman, who receives $300 per meeting. Each outside director also receives an annual retainer of $5,000.

Executive Officers

The following table sets forth certain information concerning executive officers of PC Bancorp.

Name and Title	Age	Principal Occupation During the Past Five Years

Kenneth J. Cosgrove	64	Chairman and Chief Executive Officer, Premier Commercial Bank, N.A. and Premier Commercial Bancorp

Ashok R. Patel	50	President and Chief Operating Officer, Premier Commercial Bank, N.A. and Premier Commercial Bancorp

Stephen W. Pihl	50	Executive Vice President, CRA Officer and Chief Credit Officer, Premier Commercial Bank, N.A. and Executive Vice President, Premier Commercial Bancorp

Viktor R. Uehlinger	58	Executive Vice President and Chief Financial Officer, Premier Commercial Bank, N.A. and Executive Vice President, Premier Commercial Bancorp

None of the executive officers were selected pursuant to any arrangement or understanding other than with the directors and executive officers of PC Bancorp acting within their capacities as such. There are no family relationships between any of the directors and executive officers of PC Bancorp. There are no material proceedings to which any executive officer of PC Bancorp or any associate of any executive officer of PC Bancorp is a party or has an interest materially adverse to PC Bancorp.

Reference is made to the section of this joint proxy statement-prospectus entitled “INFORMATION ABOUT PREMIER COMMERCIAL BANCORP AND PREMIER COMMERCIAL BANK - Shares owned by Directors, Executive Officers and Certain Beneficial Owners” for information pertaining to stock ownership of the nominees. For information relating to the nominees for election to the board of directors, please see “PREMIER COMMERCIAL BANCORP PROPOSAL 1 - ELECTION OF DIRECTORS - Information About Management’s Nominees” herein.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR THE ELECTION OF THE NAMED NOMINEES TO THE BOARD OF DIRECTORS OF PC BANCORP.

CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 -

THE MERGER AGREEMENT AND THE ACQUISITION

This section describes certain aspects of the merger agreement and the transactions contemplated therein pursuant to which, following the bank holding company reorganization of CUB in which CUB will adopt a bank holding company structure and become the wholly-owned subsidiary of CU Bancorp, CU Bancorp will acquire PC Bancorp and PCB through a series of mergers. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire joint proxy statement-prospectus, including the appendices. A copy of the Agreement and Plan of Merger dated December 8, 2011 (as amended, the “merger agreement”) is attached as Appendix B to this joint proxy statement-prospectus and is incorporated by reference herein. A copy of the Agreement to Merge and Plan of Holding Company Formation is attached as Exhibit B to the merger agreement and as Appendix A to this joint proxy statement-prospectus and is incorporated by reference herein. The following discussion, and the discussion under the subsection entitled “The Merger Agreement,” describes important aspects and the material terms of the merger agreement and the transactions contemplated therein. These descriptions are qualified by reference to Appendix B and Appendix A.

Background of the Transaction and CUB’s Reasons for the Acquisition of PC Bancorp and PCB

Each of CUB’s and PC Bancorp’s boards of directors has from time to time engaged with their respective senior management teams in considering various strategic alternatives as part of its continuing efforts to enhance its company’s performance and prospects and maximize shareholder value in light of competitive, economic, regulatory and other relevant developments affecting the banking sector. Each company has considered strategic alternatives, including: continuing as an independent institution; de novo establishment of branch offices; acquiring branch offices or other smaller community banks; and entering into a strategic merger with similarly-sized or larger institutions.

On July 21, 2011, the CUB management team held a meeting with representatives from Hovde Financial, Inc. to consider various growth strategies to enhance shareholder value, including organic growth through expansion of current and new products and services, as well as strategic growth through an acquisition of a smaller bank or merger with a similar-size institution. At this meeting, Hovde Financial, Inc. provided CUB management with an update on the banking landscape, the equity markets and the mergers and acquisition environment, and on the general risks and merits of the various strategic growth strategies. After consulting with Hovde Financial, Inc. on various growth strategies, CUB management indicated that it was interested in considering growth through a potential merger with another bank headquartered in the greater Los Angeles area to augment its internal organic growth. PC Bancorp was discussed as a potential merger candidate to explore further.

The following week, David Rainer, the Chairman, President and Chief Executive Officer of CUB, and representatives of Hovde Financial, Inc. spoke with Kenneth Cosgrove, Chairman and Chief Executive Officer of PC Bancorp, who expressed an interest in discussing a potential affiliation between the companies.

On July 29, 2011, CUB and PC Bancorp mutually agreed to enter into a confidentiality agreement.

On August 2, 2011, the CUB board and representatives of Hovde Financial, Inc. met to discuss the possibility of a strategic merger with PC Bancorp. The board evaluated the potential for a presence and more immediate scale through new markets of interest in the greater Los Angeles area, the synergies in the Irvine market where CUB recently opened a loan production office near one of PC Bancorp’s established full-service offices, the ability to more efficiently manage higher regulatory costs with a larger combined balance sheet, the financial condition and operating results of both companies, the greater market capitalization of the combined company, the complementary management strengths and other favorable characteristics. Based on these and other factors, the CUB board determined that a potential merger with PC Bancorp had significant merit.

During the following week, PC Bancorp retained Gary Steven Findley & Associates and The Findley Group to provide legal and financial advisory services, respectively, and management of PC Bancorp invited CUB to make a presentation to the PC Bancorp board at the next board meeting in late August.

At the PC Bancorp board meeting on August 26, 2011, Mr. Rainer and representatives of Hovde Financial, Inc. made a presentation highlighting CUB’s business, operations and markets served in addition to a potential strategic merger between the two companies. At the meeting, each company’s goals, strategies, their potential synergies and their respective interests in a potential business combination were discussed.

On September 8, 2011, the CUB board held a special meeting to discuss the PC Bancorp presentation and feedback that Mr. Rainer had received from management of PC Bancorp. After further evaluation of the relevant factors and merger considerations, the CUB board authorized management to prepare an expression of interest letter setting forth the general terms upon which CUB would consider pursuing a strategic merger with PC Bancorp.

On September 14, 2011, PC Bancorp received the expression of interest letter from CUB that indicated a stock exchange transaction based upon the relative tangible equity values of each company after accounting for certain items that included, but were not limited to, an accrual for certain costs related to a pending dispute relating to PC Bancorp’s former Arizona operations. As of the prior day, the common stock of CUB closed at $11.75 per share. CUB offered 3,648,473 shares of CUB stock to PC Bancorp. It was estimated that this would be approximately 1 share of CUB common stock for each outstanding share of PC Bancorp common stock or approximately $11.75 per PC Bancorp share. This represented approximately a 30% premium to the price PC Bancorp’s common stock closed at on September 13, 2011. It also called for an exclusivity period during which on-site due diligence would be conducted by each company, its representatives and advisers.

During the following week, the PC Bancorp board evaluated the terms expressed in the letter with representatives of The Findley Group. After considering the business, operations, financial condition, asset quality, earnings, board and management composition, prospects, branch locations and geographical overlap, culture and other attributes as well as the limited number of suitable candidates for a potential merger, the PC Bancorp board determined that a potential merger with CUB would be a very attractive strategic transaction for PC Bancorp to pursue. The PC Bancorp board authorized management to execute the indication of interest letter subject to confirmation of certain terms and conditions, and to begin conducting its due diligence review.

During the week of September 26th, CUB and PC Bancorp began preparations for on-site due diligence which commenced in early October.

During the week of October 3rd, as part of the due diligence efforts, CUB engaged an independent firm to assist with its review of the loan and credit files for PC Bancorp and provide a third-party report.

Throughout due diligence, David Rainer and Kenneth Cosgrove met or talked frequently to discuss issues relating to the potential merger, including corporate governance issues, key management positions, and integration and consolidation issues. Additionally, Hovde Financial, Inc. and The Findley Group spoke frequently to discuss the equity calculation methodology, the progress of the due diligence process, transaction timing considerations, corporate governance and other transaction related items.

On October 21, 2011, Hovde Financial, Inc. and CUB met to review the findings of due diligence to date and assess the timing of continued review and transaction related negotiations, as well as refine the transaction modeling and the assessment of the economic benefits to the shareholders of both CUB and PC Bancorp.

On November 10, 2011, representatives of Hovde Financial, Inc. and CUB management presented to CUB’s board the results from the due diligence process, the open issues to be addressed and an update of the financial characteristics of the proposed merger. The topics discussed included certain revisions to the methodology of calculating tangible equity resulting from due diligence, the treatment of PC Bancorp stock options, relative levels of estimated earnings, per share accretion and other transaction terms.

The following week, CUB provided the revised terms of the indication of interest letter to PC Bancorp.

On November 17, 2011, the PC Bancorp board met with representatives of The Findley Group to evaluate the new tangible equity value methodology and other modifications to the proposed transaction terms.

In September, October and through mid November, due diligence continued between the respective parties. During that time period the Arizona litigation involving the Arizona lease was resolved. In addition, CUB and PC Bancorp agreed on the management structure of the resulting entity and PC Bancorp agreed to a reduction of representation on the board of the resulting bank from 3 to 2. During that time the Board of Directors of PC Bancorp remained informed of the due diligence and the negotiations between the parties.

On November 18, 2011, PC Bancorp proposed a few revisions to the new tangible equity methodology. PC Bancorp noted that CUB’s common stock price had closed at $10.25 per share on the prior day down from the value in September; while CUB highlighted that the broader market for bank stocks was down during this period. For example, the SNL Bank Index was down approximately 7.5% during the same period. During the week of November 21, 2011, representatives of CUB and PC Bancorp, Hovde Financial, Inc. and The Findley Group worked together to refine the terms of the proposed transaction. An agreement was reached that the transaction mechanics should be changed from being based on a tangible equity methodology to a fixed number of shares with certain price protection adjustments. In reaching the agreement, the proposed number of shares to be issued to PC Bancorp stockholders would be increased by 2% to 3,721,442. This, among other considerations, would enable PC Bancorp to pay a stock dividend at the end of 2011. Upon this agreement, CUB and its outside legal counsel, Horgan, Rosen, Beckham & Coren, L.L.P., began drafting the definitive merger agreement.

On November 30, 2011, the initial draft of the merger agreement was circulated to The Findley Group and PC Bancorp.

On December 5, 2011, representatives of CUB and PC Bancorp, Hovde Financial, Inc., The Findley Group and Horgan, Rosen, Beckham & Coren, L.L.P. convened on a conference call to discuss the proposed transaction and draft merger agreement in depth and work through mutually acceptable revisions to the draft.

On the afternoon of December 8, 2011, the PC Bancorp board held a special meeting to discuss the proposed merger. The Findley Group and Vining-Sparks IBG LP also attended the meeting. The PC Bancorp board discussed the final terms of the merger agreement. The Findley Group distributed the revised draft of the merger agreement to the PC Bancorp board members and discussed the proposed terms and conditions of the Acquisition. Vining-Sparks rendered its oral opinion, subsequently confirmed in writing, as described under “Opinion of PC Bancorp’s Financial Advisor” that, as of the date of the written opinion, and based upon and subject to factors and assumptions set forth therein, the exchange ratio in the Acquisition was fair, from a financial point of view to PC Bancorp and its shareholders. Following more review and discussion among the members of the PC Bancorp board, including consideration of the factors described under “PC Bancorp’s Reasons for the Merger,” the PC Bancorp board unanimously determined that the transactions contemplated by the merger agreement and related transactions and agreements, including the holding company merger and bank merger, were advisable and in the best interests of PC Bancorp and its shareholders, and the directors voted unanimously to adopt and approve the merger agreement and the transactions contemplated thereunder, and resolved to recommend that PC Bancorp shareholders adopt and approve the principal terms of the merger agreement and directed that this matter be submitted for consideration by PC Bancorp’s shareholders at a shareholders’ meeting.

On the evening of December 8, 2011, the CUB board met with its senior management and representatives of Hovde Financial, Inc. to conduct final evaluations and deliberations on the merger agreement and the transactions contemplated by the merger agreement, including establishing a bank holding company for CUB and the subsequent holding company merger and bank merger. Management reviewed for the board the background of discussions with PC Bancorp. Hovde Financial, Inc. reviewed with the board the structure and other terms of the proposed merger, and certain financial information regarding PC Bancorp, CUB and the proposed merger. In connection with the deliberation by the board, Hovde Financial, Inc. rendered to the CUB board its oral opinion, subsequently confirmed in writing, as described under “Opinion of CUB’s Financial Advisor,” that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as Hovde Financial, Inc. considered relevant, the exchange ratio was fair, from a financial point of view, to the shareholders of CUB as of the date of the opinion. Horgan, Rosen, Beckham & Coren, L.L.P. also attended the meeting and distributed a revised draft of the merger agreement in substantially final form, together with an updated summary thereof. Horgan, Rosen, Beckham & Coren, L.L.P. discussed with the board the final legal terms of the merger agreement and the legal standards applicable to the board’s decisions and actions with respect to its consideration of the proposed merger. Following these discussions, and review and discussion among the members of the CUB board, including consideration of the factors described under “CUB’s Reasons for the Acquisition of PC Bancorp and PCB,” the CUB board unanimously determined that the transactions contemplated by the merger agreement and related transactions and agreements, including the formation of a bank holding company and the subsequent Acquisition of PC Bancorp and PCB by mergers, were advisable and in the best interests of CUB and its shareholders, and the directors voted unanimously to approve the merger agreement and the transactions contemplated therein, and resolved to recommend that CUB shareholders approve the principal terms of the merger agreement and directed that this matter be submitted for consideration of CUB shareholders at a shareholders’ meeting.

The merger agreement was executed on the evening of December 8, 2011, and the proposed merger was announced the following morning in a news release jointly issued by PC Bancorp and CUB. The executive officers and directors of PC Bancorp, PCB, CU Bancorp, and CUB signed voting agreements dated December 8, 2011, and the executive officers and directors of PC Bancorp and PCB, except for Stephen W. Pihl and Viktor R. Uehlinger, additionally entered into non-competition and non-solicitation agreements.

In reaching its decision to approve the merger agreement and recommend that CUB shareholders approve the principal terms of the merger agreement, the CUB board of directors consulted with its financial and legal advisors, and considered a number of factors, including:

•	the merger will create over a billion dollar commercial bank focused on serving the Los Angeles-Long Beach-Santa Ana metropolitan statistical area as measured by total assets;
•	the Acquisition will significantly expand CUB’s presence in Orange County;
•	the increased size of the resulting company will enhance its image in the marketplace and will better position the combined company to acquire other companies as appropriate opportunities arise;
•	management’s expectations regarding cost synergies and that the transaction will be accretive to earnings;
•

while management’s forecasted synergies from the Acquisition did not include projected effects of any revenue enhancements, management believes the Acquisition will create opportunities for incremental revenues from, among other things, cross-marketing of banking products and services such as PCB’s SBA lending expertise and CUB’s business banking expertise;

•	proximity and familiarity should facilitate integration of the two companies;
•

its knowledge of CUB’s business, operations, competitive position, financial condition, earnings and prospects and of PC Bancorp’s business, operations, competitive position, financial condition, earnings and prospects, taking into account the results of CUB’s due diligence review of PC Bancorp and its subsidiaries;

•	the higher percentage of loans in PCB’s composition of earning assets and the quality of those loans;
•	the potential effect the Acquisition could have on the market capitalization, trading volume and the liquidity of CUB’s common stock for CUB shareholders;
•	PC Bancorp remained profitable during the recent recession;
•	the form of consideration being 100% stock for all outstanding shares of PC Bancorp common stock and PC Bancorp shareholders becoming shareholders of the combined company;
•	the reputation of PC Bancorp and its subsidiary, PCB and PCB’s history of operating community banking operations;

•	the need to obtain CUB shareholder, PC Bancorp shareholder and regulatory approvals in order to complete the transaction;
•

the board of directors’ view of PCB’s business, operations, financial condition, asset quality, earnings and prospects, based in part on its review and discussions with CUB’s management about CUB’s due diligence examination of PCB;

•

the financial analyses presented by Hovde Financial, Inc., CUB’s financial advisor, and the oral opinion of Hovde Financial, Inc. delivered on December 8, 2011, subsequently confirmed by a written opinion of Hovde Financial, Inc. dated the same date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Hovde Financial, Inc.’s opinion, the exchange ratio provided for in the merger agreement for determining the amount of CUB common stock to be issued to the holders of PC Bancorp’s common stock, in exchange for their shares was fair, from a financial point of view, to CUB’s shareholders, as more fully described below under the caption “Opinion of CUB’s Financial Advisor” beginning on page [    ];

•

the terms of the merger agreement taken as a whole, including the exchange ratio including the potential for adjustment and mutual transaction terms and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•

the board of director’s understanding of the current and prospective environment in which CUB and PCB operate and will operate, including national and local economic conditions, the competitive environment for financial institutions generally, the continuing trends of industry consolidation and increasing costs resulting in part from regulatory and legislative mandates, which the board and management believe favor efficiencies from a greater scale of operations, and the likely effect of these factors on CUB both with and without the proposed transaction;

•	management’s expectation that the combined company will have a stronger capital position upon completion of the transaction;
•	the ability to deploy CUB’s excess liquidity in combining the institutions; and
•	the possibility that the transaction would not close for 6 to 8 months and therefore the more relevant financial evaluation was at the anticipated time of closing.

The CUB board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the Acquisition, including the following, which are not listed in any relative order of importance:

•

there can be no assurance that all of the conditions to the parties’ obligations to complete the Acquisition will be satisfied, including the condition of obtaining the required bank regulatory approvals, which is a condition to the consummation of the Acquisition that cannot be waived, and, as a result, the Acquisition may not be consummated;

•

the risk that potential benefits and synergies sought from the Acquisition may not be realized, or may not be realized within the time period expected, and the risks associated with the integration of the two companies;

•

the risk that if the process of integrating the businesses of CUB and PC Bancorp does not proceed as planned, it may have an adverse effect on CUB’s relationships with its customers and ultimately impact CUB’s profitability; and

•

the significant risks and costs involved in connection with entering into and completing the Acquisition, or failing to complete the Acquisition in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships.

The foregoing discussion of the factors considered by the CUB board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CUB board of directors. In reaching its decision to approve the merger agreement, the Acquisition and the other transactions contemplated by the merger agreement, the CUB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CUB board of directors considered all these factors as a whole, including discussions with, and questioning of, CUB management and CUB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The CUB board of directors also relied on the experience of Hovde Financial, Inc., as its financial advisor, for analyses of the financial terms of the Acquisition and for its opinion as to the fairness, from a financial point of view, to CUB’s shareholders of the consideration to be received by them in the Acquisition.

For the reasons set forth above, the CUB board of directors unanimously determined that the Acquisition, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CUB and its shareholders, and unanimously approved and adopted the merger agreement. The CUB board of directors unanimously recommends that the CUB shareholders vote “FOR” adoption of the merger agreement.

Background of the Transaction and PC Bancorp’s and PCB’s Reasons for Approval of the Merger Agreement

Over the last couple of years the Board of Directors of PC Bancorp discussed several strategic initiatives, inclusive of the acquisition of community banking institutions operating in the Southern California market, as well as, partnering with larger financial institutions.

In 2010 and 2011, Management of PC Bancorp met with other banks for purposes of merging with and into PC Bancorp; however, these conversations never resulted in an executed letter of intent.

During the summer of 2011, representatives of PC Bancorp met with representatives of CUB to discuss a potential strategic alliance between the two banking entities. Representatives of PC Bancorp were familiar with the executive management of CUB and were aware that they were interested in expanding their operation into Orange County. During the initial meetings, it was agreed that the geographic fit of PC Bancorp and CUB was ideal in the sense that it would cover a good portion of Southern California, inclusive of Los Angeles County and Orange County, and that the banking services provided by both PC Bancorp and CUB were complimentary to each other. From the initial meeting between representatives of PC Bancorp and CUB, it was decided to further explore the possibility of merging the banks based upon the exchange of shares of the two entities.

On July 29, 2011, a confidentiality agreement was signed between CUB and PC Bancorp/PCB relating to mutual due diligence on each other. On August 17, 2011, the Board of Directors of PC Bancorp were informed of the discussions with representatives of CUB, and a meeting was set with representatives of CUB on August 26, 2011 to provide background regarding CUB and also to discuss a strategic alliance between the two banking organizations. The Board of Directors had a follow up meeting on August 31, 2011 to further discuss the structure of a merger transaction with CUB and also the impact of the current litigation involving a lease that PC Bancorp entered into with respect to a former operation in Arizona. The general assessment of the transaction would be a tangible book to tangible book value transaction and the boards of directors would be combined.

On September 16, 2011, the Board of Directors of PC Bancorp met to further discuss the transaction. Based upon that information, the Board of Directors authorized the execution of the letter of intent where further due diligence would be completed by the respective parties.

On September 21, 2011 a letter of intent was presented and signed by the parties regarding a stock for stock transaction, whereby, PC Bancorp and PCB would be merged with CUB with CUB undergoing a bank holding company reorganization as part of the transaction. Shareholders of PC Bancorp would receive shares of CUB on a tangible book value to tangible book value basis. The general assessment was that there would be a small stock dividend paid by PC Bancorp prior to year-end 2011, at which time the transaction would be structured on a one share for one share basis, taking into consideration the cancellation and payout of all existing options of PC Bancorp which were set to expire and the current litigation related to the Arizona lease.

In September, October and November, due diligence continued between the respective parties. During that time period the Arizona litigation involving the Arizona lease was resolved. In addition, CUB and PC Bancorp agreed on the management structure of the resulting entity. During that time the Board of Directors of PC Bancorp remained informed of the due diligence and the negotiations between the parties.

On December 8, 2011, the Board of Directors of PC Bancorp and PCB reviewed and approved the Agreement and Plan of Merger, the Merger Agreement, the Shareholder Agreement, indemnity agreements and the Fairness Opinion that was issued by Vining Sparks IBG, L.P. (“Vining Sparks”) which concluded that the Acquisition was fair to the shareholders of PC Bancorp, from a financial point of view. Vining Sparks had served as an investment banker for a number of merger transactions involving commercial banking institutions.

On December 8, 2011, the Board of Directors of CUB approved and authorized the execution and adoption of the same transaction agreements. On the evening of December 8, 2011 the respective agreements were executed and on December 9, 2011, a joint press release was issued announcing the signing of the transaction.

PC Bancorp is being advised by Gary Steven Findley of The Findley Group and Gary Steven Findley & Associates, in addition to a fairness opinion being issued by Vining Sparks.

The terms of the merger agreement included that consideration be paid to PC Bancorp shareholders were the result of arm’s length negotiations. In evaluating the proposed merger with CUB, the Board of Directors of PC Bancorp considered many factors at their board meetings, included but not limited to the following:

•	A continued difficult operating environment for community banks that began in 2008, an uncertain economic recovery going forward;

•	Increased regulatory oversight, increased costs to maintain compliance, higher capital requirements, a more complex risk management environment;

•	A more complex regulatory environment including Dodd-Frank Act, increased deposit insurance costs, consumer financial protection bureau oversight, executive compensation rules and restrictions;

•

Increasing operating costs, compression of net interest margin and higher capital requirements requiring a much larger and more efficient bank than in years past to satisfy the return expectation of bank investors;

•	Attracting and retaining key employees, management and board succession planning;

•	A more difficult environment to consummate mergers and acquisitions; and

•	The need to develop additional products and services for our customers, including larger legal lending limits.

The Board of Directors and Executive Management discussed some of the following major advantages of the merger with CUB:

•	Shareholders will likely receive an enhanced return on their investment in PCB;

•	Employees will have more opportunities for advancement;

•	Customers and prospective customers will have the availability of larger lending limits;

•	The combined organization will be better equipped to meet the challenges of competition and the economic climate that now exists; and

•	The shares of the combined company could trade higher and larger entities have recently traded at higher multiple.

In addition to the advantages discussed, the Board of Directors and Executive Management also discussed the various risks of merging with CUB including:

•	Disadvantages of being part of a larger organization, including the potential for decreased customer service;

•	Loss of some of our employees through duplication of jobs;

•	Loss of some employee benefits; and

•	Loss of control.

After weighing the advantages and disadvantages of the merger with CUB, the Board of Directors determined that the advantages clearly outweighed the disadvantages.

The foregoing discussion of the information and factors considered by the PC Bancorp and PCB boards of directors is not intended to be exhaustive, but constitutes the material factors considered by the boards of directors. In reaching their determination to approve and recommend the principal terms of the merger, the boards of directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

For reasons set forth above, the PC Bancorp and PCB boards of directors have approved the merger agreement as being in the best interest of PC Bancorp and its shareholders and PCB and recommend that the PC Bancorp shareholders approve the principal terms of the merger agreement.

Structure of the Transaction

Under the terms of the merger agreement: (i) CUB will first adopt a bank holding company structure by reorganizing to become the wholly-owned subsidiary of CU Bancorp, a California corporation formed at the direction of CUB’s board of directors, pursuant to which all of the shares of CUB common stock issued and outstanding immediately prior thereto shall be exchanged and converted into an equal number of shares of CU Bancorp common stock (the “bank holding company reorganization”); (ii), immediately thereafter, CU Bancorp will merge with PC Bancorp, through a series of two mergers, pursuant to which: (A) CU Merger Sub II, a wholly-owned subsidiary of CU Bancorp formed solely for purposes of consummating the merger with PC Bancorp, will merge with PC Bancorp, with PC Bancorp surviving; and (B) immediately thereafter, PC Bancorp will merge with and into CU Bancorp, with CU Bancorp surviving and continuing as the bank holding company for CUB and PCB (the “holding company merger”); and (iii) finally, CUB and PCB will merge, with CUB surviving and continuing as a California state-chartered non-member bank (the “bank merger”). Following and as a result of these transactions, the shareholders of CUB will become the shareholders of CU Bancorp, as the surviving bank holding company, and the shareholders of PC Bancorp will receive 3,721,442 shares of CU Bancorp common stock (the “stock consideration”). The amount of the stock consideration may be adjusted pursuant to the terms of the merger agreement.

At the direction of the board of directors of CUB, CU Bancorp was incorporated on November 11, 2011 in the State of California for the purposes of serving as the bank holding company for CUB and consummating the

Acquisition, subject to applicable shareholder and regulatory approvals. CU Bancorp was initially capitalized with $1,025.00 through the private sale of 100 shares of its common stock at $10.25 per share to David I. Rainer, CUB’s Chairman, President and Chief Executive Officer. During April 2012, certain directors of CU Bancorp, as individuals, loaned CU Bancorp an aggregate of $350,000 which, pursuant to the terms of the promissory notes evidencing the loans, is payable 30 days after consummation of the Acquisition of PC Bancorp. The interest rate on these loans is set at 3.0%, which is less than the interest rates offered by CUB’s correspondent banks.

Opinion of CUB’s Financial Advisor

The fairness opinion of CUB’s financial advisor, Hovde Financial, Inc., is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of CUB. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by CUB or PC Bancorp. You should review the copy of the Fairness Opinion, which is attached as Appendix E.

Hovde has acted as CUB’s financial advisor in connection with the proposed Acquisition. In addition to the payment of $30,000 for Hovde’s fairness opinion and $6,556 in expense reimbursements in 2011, it is anticipated that Hovde will receive additional fees and consideration approximating $780,000 upon consummation of the proposed Acquisition of PC Bancorp and PCB. The engagement of Hovde and payment of the aforementioned fees were recommended by Management and the Board of Directors and approved by CUB’s Board of Directors.

Hovde also acted as CUB’s financial advisor in connection with the acquisition of California Oaks State Bank (“COSB”) in 2010 for which Hovde was paid $191,503 which amount included a $10,000 retainer fee, $25,000 as compensation for Hovde’s fairness opinion with respect to the COSB merger, a $150,000 success fee paid in connection with the closing of the COSB merger, and $6,504 in expense reimbursements. Hovde Securities LLC, an entity related to Hovde, was engaged by CUB to assist CUB in raising $10.3 million through a private placement of common stock in the 1st quarter of 2011 and was paid $500,626 which included a $460,630 success fee, $25,000 for a fairness opinion and $14,996 in expense reimbursements.

Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the Acquisition and is familiar with CUB and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed Acquisition with CUB’s board of directors and, on December 8, 2011, rendered a written opinion to CUB’s board of directors that the merger consideration to be paid in connection with the Acquisition was fair to the shareholders of CUB from a financial point of view.

The full text of Hovde’s written opinion is included in this Proxy Statement as Appendix E and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Hovde’s opinion is directed to CUB’s board of directors and addresses only the fairness, to the shareholders of CUB from a financial point of view, of the merger consideration to be paid in connection with the Acquisition. It does not address the underlying business decision to proceed with the Acquisition and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger agreement or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of CUB and PC Bancorp and material prepared in connection with the Acquisition, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available business and financial information concerning CUB, PC Bancorp and PC Bancorp;

•	certain internal financial statements and other financial and operating data concerning CUB, PC Bancorp and PC Bancorp;

•	financial projections prepared by certain members of CUB’s and PC Bancorp’s senior management;

•	the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•

the pro forma ownership of CUB’s Common Stock by the holders of PC Bancorp’s Common Stock relative to the pro forma contribution of PC Bancorp’s assets, liabilities, equity and earnings to the combined company; and

•	the pro forma impact of the Acquisition on the combined company’s earnings per share, consolidated capitalization and financial ratios.

Hovde also conducted meetings and had discussions with members of senior management of CUB and PC Bancorp for purposes of reviewing the business, financial condition, results of operations, and future prospects of CUB and PC Bancorp. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate and took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by CUB and PC Bancorp and in the discussions it had with CUB’s management and that of PC Bancorp. In that regard, Hovde also assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets, loan loss reserves and net charge-offs were reasonably prepared by CUB and PC Bancorp on a basis reflecting the best currently available information and CUB’s and PC Bancorp’s judgments and estimates. Hovde further assumed that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for CUB and PC Bancorp are, in the aggregate, adequate to cover such losses. Hovde was not retained to, and did not conduct, a physical inspection of any of the properties or facilities of CUB or PC Bancorp. In addition, Hovde did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of CUB or PC Bancorp.

Hovde assumed that the Acquisition will be consummated substantially in accordance with the terms set forth in the merger agreement. Hovde assumed that the Acquisition is, and will be, in compliance with all laws and regulations that are applicable to the parties to the merger agreement. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on the parties to the merger agreement that would have a material adverse effect on the contemplated benefits of the Acquisition. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the combined company after the Acquisition.

Pursuant to CUB’s engagement agreement with Hovde, CUB paid Hovde a fee in connection with its delivery to CUB’s board of directors of the fairness opinion. Further, Hovde will receive a fee from CUB for rendering financial advisory services in connection with the Acquisition, which is contingent upon the completion of the Acquisition. In addition to its fees and regardless of whether the merger is consummated, CUB has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and to indemnify Hovde against certain claims, losses and expenses arising out of the Acquisition or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, CUB and PC Bancorp. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the Acquisition as compared to any other business combination in which CUB might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by CUB’s board of directors in making its determination to approve the principal terms of the merger agreement and the Acquisition. Consequently, the analyses described below should not be viewed as solely determinative of the decision of CUB’s board of directors or CUB’s management with respect to the fairness of the merger consideration.

The following is a summary of the material analyses prepared by Hovde and presented to CUB’s board of directors on December 8, 2011, in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Precedent Transactions Analysis. As part of its analysis, Hovde reviewed publicly available information related to select acquisition transactions of banks nationwide announced since January 1, 2009, involving banks located throughout United States in which the Target had assets between $100 million and $1 billion, and non-performing assets-to-total assets below 4% and trailing return on assets of between -0.60% and 0.60%. The resulting group consisted of the following 16 transactions:

Buyer (State)	Target (State)

City Holding Company (WV)	Virginia Savings Bancorp, Inc. (VA)

Kentucky First Federal Bancorp (KY)	CKF Bancorp, Inc. (KY)

1st United Bancorp, Inc. (FL)	Anderen Financial, Inc. (FL)

S&T Bancorp, Inc. (PA)	Mainline Bancorp, Inc. (PA)

Community Bank Partners, Inc. (CO)	First National Bancshares, Inc. (KS)

Berkshire Hills Bancorp, Inc. (MA)	Legacy Bancorp, Inc. (MA)

Chemung Financial Corporation (NY)	Fort Orange Financial Corp. (NY)

German American Bancorp, Inc. (IN)	American Community Bancorp, Inc. (IN)

First General Bank (CA)	American Premier Bancorp (CA)

California United Bank (CA)	California Oaks State Bank (CA)

Industry Bancshares, Inc. (TX)	First National Bank of Shiner (TX)

Donegal Financial Services Corp. (PA)	Union National Financial Corporation (PA)

Chemical Financial Corporation (MI)	O.A.K. Financial Corporation (MI)

Bryn Mawr Bank Corporation (PA)	First Keystone Financial, Inc. (PA)

United Financial Bancorp, Inc. (MA)	CNB Financial Corp. (MA)

First Community Bancshares, Inc. (VA)	TriStone Community Bank (NC)

Transaction multiples for the merger were derived from an implied aggregate offer price of $38.1 million for PC Bancorp (based on the CUB stock price of $10.25 as of December 5, 2011). For each precedent transaction, Hovde derived and compared the implied ratio of deal value in relation to certain financial characteristics of PC Bancorp as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible book value, as adjusted (the “Price-to-Tangible Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM EPS Multiple”); and

•

the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. In order to calculate the implied transaction values, Hovde used PC Bancorp’s tangible equity as adjusted for a litigation settlement (and referenced herein) that occurred in the fourth quarter of 2011 but was taken into account for the transaction, the trailing earnings for the last twelve months and core deposits at September 30, 2011.

Implied Value to PC Bancorp Based On:	Price to Tang. Book Value Multiple	Price to LTM EPS Multiple	Premium to Core Deposits Multiple
Reorganization merger agreement	95.0%	35.0x	-0.7%

Precedent Transactions:
Maximum	131.4%	50.3x	5.8%
Median	109.7%	26.0x	0.8%
Minimum	58.2%	7.0x	-10.4%

Comparative Company Analysis. Using publicly available information, Hovde compared PC Bancorp’s financial performance with that of the maximum, median and minimum of the precedent transactions. PC Bancorp’s performance highlights are based on PC Bancorp’s most recent quarter information at September 30, 2011.

	ROAA	ROAE	Efficiency Ratio	Non Int. Inc/Assets	NPAs/ Assets	LLR/ NPAs

PC Bancorp	0.06%	0.61%	70.2%	0.32%	0.80%	207%

Precedent Transactions:
Maximum	0.58%	6.29%	96.0%	1.19%	3.92%	286%
Median	0.11%	1.80%	84.1%	0.52%	1.93%	85%
Minimum	-0.52%	-6.32%	57.2%	0.08%	0.43%	10%

No company or transaction used as comparison in the above transaction analyses is identical to PC Bancorp or CUB, and no transaction was consummated on terms identical to the terms of the Acquisition. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, PC Bancorp’s recent performance, the current banking environment and the local economy in which PC Bancorp operates, Hovde utilized earnings estimates for a forward looking five-year period with the assistance of information and guidance provided by the management of CUB and PC Bancorp. Hovde performed a discounted cash flow analysis to estimate a range for the implied equity value of PC Bancorp. In this analysis, Hovde assumed discount rates ranging from 14.0% to 18.0% to derive (i) the present value of the estimated free cash flows that PC Bancorp could generate over a five-year period, including certain cost savings, deal related expenses and financial adjustments forecasted as a result of the merger, and (ii) the present value of PC Bancorp’s terminal value at the end of year five. Terminal values for PC Bancorp were calculated based on a range of 10.0x to 14.0x estimated year five earnings. Certain data were adjusted to account for restructuring charges anticipated by management to result from the merger and certain assumptions regarding growth and problem asset costs relating to PC Bancorp were adjusted to align them with the corresponding assumptions used by CUB for its internal business planning purposes. Hovde assumed that PC Bancorp would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of the retained earnings necessary to maintain this tangible capital ratio were assumed to represent potential dividend cash flows for PC Bancorp.

Based on these assumptions, Hovde derived a range of implied value of PC Bancorp of $9.67 per share to $14.65 per share.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde's analysis does not purport to be indicative of the actual values or expected values of PC Bancorp’s Common Stock.

Public Peer Analysis. As part of its analysis, Hovde reviewed a selected group of financial institutions deemed to be comparable located in the Western region of the United States that were publicly traded with assets between $200 million and $1 billion, non-performing assets-to-total assets below 3%, return on average assets of between 0.0% and 1.0%, and weekly volume of shares traded for the last twelve months represented at least 10 basis points of total shares outstanding (the "Public Peer Group"). The Public Peer Group consisted of the following 15 institutions:

Public Peer (State)

1st Capital Bank (CA)

1st Century Bancshares, Inc. (CA)

1st Enterprise Bank (CA)

American Perspective Bank (CA)

Bank of Santa Clara (CA)

BEO Bancorp (OR)

California Bank of Commerce (CA)

California United Bank (CA)

CommerceWest Bank, N.A. (CA)

FNB Bancorp (CA)

Greater Sacramento Bancorp (CA)

Heritage Oaks Bancorp (CA)

Private Bank of California (CA)

Redwood Capital Bancorp (CA)

Santa Cruz County Bank (CA)

Hovde utilized the following relevant public trading multiples for each institution in the Public Peer Group to calculate an implied value for PC Bancorp:

•	the Price-to-Tangible Book Value Multiple, as adjusted;

•	the Price-to-LTM Multiple; and

•	the Premium-to-Core Deposits Multiple.

In order to derive a value based on the tangible equity of PC Bancorp, Hovde utilized data as of September 30, 2011, net of a litigation settlement that was factored into the transaction but took place in the fourth quarter of 2011.

The table below shows the results of this analysis comparing implied values and multiples of PC Bancorp to the Public Peer Group.

Implied Value to PC Bancorp Based On:	Price to Tang. Book Value Multiple	Price to LTM EPS Multiple	Premium to Core Deposits Multiple
Reorganization merger agreement	95.0%	35.0x	-0.7%

Public Peer Group:
Maximum	111.7%	55.2x	2.2%
Median	81.7%	13.5x	-2.0%
Minimum	57.8%	5.2x	-9.2%

Comparative Company Analysis (Public Peer Group). Using publicly available information, Hovde compared PC Bancorp’s financial performance with that of the maximum, median and minimum of the institutions included in the Public Peer Group. PC Bancorp’s performance highlights are based on PC Bancorp’s most recent quarter information at September 30, 2011.

	ROAA	ROAE	Efficiency Ratio	Non-Int. Inc./Assets	NPAs/ Assets	LLR/ NPAs

PC Bancorp	0.06%	0.61%	70.2%	0.32%	0.80%	207%

Public Peer Group:
Maximum	0.98%	12.0%	100.3%	0.91%	2.85%	309%
Median	0.56%	5.6%	74.0%	0.30%	1.10%	195%
Minimum	0.30%	2.5%	56.3%	-0.18%	0.00%	128%

No company used for comparison in the above transaction analyses is identical to PC Bancorp. Accordingly, the analysis and comparison is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Relative Contribution Analysis. Hovde analyzed the relative contribution of CUB and PC Bancorp with regard to certain assets, liabilities, earnings, capital and other financial information to the pro forma company, which do not reflect any purchase (acquisition) accounting adjustments. Hovde compared the relative contribution of balance sheet, non-performing assets and year-to-date income statement information for the period ended September 30, 2011. Market capitalization data was based on the close of December 5, 2011. The pro forma ownership was based on the terms set forth in the merger agreement based upon the assumption that the Closing Price (as defined in the merger agreement) would be equivalent to the CUB closing price as of December 5, 2011 ($10.25 per share). The results of the Hovde analysis are set forth in the following table:

Category	CUB	PC Bancorp

Total Assets	63.8%	36.2%

Net Loans	59.8%	40.2%

Total Deposits	63.5%	36.5%

Core Deposits (1)	68.0%	32.0%

Total Equity	66.1%	33.9%

Tangible Equity	64.0%	36.0%

TCE + ALLL—NPAs (2)	61.3%	38.7%

Total Non-performing Assets	70.8%	29.2%

YTD Interest Income	62.3%	37.7%

YTD Interest Expense	21.2%	78.8%

YTD Net Interest Income	69.3%	30.7%

YTD Net Income	54.9%	45.1%

Market Capitalization (3)	68.4%	31.6%

Pro Forma Ownership (4)	65.1%	34.9%

Notes:

(1)	Core Deposits as defined as total deposits less CDs with a balance above $250,000.
(2)	TCE+ALLL-NPAs = Tangible common equity plus the allowance for loan and lease loss minus non-performing assets.
(3)	Market capitalizations for both companies are based closing prices and shares outstanding as of December 5, 2011.
(4)	Pro forma ownership is based on the terms of the merger agreement and CUB’s closing price as of December 5, 2011.

Projected Pro Forma Financial Analysis. Hovde analyzed the estimated financial impact of the merger on CUB’s 2012 and 2013 estimated earnings per share. For both CUB and PC Bancorp, Hovde utilized estimates of earnings for 2012 and 2013 determined by management. In addition, Hovde assumed that the merger will result in cost savings and other deal related adjustments equal to estimates determined by CUB’s management. Based on its analysis, Hovde determined that the merger would be accretive to CUB’s estimated generally accepted accounting principles (“GAAP”) earnings per share in 2012 (net of nonrecurring deal expenses) and in 2013.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be paid in connection with the Acquisition is fair from a financial point of view to CUB’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix D to this Joint Proxy Statement-prospectus.

Opinion of PC Bancorp’s Financial Advisor

PC Bancorp’s board of directors retained Vining Sparks IBG, L.P., or Vining Sparks, to render financial advisory and investment banking services. Vining Sparks has also engaged in securities and loan sales and trading activity with CUB and PC Bancorp and/or PC Bancorp’s subsidiary bank, PCB in the past two years, for which

Vining Sparks has received brokers’ commissions and/or trading gains or fees. These amounts are embedded in the price quotes for such securities and/or loans and neither CUB, PC Bancorp nor Vining Sparks deems these amounts to be materially significant. In addition, CUB and PC Bancorp use Vining Sparks Bond Accounting System to account for their respective investment securities which have been provided on a complementary basis. Vining Sparks does not receive compensation from CUB or PC Bancorp for this service.

Vining Sparks is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with PC Bancorp and its business. As part of its investment banking activities, Vining Sparks is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On December 7, 2011, Vining Sparks delivered a written opinion to the PC Bancorp that the terms of the proposed merger of PC Bancorp and CUB were fair, from a financial point of view, to holders of shares of PC Bancorp common stock. The full text of Vining Sparks’ opinion is attached as Appendix D to this proxy statement-prospectus and should be read in its entirety. Vining Sparks received total fees of $26,000 for its fairness opinion. The retention of Vining Sparks was recommended by Gary Steven Findley & Associates, PC Bancorp’s legal counsel. The engagement of Vining Sparks and the payment of the fees for its fairness opinion were approved by PC Bancorp’s Board of Directors.

For purposes of Vining Sparks’ opinion and in connection with its review of the proposed transaction, Vining Sparks has, among other things:

1.	Reviewed the terms of the merger agreement;
2.	Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of PC Bancorp and CUB, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;
3.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of each company furnished to us by PC Bancorp and CUB management;
4.	Held discussions with members of executive and senior management of PC Bancorp and CUB concerning the past and current results of operations of PC Bancorp and CUB, their respective current financial condition and managements’ opinions of their respective future prospects;
5.	Reviewed reported market prices and historical trading activity of PC Bancorp and CUB common stock;
6.	Compared the proposed financial terms of the Acquisition with the financial terms of certain other transactions that Vining Sparks deemed to be relevant;
7.	Reviewed the potential pro forma impact of the Acquisition; and
8.	Performed such other financial studies, analyses and investigations, as Vining Sparks considered appropriate under the circumstances.

Vining Sparks has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by PC Bancorp and CUB and their respective representatives, and of the publicly available information that was reviewed by it. Vining Sparks is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowance for loan losses set forth in the balance sheets of PC Bancorp and CUB is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Vining Sparks was not retained to and it did not conduct a physical inspection of any of the properties or facilities of PC Bancorp or CUB, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of PC Bancorp or CUB, was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

Vining Sparks’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of PC Bancorp or CUB could materially affect the assumptions used in preparing the opinion. Vining Sparks assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

No limitations were imposed by PC Bancorp’s board of directors upon Vining Sparks with respect to the investigations made or procedures followed in rendering its opinion. Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of PC Bancorp common stock in the Acquisition and does not address PC Bancorp’s underlying business decision to proceed with the Acquisition. Vining Sparks has been retained on behalf of the Board of Directors of PC Bancorp, and its opinion does not constitute a recommendation to any director of PC Bancorp as to how such director should vote with respect to the merger agreement.

Vining Sparks relied upon the managements of PC Bancorp and CUB as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefore) provided to or reviewed by Vining Sparks, and Vining Sparks assumed that such forecasts and projections reflect the best currently available estimates and judgments of PC Bancorp and CUB management. PC Bancorp and CUB do not publicly disclose internal management forecasts, projections or estimates of the type furnished to or reviewed by Vining Sparks in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the managements of PC Bancorp and CUB, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In delivering its opinion to the board of directors of PC Bancorp, Vining Sparks prepared and delivered to PC Bancorp’s board of directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Vining Sparks in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Vining Sparks. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Vining Sparks believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Vining Sparks made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of PC Bancorp, CUB and Vining Sparks. Any estimates contained in Vining Sparks’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Summary of Proposal. Vining Sparks reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, the holders of PC Bancorp common stock (other than holders of excluded shares and dissenting shares, as these terms are hereinafter defined) shall be entitled to receive as aggregate consideration in the form of shares of CUB common stock for all shares of PC Bancorp common stock outstanding immediately prior to the Effective Time the difference of (i) 3,721,442; minus (ii) the sum of excluded shares; and dissenting shares (the “Stock Consideration”). The Stock Consideration shall be adjusted, if at all, in the event the Closing Price and the

Announcement Price deviate from one another by more than 10% and less than or equal to 25%, as defined in Section 3.1.2 of the merger agreement. All capitalized items used in this paragraph shall have the meanings ascribed to them in the merger agreement. The terms of the Acquisition are more fully set forth in the merger agreement.

Vining Sparks’ analysis was based on the issuance of 3,721,442 shares of CUB common stock and a stock price of $10.25 (as of December 2, 2011) for CUB common stock, PC Bancorp will receive merger consideration of $38,144,780. Vining Sparks viewed this transaction as a strategic merger of PC Bancorp with CUB rather than the sale of PC Bancorp to CUB and therefore its analysis focused on the pro forma anticipated performance of the combined organizations and impact of the merger on the shareholders of PC Bancorp.

Present Value Analysis. Vining Sparks calculated the present value of theoretical future earnings of PC Bancorp and compared the transaction value to the calculated present value of PC Bancorp’s common stock on a stand-alone basis. Based on projected earnings for PC Bancorp for 2012 through 2016 and a discount rate of 12% and including a residual value, the stand-alone present value of PC Bancorp equaled $9.17 per share. The transaction value of $10.25 per share is above this value, which supports the fairness of the transaction.

Pro Forma Acquisition Analysis. Vining Sparks performed pro forma merger analyses to calculate the financial implications of the merger to PC Bancorp shareholders. This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closes at May 31, 2012 and cost savings and revenue enhancement opportunities of $2,000,000 in 2012 and $3,500,000 annually in the years 2013 through 2016, which approximates 27% of CUB’s 2011 overhead expenses. This analysis utilized earnings estimates of $0.61 per share in 2013 and $0.79 per share in 2014 for PC Bancorp and $0.59 per share and $0.85 per share, respectively, for CUB. This analysis indicated that the merger would be approximately 41% accretive to PC Bancorp’s projected earnings per share in 2013 and 34% accretive in 2014.

In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with CUB and PC Bancorp and/or its subsidiary bank for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities. Pursuant to the terms of an engagement letter with PC Bancorp, Vining Sparks received a fee upon delivery of its opinion. Vining Sparks’ fee is not contingent upon consummation of the Acquisition. In addition, PC Bancorp has agreed to indemnify Vining Sparks against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Ratification and Approval of the Holding Company Reorganization, the Holding Company Merger and the Bank Merger; Effective Date

The bank holding company reorganization, the holding company merger, and the bank merger require the approval of the FRB. The bank holding company reorganization and the bank merger require the additional approval of the DFI and the FDIC. The approval of the DFI was received on May 22, 2012 and the approvals of the FRB and the FDIC were received on June 11, 2011. A closing condition to each party’s obligations under the merger agreement is that each of the above regulatory agencies gives the required approval for this transaction, and that any such approval does not contain restrictions that would materially and adversely affect the business operations, financial condition, property or assets of the combined enterprise of CUB, CU Bancorp, PC Bancorp, and PCB, as reasonably determined in good faith by the boards of directors of CUB and PC Bancorp. It is presently contemplated that the Acquisition will be effective on July 31, 2012, the projected closing date of the various transactions contemplated in the merger agreement.

Before the bank holding company reorganization and Acquisition of PC Bancorp and PCB can be completed, they must be approved by the holders of at least a majority of the issued and outstanding shares of CUB common stock and the Acquisition must be approved by the holders of at least a majority of the issued and outstanding shares of PC Bancorp common stock. If the holders of CUB common stock and the holders of PC Bancorp common stock fail to approve the transaction or if the transaction is otherwise terminated, as provided above, then the parties shall continue to operate their respective businesses under the ownership of their existing shareholders as they had prior to the adoption of the merger agreement, except that CUB and CU Bancorp may reorganize into the bank holding company form of ownership pursuant to which CU Bancorp will become the bank holding company for CUB, subject to shareholder and regulatory approvals.

It is estimated at this time that the total expenses associated with the various transactions contemplated in the merger agreement is approximately $4.1 million which will be borne appropriately by the respective parties.

Director and Executive Officer Voting Agreements

CUB has entered into voting agreements with each of the directors and executive officers of PC Bancorp and PCB in the form of Exhibit F to the merger agreement pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of PC Bancorp common stock owned by such person in favor of the approval of the principal terms of the merger agreement and the transactions contemplated thereby at PC Bancorp’s annual shareholders’ meeting. The voting agreements also provide that each director and/or executive officer will not take any action that will alter the right to vote his or her shares.

PC Bancorp has entered into voting agreements with each of the directors and executive officers of CU Bancorp and CUB in the form of Exhibit G to the merger agreement pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of CU Bancorp common stock and CUB common stock owned by such person in favor of the approval of the principal terms of the merger agreement and the transactions contemplated thereby at the respective shareholders’ meetings of CU Bancorp and CUB. The voting agreements also provide that each director and/or executive officer will not take any action that will alter the right to vote his or her shares.

Non-Competition and Non-Solicitation Agreements

Each of the executive officers and directors of PC Bancorp and PCB, except for Stephen W. Pihl and Viktor R. Uehlinger, has entered into a Non-Competition and Non-Solicitation Agreement in the form attached as Exhibit E to the merger agreement pursuant to which each such director and/or executive officer has agreed, among other things, not to compete with CUB, as the surviving bank, and CU Bancorp, as the surviving bank holding company, for a period of two (2) years in Los Angeles County and Orange County, California; provided, however, that the Non-Competition and Non-Solicitation Agreement entered into with Mr. Patel, PCB’s President and Chief Executive Officer, has been modified to reduce the non-competition and non-solicitation period to one (1) year.

Merger Consideration to the Shareholders of PC Bancorp

Stock Consideration

CU Bancorp has agreed to issue 3,721,442 shares of its no par value common stock in consideration for all shares of PC Bancorp common stock outstanding immediately prior to the closing (the “stock consideration”). Dissenting shares will be deducted from the stock consideration and the outstanding shares. The merger agreement, however, provides for a “cap” and a “collar” which is designed to preserve the value of the transaction for the shareholders of CUB and for the shareholders of PC Bancorp. Accordingly, the merger agreement requires an adjustment to the stock consideration (the “adjusted stock consideration”) in the event the volume weighted average of the closing price of CUB common stock over the 20 trading-day period ending on the day immediately preceding the date of the merger agreement (the “announcement price”) and the volume weighted average of the closing price of CUB common over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the Acquisition (the “closing price”) deviate from one another by more than 10% and less than or equal to 25% as follows:

•	In the event the closing price is more than 110% of the announcement price, then the adjusted stock consideration shall be determined based on the following formula:

stock consideration × announcement price × 1.10
closing price

•	In the event the closing price is less than 90% of the announcement price, then the adjusted stock consideration shall be:

stock consideration × announcement price × 0.90
closing price

•

In the event the closing price is more than 125% of the announcement price or the closing price is less than 75% of the announcement price, then either of the parties may terminate the merger agreement without liability to the other party.

The parties have determined the announcement price to be $10.2731. Accordingly, no adjustment to the stock consideration will be required under the merger agreement unless the closing price of CUB common stock is more than $11.30 or less than $9.25. Further, the parties may terminate the merger agreement if the closing price is more than $12.84 or less than $7.70 without liability therefor. In either event, if the parties determine to proceed with the transaction, the per share merger consideration will be determined in accordance with the formula set forth in the merger agreement. The determination to proceed with the transaction does not require separate shareholder approval. Please see “RISK FACTORS - The Parties May Decide to Proceed with the Acquisition in the event the Closing Price exceeds the Limits which Give the Parties the Right to Terminate the Merger Agreement Without Having to Obtain Separate Shareholder Approvals” herein.

Per Share Stock Consideration

Except for shares of PC Bancorp common stock held in its treasury (“excluded shares”) and shares of PC Bancorp common stock as to which dissenters’ rights have been perfected under California law (“dissenting shares”), at the closing of the Acquisition, each share of PC Bancorp common stock outstanding immediately prior to the effective time of the Acquisition will be converted into the right to receive the number of shares of CU Bancorp common stock determined by dividing (i) either the stock consideration or the adjusted stock consideration, as applicable; by (ii) the shares of PC Bancorp common stock outstanding immediately prior to the effective time including without limitation, dissenting shares but excluding excluded shares. This number is referred to as the “per share stock consideration.” The per share stock consideration, expressed as a ratio, is referred to as the “exchange ratio.” Shares representing restricted shares of PC Bancorp Common Stock awarded in accordance with its equity plans are considered outstanding for determining the exchange ratio and are not excluded shares.

Fractional Shares

No fractional shares of CU Bancorp common stock will be issued pursuant to the merger agreement and in lieu thereof, each holder of PC Bancorp common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the closing price.

Examples

The following examples illustrate the per share stock consideration to be received by a shareholder of PC Bancorp holding 1,000 shares of PC Bancorp common stock immediately prior to the effective time of the Acquisition under different scenarios and assumes, for purposes of these examples only, that 3,750,376 shares of PC Bancorp common stock are issued and outstanding immediately prior to the effective time of the Acquisition and that no PC Bancorp stock options are exercised for PC Bancorp common stock immediately prior to the effective time of the Acquisition.

Example 1: Closing Price for CUB Common Stock is $10.89, or 106% of the Announcement Price.

The closing price, as determined in accordance with the merger agreement, is $10.89. Because the difference of $0.6164 between the closing price and the announcement price is less than 10%, there is no adjustment to the stock consideration of 3,721,442 shares of CU Bancorp common stock. Accordingly, the per share consideration is 0.9923 shares of CU Bancorp common stock being issued for each share of PC Bancorp common stock calculated by dividing 3,721,442 by 3,750,376. Therefore, the shareholder would be entitled to receive 992.30 shares of CU Bancorp common stock for his or her 1,000 shares of PC Bancorp common stock. Since CU Bancorp will not issue fractional shares in the Acquisition, the shareholder will receive 992 shares of CU Bancorp common stock and $3.27 in cash for his or her 0.30 fractional interest determined by multiplying the fractional interest by $10.89, the closing price, in exchange for his or her 1,000 shares of PC Bancorp common stock.

Example 2: Closing Price for CUB Common Stock is $9.66, or 94% of the Announcement Price.

The closing price, as determined in accordance with the merger agreement, is $9.66. Because the difference of $0.6164 between the announcement price and the closing price is less than 10%, there is no adjustment to the stock consideration of 3,721,442 shares of CU Bancorp common stock. Accordingly, the per share consideration is 0.9923 shares of CU Bancorp common stock being issued for each share of PC Bancorp common stock calculated by dividing 3,721,442 by 3,750,376. Therefore, the shareholder would be entitled to receive 992.30 shares of CU Bancorp common stock for his or her 1,000 shares of PC Bancorp common stock. Since CU Bancorp will not issue fractional shares in the Acquisition, the shareholder will receive 992 shares of CU Bancorp common stock and $2.90 in cash for his or her 0.30 fractional interest determined by multiplying the fractional interest by $9.66, the closing price, in exchange for his or her 1,000 shares of PC Bancorp common stock.

Example 3: Closing Price for CUB Common Stock is $11.51, or 112% of the Announcement Price.

The closing price, as determined in accordance with the merger agreement, is $11.51. Because the closing price is more than 110% but less than 125% of the announcement price, the stock consideration will be adjusted and the adjusted stock consideration will be 3,653,677 shares of CU Bancorp common stock, determined by dividing: (A) the product of (i) 3,721,442, the stock consideration, (ii) $10.2731, the announcement price and (iii) 1.10; by (B) $11.51, the closing price. Accordingly, the per share consideration is 0.9742 shares of CU Bancorp common stock being issued for each share of PC Bancorp common stock calculated by dividing 3,653,677 by 3,750,376. Therefore, the shareholder would be entitled to receive 974.20 shares of CU Bancorp common stock for his or her 1,000 shares of PC Bancorp common stock. Since CU Bancorp will not issue fractional shares in the Acquisition, the shareholder will receive 974 shares of CU Bancorp common stock and $2.30 in cash for his or her 0.20 fractional interest determined by multiplying the fractional interest by $11.51, the closing price, in exchange for his or her 1,000 shares of PC Bancorp common stock.

Example 4: Closing Price for CUB Common Stock is $8.94, or 87% of the Announcement Price.

The closing price, as determined in accordance with the merger agreement, is $8.94. Because the announcement price is more than 110% but less than 125% of the closing price, the stock consideration will be adjusted and the adjusted stock consideration will be 3,848,733 shares of CU Bancorp common stock, determined by dividing: (A) the product (i) 3,721,442, the stock consideration, (ii) $10.2731, the announcement price and (iii) 0.90; by (B) $8.94, the closing price. Accordingly, the per share consideration is 1.0262 shares of CU Bancorp common stock being issued for each share of PC Bancorp common stock calculated by dividing 3,848,733 by 3,750,376. Therefore, the shareholder would be entitled to receive 1026 shares of CU Bancorp common stock and $1.79 in cash for his or her 0.20 fractional interest in exchange for his or her 1,000 shares of PC Bancorp common stock.

Example 5: Closing Price for CUB Common Stock is $12.94, or 126% of the Announcement Price.

The closing price, as determined in accordance with the merger agreement, is $12.94. Because the closing price is more than 125% of the announcement price, any of the parties may, but is not required to, terminate the merger agreement. If the parties elect not to terminate the merger agreement and proceed with the Acquisition, the stock consideration will be adjusted and the adjusted stock consideration will be 3,274,869 shares of CU Bancorp common stock, determined by dividing: (A) the product (i) 3,721,442, the stock consideration, (ii) $10.2731, the announcement price and (iii) 1.10; by (B) $12.8414, the closing price based upon 125% of the announcement price. Accordingly, the per share consideration is 0.8732 shares of CU Bancorp common stock being issued for each share of PC Bancorp common stock calculated by dividing 3,274,869 by 3,750,376. Therefore, the shareholder would be entitled to receive 873 shares of CU Bancorp common stock and $2.59 in cash for his or her 0.20 fractional interest in exchange for his or her 1,000 shares of PC Bancorp common stock.

Example 6: Closing Price for CUB Common Stock is $7.60, or 74% of the Announcement Price.

The closing price, as determined in accordance with the merger agreement, is $7.60. Because the announcement price is more than 125% of the closing price, any of the parties may, but is not required to, terminate the merger agreement. If the parties elect not to terminate the merger agreement and proceed with the Acquisition, the stock consideration will be adjusted and the adjusted stock consideration will be 4,468,529, determined by dividing: (A) the product (i) 3,721,442, the stock consideration, (ii) $10.2731, the announcement price and (iii) 0.90; by (B) $7.70, the closing price based upon 75% of the announcement price. Accordingly, the per share consideration is 1.1915 shares of CU Bancorp common stock being issued for each share of PC Bancorp common stock calculated by dividing 4,468,529 by 3,750,376. Therefore, the shareholder would be entitled to receive 1,191 shares of CU Bancorp common stock and $3.80 in cash for his or her 0.50 fractional interest in exchange for his or her 1,000 shares of PC Bancorp common stock.

Surrender of Certificates and Payment of the Merger Consideration to the Shareholders of PC Bancorp

Within four (4) days after the later of the receipt of information from PC Bancorp’s transfer agent or the effective time of the Acquisition, CU Bancorp shall cause the exchange agent to mail to each holder of record, as of the effective time, of a certificate(s) representing outstanding shares of PC Bancorp common stock, a letter of transmittal and instructions for use in effecting the surrender of PC Bancorp stock certificates in exchange for CU Bancorp common stock (and cash in lieu of fractional shares). This letter of transmittal will contain detailed instructions explaining what you need to do in order to surrender your PC Bancorp stock certificate(s) in order to receive the merger consideration.

Upon surrender of a PC Bancorp stock certificate or other valid representation of ownership of PC Bancorp common stock for cancellation and a duly completed and validly executed transmittal letter, in exchange for the shares of PC Bancorp common stock represented thereby the record holder will be entitled to receive the per share stock consideration, provided, however, if there are fractional shares comprising the per share stock consideration, then the holder will receive a check in an amount determined to be the cash value of the fractional shares, if any, in accordance with the merger agreement. Until surrendered, each outstanding share of PC Bancorp common stock immediately prior to the effective time (other than dissenting shares and excluded shares) will be deemed thereafter to evidence only the right to receive the merger consideration.

PC BANCORP STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. STOCK CERTIFICATES MUST NOT BE RETURNED WITH THE ENCLOSED PROXY.

PC Bancorp Stock Options

Pursuant to and subject to the terms of the merger agreement, each PC Bancorp stock option outstanding will be accelerated in full (whether or not such option is then vested or exercisable) so as to become fully exercisable. If you hold PC Bancorp stock options, you will be given written notice prior to the effective time of the Acquisition that such PC Bancorp stock option shall be, as of the date of such notice, exercisable in full, that the PC Bancorp stock option will terminate at the effective time of the Acquisition, and that if the PC Bancorp stock option is not exercised or otherwise terminated on or before the effective time of the Acquisition such holder shall be entitle to receive in cancellation of each PC Bancorp stock option a cash payment equal to the positive difference, if any, of: (i) the product of (A) the closing price and (B) the per share stock consideration; and (ii) the per share option exercise price of the PC Bancorp stock option.

A deduction or withholding from the above-described consideration paid on account of PC Bancorp stock options will be made if such a deduction or withholding is required by the Internal Revenue Code or any provision of state, local, or foreign tax law.

As a result of the Acquisition, all equity compensation plans of PC Bancorp will terminate.

The Exchange Agent

The parties have agreed that they will mutually agree on and appoint an exchange agent with respect to the payment of the merger consideration to PC Bancorp shareholders.

Rights of Holders of PC Bancorp Stock Certificates Until Surrender

If a dividend or other distribution on CU Bancorp common stock is declared by CU Bancorp, as the surviving bank holding company, with a record date after the effective time of the Acquisition, you will not receive that dividend or distribution until you surrender your PC Bancorp stock certificate(s). If your stock certificates are lost or destroyed, you must submit documentation acceptable to CU Bancorp and the exchange agent of your ownership of PC Bancorp common stock. Any dividends or distributions withheld from you ultimately will be remitted to you when you deliver your PC Bancorp stock certificate(s) (or substitute documentation if your certificates are lost or destroyed), but they will be remitted to you without interest and less any taxes that may have been imposed.

Holders of unsurrendered certificates will be entitled to vote at any meeting of CU Bancorp shareholders, regardless of whether the holders have exchanged their certificates. The number of shares which may be voted will be determined by applying the exchange ratio to the number of shares of PC Bancorp common stock represented by the certificates.

Lost Certificates

If you have lost or misplaced a certificate for shares of PC Bancorp common stock, contact Viktor Uehlinger, Executive Vice President, Chief Financial Officer and Corporate Secretary at PC Bancorp at (714) 978-2552, to begin the process of replacing the lost certificate before the date the transaction becomes effective. Procedures you should follow if you are unable to deliver your certificate(s) will be explained in the letter of transmittal, but shareholders of PC Bancorp common stock will find it easier to complete the exchange process if they obtain a replacement certificate(s) before the transaction becomes effective.

Upon the bank holding company reorganization becoming effective, shares of CUB common stock shall automatically thereafter become shares of CU Bancorp common stock, and the certificates representing shares of CUB common stock therefore need not be exchanged for new certificates bearing the name of CU Bancorp.

Dissenters’ Rights of CUB Shareholders

The shareholders of CUB do not have dissenters’ rights with respect to approval of the formation agreement and the bank holding company reorganization. However, the shareholders of CUB will be given the opportunity to exercise dissenters’ rights with respect to approval of the principal terms of the merger agreement and the Acquisition of PC Bancorp in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached hereto as Appendix C and incorporated herein by reference. Please note that the description below does not purport to be a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, which sections are attached hereto as Appendix C.

CUB common stock shareholders voting against the merger agreement and the Acquisition contemplated therein may demand, in accordance with California Corporations Code Sections 1300, et. seq., that CUB acquire their shares for cash at their fair market value as of December 8, 2011, the day before the first announcement of the terms of the merger agreement and the Acquisition of PC Bancorp, excluding any appreciation or depreciation in consequence of the bank holding company reorganization or Acquisition.

Submit a Written Demand

In order to exercise dissenters’ rights, a CUB shareholder must not vote in favor of the merger agreement and the Acquisition of PC Bancorp and make a written demand for purchase of his or her shares in cash for the fair market value and have the demand received by CUB within 30 days after the date on which the notice of the approval of the principal terms of the merger agreement and the Acquisition is mailed to the shareholder. The written demand must state the number of shares held of record by such CUB shareholder for which demand for purchase for cash is being made and it must contain a statement of the amount which such CUB shareholder claims to be the fair market value of the shares as of December 8, 2011, the day before the announcement of the merger agreement and the Acquisition of PC Bancorp. That statement will constitute an offer by the CUB shareholder to sell his or her shares to CUB at that price. A CUB shareholder may not withdraw such demand unless CUB consents thereto.

Surrender Stock Certificates

Thereafter, in order to perfect dissenters’ rights, a CUB shareholder must also deliver his or her share certificate(s) for receipt by CUB within 30 days after the date on which notice of the closing of the merger agreement and the Acquisition of PC Bancorp was mailed. CUB will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such CUB shareholder.

Any such demands, notices, certificates or other documents delivered to CUB may be sent to Ms. Anita Wolman, Executive Vice President, General Counsel, and Corporate Secretary, California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436.

Determination of Value of CUB Common Stock

The purchase price for shares of CUB common stock that dissent to the merger agreement and the Acquisition of PC Bancorp will be the fair market value for such shares as of December 8, 2011, the day before the announcement of the merger agreement and the Acquisition of PC Bancorp. The board of directors of CUB has determined that the fair market value of a share of CUB common stock as of December 8, 2011 was $10.25, the closing price per share of CUB common stock as reported on the OTCBB. If there is a disagreement between the CUB shareholder and CUB regarding the proposed purchase price or if CUB denies that such shares constitute dissenting shares, the CUB shareholder and CUB each have the right for six (6) months following the date on which notice of the closing of the merger agreement and the Acquisition of PC Bancorp was mailed to file a lawsuit in the Superior Court of the County of Los Angeles to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Dissenters’ Rights of PC Bancorp Shareholders

The shareholders of PC Bancorp will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached hereto as Appendix C and incorporated herein by reference. Please note that the description below does not purport to be a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, which sections are attached hereto as Appendix C.

PC Bancorp common stock shareholders voting against the Acquisition may demand, in accordance with California Corporations Code Sections 1300, et. seq., that PC Bancorp acquire their shares for cash at their fair market value as of December 8, 2011, the day before the first announcement of the terms of the Acquisition, excluding any appreciation or depreciation in consequence of the Acquisition.

If dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of PC Bancorp’s outstanding shares, then CU Bancorp and CUB have the option to terminate the merger agreement. Please see “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - The Merger Agreement - Conditions to CUB’s and CU Bancorp’s Obligations Under the Merger Agreement” herein.

Submit a Written Demand

In order to exercise dissenters’ rights, a PC Bancorp shareholder must not vote in favor of the merger agreement and the Acquisition and make a written demand for purchase of his or her shares in cash for the fair market value and have the demand received by PC Bancorp within 30 days after the date on which the notice of the approval of the principal terms of the merger agreement and the transactions contemplated therein is mailed to the shareholder. The written demand must state the number of shares held of record by such PC Bancorp shareholder for which demand for purchase for cash is being made and it must contain a statement of the amount which such PC Bancorp shareholder claims to be the fair market value of the shares as of December 8, 2011, the day before the announcement of the Acquisition. That statement will constitute an offer by the PC Bancorp shareholder to sell his or her shares to PC Bancorp at that price. A PC Bancorp shareholder may not withdraw such demand unless PC Bancorp consents thereto.

Surrender Stock Certificates

Thereafter, in order to perfect dissenters’ rights, a PC Bancorp shareholder must also deliver his or her share certificate(s) for receipt by PC Bancorp within 30 days after the date on which notice of the closing of the Acquisition was mailed. PC Bancorp will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such PC Bancorp shareholder.

Any demands, notices, certificates or other documents delivered to PC Bancorp may be sent to Viktor Uehlinger, Executive Vice President, Chief Financial Officer and Corporate Secretary, Premier Commercial Bancorp, 2400 E. Katella Avenue, Suite 200, Anaheim, CA 92806.

Determination of Value of PC Bancorp Common Stock

The purchase price for shares of PC Bancorp common stock that dissent to the merger agreement will be the fair market value for such shares as of December 8, 2011, the day before the announcement of the Acquisition. The board of directors of PC Bancorp has determined that the fair market value of a share of PC Bancorp common stock as of December 8, 2011 was $9.00, as adjusted for the stock dividend on a retroactive basis, the closing price per share of PC Bancorp common stock as reported on the OTCBB. If there is a disagreement between the PC Bancorp shareholder and PC Bancorp regarding the proposed purchase price or if PC Bancorp denies that such shares constitute dissenting shares, the PC Bancorp shareholder and PC Bancorp each have the right for six (6) months following the date on which notice of the closing of the Acquisition was mailed to file a lawsuit in the Superior Court of the County of Orange to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Interests of Directors and Officers in the Transaction

The directors and executive officers of CU Bancorp prior to the close of the Acquisition will continue to be the executive officers and directors of CU Bancorp as the surviving bank holding company; provided, however, that Robert C. Bills and Ronald W. Jones, both of whom currently serve on CU Bancorp’s board of directors, have provided written notification of their intent to retire from CU Bancorp’s board of directors to be effective as of the close of the Acquisition. Mr. Bills currently is the Chairman of the Compensation, Nomination and Corporate Governance Committee and Mr. Jones previously served as the Audit Committee expert and Chairman of the Audit Committee. Additionally, immediately after the effective time of the Acquisition, Kenneth J. Cosgrove and Robert Matranga will be invited to join the board of directors of CU Bancorp to serve until their respective successors are duly elected or appointed and qualified, provided, however, that if Mr. Cosgrove and/or Mr. Matranga cannot or is not willing to serve on the board of directors of CU Bancorp, their board positions shall be filled first by Ron Thon followed by Mel Smith.

PC Bancorp and PCB executive officers and directors who are also shareholders of PC Bancorp will participate as shareholders in the merger consideration in the same manner and to the same extent as all of the other shareholders of PC Bancorp. However, in considering the recommendation of the PC Bancorp board of directors that PC Bancorp’s shareholders vote in favor of approving the principal terms of the merger agreement and the Acquisition, PC Bancorp shareholders should be aware that PC Bancorp and PCB executive officers and directors may have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of PC Bancorp, generally. The boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are detailed below.

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Employment and Salary Continuation Agreements. Kenneth Cosgrove and Ashok Patel each have previously entered into employment agreements with PC Bancorp and PCB. Under the terms of their respective employment agreements, upon consummation of the Acquisition, Mr. Cosgrove and Mr. Patel will be entitled to change in control benefits approximating $572,200 and $540,600, respectively, payable in a lump sum. In addition, Messrs. Cosgrove and Patel, along with Mr. Viktor Uehlinger and Mr. Stephen Pihl, each have previously entered into salary continuation agreements with PC Bancorp which provide for annual benefit payments upon reaching age 65. Mr. Cosgrove will attain the age of 65 in June 2012, at which time his salary continuation benefits will not be affected by the Acquisition and he will become fully vested and will be entitled to receive $75,000 in salary continuation benefits for 15 years following retirement. Mr. Patel has entered into an agreement providing that he will accept a lump sum payment of $200,000 in consideration for termination of his salary continuation agreement. Absent this agreement, Mr. Patel’s salary continuation benefits would have vested in full as a result of the Acquisition and he would have been entitled to salary continuation benefits of $75,000 per year for fifteen years beginning in July 2026. The salary continuation agreements with Messrs. Uehlinger and Pihl provide that if they are terminated within one (1) year following the consummation of the Acquisition, their salary continuation benefits will accelerate from 80% vested to 100% vested and each will receive approximately $38,000 in salary continuation benefits for 15 years upon reaching age 65. Their salary continuation benefits will not accelerate if they are not terminated within one (1) year following consummation of the Acquisition.

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Protection of Directors, Officers and Employees Against Claims. In the Merger Agreement, CU Bancorp and CUB have, on behalf of themselves and their subsidiaries, to maintain and preserve the rights to indemnification of PC Bancorp and PCB directors and officers after the completion of the mergers to the fullest extent permitted under law and applicable agreement. CU Bancorp and CUB have also agreed to allow PC Bancorp and PCB to purchase “tail coverage,” for a period of four years, in order to continue providing liability insurance, including directors’ and officers’ liability insurance to the officers and directors of PC Bancorp and PCB, subject to certain cost limits.

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Stock Options and Restricted Stock Awards. The following directors and officers of PC Bancorp or PCB hold options to purchase additional shares of PC Bancorp: Kenneth Cosgrove, Ashok Patel, Ronald Thon, Anthony Vitti and Stephen Pihl. Upon consummation of the merger, they will have their options accelerated and cancelled and shall receive a cash payment in an amount equal to the excess of the per share merger consideration over the per share option exercise price of such option. See “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - PC Bancorp Stock Options” herein. Assuming a closing price of $11.17 per share, the approximate cash value of the payment to each of these officers and directors is as follows:

Name	Cash Payment in Cancellation of Stock Options
Kenneth Cosgrove	$113,711
Ashok Patel	$113,711
Ronald Thon	$64,975
Anthony Vitti	$64,975
Stephen Pihl	$56,852

Total	$414,224

Also, each of the directors, Mr. Uehlinger and Mr. Pihl, holds restricted stock awards of PC Bancorp which have not yet vested. These awards will accelerate and completely vest immediately prior to the effective time of the holding company merger. The following table sets forth the number of shares of restricted stock each of these individuals own and the estimated value of the shares of CU Bancorp common stock that each will receive in connection with the Acquisition, assuming no adjustment to the stock consideration and a closing price of CUB common stock of $11.17.

Name	Restricted Shares	Merger Consideration (Shares)	Estimated Value ($)
Kenneth J. Cosgrove	4,578	4,543	$50,745
Edward E. Hatz	1,272	1,262	$14,097
Robert C. Matranga	1,272	1,262	$14,097
Ashok R. Patel	4,578	4,543	$50,745
Steven Perryman	1,272	1,262	$14,097
Melvin W. Smith	1,272	1,262	$14,097
Ronald P. Thon	1,272	1,262	$14,097
Anthony M. Vitti	1,272	1,262	$14,097
Stephen W. Pihl	1,780	1,766	$19,726
Viktor R. Uehlinger	1,780	1,766	$19,726

All Directors and Executive Officers as a group (10 persons)	20,348	20,190	$225,524

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Employees and Benefit Plans. The Merger Agreement provides that PC Bancorp’s and PCB’s employees who remain employed by CU Bancorp or CUB after the effective time of the merger will be eligible to participate in the benefit plans of CU Bancorp and CUB that are generally available to its employees, subject to the terms and provisions of such benefit plans.

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Employment or Retention by CU Bancorp and CUB. CU Bancorp has agreed that, at the time the merger becomes effective, Kenneth Cosgrove and Robert Matranga will be invited to join the board of directors of CU Bancorp and CUB and PCB executive officers Viktor Uehlinger and Stephen Pihl will be employed by CUB. Kenneth Cosgrove has agreed to enter into a two-year consulting agreement with CU Bancorp, as the surviving entity following the Acquisition, pursuant to which he will receive compensation at rate of $11,667.67 per month or $140,000 per year for the first year and $7,000 per month or $84,000 per year for the second year. Under the terms of his existing employment agreement with PC Bancorp, Mr. Patel has agreed to be available to provide consulting services for a period of 12 months following the close the Acquisition and will receive compensation at the rate of $12,500 per month or $150,000 per year. An additional payment of $50,000 will be made to him for his agreement not to compete with CU Bancorp and CUB in Los Angeles County for one year following the closing of the Acquisition.

The following table sets forth the aggregate value of cash and stock to be received by each of the directors and executive officers of PC Bancorp as a result of the Acquisition, excluding salary continuation benefits and excluding compensation to be paid in connection with post-Acquisition employment and consulting services, assuming no adjustment to the stock consideration to be paid by CU Bancorp and assuming a closing price of CUB common stock of $11.17:

Name	Change in Control Payments	Cash Payments for Cancellation of Stock Options	Estimated Cash Value of Stock Consideration to be paid for Restricted Shares	Other		Total
Kenneth J. Cosgrove	$572,200	$113,711	$50,745	—		$736,656
Edward E. Hatz	—	—	$14,097	—		$14,097
Robert C. Matranga	—	—	$14,097	—		$14,097
Ashok R. Patel	$540,600	$113,711	$50,745	$250,000	(1)	$955,056
Steven Perryman	—	—	$14,097	—		$14,097
Melvin W. Smith	—		$14,097	—		$14,097
Ronald P. Thon	—	$64,975	$14,097	—		$79,072
Anthony M. Vitti	—	$64,975	$14,097	—		$79,072
Stephen W. Pihl	—	$56,852	$19,726	—		$76,578
Viktor R. Uehlinger	—	—	$19,726	—		$19,726

All Directors and Executive Officers as a group (10 persons)	$1,112,800	$414,224	$225,524	$250,000		$2,002,548

(1)	Comprised of a $50,000 payment as consideration for Mr. Patel’s agreement not to compete with CU Bancorp and CUB in Los Angeles County for one year following the closing of the Acquisition and $200,000 as consideration for Mr. Patel’s agreement to terminate his Salary Continuation Agreement, subject to the closing of the Acquisition.

CU Bancorp and CUB have agreed in the merger agreement that, for a period of three years after the effective time of the Acquisition, CU Bancorp and CUB will cause PC Bancorp and PCB to maintain and preserve the rights to indemnification of officers and directors provided in PC Bancorp’s articles of incorporation and bylaws in effect on the date of the merger agreement, with respect to any liabilities and claims arising out of matters existing prior to the effective time of the Acquisition (including the transactions contemplated by the merger agreement).

CU Bancorp and CUB have also agreed in the merger agreement that PC Bancorp and PCB may purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage for forty-eight (48) months from the effective time of the Acquisition for claims arising from facts or events that occurred prior to the effective time of the Acquisition; provided, however, that the total cost of the premiums for such policy shall not exceed 250% of the current annual premium.

The Merger Agreement

General

The entire transaction contemplated in the merger agreement will consist of three separate but essentially simultaneous transactions: first, the bank holding company reorganization of CUB pursuant to which CUB will adopt the bank holding company form of ownership and will become the wholly-owned subsidiary of CU Bancorp and the shareholders of CUB will become the shareholders of CU Bancorp; second, the mergers which will result in PC Bancorp merging with and into CU Bancorp with CU Bancorp surviving, pursuant to which the shareholders of PC Bancorp will receive shares of common stock of CU Bancorp in consideration for the cancellation of their shares; and third, the merger of PCB into CUB, with CUB surviving.

Representations and Warranties

The merger agreement contains various customary representations and warranties that PC Bancorp and PCB jointly and severally make for the benefit of CU Bancorp and CUB and that CU Bancorp and CUB jointly and severally make for the benefit of PC Bancorp and PCB. The representations and warranties relate to, among other things:

•	corporate organization and similar corporate matters;
•	capital structure;
•	authorization and enforceability of the merger agreement and related matters;
•	conflicts under charter documents, required consents or approvals, and violations of any agreements or law;
•	licenses and permits;
•	financial statements;
•	tax returns and audits;
•	absence of certain material adverse events, changes, effects or undisclosed liabilities;
•	material contracts and leases;
•	ownership of property and insurance coverage;
•	litigation;
•	compliance with applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls;
•	employee compensation and benefit plans;
•	brokers and finders;
•	environmental matters;
•	loans and investments;
•	compliance with securities laws and registration obligations under the merger agreement;
•	transactions with affiliates;
•	deposits;
•	antitakeover provisions in charter documents and required shareholder votes;
•	risk management instruments;
•	fairness opinions of financial advisors;
•	intellectual property:
•	compliance with laws regarding employment and employment practices;
•	regulatory orders issued by bank regulators or other governmental entities; and
•	accuracy and completeness of documents filed with government agencies and bank regulatory agencies.

The foregoing is an outline of the representations and warranties made respectively by PC Bancorp and PCB and by CU Bancorp and CUB contained in the merger agreement attached as Appendix B. You should carefully review the entire merger agreement, and in particular Articles 4 and 5, containing the detailed representations and warranties of the parties.

Conduct of CU Bancorp’s and CUB’s Business Until Completion of the Acquisition

Until the effective time of the Acquisition, CU Bancorp and CUB have agreed to:

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operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

•	maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;
•	maintain in full force and effect insurance comparable to that now maintained by them;
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perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

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maintain their respective rights and franchises; and voluntarily take no action which would (i) result in CU Bancorp or CUB incurring material losses; (ii) adversely affect the ability of the parties to obtain any regulatory approval or other approvals of governmental entities required for the transactions contemplated by the Acquisition or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under the merger agreement;

•	maintain CUB’s allowance for loan and lease losses (“ALLL”) substantially in accordance with past practices and methodology and GAAP;
•	charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by regulators;
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substantially comply with and perform all material obligations and duties imposed upon them by all federal and state laws, statutes and rules, regulations and orders imposed by any governmental entity applicable to their businesses;

•	use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice; and
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Up until the closing date of the Acquisition, to provide PC Bancorp and PCB by no later than the 25th day of the month immediately following each quarter, a written report setting forth all loans classified as “Substandard,” “Doubtful,” and “Loss.”

In addition, the merger agreement restricts CU Bancorp and CUB from taking the following actions before the merger agreement becomes effective:

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except for amendments to the bylaws of CUB to increase the authorized number of directors to accommodate the directors of PC Bancorp who will be invited to join the board of directors of CUB, change or waive any provision of the articles of incorporation or bylaws of CU Bancorp or the articles of incorporation or bylaws of CUB, except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s);

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change the number of authorized or issued shares of their capital stock, issue any shares of CU Bancorp common stock, or CUB common stock, or issue or grant any right or agreement of any character relating to their authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that CUB may issue shares of CUB common stock upon the valid exercise of presently outstanding CUB stock options issued under the CUB equity plans, may issue restricted stock to employees, officers, and directors and may redeem its shares in connection with payment of tax liabilities of employees or officers relating to vesting of restricted stock and may take other steps as contemplated or allowed by CUB equity plans;

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enter into or, except as may be required by law, materially modify any pension, stock option, stock purchase, stock appreciation right in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

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other than in connection with the Acquisition, merge or consolidate CU Bancorp or CUB with any other corporation; sell or lease all or any substantial portion of the assets or business of CU Bancorp or CUB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CU Bancorp or CUB and any other person;

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sell or otherwise dispose of the capital stock of CU Bancorp or CUB or sell or otherwise dispose of any asset of CU Bancorp or CUB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under the merger agreement; except for transactions with the Federal Reserve System and Federal Home Loan Bank of San Francisco, subject any asset of CU Bancorp or CUB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

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intentionally take any action which would result in any of the representations and warranties of CU Bancorp or CUB set forth in the merger agreement becoming untrue as of any date after December 8, 2011 or in any of the closing conditions set forth in Article IX of the merger agreement not being satisfied, except in each case as may be required by applicable law;

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change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any bank regulator responsible for regulating CU Bancorp or CUB;

•

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CU Bancorp or CUB is a party, other than in the ordinary course of business, consistent with past practice;

•

other than in the ordinary course of business consistent with past practice or as otherwise contemplated by the merger agreement, in individual amounts not to exceed $1,000,000, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;
•

enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of their interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

•

incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with CU Bancorp and CUB’s past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person in a material amount;

•

(i) file or amend any material tax return except in the ordinary course of business; (ii) settle or compromise any material tax liability; (iii) make, change or revoke any material tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of tax accounting, except as required by law; or (v) take any action which would materially adversely affect the tax position of CU Bancorp, and of its subsidiaries or their respective successors after the Acquisition;

•

except for the execution of the merger agreement, and actions taken or which will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

•

except for the execution of the merger agreement, and the transactions contemplated by the Acquisition, take any action that would give rise to an acceleration of the right to payment to any individual under any CUB Equity Plan;

•

except as set forth in the disclosure schedules to the merger agreement, make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on December 8, 2011 and other than expenditures necessary to maintain existing assets in good repair;

•

except as set forth in the disclosure schedules to the merger agreement, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CU Bancorp or CUB of more than $250,000 annually;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $500,000 individually or in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings unless such payment is covered by insurance;

•

make any material change in policies in existence on December 8, 2011 with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a bank regulator;

•

go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a “Material of Environmental Concern” as that term is defined in the merger agreement;

•	purchase or sell any mortgage loan or Small Business Administration loan servicing rights other than in the ordinary course of business consistent with past practice;
•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PC Bancorp and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of PC Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PC Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Acquisition;

•	issue any press release other than in accordance with past practice; or
•	agree to do any of the foregoing.

Conduct of PC Bancorp’s and PCB’s Business Until Completion of the Acquisition

Until the effective time of the Acquisition, PC Bancorp and PCB have agreed to:

•

operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

•	maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;
•	maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them;
•

perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as they may in good faith reasonably dispute;

•

maintain their respective rights and franchises; and voluntarily take no action which would (i) result in PC Bancorp or PCB incurring material losses; (ii) adversely affect the ability of the parties to obtain any regulatory approval or other approvals of governmental entities required for the transactions contemplated by the Acquisition or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under the merger agreement;

•

maintain PCB’s ALLL substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, only);

•

charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by their regulators;

•	give notice to and consult with CUB prior to hiring any employees or independent contractors;
•	give notice to and consult with CUB before acquiring any security or investment for the PC Bancorp or PCB investment portfolio with a term of over one year;
•

substantially comply with and perform all material obligations and duties imposed upon them by all federal and state laws, statutes and rules, regulations and orders imposed by any governmental entity applicable to their businesses; and

•

use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice and, from and after December 8, 2011 to the closing date of the Acquisition, provide CU Bancorp and CUB by no later than the 15th day of each month, a written report setting forth all loans classified as “Substandard,” “Doubtful,” “Loss and “Other Loans Especially Mentioned.”

In addition, the merger agreement restricts PC Bancorp and PCB from taking the following actions before the merger agreement becomes effective:

•

change or waive any provision of the articles of incorporation or bylaws of PC Bancorp or the articles of association or bylaws of PCB, except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the “PC Voting merger agreement” and the “PC Non-Competition and Non-Solicitation merger agreement” as those terms are defined in the merger agreement;

•

change the number of authorized or issued shares of their capital stock, issue any shares of PC Bancorp common stock, or PCB common stock, or issue or grant any right or agreement of any character relating to their authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PC Bancorp equity plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that PC Bancorp may (i) issue shares of PC Bancorp common stock upon the valid exercise of presently outstanding PC Bancorp stock options issued under the PC Bancorp equity plans and (ii) pay dividends in respect of the capital stock of PCB to PC Bancorp; provided, however, that notwithstanding anything contained in the immediately foregoing, PC Bancorp may declare and pay not more than a two percent (2%) aggregate stock dividend (in the form of PC Bancorp common stock) on the outstanding shares of PC Bancorp common stock at any time prior to completion of the Acquisition;

•	terminate any outstanding stock options with the exception of options expiring in December 2011 or options otherwise expiring by their own terms;
•	enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation);
•

other than the closure of the automatic teller machine located at 2400 E. Katella Avenue, Anaheim, California 92806, make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•

grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on December 8, 2011 and set forth on the disclosure schedules to the merger agreement, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees in excess of 3% annually, provided however, that PC Bancorp and/or PCB shall not authorize and/or effectuate pay increases with respect to 2011 and shall only authorize and effectuate pay increases in 2012 not more frequently than one time per employee. Neither PC Bancorp nor PCB shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that PC Bancorp or PCB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

•

enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•

merge or consolidate PC Bancorp or PCB with any other corporation; sell or lease all or any substantial portion of the assets or business of PC Bancorp or PCB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PC Bancorp or PCB and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any PC Bancorp subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•

sell or otherwise dispose of the capital stock of PC Bancorp or PCB or sell or otherwise dispose of any asset of PC Bancorp or PCB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under the merger agreement; except for transactions with the Federal Reserve System and Federal Home Loan Bank of San Francisco, subject any asset of PC Bancorp or PCB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•

intentionally take any action which would result in any of the representations and warranties of PC Bancorp or PCB set forth in the merger agreement becoming untrue as of any date after December 8, 2011 or in any of the closing conditions set forth in Article IX of the merger agreement not being satisfied, except in each case as may be required by applicable law;

•

change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any bank regulator responsible for regulating PC Bancorp or PCB;

•

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which PC Bancorp or PCB is a party, other than in the ordinary course of business, consistent with past practice;

•

(i) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in subsection (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one (1) year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, PC Bancorp or PCB may purchase investment securities if, within three (3) business days after PC Bancorp or PCB requests in writing (which shall describe in detail the investment securities to be purchased, the due diligence performed on the security and the price thereof) that CUB consent to the making of any such purchase, CUB has approved such request in writing or has not responded in writing to such request;

•

(i) file or amend any material tax return except in the ordinary course of business; (ii) settle or compromise any material tax liability; (iii) make, change or revoke any material tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of tax accounting, except as required by law; or (v) take any action which would materially adversely affect the tax position of PC Bancorp, and of its subsidiaries or their respective successors after the Acquisition;

•

except for commitments issued or proposals pending prior to December 8, 2011 and which have been disclosed on the disclosure schedules to the merger agreement, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $250,000 for a new customer or $500,000 for any existing customer without submitting complete loan package information to the Chief Credit Officer of CUB (or her designee) for review with a right of comment at least three (3) full business days prior to taking such action. If after three (3) business days CUB has not responded in writing to such request, such loans may be granted in PCB’s discretion. In addition, CUB shall be given the same right of review with respect to the following: (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers whose credit exposure with CUB, PC Bancorp and PCB, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in any property located outside of California; and (iii) any construction loan;

•

make any loan or other extension of credit, loan commitment or letter of credit or similar commitment or renewal or extension thereof to any person that is graded less than “pass” without submitting complete loan package information to the Chief Credit Officer of CUB for review with a right of comment at least three (3) full business days prior to taking such action. If after three (3) business days CUB has not responded in writing to such request, such loans may be granted in PCB’s discretion;

•	except as set forth on the disclosure schedules to the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;
•

enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

•

incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with PC Bancorp and PCB’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•

except for the execution of the merger agreement, and actions taken or which will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

•

make any material change in policies in existence on December 8, 2011 with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a bank regulator;

•

except for the execution of the merger agreement, and the transactions contemplated thereunder, take any action that would give rise to an acceleration of the right to payment to any individual under any PC Bancorp Equity Plan;

•

except as set forth in the disclosure schedules to the merger agreement, make any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate, other than pursuant to binding commitments existing on December 8, 2011 and other than expenditures necessary to maintain existing assets in good repair;

•

except as set forth in the disclosure schedules to the merger agreement, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

acquire a participation interest in any new loan or sell any participation interest in any loan, except for the sale of a participation interest in the maximum amount of $500,000 (provided that CUB will be given the first opportunity to purchase any non SBA loan participation being sold);

•	sell a pool of loans or interests in a pool of loans which individually or in the aggregate is in excess of $500,000;
•	sell OREO properties for less than the value held on the books of PCB as of December 8, 2011;
•

undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by PC Bancorp or PCB of more than $125,000 annually, or containing any financial commitment extending beyond 12 months from December 8, 2011;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $75,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•

go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a “Material of Environmental Concern” as that term is defined in the merger agreement;

•	purchase or sell any mortgage loan or Small Business Administration loan servicing rights;
•

borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of PC Bancorp or any of its subsidiaries except for liquidity and operational purposes;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CUB and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of CUB (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of CUB (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Acquisition;

•	issue any press release other than in accordance with past practice;
•	extend or allow an automatic extension of any contract in excess of twelve (12) months;
•	renew or issue certificates of deposit through CDARS or any national rate quotation service with a term exceeding twelve (12) months;
•	PCB shall not sell any loans to PC Bancorp;
•	enter into any additional deferred compensation agreements or arrangements; or
•	agree to do any of the foregoing.

No Solicitation of Alternative Transactions

In connection with the Acquisition, PC Bancorp and PCB have agreed with CU Bancorp and CUB that they will not, and will cause their representatives not, to directly or indirectly:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an “acquisition proposal” (defined below);

•

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than CUB) any information or data with respect to PC Bancorp or PCB or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PC Bancorp or PCB is a party; or
•

enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

An “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CUB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, any of the following transactions, each of which shall be deemed an “acquisition transaction”: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PC Bancorp or PCB; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of PC Bancorp or PCB representing, in the aggregate, fifteen percent (15%) or more of the assets of PC Bancorp and PCB on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of PC Bancorp or PCB; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of PC Bancorp or PCB; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Notwithstanding the foregoing however, the merger agreement permits PC Bancorp to take any of the above actions if:

•	PC Bancorp has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;
•

PC Bancorp’s board determines in good faith, after consultation with, and having considered the advice of, its outside legal counsel and its independent financial advisor, that (i) such acquisition proposal constitutes, or is reasonably likely to lead to, a “superior proposal” (defined below) and (ii) the failure to take such actions would be inconsistent with its fiduciary duties to PC Bancorp’s shareholders under applicable law;

•	PC Bancorp has provided CUB with at least five (5) business days’ prior notice of such determination; and
•

prior to furnishing or affording access to any information or data with respect to PC Bancorp or PCB or otherwise relating to an acquisition proposal, PC Bancorp or PCB receives from such person a confidentiality agreement with terms no less favorable to PC Bancorp or PCB than those contained in the confidentiality agreement by and between CUB, PC Bancorp and PCB dated July 29, 2011.

A “superior proposal” means any bona fide written proposal made by a third party to enter into an acquisition transaction on terms that PC Bancorp’s board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would result in a transaction that (A) involves consideration to the holders of the shares of PC Bancorp common stock that is more favorable, from a financial point of view, than the consideration to be paid to PC Bancorp’s shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to PC Bancorp’s shareholders than the Acquisition; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Conditions to Both Parties’ Obligations Under the Merger Agreement

The respective obligations of each party under the merger agreement are subject to the fulfillment at or prior to the closing date of the following conditions, none of which may be waived:

•	the merger agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the shareholders of CU Bancorp, CUB, PC Bancorp and PCB;
•	the bank holding company reorganization shall have been consummated;
•

none of the parties to the merger agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Acquisition and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the Acquisition;

•

all regulatory approvals and other necessary approvals, authorizations and consents of any governmental entities required to consummate the Acquisition shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the bank regulators in bank merger transactions and other reasonable conditions as determined by CU Bancorp and/or CUB in accordance with Section 7.12 of the merger agreement, that would, in the good faith reasonable judgment of the board of directors of CUB and PC Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CUB, CU Bancorp, PC Bancorp or PCB or materially impair the value of CUB, CU Bancorp, PC Bancorp or PCB; and

•

the Form S-4 Registration Statement filed with the SEC pursuant to the terms of the merger agreement (the “Registration Statement”) shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CU Bancorp common stock in the bank holding company reorganization and the holding company merger is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

Conditions to CUB’s and CU Bancorp’s Obligations Under the Merger Agreement

The obligations of CU Bancorp and CUB under the merger agreement are also subject to the satisfaction of the following conditions at or prior to the closing date:

•

Each of the representations and warranties of PC Bancorp and PCB set forth in the merger agreement shall be true and correct as of December 8, 2011 and upon the closing date of the merger agreement with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date), and PC Bancorp shall have delivered to CUB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PC Bancorp dated as of the closing date.

•

PC Bancorp and PCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them at or prior to the closing date, and CUB shall have received a certificate signed on behalf of PC Bancorp by the Chief Executive Officer and Chief Financial Officer of PC Bancorp to such effect dated as of the closing date.

•	CU Bancorp and CUB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Acquisition.
•	CU Bancorp and CUB shall have received a written resignation from each of the directors of PC Bancorp and PCB, effective as of the closing date.
•

PC Bancorp and PCB shall have furnished CU Bancorp and CUB with such certificates of its officers or others and such other documents to evidence fulfillment of the closing conditions set forth in Section 9.2 of the merger agreement as CU Bancorp or CUB may reasonably request.

•	PC Bancorp and PCB shall have achieved the following thresholds as of the last day of the month immediately preceding the closing date:
•	the total amount of PCB’s deposits is not less than 95% of the total amount of PCB’s deposits at September 30, 2011;
•	the total amount of PCB’s deposits other than certificates of deposit is not less than 75% of the total amount of PCB’s deposits at September 30, 2011;
•	the total amount of PCB’s non-interest bearing deposits is not less than 20% of the total amount of PCB’s deposits at September 30, 2011;
•

the overall cost of funds for PCB’s deposit portfolio for the month prior to the closing does not exceed the overall cost of funds for PCB’s deposit portfolio for the month of September 30, 2011 by more than 0.05% plus the amount of any increase in the discount rate by the Federal Open Market Committee;

•	nonperforming loans as a percentage of total loans of PCB as defined by regulatory standards shall not exceed 1.80;
•	PC Bancorp and PCB shall have paid or otherwise accrued all expenses as of the closing date in accordance with GAAP;
•	there has been no material increase in past due loans and/or non-accrual loans since the most recent information provided by PCB and/or PC Bancorp to CUB and/or CU Bancorp; and
•	there has been no increase in loans owned by PC Bancorp since September 30, 2011.
•	Dissenters’ rights shall not have been exercised and perfected by in excess of five percent (5%) of PC Bancorp’s outstanding shares.

•

(i) As of the date of the merger agreement, Ash Patel shall have (A) acknowledged and agreed to the termination of his PC Bancorp and PCB employment agreement and his employment by CU Bancorp and/or CUB immediately following the closing date, (B) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PC Bancorp or PCB, and (C) entered into, executed, and delivered to PC Bancorp and CUB agreements, including general releases of PCB, PC Bancorp, CU Bancorp, CUB and their affiliates, directors, agents, representatives and attorneys with respect to the termination of his employment and all benefits and compensation to be paid to him by the parties to the merger agreement now or in the future, and non-solicitation and non-competition agreements, all satisfactory to CUB and CU Bancorp, in their sole discretion, as of the date of the merger agreement which agreements shall not have been revoked, rescinded or amended without CU Bancorp’s and CUB’s prior written approval, in their sole discretion; and (ii) as of the date of the merger agreement, Kenneth Cosgrove shall have (A) acknowledged and agreed to the termination of his employment agreement immediately following the closing date as well as the compensation due him under the employment agreement and any other agreements between Mr. Cosgrove and PCB or PC Bancorp and (B) entered into, executed and delivered the “consulting agreement” (as defined below) to be effective as of the closing date which agreement shall not have been revoked, rescinded or amended without CU Bancorp’s and CUB’s prior written approval, in their sole discretion.

•

CU Bancorp and CUB shall have received executed copies of the non-competition and non-solicitation agreements in the form of Exhibit E attached to the merger agreement from each member of the PC Bancorp and PCB boards of directors as of December 8, 2011.

•

As of December 8, 2011, CU Bancorp and/or CUB shall have entered into a consulting agreement with Mr. Kenneth J. Cosgrove effective as of the closing date pursuant to which Mr. Cosgrove will provide consulting services to CU Bancorp as the surviving bank holding company and/or CUB as the surviving bank for a period of not less than two (2) years following the closing date.

•

CU Bancorp and CUB shall have appointed Mr. Cosgrove to serve on their respective boards of directors immediately effective, at the closing date and Mr. Cosgrove shall have accepted the appointment, provided, however, that if Mr. Cosgrove cannot or is not willing to serve on the board of directors of either CU Bancorp or CUB, his board positions shall be filled first by Ron Thon followed by Mel Smith.

•

CU Bancorp and CUB shall have appointed Mr. Matranga to serve on their respective boards of directors immediately effective, at the closing date and Mr. Matranga shall have accepted the appointment, provided, however, that if Mr. Matranga cannot or is not willing to serve on the board of directors of either CU Bancorp or CUB, his board positions shall be filled first by Ron Thon followed by Mel Smith.

•

CU Bancorp and CUB shall have received a legal opinion, dated as of the closing date and in a form reasonably acceptable to them, to the effect that the holding company merger qualifies as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

Conditions to PCB’s and PC Bancorp’s Obligations Under the Merger Agreement

The obligations of PC Bancorp and PCB under the merger agreement are subject to the satisfaction of the following conditions at or prior to the closing date:

•

Each of the representations and warranties of CUB set forth in the merger agreement are true and correct as of December 8, 2011 and upon the closing date with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date); and CUB shall have delivered to PC Bancorp and PCB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CUB dated as of the closing date.

•

CUB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the closing date, and PC Bancorp shall have received a certificate signed on behalf of CUB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the closing date.

•	PC Bancorp shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the holding company merger.
•

CUB shall have delivered the merger consideration designated in Section 3.1.5 of the merger agreement to the exchange agent and the exchange agent shall have provided PC Bancorp with a certificate evidencing such delivery.

•

CU Bancorp and CUB shall have furnished PC Bancorp and PCB with such certificates of its officers or others and such other documents to evidence fulfillment of the closing conditions set forth in Section 9.3 of the merger agreement as PC Bancorp or PCB may reasonably request.

•	The merger agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the shareholders of PC Bancorp.
•

CU Bancorp and/or CUB shall have entered into the consulting agreement with Mr. Kenneth J. Cosgrove effective as of the closing date pursuant to which Mr. Cosgrove will provide consulting services to CU Bancorp as the surviving bank holding company and/or CUB as the surviving bank for a period of not less than two (2) years following the closing date.

•

CU Bancorp and CUB shall have appointed Mr. Cosgrove to serve on their respective boards of directors immediately effective, at the closing date, provided, however, that if Mr. Cosgrove cannot or is not willing to serve on the board of directors of either CU Bancorp or CUB, his board positions shall be filled first by Ron Thon followed by Mel Smith.

•

CU Bancorp and CUB shall have appointed Mr. Matranga to serve on their respective boards of directors immediately effective, at the closing date, provided, however, that if Mr. Matranga cannot or is not willing to serve on the board of directors of either CU Bancorp or CUB, his board positions shall be filled first by Ron Thon followed by Mel Smith.

•

PC Bancorp and PCB shall have received a legal opinion, dated as of the closing date and in a form reasonably acceptable to PC Bancorp, CU Bancorp and CUB, to the effect that the holding company merger qualifies as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code.

Termination

The merger agreement will automatically terminate if the shareholders of PC Bancorp do not approve the principal terms of the merger agreement and the transactions contemplated therein. Under Article XI of the merger agreement, which sets forth terms and conditions applicable to termination of the merger agreement, CU Bancorp and CUB are considered and referred to as one and the same “party” and PC Bancorp and PCB are considered and referred to as one and the same “party.” Pursuant to Article XI of the merger agreement, the merger agreement may also be terminated at any time prior to the closing date:

•	By the mutual written agreement of CU Bancorp, CUB, PC Bancorp and PCB;
•

By the boards of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a material breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach by its nature cannot be cured prior to

August 30, 2012 (the “termination date”) or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to so terminate the merger agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the merger agreement under Section 9.2.1 of the merger agreement (in the case of a breach of a representation or warranty by PC Bancorp or PCB) or Section 9.3.1 of the merger agreement (in the case of a breach of a representation or warranty by CUB);

•

By the boards of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement on the part of the other party, which failure by its nature cannot be cured prior to the termination date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to so terminate the merger agreement unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the merger agreement under Section 9.2.2 of the merger agreement (in the case of a breach of covenant by PC Bancorp) or Section 9.3.2 of the merger agreement (in the case of a breach of covenant by CUB);

•

At the election of the boards of directors of either party if the closing shall not have occurred by August 30, 2012, or such later date as shall have been agreed to in writing by CUB, PC Bancorp and PCB;

•

By the boards of directors of either party if: (i) final action has been taken by a bank regulator whose approval is required in connection with the merger agreement and the transactions contemplated thereby, which final action (x) has become unappealable and (y) does not approve the merger agreement or the transactions contemplated thereby, or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the holding company merger and such order, decree, ruling or other action shall have become final and nonappealable;

•

By the boards of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the holding company merger cannot be satisfied or fulfilled by August 30, 2012;

•

By the board of directors of CUB if PC Bancorp has received a superior proposal, and in accordance with Section 6.10 of the merger agreement, the board of directors of PC Bancorp has entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdraws its recommendation of the merger agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to CUB;

•

By the board of directors of PC Bancorp if PC Bancorp has received a superior proposal, and in accordance with Section 6.10 of the merger agreement, the board of directors of PC Bancorp has made a determination to accept the superior proposal;

•	By the board of directors of CUB and CU Bancorp if the closing price is more than 125% of the announcement price or the closing price is less than 75% of the announcement price;
•	By the board of directors of PC Bancorp if the closing price is more than 125% of the announcement price or the closing price is less than 75% of the announcement price; or
•	By the boards of directors of either party in the event that CUB and/or CU Bancorp enter into a definitive agreement relating to (i) any transaction or series of transactions involving any merger,

consolidation, share exchange or similar transaction where CUB and/or CU Bancorp is not the surviving entity or (ii) any transaction or series of transactions facilitated by the FDIC or any transaction involving the FDIC, as receiver for a party thereto.

Effect of Termination

In the event of a termination of the merger agreement because of a breach of any representation, warranty, covenant or agreement contained in the merger agreement by a party (CU Bancorp and CUB are treated as one party and PC Bancorp and PCB are treated as one party), other than a breach by CUB of its covenant contained in Section 7.10 thereof, the non-breaching party shall be entitled to claim from the breaching party liquidated damages equal to $250,000.

Pursuant to the terms of the merger agreement, CUB has agreed to pay PC Bancorp a fee of $500,000 if CUB enters into a definitive agreement relating to, or consummates within twelve months after the termination of the merger agreement by CUB, any transaction or series of transactions involving any merger, consolidation, share exchange or similar transaction where CUB and/or CU Bancorp is not the surviving entity, or any transaction or series of transactions facilitated by the FDIC or any transaction involving the FDIC, as receiver for a party thereto.

Pursuant to the terms of the merger agreement, PC Bancorp has agreed to pay CUB a fee of $1,000,000, if any of the following events occurs:

•

PC Bancorp terminates the merger agreement pursuant to Section 11.1.9 of the merger agreement, which allows the board of directors of PC Bancorp to terminate if PC Bancorp has received a superior proposal and has made a determination in accordance with Section 6.10 of the merger agreement to accept the superior proposal;

•

CUB terminates the merger agreement pursuant to Section 11.1.8 of the merger agreement, which allows CUB to terminate if PC Bancorp has received a superior proposal, and in accordance with Section 6.10 of the merger agreement, the board of directors of PC Bancorp has entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdraws its recommendation of the merger agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to CUB; or

•

Within 12 months following either (i) the termination of the merger agreement for a non-cured breach of any representation, warranty or covenant by PC Bancorp; or (ii) the failure of PC Bancorp’s shareholders to approve the principal terms of the merger agreement, PC Bancorp enters into a definitive agreement a transaction relating to, or otherwise consummates, any of the following:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PC Bancorp or PCB;
•

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of PC Bancorp or PCB representing, in the aggregate, fifteen percent (15%) or more of the assets of PC Bancorp and PCB on a consolidated basis;

•

any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of PC Bancorp or PCB;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of PC Bancorp or PCB; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Amendment, Extension and Waiver

At any time prior to the effective time (whether before or after approval thereof by the shareholders of CUB and by the shareholders of PC Bancorp), the parties may: (i) amend the merger agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that after any approval of the principal terms of the merger agreement and the transactions contemplated thereby by the shareholders of CUB and by the shareholders of PC Bancorp, there may not be, without further approval of such shareholders, any amendment of the merger agreement which reduces the amount, value or changes the form of consideration to be delivered to PC Bancorp’s shareholders pursuant to the merger agreement.

Employee Benefits

Prior to the effective time of the Acquisition PC Bancorp and/or PCB will take all action necessary to fully vest participants under all 401(k) plans PC Bancorp and/or PCB maintain, and PC Bancorp and/or PCB will take all action necessary to terminate, or commence termination, of all such 401(k) plans and any other compensation or benefit plan identified by PC Bancorp and/or PCB.

The employees of PC Bancorp and/or PCB who are employed by CU Bancorp and/or CUB following the effective time of the Acquisition will be eligible to participate in CU Bancorp’s or CUB’s employee benefit plans to the same extent as similarly situated employees of CU Bancorp or CUB.

For information on severance benefits for executive officers of PCB see “CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL NO. 2 - THE MERGER AGREEMENT AND THE ACQUISITION - Interests of Directors and Officers in the Transaction” herein. From time to time in connection with the Acquisition, PCB and/or CUB will enter into retention or similar agreements with PCB employees to encourage their continued employment with PCB or CUB through the effective date of the merger, a later date scheduled for system conversion or a later date chosen to encourage retention of the employee. In addition, non-executive employees of PCB or CUB whose employment is terminated in connection with the merger (other than in the normal course or for cause) may receive severance pay or benefits related to their tenure of employment with CUB or PCB.

Expenses

Except as specifically set forth in the merger agreement, all expenses incurred by CU Bancorp, CUB, PC Bancorp and PCB in connection with or related to the authorization, preparation and execution of the merger agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated therein will be borne solely and entirely by the party which incurred such expense.

Notwithstanding the foregoing, CU Bancorp and CUB shall be solely responsible for the cost of the filing fee for filing the Registration Statement with the SEC, and the cost of printing the proxy statement and prospectus mailed to the shareholders of CUB and PC Bancorp in connection with the Acquisition shall be divided among CUB and PC Bancorp with CUB responsible for 66.66% of such printing costs and PC Bancorp responsible for the remaining 33.34% of such printing costs.

Closing; Effective Time

The closing of the bank holding company reorganization and the Acquisition will occur no later than the close of business on the 10th business day following the latest to occur of: (i) all regulatory approvals of the bank holding company reorganization, the holding company merger and the bank merger; (ii) all requisite shareholder approvals; (iii) all closing conditions having been met or waived; (iv) the passing of any applicable waiting periods; or (v) at such other date or time upon which the parties have mutually agreed. The bank holding company reorganization will be effected by the filing of the merger agreement to Merger and Plan of Bank Holding Company Formation in the form attached as Exhibit “B” to the merger agreement with the California Secretary of State on the day of the closing. The Acquisition will be effected by the filing of the merger agreement and Plan of Merger in the forms attached as Exhibit “A” to the merger agreement with the California Secretary of State on the day of the closing. The effective time of the Acquisition will be the date and time upon which the merger agreement and Plan of Merger is filed with the California Secretary of State.

Indemnification and Directors’ and Officers’ Insurance

PC Bancorp’s and PCB’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in their articles of incorporation and bylaws as well as individual indemnification agreements. CUB and CU Bancorp have agreed in the merger agreement that PC Bancorp’s and PCB’s directors and officers will be entitled to indemnification to the fullest extent provided in their respective articles of incorporation and bylaws as in effect on December 8, 2011 for a three-year period following the effective time of the Acquisition with respect to any liability or claim arising out of matters existing or occurring prior to the effective time (including the transactions contemplated by the merger agreement). This right to continuing indemnification may be limited by applicable state or federal laws or applicable regulatory authorities. In addition, CUB has also agreed to permit PC Bancorp and PCB to purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage for forty-eight (48) months from the effective time for claims arising from facts or events that occurred prior to the effective time. The total cost of the premiums for this policy cannot exceed 250% of the current annual premium.

Federal Income Tax Consequences

General

The following discussion is a summary of the material United States federal income tax consequences to shareholders of CUB and to shareholders of PC Bancorp as a result of the Acquisition. This discussion is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this joint proxy statement-prospectus.

As used in this section, the terms “CUB shareholder” and “PC Bancorp shareholder” refer to (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States or any State or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion does not address the effects of any state, local, or non-United States tax laws. This discussion does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Acquisition. Furthermore, this discussion relates only to CUB shareholders who hold CUB common stock, and who will hold CU Bancorp common stock, as capital assets and to PC Bancorp shareholders who will receive shares of CU Bancorp common stock in consideration for their shares of PC Bancorp common stock in the Acquisition. The tax treatment may vary depending upon such shareholder’s particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, investment companies, broker-dealers, domestic shareholders whose “functional” currency is not the United States dollar, shareholders who hold CUB common stock or PC Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who receive CU Bancorp common stock pursuant to the exercise of employee stock options or otherwise as compensation.

You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the Acquisition in light of your own particular circumstances, including tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Tax Consequences of the Merger

The Acquisition will constitute a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Subject to the limitations and qualifications referred to herein, the following material United States federal income tax consequences will result from qualification of the Acquisition as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code:

•

CUB Shareholders Who Exchange Their CUB Common Stock for CU Bancorp Common Stock. CUB shareholders who exchange their shares and receive CU Bancorp common stock shares will not recognize gain or loss for U.S. federal income tax purposes in the Acquisition. The tax basis of the CU Bancorp common stock shares received in exchange for the CUB common stock will be the same as the tax basis in the CUB common stock. The holding period in the CU Bancorp common stock shares received will include the holding period in the CUB common stock. The aggregate tax basis in the CU Bancorp common stock shares received in the Acquisition will equal the aggregate tax basis in the CUB common stock.

•

PC Bancorp Shareholders Receive Shares of CU Bancorp Common Stock as Consideration in Exchange for PC Bancorp Common Stock. In consideration for their shares of PC Bancorp common stock, PC Bancorp shareholders will receive (i) shares of CU Bancorp common stock according to the exchange ratio specified in the merger agreement and (ii) an amount in cash in lieu of any fractional shares of CU Bancorp common stock the shareholders of PC Bancorp common stock would otherwise be entitled to equal to such fractional interest multiplied by the volume weighted average of the closing price of CUB common stock determined to one-one hundredth of one cent over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the Acquisition. Therefore, shareholders of PC Bancorp common stock will not recognize capital gain or capital loss for U.S. federal income tax purposes upon the receipt of shares of CU Bancorp common stock and the tax basis of the shares of CU Bancorp common stock will be the same as the tax basis in the shares of PC Bancorp common stock. The shareholders of PC Bancorp will recognize capital gain for U.S. federal income tax purposes with respect to the receipt of cash in lieu of fractional shares. The capital gain will be long-term capital gain if the shares of PC Bancorp common stock were held for more than one year at the effective time of the Acquisition. Long-term capital gain of a non-corporate U.S. shareholder generally qualifies for a maximum regular U.S. federal income tax rate of 15 percent.

•

CUB Shareholders and PC Bancorp Shareholders Who Dissent from the Acquisition and Receive Cash. If a CUB shareholder or a PC Bancorp shareholder receives cash pursuant to the exercise of dissenters’ rights, that shareholder generally will recognize gain or loss measured by the difference between the cash received and the adjusted tax basis in the shareholder’s shares of CUB common stock or PC Bancorp common stock. This gain will be long-term capital gain or loss if the shareholder’s holding period is greater than one year.

The discussion assumes that CU Bancorp will terminate the Acquisition pursuant to Section 9.2.7 of the Merger Agreement, which provides that dissenters’ rights shall not have been exercised and perfected by in excess of 5% of PC Bancorp’s outstanding shares, if the exercise of such dissenters’ rights exceeds 10% of PC Bancorp’s outstanding shares. If dissenters’ rights are perfected and exercised with respect to more than 10% of the outstanding shares of PC Bancorp common stock, the Acquisition may fail to qualify as a tax-free reorganization under the Internal Revenue Code, in which case, the tax implications discussed in this section may not be applicable. This discussion also assumes that CU Bancorp will terminate the Acquisition pursuant to Section 4.2(b) of the formation agreement and Section 9.1.2 of the merger agreement in the event the exercise of dissenters’ rights in the holding company reorganization exceeds 10% of CUB’s outstanding shares.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the Acquisition. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Acquisition.

Tax Treatment of CUB and CU Bancorp

No taxable gain or loss will be recognized by CUB or CU Bancorp as a result of the Acquisition.

Backup Withholding

Any cash payments to PC Bancorp shareholders or to CUB shareholders that dissent to the Acquisition may be subject to backup withholding at a rate of 28% on a shareholder’s receipt of cash, unless such shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED ACQUISITION UNDER THE INTERNAL REVENUE CODE. IT DOES NOT DISCUSS THE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF CU BANCORP COMMON STOCK.

Accounting Treatment of the Transaction

CUB and CU Bancorp must account for the Acquisition under the acquisition method of accounting prescribed by accounting principles generally accepted in the United States. Under this method, the fair value of consideration paid by CUB will be allocated to PC Bancorp’s assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the Acquisition. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition consideration over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. To the extent the assigned fair values of the tangible and identifiable intangible assets acquired is greater than the total acquisition cost (less liabilities assumed), the excess of the fair value over the total acquisition consideration will be recorded as a bargain purchase gain. CUB’s financial statements issued after completion of the Acquisition will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of CUB and PC Bancorp.

Regulatory Approvals

The bank holding company reorganization, the holding company merger, and the bank merger require the approvals of the FRB. The holding company merger and the bank merger require the additional approvals of the DFI and the FDIC. Applications for the necessary approvals were filed on March 16, 2012. On May 22, 2012, the DFI provided its written approval for the bank merger. On June 11, 2012, the FRB provided its written approval of the bank holding company reorganization and the Acquisition of PC Bancorp and PCB and the FDIC provided its written approval of the bank holding company reorganization and the bank merger. As of the date of this joint-proxy statement/prospectus, the approval of the applicable federal and state banking authorities necessary to consummate the bank holding company reorganization, the Acquisition of PC Bancorp and PCB (including the holding company merger) and the bank merger have been received. In reviewing the applications, those regulatory agencies took into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. These regulatory agencies also considered the respective records of CUB and PCB in meeting the credit needs of their community, including low- and moderate-income neighborhoods, consistent with safe and sound operation. Both CUB and PCB have “Outstanding” Community Reinvestment Act evaluations.

Statutory Waiting Period

Under federal banking laws, a 30-day waiting period must expire following the FRB’s approval of the Acquisition. Within that 30-day waiting period the Department of Justice may file objections to the Acquisition under federal antitrust laws. Pursuant to its authority and as set forth in its written approval of the holding company reorganization and the Acquisition of PC Bancorp and PCB, dated June 11, 2012, the FRB reduced the 30-day waiting period to 15 days which ends on Tuesday, June 26, 2012. Until such date, the Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Acquisition unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the Acquisition on antitrust grounds during this 15-day period, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise. The Acquisition cannot proceed until June 26, 2012, the expiration of the statutory waiting period.

Resale of CU Bancorp Common Stock

The shares of common stock of CU Bancorp that CUB and PC Bancorp shareholders receive as a result of the Acquisition will be registered under the Securities Act. You may freely trade these shares of CU Bancorp common stock if you are not considered an “affiliate” of CU Bancorp or CUB, as that term is defined in the federal securities laws. Generally, “affiliates” include directors, certain executive officers and holders of 10% or more of the outstanding common stock.

CU Bancorp’s affiliates may not sell their shares of CU Bancorp common stock acquired in the Acquisition, unless those shares are registered under an effective registration statement under the Securities Act or by complying with an applicable exemption from the registration requirements of the Securities Act. CU Bancorp may also place restrictive legends on certificates representing shares of CU Bancorp common stock issued to all persons who will be considered “affiliates” of CU Bancorp.

Certain Effects of the Merger

The merger agreement requires PC Bancorp to merge with and into CU Bancorp with CU Bancorp as the surviving entity and, thereafter, for PCB to merge with and into CUB, with CUB as the surviving entity. Following the Acquisition, CU Bancorp, as the surviving bank holding company, and CUB, as the surviving bank, will continue operating from their headquarters located at 15821 Ventura Blvd., Suite 100, Encino, CA 91436.

After the Acquisition, there will be no more trading in the common stock of CUB or PC Bancorp. Each PC Bancorp shareholder will receive instructions from CUB or its exchange agent regarding exchanging their stock certificates for CU Bancorp stock certificates. Upon the effective time of the bank holding company reorganization the outstanding certificates representing shares of common stock of CUB shall thereafter represent shares of common stock of CU Bancorp and need not be exchanged for new certificates bearing the name of CU Bancorp.

CALIFORNIA UNITED BANK AND PREMIER COMMERCIAL BANCORP JOINT PROPOSAL 3

DISCRETIONARY AUTHORITY TO ADJOURN

General

If, at the special meeting of CUB shareholders on Monday, July 23, 2012 or at the annual meeting of PC Bancorp shareholders on Thursday, July 19, 2012, the number of shares of CUB common stock and/or the number of PC Bancorp common stock present in person or by proxy is insufficient to constitute a quorum at these shareholder meetings, the number of shares of common stock voting in favor of approval of the principal terms of the formation agreement at the CUB special meeting is insufficient to approve the formation agreement or the number of shares of common stock voting in favor of approval of the principal terms of the merger agreement is insufficient to approve the principal terms of the merger agreement, CUB/PC Bancorp’s management intends to move to adjourn the respective meeting in order to enable the CUB/PC Bancorp board of directors to solicit additional proxies. In that event, CUB/PC Bancorp will ask their respective shareholders to vote upon the adjournment proposal.

In this proposal, CUB and PC Bancorp are asking their respective shareholders to grant discretionary authority to the holder of any proxy solicited by the CUB/PC Bancorp board of directors so that such holder can vote in favor of the proposal to adjourn the shareholder meetings to solicit additional proxies. If the shareholders of CUB/PC Bancorp approve the adjournment proposal, CUB/PC Bancorp could adjourn the shareholder meeting, and any adjourned session of the meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if CUB/PC Bancorp has received proxies representing a sufficient number of votes against approval and adoption of the merger agreement to defeat the merger agreement proposal, CUB/PC Bancorp could adjourn the meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger agreement.

If the CUB/PC Bancorp shareholder meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the shareholder meeting of the place, date and time to which the shareholder meeting is adjourned.

Vote Required

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of CUB/PC Bancorp common stock present in person or by proxy and entitled to vote. Abstentions will have the same effect as a vote against the adjournment proposal.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. However, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal.

Recommendation of the Boards of Directors of CUB and PC Bancorp

The board of directors of CUB and the board of directors of PC Bancorp believe that if the number of shares of CUB/PC Bancorp common stock present in person or by proxy at their respective shareholder meetings and voting in favor of approval of the principal terms of the merger agreement is insufficient to approve and adopt the merger agreement, it is in the best interests of the shareholders of CUB/PC Bancorp to enable their respective board to continue to seek to obtain a sufficient number of additional votes in favor of approval and adoption of the merger agreement. Therefore, the boards of directors of CUB and PC Bancorp recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the CUB/PC Bancorp shareholder meeting for the purpose of soliciting additional proxies.

DESCRIPTION OF CALIFORNIA UNITED BANK AND CU BANCORP

Business of CUB and CU Bancorp

CU Bancorp was incorporated on November 16, 2011 for the purpose of becoming the bank holding company for CUB. CU Bancorp is a corporate entity legally separate and distinct from CUB. However, according to policy of the FRB, a bank holding company is expected to act as a source of financial strength to its subsidiary bank or banks. See “SUPERVISION AND REGULATION - CU Bancorp.” CU Bancorp has had no operations. Its activities have been limited to taking such actions as are necessary for the bank holding company reorganization of CUB.

CUB was incorporated on September 30, 2004, under the laws of the State of California and commenced operations on May 23, 2005. CUB is authorized to engage in the general commercial banking business and its deposits are insured by the FDIC up to the applicable limits of the law. CUB is a California state-chartered banking corporation. CUB is not a member of the Federal Reserve System. Since opening its first office in the community of Encino, City of Los Angeles, Los Angeles County, California, CUB has experienced continued growth in total assets. Assets grew from $756.3 million at December 31, 2010 to $800.2 million at December 31, 2011 and to $867.6 million at March 31, 2012.

CUB engages in general commercial banking business and accepts checking and money market deposits, makes commercial, real estate and other installment and term loans, and provides other customary banking services.

CUB’s principal executive offices are located at 15821 Ventura Blvd., Suite 110, Encino, California, 91436. In addition to the Encino headquarters branch, CUB has five additional full-service branches in Los Angeles, Valencia, Simi Valley, Thousand Oaks and Gardena, California as well as two loan production offices in Glendale and Irvine, California. The South Bay Regional Branch Office located in Gardena opened in 2010, as did the Glendale/San Gabriel Valley and Irvine/Orange County Loan Production Offices. The Conejo Valley Regional Office in Thousand Oaks and the Simi Valley Branch Office of CUB were acquired as part of the acquisition of California Oaks State Bank at December 31, 2010. CUB’s loan production office in Westlake Village was consolidated with the Thousand Oaks Branch in early 2011.

On December 31, 2010, CUB completed the acquisition of California Oaks State Bank headquartered in Thousand Oaks, California in a cash and stock transaction valued at $17.16 million. As of close of business December 31, 2010, California Oaks State Bank was merged into CUB. California Oaks State Bank had two branches, in Thousand Oaks (in the Conejo Valley) and Simi Valley. Beginning January 1, 2011, these offices began operating as full-service branches of California United Bank. The acquisition added $135.6 million in assets to CUB.

In 2010, CUB added three full-service branches, including the two acquired in the merger with California Oaks State Bank, and two loan production offices. In addition, CUB increased staff by 48 full time equivalents, including new staff of 25 from the acquisition of California Oaks State Bank. Of the 28 employees of California Oaks State Bank pre-merger, three employees left at transaction closing, and five left approximately thirty days following the closing. Substantially all employees with direct customer contact as part of either branch activities or commercial lending were retained by CUB post-close.

Earlier in 2010, CUB hired a new loan and deposit team for Los Angeles, a team for Glendale/San Gabriel Valley, and a team for Orange County. In conjunction with these new loan and deposit teams, CUB acquired additional space in its Los Angeles office, and loan production offices in Glendale/San Gabriel Valley and Orange County.

CUB’s expansion has been a result of opportunities presented to increase its market penetration in existing markets and to expand in markets adjacent to existing markets. In acquiring experienced relationship management and support personnel, CUB’s strategy was to establish an infrastructure and platform to support future growth.

In December 2011, CUB announced execution of an agreement to acquire PC Bancorp and its subsidiary bank, PCB, located in Anaheim California through a merger transaction. CUB also announced its intent to form a bank holding company in connection with the transaction. PCB, at December 31, 2011, had assets of approximately $452 million and two offices in Orange County, California, its Anaheim branch and its Irvine-Newport Beach branch. Shareholders of PC Bancorp will receive approximately $38.1 million, with the consideration being paid in the form of common stock of CU Bancorp, the proposed bank holding company for CUB. The transaction is subject to regulatory and shareholder approval, and is expected to close in either the late part of the second quarter, or the early part of the third quarter in 2012.

Strategy

CUB’s strategic objective is to be a premier community-based commercial bank, focused on offering products and relationship banking services to customers located throughout the Southern California area, principally Ventura, Los Angeles and Orange Counties. CUB offers a wide variety of deposit, loan and other financial services to small and medium-sized businesses, to non-profit organizations, to business owners and entrepreneurs, to the professional community, including attorneys, certified public accountants, financial advisors and healthcare providers and to high-net worth individuals. CUB’s value proposition is to provide a premier business banking experience through relationship banking, depth of expertise, resources and products. CUB’s objective is to serve most segments of the business community within its market area. Local advisory boards consisting of business leaders in the various markets were established for the Santa Clarita Valley in 2008, for the Conejo Valley in 2009 and for Orange County and the South Bay in 2010 and 2011, respectively.

CUB’s business plan focuses on:

•	customer service, including a high level of personal service and responsiveness;
•	relationship banking by experts in their fields including private banking, commercial banking, and real estate;
•	a full menu of banking and financial service products for businesses, professionals and high net worth individuals typically offered by larger banks;
•	state of the art business banking technology;
•	an experienced management team with roots in CUB’s market areas; and
•	strong community commitment.

CUB believes that the investments in experienced relationship management, additional locations and the acquisition of California Oaks State Bank in 2010, as well as the anticipated acquisition of PC Bancorp in 2012, will establish an infrastructure to support its future. In 2011, CUB consolidated the data processing platform of California Oaks State Bank, or COSB, into its platform to provide seamless service and information to all of its customers. In addition, CUB upgraded its overall systems and products, particularly electronic banking related products, to provide more information and capabilities to its clients.

Marketing Strategy

To fulfill its mission, CUB targets the marketing of its products and services toward the small to middle market segments of the business community. The small to middle business market, defined as companies with revenues of less than $50 million and fewer than 100 employees, is CUB’s primary commercial banking target market. At March 31, 2012, CUB’s capital allowed it to provide unsecured lending to a single borrower up to a maximum of approximately $20.1 million for secured loans and $12.0 million for unsecured loans. However, CUB generally limits its lending commitments to lower levels (“house limits”). CUB’s relationship managers, directors and executive officers are uniquely qualified to support its marketing plan, having deep roots in many of the communities within its target market.

CUB’s directors and officers are actively involved in local community groups and service organizations. Accordingly, CUB’s marketing strategy anticipates its ability to respond quickly to customer needs and changes in the market place. Because CUB is locally owned and operated, with a management team and board of directors charged with monitoring the financial needs of CUB’s communities, CUB is in a position to respond promptly to the changing needs of its customers. CUB also maintains outreach and market knowledge through its advisory boards in the Conejo Valley, South Bay, Santa Clarita Valley and Orange County.

CUB’s strategy includes the retention of experienced, proven bankers as relationship managers who are familiar with its market area, along with a full offering of products. This provides each of CUB’s customers with access to a strong financial advisor who can offer knowledgeable advice and an extensive suite of products, including state of the art remote deposit products and specialized personnel for non-deposit products. CUB’s approach is to staff offices with experienced bankers who are familiar with the area and preferably live or have worked in the area. CUB may also establish local advisory boards in additional communities. At March 31, 2012, CUB had 29 relationship managers, of which 3 specialize in commercial real estate lending.

Products Offered

CUB offers a full array of competitively priced commercial loan and deposit products, as well as other services delivered directly or through strategic alliances with other service providers. The products offered are aimed at both business and individual customers in CUB’s target market.

Loan Products

CUB offers a diversified mix of business loans encompassing the following loan products: (i) commercial and industrial loans; (ii) commercial real estate loans and (iii) construction loans. CUB also offers home equity lines of credit, or “HELOCs,” which generally are requested to accommodate the needs of business owners and professionals, as well as personal loans (both secured and unsecured) for that customer segment. CUB encourages relationship banking, obtaining a substantial portion of each borrower’s banking business, including deposit accounts. CUB will typically engage in transactional based lending only for borrowers with records of successful projects who typically have worked with its employees here or at other banks and have a good record of repayment. Other than as set forth below, CUB does not engage in consumer mortgage lending.

Commercial and Industrial Loans. These loans comprise a significant portion of CUB’s loan portfolio and are made to businesses located in the Southern California region and surrounding communities whose borrowing needs are generally $7.0 million or less. CUB’s commercial and industrial loans may be secured or unsecured. The loans may be revolving lines of credit, term equipment financing interest only, or lines of credit secured by general liens on accounts receivable, inventory or a borrower’s other business assets.

Commercial and Residential Real Estate Loans. CUB originates and underwrites commercial property and apartment loans principally within its service areas. Typically, these loans are held in CUB’s loan portfolio and collateralized by the underlying property. The property financed must be supported by current appraisals at the date of origination and other relevant information, and the loan underwriting is managed with limits on loan to value and minimum debt service requirements.

Land and Construction Loans. CUB originates and underwrites interim land and construction loans. Land loans are primarily for entitlements or bridge financing prior to construction. CUB also provides original construction and renovation loans. CUB does not engage in any large tract construction lending. Land and construction loans are generally limited to experienced developers who are known to CUB’s management. CUB imposes a limit on the loan to value ratio on all real estate lending. The project financed must be supported by current appraisals and other relevant information.

Home Equity Lines of Credit “HELOCs”. CUB offers home equity lines of credit, or “HELOCs,” the applicants for which are generally CUB’s high net worth clientele and the principals and executives of CUB’s business customers.

Personal Loans. CUB offers personal loans. Generally, these are unsecured, but they may be secured by collateral, including deposit accounts or marketable securities.

Deposit Products

As a full-service commercial bank, CUB focuses deposit generation on transactional accounts, encompassing non-interest bearing demand, interest bearing demand, and money market. In order to facilitate generation of non-interest bearing demand deposits, CUB requires, depending on the circumstances and the type of relationship, its borrowers to maintain deposit balances with it as a typical condition of granting loans. CUB also offers time certificates of deposit and savings accounts. CUB services its attorney clients by offering Interest on Lawyers’ Trust Accounts, or “IOLTA,” in accordance with the requirements of the California State Bar. CUB markets deposits by offering the convenience of third party “couriers” who contract with CUB’s customers as well as a state of the art “remote deposit capture” product. CUB also offers customers “e-statements” which allows customers to receive statements electronically, which is more convenient and secure, in addition to reducing paper and being environmentally-friendly.

For customers requiring full FDIC insurance on certificates of deposit in excess of $250,000, CUB offers the CDARS® program which allows CUB to place the certificates of deposit with other participating banks to maximize the customers’ FDIC insurance. CUB receives a like amount of deposits from other participating financial institutions. These “reciprocal” CDARS® deposits are classified as “brokered” deposits in regulatory reports and are currently the only brokered deposits utilized by CUB.

Investment Products

CUB competes with other more established institutions for deposits. CUB has traditionally offered customers requiring either higher yields or more security investment sweeps into multiple types of money market funds provided by Dreyfus Corporation, a wholly owned subsidiary of Bank of New York Mellon Corporation, although this service has been temporarily discontinued. All of the funds invest in short-term securities and seek high current income, the preservation of capital and the maintenance of liquidity and each fund favors stability over growth. As a condition to access these products, CUB requires the customer to maintain a certain level of demand deposits. Furthermore, CUB has also entered into “repurchase agreements” with sophisticated business customers requiring security and yields that are in excess of interest rates on deposit accounts. These are essentially borrowings by CUB, secured by U.S. Government and Agency securities from its investment portfolio. These are disclosed on CUB’s financial statements as “Securities Sold under Agreements to Repurchase.” CUB also offers a “repo sweep” product whereby the deposits of qualifying customers are “swept” into repurchase agreements on a daily basis.

CUB offers its customers the ability to purchase mutual funds, securities, annuities and insurance through a third party with whom it has entered into agreements. All securities are sold by Registered Representatives of LPL Financial (“LPL”), member FINRA/SPIC, which is one of the largest providers in the country of this type of service to financial institutions. CUB has also entered into an agreement with a third party who is an LPL Registered Representative and Branch Office Manager to provide the sales, investment and compliance advice related to this program. CUB considers this an ancillary service, designed to capture more of each customer’s banking business, but not a product which will normally be a lead product. All laws and regulations are carefully monitored to assure that customers are notified that such products are not FDIC insured, are not bank guaranteed and may lose value. These products are sold in premises distinct from CUB’s branch offices. Most of the customers for these products are accredited investors, as defined in federal securities laws and regulations.

Internet Banking

CUB offers online banking for its customers through its website www.californiaunitedbank.com (or www.cunb.com). There are multiple types of online banking; for personal and small business and for commercial customers. All modules allow customers to view their accounts online, review images of paid items, to transfer funds from one of their accounts to another and to place stop payments. Online bill payment is also available. The commercial customer product provides additional cash management features which allow customers to set up varied levels of security and assign access to a number of employees, with different levels of access/security for each person. Commercial online customers can view their accounts online, transfer funds from one of their accounts to another, place stop payments, initiate wire transfers, initiate Automated Clearing House (“ACH”) debits and credits, and pay state and federal taxes electronically. Commercial online customers can view images of items; and can export information to Quicken®, QuickBooks®, Microsoft Money® or Excel Spreadsheets. CUB also offers Positive Pay, an antifraud service which allows businesses to review all issued checks daily and provides them with the ability to pay or reject any item.

Remote Deposit

CUB offers qualified commercial customers a state of the art remote deposit capture (“RDC”) product which allows deposit of checks via imaging from the customer’s own office. At March 31, 2012, CUB had approximately 417customers utilizing RDC.

Other Services

In addition to a full complement of lending and deposit products and related services, CUB provides its customers, either directly or through other providers, with on site Automated Teller Machines (“ATM’s”) and Visa® Debit Cards and ATM cards; bank-by-mail, courier services, cash management services, telephone banking, domestic and international wires, credit cards and international services. CUB reimburses its customers for charges for utilization of other bank’s ATM’s up to a maximum of $20 per month.

Geographic Market Area

CUB markets its banking services primarily to small- and medium-sized businesses within the Southern California region, including Ventura, Los Angeles and Orange Counties. During 2010, CUB added offices and relationship management teams in Glendale/San Gabriel Valley and Orange County. CUB also strengthened its capabilities in its Los Angeles office, retaining relationship managers experienced in the west Los Angeles, Beverly Hills, Century City and Santa Monica communities. In addition, CUB acquired California Oaks State Bank with offices in the Conejo and Simi Valleys, strengthening CUB’s penetration of the Conejo Valley where CUB previously had established a loan production office and expanding into the Simi Valley. In 2011, CUB consolidated data processing systems, as previously discussed, and realized the asset growth potential of CUB’s investments in 2010.

CUB’s relationship management team consists of long time businesspersons and bankers, involved with the business communities in its market areas. Their business development efforts are augmented by referrals from CUB’s advisory boards and existing customers. The members of CUB’s management team, in particular, are well experienced in business lending, supporting middle-market banking needs, and generating value-added banking services to small and medium sized businesses.

CUB’s business communities have a large number of small- to mid-sized businesses, as well as professionals, such as doctors, attorneys and CPAs, who need the personalized and responsive service of a local bank with accessible, top-level decision makers who know the individual community. CUB targets these potential customers who prefer to have a relationship with an institution where decisions are made locally and its employees know them and their business personally. CUB’s plan is to place its offices within close proximity to major freeway arteries and, where possible, close to interchanges to be convenient to the most businesses in the geographic area.

Competition

The banking business in California, and in CUB’s market area, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions with many offices operating over a wide geographic area, including institutions based outside of California. CUB also competes for loans and deposits with other commercial banks, including many which are much larger than CUB is, as well as with finance companies, credit unions, companies offering money market accounts and other non-financial institutions. Larger commercial banks and savings institutions offer certain services (such as trust services) that CUB does not offer directly (but some of which CUB offers indirectly through correspondent institutions). These institutions also have the ability to finance extensive advertising campaigns, and have the ability to allocate investment assets to regions of highest yield and demand. They also have the ability to obtain deposits by increasing deposit interest rates beyond that in the remainder of the market. By virtue of their greater total capitalization, such institutions also have substantially higher lending limits1 than CUB has. In addition, other entities, both public and private, seeking to raise capital through the issuance and sale of debt or equity securities, also compete with it for the acquisition of deposits.

CUB’s ability to compete is based primarily on the basis of relationship, customer service and responsiveness to customer needs. CUB distinguishes itself with the availability and accessibility of its senior management to customers and prospects. In addition, CUB’s knowledge of its markets and industries assists it in locating, recruiting and retaining customers. CUB’s ability to compete also depends on its ability to continue to attract and retain its senior management and experienced relationship managers. Further CUB’s ability to compete depends on part on its ability to continue to develop and market new products and services, to provide state-of-the-art features in its internet banking and to differentiate its products and services.

In order to compete with the major financial institutions in its primary service area, CUB uses, to the fullest extent possible, the familiarity of its directors, relationship managers and officers with its market, its residents, businesses and the flexibility that its independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts. Referrals are also developed through CUB’s Advisory Board members. CUB also works with the local Chambers of Commerce and professionals such as CPA’s and attorneys to invite local businesses to meet its relationship managers, management and directors. In addition, CUB’s directors and shareholders refer customers, as well as bring their own business to CUB. CUB also has an active calling program whereby it contacts targeted business prospects and solicits both deposit and loan business.

CUB has developed programs that are specifically addressed to the needs of high net worth individuals, business owners, professionals and small- to medium-sized businesses. In the event there are customers whose loan demands exceed CUB’s lending limits, CUB arranges for such loans on a participation basis with other financial institutions and intermediaries. CUB offers a number of services through arrangements with third party vendors, including international services, lock box services, merchant processing and related services. CUB also assists those customers requiring other services not offered by it to obtain those services from its correspondent banks.

CUB is continually reviewing strategic opportunities such as acquisition of banks (with or without FDIC assistance) and/or relationship management professionals. In 2010, CUB acquired California Oaks State Bank, as well as hiring individuals to create three relationship management teams. In 2011 CUB announced the acquisition of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A., as previously discussed. There can be no assurance that such opportunities will be available in the future. The acquisitions in 2010 and the data processing platform upgrades in 2011 have established an infrastructure for CUB’s future growth. While CUB continually reviews strategic opportunities, it has no current plans for additional acquisitions, except as discussed above.

Electronic Banking

While personalized, service-oriented banking is the cornerstone of its business plan; CUB uses technology and the Internet as a secondary means for servicing customers in an attempt to be more competitive and to provide a convenient platform for customers to review and transact business. CUB offers sophisticated electronic or “Internet banking” opportunities that permit customers to conduct their banking business remotely from their home or business. However, CUB’s customers will always have the opportunity to personally discuss specific banking needs with knowledgeable bank officers and staff.

CUB offers multiple electronic banking options to its customers. It does not allow the origination of deposit accounts through online banking, nor does it accept loan applications through its online service. As previously discussed, CUB offers multiple types of online banking services to its customers: personal and small business and commercial/cash management. All of these services allow customers to review transactions and statements, review images of paid items, transfer funds between accounts at CUB, place stop orders, pay bills and

[1]

Legal lending limits to each customer are limited to a percentage of a bank’s shareholders’ equity, allowance for loan losses, and capital notes and debentures; the exact percentage depends upon the nature of the loan transaction.

export to various business and personal software applications. CUB online commercial banking also allows customers to initiate wire transfers and ACH transactions, with the added security and functionality of assigning discrete access and levels of security to different employees of the client.

Additionally, CUB offers Positive Pay, an antifraud service which allows businesses to review all issued checks daily and provides them with the ability to pay or reject any item.

CUB also has its own “home page” address on the World Wide Web as an additional means of expanding its market and providing banking services through the Internet. CUB’s website was redesigned in 2010 to provide additional functionality, access to all press releases and filings and a “President’s Blog.” CUB’s website address is: www.californiaunitedbank.com or www.cunb.com.

Employees

As of March 31, 2012, CUB had 121 full-time employees. CUB’s employees are not represented by any union or other collective bargaining agreement.

Dependence on One or a Few Major Customers

As a business bank, CUB provides services to a number of customers whose deposit levels vary considerably and have a significant amount of seasonality. In addition, CUB provides services to a number of professionals, who manage or hold money for their clients or related to litigation, which is unpredictable in nature. At March 31, 2012, 32 customers maintained balances (aggregating all related accounts, including multiple business entities and personal funds of business owners) in excess of $4.0 million. This amounted to approximately $317.5 million or approximately 41.7% of CUB’s total customer deposit base. These deposit balances can and do fluctuate substantially. The depositors are not concentrated in any industry or business. While the loss of a combination of these depositors could have a material impact on its results, CUB expects, in the ordinary course of business, that these deposits will fluctuate and believes it is capable of mitigating this risk through additional liquidity, and business generation in the future.

CUB’s business activities are currently focused in Southern California. Consequently, CUB’s results of operations and financial condition are dependent upon the general trends in the Southern California economy. The concentration of CUB’s operations in Southern California exposes it to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods, in the region.

Properties

The principal executive offices of CUB are located in Encino, California, and are leased by CUB.

CUB operates from its headquarters office at 15821 Ventura Boulevard, Suite 100, Encino, California 91436; Los Angeles Regional Office at 1640 South Sepulveda Boulevard, Suite 114, Los Angeles, California 90025; Santa Clarita Valley Regional Office at 25350 Magic Mountain Parkway, Suite 100, Valencia, California 91355, Glendale/San Gabriel Loan Production Office at 801 N. Brand Blvd, Glendale, California 91203, Orange County Loan Production Office at 2361 Campus Drive, Irvine, California 92612, Simi Valley Regional Office at 2655 First Street, Simi Valley, California 93065, Conejo Valley Regional Office at 50 W. Hillcrest Drive, Thousand Oaks, California 91360 and South Bay Regional Office at 1025 W. 190th Street, Gardena, California 90248.

At March 31, 2012, CUB occupied the premises for eight of its offices under leases expiring at various dates from 2012 through 2024.

At March 31, 2012 and December 31, 2011, CUB’s investment in premises and equipment, net of accumulated depreciation and amortization totaled $3.5 million and $3.4 million, respectively. CUB’s net rent expense for the year ended December 31, 2011, was $1.4 million.

In 2012, CUB added an additional suite consisting of approximately 1,500 square feet of commercial office space in the building in which its headquarters are located.

CUB believes that its existing facilities are adequate for its present purposes. CUB leases all its facilities and believes that if necessary, it could secure suitable alternative facilities on similar terms without adversely affecting operations.

Legal Proceedings

From time to time CUB is a party to claims and legal proceedings arising in the ordinary course of business. CUB accrues for any probable loss contingencies that are estimable and disclose any possible losses in accordance with Accounting Standards Codification (“ASC”) 450, “Contingencies”. There are no pending legal proceedings or, to the best of CUB’s knowledge, threatened legal proceedings, to which CUB is a party which may have a material adverse effect upon its financial condition, results of operations and business prospects.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Shareholdings of Certain Beneficial Owners and Management

The following table sets forth certain information as of June 1, 2012, concerning the beneficial ownership of CUB’s outstanding common stock: (i) by each of the directors of CUB; (ii) by each of the CUB’s named executive officers and (iii) by all directors and executive officers of CUB as a group. With respect to CUB, the term “executive officer” means CUB’s President and Chief Executive Officer, CUB’s Executive Vice Presidents and the Senior Vice President-Chief Accounting Officer. The Bank’s other vice presidents are not considered to be executive officers of CUB and are specifically excluded from participation in policy-making by resolution of the CUB’s Board of Directors.

Management is not aware of any change in control of CUB that has occurred since January 1, 2012 or of any arrangement that may, at a subsequent date, result in a change in control of CUB. Other than David I. Rainer, and Banc Funds Co. LLC, management of CUB does not know of any person who owns, beneficially or of record, more than 5% of CUB’s outstanding common stock.

Name and Position Held	Number of Shares of Common Stock Beneficially Owned(1)		Number of Shares Subject to Vested Stock Options(2)	Percent of Class Beneficially Owned(2)
Roberto E. Barragan, Director	11,200	(3)	—	.16%
Kenneth L. Bernstein, Director	67,252	(4)	—	.97%
Robert C. Bills, Director	46,666	(5)	—	.67%
Stephen G. Carpenter, Vice Chairman of the Board	70,000	(6)	—	1.01%
Ronald W. Jones, Director	52,000	(7)	—	.75%
Roy A. Salter, Director	62,655	(8)	—	.90%
Daniel F. Selleck, Director	66,150	(9)	—	.96%
Lester M. Sussman Director Nominee	800	(10)	—	.01%
Charles H. Sweetman, Director	63,000	(11)	—	.91%
David I. Rainer, Chairman of the Board, President & Chief Executive Officer	200,803	(12)	316,083	7.13%
Anne A. Williams, Director, Executive Vice President, Chief Operating Officer & Chief Credit Officer	90,984	(13)	82,150	2.47%
Anita Wolman, Executive Vice President, General Counsel & Corporate Secretary	35,521	(14)	62,750	1.41%
Karen A. Schoenbaum, Executive Vice President & Chief Financial Officer	11,000	(15)	3,000	.20%
Robert J. Dennen, Senior Vice President and Chief Accounting Officer	57,113	(16)	47,813	1.50%
All Directors, Nominees and Executive Officers as a Group (14 in number)	835,144		511,796	18.10%

(1)

Includes shares beneficially owned, directly and indirectly, together with associates. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise indicated, all shares are held as community property under California law or with sole voting and investment power. Does not include shares that may be acquired upon exercise of stock options, which are identified separately in this table.

(2)

Shares subject to options held by executive officers that were exercisable within 60 days after June 1, 2012 (vested) are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person. For All Directors and Executive Offices as a Group, all 511,796 vested stock options held by such persons are treated as issued and outstanding when computing the percent of class. All Director non-qualified stock options have been exercised and or cancelled, and there are no outstanding (non-vested or vested) non-qualified stock options that have been granted to Directors as of June 1, 2012.

(3)

Includes 9,700 shares owned by Roberto E. Barragan, and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(4)

Includes 25,000 shares owned as Trustee of the BFC Financial Corp. Pension and Profit Sharing Plan; 30,800 shares held jointly with Mr. Bernstein’s spouse as Trustees of the Kenneth and Joni Bernstein Family Trust; 2,452 shares held by Kenneth L & Joni Bernstein as joint tenants with right of survivorship; and 5,500 shares owned by his spouse’s IRA, 2,000 shares directly owned by Mr. Bernstein and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(5)

Includes 25,624 shares held jointly with Mr. Bills’ spouse as co-trustees of the Bills Family Trust, 2,000 shares held as custodian under the Uniform Gifts to Minors Act, 13,572 shares in Mr. Bill’s IRA, 3,970 directly by Mr. Bills and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(6)

Includes 5,000 shares held in Mr. Carpenter’s IRA and 49,500 shares held jointly with his spouse as Trustees of the Stephen and Janell Carpenter Family Trust, 14,000 shares directly owned by Mr. Carpenter and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(7)

Includes 27,000 shares held directly by Mr. Jones; 23,500 shares held by Ronald W. & Karin Jones Community property; and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(8)

Includes 59,155 shares owned as Trustee of the Roy and Traci Salter Living Trust, 2,000 shares directly owned by Mr. Salter and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(9)

Includes 5,000 Shares owned as Trustee of the Daniel F. Selleck Family Trust; 23,500 held by Daniel F. Selleck Trustee of the Daniel F. Selleck Trust dtd. 2-26-2007; 36,150 directly owned by Mr. Selleck and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(10)	Includes 800 shares owned by Mr. Sussman.
(11)

Includes 23,500 under Charles H. & Judith Sweetman Joint Tenancy with rights of survivorship. Includes 2,000 shares owned by Sweetman Properties, LLC; 17,000 shares owned as trustee of the Charles H. Sweetman 1996 Trust; 1,000 shares owned by his spouse as Trustee of the Judith Sweetman Trust, and 4,000 shares held as custodian under the Uniform Gifts to Minors Act, 14,000 shares directly owned by Mr. Sweetman and includes 1,500 shares of Restricted Stock with 750 shares vesting on June 27, 2012 and 750 shares vesting on June 27, 2013. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(12)

Mr. Rainer owns beneficially, but not of record, over 5% of the shares of CUB. His shares owned of record constitute 2.90% of CUB’s outstanding common stock, which includes non-vested restricted stock. Includes 79,950 shares owned as Trustee of the David and Anne Rainer Trust; 10,000 shares owned as Successor Trustee of the Edwin and Carolyn Rainer Trust; 31,500 shares owned by Mr. Rainer’s IRA; 26,853 shares directly owned by Mr. Rainer; and 2,000 shares of Restricted Stock vesting on May 21, 2013. Includes 2,500 shares of Restricted Stock with 2,500 shares vesting on January 27, 2013. Includes 18,000 shares of Restricted Stock with 6,000 shares vesting on April 27, 2013, 6,000 shares vesting on April 27, 2014 and 6,000 shares vesting on April 27, 2015. Includes 30,000 shares of Restricted Stock with 10,000 shares vesting on January 6, 2013, 10,000 shares vesting on January 6, 2014 and 10,000 shares vesting on January 6, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(13)

Includes 59,434 shares directly owned by Ms. Williams, 800 shares of Restricted Stock vesting on May 21, 2013. Includes 12,000 shares of Restricted Stock with 4,000 shares vesting on April 27, 2013, 4,000 shares vesting on April 27, 2014 and 4,000 shares vesting on April 27, 2015. Includes 18,750 shares of Restricted Stock with 6,250 shares vesting on January 6, 2013, 6,250 shares vesting on January 6, 2014 and 6,250 shares vesting on January 6, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(14)

Includes 3,200 shares owned by spouse’s IRA and 4,230 shares held by Ms. Wolman or her spouse as custodian under the Uniform Gifts to Minors Act; 17,941 shares directly by Ms. Wolman and 400 shares of Restricted Stock vesting on May 21, 2013. Includes 6,000 shares of Restricted Stock with 2,000 shares vesting on April 27, 2013, 2,000 shares vesting on April 27, 2014 and 2,000 shares vesting on April 27, 2015. Includes 3,750 shares of Restricted Stock with 1,250 shares vesting on January 6, 2013, 1,250 shares vesting on January 6, 2014 and 1,250 shares vesting on January 6, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(15)

Includes 3,350 shares owned directly by Ms. Schoenbaum; including 1,500 shares of Restricted Stock with 500 shares vesting on October 27, 2012, 500 shares vesting on October 27, 2013, 500 shares vesting on October 27, 2014. Includes 2,400 shares of Restricted Stock with 800 shares vesting on April 27, 2013, 800 shares vesting on April 27, 2014 and 800 shares vesting on April 27, 2015. Includes 3,750 shares of Restricted Stock with 1,250 shares vesting on January 6, 2013, 1,250 shares vesting on January 6, 2014 and 1,250 shares vesting on January 6, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

(16)

Includes 5,000 shares owned as co-trustee with Mr. Dennen‘s spouse of the Robert J. Dennen and Randi M. Dennen Trust; 1,000 shares owned as Trustee for Mitchell Dennen and 2,466 shares owned as Trustee for the Dennen Family Trust, 47,197 directly owned by Mr. Dennen and 400 shares of Restricted vesting on May 21, 2013. Includes 1,050 shares of Restricted Stock with 350 shares vesting on April 27, 2013, 350 shares vesting on April 27, 2014 and 350 shares vesting on April 27, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

Principal Shareholders and Change of Control

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of June 1, 2012 by those persons known by the Company to own more than 5% of the outstanding Common Stock of the Company, except as previously disclosed above. The shareholder’s ownership percentage is based on 6,930,139 shares of common stock outstanding as of June 1, 2012.

Name of Beneficial Owner	Number of Shares		Percent of Class Owned
Banc Funds Co. LLC	659,200	(1)[1]	9.51%

(1)	Based on our records and information reported on a Schedule 13F as filed with the Securities and Exchange Commission or FDIC as of March 31, 2012.

Information Concerning Directors and Executive Officers

CUB’s Directors

CUB’s directors are also the directors of CU Bancorp and will continue on the board of directors of CU Bancorp, as the surviving bank holding company after the effective time of the Acquisition; provided, however, that Robert C. Bills and Ronald W. Jones, both of whom currently serve on the board of directors of CU Bancorp and CUB, have provided written notification of their intent to retire as directors of both CU Bancorp and CUB to be effective as of the close of the Acquisition. Mr. Bills currently is the Chairman of the Compensation, Nomination and Corporate Governance Committee and Mr. Jones previously served as the Audit Committee expert and Chairman of the Audit Committee. Both Mr. Bills and Mr. Jones have served on and have meaningfully contributed to CUB’s board of directors since its organization. In addition, Mr. Kenneth Cosgrove, PC Bancorp’s current Chairman and Chief Executive Officer and Mr. Robert Matranga, a current director of PC Bancorp, will be added to CU Bancorp’s board of directors following and subject to consummation of the Acquisition. In the event that either or both of Mr. Cosgrove or Mr. Matranga cannot or is not willing to serve on the board of directors of CU Bancorp, their board positions will be filled first by Mr. Ron Thon followed by Mr. Mel Smith, both of whom currently serve on the board of directors of PC Bancorp. Information with respect to Messrs. Cosgrove, Matranga, Thon and Smith can be found under the section entitled “PREMIER COMMERCIAL BANCORP PROPOSAL 1 - ELECTION OF DIRECTORS - Information About Management’s Nominees” herein.

The following table lists the names and certain information as of regarding CUB’s directors.

Name	Age	Position with CUB	Year First Appointed or Elected
Roberto E. Barragan	42	Director	2004
Kenneth L. Bernstein	69	Director	2004
Robert C. Bills [1]	63	Director	2004
Stephen G. Carpenter	72	Vice Chairman of the Board	2004
Ronald W. Jones [1]	70	Director	2005
David I. Rainer	55	Chairman, President and Chief Executive Officer	2004
Roy A. Salter	55	Director	2004
Daniel F. Selleck	56	Director	2004
Lester M. Sussman	57	Director	2011
Charles H. Sweetman	69	Director	2004
Anne A. Williams	54	Director, Executive Vice President, Chief Operating Officer and Chief Credit Officer	2009

[1]

Robert C. Bills and Ronald W. Jones, both of whom currently serve on the board of directors of CU Bancorp and CUB, have provided written notification of their intent to retire as directors of both CU Bancorp and CUB to be effective as of the close of the Acquisition.

CUB’s directors serve one-year terms. None of the directors or executive officers was selected pursuant to any arrangement or understanding, other than with the directors and executive officers of CUB acting within their capacities as such. There are no family relationships between the directors and executive officers of CUB. None of the directors or executive officers of CUB serve as directors of any company which has a class of securities registered under, or which are subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any investment company registered under the Investment Company Act of 1940. None of the directors or executive officers of CUB have been involved in any legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer of CUB

The following is the business experience of the members of CUB’s board of directors:

Roberto E. Barragan. Mr. Barragan currently is President of the Valley Economic Development Center, Inc. (“VEDC”). He has served in various capacities with the VEDC since 1995. The VEDC is a 501(c)3 community based private non-profit corporation which offers training, consulting, technical assistance and financing to small- and medium-sized businesses. He also is the Chairman of the Board of the Pacoima Development Federal Credit Union. Mr. Barragan is an expert on the needs of small businesses within CUB’s communities and assists significantly in the Community Reinvestment Act efforts of CUB. Mr. Barragan serves as the Community Redevelopment Agency “CRA” Board Liaison, between CUB’s CRA committee and the Board of Directors.

Kenneth L. Bernstein. Mr. Bernstein is Chief Executive Officer and sole shareholder of BFC Financial Corporation of Encino, a San Fernando Valley company that he has owned since 1965, which consults for middle market companies, notably on assignments associated with mergers and acquisitions and corporate financial and management restructure. Mr. Bernstein is an experienced lender and loan work-out consultant. As Chairman of the Directors’ loan committee he provides guidance to Management in lending and loan risk management.

Robert C. Bills. Mr. Bills is currently the Chief Executive Officer for Sherman Oaks Hospital / Encino Hospital Medical Center, two medical centers in the San Fernando Valley. He was previously a Consultant – Health Care Management and Business Development. Prior to December of 2005, he was the President and Chief Executive Officer of Valley Presbyterian Hospital, the largest acute care medical center in the San Fernando Valley. He had held that post since 1983. As a business person in the San Fernando Valley, the head office location of CUB, Mr. Bills provides deep knowledge of businesses in the locale as well as experience in the management of human resources, compensation and employee matters. Mr. Bills is the Chairman of the Compensation, Nomination and Corporate Governance Committee.

Stephen G. Carpenter. Mr. Carpenter, Vice Chairman of the Board of CUB, is a retired banker with over 37 years of banking experience. From 1992 to 1999, Mr. Carpenter was Chairman of the Board and Chief Executive Officer of CU Bancorp and its banking subsidiary, California United Bank (not related to the current California United Bank), which prior to the sale to Pacific Century Financial Corporation in 1999, was the eleventh largest independent bank headquartered in Southern California. Mr. Carpenter was formerly a director of Ashworth, Inc., a golf apparel firm headquartered in Carlsbad, California. Mr. Carpenter has been in the banking business for over 37 years and is an expert in commercial lending, particularly asset based lending, as well as bank management.

Ronald W. Jones. Mr. Jones retired in 2005 from active practice with Moss Adams, LLP, the tenth largest U.S. accounting firm. Mr. Jones was a past Managing Partner of the Los Angeles office of the firm, and had been associated with Moss Adams since 1973. Mr. Jones is a member of the California Society of Certified Public Accountants and of the American Institute of Certified Public Accountants.

David I. Rainer. Mr. Rainer is Chairman of the board of directors and the President and Chief Executive Officer of CUB. He was previously California State President for US Bank and Executive Vice President of Commercial Banking for US Bank, in which capacity he led the commercial banking operations for US Bank in the Western United States, from Colorado to California. In February 1999, Mr. Rainer became President and Chief Executive Officer of Santa Monica Bank which was acquired by US Bank in November 1999. From 1992 to 1999, Mr. Rainer was an executive officer of California United Bank (not related to the current California United Bank), and its successor Pacific Century Bank, N.A., and served as Executive Vice President and then director, President and Chief Executive Officer.

Roy A. Salter. Mr. Salter is a Founding Principal of The Salter Group based in the Los Angeles Office where he co-manages the firm’s overall practice and project management efforts. The Salter Group is a leading independent financial and strategic advisory firm specializing in providing business and intangible asset valuations, financial opinions, financial and strategic analysis, forecasting, and transaction support covering a broad spectrum of industries and situations to both middle market and Fortune 500 companies and capital market constituents. Over the past six years The Salter Group has completed over 950 engagements representing over $100 billion in asset and business values. Mr. Salter brings financial analysis and valuation expertise to the Board as well as a background in bank marketing.

Daniel F. Selleck. Mr. Selleck is President of the Westlake Village-based Selleck Development Group, Inc. which specializes in the development and acquisition of commercial properties. That company has completed the development of more than 3.5 million square feet of property, with a value approximating $1 billion, including the development of the former General Motors Assembly Plant in Van Nuys, California. As a real estate expert, Mr. Selleck provides his expertise to CUB’s Directors’ Loan Committee and provides expertise in real estate lending and structure.

Lester M. Sussman. Mr. Sussman since 2005 has been a Senior Practice Leader with Resources Global Professionals, a consulting firm that provides services to businesses throughout the world, where he specializes in providing corporate governance, risk management and compliance services and is the Western region practice leader for financial services. Prior to joining Resources Global Professionals, he was the Senior Vice President, Finance of Gemstar TV Guide International. Mr. Sussman is a Retired Partner of Deloitte & Touche, LLP, where he served as Partner in Charge, Financial Services Group - Los Angeles and Pacific Southwest Region. Mr. Sussman is a Certified Public Accountant. Mr. Sussman’s financial institution accounting expertise and corporate governance expertise will provide support to CUB in these areas. Mr. Sussman is the Audit Committee expert and Chairman of the Audit Committee.

Charles H. Sweetman. Mr. Sweetman is a managing partner of Sweetman Properties, LLC, a commercial income property company located in Palm Desert, California and also is the owner of Sweetman Group, Inc. a property management and consulting firm. Mr. Sweetman provides strong entrepreneurial experience to the Board as well as significant business development skills.

Anne A. Williams. Ms. Williams is a Director and Executive Vice President of CUB and has served in this capacity since January 2009 and October 2004, respectively. She became a member of the board of directors in 2009. She is also Chief Operating Officer and Chief Credit Officer of CUB and has served in these capacities since

April 2008 and October 2004, respectively. Prior to joining us, Ms. Williams served as Senior Vice President and Credit Risk Manager for US Bank’s Commercial Banking Market for the State of California. Ms. Williams was previously the Executive Vice President and Chief Credit Officer of Santa Monica Bank, which was acquired by US Bank in November 1999. Prior to joining Santa Monica Bank, Ms. Williams was the Executive Vice President and Chief Credit Officer at California United Bank (and its successor, Pacific Century Bank, N.A.) from 1992 to 1999.

Executive Officers

The following sets forth the names and certain information as of June 1, 2012 with respect to CUB’s executive officers (except for Mr. Rainer and Ms. Williams whose information is included above):

Name	Age	Position with CUB	Year First Appointed
Karen A. Schoenbaum	49	Executive Vice President and Chief Financial Officer	2009
Anita Y. Wolman	60	Executive Vice President, General Counsel & Corporate Secretary[1]	2009
Robert J. Dennen	59	Senior Vice President and Chief Accounting Officer	2005[2]

[1]	Ms. Wolman was previously Senior Vice President Legal/Compliance and had served in that capacity since 2005.
[2]	Mr. Dennen was Chief Financial Officer from 2005 to 2009. He was named Senior Vice President/Chief Accounting Officer in 2009.

Karen A. Schoenbaum, Executive Vice President and Chief Financial Officer has served as CUB’s Executive Vice President and Chief Financial Officer since October 2009. Prior to joining CUB, Ms. Schoenbaum was Executive Vice President and Interim Chief Financial Officer of Premier Business Bank in Los Angeles. She previously served as Executive Vice President and Chief Financial Officer of California National Bank from 2001 to 2008, where she was responsible for the financial and regulatory reporting, accounting, treasury, asset and liability management, general services and corporate real estate departments. From 1997, Ms. Schoenbaum was Executive Vice President, Chief Financial Officer and Chief Information Officer of Pacific Century Bank, N.A. a subsidiary of Bank of Hawaii Corporation.

Anita Y. Wolman, Executive Vice President, General Counsel & Corporate Secretary was appointed Executive Vice President & General Counsel in January 2009. She previously was Senior Vice President Legal/Compliance beginning in 2005. Prior to joining CUB, Ms. Wolman was Senior Vice President, General Counsel & Corporate Secretary of California Commerce Bank (Citibank/Banamex USA). Earlier Ms. Wolman was Executive Vice President, General Counsel & Corporate Secretary of Pacific Century Bank, N.A. a subsidiary of Bank of Hawaii Corporation and its predecessor California United Bank.

Robert J. Dennen, Senior Vice President & Chief Accounting Officer was appointed Senior Vice President and Chief Accounting Officer in October 2009. Prior to that, he served as Chief Financial Officer of CUB from 2005. Before joining CUB he was the Senior Vice President / Chief Financial Officer, Treasurer and Corporate Secretary for Pacific Crest Capital, Inc., and the Senior Vice President / Chief Financial Officer and Treasurer of Pacific Crest Bank.

There are no family relationships between any Director and an Executive Officer or among any Directors.

Compensation of Executive Officers and Directors

Summary Compensation

The following table sets forth, for the fiscal years ended December 31, 2011, 2010 and 2009, compensation information for services in all capacities to CUB for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the other most highly compensated executive officers who were serving as executive officers at the end of 2011 and whose total compensation in 2011 exceeded $100,000 (collectively, the “named executive officers”). There are no other executive officers of CUB.

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non- Equity Incentive Plan Compen- sation	Change to Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation[4]	Total
David Rainer, President & Chief Executive Officer	2011	$335,000	$115,670	$500,000	$—	$—	$—	$44,939	$995,638
	2010	$305,144	$—	$366,000	$43,401	$—	$—	$44,281	$758,826
	2009	$275,144	$50,000	$78,000	$—	$—	$—	$42,606	$445,750

Anne Williams, Executive Vice President, Chief Credit Officer and Chief Operating Officer	2011	$250,000	$80,379	$312,500	$—	$—	$—	$17,693	$660,573
	2010	$237,641	$—	$244,000	$36,891	$—	$—	$17,184	$535,716
	2009	$225,140	$30,000	$—	$35,856	$—	$—	$16,899	$307,895

Anita Wolman, Executive Vice President, General Counsel and Secretary	2011	$210,000	$14,308	$62,500	$—	$—	$—	$9,245	$296,053
	2010	$205,081	$82,000	$122,000	$—	$—	$—	$15,767	$424,848
	2009	$195,122	$20,000	—	$16,733	$—	$—	$7,899	$239,754

Karen Schoenbaum,[5] Executive Vice President and Chief Financial Officer	2011	$204,202	$5,763	$62,500	$—	$—	$—	$17,255	$289,679
	2010	$190,279	$82,000	$48,800	$—	$—	$—	$24,971	$346,050
	2009	$43,629	$—	$25,040	$46,591	$—	$—	$2,254	$117,513

Robert Dennen, Senior Vice President, Chief Accounting Officer	2011	$152,892	$14,500	$—	$—	$—	$—	$6,407	$173,798
	2010	$150,262	$23,000	$21,350	$—	$—	$—	$11,516	$206,128
	2009	$148,900	$15,000	$—	$11,952	$—	$—	$9,347	$185,199

[1]

The Bonus payments reflected in above table for 2011 were paid to the executives in 2011 and 2012, but were earned in 2011. A portion of the 2011 bonuses were related to the payment of the tax obligation related to the vesting of restricted stock grants that vested in 2011. The Bonus payments reflected in 2010 in the table above were earned for 2010 performance but paid in 2011. Amounts set forth for 2009 were both earned and paid in 2009 and include a special incentive payment in 2009.

[2]

The amounts in this column represent the grant date fair value of restricted stock awards issued to the named executives by CUB in the year of grant, as calculated in accordance with ASC Topic 718 (formerly FAS123(R)). The amounts reported in the above table do not include any estimates of forfeitures. The amounts in prior years as reflected in CUB’s prior proxy statement have been restated in accordance with the new SEC disclosure rules that require equity compensations awards be reported in the Summary Compensation Table at the grant date fair value. The new SEC disclosure rules require all prior year compensation awards in the Summary Compensation Table be recalculated to reflect these new rules.

[3]

The amounts in this column represent the grant date fair value of stock option awards issued to the named executives by CUB in the year of grant, as calculated in accordance with ASC Topic 718 (formerly FAS123(R)). The amounts reported in the above table do not include any estimates of forfeitures. The amounts in prior years as reflected in CUB’s prior proxy statement have been restated in accordance with the new SEC disclosure rules that require equity compensations awards be reported in the Summary Compensation Table at the grant date fair value. The new SEC disclosure rules require all prior year compensation awards in the Summary Compensation Table be recalculated to reflect these new rules. The terms of the Employee Plan and the 2007 Plan are described in “—Grants of Plan-Based Awards in 2009 - Stock Option Plans.” Furthermore, the amount recognized for these awards was calculated based on the Black-Scholes option-pricing model.
[4]

See “All Other Compensation” table that follows for details of these amounts. The amounts in this column reflect (1) auto allowances, (2) amounts associated with life insurance premiums, executive medical examination costs, which benefits are not available to all employees of CUB, (3) country club dues and membership fees, a significant portion of which relates to business related entertainment and business development, (4) 401-K Employer contributions which are made at 3% of annual income for all employees, subject to IRS regulatory ceilings, and (5) excess vacation accrual that the employee was paid out for in 2010.

[5]	Ms. Schoenbaum commenced employment with CUB in October 2009.

All Other Compensation

The amounts disclosed in the “All Other Compensation Column” of the Summary Compensation Table above consist of:

Named Executive Officer	Year	Automobile Allowance	Life Insurance and Executive Medical Premiums[1]	Country Club Dues and Membership Fees	401(k) Employer Contributions	Other	Total
David I. Rainer	2011	$9,000	$1,055	$27,534	$7,350	$—	$44,939
	2010	$9,000	$2,651	$25,280	$7,350	$—	$44,281
	2009	$9,000	$549	$25,707	$7,350	$—	$42,606

Anne A. Williams	2011	$9,000	$1,343	$—	$7,350	$—	$17,693
	2010	$9,000	$1,055	$—	$7,129	$—	$17,184
	2009	$9,000	$549	$—	$7,350	$—	$16,899

Anita Y. Wolman	2011	$—	$1,895	$—	$7,350	$—	$9,245
	2010	$—	$1,295	$—	$6,395	$8,077	$15,767
	2009	$—	$549	$—	$7,350	$—	$7,899

Karen A. Schoenbaum	2011	$9,000	$905	$—	$7,350	$—	$17,255
	2010	$9,000	$2,637	$—	$5,480	$7,854	$24,971
	2009	$2,114	$140	$—	$—	$—	$2,254

Robert J. Dennen	2011	$—	$1,055	$—	$5,352	$—	$6,407
	2010	$—	$1,055	$—	$4,681	$5,780	$11,516
	2009	$—	$3,230	$—	$6,117	$—	$9,347

[1]

Health care benefits, dental care benefits, vision care benefits, long term care benefits, short term disability benefits, and long term disability benefits are available to all employees of CUB and do not discriminate in favor of executives and are therefore not included in the above table. The employee pays 100% of the cost of their short term disability benefits and their long term disability benefits. CUB pays a base amount of all employees’ long term care benefits but any additional coverage elected by the employee above the base amount is paid by the employee. Life insurance benefits are offered to only select executive officers of CUB, and the life insurance premiums are included as additional compensation. Executive Medical examinations are offered to only select executive officers of CUB and the associated cost is included as additional compensation in the table above.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information regarding restricted stock awards granted under CUB’s 2007 Equity Compensation Plan to its named executive officers during 2011. There were no stock option awards granted to the named executive officers of CUB during 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
David I. Rainer	1/6/2011	40,000	—	$—	$500,000

Anne A. Williams	1/6/2011	25,000	—	$—	$312,500

Anita Y. Wolman	1/6/2011	5,000	—	$—	$62,500

Karen A. Schoenbaum	1/6/2011	5,000	—	$—	$62,500

Equity Plans

On May 17, 2005, CUB’s board of directors adopted the California United Bank 2005 Stock Option Plan (the “Employee Plan”) and the California United Bank 2005 Non-Qualified Stock Option Plan (the “Non-Qualified Plan”). The Employee Plan covered 700,000 shares of our common stock, and the Non-Qualified Plan covered 350,000 shares of our common stock (together, the “2005 Plans”). The original amount of shares allocated to the two plans was equal to 30% of CUB’s original issued and outstanding shares of common stock, consistent with applicable guidelines for new banks.

The Employee Plan provided for the grant of incentive stock options, within the meaning of the Internal Revenue Code, as well as “non-qualified” stock options in order to obtain and retain qualified personnel. All stock options issued under the Employee Plan were granted exclusively to officers and employees of CUB. The Employee Plan provided for the grant of options at no less than current market value and provided for an option exercise period not exceeding 10 years.

Generally, stock option plans are designed so that options granted to full-time salaried officers and employees are treated as incentive options, to the maximum extent permitted under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. Options that do not meet the requirements of the Internal Revenue Code are treated as “non-qualified” options.

The Non-Qualified Plan provided for the grant of “non-qualified” stock options. All stock options issuable under the Non-Qualified Plan were intended to be granted exclusively to non-employee directors and founders of CUB.

Upon the implementation of the 2007 Plan (discussed below), no further options were granted under the 2005 Plans. Any remaining shares available under the 2005 Plans were transferred to the 2007 Plan. Options previously granted under the 2005 Plan remain outstanding subject to the terms of the 2005 Plans.

On March 22, 2007, the board of directors adopted the 2007 Plan. The 2007 Plan was approved by shareholders at the 2007 Annual Meeting of Shareholders, subject to regulatory approval. 490,547 shares of our common stock were reserved for issuance under the 2007 Plan. The 2007 Plan allows for the issuance of incentive as well as non-qualified stock options, restricted stock and other forms of equity compensation to both employees and non-employee directors. All stock options issued under the 2007 Plan are issued at no less than current market value and provide for an option exercise period not exceeding 10 years. In October 2011, the shareholders of CUB approved a 1,000,000 share increase in the number of shares of common stock available for equity awards that can be issued under the 2007 Plan.

All awards under the 2005 Plans and 2007 Plan are subject to the requirement that if CUB’s capital falls below the minimum requirements contained in regulatory guidelines, or falls below a higher requirement as determined by CUB’s regulators, or the existence of outstanding awards impairs its ability to raise capital, our regulators may direct us to require holders to exercise or forfeit their awards. CUB will notify holders within 45 days from the date the regulator notifies it in writing that holders must exercise or forfeit their options. CUB will cancel awards not exercised within 21 days of the notification. CUB will agree to comply with any regulatory request that it invoke its right to require holders to exercise or forfeit their options under the circumstances stated above.

In the event, the awards have already been issued, the awards, to the extent objected to by FDIC or the DFI, may be cancelled by CUB under the terms of the plans and/or the respective award agreements.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information regarding the holdings of stock options and restricted stock by the named executive officers at December 31, 2011. The options were granted pursuant to the Employee Plan and the 2007 Plan.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
David Rainer	218,750	—		—	$10.00	5/16/15	4,000	[1]	$40,200	—	—
	10,000	—		—	$22.00	4/25/16	5,000	[2]	$50,250	—	—
	60,000	—		—	$17.50	2/26/17	24,000	[4]	$241,200	—	—
	17,499	5,834	[5]	—	$16.00	9/24/17	40,000	[11]	$402,000	—	—
	—	10,000	[6]	—	$12.20	4/27/17	—		—	—	—

Anne Williams	62,500	—		—	$10.00	5/16/15	1,600	[1]	$16,080	—	—
	5,000	—		—	$22.00	4/25/16	16,000	[9]	$160,800	—	—
	7,500	7,500	[10]	—	$7.80	1/27/15	25,000	[11]	$251,250	—	—
	1,700	6,800	[6]	—	$12.20	4/27/17	—		—	—	—

Anita Wolman	52,500	—		—	$10.00	5/16/15	800	[1]	$8,040	—	—
	5,000	—		—	$22.00	4/25/16	8,000	[4]	$80,400	—	—
	3,500	3,500	[10]	—	$7.80	1/27/15	5,000	[11]	$50,250	—	—

Karen Schoenbaum	3,000	9,000	[7]	—	$12.52	10/27/15	1,500	[8]	$15,075	—	—
	—	—		—	—	—	3,200	[9]	$32,160	—	—
	—	—		—	—	—	5,000	[11]	$50,250	—	—

Robert Dennen	39,063	—		—	$10.00	5/16/15	800	[1]	$8,040	—	—
	5,000	—		—	$22.00	4/25/16	1,400	[4]	$14,040	—	—
	2,500	2,500	[10]	—	$7.80	1/27/15	—		—	—	—

[1]	Restricted Stock granted on May 21, 2008 vests at a rate of 20% annually, commencing on the first anniversary of grant.
[2]	Restricted Stock granted on January 27, 2009 vests at a rate of 25% annually, commencing on the first anniversary of grant.
[3]	Stock options granted on February 27, 2007 have a term of ten (10) years and vest in four equal annual increments commencing on the first anniversary date of the grant.
[4]	Restricted Stock granted on April 27, 2010 vests at a rate of 20% annually, commencing on the first anniversary of grant.
[5]	Stock options granted on September 25, 2007 have a term of ten (10) years and vest in four equal annual increments commencing on the first anniversary date of the grant.
[6]	Stock options granted on April 27, 2010 have a term of seven (7) years and vest in four equal annual increments commencing on the first anniversary of the date of grant.
[7]	Stock options granted on October 27, 2009 have a term of six (6) years and vest in four equal annual increments commencing on the second anniversary date of the grant.
[8]	Restricted Stock granted on October 27, 2009 vests at a rate of 25% annually, commencing on the second anniversary of grant.
[9]	Restricted Stock granted on April 27, 2010 vest at a rate of 20% annually, commencing on the second anniversary of grant.
[10]	Stock options granted on January 27, 2009 have a term of six (6) years and vest in four equal annual increments commencing on the first anniversary date of the grant.
[11]	Restricted Stock granted on January 6, 2011 vest at a rate of 25% annually, commencing on the first anniversary of grant.

In January of 2011, David I. Rainer, the President and Chief Executive Officer, Anne A. Williams, the Executive Vice President, Chief Credit Officer and Chief Operating Officer, Karen Schoenbaum, the Executive Vice President and Chief Financial Officer and Anita Y. Wolman, the Executive Vice President, General Counsel and Secretary, received grants of restricted stock of 40,000 shares, 25,000 shares, 5,000 shares and 5,000 shares, respectively. There have been no stock option awards or restricted stock awards to the named executive officers during 2012.

Option Exercises and Stock Vested in 2011

The following table sets forth certain information regarding stock options and restricted stock granted under the Employee Plan and the 2007 Plan to the Named Executive Officers. The dollar figures in the table below reflect the value on the exercise date for option awards and the value on the vesting date of the restricted stock award.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David I. Rainer	-0-	-0-	10,500	$130,475
Anne A. Williams	-0-	-0-	4,800	$59,400
Anita Y. Wolman	-0-	-0-	2,400	$29,700
Karen A. Schoenbaum	-0-	-0-	1,300	$14,955
Robert J. Dennen	-0-	-0-	750	$9,323

Pension Benefits

CUB does not maintain any pension plans other than its 401(k) Plan. CUB’s contributions under the 401(k) Plan are included in the Summary Compensation Table above.

Non-Qualified Deferred Compensation

CUB has not adopted a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change-In-Control

Employment Agreements

CUB does not have any employment agreements with its employees. As of December 31, 2011, there were no contractual or other payments due or payable upon termination as set forth under the Change in Control Severance Plan.

Treatment of Outstanding Stock Options upon Termination or Change of Control

The following discussion addresses the effect upon stock options issued under the Employee Plan and the 2007 Plan in the event of a termination or change of control of CUB:

Termination of Employment or Affiliation

In the event an optionee ceases to be affiliated with CUB for any reason other than death, disability or termination for cause, the stock options granted to such optionee will expire at the earlier of the expiration dates specified for the options, or ninety (90) days following the employee’s termination of employment with CUB. If CUB terminates someone for cause, such option shall immediately terminate unless the board of directors provides that the option may be exercisable after the date of termination, but in no case may the option be exercisable more than 30 days after such termination. If someone dies or becomes disabled while holding a stock option, the stock option may be exercised by the legal representative of the optionee, or the optionee himself, as the case may be for a period of one year from the date of death, but no later than the expiration of the option. There are no special benefits related to stock options which apply only to the Named Executive Officers. The provisions described above apply to all employee stock options.

Liquidation or Change of Control.

Options granted under the Employee Plan and the 2007 Plan are subject to a provision that takes effect upon a plan of dissolution, liquidation, reorganization, merger, consolidation or sale of substantially all of the assets of CUB to another corporation. Prior to the occurrence of any such change in control, all options granted under both plans will become immediately exercisable. There are no special benefits related to stock options which apply only to the Named Executive Officers. The provisions described above apply to all employee stock options.

Change in Control Severance Plan.

To ensure the continuity of management in the event of a change in control, CUB has adopted a Change in Control Plan, or CIC Plan, which provides severance compensation within 24 months following a change in control of CUB to Executive Officers. The purpose of the CIC Plan is to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by the potential for bank acquisitions and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. In addition the program is intended to align executive and shareholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executive’s own employment. The CIC Plan is a “double trigger” plan in that it requires that there be a change in control and a termination of employment (voluntary or involuntary) thereafter for benefits to be available. Additionally, under CUB’s existing equity plans all outstanding unvested stock options or restricted stock would vest upon a change in control. Payments under these change in control plans did not influence the Compensation, Nominating and Corporate Governance Committee decisions with respect to other aspects of the Named Executive Officers’ compensation since the compensation committee believes that payments following termination of service may never occur, while payment for services rendered provide an immediate benefit which enhances shareholder value. CUB may be referred to as the “Company” below:

Under the CIC Plan, Change of Control is defined as: (i) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than CUB, any trustee or other fiduciary holding securities under an employee benefit plan of CUB, or any company owned, directly or indirectly, by the shareholders of CUB in substantially the same proportions as their ownership of stock of CUB) becomes, after the Effective Date, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CUB (not including in the securities beneficially owned by such person any securities acquired directly from CUB or its affiliates) representing 50% or more of the combined voting power of CUB’s then outstanding securities, other than (A) CUB or any successor to CUB by means of a transaction that is not a Change of Control, or (B) a group of two or more persons not acting in concert for the purpose of acquiring, holding or disposing of such stock. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of CUB entitled to vote in the election of directors is not a Change of Control; (ii) During any period of 12 months, individuals who at the beginning of such period constitute the board of directors, and any new director whose election by the board of directors or nomination for election by CUB’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof ; (iii) The merger or consolidation of CUB with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of CUB outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CUB, more than 50% of the combined voting power of the voting securities of CUB or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of CUB (or similar transaction) in which no person acquires more than 50% of the combined voting power of CUB’s then outstanding securities or (C) a merger or consolidation of CUB with one or more other persons that are related to CUB immediately prior to the merger or consolidation. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them’ or (iv) The sale or disposition by CUB of all or substantially all of its assets to one or more persons that are not related to CUB immediately prior to the sale or transfer.

Under the CIC Plan, “Compensation” is defined as the base salary in effect on the date of any employee’s termination of employment plus the average of the annual bonus paid to such person in each of the previous two completed fiscal years. In addition the employee is entitled to 24 months of reimbursement for any COBRA premiums paid for 24 months following termination. CEO Rainer is entitled to 3 times Compensation and the other Named Executive Officers are entitled to 2 times Compensation.

Severance Benefits under the CIC Plan which constitute “Parachute Payments” within the Internal Revenue Code (“IRC”) Section 409A will be reduced in order to result in no portion of such payments being subject to the excise tax imposed by IRC Section 4999. In addition, pursuant to IRC Section 409A in certain circumstances payments will be delayed for a period of six months following a participant’s termination of employment. In such event, the Severance Benefits will be contributed to a trust for the benefit of the participant and paid at the expiration of the six month period.

Neither the bank holding company reorganization nor the Acquisition of PC Bancorp will constitute a “Change of Control” under the terms of the CIC Plan and, therefore, no benefits will be paid thereunder to any of the Named Executive Officers.

Termination Payments and Benefits for David I. Rainer, Anne A. Williams, Karen A. Schoenbaum, Anita Y. Wolman and Robert J. Dennen

The amounts shown below for each of the Named Executive Officers do not include payments and benefits generally provided on a non-discriminatory basis to all salaried employees of CUB upon the termination of their employment with CUB, including: (a) disability payments which are provided to all salaried employees based upon their title (with all Senior Vice Presidents, Executive Vice Presidents and the President/CEO receiving the same benefit); (b) acceleration of stock option vesting which is identical for all holders of employee stock options; and (c) life insurance which is provided to all salaried employees based upon their title (with all Senior Vice Presidents, Executive Vice Presidents and the President/CEO receiving the same benefit).

David I. Rainer	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)

Termination by CUB without “Cause”	0	0	0
Termination by CUB for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change of Control	0	1,301,622	1,301,622
Death	0	0	0

[1]	None of the named executive officers currently has an employment agreement with CUB.

Anne A. Williams	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)

Termination by CUB without “Cause”	0	0	0
Termination by CUB for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change of Control	0	1,074,827	1,074,827
Death	0	0	0

1	None of the named executive officers currently has an employment agreement with CUB.

Karen A. Schoenbaum	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)

Termination by CUB without “Cause”	0	0	0
Termination by CUB for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change of Control	0	609,493	609,493
Death	0	0	0

[1]	None of the named executive officers currently has an employment agreement with CUB.

Anita Y. Wolman	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)

Termination by CUB without “Cause”	0	0	0
Termination by CUB for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change of Control	0	689,711	689,711
Death	0	0	0

[1]	None of the named executive officers currently has an employment agreement with CUB.

Robert J. Dennen	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)

Termination by CUB without “Cause”	0	0	0
Termination by CUB for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change of Control	0	420,460	420,460
Death	0	0	0

[1]	None of the named executive officers currently has an employment agreement with CUB.

Change in Control Benefits for all Named Executive Officers includes the value of unvested stock options and restricted stock, the vesting of which would accelerate upon a change in control. Amounts set forth for Messrs. Rainer and Dennen and Ms. Schoenbaum have been cut back to the limit under Internal Revenue Code 280G to prevent imposition of the excise tax.

Long-Term Compensation/401(k) Plan

CUB has established a contributory 401(k) defined contribution plan covering substantially all employees. The plan allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis and to invest their deferred income tax free until retirement. Participants are 100% vested in their own deferrals. For 2007, 2008, 2009, 2010 and 2011, CUB elected to make a “safe harbor’ or Guaranteed Company Contribution of 3% of salary to all employees. Safe harbor contributions are immediately vested. The decision to make a Guaranteed Company Contribution is made on an annual basis. CUB may also make discretionary “Profit Sharing Contributions.” Discretionary contributions will vest 20% each year of employment, beginning on the first anniversary of employment.

Participants are able to direct investment of their deferrals, Guaranteed Company Contributions and any Rollover Contributions. CUB has provided a broad range of diversified investment options or mutual funds with different risk and return characteristics for participants, through the John Hancock Life Insurance Company (USA). Participants are not able, at this time, to invest 401(k) savings in the common stock of CUB. Four employees of CUB serve as Trustees of the 401(k) Trust. They are: David I. Rainer, President and Chief Executive Officer; Anne A. Williams, Executive Vice President, Chief Credit Officer and Chief Operating Officer; Robert J. Dennen, Senior Vice President and Chief Accounting Officer; and Anita Y. Wolman, Executive Vice President, General Counsel and Corporate Secretary.

Director Compensation

Each Director receives an annual retainer of $10,000 (paid quarterly). In addition, the Chairman of the Audit Committee, the Chairman of the Compensation, Nominating and Corporate Governance Committee and the Chairman of the Loan Committee each receive an additional $4,000 annually (paid quarterly). Directors also receive $500 for each committee meeting attended (capped at $7,500 annually). Executive Committee members receive an additional $2,000 annual retainer and do not receive additional compensation for each Executive Committee Meeting attended. In addition, the Board member who is the liaison to the management CRA Committee receives additional compensation of $2,000 annually, paid quarterly. Payment of fees each quarter is subject to the Director’s attending at least 2/3 of all applicable meetings during the prior quarter. Compensation paid to David I. Rainer and Anne A. Williams is not included in this table because they were both employees during 2011 and therefore received no additional compensation for services as directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roberto E. Barragan	$18,000	$18,375	—	—	—	—	$36,375

Kenneth L. Bernstein	$27,500	$18,375	—	—	—	—	$45,875

Robert C. Bills	$21,000	$18,375	—	—	—	—	$39,375

Stephen G. Carpenter	$16,000	$18,375	—	—	—	—	$34,375

Ronald W. Jones	$17,500	$18,375	—	—	—	—	$35,875

Roy A. Salter	$13,500	$18,375	—	—	—	—	$31,875

Daniel F. Selleck	$16,500	$18,375	—	—	—	—	$34,875

Charles H. Sweetman	$16,500	$18,375	—	—	—	—	$34,875

Lester M. Sussman	$4,000	$—	—	—	—	—	$4,000

[1]

The amounts in this column represent the grant date fair value of restricted stock awards issued to the directors by CUB with respect to 2011, as calculated in accordance with ACS Topic 718. The amounts reported in the above table do not include any estimates of forfeitures. Each Director was granted 1,500 shares of restricted stock on June 27, 2011. These shares of restricted stock vest 50% on the first anniversary date and 50% on the second anniversary date of the grant. Mr. Sussman was elected to the Board of Directors on October 25, 2011 and was not a member of the Board on the date that the annual restricted stock awards were granted to the Board in 2011.

[2]	The amounts in this column represent the grant date fair value of stock options granted to directors with respect to 2011, as calculated in accordance with ACS Topic 718.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2011 with respect to the shares of CUB’s common stock that may be issued under existing equity compensation plans. This table does not reflect the number of restricted shares of stock that have been issued under CUB’s equity compensation plans.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in the second column)

Equity Compensation Plans Approved by Security Holders:
Employee Plan (2005)	604,313	$12.79	—
2007 Equity Compensation Plan	130,583	$10.83	1,041,339
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	734,896	$12.44	1,041,339

Subsequent to December 31, 2011, CUB’s Board of Directors granted an additional 1,500 shares of restricted stock to newly hired employees. After the issuance of these shares, there were 1,039,839 shares remaining that could be issued under the equity compensation plan.

In October 2011, the shareholders of CUB approved a 1,000,000 share increase in the number of shares of common stock available for equity awards that can be issued under the 2007 Plan. These 1,000,000 shares are reflected in the above table.

In addition in 2011, prior to their May 17, 2011 expiration date for the original Director’s stock grants, 113,488 of non-qualified stock options that had been granted to the directors of CUB were exercised, at $10.00 per share. On March 28, 2011 one of CUB’s Directors resigned as a Director of CUB. This Director had 23,500 shares of non-qualified outstanding vested stock options. The options related to the resigned Director had an exercise price of $16.00 per share with an expiration date of June 28, 2011. The options belonging to the Director who resigned expired without being exercised.

Plan Not Approved by Shareholders

On May 17, 2005, the board of directors adopted the California United Bank 2005 Non-Qualified Stock Option Plan (the “Non-Qualified Plan”). The Non-Qualified Plan covered 350,000 shares of our common stock. The Non-Qualified Plan provided for the grant of “non-qualified” stock options. All stock options issuable under the Non-Qualified Plan were intended to be granted exclusively to non-employee directors and founders of CUB. All stock options granted pursuant to the Non-Qualified Plan were granted at fair market value on the date of grant. The 2005 Non-Qualified Stock Plan was terminated in 2007. All option grants under this plan have either been exercised or expired, and there are no longer any outstanding options under the 2005 Non-Qualified Plan.

Certain Relationships and Related Transactions

During 2011 there were no existing or proposed, material transactions between CUB and of its executive officers, directors, or principal shareholders (beneficial owners of 5% or more of our Common Stock), or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of CUB’s directors and executive officers, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with CUB in the ordinary course of CUB’s businesses, and CUB expects to have such ordinary banking transactions with such persons in the future. At the present time, CUB does not have any lending relationship with our directors and officers or entities controlled by any of our directors or officers and none is contemplated in the future, with the exception of small overdraft lines of credit. We may also engage in banking (non-lending) transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others, and comply with the provisions of applicable federal and state law.

All of CUB’s directors with the exception of Mr. Rainer and Ms. Williams are considered “independent” in accordance with the rules and regulations of the Nasdaq. All members of the Audit and the Compensation, Nomination and Corporate Governance Committees are also independent in accordance with the same rules.

Director Independence

During 2011, each of CUB’s directors, except Mr. Rainer, CUB’s Chairman, President and Chief Executive Officer and Ms. Williams, CUB’s Executive Vice President, Chief Operating Officer and Chief Credit Officer, was “independent,” as determined by the applicable listing requirements of NASDAQ. NASDAQ’s listing requirements provide that: (i) the audit committee be composed of independent directors; (ii) the chief executive officer’s compensation be determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) nominations of directors be selected by a majority of independent directors or by a nominating committee comprised solely of independent directors. Neither Mr. Rainer nor Ms. Williams served on CUB’s Audit Committee or its Compensation, Nomination and Corporate Governance Committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS - CALIFORNIA UNITED BANK

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three Months Ended March 31, 2012

The following is management’s discussion and analysis of the major factors that influenced the results of income and financial condition of CUB for the quarter ended March 31, 2012. This analysis should be read in conjunction with the audited financial statements and accompanying notes as of and for the years ended December 31, 2011 and 2010 and with the unaudited financial statements and notes as of and for the periods ended March 31, 2011 and 2012 included with this joint proxy statement/prospectus.

Overview

Forward-Looking Information

Certain matters discussed under this caption may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. There can be no assurance that the results described or implied in such forward-looking statements will, in fact, be achieved and actual results, performance, and achievements could differ materially because the business of CUB involves inherent risks and uncertainties. These risks include, but are not limited to, general economic conditions nationally and in California, unanticipated credit losses in CUB’s loan portfolio, rapid changes in interest rates and other risks discussed in this joint proxy statement/prospectus.

Recent Developments

Merger

In December 2011, CUB announced execution of an agreement to acquire PC Bancorp and its subsidiary, PCB, headquartered in Anaheim, California through a merger transaction. CUB also announced its intent to form a bank holding company in connection with the transaction. PC Bancorp, at December 31, 2011, had assets of approximately $451 million and PCB had two offices in Orange County, California, its Anaheim branch and its Irvine-Newport Beach branch. Shareholders of PC Bancorp will receive approximately $38.2 million, with the consideration being paid in the form of common stock of CU Bancorp. The transaction is subject to regulatory and shareholder approval, and is expected to close in the early part of the third quarter in 2012.

Regulatory Legislation

In July 2010, the Dodd-Frank Financial Reform Bill was passed by Congress and signed into law by President Obama. This legislation aims to restore responsibility and accountability to the U.S. financial system. It is unclear how this legislation may impact the financial environment, as regulations implementing the Bill’s provisions have been issued periodically and some have not yet been issued or are not yet effective. To date, this legislation has had no significant impact on CUB.

Regulatory Examination

The FDIC recently completed a safety and soundness examination of CUB’s books, records, policies and practices. Fieldwork was completed in early April 2012.

Capital

As of March 31, 2012, CUB’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 8.65%, 12.39% and 13.64%, respectively. These ratios placed CUB in the “well-capitalized” category as defined by federal regulations, which require corresponding capital ratios of 5%, 6% and 10%, respectively, to qualify for that designation.

Corporate Governance

The following are some of the key corporate governance practices at CUB, which are oriented to ensure that there are no conflicts of interest and that CUB operates in the best interests of shareholders:

•	Nine of CUB’s eleven directors at March 31, 2012 are independent outside directors.

•	None of CUB’s officers or directors has received loans from CUB.

•	There are no loans by CUB to outside companies controlled by officers or directors.

•	CUB’s Board of Directors has audit and compensation committees comprised solely of independent outside directors.

Number of Employees

The number of full-time equivalent employees increased from 113 at December 31, 2011 to 121 at March 31, 2012.

Critical Accounting Policies and Estimates

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. CUB believes that its most critical accounting policies upon which its financial condition depends, and which involve the most complex or subjective decisions or assessment, are as follows:

Allowance for Loan Losses

CUB maintains an allowance for loan losses to provide for probable losses in the loan portfolio. Additions to the allowance are made by charges to operating expense in the form of a provision for loan losses. All loans or portions thereof that are judged to be uncollectible will be charged against the allowance while any recoveries would be credited to the allowance. CUB has instituted loan policies designed primarily for internal use, to adequately evaluate and analyze risk factors associated with its loan portfolio and to enable management to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. CUB conducts an evaluation of the loan portfolio on a quarterly basis. This evaluation includes an assessment of the following factors: the results of any current internal and external loan reviews including any regulatory examination, historical loan loss experience, estimated probable loss exposure on substandard credits, concentrations of credit, value of collateral and any known impairment in the borrowers’ ability to repay and present economic conditions.

Investment Securities

CUB currently classifies its investment securities under the available-for-sale classification. Under the available-for-sale classification, securities can be sold in response to certain conditions, such as changes in interest rates, fluctuations in deposit levels or loan demand or need to restructure the portfolio to better match the maturity or interest rate characteristics of liabilities with assets. Securities classified as available-for-sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are excluded from net income and reported as a separate component of accumulated other comprehensive income (net of taxes) included in shareholders’ equity.

At each reporting date, investment securities are assessed to determine whether there is an other-than-temporary impairment. If it is probable, based on current information, that CUB will be unable to collect all amounts due according to the contractual terms of a debt security not impaired at acquisition, an other-than-temporary impairment shall be considered to have occurred. Once impairment is considered to have occurred, the credit portion of the loss is required to be recognized in current earnings, while the non-credit portion of the loss is recorded as a separate component of shareholders’ equity. Realized gains and losses on sales of securities are recognized in earnings at the time of sale and are determined on a specific-identification basis. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. For mortgage-backed securities, the amortization or accretion is based on estimated average lives of the securities. The lives of these securities can fluctuate based on the amount of prepayments received on the underlying collateral of the securities. The amount of prepayments varies from time to time based on the interest rate environment and the rate of turnover of mortgages. CUB’s investment in FHLB stock and other bank stock is carried at cost and is included in other assets on the accompanying balance sheets.

Other Real Estate Owned

Real estate properties that are acquired through, or in lieu of, loan foreclosure are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the cost basis or fair value less estimated costs to sell. Revenue and expenses from operations and valuation write-downs are included in non-interest expense.

Emerging Growth Company

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. CU Bancorp, as an “emerging growth company,” may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. CU Bancorp intends to take advantage of the benefits of this extended transition period. Accordingly, its financial statements may not be comparable to companies that comply with such new or revised accounting standards.

Results of Operations

The following table presents condensed statements of income and related performance data for the periods indicated and the dollar and percentage changes between the periods (dollars in thousands, except per share data):

	Three Months Ended March 31,
			Increase
	Amounts		(Decrease)
	2012	2011	$	%
Interest Income	$7,478	$6,998	$480	6.9%
Interest Expense	239	412	(173)	(42.0)%

Net Interest Income	7,239	6,586	653	9.9%
Provision for loan losses	—	194	(194)
Gain on sale of securities	—	144	(144)
Other non-interest income	622	494	128	25.9%
Non-interest expense	6,905	6,512	393	6.0%
Provision for Income Taxes	450	270	180	66.7%

Net Income	$506	$248	$258	104.0%

Earnings per share
Basic	$0.08	$0.04	$0.04%	100.0%
Diluted	$0.07	$0.04	$0.03%	75.0%
Return on average equity (1)	2.52%	1.50%	1.02%	68.0%
Return on average assets	0.24%	0.13%	0.11%	84.6%
Net interest rate spread	3.47%	3.53%	(0.06)%	(1.7)%
Net interest margin	3.62%	3.72%	(0.10)%	(2.7)%
Efficiency ratio (2)	87.50%	91.40%	(3.90)%	(4.3)%

(1)	Calculation excludes average accumulated other comprehensive income (loss) from average shareholders’ equity. The net income for the period has been annualized.
(2)	Efficiency ratio is defined as non-interest expense divided by the sum of net interest income, deposit account service charge income, and other non-interest income.

Operations Performance Summary - Three Months Ended March 31, 2012 and 2011

Net income from CUB’s operations was $506,000 (or $0.08 and 0.07 per common share on a basic and diluted basis, respectively) for the three months ended March 31, 2012, compared to net income of $248,000 (or $0.04 per common share on a basic and diluted basis) for the corresponding period in 2011. This represents a $258,000 or 104.0% increase between the two periods. The following describes the changes in the major components of CUB’s net income for the three months ended March 31, 2012 compared to the same period in 2011:

Net interest income increased by $653,000 to $7.2 million; a 9.9% increase compared to the first quarter of 2011. This was due to increased interest income of $480,000 and decreased interest expense of $173,000. Interest income increased between the two periods primarily due to an increase in interest income on loans of $589,000 which was partially offset by a decrease in interest income from investment securities of $135,000. Interest expense decreased primarily due to a $167,000 decrease in interest paid on deposits.

The increase in interest income of $480,000 to $7.5 million for the quarter ended March 31, 2012, compared to the same period of 2011 is the result of higher average balances in all interest-earning asset categories offset by lower yields on loans and investment securities. Total interest-earning assets increased by $86.4 million or 12.0% between these periods. This added $865,000 to total interest income, $760,000 of which is attributable to higher average loan balances. The overall yield on total interest-earning assets declined 0.21% between the two quarters. This reduced total interest income by $385,000 which is composed of a $171,000 decline related to lower loan yields and a $214,000 decline related to lower investment securities yields.

Loan interest income for the quarter ended March 31, 2012, increased by $589,000, or 9.7%, to $6.7 million compared to the quarter ended March 31, 2011. This increase was attributable to organic loan growth of the loan portfolio which added $760,000 to loan interest income as average loan balances increased $49.7 million, or 11.8% between the two periods. For the quarter ended March 31, 2011, CUB’s average quarterly loan portfolio was $420.1 million, and for the quarter ended March 31, 2012 the average quarterly loan portfolio had grown to $469.8 million. Offsetting this increase was a decline in the yield earned on average loan balances of 0.16% between the two periods, reducing loan interest income by $171,000. During the first quarter of 2012, loan interest income benefitted from the recording of a $237,000 discount earned as a result of the early payoff of a COSB loan. CUB’s loan yield for the first quarter of 2012 would have been lower had it not been for this event.

Interest income on investment securities declined by $135,000 to $604,000, an 18.3% decrease for the three months ended March 31, 2012 compared to the same period in 2011. A decrease of $214,000 in investment securities income was attributable to a decrease of 0.81% in the overall yield earned within the investment securities portfolio. This was partially offset by an increase of $11.6 million in the average balance of investment securities resulting in $79,000 of additional interest income on securities. The decline in the overall yield of 0.81% between the first quarter of 2011 and 2012, resulting in the current yield of 2.20%, was the result of the loss of higher yielding securities due to the following three factors: selling several higher yielding mortgage backed securities during 2011, a significant runoff of principal balances on the higher yielding mortgage backed securities portfolio due to the increase in prepayments and the early redemption “calls” of a significant portion of CUB’s higher yielding U.S. sponsored agency callable securities by the issuing agencies.

Interest expense on interest bearing deposit accounts decreased by $167,000 or 43.3% to $219,000 for the first quarter of 2012 compared to the same quarter of 2011. The reduction in interest expense on deposits was attributable to the decline in the rate paid on deposits. The overall rate decline, from 0.42% in the first quarter of 2011 to 0.27% in the first quarter of 2012 resulted in a decline in interest expense of $123,000. Adding to the cost reduction attributable to the rate paid on deposits was a decrease in average balances of interest earning deposits between the quarters. Total average interest bearing deposits decreased by $42.2 million, to $329.8 million between these quarters. This resulted in a decrease in interest expense of $44,000. The decrease in average interest bearing deposits was the result of a shifting by CUB’s deposit customers, moving deposits from interest bearing accounts to fully insured non-interest bearing demand deposit accounts.

CUB did not take a provision for loan losses during the first quarter of 2012, which compares to a provision of $194,000 for the first quarter of 2011. No provision for the first quarter was deemed necessary due to a $36.1 million decline in CUB’s loan balance from $489.3 million at December 31, 2011, to $453.2 million at March 31, 2012, and after consideration of asset quality. CUB has an allowance for loan losses for those loans that are accounted for at historical cost (this excludes loans that were accounted for at fair value at December 31, 2010 from the COSB acquisition) of approximately 1.77% of the outstanding loan balance. While the loans acquired from the COSB acquisition were originally accounted for at fair value at December 31, 2010, during the first quarter of 2012 there was credit deterioration in one of the purchased impaired loans acquired from the COSB acquisition. CUB recorded a loan loss provision of $433,000 on this purchased credit impaired loan, but also recorded a negative loan loss provision of $433,000 on organic commercial and industrial loans and organic commercial real estate loans. The net effect was that no provision for loan losses on an aggregate basis was taken during the first quarter of 2012. CUB had minimal charge-off and recovery activity for the first quarter of 2012, resulting in total net recoveries of $17,000.

Other non-interest income declined by $16,000, to $622,000, for the quarter ended March 31, 2012 as compared to the same quarter in 2011. This decrease was the result of a net reduction in gain on sale of investment securities of $144,000 during the current quarter as compared to the prior year quarter. There were no investment securities sales in the first quarter of 2012. This decrease was offset by an increase in other non-interest income of $128,000. $103,000 of this increase was due to an increase in deposit account service charges which is directly related to CUB’s growth in deposit accounts during 2011 and 2012.

Non-interest expense increased by $393,000 or 6.0%, to $6.9 million, during the three months ended March 31, 2012, compared to the same quarter of 2011. See the “Non-Interest Expense Table” following this section for a detailed listing of current year expenses, their dollar change and percentage change compared to the comparable period of the prior year. The increase between the first quarter of 2012 and 2011 is mainly associated with increases in the following: salaries, bonus accrual and employee benefits of $115,000 or 3.2%, to $3.7 million, data processing of $169,000 or 58.3% to $459,000, OREO valuation write-downs and expenses of $278,000 and other operating expenses of $60,000 or 9.1%, to $722,000. These increases were offset by a decline in stock based compensation expense of $141,000 or 34.7% to $265,000, occupancy of $23,000 or 3.0% to $752,000, merger related expenses of $42,000 or 22.1% to $148,000 and office services expenses of $23,000 or 9.2% to $227,000. The increase in salaries and employee benefits between the first quarter of 2012 and 2011 is associated with the higher staffing levels at CUB. The decline in stock based compensation expense is due to a reduction in restricted stock grants made to members of CUB’s executive management team between 2012 and 2011. The increase in data processing expense is due to the significant increase in the number of customers that CUB is servicing and the cost associated with maintaining a larger number of accounts. CUB also implemented a new “Core” IT system at the end of 2011 which has resulted in some additional data processing expense related to conversion. Other operating expenses included a $60,000 increase in charitable contributions. CUB took a $232,000 valuation write-down on its one OREO property in the first quarter of 2012.

Income tax expense for the three months ended March 31, 2012 was $450,000, which represents an effective tax rate of approximately 47.1%, compared to income tax expense of $270,000 or an effective tax rate of approximately 52.1% for the same period in 2011. CUB’s statutory tax rate is approximately 42.0%. The effective tax rate for the three months ended March 31, 2012 and 2011 is higher than the statutory rate due primarily to certain other costs that are not tax deductable such as business entertainment expense and certain merger related expenses.

Average Balances, Interest Income and Expense, Yields and Rates - Three Months Ended March 31, 2012 and 2011

The following table presents CUB’s average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest yield/rate for the periods presented. All average balances are daily average balances (dollars in thousands).

	Three Months Ended March 31,
	2012			2011
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (5)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (5)
Interest-Earning Assets:
Loans (1)	$469,766	$6,690	5.73%	$420,075	$6,101	5.89%
Deposits in other financial institutions	225,186	184	0.32%	200,109	158	0.32%
Investment Securities (2)	109,687	604	2.20%	98,079	739	3.01%

Total interest-earning assets	804,639	7,478	3.74%	718,263	6,998	3.95%
Non-interest-earning assets	45,277			47,113

Total assets	$849,916			$765,376

Interest-Bearing Liabilities:
Interest bearing transaction accounts	71,867	40	0.22%	$60,439	42	0.28%
Money market and savings deposits	208,020	135	0.26%	246,425	258	0.42%
Certificates of deposit	49,867	44	0.35%	65,071	86	0.54%

Total interest bearing deposits	329,754	219	0.27%	371,935	386	0.42%

Federal Home Loan Bank borrowings	—	—	—%	777	5	2.61%
Securities sold under agreements to repurchase	23,344	20	0.34%	23,193	21	0.37%

Total borrowings	23,344	20	0.34%	23,970	26	0.44%

Total interest bearing liabilities	353,098	239	0.27%	395,905	412	0.42%

Non-interest bearing demand deposits	412,199			299,670

Total funding sources	765,297			695,575
Non-interest-bearing liabilities	3,201			2,264
Shareholders’ equity	81,418			67,537

Total liabilities and shareholders’ equity	$849,916			$765,376

Excess of interest-earning assets over funding sources	$39,342			$22,688
Net interest income		$7,239			$6,586
Net interest rate spread (3)			3.47%			3.53%
Net interest margin (4)			3.62%			3.72%

(1)

Average balances of loans are calculated net of deferred loan fees, but would include non-accrual loans which have a zero yield. CUB had $6.0 million of non-accrual loans as of March 31, 2012 and $9.5 million of non-accrual loans as of March 31, 2011. Amortization of net deferred loan fees less loan costs and the amortization of the fair value adjustments related to the COSB loans are included in total net interest income as of March 31, 2012 and 2011 of $593,000 and $547,000, respectively.

(2)	Average balances of investment securities are presented on an amortized cost basis and thus do not include the unrealized market gain or loss on the securities.
(3)	Net interest rate spread represents the yield earned on average total interest-earning assets less the rate paid on average total interest-bearing liabilities.
(4)	Net interest margin is computed by dividing annualized net interest income by average total interest-earning assets.
(5)	Annualized

Net Changes in Average Balances, Composition, Yields and Rates - Three Months Ended March 31, 2012 and 2011

The following table sets forth the composition of average interest-earning assets and average interest-bearing liabilities by category and by the percentage of each category to the total for the periods indicated, including the change in average balance, composition, and yield/rate between these respective periods (dollars in thousands):

	Three Months Ended March 31,
	2012			2011			Increase (Decrease)
	Average Balance	% of Total	Average Yield/ Rate	Average Balance	% of Total	Average Yield/ Rate	Average Balance	% of Total	Average Yield/ Rate
Interest-Earning Assets:
Loans	$469,766	58.4%	5.73%	$420,075	58.5%	5.89%	$49,691	(0.1)%	(0.16)%
Deposits in other financial institutions	225,186	28.0%	0.32%	200,109	27.9%	0.32%	25,077	0.1%	—%
Investment Securities	109,687	13.6%	2.20%	98,079	13.6%	3.01%	11,608	—%	(0.81)%

Total interest-earning assets	$804,639	100.0%	3.74%	$718,263	100.0%	3.95%	$86,376		(0.21)%

Interest-Bearing Liabilities:
Non-interest bearing demand deposits	$412,199	53.9%		$299,670	43.1%		112,529	10.8%
Interest bearing transaction accounts	71,867	9.4%	0.22%	60,439	8.7%	0.28%	11,428	0.7%	(0.06)%
Money market and savings deposits	208,020	27.2%	0.26%	246,425	35.4%	0.42%	(38,405)	(8.2)%	(0.16)%
Certificates of deposit	49,867	6.4%	0.35%	65,071	9.4%	0.54%	(15,204)	(3.0)%	(0.19)%

Total deposits	741,953	96.9%	0.12%	671,605	96.6%	0.23%	70,348	0.3%	(0.11)%

Federal Home Loan Bank borrowings	—	—%	—%	777	0.1%	2.61%	(777)	(0.1)%	(2.61)%
Securities sold under agreements to repurchase	23,344	3.1%	0.34%	23,193	3.3%	0.37%	151	(0.2)%	(0.03)%

Total Borrowings	23,344	3.1%	0.34%	23,970	3.4%	0.44%	(626)	(0.3)%	(0.10)%

Total funding sources	$765,297	100.0%	0.13%	$695,575	100.0%	0.24%	$69,722		(0.11)%

Volume and Rate Variance Analysis of Net Interest Income - Three Months Ended March 31, 2012 and 2011

The following table presents the dollar amount of changes in interest income and interest expense due to changes in average balances of interest-earning assets and interest-bearing liabilities and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e. changes in average balance multiplied by prior period rate) and (ii) changes in rate (i.e. changes in rate multiplied by prior period average balance). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately based on the absolute dollar amounts of the changes due to volume and rate (dollars in thousands):

	Three Months Ended March 31, 2012 vs. 2011 Increase (Decrease) Due To
	Volume	Rate	Total
Interest Income:
Loans	$760	$(171)	$589
Deposits in other financial institutions	26	—	26
Investment securities	79	(214)	(135)

Total interest income	865	(385)	480

Interest Expense:
Interest bearing transaction accounts	8	(10)	(2)
Money market and savings deposits	(36)	(87)	(123)
Certificates of deposit	(16)	(26)	(42)

Total deposits	(44)	(123)	(167)

Federal Home Loan Bank borrowings	(5)	—	(5)
Securities sold under agreements to repurchase	1	(2)	(1)

Total Borrowings	(4)	(2)	(6)

Total interest expense	(48)	(125)	(173)

Net Interest Income	$913	$(260)	$653

Non-interest Expense

The following table sets forth certain information with respect to CUB’s non-interest expense for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Salaries and employee benefits	$3,673	$3,558	$115	3.2%
Stock based compensation expense	265	406	(141)	(34.7)%
Occupancy	752	775	(23)	(3.0)%
Data processing	459	290	169	58.3%
Legal and professional	240	249	(9)	(3.6)%
FDIC deposit assessment	141	132	9	6.8%
Merger related expenses	148	190	(42)	(22.1)%
OREO valuation write-downs and expenses	278	—	278
Office services expenses	227	250	(23)	(9.2)%
Other operating expenses	722	662	60	9.1%

Total Non-Interest Expense	$6,905	$6,512	$393	6.0%

Non-interest expense for the three months ended March 31, 2012 increased by $393,000 to $6.9 million compared to the same period in 2011. This was primarily due to increases of $115,000 in salaries, bonus accrual and employee benefits, $169,000 in data processing, $278,000 in OREO valuation write-downs and expenses and $60,000 in other operating expenses. These increases were partially offset by decreases of $141,000 in stock based compensation expense, $23,000 in occupancy, $42,000 in merger related expenses and $23,000 in office services expenses. For a more detailed discussion of these fluctuations see “Operations Performance Summary - Three Months Ended March 31, 2012 and 2011,” herein.

Financial Condition

Balance Sheet Analysis

The following table presents balance sheets as of the dates indicated and the dollar and percentage changes between the periods (dollars in thousands):

	March 31,	December 31,	Increase (Decrease)
	2012	2011	$	%
Assets
Cash and cash equivalents	$247,328	$134,230	$113,098	84.3%
Certificates of deposit in financial institutions	33,279	35,144	(1,865)	(5.3)%
Investment securities available-for-sale, at fair value	107,199	114,091	(6,892)	(6.0)%
Loans:
Loans	453,248	489,260	(36,012)	(7.4)%
Allowance for loan losses	(7,512)	(7,495)	(17)	0.2%

Net loans	445,736	481,765	(36,029)	(7.5)%

Other assets	34,012	34,974	(962)	(2.8)%

Total assets	$867,554	$800,204	$67,350	8.4%

Liabilities
Deposits:
Non-interest bearing demand deposits	$423,928	$381,492	$42,436	11.1%
Interest bearing transaction accounts	73,438	64,057	9,381	14.6%
Money market and savings deposits	210,507	194,369	16,138	8.3%
Certificates of deposit	52,980	50,838	2,142	4.2%

Total deposits	760,853	690,756	70,097	10.1%
Securities sold under agreements to repurchase	23,262	26,187	(2,925)	(11.2)%
Other liabilities	1,851	2,417	(566)	(23.4)%

Total liabilities	785,966	719,360	66,606	9.3%

Shareholders’ Equity
Common stock	77,225	77,225	—	—%
Additional paid-in capital	6,305	6,164	141	2.3%
Accumulated deficit	(2,929)	(3,435)	506	(14.7)%
Accumulated other comprehensive income	987	890	97	10.9%

Total shareholders’ equity	81,588	80,844	744	0.9%

Total liabilities and shareholders’ equity	$867,554	$800,204	$67,350	8.4%

Total assets increased by $67.4 million or 8.4%, to $867.6 million, during the quarter ended March 31, 2012. Funding sources for this asset growth came primarily through growth in CUB’s deposit base. These proceeds, along with reductions in investment securities and loan balances of $7.0 million and $36.0 million, respectively, were used to increase cash and cash equivalents by $113.1 million. See the Statements of Cash Flows for a more detailed analysis of the uses and sources of cash and cash equivalents.

Total liabilities increased by $66.6 million, to $786.0 million, during the quarter ended March 31, 2012, due primarily to increases in total deposits of $70.1 million offset by a decrease in securities sold under agreements to repurchase of $2.9 million. Interest bearing as well as non-interest bearing deposits grew in all categories.

While total deposit growth for the first quarter of 2012 was $70.1 million, which resulted in a deposit base of $760.9 million, the growth in non-interest bearing deposits of $42.4 million and relationship interest bearing deposits was consistent with CUB’s overall deposit liability strategy of building CUB’s lower cost core deposit base.

The deposit mix remained stable during the first quarter with positive deposit growth experienced in all deposit categories between the fourth quarter of 2011 and the first quarter of 2012. Approximately 56 percent of the first quarter 2012 increase relates to two customers of CUB and represents extraordinary transactions for these customers resulting from sales of assets, which are expected to be, at least partially, short-term in nature. The increases in non-interest bearing deposits over this period appear to be consistent with CUB’s overall business plan. CUB, as part of its overall business plan has been focused on attracting lower cost deposits. Elements of CUB’s strategy include the following:

•

CUB’s focus has been to attract commercial business that will maintain a combination of both non-interest bearing and interest bearing balances with CUB. CUB has been successful in attracting business customers that want a local community bank that will provide a high level of service.

•

CUB, in attracting customers from the larger commercial banks, has had to invest in systems and products that the larger banks are currently offering, so as to be able to offer the same or better products, while providing a higher level of service.

Shareholders’ equity increased by a net $744,000 to $81.6 million, during the quarter ended March 31, 2012, due to the following factors:

•	Stock Based Compensation Expense, that is recorded as an addition to Additional Paid in Capital was $265,000.

•	Restricted stock repurchases/dividends, which are recorded as a reduction to Additional Paid in Capital, were $124,000.

•	First quarter earnings increased shareholders equity by $506,000.

•	Accumulated other comprehensive income increased by $97,000 during the first quarter of 2012, due to a net increase in unrealized gains on CUB’s available-for-sale securities portfolio.

Lending

CUB’s lending has been originated primarily through direct contact with the borrowers by CUB’s Relationship Managers and/or an executive officer of CUB. CUB had net loan decline for the quarter ended March 31, 2012 of $36.0 million as, among other things, several large customers reduced their revolving loan outstandings, but these remain available and are expected to fluctuate in the normal course of business. Credit quality remains strong, and unused revolving loan commitments increased by approximately $21.6 million during this same period. CUB’s credit approval process includes an examination of the collateral, cash flow, and debt service coverage of the loan, as well as the financial condition and credit references of the borrower. CUB’s senior management is actively involved in its lending activities and collateral valuation and review process. CUB obtains independent third party appraisals of real property securing Commercial Real Estate Loans as required by applicable federal law and regulation. There is also a loan committee comprised of senior management and outside directors that reviews lending statistics, portfolio conditions, trends and problem loans.

CUB believes that it closely manages credit risk in its loan portfolio and uses a variety of policy guidelines and analytical tools to achieve its asset quality objectives.

Allowance for Loan Loss

The allowance for loan loss increased by $17,000, to $7.5 million during the quarter ended March 31, 2012, due to $17,000 of net loan recoveries. CUB recorded loan charge-offs of $4,000 and loan recoveries of $21,000 during the quarter ended March 31, 2012. The allowance for loan loss as a percentage of total loans was 1.66% at March 31, 2012 and 1.53% at December 31, 2011. The allowance for loan loss as a percentage of loans (excluding loan balances and the related allowance for loan losses on loans acquired from the COSB acquisition) was 1.77% and 1.75%, respectively, at March 31, 2012 and December 31, 2011.

CUB’s management considered the following factors in evaluating the allowance for loan loss at March 31, 2012:

•	Then-existing general economic and business conditions affecting the key lending areas of CUB
•	Then-existing economic and business conditions of areas outside the lending areas, if any
•	Credit quality trends (including trends in non-performing loans expected to result from existing conditions)
•	Collateral values
•	Loan volumes and concentrations
•	Seasoning of the loan portfolio
•	Specific industry conditions within portfolio segments
•	Recent loss experience in particular segments of the portfolio (number and dollar amount of loan charge offs during the quarter)
•	Duration of the current business cycle
•	Bank regulatory examination results and findings of CUB’s external credit review examiners
•	During the three months ended March 31, 2012 the number of loans being upgraded and or downgraded
•	The amount and status of the non-accrual loans at March 31, 2012
•	The dollar amount and number of charge-offs incurred in the first three months of 2012
•	The overall growth and composition of the loans, including the current loan classifications
•	Changes to the overall economic conditions within the markets in which CUB makes loans
•	Concentrations within its loan portfolio, as well as risk conditions within its commercial and industrial loan portfolio
•	The remaining fair value adjustments on loans acquired from the COSB acquisition with special attention to the fair value adjustments associated with the purchased credit impaired loans

Management has considered various material elements of potential risk within the loan portfolio, including classified credits, pools of loans with similar characteristics, economic factors, trends in the loan portfolio and modification and changes in CUB’s lending policies, procedures and underwriting criteria. In addition, management recognized the potential for unforeseen events to occur when evaluating the qualitative factors in all categories of its analysis.

The monitoring of CUB’s loan portfolio results in a continuous update to the loan grade each loan is assigned which reflects the relative level of risk in the transaction. Allocations of higher levels of risk have been assessed higher reserve requirements particularly for loans falling within the criticized and classified categories. The risk factors utilized by CUB have been established based on management’s years of historical experience at other lending institutions based on similar business lending models. The risk factors utilized by CUB are adjusted to reflect current circumstances.

CUB also allocates reserves in accordance with the requirements of FAS 114 (ASC 310, Receivables) and the evaluation of impaired loans.

CUB is utilizing migration analysis when reviewing CUB’s past loan loss history. The migration analysis is adjusted for both loan history as well as current economic conditions, being experienced over the last 12 to 24 months. In addition to loan loss and credit experience for banks within CUB’s local market area, management considers the allowance of its peer group including their historical loan loss experience as well as changes within their loan portfolio in evaluating the adequacy of the allowance for loan losses for CUB. Management also takes into consideration the losses and charge-offs experienced during the current year. A great deal of focus has been given to the earnings and cash flows of CUB’s borrowers and their capacity to repay their contractual obligation. In considering all of the above factors, management believes that the allowance for loan losses as of March 31, 2012 is adequate.

Although CUB maintains its allowance for loan losses at a level, which it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts, thereby adversely affecting future results of operations.

The following table is a summary of the activity for the allowance for loan losses for the periods indicated:

(Dollars in thousands)	Three Months Ended March 31,
	2012	2011
Allowance for loan losses at beginning of year	$7,495	$5,860
Provision for loan losses	—	194
Net (charge-offs) recoveries:
Charge-offs	(4)	(1)
Recoveries	21	17

Total net (charge-offs) recoveries	17	16

Allowance for loan losses at end of period	$7,512	$6,070

Net (charge-offs) recoveries to average loans	—%	—%

Allowance for loan losses to total loans	1.66%	1.42%

Allowance for loan loss to total loans accounted at historical costs, excludes purchased loans acquired thru acquisition	1.77%	1.75%

Allowance for loan loss to total non-accrual loans	125.6%	64.0%

Allowance for loan loss to non-accrual loans, excludes non-accrual purchased loans acquired thru acquisition	241.0%	103.1%

The following is a summary of information pertaining to impaired loans excluding purchased credit impaired loans for the dates indicated (dollars in thousands):

	March 31, 2012	December 31, 2011
Impaired loans with a valuation allowance	$200	$200
Impaired loans without a valuation allowance	2,915	2,886

Total impaired loans (1)	$3,115	$3,086

Valuation allowance related to impaired loans (2)	$17	$12

Loans on non-accrual status (3)	$5,982	$6,150

Troubled debt restructured loans	$3,541	$3,601

	Three Months Ended March 31,
	2012	2011
Average recorded investment in impaired loans	$3,122	$6,119

Interest foregone on impaired loans	$76	$98

Cash collections applied to reduce principal balance	$21	$85

Interest income recognized on a cash basis on impaired loans	$—	$—

(1)

This balance excludes purchased credit impaired loans, (loans acquired with deteriorated credit quality from the COSB acquisition), of $2.9 million and $3.1 million as of March 31, 2012 and December 31, 2011, respectively. Purchased loans acquired with deteriorated credit quality had evidence of deterioration in credit quality prior to acquisition. The fair value of purchased credit impaired loans as of the date of acquisition includes estimates of credit losses.

(2)

The valuation allowance of $17,000 and $12,000 in the above table excludes the valuation allowance related to purchased credit impaired loans. CUB had a valuation allowance of $433,000 and $0 on purchased credit impaired loans of $2.9 million and $3.1 million as of March 31, 2012 and December 31, 2011, respectively.

(3)

This balance includes purchased credit impaired loans, (loans acquired with deteriorated credit quality from the COSB acquisition), of $2.9 million and $3.3 million as of March 31, 2012 and December  31, 2011, respectively.

Liquidity

CUB’s primary long term sources of funds from the liability side of the balance sheet have historically been growth in both non-interest bearing and interest bearing deposits, and Securities Sold under Agreements to Repurchase to its core customers. Additional sources of funds from CUB’s asset side of the balance sheet have included Federal Funds Sold, Interest-Earning Deposits with Other Financial Institutions, balances maintained with the Federal Reserve Bank, Short Term Certificates of Deposit in Other Financial Institutions and payments of principal and interest on loans and investment securities. While maturities and scheduled principal amortization on loans are a reasonably predictable source of funds, deposit flows and loan prepayments are greatly influenced by the level of interest rates, economic conditions and competition.

As an additional source of liquidity, CUB maintains credit facilities, “Fed Funds Borrowing Lines,” of $39.0 million with its primary correspondent banks for the purchase of overnight Federal funds. The lines are subject to availability of funds and have restrictions as to the number of days and length used during a month. $5.0 million of these credit facilities requires the pledging of investment security collateral.

CUB has established a secured credit facility with the FHLB of San Francisco which would allow CUB to borrow up to 25% of its total assets, which equates to a credit line of approximately $200.1 million at March 31, 2012. CUB currently has no outstanding borrowings with the FHLB. As of March 31, 2012, CUB had $325.6 million of loan collateral pledged with the FHLB which provides $127.9 million in borrowing capacity. Any amount of borrowings in excess of the $127.9 million would require CUB to pledge additional collateral. CUB had no securities pledged with the FHLB at March 31, 2012.

CUB maintains a secured credit facility with the Federal Reserve Bank of San Francisco and, at March 31, 2012, its available borrowing capacity was $12.6 million.

CUB maintains investments in short term certificates of deposit with other financial institutions, with an average maturity of approximately 7.5 months, with various balances maturing monthly. CUB had balances of $33.3 million and $35.1 million at March 31, 2012 and December 31, 2011, respectively

As of March 31, 2012, CUB’s primary overnight source of liquidity consisted of cash and cash equivalents of $247.3 million which compared to $134.2 million at December 31, 2011. CUB had cash deposits at the Federal Reserve Bank of San Francisco of $221.6 million and $108.2 million, at March 31, 2012 and December 31, 2011, respectively. These amounts are included in cash and cash equivalents on CUB’s balance sheets.

CUB’s commitments to extend credit (off-balance sheet liquidity risk) are agreements to lend funds to customers as long as there are no violations as established in the loan agreement. Many of the commitments are expected to expire without being drawn upon, and as such, the total commitment amounts do not necessarily represent future cash requirements. Financial instruments with off-balance sheet risk for CUB include both undisbursed loan commitments, as well as undisbursed letters of credit. CUB’s exposure to extend credit was $258.7 million and $220.9 million at March 31, 2012 and December 31, 2011, respectively. Included in the aforementioned commitments were standby letters of credit outstanding of $16.1 million and $15.9 million at March 31, 2012 and December 31, 2011, respectively.

Dividends

As a California state chartered bank CUB may by law pay dividends which do not exceed the lesser of: a) the retained earnings of CUB; or b) the net income of CUB for its last three fiscal years, less the amount of any distributions made by CUB to the shareholders of CUB during such period. Notwithstanding the prior limitation, CUB may, with the prior approval of the DFI, pay a dividend which does not exceed the greater of: a) the retained earnings of CUB; b) the net income of CUB for its last fiscal year; or c) the net income of CUB for its current fiscal year.

However, if the DFI determines that paying a dividend would be unsafe or unsound, even if funds are legally available, the DFI can prohibit CUB from paying a dividend. Additionally, the FDIC can also prohibit CUB from paying a cash dividend if payment would constitute an unsafe or unsound banking practice.

As of March 31, 2012, CUB did not have sufficient retained earnings or net income to pay a dividend without DFI approval. CUB’s Board of Directors has no current plans to pay cash dividends for the foreseeable future.

In December of 2011, CUB received approval, from the DFI to repurchase employee restricted stock upon the vesting of restricted stock, only in amounts necessary to cover employee tax withholding obligations from the period January 1, 2012 to December 31, 2012, at the option of the restricted stockholder. This program was designed to provide CUB’s employees with the financial ability to cover their tax liability obligation associated with the vesting of their restricted stock. These transactions under applicable law and regulation are defined as dividends or distributions to shareholders. This program will automatically terminate at the effective date of the Acquisition, although it is possible that CU Bancorp may continue this program, subject to applicable law and regulation. For the period ended March 31, 2012, 12,881 shares of employee restricted stock were repurchased, for a dollar value of $124,000.

Capital Resources

CUB’s objective is to maintain a level of capital that will support sustained asset growth, provide for anticipated credit risks, and ensure that regulatory guidelines and industry standards are met. CUB is subject to certain minimum capital adequacy and minimum well capitalized category guidelines adopted by the FDIC. These guidelines relate primarily to the Tier 1 leverage ratio, the Tier 1 risk-based capital ratio, and the Total risk-based capital ratio. The minimum well capitalized required ratios are 5.00% Tier 1 leverage, 6.00% Tier 1 risk-based capital and 10.00% total risk-based capital. The minimum capital adequacy required ratios are 4.00% Tier 1 leverage, 4.00% Tier 1 risk-based capital and 8.00% total risk-based capital. At March 31, 2012, CUB exceeded the required ratios for minimum capital adequacy and classification as well capitalized.

The following table presents the regulatory capital ratios and data of CUB as of the dates indicated (dollars in thousands):

	March 31, 2012	December 31, 2011
Regulatory Capital Ratios:
Tier 1 leverage ratio	8.65%	8.97%
Tier 1 risk-based capital ratio	12.39%	11.87%
Total risk-based capital ratio	13.64%	13.12%

Regulatory Capital Data:
Tier 1 capital	$72,880	$72,132
Total risk-based capital	80,240	79,732
Average total assets	842,195	804,459
Risk-weighted assets	$588,385	$607,889

The decrease in CUB’s Tier 1 leverage ratio during the quarter ended March 31, 2012 was primarily due to an increase in average total assets of $37.7 million driven by deposit growth. The increase in CUB’s Tier 1 and Total risk-based capital ratios during the quarter ended March 31, 2012 was primarily due to a decrease in risk-weighted assets of $19.5 million. The decrease in risk-weighted assets was caused by the decline of $36.0 million in loan balances during the first quarter of 2012 which are generally 100 percent risk-weighted. This decline was partially offset by an increase in cash and cash equivalents of $113.1 million which generally carry a risk-weight of 0% and 20%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Years Ended December 31, 2011 and 2010

General

Management’s discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to CUB’s financial condition, results of operation, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with the audited financial statements contained within this joint proxy statement/prospectus including the notes thereto.

Critical Accounting Policies and Estimates

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that our most critical accounting policies upon which our financial condition depends, and which involve the most complex or subjective decisions or assessment, are as follows:

Allowance for Loan Loss

We maintain an allowance for loan loss to provide for probable losses in the loan portfolio. Additions to the allowance are made by charges to operating expense in the form of a provision for loan losses. All loans that are judged to be uncollectible will be charged against the allowance while any recoveries would be credited to the allowance. We have instituted loan policies and procedures which enable us to adequately evaluate, analyze and monitor risk factors associated with our loan portfolio. These policies and procedures enable us to assess risk factors prior to granting new loans and to continually monitor the risk levels in the loan portfolio. We conduct a critical evaluation of the loan portfolio and the level of allowance for loan loss quarterly. This evaluation includes an assessment of the following factors: the results of any internal and external loan reviews and any regulatory examination, loan loss experience, estimated probable loss exposure on each credit, concentrations of credit, value of collateral and any known impairment in the borrowers’ ability to repay, and present economic conditions. For a more thorough description of CUB’s evaluation see “Allowance for Loan Loss” on page [    ]. At December 31, 2010, with the acquisition of COSB, CUB acquired $86.6 million of loans “purchased loans” that were accounted for at fair value based on a third party analysis of that loan portfolio as of the acquisition date of December 31, 2010. The balance of these loans, at December 31, 2011, was $61.3 million, a reduction of $25.3 million during 2011. At the date of acquisition, the purchased loans acquired from COSB, were originally accounted for at fair value, and were written down to a level which CUB believed was the net realizable value of the loans. In addition, accordance to GAAP, no portion of the allowance for loan loss was assigned to these loans at December 31, 2010.

Investment Securities

CUB has historically classified its investment securities under the available-for-sale classification. At December 31, 2011 and 2010, CUB’s investment securities were all classified as available-for-sale. Under the available-for-sale classification, securities can be sold in response to certain conditions, such as changes in interest rates, fluctuations in deposit levels or loan demand or need to restructure the portfolio to better match the maturity or interest rate characteristics of liabilities with assets. Securities classified as available-for-sale are accounted for at their current fair value rather than amortized historical cost. For a more thorough description of CUB’s fair value methodology see “Investment Securities” on page [    ]. The non-credit portion of unrealized gains or losses on securities are excluded from net income and reported as a separate component of accumulated other comprehensive income (net of taxes) included in shareholders’ equity. The credit portion of other-than-temporary unrealized losses on investment securities is included in net income.

At each reporting date, investment securities are assessed to determine whether there is an other-than-temporary impairment. If it is probable and estimable, based on current and subsequent information, that we will be unable to collect all amounts due according to the contractual terms of a debt security not impaired at acquisition, an other-than-temporary impairment shall be considered to have occurred. The credit portion of such impairment, if any, is required to be recognized in current earnings rather than as a separate component of shareholders’ equity. Realized gains and losses on sales of securities are recognized in earnings at the time of sale and are determined on a specific-identification basis. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. For mortgage-backed securities, the amortization or accretion is based on estimated lives of the securities. The lives of these securities can fluctuate based on the amount of prepayments received on the underlying collateral of the securities. The amount of prepayments varies from time to time based on the interest rate environment and the rate of turnover of mortgages. CUB’s investment in FHLB stock and other bank stock is carried at cost and is included in other assets on the accompanying balance sheets.

Business Combinations

CUB’s goodwill, core deposit intangible assets, other intangible assets and fair value adjustment on loans were created from the business combination with COSB at December 31, 2010. The assets and liabilities that were acquired from the COSB merger were accounted for at fair value as of the date of the merger. CUB recorded several purchase accounting entries that initially recorded goodwill, a core deposit intangible asset, a fair value adjustment to loans, a fair value adjustment to acquired lease obligations and a fair value adjustment to high rate certificates of deposit as a result of its acquisition of COSB at December 31, 2010. The goodwill that was recorded on the transaction represented the excess of the purchase price over the fair value of net assets acquired. If the consideration paid would have been less than the fair value of the net assets acquired, CUB would have recorded a bargain purchase gain. Goodwill is not amortized and was reviewed for impairment during the fourth quarter. CUB’s goodwill is reviewed annually on October 1 for impairment. If an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value CUB would perform an impairment analysis at that time. Based on CUB’s fourth quarter 2011 goodwill impairment analysis, no impairment to goodwill appears to have occurred. CUB is a sole reporting unit for evaluation of goodwill. Although CUB, as of its October 3, 2011 stock price, is trading below book value by about 10%, CUB determined its fair value through two methods and thereby concluded that no goodwill impairment existed. We believe the estimated fair value of CUB is slightly above the carrying value of CUB at December 31, 2011. The premiums on deposits, which represent the intangible value of depositor relationships resulting from deposit liabilities assumed in the COSB acquisition, are being amortized over the projected useful lives of the deposits, which were estimated at eight years. The estimated useful life of these acquired core deposits was based on a review of the pricing product strategy projected to be implemented on these deposits and the forecasted deposit decay rates of core deposits acquired from COSB. Core deposit intangibles are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable or there is a change in the remaining life. The loan fair value adjustment that was recorded on the loans acquired from the COSB acquisition was comprised of both an interest rate premium/discount on each individual loan and a credit loss component. The net fair value adjustment on the individual loans which had no evidence of credit deterioration as of the date of acquisition is being amortized over the remaining contractual life of the loans on an effective yield basis. The fair value adjustment that was recorded on the time deposits, was fully amortized during 2011 consistent with the maturity of these deposits. Impairment on goodwill and premiums on deposits is recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Goodwill

CUB’s goodwill at December 31, 2011 was $6.1 million. An analysis of CUB’s goodwill is described under “Business Combinations” above.

Income Taxes

Deferred income tax assets and liabilities are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance may be established to the extent necessary to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax assets or benefits will be realized. Realization of tax benefits depends on having sufficient taxable income, available tax loss carrybacks or credits, the reversing of taxable temporary differences and/or tax planning strategies within the reversal period and that current legislative tax law allows for the realization of those tax benefits.

Results of Operations

CUB’s increase in total assets over the last five years is due to CUB’s execution of its primary business model focusing on business, entrepreneurs, professionals and high net worth individuals, supplemented by the acquisition of COSB in December 2010. CUB is organized and operated as a single reporting segment, principally engaged in commercial business banking. At December 31, 2011, CUB conducted its lending and deposit operations through six branch offices, located in the counties of Los Angeles, Ventura and Orange in Southern California and its lending operations through two additional loan production offices with one located in Orange County. CUB’s Conejo Valley loan production office was consolidated into the Thousand Oaks branch at the end of February 2011. The financial statements, as they appear in this document, represent the grouping of revenue and expense items as they are presented to executive management of CUB for use in strategically directing the operations of CUB. CUB’s growth in loans and deposit liabilities during 2011 was the direct result of successfully establishing and adding customer relationships from CUB’s existing relationship managers, as well as from the hiring of new relationship managers during this period. The growth in CUB’s customer base is a result of several factors, including, relationships which CUB’s management has had with the local community over the last several years and the targeting of customers no longer satisfied with their current bank. Some of these relationships are directly related to Bank Founders/Organizers and Shareholders who have moved their business accounts to CUB. In addition, certain of CUB’s customers have had previous relationships with CUB’s management in the past. CUB was also successful in establishing new customer relationships from referrals from Advisory Board members, local CPA’s and attorneys. In addition, CUB targets potential customers whose current bank may be having financial difficulties and may not be able to provide the same level of customer support that the customer has come to depend on.

Net Income for 2011

CUB recorded net income of $1.5 million (or $0.23 per basic common share and $0.22 per common share on a fully diluted basis) for the year ended December 31, 2011, compared to a net loss of $(2.3) million (or $(0.45) per common share on a basic and diluted basis) for the corresponding period in 2010. The following describes the changes in the major components of CUB’s net income for the year ended December 31, 2011 compared to the net loss reported for the same period in 2010.

Net interest income for the year ended December 31, 2011 increased by $9.1 million, to $27.4 million, an increase of 49.3% from 2010 primarily due to the increase in interest income of $8.2 million and a decrease in interest expense of $875,000. The increase in interest income, which increased 39.8% to $28.8 million from $20.6 million a year ago, was the direct result of the growth of CUB’s average interest earning assets by $215.3 million to $742.6 million in 2011. Contributing to the increase in interest income during 2011, was a slight change in the mix of CUB’s average earnings assets, with loans increasing from 55.2% of interest earning assets to 59.6%, an increase of 4.4% during 2011. The overall yield of CUB’s earning assets declined slightly from 3.90% during 2010 to 3.87% during 2011, a reduction of 3 basis points. Also during 2011, CUB’s net income had the positive impact from loans and core deposits acquired from the acquisition of COSB.

The decrease in interest expense, which in 2011 declined 39.9% to $1.3 million from $2.2 million in the prior year, was the result of the decline in the overall rate paid on CUB’s funding sources. The overall cost of funds (from all funding sources including non-interest bearing deposits) declined from 0.45% in 2010 to 0.19% in 2011, a decline of 26 basis points. Additionally, the cost of funds was 0.14% basis points for the fourth quarter of 2011, lower than the third quarter of 2011 of 0.17% and lower than the fourth quarter of 2010 of 0.30%. The cost of deposits was 0.13% basis points for the fourth quarter of 2011, lower than the third quarter of 2011 of 0.16% and lower than the fourth quarter of 2010 of 0.28%. The reduction in interest expense was partially offset by the growth in the interest bearing liability portion of CUB’s funding source during 2010. Average interest bearing liabilities increased by $50.0 million during 2011 primarily from the COSB acquisition. Increases in the earning assets and non-interest bearing liabilities of CUB result from CUB’s ability to execute its marketing and customer growth strategies, including: continued support from CUB’s founders, shareholders and directors, the hiring of additional relationship managers during the year, the establishment of advisory boards in the Santa Clarita Valley, the Conejo Valley in 2009, Orange County in 2010, South Bay in 2011 and the continued development of new customers.

The increase in interest and fees on loans from $15.7 million for the year ended December 31, 2010 to $25.1 million for the same period in 2011, an increase of 60.6%, was attributable primarily to the growth of the loan portfolio and to a slight increase in the average yield earned on the portfolio. Average outstanding loans during 2011 increased by $151.8 million, or 52.2%, over average outstanding loans for 2010. On a year over year basis, CUB’s loan portfolio increased by a total of $68.0 million to end the year at $489.3 million compared to $421.3 million at December 31, 2010. Additionally, during the year ended December 31, 2011, CUB’s yield on its loan portfolio increased from 5.38% in 2010 to 5.68%, an increase of 30 basis points. The increase in the average outstanding loans for the year compared to the prior year is the direct result of both organic loan growth as well as the acquisition of COSB’s loan portfolio at the end of 2010. The year over year loan growth for 2011 includes only organic growth. During 2011, 2010 and 2009, the prime rate remained unchanged at 3.25%. In addition, CUB had several loans on non-accrual during both 2011 and 2010, which negatively impacted loan interest income during both years, although not materially.

During 2011 and for most of 2010, CUB did not maintain Federal Funds Sold balances at other financial institutions. CUB had no interest income on federal funds sold during 2011 and only $1,000 for the year ended December 31, 2010. During 2009, CUB began redirecting its overnight investing from Fed Funds to maintaining fund balances at the Federal Reserve Bank of San Francisco to receive a better return.

Interest income on deposits in other financial institutions (which includes interest income on certificates of deposit in other financial institutions) increased by $281,000 to $653,000 in 2011, compared to $372,000 in 2010. This increase was primarily attributed to an increase of $48.2 million in average balances during 2011, with the average balances increasing from $142.5 million in 2010 to $190.8 million during 2011. In addition, interest income was positively impacted from an increase in the rate earned on these short term investments. The yield earned increased from 0.26% in 2010 to 0.34%, an increase of 8 basis points between these two years. This increase in the yield was a direct result of reinvesting a portion of the balances maintained at the Federal Reserve Bank of San Francisco earning 25 basis points to investing in bank certificates of deposit ranging in maturity from 30 days out to 24 months. CUB had $35.1 million in bank certificates of deposit at December 31, 2011 compared to under $1.0 million in average outstanding balances in 2010. However, the balances CUB maintained in other financial institutions on a year over year basis decreased during 2011, from $200.3 million at December 31, 2010 to $155.9 million at December 31, 2011, a decrease of $44.5 million, as CUB reduced these balances to fund loans and investments.

The decrease in interest income on investment securities of $1.6 million or 34.7%, to $3.0 million for the year ended December 31, 2011, compared to 2010, was attributable to the decline in the overall yield from 4.85% in 2010 to 2.73% in 2011, a decline of 2.12%. This decrease in interest income on investments securities was partially off-set by an increase in the average outstanding balance of $15.3 million during 2011 compared to 2010. The increase in the average balances for 2011 was primarily attributable to the securities acquired from the COSB acquisition, in addition to the purchase of selected securities to partially offset the runoff experienced in the callable agency and mortgage backed securities portfolio. The overall decline in the yield earned on the securities was the result of the majority of CUB’s higher yielding callable agency securities being called and continued significant principal prepayments experienced on CUB’s higher yielding mortgage backed securities portfolio. The cash generated from these liquidations contributed to reinvestments in lower yielding variable rate Small Business Administration “SBA” mortgage backed and business collateral backed securities, lower yielding investment grade corporate bonds and lower yielding mortgage backed securities.

Interest expense on Interest bearing transaction accounts decreased by $102,000 to $152,000 during 2011. Average interest bearing transaction accounts decreased during 2011 by $374,000 to $58.0 million. The decrease in interest expense was attributable to both a decline in the rate paid, as well as a slight decline in average outstanding balances. The interest rate declined from 0.43% to 0.26%, a reduction of 17 basis points, as CUB lowered its pricing in 2010 and 2011 to reflect the lower competitive interest rates offered for these types of accounts.

Interest expense on money market deposit accounts decreased by $142,000 to $791,000 during 2011. This decrease was primarily the result of a decrease in the average rate paid on the outstanding deposits during 2011 compared to 2010. The rate on these accounts declined from 0.58% in 2010 to 0.36% in 2011, a reduction of 22 basis points during 2011. Partially offsetting this cost was an increase in the average outstanding balances for the year, increasing by $59.2 million or 36.8% to end the year at $220.3 million in average balances in this product. CUB lowered its pricing in 2010 and 2011 on these accounts to reflect the overall decline in competitive interest rates offered for these types of accounts in the local market.

Interest Expense on certificates of deposit accounts decreased by $196,000 to $261,000 during 2011. The rate paid on certificates of deposit declined from 0.88% in 2010 to 0.45% in 2011, a reduction of 43 basis points, as CUB lowered its pricing to reflect the lower certificates of deposit rates offered in the local market for these types of accounts as they matured. The decline in interest expense from the rate reduction on certificates of deposit was partially offset by the increase associated with the increase in the outstanding average balances during 2011. The average balances outstanding of deposits increased during 2011 by $6.5 million, or 12.5% during the year and is attributable to the certificates of deposit acquired as part of the COSB acquisition. However, on a year over year basis, certificates of deposit decreased $19.8 million from $70.6 million at December 31, 2010, to $50.8 million at December 31, 2011. Part of the decline in the balances on a year over year basis is also related to the higher paying certificates of deposit that were acquired as part of the COSB merger. CUB lowered the rate paid on the acquired COSB certificates of deposit as those deposits matured during the year.

Interest expense on FHLB borrowings decreased by $311,000 to $5,000 during 2011 as CUB paid off its entire $5.5 million outstanding balance that existed on December 31, 2010. CUB’s entire balance of FHLB borrowings were paid off during the 1st quarter of 2011. The decline in the average outstanding FHLB borrowings of $6.7 million during the year reflects the decision by CUB to reduce its exposure to this funding source by using part of its excess liquidity to pay off all of its outstanding borrowings. The average rate paid on these borrowings for the short period of time these balances were outstanding in 2011 was 2.60%, which compares to a rate of 4.58% that CUB paid in 2010. The FHLB borrowings of $5.5 million at December 31, 2010 were acquired in the acquisition of COSB.

Interest expense on securities sold under agreements to repurchase, “repos”, decreased by $127,000 to $99,000 during 2011. The decline in interest expense on repos was attributable to both a decline in the average balance and a decline in the rate paid. The average balances decreased during 2011 by $13.3 million or 33.0% from the prior year. The interest rate paid decreased from 0.56% in 2010 to 0.37% in 2011, a decline of 19 basis points, as CUB took advantage of lower market prices to lower rates paid on this product. The overall year over year balances on the product increased slightly from $22.9 million at December 31, 2010 to $26.2 million at December 31, 2011, for a net increase of $3.3 million. The repo product is utilized for customers who: are seeking higher earnings than what is available on demand deposit accounts, require excess liquidity and want additional protection in excess of what current FDIC deposit insurance provides in coverage. With the changes to FDIC insurance on business checking accounts and the extremely low interest rate environment and the current rates paid by CUB for this product, CUB has experienced outflows in this funding source during 2011, as some customers have redirected their balances into CUB’s business checking products, including interest bearing transaction accounts now available to businesses in 2011.

Total interest expense in 2011 declined 39.9% to $1.3 million from $2.2 million the prior year. This was primarily the result of the decline in the average interest rate paid on interest bearing deposits and borrowings in 2011 compared to 2010.

The provision for loan losses for the year ended December 31, 2011 was $1.4 million, a decrease of $1.1 million compared to the same period of 2010. The 2011 provision consisted of approximately $1.6 million associated with the current year organic loan growth of $93.3 million at a reserve factor of 1.75%. Partially off-setting the provision for new loan growth was a net recovery of $193,000 thus reducing the overall provision to $1.4 million. The 1.75% provision for new loan growth was consistent with the provision rate used in 2010. During 2011, there were recoveries net of charge-offs of $193,000, while in 2010 there were charge-offs net of recoveries of $1.4 million. The total provision for loan losses recorded during the year decreased by $1.1 million for the year ended December 31, 2011, reflecting both a reduction in loan charge-offs during 2011 compared to 2010, as well as an increase in recoveries in 2011 compared to 2010. The overall allowance for loan loss increased to 1.53% of total loans at December 31, 2011 compared to 1.39% of total loans at December 31, 2010 due primarily to the reduced mix of loans acquired from the COSB acquisition which did not require any associated allowance. The balance of loans acquired from the COSB merger declined from $86.6 million at December 31, 2010 to $61.3 million at December 31, 2011.

Net interest income after the provision for loan losses in 2011 increased by $10.2 million or 64.2% to $26.0 million from $15.8 million in 2010. The increase from the prior year stems from an increase in CUB’s net interest income due to an increase in the interest earning assets in 2011 over 2010, the decrease in the cost of funds, and the reduction in the loan loss provision between these years.

CUB’s non-interest income increased by $1.3 million, or 112.6%, to $2.4 million during 2011. This increase was primarily due to: an increase in service charges earned by CUB on its deposit accounts of $728,000, or 81.9%, to $1.6 million, an increase in other non-interest income of $461,000, or 140.1%, to $790,000 and an increase from gains on the sale of securities of $84,000, or 62.2%, to $219,000. Partially offsetting non-interest income was an increase in total other-than-temporary impairment losses, net on CUB’s private issue CMO securities of $22,000 to $264,000 during 2011.

Non-interest expense increased by $5.4 million, to $25.7 million during the year ended December 31, 2011 compared to the same period of 2010. The increase was attributable to higher salaries and employee benefits of $2.8 million, higher stock based compensation expense of $609,000, increased occupancy expense of $1.0 million, increased data processing costs of $485,000, higher legal and professional costs of $268,000, increased OREO expenses of $204,000, an increase in office services expenses of $69,000 and a slight increase in merger related expenses of $14,000. These costs were partially offset by a decline in FDIC deposit assessment of $66,000 and other operating expenses of $60,000.

Salaries and employee benefits increased by $2.8 million to $13.9 million in 2011 due to the higher staffing levels that CUB maintained throughout 2011 as compared to 2010. While staffing levels remained relatively stable during 2011, with full time employees of 113 at December 31, 2011 which compares to 114 at December 31, 2010, CUB increased staffing levels by approximately 23 employees on the last day of December 31, 2010 with the acquisition of COSB. CUB’s average staffing level during 2011 was approximately 115 compared to approximately 78 for 2010. Staffing levels increased from 67 full-time employees at December 31, 2009 to 90 full-time employees during 2010 prior to the COSB merger, an increase of 23 employees.

Stock based compensation expense cost increased by $609,000 to $1.5 million in 2011 due to the issuance of additional restricted stock in 2011 and the timing of when the shares were issued. CUB granted 121,000 and 137,750 shares of restricted stock with an average fair value of $12.48 and $11.91 per share during the periods ended December 31, 2011 and 2010, respectively. The average vesting for the restricted stock issued in both 2011 and 2010 was generally 25% per year with the first tranche vesting at the end of the first year.

Occupancy cost increased by $1.0 million to $3.1 million in 2011 due primarily to the acquisition of branches located in Thousand Oaks and Simi Valley in conjunction with the COSB merger on December 31, 2010. In addition, CUB opened loan production offices in Glendale and Orange County, as well as converted its South Bay loan production office into a full service branch in 2010. 2011 occupancy cost includes rent, depreciation, utilities, repairs and maintenance for all the above listed locations for the full year of 2011, but only included these same costs for a partial year in 2010 for the loan production offices and the South Bay Office. There were no occupancy costs for the two branches acquired from the COSB acquisition in 2010. Rent costs increased by $538,000, facilities, furniture and equipment depreciation increased by $201,000 and other facilities expense, which includes, property tax, facilities and equipment repair, utilities and equipment rental increased by $285,000 during 2011 due to the increased number of locations and the timing of when those locations were added in 2010.

Data processing fees increased by $485,000 during 2011 due to the following factors: an increase in the number of customers that CUB maintains on its data processing systems during 2010 and 2011, the installation and utilization of a new wire transfer system during the 2nd quarter of 2011, the installation of a new web site that was put in use in the 1st quarter of 2011 and the costs of maintaining two separate “core” data processing systems that came with the acquisition of COSB after December 31, 2010. CUB maintained the “core” data processing system that processed the banking applications for the COSB customers until we converted to a new bank wide “core” data processing system in November of 2011. CUB also incurred some one time data processing conversion costs in 2011 related to the new “core” data processing system.

Legal and professional cost increased during 2011 by $268,000, due to an increase in legal fees, audit fees, board of director fees and consulting fees.

FDIC deposit insurance assessment cost decreased by $66,000 to $764,000 during 2011 as a result of the changes in the FDIC assessment calculation and fee structure. The FDIC deposit insurance assessment was modified by the FDIC effective March 31, 2011. CUB’s first quarter FDIC assessment was calculated based on CUB’s total deposit liability, while CUB’s insurance assessment for the last three quarters of 2011 was based on average consolidated total assets. In addition, the payment rate factor utilized in the first quarter of 2011 was reduced for the last three quarters of 2011 by approximately 45%. A portion of the cost savings resulting in the reduction in fees as calculated by the new fee structure was offset by the increase in CUB’s assessment base. During 2010, CUB was participating in the Temporary Liquidity Guarantee Program “TLGP” that increased the cost of FDIC insurance in 2010. This FDIC assessment ended on December 31, 2010.

CUB incurred merger related costs of $420,000 and $406,000 for the periods ended December 31, 2011 and 2010, respectively with the acquisition of COSB during 2010. Approximately $200,000 of the merger related costs incurred in 2011 related to the proposed merger with PCB. These costs included a combination of investment banking fees, legal fees, accounting fees, transfer agent fees and certain contract termination costs. While a number of the COSB fees and costs were accrued for and accounted for in 2010, there were a number of legal, accounting and transfer agent costs where services were provided post acquisition date and were recorded in 2011.

CUB incurred an FHLB prepayment penalty of $567,000 in 2010 related to the early payoff of an FHLB borrowing advance. While CUB did incur and pay an FHLB prepayment penalty of $45,000 on the early payoff of $2.3 million in FHLB advances in January of 2011, this prepayment penalty was accounted for as part of CUB’s fair value adjustment associated with the COSB acquisition and, as a result, this cost was recorded by CUB in 2010 as part of the goodwill adjustment associated with the merger.

The cost related to the acquisition and maintenance of OREO properties during 2011 resulted in a cost increase of $204,000 to $216,000 during 2011. The two OREO properties that CUB had acquired from the COSB acquisition were sold with minimal expense during the 1st quarter of 2011. During the third quarter of 2011, CUB foreclosed on a commercial real estate loan whose collateral was a vacant land parcel that is zoned for commercial retail use. The acquisition of this OREO property resulted in CUB incurring both current year as well as prior year delinquent property taxes, in addition to the cost of maintaining the property.

CUB experienced a decline in other operating costs of $60,000 to $2.7 million during 2011. This decrease was primarily the result of the FHLB prepayment penalty of $567,000 that was paid in 2010, with no comparable cost in 2011. Excluding the impact of the FHLB prepayment expense between the years, the cost in this category increased by approximately $507,000. The various cost categories included in other operating expense, include the following: advertising, shareholder services cost, customer service costs, travel and entertainment, director and advisory fees, bank charges, amortization of intangible assets, amortization of purchased software and other miscellaneous costs. During 2011 CUB experienced the following cost increases. Customer service cost increased by $26,000, travel and entertainment costs increased by $18,000, director and advisory fees increased by $33,000, correspondent bank charges increased by $94,000, amortization of CUB’s core deposit intangible assets that arose from the COSB merger was $137,000 with no cost in 2010, amortization of purchased software increased $92,000 and miscellaneous other cost increased by $129,000. Many of these cost increases were the direct result of the increase in CUB’s customer base, the acquisition of COSB and include the higher level of transaction activity generated by the increase in actual staffing levels over prior years.

Income tax expense of $1.1 million for December 31, 2011 compares to a $(1.1) million tax benefit for 2010. The income tax expense of $1.1 million associated with CUB’s net income of $2.6 million represents an effective combined Federal and State tax rate of approximately 43.9% which compares to a combined statutory tax rate of 41.15%. The reason for the higher effective tax rate is related to a number of merger related costs incurred during 2011 that provide no tax benefit in addition to ISO stock based compensation expense, country club dues and certain non tax deductible entertainment costs incurred during 2011 that also provide no tax benefit. These listed expense items are generally permanent book to tax differences. The income tax benefit of $1.1 million in 2010, associated with CUB’s net loss of $3.4 million, represents an effective combined Federal and State tax benefit rate of approximately 33.4%. CUB’s effective rate for 2010 was significantly lower than the combined Federal and State statutory rate due to a number of costs that were not tax deductible, including certain merger costs, ISO stock based compensation expense, county club dues and a portion of entertainment costs.

Net Income for 2010

CUB recorded a net loss of $(2.3) million (or $(0.45) per common share on a basic and diluted basis) for the year ended December 31, 2010, compared to net income of $745,000 (or $0.15 per common share on a basic and diluted basis) for the corresponding period in 2009. The following describes the changes in the major components of CUB’s net loss for the year ended December 31, 2010 compared to the net income reported for the same period in 2009.

Net interest income for the year ended December 31, 2010 increased by $781,000, to $18.4 million, an increase of 4.4% from 2009 primarily due to the increase in interest income of $435,000 and a decrease in interest expense of $346,000. The increase in interest income, which increased 2.2% to $20.6 million from $20.1 million from a year ago, was the direct result of the growth of CUB’s average interest earning assets by $116.6 million to $527.3 million in 2010. Partially offsetting the increase in interest income generated from the growth in earning assets during 2010 has been the change in the mix of CUB’s earning assets between 2009 and 2010. The overall yield of CUB’s earning assets declined from 4.90% during 2009 to 3.90% during 2010, a reduction of 100 basis points. The decrease in interest expense, which in 2010 declined 13.6% to $2.2 million from $2.5 million in the prior year, was the result of the decline in the overall rate paid on CUB’s funding sources. The overall cost of funds

(from all funding sources including non-interest bearing deposits) declined from 0.70% in 2009 to 0.45% in 2010 a decline of 25 basis points. Additionally, the cost of deposits was 28 basis points for the fourth quarter of 2010, lower than the third quarter of 2010 of 34 basis points. The reduction in interest expense was partially offset by the growth in the interest bearing liability portion of CUB’s funding source during 2010. Average interest bearing liabilities increased by $51.4 million during 2010. All increases in the earning assets and interest bearing liabilities of CUB are a result from CUB’s ability in executing its marketing and customer growth strategies; including, continued support from CUB’s founders, shareholders and directors, the hiring of additional relationship managers during the year, the establishment of advisory boards in Santa Clarita Valley in 2008, the Conejo Valley in 2009 and Orange County in 2010 and the continued development of new customers. The acquisition of COSB had no impact to the components of net interest income.

Cost of deposits was 28 basis points for the fourth quarter of 2010, lower than the third quarter of 2010 of 34 basis points.

The increase in interest and fees on loans from $12.7 million for the year ended December 31, 2009 to $15.7 million for the same period in 2010, an increase of 23.6%, was attributable primarily to the growth of the loan portfolio and to a slight increase in the average yield earned on the portfolio. Average outstanding loans during 2010 increased by $52.9 million, or 22.2%, over average outstanding loans from 2009. On a year over year basis, CUB’s loan portfolio increased by a total of $157.8 million to end the year at $421.3 million compared to the balance of $263.4 million at, December 31, 2009. Of the total year over year loan growth of $157.8 million, $71.2 million was organic and $86.6 million was from the acquisition of COSB. Additionally, during the year ended December 31, 2010, CUB’s yield on its loan portfolio increased from 5.31% in 2009 to 5.38% in 2010, an increase of 7 basis points. The increase in the average outstanding loans for the year is the direct result of organic loan growth during 2010, while the overall year over year growth as indicated above includes both organic loan growth as well as the acquisition of the COSB’s loan portfolio. During 2010 and 2009, the prime rate remained unchanged at 3.25%. In addition, CUB placed two loans on non-accrual, which negatively impacted loan interest income during 2010, although not materially.

Interest income on federal funds sold decreased by $10,000 to $1,000 for the year ended December 31, 2010 compared to 2009. This decrease was attributable to a decrease of $3.1 million in the average balance of federal funds sold for 2010 compared to 2009. During 2009, CUB redirected its overnight investing from Fed Funds to maintaining fund balances at the Federal Reserve.

Interest income on deposits in other financial institutions increased by $261,000 to $372,000 in 2010, compared to $111,000 in 2009. This increase was attributed to an increase of $109.4 million in average balances during 2010, which was partially offset by a decrease in the rate earned on these short term investments. The yield earned declined from 0.33% in 2009 to 0.26% a decline of 7 basis points between these two years. This decrease in the yield was a direct result in the decline in short term market rates and the rates paid by the financial institutions on the financial products CUB was investing in between these periods. The balances CUB maintained in other financial institutions on a year over year basis increased during 2010, from $54.6 million in 2009 to $200.3 million at December 31, 2010, an increase of $145.8 million, as CUB maintained more of its overnight investable funds directly with the Federal Reserve Bank of San Francisco “Federal Reserve” during 2010 as compared to 2009.

The decrease in interest income on investment securities of $2.8 million, or 38.2%, to $4.5 million for the year ended December 31, 2010 compared to 2009 was attributable to a decrease of $42.6 million in the average balance of the investment securities. The overall yield on the securities portfolio declined from 5.40% in 2009 to 4.85% in 2010 a decline of 55 basis points. The decline in both the average balances and the overall yield was the result of a significant portion of CUB’s higher yielding callable securities being called and significant increases to the principal prepayments experienced on CUB’s higher yielding mortgage backed securities portfolio. The cash generated from these liquidations were generally reinvested in lower yielding variable rate Small Business Administration “SBA” mortgage backed and business collateral backed securities as well as a significant portion of these liquidations being reinvested with the Federal Reserve on an overnight basis.

Interest expense on interest bearing transaction accounts increased by $53,000 to $254,000 during 2010. While the average Interest bearing transaction accounts increased during 2010 by $17.9 million to $58.4 million, the increase in interest expense associated with the higher deposit balances was partially offset by the decline in the rate paid by CUB on these deposits. The rate declined from 0.50% to 0.43%, a reduction of 7 basis points as CUB lowered its pricing in 2010 to reflect the lower competitive interest rates offered for these types of accounts.

Interest expense on money market deposit accounts increased by $271,000 to $933,000 during 2010. This increase was the result of an increase in the average outstanding deposits during 2010 by $56.9 million or 54.6% to end the year at $161.1 million in average balances in this product. In addition, the rate on these accounts declined from 0.64% in 2009 to 0.58% in 2010, a reduction of 6 basis points during 2010. CUB lowered its pricing in 2010 on these accounts to reflect the overall decline in competitive interest rates offered for these types of accounts in the local market.

Interest expense on certificates of deposit accounts decreased by $374,000 to $457,000 during 2010. The decrease in interest cost resulted from both a decline in the average balance of $10.6 million or 16.9% from the prior year, as well as a reduction in the effective rate paid on these accounts from 1.33% in 2009 to 0.88% in 2010, a reduction of 45 basis points, as CUB lowered its pricing to reflect the lower certificate of deposit rates offered in the market for these types of accounts as they matured. CUB attempted to reduce its reliance on certificates of deposits during 2010 by lowering the offered rate on certificates maturing during the year. However, with the acquisition of COSB, certificates of deposit balances increased from $63.9 million at December 31, 2009 to $70.6 million at December 31, 2010, an increase of $6.7 million or 10.5%. CUB acquired $23.3 million in certificates of deposit at December 31, 2010 from the COSB merger. During 2010 CUB was able to effectively reduce the rate paid on its certificates of deposit as they matured, as the overall interest rate environment declined for this type of account. CUB expects that a portion of the higher rate certificates of deposit acquired in the COSB merger may run-off, as CUB lowers the rate paid on many of these deposits as they mature.

Interest expense on short term Federal Home Loan Bank “FHLB” borrowings decreased by $83,000 to $0, as CUB had no short term FHLB borrowings during 2010. Interest expense on long term FHLB borrowings decreased by $214,000 to $316,000 during 2010 as CUB paid off $8.0 million of its long term borrowings during the fourth quarter of 2010. The decline in the average outstanding FHLB borrowings of $24.5 million to $6.9 million during the year, reflect the decision by CUB to reduce its exposure from this funding source, by using part of its excess liquidity to pay down its borrowings. The average rate paid on these borrowings increased from 1.95% to 4.58% an increase of 263 basis points as CUB paid off lower cost shorter term maturity borrowings as they came up for renewal, thus leaving only the longer term higher cost borrowings in the portfolio. FHLB borrowings of $5.5 million at December 31, 2010 were acquired in the acquisition of COSB.

Interest expense on securities sold under agreements to repurchase increased by $1,000 to $226,000 during 2010. While the average balances increased during 2010 by $11.5 million or 39.7% from the prior year, the increase in additional interest cost associated with CUB having higher average outstanding balances in this product was almost completely offset by the decline in the interest rate paid by CUB on these accounts. The interest rate paid decreased from 0.78% in 2009 to 0.56% in 2010, a decline of 22 basis points, as CUB took advantage of lower market prices to lower the rate paid on this product. The overall year over year balances on the product declined from $45.1 million at December 31, 2009 to $22.9 million at December 31, 2010 for a net decrease of $22.2 million. During 2009 CUB utilized this product for customers who needed excess liquidity and wanted additional protection in excess of what the FDIC provided in coverage. With changes to FDIC insurance, and the lower rates paid for this product, CUB experienced both outflows in this funding source as well as some shifting of accounts from this product into its deposit account products.

Total interest expense in 2010 declined 13.6% to $2.2 million from $2.5 million the prior year. This was primarily the result of the decline in the average interest rate on interest bearing deposits and borrowings in 2010 compared to 2009.

The provision for loan losses for the year ended December 31, 2010 was $2.5 million, a decrease of $919,000 compared to the same period of 2009. The 2010 provision consisted of approximately $1.25 million associated with the current year organic loan growth of $71.2 million at a reserve factor of 1.75%. The second component of the 2010 provision was the replenishment of the allowance of a provision of $1.44 million for net charge offs of $1.44 million during 2010. Slightly reducing the provision for 2010 was the reduction of the allowance from the prior year from 1.80% to 1.75%, which amounted to approximately $190,000. This provision decrease was primarily the result of lower levels of charge offs during the year. During 2010 there were charge-offs net of recoveries of $1.4 million, while there were charge-offs net of recoveries of $1.9 million in 2009 and no charge-offs or recoveries during 2008, 2007, or 2006. The total provision for loan losses recorded during the year decreased by $1.1 million for the year ended December 31, 2010, reflecting the reduction in loan charge-offs during 2010 compared to 2009. Off -setting the reduced charge-offs was the increase in the provision associated with the $71.2 million in organic growth in outstanding loans during the period. The overall allowance for loan loss was 1.39% at December 31, 2010 compared to 1.80% at December 31, 2009 due primarily to the addition of the $86.6 million COSB loan portfolio at year end which per fair value accounting guidelines was brought over at fair value with no allowance for loan loss. The addition of $86.6 million in loans with no related reserves resulted in a decrease in the percentage of allowance for loan loss to total loans.

Net interest income after the provision for loan losses in 2010 increased by $1.7 million or 12.0 % to $15.8 million from $14.1 million in 2009. The increase from the prior year stemmed from an increase in CUB’s net interest income due to an increase in the interest earning assets in 2010 over 2009, the decrease in the cost of funds, and the reduction in the loan provision between these years.

Non-interest income increased by $578,000, or 108.4%, to $1.1 million during 2010. This increase was primarily due to an increase in the service charges earned by CUB on its deposit accounts during 2010 of $176,000, an increase in other non-interest income of $101,000 and a reduction in the impairment of its private issue CMO securities of $421,000. Partially off-setting this increase was lower gains on the sale of securities of $120,000.

Non-interest expense increased by $7.1 million, to $20.4 million during the year ended December 31, 2010 compared to the same period of 2009. The increase was attributable to higher: salaries and employee benefits of $4.2 million, stock based compensation expense of $268,000, occupancy expense of $478,000, data processing of $199,000, FDIC insurance costs of $117,000, merger related costs of $406,000, office services expenses of $471,000 and other operating expenses of $955,000.

CUB’s salaries and employee benefits cost increased by $4.2 million to $11.1 million in 2010 due to the higher staffing levels of CUB in 2010 as compared to 2009. Staffing levels increased from 67 full-time employees at December 31, 2009 to 114 full-time employees at December 31, 2010, a 70.1% increase. However, only a net increase of 23 new employees or 34% was responsible for the cost increase in this category.

CUB’s stock based compensation expense cost increased by $268,000 to $858,000 in 2010 due to the issuance of additional restricted stock in 2010. The cost associated with the newly issued grants was significantly more than the cost expiration of older shares during the year.

CUB’s occupancy cost increased by $478,000 to $2.1 million in 2010 due to the opening of CUB’s loan production offices in Glendale, and Orange County as well as the conversion of the South Bay loan production office into a full service branch in 2010. Rent costs increased by $236,000, depreciation increased by $104,000 and general office expense by $138,000 during 2010 due to the increased number of locations and the related cost associated with the staffing increases.

CUB’s data processing cost increased by $199,000 during 2010, due to the higher number of customers in addition to several additional upgrades to existing software including its website, as well as the purchase of additional software licenses due to the increase in staffing levels.

CUB’s legal and professional cost decreased during 2010 by $38,000, due to a decrease in legal fees and audit fees, but partially offset by an increases in board of director fees and consulting fees.

CUB’s FDIC deposit insurance assessment cost increased by $117,000 to $830,000 during 2010 as a result of an increase in CUB’s deposit base. CUB has also been participating in the Temporary Liquidity Guarantee Program “TLGP” that has increased the cost of FDIC insurance for both 2010 and 2009.

CUB incurred merger related costs of $406,000 associated with the acquisition of COSB during 2010.

CUB’s office service expenses increased by $471,000 to $936,000 during 2010 compared to 2009. These cost include, office supplies, telecommunication costs, website costs, postage type costs, armored carrier and courier costs, including publication expenses. The cost increases in these cost categories was a direct result of the significant increase in CUB’s customer base during 2009 and 2010. Many of the costs included here are directly related to the cost of servicing CUB’s customer base.

CUB also experienced other operating cost increases of $955,000 to $2.8 million during 2010. This increase was the result of additional FHLB prepayment penalties of $447,000 over the prior year, $161,000 increase in customer service expense, and a $347,000 increase in other operating costs.

The income tax benefit associated with CUB’s net loss of $3.4 million for 2010 was a benefit of $1.1 million which represents an effective combined Federal and State rate of approximately 33.4%. CUB’s effective rate for 2010 was significantly lower than the combined Federal and State statutory rate due to a number of costs that are not tax deductable, including certain merger costs, ISO stock based compensation expense, county club dues and certain entertainment costs. The income tax expense for the year ended December 31, 2009 was $624,000. The income tax benefit for the year ended December 31, 2008 was $2.3 million, which was due to the reversal of a valuation allowance on CUB’s net deferred tax assets.

Average Balances, Interest Income and Expense, Yields and Rates

Years Ended December 31, 2011 and 2010

The following table presents CUB’s average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest yield/rate for the periods presented. All average balances are daily average balances (dollars in thousands).

	Years Ended December 31,
	2011			2010
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Interest earning Assets:
Loans (1)	$442,871	$25,135	5.68%	$291,073	$15,650	5.38%
Federal funds sold	—	—	%	58	1	1.70%
Deposits in other financial institutions	190,780	653	0.34%	142,533	372	0.26%
Investment securities (2)	108,914	2,968	2.73%	93,589	4,543	4.85%

Total interest earning assets	742,565	28,756	3.87%	527,253	20,566	3.90%

Non-interest earning assets	47,062			20,630

Total assets	$789,627			$547,883

Interest bearing Liabilities:
Interest bearing transaction accounts	$58,047	$152	0.26%	$58,421	$254	0.43%
Money market deposits	220,318	791	0.36%	161,080	933	0.58%
Savings deposits	5,961	8	0.13%	1,326	5	0.38%
Certificates of deposit	58,610	261	0.45%	52,079	457	0.88%

Total interest bearing deposits	342,936	1,212	0.35%	272,906	1,649	0.60%
Federal Home Loan Bank borrowings	192	5	2.60%	6,900	316	4.58%
Securities sold under agreements to repurchase	27,083	99	0.37%	40,397	226	0.56%

Total borrowings	27,275	104	0.38%	47,297	542	1.15%

Total interest bearing liabilities	370,211	1,316	0.36%	320,203	2,191	0.68%

Non-interest bearing demand deposits	340,787			166,849

Total funding sources	710,998			487,052
Non-interest bearing liabilities	1,958			1,729
Shareholders’ equity	76,671			59,102

Total liabilities and shareholders’ equity	$789,627			$547,883

Net interest income		$27,440			$18,375

Net interest rate spread (3)			3.51%			3.22%
Net interest margin (4)			3.70%			3.49%

(1)	Average balances of loans are calculated net of deferred loan fees, and include non-accrual loans which have a zero yield. CUB has $6,150 of non-accrual loans as of December 31, 2011 and $9,575 of non-accrual loans as of December 31, 2010. Loan fees are included in total net interest income as follows, (000)s omitted: 2011: $1,794 and 2010: $809. $846,000 of the 2011 amortization is attributable to the loans acquired in the COSB acquisition.
(2)	Average balances of investment securities available for sale are presented on a historical amortized cost basis and thus do not include the unrealized market gain or loss on the securities.
(3)	Net interest rate spread represents the yield earned on average total interest earning assets less the rate paid on average interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by average total interest earning assets.

Average Balances, Interest Income and Expense, Yields and Rates

Years Ended December 31, 2010 and 2009

The following table presents CUB’s average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest yield/rate for the periods presented. All average balances are daily average balances (dollars in thousands).

	Years Ended December 31,
	2010			2009
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Interest earning Assets:
Loans (1)	$291,073	$15,650	5.38%	$238,175	$12,659	5.31%
Federal funds sold	58	1	1.70%	3,171	11	0.34%
Deposits in other financial institutions	142,533	372	0.26%	33,156	111	0.33%
Investment securities (2)	93,589	4,543	4.85%	136,143	7,350	5.40%

Total interest earning assets	527,253	20,566	3.90%	410,645	20,131	4.90%

Non-interest earning assets	20,630			12,861

Total assets	$547,883			$423,506

Interest bearing Liabilities:
Interest bearing transaction accounts	$58,421	$254	0.43%	$40,535	$201	0.50%
Money market deposits	161,080	933	0.58%	104,183	662	0.64%
Savings deposits	1,326	5	0.38%	1,179	5	0.44%
Certificates of deposit	52,079	457	0.88%	62,635	831	1.33%

Total interest bearing deposits	272,906	1,649	0.60%	208,532	1,699	0.81%
Federal Home Loan Bank borrowings	6,900	316	4.58%	31,376	613	1.95%
Securities sold under agreements to repurchase	40,397	226	0.56%	28,924	225	0.78%

Total borrowings	47,297	542	1.15%	60,300	838	1.39%

Total interest bearing liabilities	320,203	2,191	0.68%	268,832	2,537	0.94%

Non-interest bearing demand deposits	166,849			96,033

Total funding sources	487,052			364,865
Non-interest bearing liabilities	1,729			2,049
Shareholders’ equity	59,102			56,592

Total liabilities and shareholders’ equity	$547,883			$423,506

Net interest income		$18,375			$17,594

Net interest rate spread (3)			3.22%			3.96%
Net interest margin (4)			3.49%			4.28%

(1)	Average balances of loans are calculated net of deferred loan fees, and include non-accrual loans which have a zero yield. CUB has $9,575 of non-accrual loans as of December 31, 2010 and $5,128 of non-accrual loans as of December 31, 2009. Loan fees are included in total net interest income as follows, (000)s omitted: 2010: $809 and 2009: $459.
(2)	Average balances of investment securities available for sale are presented on a historical amortized cost basis and thus do not include the unrealized market gain or loss on the securities.
(3)	Net interest rate spread represents the yield earned on average total interest earning assets less the rate paid on average interest bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by average total interest earning assets.

Net Changes in Average Balances, Composition, Yields and Rates

Years Ended December 31, 2011 and 2010

The following table sets forth the composition of average interest earning assets and average interest bearing liabilities by category and by the percentage of each category to the total for the periods indicated, including the change in average balance, composition and yield/rate between these respective periods (dollars in thousands):

	Years Ended December 31,
	2011			2010			Increase (Decrease)
	Average Balance	% of Total	Average Yield/ Rate	Average Balance	% of Total	Average Yield/ Rate	Average Balance	% of Total	Average Yield/ Rate
Interest earning Assets:
Loans	$442,871	59.6%	5.68%	$291,073	55.2%	5.38%	$151,798	4.4%	0.30%
Federal funds sold	—	—%	—%	58	—%	1.70%	(58)	—%	(1.70)%
Deposits in other financial institutions	190,780	25.7%	0.34%	142,533	27.0%	0.26%	48,247	(1.3)%	0.08%
Investment securities	108,914	14.7%	2.73%	93,589	17.8%	4.85%	15,325	(3.1)%	(2.12)%

Total interest earning assets	$742,565	100.0%	3.87%	$527,253	100.0%	3.90%	$215,312		(0.03)%

Interest bearing Liabilities:
Non-interest bearing demand deposits	$340,787	47.9%		$166,849	34.2%		$173,938	13.7%
Interest bearing transaction accounts	58,047	8.2%	0.26%	58,421	12.0%	0.43%	(374)	(3.8)%	(0.17)%
Money market deposits	220,318	31.0%	0.36%	161,080	33.1%	0.58%	59,238	(2.1)%	(0.22)%
Savings deposits	5,961	0.8%	0.13%	1,326	0.3%	0.38%	4,635	0.5%	(0.25)%
Certificates of deposit	58,610	8.3%	0.45%	52,079	10.7%	0.88%	6,531	(2.4)%	(0.43)%

Total deposits	683,723	96.2%	0.18%	439,755	90.3%	0.37%	243,968	5.9%	(0.19)%

Federal Home Loan Bank borrowings	192	—%	2.60%	6,900	1.4%	4.58%	(6,708)	(1.4)%	(1.98)%
Securities sold under agreements to repurchase	27,083	3.8%	0.37%	40,397	8.3%	0.56%	(13,314)	(4.5)%	(0.19)%

Total borrowings	27,275	3.8%	0.38%	47,297	9.7%	1.15%	(20,022)	(5.9)%	(0.77)%

Total funding sources	$710,998	100.0%	0.19%	$487,052	100.0%	0.45%	$223,946		(0.26)%

Excess of interest earning assets over funding sources	$31,567			$40,201			$(8,634)
Net interest rate spread			3.51%			3.22%			0.29%
Net interest margin			3.70%			3.49%			0.21%

Net Changes in Average Balances, Composition, Yields and Rates

Years Ended December 31, 2010 and 2009

The following table sets forth the composition of average interest earning assets and average interest bearing liabilities by category and by the percentage of each category to the total for the periods indicated, including the change in average balance, composition and yield/rate between these respective periods (dollars in thousands):

	Years Ended December 31,
	2010			2009			Increase (Decrease)
	Average Balance	% of Total	Average Yield/ Rate	Average Balance	% of Total	Average Yield/ Rate	Average Balance	% of Total	Average Yield/ Rate
Interest earning Assets:
Loans	$291,073	55.2%	5.38%	$238,175	58.0%	5.31%	$52,898	(2.8)%	0.07%
Federal funds sold	58	—%	1.70%	3,171	0.8%	0.34%	(3,113)	(0.8)%	1.36%
Deposits in other financial institutions	142,533	27.0%	0.26%	33,156	8.1%	0.33%	109,377	18.9%	(0.07)%
Investment securities	93,589	17.8%	4.85%	136,143	33.1%	5.40%	(42,554)	(15.3)%	(0.55)%

Total interest earning assets	$527,253	100.0%	3.90%	$410,645	100.0%	4.90%	$116,608		(1.00)%

Interest bearing Liabilities:
Non-interest bearing demand deposits	$166,849	34.2%		$96,033	26.3%		$70,816	7.9%
Interest bearing transaction accounts	58,421	12.0%	0.43%	40,535	11.1%	0.50%	17,886	0.9%	(0.07)%
Money market deposits	161,080	33.1%	0.58%	104,183	28.6%	0.64%	56,897	4.5%	(0.06)%
Savings deposits	1,326	0.3%	0.38%	1,179	0.3%	0.44%	147	(0.0)%	(0.06)%
Certificates of deposit	52,079	10.7%	0.88%	62,635	17.2%	1.33%	(10,556)	(6.5)%	(0.45)%

Total deposits	439,755	90.3%	0.37%	304,565	83.5%	0.56%	135,190	6.8%	(0.19)%

Federal Home Loan Bank borrowings	6,900	1.4%	4.58%	31,376	8.6%	1.95%	(24,476)	(7.2)%	2.63%
Securities sold under agreements to repurchase	40,397	8.3%	0.56%	28,924	7.9%	0.78%	11,473	0.4%	(0.22)%

Total borrowings	47,297	9.7%	1.15%	60,300	16.5%	1.39%	(13,003)	(6.8)%	(0.24)%

Total funding sources	$487,052	100.0%	0.45%	$364,865	100.0%	0.70%	$122,187		(0.25)%

Excess of interest earning assets over funding sources	$40,201			$45,780			$(5,579)
Net interest rate spread			3.22%			3.96%			(0.74)%
Net interest margin			3.49%			4.28%			(0.79)%

Volume and Rate Variance Analysis of Net Interest Income

Years Ended December 31, 2011, 2010 and 2009

The following table presents the dollar amount of changes in interest income and interest expense due to changes in average balances of interest earning assets and interest bearing liabilities and changes in interest rates. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e. changes in average balance multiplied by prior period rate) and (ii) changes in rate (i.e. changes in rate multiplied by prior period average balance). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately based on the absolute dollar amounts of the changes due to volume and rate (dollars in thousands):

	Year Ended December 31, 2011 vs. 2010			Year Ended December 31, 2010 vs. 2009
	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Loans	$8,568	$917	$9,485	$2,822	$169	$2,991
Federal funds sold	(1)	—	(1)	(19)	9	(10)
Deposits in other financial institutions	149	132	281	289	(28)	261
Investment securities	645	(2,220)	(1,575)	(2,116)	(691)	(2,807)

Total interest income	9,361	(1,171)	8,190	976	(541)	435

Interest Expense:
Interest bearing transaction accounts	(3)	(99)	(102)	84	(31)	53
Savings deposits	8	(5)	3	—	—	—
Money market deposits	279	(421)	(142)	339	(68)	271
Certificates of deposit	50	(246)	(196)	(149)	(225)	(374)

Total deposits	334	(771)	(437)	274	(324)	(50)

Federal Home Loan Bank borrowings	(215)	(96)	(311)	(714)	417	(297)
Securities sold under agreements to repurchase	(63)	(64)	(127)	75	(74)	1

Total borrowings	(278)	(160)	(438)	(639)	343	(296)

Total interest expense	56	(931)	(875)	(365)	19	(346)

Net Interest Income	$9,305	$(240)	$9,065	$1,341	$(560)	$781

Non-Interest Expense

The following table lists the major components of CUB’s non-interest expense (dollars in thousands).

				2011 vs. 2010		2010 vs. 2009
	Year Ended December 31,			Increase (Decrease)		Increase (Decrease)
	2011	2010	2009	$	%	$	%
Salaries and employee benefits	$13,885	$11,056	$6,851	$2,829	25.6%	$4,205	61.4%
Stock based compensation expense	1,467	858	590	609	71.0%	268	45.4%
Occupancy	3,103	2,079	1,601	1,024	49.3%	478	29.9%
Data processing	1,207	722	523	485	67.2%	199	38.0%
Legal and professional	971	703	741	268	38.1%	(38)	(5.1)%
FDIC deposit assessment	764	830	713	(66)	(8.0)%	117	16.4%
Merger related expenses	420	406	—	14	3.4%	406
OREO expenses	216	12	—	204	1,700.0%	12
Office services expenses	1,005	936	465	69	7.4%	471	101.3%
Other operating expenses	2,708	2,768	1,813	(60)	(2.2)%	955	52.7%

Total non-interest expense	$25,746	$20,370	$13,297	$5,376	26.4%	$7,073	53.2%

Non-Interest Expense changes between 2011 and 2010:

The increase in non-interest expense between 2011 and 2010 is due to increases in salaries and employee benefits, stock based compensation expense, occupancy, data processing, legal and professional, OREO expenses and office services expenses. These costs were partially reduced by declines in FDIC deposit assessments and FHLB borrowing prepayment penalty cost which is included in other operating expenses. CUB’s merger related costs were comparable between the two years. See a detail discussion on these changes in the analysis of CUB’s “Net Income for 2011”. The over-all increases in most of the categories relate to the increase in staffing of CUB during 2010 and 2011 and the cost associated with maintaining higher staffing levels, an increase in the number of branches and loan production offices that have resulted in an increase in rent, depreciation on new equipment for new employees and the new offices, supplies, parking, telephone and business entertainment. The cost of maintaining a higher customer base also impacted CUB’s expense numbers for 2011, in addition to the maintenance of two data processing systems throughout much of 2011 as result of the COSB acquisition. Additional data processing costs were incurred as a result of the conversion of CUB’s primary “core” banking software system in November of 2011. CUB also had a full year of costs in 2011 compared to a partial year or costs in 2010 related to the opening of two new loan production offices and one full-service branch during 2010.

Non-Interest Expense changes between 2010 and 2009:

The increase in non-interest expense between 2010 and 2009 is due to increases in salaries and employee benefits, stock based compensation expense, occupancy, data processing, FDIC deposit assessment, merger related expense, office services expenses and other operating expenses. CUB did experience a decline in legal and professional expenses between 2009 and 2010. See a detailed discussion on these changes in the analysis of CUB’s “Net Income for 2010”. The over-all increases in most of the categories relate to the increase in staffing of CUB during 2010 and the cost associated with maintaining higher staffing levels, an increase in the number of branches and loan production offices has resulted in an increase in rent, depreciation on new equipment for new employees and the new offices, supplies, parking, telephone and business entertainment. The cost of maintaining a higher customer base also impacted CUB’s expense numbers for 2010. The cost of prepaying FHLB borrowings also added to higher cost in 2010.

Financial Condition

During the year ended December 31, 2011, CUB increased total assets by $43.9 million to $800.2 million, an increase of 5.8% from December 31, 2010. Funding sources for this asset growth came through growth in CUB’s deposit base, a slight increase in securities sold under agreements to repurchase “repos”, the issuance of common stock through a private placement stock offering and the increase in earnings during 2011. Deposits increased by $32.8 million, or 5.0% to $690.8 million at December 31, 2011 from $658.0 million at December 31, 2010. Repos increased by $3.3 million or 14.5% to $26.2 million at December 31, 2011 from $22.9 million at December 31, 2010. During 2011, CUB raised an additional net $9.7 million in funds from the issuance of common stock. The growth in funding, as outlined above, was used to reduce FHLB borrowing balances by paying off the entire balance of $5.5 million outstanding at December 31, 2010. The $5.5 million FHLB borrowing at December 31, 2010 was acquired from the COSB acquisition. The remaining funds raised during 2011 went to fund a portion of the growth of CUB’s loan portfolio.

At December 31, 2011, CUB had increased loans by $68.0 million to $489.3 million, an increase of 16.1% from the prior year. Investment securities increased by $17.9 million to $114.1 million, and certificates of deposit in other financial institutions increased by $35.1 million, as CUB looked to reinvest a portion of its excess liquidity maintained at the Federal Reserve earning 25 basis points to higher yielding securities and certificates of deposit. Cash and Cash Equivalents decreased by $76.4 million to $134.2 million, a 36.3% decrease from the prior year. At December 31, 2011 CUB had approximately $109.1 million with the Federal Reserve Bank included in the $134.2 million of cash and cash equivalents. With the anticipation and the possibility of a low interest rate environment extending out for another 18 to 36 months, CUB began to reinvest a portion of its excess liquidity (balances maintained at the Federal Reserve) into slightly higher yielding fully insured certificates of deposit with maturities ranging generally between six to 24 months. In addition, CUB invested in higher yielding investment securities that generally had maturities or interest rate repricing features ranging within the three to five year spectrum. CUB recognizes that maintaining high levels of on-balance sheet liquidity, balances maintained in cash and cash equivalents, has reduced CUB’s current year interest income. It also recognizes that these same balances reduce CUB’s net interest rate exposure to higher interest rates in the future and continues to make CUB interest rate asset sensitive going into 2012.

Non-interest bearing demand deposits increased by $103.7 million or 37.3%, to $381.5 million, and represents 55.2% of CUB’s total deposits. Interest bearing transaction accounts and savings deposits decreased by $3.7 million to $70.3 million, while money market deposits decreased by $47.4 million to $188.1 million. A portion of the decline in CUB’s interest bearing transaction accounts, savings deposits and money market deposit accounts reflect the transfer or shifting of these balances into the fully insured non-interest bearing demand deposits, as customers have traded marginal interest earnings for the security of having their deposits fully insured. CUB’s certificates of deposit balances decreased by $19.8 million to $50.8 million. The decline in the certificates of deposit was the direct result of lowering the rate paid on the certificates of deposit that were acquired from the COSB acquisition.

The overall growth of CUB’s balance sheet during 2011 was a direct result of continuing to expand the customer base within CUB’s primary market area, the benefits of the prior year’s office expansion, the benefits of hiring additional customer relationship managers both in the current year and the prior year, the acquisition of COSB at the end of 2010 and the private placement stock offering in the 1st quarter of 2011.

Investment Securities

In order to maintain CUB’s goal of maintaining a high degree of both on-balance sheet and off-balance sheet liquidity, CUB maintains a portion of its investment securities in both readily saleable securities and/or securities that can be pledged as collateral for one or a combination of CUB’s credit facilities. To meet this goal to maintain a portion of CUB’s assets in saleable or pledge-able securities, CUB invests in United States Agency and United States Sponsored Agency issued, callable and non-callable bonds, mortgage backed pass through securities and collateralized mortgage obligation “CMO” securities and highly rated investment grade corporate bonds. In addition, CUB also maintains investable funds with other financial institutions in the form of overnight money market accounts and fully insured short term maturity certificates of deposit. As of December 31, 2011, CUB has maintained a significant portion, $109.1 million of its’ overnight liquidity with the Federal Reserve Bank. Securities owned by CUB may also be pledged in connection with CUB’s securities sold under agreements to repurchase program that is offered to CUB’s business deposit customers in which up to 102% of the borrowings are collateralized by the fair market value of the investment securities. As of December 31, 2011 and 2010, the carrying value of securities pledged in connection with securities sold under agreements to repurchase was $26.7 million and $23.3 million, respectively. Securities may also be pledged in connection with Federal Home Loan Bank borrowings. As of December 31, 2011 and 2010, CUB had no securities pledged to the Federal Home Loan Bank in connection with its FHLB borrowing line. On December 31, 2010, the $5.5 million in FHLB outstanding borrowings were collateralized by loan collateral under the FHLB’s Standard Credit Program. Both the FHLB borrowings and additional loan collateral were acquired as part of the COSB acquisition.

As of December 31, 2011, CUB’s fair value investment securities portfolio consisted of the following, by issuer:

Fair Value Securities Portfolio, by Issuer

(Dollars in thousands)
Amount
Small Business Administration “SBA”	$41,521
Government National Mortgage Association “GNMA”	22,636
Federal National Mortgage Association “FNMA”	11,784
United States Treasury	10,069
Corporate Bonds	7,897
Federal Home Loan Bank “FHLB”	7,608
Federal Home Loan Mortgage Corporation “FHLMC”	7,422
Federal Deposit Insurance Corporation “FDIC”	2,379

Total	$111,316

The above table excludes $2.8 million of other-than-temporarily impaired securities.

On each reporting date, CUB evaluates the securities portfolio to determine if there has been an other-than-temporary impairment on each of the individual securities in the investment securities portfolio. In estimating whether an other-than-temporary impairment loss has occurred, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, (iii) the current liquidity and volatility of the market for each of the individual security categories, (iv) the current slope and shape of the Treasury yield curve, along with where the economy is in the current interest rate cycle, (v) the current spread between Treasuries and the specific security categories, and the spread differential between the current spread and the long-term average spread for that security category, (vi) the projected cash flows from the specific security type, (vii) the financial guarantee and financial rating of the issuer and (viii) the intent and ability of CUB to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

If it’s determined that an other-than-temporary impairment exists on a debt security, CUB then determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of the conditions is met, CUB will recognize an other-than-temporary impairment in earnings equal to the difference between the security’s fair value and its adjusted cost basis. If neither of the conditions is met, CUB determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost basis is the credit loss. The credit loss is the portion of the other-than-temporary impairments that is recognized in earnings and is a reduction to the cost basis of the security. The portion of total impairment related to all other factors is included in other comprehensive income. Significant judgment of management is required in this analysis that includes, but is not limited to assumptions regarding the collectability of principal and interest, future default rates, future prepayment speeds, the amount of current delinquencies that will result in defaults and the amount of eventual recoveries expected on these defaulted loans through the foreclosure process (ie. future severity factors). Other factors considered in determining the components of other-than-temporary impairments related to credit losses include the amount if any of the current credit support for the securities.

At December 31, 2011, CUB had invested in private issue CMO securities with a market value of $2.8 million. This is down from $3.8 million as of December 31, 2010. Pre-payments on these securities remained relatively stable during most of 2011, with the prepayments on one security slowing during the year. The underlying collateral of these securities was originally classified as Alt A mortgage loans when they were originated by the issuing financial institutions. At the time of purchase, all the private issue CMO securities were rated by two of the three national rating agencies as AAA investment grade, the highest rating provided on securities. The fair market value prices of these securities have substantially declined on each of these individual securities from the date of their original purchase due to the following factors: a high degree of loan delinquencies and foreclosures in the single family mortgage loans that collateralize these securities, an expectation that further delinquencies and foreclosures on the loans collateralizing these securities may be expected over the near term, the elimination of the credit support on all of but one of these securities, the actual and/or projected loss of a portion of the principal balances on all of these securities and a lack of significant market liquidity for these securities within the bond market. For two of the original eight private issue CMO securities, where the loan collateral had been originated prior to 2006 and the loan underwriting standards were of a higher caliber, the market pricing for those securities improved during 2010 and as a result, CUB sold both of these private issue CMO securities during 2010. This sale resulted in a net loss of $7,000 from the securities net book value at the time of sale. Currently, the remaining private issue CMO securities appear to have limited marketability with the bond market pricing these securities at what appears to be distressed sales pricing, i.e. sale liquidation values.

CUB’s original purchase of the private issue CMO securities in 2007 and 2008 was to provide CUB with longer term amortizing securities that provide higher yields over comparable average life U.S. agency callable note securities. The private issue CMO securities were purchased to enhance CUB’s earnings, provide collateral for CUB’s standby letters of credit program and to reduce CUB’s interest rate risk exposure by reducing the level of shorter term interest sensitive assets for longer term fixed rate securities. At the time of purchase, CUB met the criteria of not having the intent to sell these securities (see above paragraph). At December 31, 2011, the market value of the securities of $2.8 million represented approximately 0.35% of CUB’s total assets. At December 31, 2011, CUB met the criteria of not having the intent to sell these securities.

Over the 12 months ended December 31, 2011 and 2010, CUB received a total of $514,100 and $1.3 million, respectively in cash principal payments on these private issue CMO securities. In 2010, CUB received $1.8 million in principal reductions from the sale of the two securities discussed above. In addition, CUB received $295,000 and $436,000 in interest payments, for the periods 2011 and 2010, respectively. Total cash collections during 2011 and 2010 were $809,000 and $3.4 million, respectively. CUB is currently averaging approximately $104,000 in quarterly principal reductions over the last two quarters of 2011. This level of principal payments is expected to decline over the next several quarters, due to the reduction of the current principal balance of the securities remaining at December 31, 2011.

CUB is utilizing a third party to generate the projected future cash flows, current and past mortgage loan defaults and current and future severity loss associated with each of CUB’s private issue CMO securities. CUB is utilizing this model, which qualifies as a level 3 input under (ASC 820, Fair Value Measurements and Disclosures) to determine the basis for other-than-temporary impairment on these securities. As of December 31, 2011, CUB has determined that all six of the private issue CMO securities were other-than-temporarily impaired. CUB has determined that, based on a detailed quarterly discounted cash flow model prepared by CUB that considers projected prepayments, delinquencies and severity factors that it will not receive all contractual cash flows from the private issue CMO securities. CUB has estimated that approximately $972,000 in principal security balances will be uncollectable. In addition, these same securities have all been downgraded by both of the rating agencies as below investment grade to a grade of C or lower beginning in 2008 and continuing into 2011. The impairment charge recorded to the Statement of Operations against the securities at December 31, 2011 was $264,000, which compares with the impairment charge of $242,000 in 2010 and $663,000 in 2009.

As of December 31, 2011, CUB had unrealized gains of $2.3 million and unrealized losses of $810,000 on its investment securities portfolio, for a breakout by investment securities category see the Investment Security table in Note 3 to the financial statements. Included in the unrealized loss of $810,000 is $730,000 of unrealized losses on its private issue CMO securities. The unrealized loss associated with the private issue CMO securities is primarily related to the market discount currently applied to these securities due to such factors as: limited market liquidity, high loan collateral delinquencies, high severity factors related to the loan liquidations and the erosion of the securities credit support on the individual securities. At December 31, 2011, five of the six private issue CMO securities no longer had credit support and the remaining credit support on the sixth security is forecasted to be depleted in the 1st quarter of 2012. Due to the above listed factors, the market is discounting non-guaranteed mortgage loan securities at the levels between approximately 35% to 50% of the par value for senior tranche, shorter average life private issue CMO securities.

During the 2nd quarter of 2011 CUB was notified that Bank of America announced an $8.5 billion settlement to resolve repurchase claims involving Countrywide issued residential mortgage-backed securities. One of CUB’s private issue CMO securities is included as part of this settlement which also includes approximately 530 other mortgage-backed securities. On January 17, 2012 CUB received a notice of class action and proposed settlement regarding another of its private issue CMO securities. According to the proposed class action, Merrill Lynch has agreed to pay $315 million in cash for benefit of the class action which also includes a significant number of securities. It is unknown at this time the final amount and timing or the percent of proceeds that CUB would receive from the above two actions. CUB does not believe the future proceeds that would be received from either of these settlements would be material.

CUB currently accounts for its investment securities as available-for-sale and records all changes on the available-for-sale securities to the market value of the securities through the equity section of the balance sheet. CUB evaluates the unrealized losses on its securities as to whether they are temporary or other-than-temporary, and as to the amount of other-than-temporary “OTTI” loss that should be recorded as a loss in the statement of operations. At December 31, 2011, CUB estimates that there were no OTTI losses within its investment securities portfolio except for the six private issue CMO securities mentioned above. CUB regularly assesses its securities portfolio and there can be no assurance that there will not be additional impairment charges in the future.

Composition of the Fair Value of Securities Available-for-Sale

(Dollars in thousands)	At December 31,
	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
U.S. Government Agency and Treasury Securities	$19,682	17.3%	$12,348	12.8%	$50,695	47.3%
U.S. Government Agency CMO & Mortgage-Backed Securities	19,580	17.2%	30,086	31.3%	35,648	33.2%
Private Issue CMO Securities	2,775	2.4%	3,801	4.0%	5,479	5.1%
U.S. Government GNMA Mortgage-Backed Securities	22,636	19.8%	13,910	14.5%	14,512	13.5%
U.S. Government SBA Securities	41,521	36.4%	35,930	37.3%	912	0.9%
Corporate Bonds	7,897	6.9%	—	0.0%	—	0.0%
Municipal Securities	—	0.0%	99	0.1%	—	0.0%

Total	$114,091	100.0%	$96,174	100.0%	$107,246	100.0%

The maturity category, estimated fair value and average yield of debt securities at December 31, 2011, are shown below. Maturity categories are determined as follows:

•	U.S. Government Agency Securities, Municipal Securities, Corporate Bond Securities - maturity date

•	U.S. Government - Agency CMO or Mortgage-Backed Securities, GNMA Mortgage-Backed Securities and SBA Securities - estimated cash flow taking into account estimated prepayment speeds

•	Private Issue CMO Securities - Weighted Average Life

Although mortgage-backed securities and U.S. Government Agency Securities have contractual maturities through 2048, the expected maturity will differ from the contractual maturities because borrowers or issuers may have the right to prepay such obligations without penalties.

(Dollars in thousands)	Maturing
	One year or less	Weighted Average Yield	After one year thru five years	Weighted Average Yield	After five years thru ten years	Weighted Average Yield	After ten years	Weighted Average Yield	Balance as of December 31, 2011	Weighted Average Yield	% to total
U.S. Government Agency Securities	$5,609	0.97%	$4,004	1.42%	$—	—%	$—	—%	$9,613	1.16%	8.43%
U.S. Government Agency CMO & Mortgage-Backed Securities	3,355	3.54%	7,109	2.78%	1,326	4.74%	7,790	5.47%	19,580	4.09%	17.16%
Private Issue CMO Securities	—	—%	568	6.00%	—	—%	2,207	6.23%	2,775	6.18%	2.43%
U.S. Government GNMA Mortgage-Backed Securities	3,458	3.91%	6,431	3.71%	3,172	3.29%	9,575	2.96%	22,636	3.36%	19.84%
U.S. Government SBA Securities	6,005	1.30%	16,918	1.55%	8,979	1.92%	9,619	2.22%	41.521	1.74%	36.39%
Corporate Bonds	—	—	7,897	1.79%	—	—%	—	—%	7.897	1.79%	6.92%
U.S. Treasury Securities	—	—	10,069	0.72%	—	—%	—	—%	10,069	0.72%	8.83%

Total	$18,427	2.08%	$52,996	1.91%	$13,477	2.52%	$29,191	3.78%	$114,091	2.50%	100.0%

Other Assets

CUB is a member of the Federal Home Loan Bank of San Francisco “FHLB”. In order to support its lending activities, the FHLB requires member Banks to purchase certain specified amounts of their common stock to directly support the actual borrowing. CUB’s investment in the Common Stock of the FHLB at December 31, 2011 and 2010 was $3.0 million and $3.9 million, respectively. Beginning in March 2009 through December 31, 2010, CUB reduced its reliance on FHLB borrowings and paid down $58.0 million of both short-term and long-term borrowings during 2009 and paid down an additional $8.0 million of long-term borrowings in the fourth quarter of 2010. As a result of the $8.0 million paydown in the fourth quarter of 2010, CUB recorded a $567,000 prepayment penalty. CUB acquired $5.5 million of additional FHLB borrowings from the acquisition of COSB at December 31, 2010. CUB paid off in full the $5.5 million that was outstanding at December 31, 2010 during the first quarter of 2011. The current value of CUB’s investment in FHLB common stock at December 31, 2011 would allow CUB to borrow up to a total of $64.4 million, of which CUB has no current outstanding borrowings. Borrowing in excess of $64.4 million would require additional investments in the common stock of the FHLB. See “Borrowed Funds” for additional analysis on CUB’s borrowings with the FHLB.

There is no market value for the FHLB stock and it can only be repurchased back by the FHLB. In 2009, the FHLB temporarily suspended its quarterly dividends. In addition, the FHLB has historically repurchased all of its excess capital from each Bank where the level of capital is in excess of that Bank’s current average borrowings. The FHLB has paid or declared dividends on its capital stock for all four quarters of the year ended December 31, 2010 and 2011. In addition, the FHLB has repurchase portions of its excess capital stock during 2010 and 2011.

The Federal Home Loan Bank of San Francisco has reported profits for the years ended December 31, 2011, 2010 and 2009, remains in compliance with regulatory capital and liquidity requirements and has declared and/or paid dividends on its stock over the last two years. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2011.

CUB reviews the financial condition, regulatory capital and liquidity ratios of the FHLB on a quarterly basis, as part of its “Federal Reserve Regulation F” review of its correspondent banks.

Loans

CUB has experienced consistent growth in its loan portfolio over the past 6  1/2 years since opening in 2005. This loan growth is the result of marketing efforts, principally in our market and adjacent areas. CUB’s loan portfolio has increased by $68.0 million to $489.3 million at December 31, 2011, an increase of 16.1% over December 31, 2010. This growth compares to CUB’s organic loan growth from 2010 of $71.2 million, which excludes the $86.6 million in loans acquired from the COSB acquisition.

CUB provides credit for commercial loans, which include working capital, and equipment financing loans, commercial, residential and construction real estate lending and consumer loans to business owners, small to middle market companies and to high net worth individuals. CUB’s lending has been originated primarily through direct contact with the borrowers by CUB’s relationship managers and/or executive officers of CUB. CUB’s credit approval process includes an examination of the collateral, cash flow, and debt service coverage of the loan, as well as the financial condition and credit references of the borrower. CUB’s senior management is actively involved in its lending activities and collateral valuation and review process. CUB obtains independent third party appraisals of real property securing Commercial Real Estate Loans as required by applicable federal law and regulations. There is also a loan committee comprised of senior management and outside directors that monitors the loan portfolio on a monthly basis.

CUB believes that it manages credit risk closely in its loan portfolio and uses a variety of policy and procedure guidelines and analytical tools to achieve its asset quality objectives.

CUB’s real estate construction loans are primarily short-term loans made to finance the construction of commercial real estate and multifamily residential property. We also make loans to finance the construction of individual single family residences to established developers and owner-occupiers. We do not engage in any single family tract development lending to real estate developers.

Our other real estate loans consist primarily of loans made based on the borrower’s cash flow, secured by deeds of trust on commercial and residential property to provide an additional source of repayment in the event of default. Maturities on these loans are generally up to ten years (on an amortization ranging from fifteen to twenty-five years with a balloon payment due at maturity). The interest rates on these commercial real estate loans are either fixed or floating, with many of the loans that have maturities greater than five years having re-pricing provisions that adjust the interest rate to market rates at stated times prior to maturity. Home equity lines generally have interest rates that float with the prime rate.

Our commercial and industrial loans are made for the purpose of providing working capital, financing for the purchase of equipment or for other business purposes. Such loans include loans with maturities ranging from thirty days to one year and “term loans” which are loans with maturities normally ranging from one to five years.

Consumer or personal loans are generally made for the purpose of financing investments, various types of consumer goods and other personal purposes. CUB also provides home equity lines of credit to its borrowers who may qualify.

Outstanding unused loan commitments consist primarily of commercial, construction and home equity lines of credit which have not been fully disbursed, as well as some standby letters of credit which generally support lease or other direct obligations. Based upon our experience, the outstanding unused loan commitments are expected to decrease in line with increases in loan demand, subject to economic conditions. During 2011, CUB’s percentage of unused loan commitments to total loan commitments has increased slightly, as many of CUB’s borrowers have not been drawing down on their outstanding lines of credit. CUB had $205.0 million in outstanding unused loan commitments, and $15.9 million in outstanding standby and performance letters of credit, with total off-balance sheet commitments totaling $220.9 million at December 31, 2011. This represents 30.9% of total loan and standby letters of credit commitments.

We do not have any concentrations in our loan portfolio by industry or group of industries, except for the level of loans that are secured by real estate as presented in the table below. We currently do not have loans to any foreign entities. In addition, we have not made any loans to finance leveraged buyouts or for highly leveraged transactions.

The following table presents the composition of CUB’s loan portfolio aggregated by FDIC call reporting code categories as of the dates indicated.

(Dollars in thousands)	December 31,
	2011	2010	2009	2008	2007
Commercial and Industrial Loans:	$185,629	$170,601	$93,146	$76,480	$56,268

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties *	85,236	71,162	66,465	33,171	60,100
Other Nonresidential Properties	97,730	87,424	47,481	65,121	—
Construction, land development and other land	34,380	25,952	15,910	16,381	25,155
1-4 Family Residential Properties	38,674	43,790	26,409	24,966	9,239
Multifamily Residential Properties	25,974	14,201	10,102	6,631	3,840

Total Loans Secured by Real Estate	281,994	242,529	166,367	146,270	98,334

Other Loans:	21,637	8,133	3,908	9,454	6,975

Total Loans	$489,260	$421,263	$263,421	$232,204	$161,577

*	2007 amount includes both Owner-occupied and Other Nonresidential Properties.

The following table sets forth the maturity distribution of our outstanding loans at December 31, 2011. At that date, we had four loans with an outstanding total balance of $4.3 million with a maturity greater than twenty years. In addition, the table shows the distribution of loans with predetermined (fixed) interest rates and those with variable (floating) interest rates. CUB principally utilizes the Wall Street Journal Prime Rate, but may also use other indices, including but not limited to the 5 year U.S. Treasury Rate, and the 90 day Libor Rate, to price its variable rate loans. Floating rate loans generally fluctuate with changes in the national Prime rate and changes in the 5 year U.S. Treasury Rate.

(Dollars in thousands)	Maturing
	Within One Year	One to Five Years	After Five Years	Total
Commercial and Industrial	$97,945	$61,883	$25,801	$185,629
Owner-Occupied Nonresidential Properties	7,892	25,524	51,820	85,236
Other Nonresidential Properties	7,316	52,204	38,210	97,730
Construction, Land Development and Other Land	17,790	15,968	622	34,380
1-4 Family Residential Properties	6,443	24,913	7,318	38,674
Multifamily Residential Properties	5,283	15,132	5,559	25,974
Other	4,988	16,649	—	21,637

Total	$147,657	$212,273	$129,330	$489,260

Loans with pre-determined interest rates	$104,869	$167,892	$81,488	$354,249
Loans with floating or adjustable interest rates	42,788	44,381	47,842	135,011

Total Loans	$147,657	$212,273	$129,330	$489,260

The $34.4 million in construction, land development and other land loans above are composed of $10.7 million for 1-4 family residential construction loans and $23.7 million in other construction, land and land development loans.

Impaired Loans, Past Due, Restructured and Non-Accrual Loans. CUB had 18 loans totaling $6.2 million that were on non-accrual at December 31, 2011. This balance is made up of thirteen commercial and industrial loans totaling $1.5 million, one construction and land development loan of $1.3 million, one owner-occupied nonresidential property loan of $1.1 million, one other nonresidential property loan of $2.0 million and two multifamily residential property loans totaling $288,000. CUB’s largest non-performing loan was the $2.0 million other nonresidential property loan referred to above. The non-accrual loan balances reflected in the table below reflect two loans with balances that were reduced by $283,000 in charge-offs to principal balances during the fourth quarter of 2011. An impaired loan table has been provided below with additional information regarding CUB’s impaired loans which include loans past due and on non-accrual, loans past due and accruing and loans that have been restructured and modified, that are defined as “Troubled Debt Restructuring” as of December 31, 2011.

The following is a summary of information pertaining to impaired loans for the dates indicated (dollars in thousands):

	December 31,
	2011	2010
Impaired loans with a valuation allowance	$200	$—
Impaired loans without a valuation allowance	2,886	6,431

Total impaired loans (1)	$3,086	$6,431

Valuation allowance related to impaired loans	$12	$—

Loans on non-accrual status (2)	$6,150	$9,575

Troubled debt restructured loans	$3,601	$674

	Years Ended December 31,
	2011	2010
Average recorded investment in impaired loans	$3,493	$5,289
Interest foregone on impaired loans	$265	$347
Cash collections applied to reduce principal balance	$482	$218
Interest income recognized on cash collections	$—	$—

(4)

This balance excludes purchased loans acquired with deteriorated credit quality from the COSB acquisition. Purchased loans acquired with deteriorated credit quality had evidence of deterioration in credit quality prior to acquisition. Fair value of these loans as of acquisition includes estimates of credit losses.

(5)	This balance includes loans acquired with deteriorated credit quality from the COSB acquisition of $3.1 million and $3.3 million as of December 31, 2011 and 2010, respectively.

CUB had $6.2 million and $9.6 million of non-accrual loans as of December 31, 2011 and 2010, respectively. Non-accrual loans as of December 31, 2011 represented 1.3% of total loans.

Reflected in the table above, all loans classified as impaired have been placed on non-accrual except for one loan of $164,000 that was still accruing at December 31, 2010. There were no non-performing assets or loans greater than 90 days past due and accruing interest as of December 31, 2011, 2010 and 2009.

The risk that borrowers will fail, or will be unable to repay their loans, is an inherent part of the banking business. CUB has established guidelines and practices to specifically identify loans that may become past due in the future, either as to interest or principal, for more than 90 days. Such loans are given special attention by our credit officers and additional efforts are made to get the borrowers to bring their loans current or to provide additional collateral to reduce the risk of potential losses on these loans. In addition, CUB may in the future renegotiate the payment terms of loans to permit the borrower to defer interest or principal payments in those instances where it appears that the borrower may be encountering temporary or short-term financial difficulties and we believe that the future deferral would reduce the likelihood of an eventual loss on the loan. When we have reason to believe that continued payment of interest and principal on any loan is unlikely, the loan is placed on a non-accrual status (that is, accrual of interest on the loan is discontinued and any previously accrued but unpaid interest on the loan is reversed and, therefore, the loan ceases to be an earning asset for CUB). CUB has established practices and guidelines to increase its efforts to recover all amounts due us that become delinquent in the future, which may include the initiation of foreclosure proceedings against the collateral securing the loan.

CUB will consider any loan to be impaired when, based upon current information and events, it is probable that interest and principal will not be collected according to the contractual terms of the original loan agreement. In determining impairment, we evaluate, both performing and non-performing loans, in our commercial and real estate mortgage and construction loan portfolios which exhibit, among other characteristics, high loan-to-value ratios, low debt-coverage ratios, delinquent loan payments or other indications that the borrowers are experiencing increased financial difficulties. In general, payment delays of less than 90 days or payment shortfalls of less than 1% are deemed insignificant and, for that reason, would not necessarily result in the classification of such loans as impaired. CUB generally considers all non-accrual and troubled debt restructured loans to be impaired. At December 31, 2011 and 2010, all classified loans within the loan portfolio were evaluated for possible impairment, of which five loans for a total of $3.1 million were considered to be impaired at December 31, 2011 and five loans for a total of $6.3 million were considered to be impaired at December 31, 2010.

All loans that become identified as impaired are generally placed on a non-accrual status and are evaluated at that time and regularly thereafter to determine whether the carrying value of the loan should be written off or reserved for in its entirety, as a loss, reserved for, or partially written-down to what is believed to be its recoverable value, or whether the terms of the loan, including the collateral required to secure the loan, should be renegotiated with the borrower. Impaired loans will be charged-off or partially charged-off when the possibility of collecting the full balance of the loan becomes remote. Information regarding CUB’s allowance for loan loss is set forth below in this section of this joint proxy statement/prospectus under the caption, “Allowance for Loan Loss.”

In addition to impaired loans of $3.1 million, CUB has potential problem loans (loans of concern) classified as substandard of $16.2 million that CUB is monitoring closely. See Note 4 “Loans”, “Credit Quality Indicators” within the financial statements included herewith. These potential problem loans are loans that have a well-defined weakness based on objective evidence. For these potential problem loans there is a possibility that CUB could possibly incur some loss if the weakness is not properly corrected. CUB monitors these loans closely and has determined that they are not impaired and believes that the full recovery of both principal and interest is probable.

At December 31, 2011 and 2010, there were no loans in our loan portfolio as to which there were serious doubts as to the ability of the borrower to comply with the present loan repayment terms as to which we had not ceased accruing interest and there were no other interest earning assets as to which we believe the recovery of the principal or interest is at significant risk except for CUB’s private issue CMO securities, see discussion in this section of this joint proxy statement/prospectus under the caption, “Investment Securities”.

Allowance for Loan Loss

We maintain an allowance for loan loss “Allowance” to provide for probable charge-offs in the loan portfolio. Additions to the Allowance are made by charges to operating expense in the form of a provision for loan losses. All loans that are judged to be uncollectible are charged-off against the Allowance while any recoveries are credited to the Allowance.

The Allowance is an amount that management believes is adequate to absorb estimated charge-offs related to specifically identified loans, as well as probable loan charge-offs inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior charge-off experience.

The Allowance consists of specific and general components. The specific component relates to loans that are identified as impaired. For such loans that are categorized as impaired, a specific reserve is established when the discounted cash flows or (collateral value if a collateral dependent loan, or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on the level of risk and historical charge-off experience adjusted for qualitative factors.

A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the original loan agreement. Generally these loans are rated substandard or worse. Most impaired loans are classified as nonaccrual. However, there are some loans that that are termed impaired due to doubt regarding collectability according to contractual terms, but are both fully secured by collateral and are current in their interest and principal payments. These impaired loans that are not classified as nonaccrual continue to pay as agreed. Impaired loans are measured for reserve requirements in accordance with ASC Topic 310, Receivables (“ASC 310”), based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of an impairment reserve, if any and any subsequent changes are charged against the allowance for loan loss. Factors that contribute to a performing loan being classified as impaired include payment status, collateral value, probability of collecting scheduled payments, delinquent taxes, and debts to other lenders that cannot be serviced out of existing cash flow.

A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and CUB grants concessions to the borrower in the restructuring that it would not otherwise consider. The loan terms which have been modified or restructured due to a borrower’s financial difficulty may include a reduction in the stated interest rate, an extension of the maturity at an interest rate below current market interest rates, a reduction in the face amount of the debt (principal forgiveness), a reduction in the accrued interest, or re-aging, extensions, deferrals, renewals, rewrites and other actions intended to minimize potential losses.

The restructured loans may be categorized as “special mention” or “substandard” depending on the severity of the modification. Loans that were paid current at the time of modification may be upgraded in their classification after a sustained period of repayment performance, usually six months or longer.

Loans that are past due at the time of modification are categorized as “substandard” and placed on non-accrual status. Those loans may be upgraded in their classification and placed on accrual status once there is a sustained period of repayment performance (usually six months or longer) and there is a reasonable assurance that the repayment will continue.

We have instituted loan policies designed to adequately evaluate and assess the risk factors associated with our loan portfolio and to enable us to analyze such risk factors prior to granting new loans and to assess the sufficiency of the Allowance. We conduct a critical evaluation of the loan portfolio quarterly and have an external review of a significant portion of the loan portfolio conducted twice a year. The allowance for loan loss includes an assessment of the following factors: the results of any internal and external loan reviews and any regulatory examination, loan charge-off experience, estimated potential charge-off exposure on each classified credit, concentrations of credit, value of collateral and any known impairment in the borrower’s ability to repay. CUB also evaluates environmental and other factors such as underwriting standards, staff experience, credit concentrations, business conditions, political and regulatory conditions, and local and national economic trends. The quantitative portion of the Allowance is adjusted for qualitative factors to account for model imprecision and to incorporate the range of probable outcomes inherent in the estimates used for the Allowance. The qualitative portion of the

Allowance attempts to incorporate the risks inherent in the portfolio, economic uncertainties, competition, regulatory requirements and other subjective factors including industry trends, changes in underwriting standards, declines in the value of collateral for collateral dependent loans and existence of concentrations.

Each quarter CUB reviews the Allowance and makes additional provisions to the Allowance as needed based on a review of the factors discussed above. At December 31, 2011, the allowance for loan loss was $7.5 million, or 1.53% of outstanding loans. This compares with the Allowance at December 31, 2010 of $5.9 million, or 1.39% of outstanding loans. In December of 2010, CUB acquired $86.6 million of loans from the acquisition of COSB. These loans were initially accounted for at fair value, and as a result were written down to their net realizable value which includes a credit loss factor on each of the specific loans. As a result, there was no loan loss allowance assigned to these loans. CUB’s allowance for loan loss on outstanding loans accounted for at historical cost was 1.75% for the years ended December 31, 2011 and 2010. During 2011, CUB recorded recoveries net of charge-offs of $193,000 and during 2010 recorded charge-offs net of recoveries of $1.4 million. CUB recorded a loan loss provision of $1.4 million in 2011, and a provision of $2.5 million during 2010. The provision of $1.4 million in 2011 was made to cover CUB’s loan growth of $68.0 million for the year. The 2011 provision was reduced by the amount of net recoveries of $193,000 received in 2011. The 2010 provision was made to cover CUB’s organic loan growth of $71.2 million during 2010 and to restore the Allowance for the $1.4 million in net charge-offs recorded in 2010. The amount of the provision made in 2010 was sufficient to maintain the allowance for loan loss at 1.75% of total organic loan (loans accounted for at historical cost) growth for the year.

CUB’s Allowance as a percentage of total loans was 1.53% at December 31, 2011 compared to 1.39% at December 31, 2010. The increase in the percentage in 2011 relates predominately to the amortization and payoff of some of the loans accounted for at fair value that were acquired from the COSB acquisition at December 31, 2010. Under fair value accounting for loans, the Allowance is eliminated and the loans acquired are adjusted to fair value (their net realizable value). Excluding the fair value loans, CUB’s Allowance as a percentage of originated loans accounted for at historical cost was 1.75%, at both December 31, 2011 and 2010. Maintaining the allowance at this level reflects a number of factors including the stabilization of the U.S. economy during 2011. Our allowance for loan loss as a percentage of loans (accounted for at historical cost) outstanding has remained relatively constant during 2011 as a result of stable to slightly improving qualitative factors related to the current economy. These slightly improving qualitative factors have been applied to loans secured by customer’s business assets. Some of the recent economic data appears to indicate that the economy has started to turn around from the recession; however commercial real estate is expected to remain weak well into 2012.

•	CUB’s management considered the following factors in evaluating the Allowance at December 31, 2011:
•	During the year ended December 31, 2011 there were charge-offs of $593,000. $582,000 of this balance was made up of four charge-offs.
•	There were eighteen non-accrual loans totaling $6.2 million at December 31, 2011.
•	There was one other real estate owned property of $3.3 million at December 31, 2011. This property is a piece of vacant land zoned for commercial retail use.
•	The overall growth and composition of the loans, including the current loan classifications.
•	Changes to the overall economic conditions within the markets in which that Bank makes loans.
•	Concentrations within the loan portfolio, as well as risk conditions within its commercial and industrial loan portfolio.
•	The remaining fair value adjustments on loans acquired from the COSB acquisition with special attention to the fair value adjustments associated with the purchased credit impaired loans.

•	CUB’s management considered the following factors in evaluating the Allowance at December 31, 2010:
•	During the year ended December 31, 2010 there were two charge-offs for a total of $1.4 million.
•	There were twenty one non-accrual loans totaling $9.6 million at December 31, 2010.
•

There were two other real estate owned properties totaling $1.1 million at December 31, 2010. Both properties were acquired from the COSB acquisition and both properties were sold in the 1st quarter of 2011.

•	The overall growth and composition of the loans, including the current loan classifications.
•	Changes to the overall economic conditions within the markets in which that Bank makes loans.
•	Concentrations within the loan portfolio, as well as risk conditions within its commercial and industrial loan portfolio.

Management has considered various material elements of potential risk within the loan portfolio, including classified credits, pools of loans with similar characteristics, economic factors, trends in the loan portfolio and modification and changes in CUB’s lending policies, procedures and underwriting criteria. In addition, management recognized the potential for unforeseen events to occur when evaluating the qualitative factors in all categories of its analysis.

The monitoring of CUB’s loan portfolio results in a continuous update to the loan grade each loan is assigned which reflects the relative level of risk in the transaction. Allocations of higher levels of risk have been assessed higher reserve requirements, particularly for loans falling within the criticized and classified categories. The risk factors utilized by CUB have been established based on management’s years of historical experience at other lending institutions based on similar business lending models. The risk factors utilized by CUB are adjusted to reflect current circumstances.

CUB also allocates reserves in accordance with the requirements of financial accounting standards (ASC 310, Receivables), and the evaluation of impaired loans.

CUB is utilizing migration analysis when reviewing CUB’s past loan charge-off history. The migration analysis is adjusted for both the lack of material loan charge-off history, as well as current economic conditions being experienced over the last 27 months. In addition to loan charge-offs and credit experience for banks within CUB’s local market area, management considers the Allowance of its regulatory peer group including their historical loan charge-off experience, as well as changes within their loan portfolio. Management also takes into consideration the net charge-offs experienced during the current year. A great deal of focus has been given to the earnings and cash flows of CUB’s borrowers and their capacity to repay their contracted obligation.

The Allowance and the reserve for unfunded loan commitments are significant estimates that can and do change based on management’s process in analyzing the loan and commitment portfolios and on management’s assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Although we deemed these levels adequate, no assurance can be given that future economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans could not occur which would be reflected in increased charge-offs in our loan portfolio, which charge-offs could possibly exceed the amount of the Allowance.

In considering all of the above factors, management believes that the Allowance for loan losses of December 31, 2011 is adequate. Although CUB maintains its Allowance for loan loss at a level which it considers adequate to provide for probable charge-offs, there can be no assurance that such charge-offs will not exceed the estimated amounts, thereby adversely affecting future results of operations.

Loans acquired in the COSB acquisition, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan loss. Purchased credit impaired loans are loans acquired at the merger date that have evidence of credit deterioration since the loan was originated and it is probable that CUB will be unable to collect all contractual principal and interest payments. These loans are accounted for under ASC Subtopic 310-30 “Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Evidence of credit quality deterioration as of the purchase date may include factors such as past due and non-accrual status. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the credit loss. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.

The following table summarizes transactions in the allowance for loan loss and certain pertinent ratios for the periods indicated:

(Dollars in thousands)	December 31,
	2011	2010	2009	2008	2007
Allowance for loan loss at beginning of year	$5,860	$4,753	$3,205	$2,020	$1,290

Provision for loan losses	1,442	2,542	3,461	1,185	730

Net (charge-offs) recoveries:
Loans charged-off:
Commercial and Industrial	(482)	—	(1,510)	—	—
Construction, Land Development and Other Land	(100)	(1,436)	—	—	—
Commercial and Other Real Estate	—	—	(405)	—	—
Consumer & Other	(11)	—		—	—
Total loans charged-off	(593)	(1,436)	(1,915)	—	—

Recoveries:
Commercial and Industrial	786	1	2	—	—
Total recoveries	786	1	2	—	—

Net (charge-offs) recoveries	193	(1,435)	(1,913)	—	—

Allowance for loan loss at end of year	$7,495	$5,860	$4,753	$3,205	$2,020

Net (charge-offs) recoveries to average loans	0.04%	(0.49)%	(0.80)%	—%	—%

Allowance for loan loss to total loans	1.53%	1.39%	1.80%	1.38%	1.25%

Allowance for loan loss to total loans accounted at historical costs, excludes purchased loans acquired in prior year acquisition	1.75%	1.75%	1.80%	1.38%	1.25%

Allowance for loan loss to total non-accrual loans	107.6%	61.2%	92.7%	—%	—%

Allowance for loan loss to non-accrual loans, excludes non-accrual purchased loans acquired in prior year acquisition	242.9%	93.5%	92.7%	—%	—%

As is set forth in the following table, the Allowance is allocated among the different loan categories because there are differing levels of risk associated with each loan category. However, the allowance for loan loss allocated to specific loan categories are not the total amounts available for future charge-offs that might occur within such categories because the total allowance for loan loss is a general applicable to the entire portfolio.

(Dollars in thousands)	December 31,
	2011		2010		2009		2008		2007
	Allowance for Loan Loss	% of Loans to Total Loans	Allowance for Loan Loss	% of Loans to Total Loans	Allowance for Loan Loss	% of Loans to Total Loans	Allowance for Loan Loss	% of Loans to Total Loans	Allowance for Loan Loss	% of Loans to Total Loans
Commercial and Industrial	$3,541	37.9%	$2,301	40.5%	$1,866	35.4%	$1,380	32.9%	$741	34.8%
Construction, Land Development and Other Land	752	7.0	329	6.2	509	6.0	273	7.1	425	15.6
Commercial and Other Real Estate	2,911	50.7	3,107	51.4	2,308	57.1	1,411	55.9	778	45.3
Other (including overdrafts)	291	4.4	123	1.9	70	1.5	141	4.1	76	4.3

Total	$7,495	100%	$5,860	100%	$4,753	100%	$3,205	100%	$2,020	100%

Deposits

Deposits are CUB’s long term primary source of core liquidity. Total deposits were $690.8 million at December 31, 2011, an increase of $32.8 million or 5.0% from December 31, 2010. The growth in deposits was the result of new banking relationships from existing relationship managers, new banking relationships from the hiring of new relationship managers during 2011 and increased deposits from existing customers. CUB’s core deposits have been defined as non-interest bearing demand deposits, interest-bearing transaction accounts and savings deposits and money market deposit accounts. However, a majority of CUB’s certificate of deposits are from its core deposit customer base.

CUB’s total growth in deposits was the result of the growth in its non-interest bearing deposits during 2011. Non-interest bearing deposits increased $103.7 million or 37.3% from December 31, 2010 to end the year at $381.5 million. Non-interest bearing deposits represented 55.2 percent of total deposits at December 31, 2011, up from 42.2 percent at December 31, 2010. Non-interest bearing demand deposits as a percentage of CUB’s average outstanding deposits were 49.8%, 37.9% and 31.5%, at December 31, 2011, 2010 and 2009, respectively. During 2011, there was a shift in the mix of deposits that CUB’s customers maintained with CUB. Balances in CUB’s other deposit products declined during 2011, as some of CUB’s customers chose to move balances into fully insured non-interest bearing products and away from the savings, NOW and money market deposit products that are only insured up to the FDIC limit of $250,000. Since interest rates have declined on the interest bearing deposit products during both 2010 and 2011, the incentive to have deposit balances fully insured compared to the amount of interest earned on uninsured portions of accounts has been a factor in the change in the deposit mix for CUB. In addition, CUB’s deposit mix change during 2011, with the growth in non-interest bearing deposits and a decline in money market accounts, was impacted by CUB’s customers’ use of their money market deposit account balances for investments or projects during the past several quarters and did not represent the loss of significant core banking relationships.

CUB’s interest bearing transaction accounts and savings deposits decreased by $3.7 million, or 5.0% to $70.3 million as of December 31, 2011 compared to the prior year-end. The overall rate paid by CUB on its interest bearing transaction accounts averaged 0.26% in 2011 compared to 0.43% in 2010.

CUB’s money market deposits decreased by $47.4 million, or 20.1% to $188.1 million as of December 31, 2011 compared to the prior year-end. The overall rate paid by CUB on its money market deposits averaged 0.36% in 2011 compared to 0.58% in 2010.

CUB’s certificates of deposit decreased by $19.8 million, or 28.0% to $50.8 million as of December 31, 2011 compared to the prior year-end. The overall rate paid by CUB on its certificates of deposit averaged 0.45% in 2011 compared to 0.88% in 2010. Over the past two years, CUB has been aggressively lowering the rate paid on its certificates of deposit products as it has been reducing its reliance on this higher cost of funding.

CUB’s business is not seasonal in nature and is not dependent upon funds from sources outside the United States. It is CUB’s general strategy to rely on deposits from its customers rather than utilizing brokered deposits. Certain types of customers may require FDIC insurance coverage greater that what can be offered by CUB (such as fiduciaries and trustees) and may require an earnings stream as well. In these cases, CUB offers CDARS® (Certificate of Deposit Account Registry Service) certificates of deposit on a reciprocal basis, which means that CUB receives deposits in amounts and at rates equivalent to those its customers place with CDARS® participating banks. These reciprocal deposits, while classified on reports to federal regulatory agencies as “brokered deposits” differ substantially from traditional brokered deposits because they are equivalent to deposits placed by CUB’s customers. These “reciprocal” transactions are facilitated by Promontory Interfinancial Network, LLC. CDARS® reciprocal deposits are not considered brokered deposits for calculation of FDIC insurance premiums. At December 31, 2011 and 2010, these CDARS® reciprocal deposits were the only brokered funds held by CUB. CUB has continued attempts to reduce its reliance on this product in 2011 and has redirected its customers away from the CDARS® certificates of deposit and into Bank issued certificates of deposit when appropriate. CDARS® certificates of deposit balances decreased from $30.7 million at December 31, 2009 to $20.6 million at December 31, 2010, a reduction of $10.1 million or 32.9%, and decreased to $18.2 million at December 31, 2011, a reduction of $2.5 million or 11.9%. CUB was able to effectively reduce the rate paid on these deposits during both 2011 and 2010 as the rate paid by other banks for certificate of deposits declined during these years. CUB does not engage in any advertising of its certificates of deposit products.

The following table summarizes the distribution of the average deposit balances and the average rates paid on deposits during the years ended December 31, 2011, 2010 and 2009:

Analysis of Average Deposits
(Dollars in thousands)
	Years Ended December 31,
	2011		2010		2009
	Amount	% Rate	Amount	% Rate	Amount	% Rate
Non-interest bearing demand deposits	$340,787	—%	$166,849	—%	$96,033	—%
Interest-bearing transaction and savings deposits	64,008	0.25	59,747	0.43	41,714	0.49
Money market deposits	220,318	0.36	161,080	0.58	104,183	0.64
Time deposits	58,610	0.45	52,079	0.88	62,635	1.33

Total deposits	$683,723	0.18%	$439,755	0.37%	$304,565	0.56%

The following table shows the maturity of CUB’s time deposits at December 31, 2011. FDIC insurance on customer accounts was permanently increased from $100,000 to $250,000 as a result of the enactment of the Dodd Frank Act. CUB believes that the table listed below reflecting the maturity balances of time deposits over $100,000 are not as relevant in the current financial environment as in past years as a result of the current FDIC insurance coverage.

Maturity of Time Deposits of $100,000 or More*
(Dollars in thousands)
Three months or less	$18,891
Over three through six months	17,440
Over six through twelve months	10,534
Over twelve months	306

Total	$47,171

*	includes CDARS® reciprocal time deposits of $100,000 or more. Total CDARS® reciprocal time deposits included in the table above are $18.2 million.

Securities Sold Under Agreements to Repurchase

CUB has developed an overnight sweep program in order to accommodate several of its business customers requiring either higher yields and/or deposit protection in excess of historical FDIC insurance limits and to provide these customers daily access to their funds. Under this overnight sweep program, excess funds over a specified amount in the customers demand deposit account are automatically swept into securities sold under agreements to repurchase, “repos”. For these business customers, CUB enters into certain transactions, the legal form of which are sales of securities under agreements to repurchase at a later date at a set price. Repos are classified as secured borrowings and generally mature the next business day or “overnight repos” but may extend the maturity up to 180 days or “term repos” from the issue date. CUB’s repos at December 31, 2011 and throughout both 2011 and 2010 have been concentrated in the overnight repo program. Under the overnight repo program, CUB’s business deposit customer’s have their excess deposit balances over an established limit automatically swept into this product on an overnight basis. The following business day the repos mature and the matured fund balances are re-deposited back into the customer’s demand deposit account. At December 31, 2011, CUB had $25.1 million in the overnight repo program (repos maturing on January 3, 2012) and it had $1.1 million in the term repo program that has a maturity date of February 6, 2012. The repo balances increased by $3.3 million, or 14.5%, to $26.2 million at December 31, 2011, from the $22.9 million at December 31, 2010. CUB pledges certain investment securities as collateral for these agreements. Securities with a fair market value of $26.7 million and $23.3 million were pledged to secure the repos at December 31, 2011 and 2010, respectively. CUB considers the funds maintained under the overnight repo program to be a stable and reliable source of funding for CUB.

Other Borrowed Funds

CUB has a credit facility, “Fed Funds Borrowing Line”, with The Independent Bankers Bank “TIB” that would allow us to borrow $15.0 million on an unsecured basis overnight or for a period not to exceed 30 days.

CUB has a credit facility, “Fed Funds Borrowing Line”, with Pacific Coast Bankers’ Bank (“PCBB”)” that would allow us to borrow $4.0 million on an unsecured basis overnight or for a period not to exceed 30 days.

CUB has a credit facility, “Fed Funds Borrowing Line”, with Zion’s Bank that allows us to borrow $10.0 million on an unsecured basis overnight for a period not to exceed 30 days.

CUB has a credit facility, “Fed Funds Borrowing Line”, with Wells Fargo Bank that would allow us to borrow up to $10.0 million. A total of $5.0 million of this credit facility is unsecured and the remaining $5.0 million requires security collateral.

CUB has not had to utilize the borrowing facilities described above during either 2011 or 2010, except for the occasional testing of the lines as required by CUB’s Contingency Funding Plan and had no outstanding borrowings on the lines at December 31, 2011 or 2010. CUB has established these correspondent bank relationships for emergency liquidity funding needs.

CUB is a member of the FHLB, which provides its members with a funding source of both fixed rate and adjustable rate borrowings, with maturities ranging from one day to 30 years. Under the FHLB’s credit facility, CUB is able to borrow an FHLB-approved percentage of CUB’s total assets. All FHLB advances must be secured by eligible collateral, subject to FHLB guidelines and limitations. Such collateral may consist of either non-residential real estate loans, single family and multi-family residential loans, U.S. agency and U.S. sponsored agency mortgage-backed securities and other AAA through AA U.S. Agency and U.S. Sponsored Agency issued investment grade securities or a combination thereof. The FHLB collateral guidelines are updated and published periodically with the current revision published on August 24, 2011. The maximum borrowing capacities for selected loan categories are as follows: For pledged non-residential real estate loans (commercial real estate first lien), the FHLB will generally lend up to no more than 60% of the loan balance. For single family residential loans, the FHLB will generally lend up to no more than 85% of the loan balance. For multifamily residential loans, the FHLB will generally lend up to no more than 65% of the loan balance. For U.S. Agency and U.S. Sponsored Agency issued, mortgage-backed securities and other AAA to AA investment grade U.S. Agency and U.S. Sponsored Agency securities, the FHLB will lend up to between 95.0% and 99.5% of the market value of the underlying security. The FHLB has the right to reduce these percentages to any individual bank, based on overall economic conditions, loan audits conducted by the FHLB and regulatory concerns surrounding individual banks. The actual percentages that are utilized by the FHLB on loan and securities collateral are continually updated, modified and revised by the FHLB.

CUB has established a secured credit facility with the Federal Home Loan Bank of San Francisco (“FHLB”). Upon the establishment of this credit facility, CUB has provided the FHLB with both loans and securities to collateralize its outstanding borrowings. In addition, CUB has provided excess collateral over the amount required for its outstanding borrowings, to provide immediately available credit (borrowings) to meet CUB’s contingency funding plan. This credit facility has been outstanding since 2009. CUB has an approved credit facility of 25% of CUB’s total assets. At December 31, 2011 CUB’s total credit facility was $197.9 million, compared to $147.5 million at December 31, 2010.

At December 31, 2011 CUB had no outstanding borrowings under the FHLB credit facility, resulting in financing availability under the credit facility for the full amount of $197.9 million. The credit facility was, however, limited to $120.1 million as of December 31, 2011 due to the amount of collateral provided to the FHLB by CUB. At December 31, 2011, CUB had no investment securities pledged as collateral with the FHLB but provided $308.8 million of loan collateral which would support $120.1 million in borrowings. In addition, CUB must purchase and hold a minimum amount of FHLB common stock to be a member of the FHLB, and must hold additional common stock to support its outstanding borrowings. At December 31, 2011 CUB had sufficient ownership in the common stock of the FHLB to borrow up to $64.4 million, any amount of borrowings in excess of this amount, would require the purchase of additional FHLB common stock.

At December 31, 2010, CUB’s FHLB credit facility was $147.4 million of which CUB had outstanding borrowings of $5.5 million, leaving $141.9 million of financing availability, but was limited to only $90.0 million of this amount, due to the amount of unused collateral provided to the FHLB by CUB.

CUB maintains a credit facility with the Federal Reserve Bank of San Francisco (“Federal Reserve”). This credit facility allows CUB to borrow on an overnight basis with the Federal Reserve based on the level of collateral that CUB has available as security for the borrowings. At December 31, 2011 and 2010, CUB had approximately $0.7 million and $2.0 million, respectively, of investment securities pledged with the Federal Reserve that would support a borrowing line of $0.7 million and $1.9 million at December 31, 2011 and 2010, respectively. This credit facility fluctuates daily based on the daily market price of the pledged securities maintained with the Federal Reserve. CUB did not borrow against this credit facility during 2011 or 2010 except for occasional testing of this credit facility as recommended by Federal and State Banking Regulators. There were no outstanding borrowings against this credit facility at December 31, 2011 or 2010. This credit facility was established as an emergency credit facility and represents an integral component of CUB’s Contingency Funding Plan.

Details regarding CUB’s short-term borrowings are reflected in the table below (dollars in thousands):

	2011			2010			2009
	Balances at Year-end	Average Balance	Weighted Average Rate	Balances at Year-end	Average Balance	Weighted Average Rate	Balances at Year-end	Average Balance	Weighted Average Rate
Securities sold under agreements to repurchase	$26,187	$27,083	0.33%	$22,862	$40,397	0.56%	$45,137	$28,924	0.78%
Short-term Federal Home Loan Bank advances	$—	$—	—%	$—	$—	—%	$—	$17,408	0.47%

The maximum amount of short-term borrowings outstanding at any month-end was $37.5 million, $49.3 million and $64.7 million in 2011, 2010 and 2009, respectively.

Income Taxes

At December 31, 2011, incorporated in CUB’s deferred tax assets are both deferred tax assets and liabilities that were originated from the fair value adjustments associated with the acquisition of COSB as well as deferred tax assets and liabilities that were acquired from the merger. At December 31, 2010, the total state tax loss carry-forward from the COSB acquisition was estimated at approximately $263,000. As part of CUB’s evaluation of the deferred tax assets acquired from the COSB acquisition, CUB established a valuation allowance of $263,000 associated with the $263,000 State net operating loss carry-forward acquired from the COSB acquisition at December 31, 2010. This valuation allowance was increased to $300,000 at December 31, 2011 due to an increase in the pre-acquisition net operating loss.

No material uncertain tax positions were identified as of December 31, 2011 or 2010. At December 31, 2011 CUB believes it is more likely than not that it will realize the deferred tax assets as recorded on CUB’s books in future periods based upon CUB’s expectations of positive earnings in future years.

Capital Resources

Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on the balance sheet as well as off-balance sheet, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common shareholders’ equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan loss and reserve for unfunded loan commitments, subject to certain limitations. The guidelines also set minimum requirements for the leverage ratio, which is Tier 1 capital divided by average quarterly assets.

The minimum ratios to be considered “well-capitalized,” which is the highest regulatory category, are 5.00% Tier 1 leverage, 6.00% Tier 1 risk-based capital and 10.00% total risk-based capital. The minimum ratios to be considered “adequately capitalized” under regulatory standards are 4.00% Tier 1 leverage, 4.00% Tier 1 risk-based capital and 8.00% total risk-based capital.

CUB’s total equity capital has increased from $53.3 million at December 31, 2007 to $80.8 million at December 31, 2011, an increase of $27.6 million or 51.8% during this five year period. Of this increase, $8.4 million was from the acquisition of COSB at the end of 2010, $9.7 million was from the issuance of common stock in a secondary offering to accredited investors in 2011, $2.2 million was from the exercise of stock options by founders and directors of CUB and $ 7.2 million was from earnings and the changes in other comprehensive income during this five year period. During the same period, total assets increased from $260.0 million at December 31, 2007 to $800.2 million at December 31, 2011 an increase of $540.2 million or 207.7%. As total assets grew faster than CUB’s earnings, CUB’s Tier 1 leverage ratio has been declining from 21.4% at the end of 2007 to 9.0% at the end of 2011, a decline of 12.4%. This results from the calculation of the leverage ratio which divides qualifying capital by average total assets. This calculation also deducts $7.1 million from regulatory capital due to the recording of goodwill and intangible assets from the COSB acquisition.

CUB’s capital during the five year period has continually exceeded the minimum regulatory requirements to be considered “well capitalized.” For further information about CUB’s capital ratios, see Item 1 - Business - Supervision and Regulation.

Liquidity and Liability Management

Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations promptly and fully in accordance with their terms. The acquisition of deposits has been CUB’s primary and long term source of funding. Additional funding is provided from the payments on loans, payments of principal on mortgage backed securities, maturities and calls of principal on investment securities and balances maintained in short term securities and borrowings, including overnight Fed Funds purchased and FHLB advances. Methods that other banks utilize for acquiring additional deposits is through the acceptance of “brokered deposits” (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. Another method in acquiring additional deposits is through the CDAR®’s reciprocal deposit program. For certain types of customers who require higher FDIC insurance coverage than can be offered by any one bank (such as fiduciaries and trustees), CUB offers CDARS® (Certificate of Deposit Account Registry Service) certificates of deposit on a reciprocal basis, which means that CUB receives deposits in amounts and at rates equivalent to those its customers place with CDARS® participating banks. These reciprocal deposits, while classified on reports to federal regulatory agencies as “brokered deposits” differ substantially from traditional brokered deposits because they are equivalent to deposits placed by CUB’s customers. These “reciprocal” transactions are facilitated by Promontory Interfinancial Network, LLC. CDARS® reciprocal deposits are not considered brokered deposits for calculation of FDIC insurance premiums. At December 31, 2011 and 2010 these CDARS® reciprocal deposits were the only brokered funds held by CUB. CUB had CDAR®’s reciprocal deposits of $18.2 million and $20.6 million as of December 31, 2011 and 2010, respectively. CUB had $0.0 million and $0.7 million of CDARS® one-way “brokered deposits” at December 31, 2011 and 2010, respectively. These one-way “brokered deposits” were acquired in the COSB purchase.

At December 31, 2012 the FDIC unlimited insurance on non-interest bearing demand deposit accounts is scheduled to expire. FDIC insurance will be limited to $250,000 per depositor as set forth in FDIC regulations. CUB currently has a number of business customers with non-interest bearing demand deposits well in excess of $250,000. It possible that the loss of the unlimited FDIC insurance on non-interest demand deposits could have a significant impact on CUB’s liquidity, if customers spread their balances among multiple banks for FDIC insurance coverage.

Market interest rates are generally projected to increase at some point during the next several years. Like all banks, it is likely that CUB will increase the rates paid on deposits in accordance with market interest rates. The higher rates could cause a shift in customer deposit patterns, increasing sensitivity to receipt of interest because of the increasing difference in return on interest bearing deposits versus non-interest bearing demand deposits. With the repeal of Federal Reserve Board Regulation Q, interest-bearing demand deposits are available to business customers as well as individuals. The increase in interest rates could result in both a shift in dollars from non-interest bearing accounts to interest bearing accounts within CUB, and to a possible outflow of funds from CUB, as customers are incented by higher rates to be more rate-driven than service-driven. In order to anticipate any possible impact on CUB from either the termination of unlimited FDIC insurance on non-interest demand accounts or rises in interest rates, CUB will closely monitor its liquidity.

To meet liquidity needs, CUB maintain a portion of its funds in cash deposits in other banks including the Federal Reserve, federal funds sold and investment securities. As of December 31, 2011 and 2010, liquid assets (cash and due from banks, federal funds sold, interest earning deposits in other financial institutions and investment securities that are not currently pledged as collateral for: outstanding balances for securities sold under agreements to repurchase, FHLB borrowings, standby letters of credit, a term deposit CUB has with the State of California and California Local Agency deposits) as a percentage of deposits was approximately 34.7% and 43.2%, respectively. CUB’s primary source of on-balance sheet liquidity consists of cash and cash equivalents of $134.2 million and $210.6 million as of December 31, 2011 and 2010, respectively.

As an additional source of liquidity, CUB maintains credit facilities “Fed Funds Borrowing Lines” of $39 million with its primary correspondent banks for the purchase of overnight federal funds. The lines are subject to availability of funds and have restrictions as to the number of days and length used during a month. $5.0 million of these credit facilities requires the pledging of investment security collateral. In addition, CUB has established a credit line with the Federal Home Loan Bank of San Francisco which would allow CUB to borrow up to 25% of its total assets. CUB has a remaining unused credit facility of approximately $197.9 million with the FHLB at December 31, 2011. However, CUB’s pledged collateral with the FHLB at December 31, 2011 would only provide CUB with available credit of $120.1 million. CUB has a secured credit facility with the Federal Reserve Bank of San Francisco and has pledged investment securities to support this line. The credit facility with the Federal Reserve at December 31, 2011 was $0.7 million.

In the normal course of business, CUB is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. CUB’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. CUB evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by CUB upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties and properties under construction at December 31, 2011. Financial instruments with off-balance sheet risk for CUB include both undisbursed loan commitments, as well as undisbursed letters of credit. CUB’s total exposure to extend credit was $220.9 million and $210.6 million at December 31, 2011 and 2010, respectively. Included in the aforementioned commitments were standby letters of credit outstanding of $15.9 million and $20.6 million at December 31, 2011 and 2010, respectively.

Aggregate Contractual Obligations

The following table summarizes the aggregate contractual obligations as of December 31, 2011 (dollars in thousands):

	Maturity by Period
	Total	Less than One Year	One Year to Three Years	Four Years to Five Years	After Five Years
Deposits	$690,756	$690,425	$331	$—	$—
Securities sold under agreements to repurchase	26,187	26,187	—	—	—
Operating leases	11,075	1,792	3,185	2,659	3,439
Total	$728,018	$718,404	$3,516	$2,659	$3,439

Deposits represent both non-interest bearing and interest bearing deposits. Non-interest bearing deposits include demand deposit accounts which represent 55.2% of the total deposit balances at December 31, 2011. Interest bearing deposits include interest bearing transaction accounts, savings accounts, money market deposits and certificates of deposit.

Securities sold under agreements to repurchase “Repos” represent sales of securities under agreements to repurchase at a later date at a set price. While Repos have fixed maturity dates, the majority of CUB’s repos mature on an overnight “next business day” basis.

Operating leases represent the total minimum lease payments under non-cancelable operating leases.

At December 31, 2011, CUB had a total of $220.9 million of off-balance sheet commitments, which consisted of the following, unfunded loan commitments to extend credit of $205.0 million, financial standby letters of credit of $13.3 million, performance standby letters of credit of $2.5 million and commercial and similar letters of credit of $0.1 million.

INFORMATION ABOUT PREMIER COMMERCIAL BANCORP AND PREMIER COMMERCIAL BANK

Premier Commercial Bancorp

PC Bancorp was formed in 2004 to serve as a bank holding company for PCB. PC Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. PC Bancorp’s activities consist of owning the outstanding shares of PCB in Anaheim, California, Premier Commercial Bancorp Statutory Trust I, Premier Commercial Bancorp Statutory Trust II and Premier Commercial Bancorp Statutory Trust III. The statutory trusts were established as subsidiaries of PC Bancorp in connection with the issuance of floating rate capital trust preferred securities.

Premier Commercial Bank

PCB is a national banking association organized under the laws of the United States. PCB commenced business on November 28, 2001 and conducts a general commercial banking business. PCB received its charter from and is regulated by the Office of the Comptroller of the Currency (the “OCC”). PCB’s deposit accounts are insured up to the applicable legal limits by the FDIC. PCB’s main and principal executive offices are located at 2400 E. Katella Avenue, Anaheim, California 92806. PCB also maintains a branch office in Irvine, California.

PCB currently has two full-service banking offices in California providing services to customers in the Orange, Los Angeles, and San Diego Counties. Its principal office is located in Anaheim, California and PCB also operates a branch office in Irvine, California.

PCB offers a broad range of banking services, including personal and business checking accounts and various types of interest-bearing deposit accounts, including interest-bearing checking, money market, savings, IRA, SEP, and time certificates of deposits. In addition, PCB has developed a nationwide SBA lending program as a “preferred lender”. Through this program, it originates and funds both “7(a)” and “504” loans, primarily secured by commercial real estate property and guaranteed up to 85% by the Small Business Administration. Loan products include consumer installment (primarily automobile loans), home equity lines of credit, single-family residential construction loans, on both an owner-occupied and a non-owner basis, single family residential tract loans (over 4 units), commercial construction and permanent loans for office, retail and industrial buildings for owner-occupancy, investment and re-sale, commercial lines of credit, term loans and letters of credit for local businesses in the hospitality sector.

PCB funds its lending activities primarily from the core deposit base and PCB’s Treasury Desk. PCB obtains deposits from the local market with no material portion (in excess of 10% of total deposits) dependent upon any one person, entity or industry.

PCB also offers safe deposit boxes, debit cards services, merchant credit card services, notary services, traveler’s checks, note collection, wire transfer services, cashier’s checks, telephone banking, Internet banking, direct deposit, Positive Pay, Premier Express Deposit RTD, and automatic transfers between accounts. PCB is a member of the regional ATM network and offers nationwide ATM access.

PC Bancorp, as the parent of PCB, has no operations and conducts no business of its own other than owning PCB, Premier Commercial Bancorp Statutory Trust I, Premier Commercial Bancorp Statutory Trust II and Premier Commercial Bancorp Statutory Trust III. Accordingly, the discussion of the business which follows concerns the business conducted by PCB, unless otherwise indicated. No material portion of the business is seasonal.

PCB and PC Bancorp’s Business Strategy

PCB and PC Bancorp’s business strategy is to:

•

cater to small and medium sized businesses, executives and professionals, and the hospitality industry by offering quality, personalized financial services which have become less available due to consolidation in the banking industry.

•	build the deposit base and loan portfolio through relationship banking that is attentive to the needs of customers.

•

continually investigate products and services to attain a competitive advantage over others in the banking industry. In this way, management positions PCB to offer those products and services requested by its customers ahead of its competition.

Internal Growth

The internal growth strategy is primarily focused on “total relationship banking,” which means developing a personalized package of financial services and providing superior service to customers with high transactional needs. By focusing on customer relationships, PCB believes that it fills a niche neglected by the larger banks.

PCB’s target market consists of small businesses, executives and professionals in primarily the Orange County community. It has hired, and will continue to hire, highly motivated and well-compensated business development officers to generate significant deposit relationships. PCB’s objective is to retain the most effective business development team of any community bank in Southern California and to support them with quality financial products and exceptional customer service. In addition, it has focused on selling financial products that bear a logical relationship to each other, such as money market and time deposits. PCB believes that its internal growth strategy sets it apart from other community banks in the region.

Employees

As of March 31, 2012, PCB and PC Bancorp employed 60 full-time equivalent employees. Part-time employees are converted to full-time equivalent employees based on the percentage of their weekly hours worked compared to 40 hours.

Competition

The banking business generally, and PCB’s market area specifically, is highly competitive. A number of major banks have offices in the market area and currently dominate loan and deposit origination. PCB competes for deposits and loans principally with these major banks, as well as with savings and loan associations, finance companies, credit unions and numerous other financial institutions located in its market area.

Among the advantages, which the major banks have over PCB, is their ability to finance extensive advertising campaigns and to offer the convenience of many retail outlets. Many of the major banks operating in its service area offer services, such as trust and international banking services, which PCB does not offer directly. In addition, these larger banks usually have substantially higher lending limits.

Properties

PCB currently operates out of its full-service headquarters in Anaheim and a branch office in Irvine, California. Please see MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PREMIER COMMERCIAL BANCORP for additional detail on lease terms and commitments.

Legal Proceedings

PC Bancorp and PCB are, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business.

PC Bancorp recently settled a dispute related to the lease of a facility PC Bancorp once occupied in Arizona by a former subsidiary bank. Additional information concerning the amount of this settlement can be found in. Please see “MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PREMIER COMMERCIAL BANCORP,” herein for additional details on the settlement.

As of the date of this joint proxy statement-prospectus, there are no material proceedings adverse to PC Bancorp and/or PCB to which any director, officer, affiliate of either PC Bancorp and/or PCB or a 5% shareholder of PC Bancorp or any associate of such director, officer, affiliate or 5% shareholder is a party and none of the above persons has a material interest adverse to either PC Bancorp and/or the PCB.

Shares Owned by Directors, Executive Officers and Certain Beneficial Owners

On May 31, 2012, PC Bancorp directors owned 1,360,280 shares entitled to vote at the annual meeting, constituting approximately 36% of the total shares outstanding and entitled to vote at the meeting. All PC Bancorp directors have agreed to vote their shares “FOR” the merger proposal.

The following tables set forth information as of May 31, 2012, regarding the shares of PC Bancorp common stock beneficially owned by:

•	each person (other than executive officers or directors whose stock ownership is listed below), known by PC Bancorp to beneficially own more than 5% of PC Bancorp’s common stock;

•	each director of PC Bancorp (including two executive officers);

•	each executive officer of PC Bancorp; and

•	all directors and executive officers of PC Bancorp as a group.

Except as noted below, each holder has sole voting and investment power with respect to shares of PC Bancorp common stock listed as owned by such person or entity.

Management is not aware of any change in control of PC Bancorp that has occurred since January 1, 2012 or of any arrangement that may, at a subsequent date, result in a change in control of PC Bancorp. Other than as set forth below, management of PC Bancorp does not know of any person who owns, beneficially or of record, more than 5% of PC Bancorp’s outstanding common stock.

Beneficial Owner	Class of Stock	Amount Beneficially Owned(1)		Percentage of Class Owned
Kenneth J. Cosgrove	Common	341,101	(2)	9.2%
Edward E. Hatz	Common	118,065	(3)	3.2%
Robert C. Matranga	Common	244,128	(4)	6.5%
Ashok R. Patel	Common	71,301	(5)	2.0%
Steven Perryman	Common	118,284	(6)	3.2%
Melvin W. Smith	Common	272,188	(7)	7.3%
Ronald P. Thon	Common	160,003	(8)	4.3%
Anthony M. Vitti	Common	29,979	(9)	*
Stephen W. Pihl	Common	20,328	(10)	*
Viktor R. Uehlinger	Common	27,805	(11)	*
All Directors and Executive Officers as a group (10 persons)	Common	1,403,182	(12)	37.3%

*	Represents less than one percent
(1)

Includes shares subject to options that are exercisable within 60 days of May 31, 2012. These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and executive officers as a group, but not for the purpose of computing the percentage of class of any other person.

(2)

Mr. Cosgrove has shared voting and investment powers as to 89,706 of these shares. Includes 17,387 shares acquirable by the exercise of stock options and 4,578 shares of restricted stock issued under PC Bancorp’s equity plans, which vest in August 2012.

(3)	Includes 1,272 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.
(4)	Includes 1,272 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.

(5)

Includes 17,387 shares acquirable by the exercise of stock options and 4,578 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012. Mr. Patel has shared voting and investment powers as to 39,341 of these shares.

(6)	Includes 1,272 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.
(7)	Mr. Smith has shared voting and investment powers as to all but 1,272 of these shares. Includes 1,272 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.
(8)

Mr. Thon has shared voting and investment powers as to 33,225 of these shares. Includes 9,935 shares acquirable by the exercise of stock options and 1,272 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.

(9)	Includes 9,935 shares acquirable by the exercise of stock options and 1,272 shares or restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.
(10)	Includes 8,693 shares acquirable by the exercise of stock options and 1,780 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.
(11)	Includes 1,780 shares of restricted stock issued under PC Bancorp’s which vest in August 2012.
(12)	Includes 63,340 shares acquirable by the exercise of stock options and 20,348 shares of restricted stock issued under PC Bancorp’s equity plans which vest in August 2012.

MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – PREMIER COMMERCIAL BANCORP

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three Months Ended March 31, 2012

The following is management’s discussion and analysis of the major factors that influenced the results of income and financial condition of PC Bancorp and PCB for the quarter ended March 31, 2012. This analysis should be read in conjunction with the audited financial statements and accompanying notes as of and for the years ended December 31, 2011 and 2010 and with the unaudited financial statements and notes as of and for the period ended March 31, 2012 included with this joint proxy statement/prospectus.

Overview

Forward-Looking Information

Certain matters discussed under this caption may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. There can be no assurance that the results described or implied in such forward-looking statements will, in fact, be achieved and actual results, performance, and achievements could differ materially because the business of PC Bancorp involves inherent risks and uncertainties. These risks include, but are not limited to, general economic conditions nationally and in California, unanticipated credit losses in PCB’s loan portfolio, rapid changes in interest rates and other risks discussed in this joint proxy statement/prospectus.

Recent Developments

Merger

In December 2011, PC Bancorp announced execution of an agreement to merge with and into California United Bank (“CUB”) of Encino, California. CUB will form a bank holding company in connection with the transaction. Shareholders of PCB will receive approximately $38.2 million, with the consideration being paid in the form of common stock of a bank holding company to be established, subject to regulatory approval. The transaction is subject to regulatory and shareholder approval, and is expected to close in the early part of the third quarter in 2012.

Regulatory Legislation

In July 2010, the Dodd-Frank Financial Reform Bill (“the Wall Street Reform and Consumer Protection Act”) was passed by Congress and signed into law by President Obama. This legislation aims to restore responsibility and accountability to the U.S. financial system. It is unclear how this legislation may impact the financial environment, as regulations implementing the Bill’s provisions have been issued periodically and some have not yet been issued or are not yet effective. To date, this legislation has had no significant impact on PCB.

Capital

As of March 31, 2012, PC Bancorp’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 11.47%, 15.24% and 16.50%, respectively. These ratios placed PC Bancorp in the “well-capitalized” category as defined by federal regulations, which require corresponding capital ratios of 5%, 6% and 10%, respectively, to qualify for that designation.

Net income available to common shareholders of PC Bancorp for the quarter ended March 31, 2012 was $403,000 or $0.11 per basic and diluted common share, as compared to $368,000, or $0.10 per diluted common share for the first quarter of 2011. PC Bancorp’s 2012 Q1 earnings performance was impacted by:

•

Net Interest Income was $2.82 million, a $445,000 or 18.7% increase over 2011. This was caused primarily by an increase in the yield realized on earning assets which increased from 3.96% in 2011 to 4.72% in 2012. In addition the cost of interest bearing liabilities was 1.37% in the first quarter of 2012 a 32 basis point decrease from the first quarter of 2011.

•	Provision for loan losses was relatively flat in the first quarter of 2012 at $512,000 as compared to $500,000 in Q1 2011.

•

Non-interest income declined $883,000 or 56.8% in the first quarter of 2012 as compared to 2011. This decline can be attributed to a decline of $1.16 million in gains on the sale of SBA loans during the quarter. The 2011 first quarter gains were substantially higher than the first quarter of 2012 because of the adoption of a new accounting standard and the expiration of a government SBA stimulus. See section Operations Performance Summary

•

Total non-interest expense decreased $495,000 or 14.9% to $2.84 million in the first quarter of 2012 as compared to the first quarter of 2011. This decline was largely due to $277,000 reduction in salaries and employee benefits which were lower as commissions paid on SBA production was substantially lower in the first quarter of 2012 as compared to the first quarter of 2011.

The impact to PC Bancorp from these items, and others of both a positive and negative nature, will be discussed in more detail as they pertain to PC Bancorp’s overall comparative performance for the quarter ended March 31, 2012 throughout the analysis sections of this management’s discussion and analysis.

Critical Accounting Policies

PC Bancorp must manage and control certain inherent risks in the normal course of business. These include credit risk, interest rate risk, fraud risk, operations and settlement risk. PC Bancorp has established an allowance for loan losses which represents an estimate of the probable amount of loans that PCB will be unable to collect as of the date of the financial statements. Refer to the Analysis of Allowance for Loan Losses section below and in Note A of the Consolidated Financial Statements. As disclosed in Note A, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

Changes in Interest Income and Interest Expense

PC Bancorp primarily earns income from the management of its financial assets and from charging fees for services it provides. PC Bancorp’s income from managing assets consists of the difference between the interest income received from its loan portfolio and investments and the interest expense paid on its funding sources, primarily interest paid on deposits. This difference or spread is net interest income. The amount by which interest income will exceed interest expense depends on the volume or balance of interest-earning assets compared to the volume or balance of interest-bearing deposits and liabilities and the interest rate earned on those interest-earning assets compared to the interest rate paid on those interest-bearing liabilities.

Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as net interest margin on interest-earning assets. PC Bancorp’s net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. PC Bancorp’s net yield on interest-earning assets is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on PC Bancorp’s loans are affected principally by the demand for such loans, the supply of money available for lending purposes, competitive factors and general economic conditions such as federal economic policies, legislative tax policies and governmental budgetary matters. To maintain its net interest margin, PC Bancorp must manage the relationship between interest earned and paid.

Results of Operations

The following table presents condensed statements of income and related performance data for the periods indicated and the dollar and percentage changes between the periods (dollars in thousands, except per share data):

	Three Months Ended March 31,
	Amounts		Increase (Decrease)
	2012	2011	$	%
Interest income	$4,418	$4,217	$201	4.8%
Interest expense	1,086	1,342	(256)	-19.1%

Net interest income	3,332	2,875	457	15.9%
Provision for loan losses	512	500	12	2.4%
Net interest income after provision for loan losses	2,820	2,375	445	18.7%
Non-interest income	672	1,555	(883)	-56.8%
Non-interest expense	2,840	3,335	(495)	-14.9%

Net income before provision income taxes	652	595	57	9.6%
Provision for income tax expense	249	227	22	9.7%

Net income	$403	$368	$35	9.6%

Earnings Per Share
Basic earnings per common share	$0.11	$0.10	$0.01	5.2%
Diluted earnings per common share	$0.11	$0.10	$0.01	9.7%
Return on average equity (1)	3.97%	3.69%	0.28%	7.65%
Return on average assets	0.35%	0.33%	0.02%	5.77%
Net interest rate spread	3.35%	2.27%	1.08%	47.67%
Net interest margin (2)	3.56%	3.15%	0.41%	12.94%
Efficiency ratio	70.92%	75.28%	-4.36%	-5.79%

(1)	Calculation excludes average accumulated other comprehensive income (loss) from average shareholders’ equity. The net income for the period has been annualized.
(2)	Efficiency ratio is defined as non-interest expense divided by the sum of net interest income, deposit account service charge income, and other non-interest income.

Operations Performance Summary - Three Months Ended March 31, 2012 and 2011

Net income was $403,000 (or $0.11 per common share on a basic and diluted basis) for the three months ended March 31, 2012, compared to net income of $368,000 (or $0.10 per common share on a basic and diluted basis) for the corresponding period in 2011. This represents a $35,000 or 9.6% increase between the two periods. The following describes the changes in the major components of PC Bancorp’s net income for the three months ended March 31, 2012 compared to the same period in 2011:

Net interest income increased by $457,000 in the first quarter of 2012 to $3.33 million, a 15.9% increase compared to the first quarter of 2011. This was due to an increase of $201,000 in interest income and a $256,000 reduction in interest expense. Interest income increased between the two periods primarily due to an increase in interest income on loans of $112,000 as well as an increase in income on securities of $85,000. Interest expense decreased primarily due to a $156,000 decrease in interest paid on savings, now and money market deposits, an $11,000 decrease in interest paid on time deposits and an $88,000 decrease in interest expense on borrowings.

The increase in interest income of $457,000 was driven by higher rates on earning assets and lower rates paid on liabilities. Yield on earning assets increased 76 basis points to 4.72% in the first quarter of 2012 as compared to the first quarter of 2011 while PC Bancorp’s cost of funds fell 28 basis points from 1.65% in the first quarter of 2011 to 1.37% in the first quarter of 2012. Yield on assets rose during the same period while rates paid on deposits fell largely due to management pricing their products more aggressively in the market place.

PC Bancorp recorded a $512,000 provision for loan losses in the first quarter of 2012 as compared to $500,000 in the first quarter of 2011. Loans charge-offs were $243,000 in the first quarter of 2012, a $225,000 or 48% decrease as compared to the first quarter of 2011 in which charge-offs were $467,000. The allowance for loan losses was 2.61% at March 31, 2012 as compared to 2.59% at March 31, 2011.

Other non-interest income declined by $883,000 or 56.8%, to $672,000, for the quarter ended March 31, 2012 as compared to the same quarter in 2011. This decrease was the result of a net reduction in gain on sale SBA loans of $1.16 million in the first quarter of 2012 as compared to the first quarter of 2011. This reduction in SBA gains realized in the first quarter of 2012 is due to abnormally large gains recorded in the first quarter of 2011. The gains in the first quarter of 2011 were unusually high for two reasons, 1) the company adopted Financial Accounting Standard 166 in 2010 which had the effect of deferring a substantial portion of 2010 SBA gains into 2011 and 2) these deferred 2010 gains were substantially higher than normal as a result of temporary government stimulus programs that encouraged SBA lending in response to the 2008 economic crisis.

Non-interest expense decreased by $496,000 or 14.9%, to $2.84 million, during the three months ended March 31, 2012, compared to the same quarter of 2011. See the “Non-Interest Expense Table” following this section for a detail listing of current year expenses, their dollar change and percent change compared to the comparable period of the prior year. The decrease between the first quarter of 2012 and 2011 is mainly associated with decreases in the following: salaries, bonus accrual and employee benefits were down $276,000 or 14.7%, FDIC assessments were down $74,000 or 42.3%, OREO expenses down $73,000 or 96.7% and other expenses were down $71,000 or 15.4%.

Income tax expense for the three months ended March 31, 2012 was $249,000, which represents an effective tax rate of 38.19%, compared to income tax expense of $227,000 or an effective tax rate of 38.15% for the same period in 2011.

Average Balances, Interest Income and Expense, Yields and Rates - Three Months Ended March 31, 2012 and 2011

The following table presents PC Bancorp’s average balance sheets, together with the total dollar amounts of interest income and interest expense and the weighted average interest yield/rate for the periods presented. All average balances are daily average balances (dollars in thousands).

	Three Months Ended March 31,
	2012			2011
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (5)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (5)
Interest-Earning Assets:
Loans (1)	$310,369	$4,045	5.21%	$309,446	$3,932	5.08%
Federal Funds Sold	440	0	0.27%	60,905	35	0.23%
Interest Bearing Deposits	15,195	75	1.97%	13,870	36	1.05%
Investment Securities (2)	48,513	298	2.46%	41,242	214	2.07%

Total interest-earning assets	374,517	4,418	4.72%	425,463	4,217	3.96%
Non-interest-earning assets	86,060			19,092

Total Assets	$460,577			$444,555
Interest-Earning Liabilities:
Interest bearing transaction accounts	4,787	1	0.11%	3,172	1	0.11%
Money market and savings deposits	208,920	643	1.23%	215,313	800	1.49%
Certificates of Deposit	92,144	326	1.41%	80,235	337	1.68%

Total interest bearing deposits	305,851	970	1.27%	298,720	1,138	1.52%
Other borrowings	12,372	116	3.76%	18,207	205	4.50%
Total interest bearing liabilities	318,223	1,086	1.37%	316,927	1,342	1.69%
Non-interest bearing transaction accounts	91,985			79,862

Total funding sources	410,208			396,789
Non-interest bearing liabilities	9,743			7,857
Shareholders’ equity	40,626			39,909

Total liabilities and shareholders’ equity	$460,577			$444,555

Excess of interest-earning assets over funding sources	$(35,691)			$28,674
Net Interest Income		$3,332			$2,875
Net interest rate spread (3)			3.35%			2.27%
Net interest margin (4)			3.56%			2.70%

(1)

Average balances of loans are calculated net of deferred loan fees, but would include non-accrual loans which have a zero yield. PC Bancorp had $6.98 million of non-accrual loans as of March 31, 2012 and $6.70 million of non-accrual loans as of March 31, 2011.

(2)	Average balances of investment securities are presented on an amortized cost basis and thus do not include the unrealized market gain or loss on the securities.
(3)	Net interest rate spread represents the yield earned on average total interest-earning assets less the rate paid on average total interest-bearing liabilities.
(4)	Net interest margin is computed by dividing annualized net interest income by average total interest-earning assets.
(5)	Annualized

Net Changes in Average Balances, Composition, Yields and Rates - Three Months Ended March 31, 2012 and 2011

The following table sets forth the composition of average interest-earning assets and average interest-bearing liabilities by category and by the percentage of each category to the total for the periods indicated, including the change in average balance, composition, and yield/rate between these respective periods (dollars in thousands):

	Three Months Ended March 31,
	2012			2011			Increase (Decrease)
	Average Balance	% of Total	Average Yield/Rate	Average Balance	% of Total	Average Yield/Rate	Average Balance	% of Total	Average Yield/Rate
Interest-Earning Assets:
Loans (1)	$310,369	82.87%	5.21%	$309,446	72.73%	5.08%	$923	-1.78%	0.13%
Federal Funds Sold	440	0.12%	0.27%	60,905	14.31%	0.23%	(60,465)	116.57%	0.04%
Interest Bearing Deposits	15,195	4.06%	1.97%	13,870	3.26%	1.05%	1,325	-2.55%	.92%
Investment Securities (2)	48,513	12.95%	2.46%	41,242	9.69%	2.07%	7,271	-14.02%	0.39%

Total interest-earning assets	$374,517	100.00%	4.72%	$425,463	100.00%	3.96%	$(51,869)	100.00%	0.75%

Interest-Earning Liabilities:
Non-interest bearing transaction accounts	$91,985	28.91%	0.00%	$79,862	26.22%	0.00%	$12,123	88.70%	0.00%
Interest bearing transaction accounts	4,787	1.50%	0.11%	3,172	1.04%	0.11%	1,615	11.82%	-0.01%

Money market and savings deposits	208,920	65.65%	1.23%	215,313	70.70%	1.49%	(6,393)	-46.77%	-0.25%
Certificates of Deposit	92,144	28.96%	1.41%	80,235	26.34%	1.68%	11,909	87.13%	-0.27%

Total deposits	305,851	96.11%	1.27%	298,720	98.08%	1.52%	7,131	52.17%	-0.25%

Other borrowings	12,372	3.89%	3.76%	5,835	1.92%	4.50%	6,537	47.83%	-0.73%

Total funding sources	$318,223	100.00%	1.37%	$304,555	100.00%	1.69%	$13,668	100.00%	-0.33%

(1)

Average balances of loans are calculated net of deferred loan fees, but would include non-accrual loans which have a zero yield. The Company had $6.98 million of non-accrual loans as of March 31, 2012 and $6.70 million of non-accrual loans as of March 31, 2011.

(2)	Average balances of investment securities are presented on an amortized cost basis and thus do not include the unrealized market gain or loss on the securities.

Volume and Rate Variance Analysis of Net Interest Income - Three Months Ended March 31, 2012 and 2011

The following table presents the dollar amount of changes in interest income and interest expense due to changes in average balances of interest-earning assets and interest-bearing liabilities and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (i.e. changes in average balance multiplied by prior period rate) and (ii) changes in rate (i.e. changes in rate multiplied by prior period average balance). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately based on the absolute dollar amounts of the changes due to volume and rate (dollars in thousands):

	Three Months Ended March 31, 2012 vs. 2011
	Total Change	Change due to
		Rate	Volume
Interest earning deposits in other financial institutions (including time certificates of deposits)	$38	$35	$3
Federal funds sold	(35)	0	(35)
Investment Securities	85	47	38
Loans, net	112	101	12

Total interest-earning assets	$201	$183	$18

Interest-bearing demand	$0	$0	$0
Money Market & Savings	(157)	(133)	(24)
Time certificates of deposit	(11)	(61)	50
Other borrowings	(88)	(23)	(66)
Total interest-bearing liabilities	(256)	(296)	40

Net Interest Income	$457	$479	$(22)

Non-interest Expense

The following table sets forth certain information with respect to PC Bancorp’s non-interest expense for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Salaries and Benefits	$1,603	$1,880	$(276)	-14.7%
Occupancy and Equipment Expense	262	283	(21)	-7.4%
FDIC assessments	101	175	(74)	-42.3%
Professional Services	255	211	45	21.2%
Advertising and Marketing	3	8	(5)	-61.8%
Depreciation	62	84	(21)	-25.6%
OREO expenses	3	76	(73)	-95.7%
Data processing	159	157	2	1.3%
Other	391	462	(71)	-15.4%

Total non-interest expense	$2,840	$3,335	$(495)	-14.8%

Non-interest expense for the three months ended March 31, 2012 decreased by $495,000 to $2.84 million compared to the same period in 2011. This was primarily due to decreases of $276,000 in salaries, bonus accrual and employee benefits, $74,000 in FDIC assessments, $73,000 in OREO expenses and $71,000 in other operating expenses. These decreases were partially offset by an increase of $45,000 in professional services. For a more detailed discussion of these fluctuations see “Operations Performance Summary - Three Months Ended March 31, 2012 and 2011” herein.

Financial Condition

Balance Sheet Analysis

The following table presents balance sheets as of the dates indicated and the dollar and percentage changes between the periods (dollars in thousands):

	March 31, 2012 (Unaudited)	December 31, 2011 (Audited)	Increase (Decrease)
			$	%
Assets
Cash and cash equivalents	$200,145	$71,379	$128,766	180.4%
Time Deposits in Other Financial Institutions	4,711	5,241	(530)	-10.1%
Total Investment Securities	46,499	49,406	(2,907)	-5.9%
Loans:
Gross Loans	303,245	314,166	(10,921)	-3.5%
Deferred Loan Costs, Net of Fees	126	279	(152)	-54.7%
Allowance for Loan Losses	(7,908)	(7,621)	(287)	3.8%

Net Loans	295,464	306,824	(11,360)	-3.7%

Other Assets	17,337	17,979	(642)	-3.6%
Total Assets	$564,155	$450,828	$113,327	25.1%

Liabilities
Deposits:
Noninterest-Bearing Demand	$113,869	$81,219	$32,650	40.2%
Savings, NOW and Money Market Accounts	310,160	212,939	97,221	45.7%
Time Deposits Under $100,000	4,229	4,352	(123)	-2.8%
Time Deposits $100,000 and Over	73,432	89,726	(16,294)	-18.2%

Total Deposits	501,689	388,236	113,454	29.2%

Junior Subordinated Debt Securities	12,372	12,372	—	0.0%
Accrued Interest and Other Liabilities	8,995	9,765	(770)	-7.9%

Total Liabilities	523,057	410,373	112,684	27.5%

Shareholders’ Equity:
Common Stock	30,447	30,414	33	0.1%
Additional Paid-in Capital	1	—	1	0.0%
Retained Earnings	10,133	9,730	403	4.1%
Accumulated other comprehensive income	517	311	206	66.4%

Total Shareholders’ Equity	41,098	40,455	643	1.6%

Total Liabilities and Shareholders’ Equity	$564,155	$450,828	$113,327	25.1%

Total assets increased by $113.3 million or 25.1%, to $564.2 million, during the quarter ended March 31, 2012. Asset growth was concentrated in cash and cash equivalents which grew $128.8 million or 180%. Loans were down $11.4 million or 3.7%. Funding sources for this asset growth came primarily through growth in PCB’s deposit base which increased $113.5 million or 29.2%. These proceeds were, offset in part by a reduction in loan balances of $10.9 million and reduction investments of $2.9 million. PC Bancorp maintained these excess funds in cash equivalent overnight investments at March 31, 2012 given seasonally high balances of a few large customers and unattractive long term interest rates in the investment portfolio. See the Statements of Cash Flows for a more detailed analysis of the uses and sources of cash and cash equivalents.

While total deposit growth for the first quarter of 2012 was $113.5 million, which resulted in a deposit base of $501.7 million, the growth in non-interest bearing deposits of $32.7 million and relationship interest bearing deposits was consistent with PCB’s overall deposit liability strategy of building PCB’s lower cost core deposit base. The deposit mix remained stable during the first quarter with positive deposit growth experienced in all deposit categories between the fourth quarter of 2011 and the first quarter of 2012. The increases in non-interest bearing deposits over this period appear to be consistent with PCB’s overall business plan. PCB, as part of its overall business plan has been focused on attracting lower cost deposits. Elements of PCB’s strategy include the following:

•

PCB’s focus has been to attract commercial business that will maintain a combination of both non-interest bearing and interest bearing balances with PCB. PCB has been successful in attracting business customers that want a local community bank that will provide a high level of service.

•

PCB, in attracting customers from the larger commercial banks, has had to invest in systems and products that the larger banks are currently offering, so as to be able to offer the same or better products, while providing a higher level of service.

Shareholders’ equity increased by a net $643,000 to $41.1 million, during the quarter ended March 31, 2012, due to the following factors:

•	Stock Based Compensation Expense, that is recorded as an addition to Additional Paid in Capital was $1,000.

•	First quarter earnings increased shareholders equity by $403,000.

•	Accumulated other comprehensive income increased by $206,000 during the first quarter of 2012, due to a net increase in unrealized gains on PCB’s available-for-sale securities portfolio.

Lending

PCB’s lending has been originated primarily through direct contact with the borrowers by PCB’s Relationship Managers and/or an executive officer of PCB. PCB had net loan decline for the quarter ended March 31, 2012 of $36.0 million as, among other things, several large customers reduced their revolving loan outstandings, but these remain available and are expected to fluctuate in the normal course of business. Credit quality remains stable, and unused revolving loan commitments increased by approximately $21.6 million during this same period. PCB’s credit approval process includes an examination of the collateral, cash flow, and debt service coverage of the loan, as well as the financial condition and credit references of the borrower. PCB’s senior management is actively involved in its lending activities and collateral valuation and review process. PCB obtains independent third party appraisals of real property securing Commercial Real Estate Loans as required by applicable federal law and regulation. There is also a loan committee comprised of senior management and outside directors that review problem loans.

PCB believes that it manages credit risk closely in its loan portfolio and uses a variety of policy guidelines and analytical tools to achieve its asset quality objectives.

Allowance for Loan Loss

The allowance for loan loss increased by $287,000, to $7.91 million during the quarter ended March 31, 2012, due to $512,000 in loan loss provisions for the quarter and just $225,000 in net charge-off.

PCB’s management considered the following factors in evaluating the allowance for loan loss at March 31, 2012:

•	Then-existing general economic and business conditions affecting the key lending areas of PCB

•	Then-existing economic and business conditions of areas outside the lending areas, if any

•	Credit quality trends (including trends in non-performing loans expected to result from existing conditions)

•	Collateral values

•	Loan volumes and concentrations

•	Seasoning of the loan portfolio

•	Specific industry conditions within portfolio segments

•	Recent loss experience in particular segments of the portfolio (number and dollar amount of loan charge offs during the quarter)

•	Duration of the current business cycle

•	Bank regulatory examination results and findings of PCB’s external credit review examiners

•	During the three months ended March 31, 2012 the number of loans being upgraded and or downgraded

•	The amount and status of the non-accrual loans at March 31, 2012

•	The dollar amount and number of charge-offs incurred in the first three months of 2012

•	The overall growth and composition of the loans, including the current loan classifications

•	Changes to the overall economic conditions within the markets in which that Bank makes loans

•	Concentrations within its loan portfolio, as well as risk conditions within its commercial and industrial loan portfolio

•	The remaining fair value adjustments on loans acquired from the COSB acquisition with special attention to the fair value adjustments associated with the purchased credit impaired loans

Management has considered various material elements of potential risk within the loan portfolio, including classified credits, pools of loans with similar characteristics, economic factors, trends in the loan portfolio and modification and changes in PCB’s lending policies, procedures and underwriting criteria. In addition, management recognized the potential for unforeseen events to occur when evaluating the qualitative factors in all categories of its analysis.

The monitoring of PCB’s loan portfolio results in a continuous update to the loan grade each loan is assigned which reflects the relative level of risk in the transaction. Allocations of higher levels of risk have been assessed higher reserve requirements particularly for loans falling within the criticized and classified categories. The risk factors utilized by PCB have been established based on management’s years of historical experience at other lending institutions based on similar business lending models. The risk factors utilized by PCB are adjusted to reflect current circumstances.

PCB also allocates reserves in accordance with the requirements of FAS 114 (ASC 310, Receivables) and the evaluation of impaired loans.

PCB is utilizing migration analysis when reviewing PCB’s past loan loss history. The migration analysis is adjusted for both loan history as well as current economic conditions, being experienced over the last 12 to 24 months. In addition to loan loss and credit experience for banks within PCB’s local market area, management considers the allowance of its peer group including their historical loan loss experience as well as changes within their loan portfolio in evaluating the adequacy of the allowance for loan losses for PCB. Management also takes into consideration the losses and charge-offs experienced during the current year. A great deal of focus has been given to the earnings and cash flows of PCB’s borrowers and their capacity to repay their contractual obligation. In considering all of the above factors, management believes that the allowance for loan losses as of March 31, 2012 is adequate.

Although PCB maintains its allowance for loan losses at a level, which it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts, thereby adversely affecting future results of operations.

The following table is a summary of the activity for the allowance for loan losses for the periods indicated:

	Three Months Ended March 31,
	2012	2011

Allowance for loan losses at beginning of the year	$7,621	$7,806
Provision for loan losses	512	500
Net (charge-offs) recoveries:
Charge-off’s	243	467
Recoveries	18	—

Total net (charge-offs) recoveries	$225	$467

Allowance for loan losses at end of period	$7,908	$7,839

Net (charge-offs) recoveries to average loans	0.07%	0.15%
Allowance for loan losses to total loans	2.61%	2.59%

The following is a summary of information pertaining to impaired loans excluding purchased credit impaired loans for the dates indicated (dollars in thousands):

	March 31, 2012	December 31, 2011
Impaired loans without specific valuation allowances	$2,044	$1,478
Impaired loans with specific valuation allowances	$4,936	$5,217

Total Impaired Loans	$6,980	$6,694

Specific valuation allowance related to impaired loans	$1,034	$1,075

Loans on non-accrual status	$6,979	$6,694

Troubled debt restructured loans	$5,983	$6,019

	Three Months Ended March 31,
	2012	2011
Average Recorded investment in impaired loans	$7,378	$6,692
Interest foregone on impaired loans	$70	$72
Cash collections applied to reduce principal balance	$81	$816
Interest income recognized on a cash basis on impaired loans	$—	$10

Liquidity

PC Bancorp’s primary long term sources of funds from the liability side of the balance sheet have historically been growth in both non-interest bearing and interest bearing deposits, and Securities Sold under Agreements to Repurchase to its core customers. Additional sources of funds from PCB’s asset side of the balance sheet have included Federal Funds Sold, Interest-Earning Deposits with Other Financial Institutions, balances maintained with the Federal Reserve Bank, Short Term Certificates of Deposit in Other Financial Institutions and payments of principal and interest on loans and investment securities. While maturities and scheduled principal amortization on loans are a reasonably predictable source of funds, deposit flows and loan prepayments are greatly influenced by the level of interest rates, economic conditions and competition.

As an additional source of liquidity, PCB maintains credit facilities, “Fed Funds Borrowing Lines,” of $39.0 million with its primary correspondent banks for the purchase of overnight Federal funds. The lines are subject to availability of funds and have restrictions as to the number of days and length used during a month. $5.0 million of these credit facilities requires the pledging of investment security collateral.

PCB has established a secured credit facility with the FHLB of San Francisco which would allow PCB to borrow up to 25% of its total assets, which equates to a credit line of approximately $141 million at March 31, 2012. PCB currently has no outstanding borrowings with the FHLB. As of March 31, 2012, PCB had $327.9 million of loan collateral pledged with the FHLB which provides $103 million in borrowing capacity. Any amount of borrowings in excess of the $103 million would require PCB to pledge additional collateral. PCB had no securities pledged with the FHLB at March 31, 2012.

PCB maintains investments in short term certificates of deposit with other financial institutions, with an average maturity of approximately 3 months, with various balances maturing monthly. PCB had balances of $33.3 million and $35.1 million at March 31, 2012 and December 31, 2011, respectively

As of March 31, 2012, PCB’s primary overnight source of liquidity consisted of cash and cash equivalents of $200.1 million which compared to $71.4 million at December 31, 2011. PCB had cash deposits at the Federal Reserve Bank of San Francisco of $180.5 million and $53.4 million, at March 31, 2012 and December 31, 2011, respectively. These amounts are included in cash and cash equivalents on PCB’s balance sheets.

PCB’s commitments to extend credit (off-balance sheet liquidity risk) are agreements to lend funds to customers as long as there are no violations as established in the loan agreement. Many of the commitments are expected to expire without being drawn upon, and as such, the total commitment amounts do not necessarily represent future cash requirements. Financial instruments with off-balance sheet risk for PCB include both undisbursed loan commitments, as well as undisbursed letters of credit. PCB’s exposure to extend credit was $48.5.6 million and $40.9 million at March 31, 2012 and December 31, 2011, respectively. Included in the aforementioned commitments were standby letters of credit outstanding of $1.9 million and $2.0 million at March 31, 2012 and December 31, 2011, respectively.

Capital Resources

PC Bancorp’s objective is to maintain a level of capital that will support sustained asset growth, provide for anticipated credit risks, and ensure that regulatory guidelines and industry standards are met. PCB is subject to certain minimum capital adequacy and minimum well capitalized category guidelines adopted by the FDIC. These guidelines relate primarily to the Tier 1 leverage ratio, the Tier 1 risk-based capital ratio, and the Total risk-based capital ratio. The minimum well capitalized required ratios are 5.00% Tier 1 leverage, 6.00% Tier 1 risk-based capital and 10.00% total risk-based capital. The minimum capital adequacy required ratios are 4.00% Tier 1 leverage, 4.00% Tier 1 risk-based capital and 8.00% total risk-based capital. At March 31, 2012, PC Bancorp exceeded the required ratios for minimum capital adequacy and classification as well capitalized.

The following table presents the regulatory capital ratios and data of PC Bancorp as of the dates indicated (dollars in thousands):

	March 31, 2012	December 31, 2011

Regulatory Capital Ratios:
Tier 1 leverage ratio	11.47%	11.42%
Tier 1 risk-based capital ratio	15.24%	14.74%
Total risk-based capital ratio	16.50%	16.00%

Regulatory Capital Data:
Tier 1 capital	$52,848	$52,408
Total risk-based capital	$57,229	$56,892
Average total assets	$460,577	$458,969
Risk-weighted assets	$346,782	$355,523

The decrease in PC Bancorp’s Tier 1 leverage ratio during the quarter ended March 31, 2012 was primarily due to an increase in average total assets of $37.7 million driven by deposit growth. The increase in PC Bancorp’s Tier 1 and Total risk-based capital ratios during the quarter ended March 31, 2012 was primarily due to a decrease in risk-weighted assets of $19.5 million. The decrease in risk-weighted assets was caused by the decline of $36.0 million in loan balances during the first quarter of 2012 which are generally 100 percent risk-weighted. This decline was partially offset by an increase in cash and cash equivalents of $113.1 million which generally carry a risk-weight of 0% and 20%.

Quantitative and Qualitative Disclosures about Market Risk

PCB’s primary market risk is interest rate risk. Interest rate risk is the potential for economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. To mitigate interest rate risk, the structure of PCB’s balance sheet is managed with the objective of correlating the movements of interest rates on loans and investments with those of deposits and borrowings.

PCB’s exposure to interest rate risk is reviewed by PCB’s Management Asset/Liability Committee formally on a quarterly basis and on an ongoing basis. The main tool used to monitor interest rate risk is a dynamic simulation model that quantifies the estimated exposure of net interest income to sustained interest rate changes. The simulation model estimates the impact of changing interest rates on the interest income from all interest-earning assets and the interest expense paid on all interest-bearing liabilities reflected on PCB’s balance sheet. This sensitivity analysis is compared to Bank policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given a 400 basis point upward and 200 basis point downward shift in interest rates.

An additional tool used by management to monitor interest rate risk includes the standard GAP report, which measures the estimated difference between the amount of interest-sensitive assets and interest-sensitive liabilities anticipated to mature or reprice during future periods, based on certain assumptions. In general, the GAP report presents the carrying amounts of these assets and liabilities in a particular period based on either the date that they first reprice, for variable rate products, or the maturity date, for fixed rate products.

PCB has no market risk sensitive instruments held for trading purposes and is not currently engaged in transactions involving derivative financial instruments. Management believes that PCB’s market risk is reasonable at this time.

The following depicts PCB’s net interest income sensitivity analysis as of March 31, 2012 (dollars in thousands):

Simulated Rate Changes	Estimated Net Interest Income Sensitivity
+ 400 basis points	54.29%	$6,494
-200 basis points	18.76%	$2,244

PCB is currently asset sensitive. The estimated sensitivity does not necessarily represent PC Bancorp’s forecast and the results may not be indicative of actual changes to PC Bancorp’s net interest income. These estimates are based upon a number of assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, pricing strategies on loans and deposits and replacement of asset and liability cash flows. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change.

Interest Rate Risk

PC Bancorp is exposed to different types of interest rate risks. These risks include: lag, repricing, basis and prepayment risk.

•

Lag Risk – lag risk results from the inherent timing difference between the repricing of PC Bancorp’s adjustable rate assets and liabilities. For instance, certain loans tied to the prime rate index may only reprice on a quarterly basis. However, at a community bank such as PCB, when rates are rising, funding sources tend to reprice more slowly than the loans. Therefore, for PCB, the effect of this timing difference is generally favorable during a period of rising interest rates and unfavorable during a period of declining interest rates. This lag can produce some short-term volatility, particularly in times of numerous prime rate changes.

•

Repricing Risk – repricing risk is caused by the mismatch in the maturities/repricing periods between interest-earning assets and interest-bearing liabilities. If PCB was perfectly matched, the net interest margin would expand during rising rate periods and contract during falling rate periods. This is so since loans tend to reprice more quickly than do funding sources. Typically, since PCB is somewhat asset sensitive, this would also tend to expand the net interest margin during times of interest rate increases. However, the margin relationship is somewhat dependent on the shape of the yield curve.

•	Basis Risk – item pricing tied to different indices may tend to react differently.

•

Prepayment Risk – prepayment risk results from borrowers paying down / off their loans prior to maturity. Prepayments on fixed-rate products increase in falling interest rate environments and decrease in rising interest rate environments. Since a majority of PCB’s loan originations are adjustable rate and set based on prime, and there is little lag time on the reset, PCB does not experience significant prepayments. However, PCB does have more prepayment risk on its securitized and manufactured housing loans and its mortgage-backed investment securities.

Management of Interest Rate Risk

To mitigate the impact of changes in market interest rates on PC Bancorp’s interest-earning assets and interest-bearing liabilities, the amounts and maturities are actively managed. Short-term, adjustable-rate assets are generally retained as they have similar repricing characteristics as PC Bancorp’s funding sources. As described in the “Loan Portfolio” section of this management’s discussion and analysis, approximately 79.7% of PC Bancorp’s loans are variable, a portion of which have contractual interest rate floors and caps. Fixed rate loans with a remaining maturity of five years or more was approximately $20.95 million at December 31, 2011 or 4.97% of average earning assets in 2011.

Loan sales – PC Bancorp’s ability to originate, purchase and sell loans is also significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by PCB. A significant decline in interest rates could also decrease the size of PCB’s servicing portfolio and the related servicing income by increasing the level of prepayments.

The principal objective of PC Bancorp’s asset and liability management activities is to provide optimum levels of net interest income and stable sources of funding while maintaining acceptable levels of interest-rate risk and liquidity risk. The Asset/Liability Committee measures interest rate risk exposure primarily through interest rate shock simulations for both net interest income and the economic value of equity (“EVE”). Interest rate risk arises from mismatches in assets and liabilities, with mismatches due to differences in the timing of rate repricing for the various instruments, the amount or volume of the underlying assets and liabilities that are repricing, and by how much or the level at which the rate is repricing. The specific characteristics of the underlying assets and liabilities, including any embedded optionality, such as a prepayment option on a loan, influence these differences.

Earnings at Risk Analysis

The net interest income interest rate shock simulation measures the effect of changes in interest rates on net interest income over 12 months. This simulation consists of measuring the change in net interest income over the next 12 months from the base case scenario, from which rates are shocked, in a parallel fashion, up and down. The base case uses the assumption of the existing balance sheet and existing interest rates. The simulation requires numerous assumptions, including relative levels of market interest rates, instantaneous and parallel shifts in the yield curve, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual or future results. The analysis does not contemplate actions PC Bancorp may undertake in response to changes in interest rates and market conditions. Earnings at risk analysis is projected for a 12-month period based on a static balance sheet in the current interest rate environment as well as seven hypothetical “rate shock” scenarios. The primary purpose of using a static balance sheet is to isolate changes in PC Bancorp’s net interest margin that are due to changes in interest rates. Since the projections are based on a yield curve and balance sheet that existed in a prior period, they reflect PC Bancorp’s historic interest rate risk rather than its future risk. This is a standard industry practice, and one that also is mandated by banking regulators, primarily to assess compliance with policy and regulations as well as provide a common basis of comparison between PCB and its peers. However, for planning purposes, these scenarios reflect PCB’s future interest rate risk only to the extent its future balance sheets and rate environments mirror those used in these models.

EVE Simulation Analysis

EVE simulation analysis measures risk in the balance sheet that might not be taken into account in the net interest income simulation. Whereas net interest income simulation highlights exposure over a relatively short time period, EVE simulation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE simulation analysis of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. The difference between the present value of the asset and liability represents the EVE. As with net interest income, the base case simulation uses current market rates, from which rates are shocked up and down in a parallel fashion. As with the net interest income simulation model, EVE simulation analysis is based on key assumptions about the timing and variability of balance sheet cash flows. However, because the simulation represents much longer time periods, inaccuracy of assumptions may increase the variability of outcomes within the simulation. It also does not take into account actions management may undertake in response to anticipated changes in interest rates.

The following table shows PC Bancorp’s average deposits for the periods indicated below:

	March 31, 2012		December 31, 2011
	Average Balance	Percent of Total	Average Balance	Percent of Total
	(dollars in thousands)
Noninterest-bearing demand	$95,044	21.61%	$85,598	21.61%
Interest-bearing demand	4,787	0.94%	3,729	0.94%
Savings	208,920	53.57%	212,202	53.57%
TCD’s of $100,000 or more	87,843	1.06%	90,392	1.06%
Other TCD’s	4,301	22.82%	4,192	22.82%

Total Deposits	$400,895	100.00%	$396,113	100.00%

The remaining maturities of time certificates of deposit (“TCD’s”) were as follows:

March 31, 2012
TCD’s over $100,000
(in thousands)

Less than three months	$23,446
Over three months through 12 months	38,529
Over twelve months through three years	11,408
Over three years through five years	1,247
Over five years	—

Total	$74,630

The deposits of PCB may fluctuate up and down with local and national economic conditions. However, management does not believe that deposit levels are significantly influenced by seasonal factors.

PCB has no brokered deposits. PCB does solicit time deposits over the internet or from other non-relationship sources from time to time depending on liquidity needs and how well these deposits are priced. At March 31, 2012, approximately $24.8 million in such deposits were held by PCB.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Years Ended December 31, 2011 and 2010

General

The following discussion is designed to provide insight into management’s assessment of significant trends related to the consolidated financial condition, results of operations, liquidity, capital resources and interest rate risk for PC Bancorp and its wholly-owned subsidiary, Premier Commercial Bank (“PCB”). The following discussion should be read in conjunction with PC Bancorp’s Consolidated Financial Statements and Notes thereto and the other financial information appearing elsewhere in this joint proxy statement-prospectus.

Net income available to common shareholders of PC Bancorp was $413,000, or $0.11 per basic and diluted common share, for 2011 as compared to $607,000, or $0.16 per diluted common share for 2010 and $224,000 or $.06 per diluted common share in 2009. PC Bancorp’s earnings performance was impacted in 2011 by:

•

Net Interest Income was relatively flat in 2011 at $12.25 million, a $17,000 or .14% increase over 2010 and a $957,000 or 7.26% decrease for 2010 as compared to 2009. This was caused primarily by a decrease in the yield realized on earning assets which dropped from 5.14% in 2009 to 4.56% in 2010 and 4.15% in 2011. The decrease in interest income as yields declined was offset by reduced interest expense as the rates paid on interest-bearing liabilities declined from 2.32% in 2009 to 2.01% in 2010 and 1.61% in 2011.

•

The provision for loan losses increased to $2.28 million for 2011 a $359,000 or 18.7% increase over provisions of $1.93 million in 2010 and a $1.73 million or 43.06% decrease from provisions of $4.01 million recorded in 2009. The increase in provisions for loan losses for 2011 compared to 2010 was primarily attributable to an increase in net charge-offs in the loan portfolio. In 2011, PC Bancorp recorded net charge-offs of $2.47 million as compared to $1.28 million in 2010 and $1.15 million in 2009. The amount of increase in provision for loan losses was not directionally proportionate to the increase in net charge-offs because of changes in the portfolio mix and factors impacting the calculation of loan loss reserve requirement.

•

Non-interest income was $4.89 million in 2011, a $3.07 million or 168% increase over non-interest income of $1.83 million in 2010 and a $2.39 million or 96% increase over 2009 in which PC Bancorp recorded $2.50 million of non-interest income. The increase in non-interest income was primarily attributable to a $3.10 million increase in the Gains on Sale of SBA loans which were $3.77 million in 2011, $669,000 in 2010 and $859,000 in 2009.

•

Total non-interest expense increased $3.07 million or 27.4% to $14.30 million in 2011 as compared to $11.23 million in 2010 and $11.42 million in 2009. Included in non-interest expense in 2011 is a charge of $1.24 million (as compared to no such charges in 2010 and 2009) to settle a lease dispute of a facility PC Bancorp once occupied in Arizona. This lease settlement charge represented 40.4% of the increased non-interest expense in 2011 as compared to 2010.

The impact to PC Bancorp from these items, and others of both a positive and negative nature, will be discussed in more detail as they pertain to PC Bancorp’s overall comparative performance for the year ended December 31, 2011 throughout the analysis sections of this management’s discussion and analysis.

2011 Economic Environment

The largest economic impact to PC Bancorp’s loan portfolio has been from a downturn in revenue for small business owners, small hotel owners, and investment property owners in Orange and Los Angeles Counties. In 2011 the economy that these businesses operated in remained relatively stagnant.

Small Business – With high inventory of unsold homes and high commercial real estate vacancy rates, the local economy has been anemic over the past four years. After a setback in the first quarter of 2011, caused mainly by the Japanese tsunami, California exports increased to $40.5 billion in the third quarter 2011. California’s largest trade partners, Mexico, Canada and China are experiencing growth. Japan, our fourth largest trading partner, launched a massive rebuilding effort that bodes well for our exports. Although, the Euro zone economy may experience contraction, only Germany and Netherlands are among California’s top ten export destinations.

In spite of improvements in employment in the second half of 2011, lending standards have remained tight and as a result many potential buyers have had difficulty in securing financing necessary to purchase a home. This has had a negative impact on sales activity in addition to the inventory of unsold homes and a large number of homes in foreclosure that have kept the supply of resale housing units at an elevated level.

Hospitality – Financing for hotels is improving and investors began to show interest in financing activity in 2011. The hospitality industry can be considered a good indicator of the economic health in a local economy. It’s among the first sectors to be hit by a recession and it historically has tended to be a leading indicator of the economy.

Commercial Real Estate (“CRE”), owner occupied and investor-owned real estate, has been negatively impacted from the recession that began in 2008. Vacancy rates, rental rates, foreclosures and ultimately valuations of these properties have been under pressure in PC Bancorp’s market and are not expected to improve until the employment market shows clear signs of sustained growth.

In summary, while there are signs of modest improvement, economic activity remains at low levels with a difficult job market, declining demand for loans and demand for commercial and industrial space. The struggling economy continues to negatively impact the credit quality of our loan portfolio.

Critical Accounting Policies

PC Bancorp must manage and control certain inherent risks in the normal course of business. These include credit risk, interest rate risk, fraud risk, operations and settlement risk. PC Bancorp has established an allowance for loan losses which represents an estimate of the probable amount of loans that PCB will be unable to collect as of the date of the financial statements. Refer to the Analysis of Allowance for Loan Losses section below and in Note A of the Consolidated Financial Statements. As disclosed in Note A, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

Changes in Interest Income and Interest Expense

PC Bancorp primarily earns income from the management of its financial assets and from charging fees for services it provides. PC Bancorp’s income from managing assets consists of the difference between the interest income received from its loan portfolio and investments and the interest expense paid on its funding sources, primarily interest paid on deposits. This difference or spread is net interest income. The amount by which interest income will exceed interest expense depends on the volume or balance of interest-earning assets compared to the volume or balance of interest-bearing deposits and liabilities and the interest rate earned on those interest-earning assets compared to the interest rate paid on those interest-bearing liabilities.

Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as net interest margin on interest-earning assets. PC Bancorp’s net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. PC Bancorp’s net yield on interest-earning assets is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on PC Bancorp’s loans are affected principally by the demand for such loans, the supply of money available for lending purposes, competitive factors and general economic conditions such as federal economic policies, legislative tax policies and governmental budgetary matters. To maintain its net interest margin, PC Bancorp must manage the relationship between interest earned and paid.

The following table sets forth, for the period indicated, the increase or decrease in dollars and percentages of certain items in the consolidated income statements as compared to the prior periods:

	Year Ended December 31,
	2011 vs. 2010		2010 vs. 2009
	Amount of Increase (decrease)	Percent of Increase (decrease)	Amount of Increase (decrease)	Percent of Increase (decrease)
	(dollars in thousands)
Interest Income
Loans	$(1,149)	-6.67%	$(2,192)	-11.29%
Investment Securities	567	108.92%	2	0.37%
Other	131	69.51%	43	35.10%

Total Interest income	(451)	-2.51%	(2,147)	-11.97%

Interest Expense
Deposits	(410)	-8.24%	(867)	-38.37%
Other borrowings	(58)	-7.97%	(323)	-30.76%

Total Interest expense	(468)	-8.21%	(1,190)	-17.28%

Net Interest Income	17	0.14%	(957)	-7.25%
Provision for loan losses	359	18.66%	(2,087)	-52.02%

Net Interest Income after Provision for Loan Losses	(342)	-3.32%	1,130	50.02%
Non-Interest Income
Loan Referral Fees	103	25.25%	(460)	-20.36%
Gain on Sale of SBA loans, net of broker fees	3,096	757.00%	(190)	-8.39%
Earnings on Company owned life insurance	(0)	-0.09%	2	0.09%
Loss on sale of REO	(246)	-60.11%	—	0.00%
Other Income	109	26.62%	(26)	-1.13%

Total non-interest income	3,062	167.82%	(673)	-29.79%

Non-Interrest Expensse
Salaries and employee benefits	1,329	21.54%	281	12.42%
Occupancy and equipment expenses	(41)	-3.81%	(41)	-1.81%
FDIC Assessments	(65)	-6.04%	(121)	-5.36%
Professional Services	289	26.83%	11	0.49%
Advertising and marketing	116	10.77%	12	0.53%
Depreciation	(23)	-2.16%	(48)	-2.11%
OREO Expenses	246	22.85%	—	0.00%
Data processing	122	11.33%	3	0.13%
Lease Settlement	1,241	115.20%	—	0.00%
Other	(142)	-13.15%	(290)	-12.83%

Total non-interest expense	3,071	27.36%	(193)	-8.55%

Income before provision for income taxes	(351)		650
Provision for income taxes	(157)		267

Net Income	$(194)		$383

Comparison of 2011 to 2010

Net interest income increased by $17,000, or 0.14% in 2011 as compared to 2010.

Total interest income declined by $451,000, or 2.51% from $17.93 million in 2010 to $17.48 million in 2011. The decline was due entirely due to continued compression of the yield on earning assets as assets have continued to re-price at lower rates. These low re-pricing rates are largely a result of the Federal Reserve maintaining a .25% target federal funds rate since the first quarter of 2009 after the onset of the 2008 global financial crisis. The decline in interest income in 2011 as a result of lower yields was $477,000 and was offset $26,000 by an increase in average earning assets of $27.7 million in 2011 to $420.8 million. Yields on interest earning assets declined 40 basis points to 4.15% in 2011 from 2010 in which the yield on earning assets was 4.56%.

Total interest expense decreased by $469,000, or 8.23%, in 2011 compared to 2010. Interest expense declined $1.27 million as a result of lower rates paid on deposits and borrowings and was offset $801,000 in additional expense as a result of an increase in average interest-bearing liabilities outstanding in 2011 of $41.3 million, or 14.6%, to $324.4 million throughout 2011. Interest expense on deposits fell $410,000 while interest expense on other borrowings declined $58,000. Rates paid on interest-bearing liabilities declined to 1.61% for 2011 from 2.01% during 2010.

The combination of the decline in rates paid on deposits and borrowings and the decline in yields on interest bearing assets resulted in net interest margin compression of 20 basis points from 3.11% in 2011 to 2.91% for 2010.

Comparison of 2010 to 2009

Net interest income declined by $957,000 or 7.26% for 2010 as compared to 2009.

Total interest income declined by $2.15 million, or 10.69% from $20.08 million in 2009 to $17.93 million in 2010. Of this decline, $1.38 million was due to historically low prevailing interest rates discussed above in the Comparison of 2011 to 2010. Although the volume of average earning assets actually had a small increase of $2.5 million or .64%, the highest yielding component of earning assets, average loans, fell 7.1% or $24.9 million resulting in a $766,000 change in interest income as a result of the volume of earning assets.

Total interest expense decreased by $1.19 million, or 17.26%, in 2010 compared to 2009. Interest expense on deposits declined $867,000 while the interest expense on other borrowings declined $323,000. Of these declines, $795,000 was due to lower rates paid on deposits and borrowings and $394,000 was a result of a $13.16 million reduction in average deposits and borrowings outstanding in 2010.

While the decline in interest income was partly offset by the decline in interest expense, margins continued to suffer compression. Yields on interest earning assets declined 58 basis points from 5.14% in 2009 to 4.56% for 2010. This decline was partly offset by a reduction of thirty-one basis points in the rates paid on interest-bearing liabilities from 2.32% for 2009 to 2.01% for 2010.

The following table sets forth the changes in interest income and expense attributable to changes in rate and volume (dollars in thousands):

	Year Ended December 31,
	2011 versus 2010			2010 versus 2009
	Total	Change due to		Total	Change due to
	change	Rate	Volume	change	Rate	Volume
Interest earning deposits in other financial institutions (including time deposits)	$115	$(183)	$298	$10	$(262)	$272
Federal funds sold	16	0	16	33	(8)	41
Investment Securities	567	(14)	581	2	(299)	301
Loans, net	(1,149)	(280)	(869)	(2,192)	(813)	(1,379)

Total interest-earning assets	$(451)	$(477)	$26	$(2,147)	$(1,381)	$(766)

Interest-bearing demand	$(1)	$(0)	$(1)	$(1)	$(1)	$0
Savings	(741)	(856)	115	234	(781)	1,014
Time certificates of deposit	332	(561)	893	(1,100)	(346)	(754)
Other borrowings	(58)	148	(206)	(323)	333	(656)

Total interest-bearing liabilities	(468)	(1,269)	801	(1,190)	(796)	(395)

Net Interest Income	$17	$793	$(776)	$(957)	$(585)	$(371)

The following table presents the net interest income and net interest margin for the three years indicated:

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands)

Interest income	$17,481	$17,932	$20,079

Interest expense	5,230	5,698	6,888

Net interest income	$12,251	$12,234	$13,191

Net interest margin	2.91%	3.11%	3.38%

Provision for Loan Losses

The provision for loan losses increased $359,000, or 18.6% to $2.28 million for 2011 as compared to $1.93 million for 2010 reflecting the detailed evaluation of its loan portfolio in the context of the overall challenging economic environment which has persisted for the last three years. The economic decline that began in 2008 has elevated the component of the allowance calculation related to historical loan losses. In general, PC Bancorp has experienced higher levels of loan losses over the past year thereby resulting in the need for continued provisioning at a higher level than before the onset of the global financial crisis.

The increase in provisions for loan losses is primarily attributable to an increase in net charge-offs in the loan portfolio. In 2011, PC Bancorp recorded net charge-offs of $2.47 million as compared to $1.28 million in 2010 and $1.15 million in 2009. In 2011, a single commercial and industrial loan resulted in a $1.81 million charge-off or approximately 73% of net charge-offs in 2011. The borrower’s financial condition was severely impacted by the contractual default of its largest customer. PC Bancorp believes that if the borrower is successful in its litigation with its customer, PC Bancorp could recover a portion of this loss in the future; however, recovery is questionable and not anticipated to happen for several years.

The migration of the losses through the loan portfolio resulted in a calculated decrease in the allowance from $7.81 million at December 31, 2010 to $7.62 million at December 31, 2011, and a small decrease in the allowance for loans losses which was 2.50% at December 31, 2010 and fell to 2.42% at December 31, 2011. This decrease is directly related to the effect of historical loan losses which is a factor utilized in determining our estimate of losses inherent in the portfolio as of the balance sheet dates and does not necessarily reflect expected future losses.

The following schedule summarizes the provision, charge-offs and recoveries for the year ended December 31, 2011 by loan category:

	Year Ended December 31, 2011
	(in thousands)
	Allowance					Allowance
	12/31/2010	Provision	Charge-off’s	Recoveries	Net Charge-off’s	12/31/2011

Commercial Real Estate	$5,899	$378	$(570)	$24	$(546)	$5,730
Construction	97	26	—	—	—	123
Commercial and Industrial	734	1,778	(1,812)	8	(1,804)	708
Small Business Administration (“SBA”)	262	360	(119)	—	(119)	503
Consumer, Including Home Equity Loans	814	(257)	—	—	—	557

Total	$7,806	$2,284	$(2,501)	$32	$(2,469)	$7,621

Non-accrual loans fell $1.79 million or 21.1% in 2011 to $6.69 million at December 31, 2011 from $8.49 million at year end 2010. The percentage of non-accrual loans to the total loan portfolio declined from 2.61% at year end 2010 to 2.17% at year end 2011. The allowance for loan losses compared to net non-accrual loans, or non-accrual coverage ratio, improved to 113.8% as of December 31, 2011 from 92.0% as of December  31, 2010.

Non-Interest Income

The following table summarizes PC Bancorp’s non-interest income for the three years indicated:

	Year Ended December 31,
Non-interest Income	2011	2010	2009
	(in thousands)
Loan Referral Fees	$512	$409	$869
Gain on Sale of SBA Loans, Net of Broker Expenses	3,766	669	859
Earnings on Company Owned Life Insurance	119	119	117
Loss on Sale of OREO	(246)	—	—
Other Income	736	628	653

Total non-interest income	$4,887	$1,825	$2,498

Comparison of 2011 to 2010

Non-interest income increased by $3.06 million, or 168% to $4.89 million for 2011 compared to $1.83 million for 2010. This increase was a primarily a result of a $3.10 million, or 463% increase in gains on the sale of SBA loans. $59.35 million SBA 7a and SBA 504 loans were sold in 2011 compared to $7.39 million guaranteed loan sales in 2010 resulting in an average net premium of approximately 6.35% on SBA loans sold in 2011. Loan referral fees increased $103,000 or 25.2% in 2011 as compared to 2010.

Looking at SBA 7a loans only, PCB in 2011 made SBA loans in the gross amount $55.5 million as compared to $15.0 million in 2010. The increase in SBA 7a loans generated was a result of the enactment of the Small Business Jobs Act in September 2010 which generated a greater demand for SBA loans due to incentives to qualified borrowers and lenders with respect to new SBA loans including, the waiver of certain fees and increasing the SBA loan guarantee to 90% for SBA loans made under the section 7(A) Small Business Lending program. The incentives ended in early 2011 resulting in lower demand for SBA 7a loans, though PCB had in the pipeline SBA approved loans that were booked later in 2011. Of the SBA 7a loans generated by PCB in 2011, PCB sold $37.9 million and kept $17.6 million as of the December 31, 2011. PCB expects to hold its SBA loans, unless management determines that the liquidity and premium on the sales of SBA loans is more beneficial than holding the loans.

Due to the expiration of the SBA loan incentives contained in the Small Business Jobs Act, PCB does not expect to generate as much in volume of SBA loans going forward or have the same sales volume of SBA loans in 2012, however there are no assurances that other legislation or executive programs will not be adopted that will spur increased loan demand for SBA loans that would allow PCB to make and profitably sell a significant amount of SBA loans.

Comparison of 2010 to 2009

Non-interest income decreased by $673,000 or 26.9% in 2010 as compared to 2009. The decrease was primarily attributable to a reduction in loan referral fees of $460,000 or 53% and a reduction in gains on the sale of SBA loans which fell $190,000 or 22%.

Non-interest Expense

The following table summarizes PC Bancorp’s non-interest expense for the three years indicated:

	Year Ended December 31,
Non-interest Expense	2011	2010	2009
	(in thousands)
Salaries and Employee Benefits	$7,497	$6,168	$6,158
Occupancy and Equipment Expenses	1,362	1,426	1,515
FDIC assessment	695	742	865
Professional services	925	636	625
Advertising and marketing	308	192	180
OREO expenses	246	—	—
Data processing	648	526	522
Lease Settlement	1,241	—	—
Other	1,377	1,538	1,556

Total non-interest expense	$14,299	$11,228	$11,421

Comparison of 2011 to 2010

Non-interest expense increased $3.07 or 27.4% million from $11.29 million in 2010 to $14.30 million during 2011. The primary component of this increase was Salaries and Employee Benefits which rose $1.33 million or 21.5% as compared to $10,000 in 2010. The increase in Salaries and Employee Benefits in 2011 was the result of increased commissions and incentive compensation totaling $760,000 in 2011 as compared to $105,000 in 2010 in connection with the production of SBA 7a loans which increased significantly in 2011 to $55.5 million from $15.0 million in 2010. Additionally, PC Bancorp incurred stock option termination expenses of approximately $156,000. The other major component of the increase in non-interest expense in 2011 was a $1.24 million charge to settle a lease dispute for a property that PC Bancorp had previously occupied in Arizona. Professional services, advertising and marketing and OREO expense increased $289,000, $116,000, and $246,000 respectively or $651,000 in aggregate.

Non-interest expense was approximately 3.12% of average assets in 2011 as compared to 2.72% of average assets in 2010. PC Bancorp’s efficiency ratio was approximately 83.4% in 2011 as compared to 79.9% in 2010.

Comparison of 2010 to 2009

Total non-interest expense experienced a modest decline of $193,000 or 1.69% in 2010 as compared to 2009.

The decline was comprised primarily of a reduction in FDIC Assessments which fell $123,000 or 14.2% and occupancy and equipment expenses which fell $89,000 or 5.9%.

Non-interest expense was approximately 2.72% of average assets in 2010 as compared to 2.80% of average assets in 2009. PC Bancorp’s efficiency ratio was approximately 79.9% in 2010 as compared to 72.8% in 2009.

The following table compares the various elements of non-interest expense as a percentage of average assets and the efficiency ratio which is the ratio of non-interest expense to the total of net interest income and non-interest income:

Year Ended December 31,	Average Assets	Total Non- Interest Expenses	Salaries and Employee Benefits	Occupancy and Depreciation Expenses	Efficiency Ratio
	(dollars in thousands)

2011	$458,968	3.12%	1.63%	0.23%	83.4%
2010	$412,860	2.72%	1.49%	0.26%	79.9%
2009	$407,660	2.80%	1.44%	0.27%	72.8%

Income Taxes

The provision for income taxes was an expense of $142,000 for 2011 compared to expenses of $299,000 in 2010 and $32,000 in 2009. The effective income tax rate was 25.6%, 33.0%, and 12.5% for 2011, 2010 and 2009, respectively. The fluctuation in effective book tax rates over the past three years is primarily attributable to the proportion of tax free income ( PCB owned Life Insurance and Municipal Bonds) to total pre-tax income for each period. For additional discussion, please review Note H, “Income Taxes” of the Consolidated Financial Statements.

Schedule of Average Assets, Liabilities and Shareholders’ Equity

As of the dates indicated below, the following schedule shows the average balances of PC Bancorp’s assets, liabilities and shareholders’ equity accounts and, for each balance, the percentage of average total assets:

	December 31,
AVERAGE BALANCES	2011		2010		2009
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
Assets
Cash and due from banks	$30,406	6.62%	$11,620	2.81%	$8,929	2.19%
Time and interest-earning deposits in other financial institutions	15,804	3.44%	3,726	0.90%	864	0.21%
Federal funds sold	47,755	10.40%	41,025	9.94%	24,792	6.08%
Investment securities available-for-sale	46,425	10.12%	20,480	4.96%	11,024	2.70%
Investment securities held to maturity	1,562	0.34%	2,212	0.54%	3,347	0.82%
Federal Reserve Bank & Federal Home Loan Bank stock & bankers bank Stock	3,035	0.66%	3,313	0.80%	3,313	0.81%
Loans held for investment	309,213	67.37%	325,648	78.88%	350,546	85.99%
Allowance for loan losses	(7,714)	-1.68%	(7,479)	-1.81%	(5,718)	-1.40%
Servicing rights	1,071	0.23%	337	0.08%	232	0.06%
Other assets acquired through foreclosure, net	397	0.09%	—	0.00%	—	0.00%
Premises and equipment, net	543	0.12%	728	0.18%	1,043	0.26%
Other assets	10,471	2.28%	11,250	2.72%	9,288	2.28%

Total Assets	$458,968	100.00%	$412,860	100.00%	$407,660	100.00%

Liabilities
Deposits:
Non-interest bearing demand	$85,598	18.65%	$82,857	20.07%	$68,055	16.69%
Interest-bearing demand	3,729	0.81%	4,317	1.05%	4,138	1.02%
Savings	212,202	46.23%	205,986	49.89%	160,391	39.34%
Time certificates of deposits of $100,000 or more	90,392	19.69%	49,232	11.92%	75,976	18.64%
Other times certificates of deposits	4,192	0.91%	4,192	1.02%	4,192	1.03%

Total Deposits	396,113	86.31%	346,584	83.95%	312,752	76.72%
Long-term debt	12,372	2.70%	12,372	3.00%	12,372	3.03%
Other borrowings	1,491	0.32%	6,966	1.69%	39,151	9.60%
Other liabilities	8,133	1.77%	7,651	1.85%	4,939	1.21%

Total Liabilities	$418,109	91.10%	$373,573	90.48%	$369,214	90.57%

Shareholders’ Equity
Common stock	29,995	6.54%	29,509	7.15%	28,797	7.06%
Retained earnings	10,890	2.37%	9,863	2.39%	9,655	2.37%
Accumulated other comprehensive loss	(26)	-0.01%	(85)	-0.02%	(6)	0.00%

Total Shareholders’ equity	$40,859	8.90%	$39,287	9.52%	$38,446	9.43%

Total Liabilities and Shareholders’ Equity	$458,968	100.00%	$412,860	100.00%	$407,660	100.00%

Interest Rates and Differentials

The following table illustrates average yields on interest-earning assets and average rates paid on interest-bearing liabilities for the years indicated. These average yields and rates are derived by dividing interest income by the average balances of interest-earning assets and by dividing interest expense by the average balances of interest-bearing liabilities for the years indicated. Amounts outstanding are averages of daily balances during the period. Nonaccrual loans are included in the average balance of loans outstanding.

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands)
Interest-earning Assets:
Time and interest earning deposits in other financial institutions:
Average outstanding	$15,804	$3,726	$864
Interest income	$207	$92	$82
Average yield	1.31%	2.47%	9.49%
Federal funds sold:
Average outstanding	$47,755	$41,025	$24,792
Interest income	$112	$96	$63
Average yield	0.23%	0.23%	0.25%
Investment securities:
Average outstanding	$47,987	$22,692	$14,371
Interest income	$1,088	$521	$519
Average yield	2.27%	2.30%	3.61%
Gross loans:
Average outstanding	$309,213	$325,648	$350,546
Interest income	$16,074	$17,223	$19,415
Average yield	5.20%	5.29%	5.54%
Total interest-earning assets:
Average outstanding	$420,759	$393,091	$390,573
Interest income	$17,481	$17,932	$20,079
Average yield	4.15%	4.56%	5.14%

Interest-bearing Liabilities:

Interest-bearing demand deposits:
Average outstanding	$3,729	$4,317	$4,138
Interest expense	$4	$5	$6
Average effective rate	0.11%	0.12%	0.14%
Savings deposits:
Average outstanding	$212,202	$205,986	$160,391
Interest expense	$3,065	$3,807	$3,572
Average effective rate	1.44%	1.85%	2.23%
Time certificates of deposit:
Average outstanding	$94,584	$53,424	$80,168
Interest expense	$1,491	$1,159	$2,259
Average effective rate	1.58%	2.17%	2.82%
Long Term Debt and Other Borrowings:
Average outstanding	$13,863	$19,338	$51,523
Interest expense	$669	$727	$1,050
Average effective rate	4.83%	3.76%	2.04%
Total interest-bearing liabilities:
Average outstanding	$324,378	$283,065	$296,220
Interest expense	$5,230	$5,698	$6,888
Average effective rate	1.61%	2.01%	2.33%

Net interest income	$12,251	$12,234	$13,191
Net interest spread	2.54%	2.55%	2.82%
Average net margin	2.91%	3.11%	3.38%

Loan Portfolio

PC Bancorp’s largest categories of loans held in the portfolio are commercial real estate, construction, commercial and industrial, SBA, and consumer including home equity lines of credit. Loans are carried at face amount, net of payments collected, and the allowance for loan loss and deferred loan fees/costs. Interest on all loans is accrued daily, primarily on a simple interest basis. It is PC Bancorp’s policy to place a loan on nonaccrual status when the loan is 90 days past due. Thereafter, previously recorded interest is reversed and future interest received is typically either applied to principal, or only recognized on a cash basis.

The rates charged on variable rate loans are set at specific increments. These increments vary in relation to PC Bancorp’s published prime lending rate or other appropriate indices. At December 31, 2011 and 2010, approximately 79.7% and 78.1%, respectively, of PC Bancorp’s loan portfolio was comprised of variable interest rate loans. At December 31, 2011, approximately $87.9 million or 35.1% of PC Bancorp’s variable rate loans were at their contractual interest rate floors. This is compared to $70.7 million or 29.6% of PC Bancorp’s variable rate loans at December 31, 2010. For loans with contractual floors, PCB has typically used a floor rate between 5.00% and 6.00% range. At December 31, 2011, approximately $56.9 million of variable rate loans with floors are set to adjust in the next 12 months. Most of these loans will not adjust up with the first incremental increase in the index that they are tied to as rates have fallen below the interest floor level. Approximately 82% of loans with floors are tied to the prime rate. Approximately 1% of loans have rates that are tied to ceilings.

The following table sets forth, as of the dates indicated, the amount of gross loans outstanding based on the remaining scheduled repayments of principal, which could either be re-priced or remain fixed until maturity, classified by scheduled principal payments:

	Year Ended December 31,
In Years	2011		2010		2009 (in thousands)		2008		2007
	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Less than One	$13,446	$149,999	$11,375	$147,472	$9,332	$167,745	$16,938	$160,219	$6,444	$149,044
One to Five	29,588	94,040	16,187	95,672	24,310	90,440	21,415	106,606	17,281	69,975
Over Five	20,948	6,424	40,841	827	41,467	1,502	49,586	1,581	49,242	4,166

Total	$63,981	$250,463	$68,403	$243,971	$75,108	$259,688	$87,939	$268,406	$72,967	$223,184

	20.35%	79.65%	21.90%	78.10%	22.43%	77.57%	24.68%	75.32%	24.64%	75.36%

The following table sets forth the maturity distribution of PC Bancorp’s outstanding loans at December 31, 2011. The table also shows the distribution of loans with predetermined (fixed) interest rates and those with variable (floating) interest rates.

December 31, 2011	Maturing
(in thousands)	1 yr	1 - 5 yrs	over 5 yrs	Total
Commercial Real Estate	11,952	81,402	135,996	229,350
Construction	4,842	363	2,980	8,184
Commercial and Industrial	11,135	10,717	4,840	26,692
Small Business Administration	22	1,558	22,710	24,289
Consumer, Incl HELOC	761	1,722	23,168	25,651
Deferred Fees/Loans				278

Total Loans	28,711	95,762	189,693	314,444

Fixed	13,446	29,587	20,948	63,981
Variable	15,265	66,174	168,745	250,185
Deferred Fees/Loans				278

Total Loans	28,711	95,762	189,693	314,444

Distribution of Loans

The distribution of total loans by type of loan, as of the dates indicated, is shown in the following table:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(dollars in thousands)
	Loan Balance	Loan Balance	Loan Balance	Loan Balance	Loan Balance
Commercial Real Estate	$229,350	$231,690	$255,735	$257,402	$203,605
Construction	8,184	5,786	8,361	22,407	30,821
Commercial and Industrial	26,692	31,979	33,199	39,802	33,052
Small Business Administration (“SBA”)	24,289	19,365	13,669	13,369	9,296
Consumer, including Home Equity Lines of Credit	25,651	23,108	23,518	23,079	19,153
Deferred fees/costs	278	446	314	286	224

Gross Loans	314,444	312,374	334,796	356,345	296,151
Less: Allowance for loan losses	(7,621)	(7,806)	(7,151)	(4,285)	(3,560)

Net Loans	$306,823	$304,568	$327,645	$352,060	$292,591

Percentage to Gross Loans:
Commercial Real Estate	72.94%	74.17%	76.39%	72.23%	68.75%
Construction	2.60%	1.85%	2.50%	6.29%	10.41%
Commercial and Industrial	8.49%	10.24%	9.92%	11.17%	11.16%
Small Business Administration (“SBA”)	7.72%	6.20%	4.08%	3.75%	3.14%
Consumer, including Home Equity Lines of Credit	8.16%	7.40%	7.02%	6.48%	6.47%
Deferred fees/costs	0.09%	0.14%	0.10%	0.09%	0.07%

	100.00%	100.00%	100.01%	100.01%	100.00%

Borrower Types

PCB’s clients are made up predominantly of small businesses in Orange and Los Angeles Counties. Loans to small businesses comprise approximately 49% of the loan portfolio consisting of commercial loans, SBA loans, and commercial real estate (“CRE”) owner occupied loans. The next largest component of loan clients, about 24%, is hotel owners, mostly owner-operators of small, limited service, franchise hotels. CRE non-owner occupied property owners make up approximately 19% of the portfolio and consumer and home equity lines of credit approximately 8%. A large portion of the investor-owned CRE loans and consumer/HELOC loans are loans made to the same small business owners who have commercial and industrial loans from PC Bancorp.

Loans Types

The largest segments within the loan portfolio by property type include CRE Industrial, CRE Hospitality and CRE Office, which collectively account for 63% of the loan portfolio. The remaining CRE loans include CRE Retail (4%) and other CRE (6%). After CRE loans, the next largest segments are C&I (8%), SBA (8%), and HELOC (8%). Lastly, there is a nominal amount of Construction Land Development (3%).

Commercial Real Estate (CRE)

CRE loans are secured by nonresidential property. Loan to appraised value ratios on nonresidential real estate loans are generally restricted to 75% of appraised value of the underlying real property if occupied by the owner or owner’s business; otherwise, these loans are generally restricted to 65% of appraised value of the underlying real property.

CRE Industrial Property

Industrial property loans make up PCB’s largest loan concentration at approximately $83.9 million or 27% of the portfolio. Further breakdown shows 17% (approximately $53 million) are CRE owner occupied loans and 10% (approx. $31 million) are CRE non-owner occupied loans. CRE owner occupied borrowers in Southern California are located 60% in Orange County, 31% in the Greater Los Angeles County, and 5% in the Inland Empire. Of the non-owner occupied borrowers, 64% are located in Orange County, 6% in Los Angeles County, and 30% in the Inland Empire.

CRE Hospitality

After industrial property, hospitality makes up the next largest concentration at approximately $74.5 million 24% of PCB’s portfolio. This is further broken down in the following segments as defined by PC Bancorp: Low Risk (17% of portfolio), Medium Risk (6% of portfolio), and High Risk (1% of portfolio). The hospitality segments of Low, Medium, and High Risk are differentiated and segmented based on levels of risk in each of these pools. Below are factors that increase risk levels of hospitality loans and are used by PCB to establish segmentation loan loss reserves for the loan portfolio:

1.	Times late 30+ days (if any)

2.	LTV > 50% (based on initial underwriting)

3.	LTV > 65% (based on initial underwriting)

4.	Junior Lien Position (primary or junior)

5.	Non-Flag (franchise operation or not)

6.	Metro Statistical Area (MSA III/IV is high risk)

7.	Full vs. Limited Service (full service is high risk)

8.	Number of rooms (>100 rooms is high risk)

9.	Non-seasoned loan (more seasoned is less risk)

10.	Older collateral property (>20 years is high risk)

For example, a larger hotel in a low MSA with a higher advance rate would be much riskier than a newer hotel in a high MSA city and at a low LTV. All loans were underwritten to experienced hotel operators.

CRE Office Property

After industrial and hospitality, the next largest segment is CRE Office. Office property loans make up approximately $25.9 million or 8% of PCB’s loan portfolio. Further breakdown shows 7% (approximately $20.0 million) are to owner occupied borrowers and only 2% (approximately $5.9 million) are to non-owner occupied borrowers.

Construction

Construction loans are made for the purpose of purchasing, improving or constructing commercial real estate. In 2007, as the economy showed signs of slowing down, PC Bancorp proactively slowed construction and land development lending, reducing the balance of loans in this segment from $30.8 million (10.4% of the portfolio) as of December 31, 2007 to only $8.4 million (2.5% of the portfolio) by December 31, 2009. As of December 31, 2011, PC Bancorp had approximately $8.2 million (2.6% of the portfolio) in Construction loans. PC Bancorp has had no construction loan charge-offs in the past five years.

Commercial and Industrial

In addition to traditional term commercial loans made to business customers, PC Bancorp grants revolving business lines of credit. Under the terms of the revolving lines of credit there is a maximum loan amount, which remains available to the business during the loan term. Generally, as part of the loan requirements, the business agrees to maintain its primary banking relationship with PC Bancorp. These loans have an original maturity of two years or less.

SBA Loans

The SBA loans consist of primarily of 7(a), and 504 SBA loans. SBA 7(a) loan proceeds are used for working capital, machinery and equipment purchases, land and building purposes, leasehold improvements and debt refinancing. For SBA 7(a) loans, the SBA guarantees up to 85% of loans up to $150,000, and up to 75% for loans in excess of $150,000.

On September 27, 2010, the Small Business Jobs Act was enacted, increasing the guarantee to 90% of almost all loans, regardless of size, and temporarily waiving the guaranty fee which substantially reduced the cost of a borrower for taking out an SBA loan. This Act also permanently increased the maximum loan size from $2.0 million to $5.0 million. Funds under this program ran out in the first quarter 2011; however, it created a substantial increase in demand for SBA 7a loans, which benefited PC Bancorp as it increased the production volume of these loans in 2011. PC Bancorp has sold these loans into the secondary market for liquidity purposes and to recognize premiums as non-interest income. Gain on sale of SBA loans (net of referral expense) increased $3.1 million in 2011. Under the SBA 7(a) program, PCB is required to retain a minimum of 5% of the principal balance of each loan sold into the secondary market, and has normally kept 25% of the principal on loans sold.

The 504 loans are made in conjunction with Certified Development Companies. These loans are granted to purchase or construct real estate or acquire machinery and equipment. The loan is structured with a conventional first trust deed provided by a private lender and a second trust deed which is funded through the sale of debentures. The predominant structure is terms of 10% down payment from the borrower, a 50% conventional first trust deed loan by PCB, and a 40% debenture funded by the SBA. In turn, under the SBA First Mortgage Loan Program (FMLP), 80% of PCB’s conventional first trust deed may be sold into the secondary market for liquidity purposes and gain on sale.

Consumer / Home Equity Lines of Credit

This segment is predominantly made up of Home Equity Lines of Credit (“HELOC”). As of December 31, 2011, PC Bancorp held approximately $24.9 million in HELOCs. HELOCs carry variable rates of interest and are tied to Wall Street Journal Prime. Loans in this segment were originally funded in the 65% to 80% LTV range. However, because of a downturn in market values, PCB proactively updates appraisals and segments the HELOC portfolio into those under 90% LTV and those 90+% LTV. As of December 31, 2011, those under 90% LTV total approximately $18.5 million and those in the higher LTV range total were approximately $6.4 million.

Off-Balance Sheet Arrangements

PCB has various “off-balance sheet” arrangements that might have an impact on its financial condition, liquidity or result of operations. PCB’s primary source of funds for its lending is its deposits. If necessary to meet the demand of deposit withdrawals or loan funding, PCB could obtain funding through federal funds lines of credit, advances from the Federal Home Loan Bank (“FHLB”), Fed discount window borrowing or issuance of deposits through brokers. PCB has continuous lines of credit with correspondent banks providing for federal funds lines of credit up to a maximum of $19 million. None of the borrowing lines of credits requires PC Bancorp to furnish acceptable collateral. PCB has availability under agreements with the FHLB for additional borrowing capacity of $112 million, at December 31, 2011. There were no borrowings outstanding on the federal funds facilities or any advances from the FHLB at December 31, 2011.

At December 31, 2011, PCB had outstanding commitments to fund existing loans of approximately $40.9 million pursuant to credit availability terms in the loan agreements, including standby letters of credit of $2.0 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, PCB has the ability to liquidate federal funds sold or securities available-for-sale or, on a short-term basis, to borrow and purchase federal funds from other financial institutions, to obtain advances from the FHLB or the Fed discount window and to issue new certificates of deposit through the money desk or brokers.

Total loan commitments outstanding at the dates indicated are summarized below:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(in thousands)
Commercial	$28,421	$30,177	$32,868	$39,334	$32,289
Real estate	6,866	9,143	13,451	21,197	28,165
SBA	3,560	854	123	1,250	955
Installment loans	0	0	0	0	0
Standby letters of credit	2,040	2,007	1,762	704	864

Total commitments	$40,887	$42,181	$48,204	$62,485	$62,273

As of December 31, 2011, PC Bancorp had customer-related interest rate swap agreements outstanding with a total notional amount of $31.6 million and a fair value of negative $6.3 million (unrealized loss) included in other liabilities on PC Bancorp’s balance sheet. PC Bancorp also entered into a cash flow hedge to manage the cash flows from its junior subordinated securities. The hedge effectively converted PC Bancorp’s variable rate interest rate obligation on these borrowings to a fixed rate obligation. Further information is included in Note N, “Derivative Financial Instruments” of the Consolidated Financial Statements.

Industry Concentrations

Other than borrower and loan types already discussed, PC Bancorp makes loans in a number of different industries. The accommodation industry is the largest concentration, comprising 27% of the loan portfolio. While 24% of portfolio loans are for the purpose of financing hotels, there are also borrowers within the accommodation industry who are in need of working capital or other loan types, and thus a larger percentage, by industry. There are no other industry concentrations at 10% or more of the loan portfolio.

The following table further breaks down PC Bancorp’s loan portfolio as of December 31, 2011 and 2010 across all loan types (previously discussed).

	Year Ended December 31,
	2011	2010
	(dollars in thousands)
	Loan Balance	Loan Balance
Industry Concentrations:
Accommodation	$85,141	$63,331
Real Estate	24,188	25,501
Food Services and Drinking Places	15,411	15,634
Professional, Scientific, and Technical Serv	13,214	15,545
Merchant Wholesalers, Nondurable Goods	12,422	12,911
Merchant Wholesalers, Durable Goods	11,449	13,130

Gross Loans	314,444	312,374

Percentage to Gross Loans:
Accommodation	27.08%	20.27%
Real Estate	7.69%	8.16%
Food Services and Drinking Places	4.90%	5.00%
Professional, Scientific, and Technical Serv	4.20%	4.98%
Merchant Wholesalers, Nondurable Goods	3.95%	4.13%
Merchant Wholesalers, Durable Goods	3.64%	4.18%

Allowance for Loan Losses

The following table summarizes the activity in the allowance for loan losses for the periods indicated

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(in thousands)
Average gross loans, held for investment,	$309,213	$325,648	$350,546	$316,241	$280,391
Gross loans at end of year, held for investment	314,444	312,374	334,796	356,345	286,151

Allowance for loan losses, beginning of year	$7,806	$7,151	$4,285	$3,560	$3,060
Loans charged off:
Commercial Real Estate	570	729	878	2	—
Construction	—	—	—	—	—
Commercial and Industrial	1,812	275	165	—	—
Small Business Administration (“SBA”)	119	103	150	—	—
Consumer, including Home Equity Lines of Credit	—	239	8	—	—

Total	2,501	1,346	1,201	2	—

Recoveries of loans previously charged off
Commercial Real Estate	24	76	50	2	—
Construction	—	—	—	—	—
Commercial and Industrial	8	—	5	—	—
Small Business Administration (“SBA”)	—	—	—	—	—
Consumer, including Home Equity Lines of Credit	—	—	—	—	—

Total	32	76	55	2	—

Net loans charged off	2,469	1,270	1,146	—	—
Provision for loan losses	2,284	1,925	4,012	725	500

Allowance for loan losses, end of year	7,621	7,806	7,151	4,285	3,560

Ratios:
Net loan charge-offs to average loans	0.80%	0.39%	0.33%	0.00%	0.00%
Net loan charge-offs to loans at end of period	0.79%	0.41%	0.34%	0.00%	0.00%
Allowance for loan losses to loans held for investment at end of period	2.42%	2.50%	2.14%	1.20%	1.24%
Net loan charge-offs to allowance for loan losses at beginning of period	31.63%	17.76%	26.74%	0.00%	0.00%

Net loan charge-offs to provision for loan losses	108.10%	65.97%	28.56%	0.00%	0.00%

The following table summarizes the allowance for loan losses:

	Year Ended December 31,
	2011		2010		2009		2008		2007
	(dollars in thousands)
Balance at end of period applicable to:	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
Commercial Real Estate	$5,731	73.00%	$5,899	74.28%	$5,178	76.46%	$3,054	72.29%	$2,444	68.80%
Construction	123	2.60%	97	1.85%	144	2.50%	233	6.29%	328	10.42%
Commercial and Industrial	708	8.50%	734	10.25%	902	9.93%	489	11.18%	399	11.17%
Small Business Administration (“SBA”)	502	7.73%	262	6.21%	253	4.09%	166	3.75%	114	3.14%
Consumer, Including Home Equity Lines of Credit	557	8.16%	814	7.41%	674	7.03%	343	6.48%	275	6.47%

Total	$7,621	100.00%	$7,806	100.00%	$7,151	100.00%	$4,285	100.00%	$3,560	100.00%

Total allowance for loan losses (“ALL”) decreased by $185,000 from December 31, 2010 to December 31, 2011. In management’s opinion, the balance of the allowance for loan losses was sufficient to absorb known and inherent probable losses in the portfolio as of December 31, 2011.

Nonaccrual, Past Due and Restructured Loans

A loan is considered impaired when, based on current information and events, it is determined that PC Bancorp will be unable to collect the scheduled payments of principal or interest under the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and probability of collecting scheduled principal and interest payments. Loans that experience insignificant payment delays or payment shortfalls generally are not classified as impaired. Management determines the significance of payment delay and shortfall on a case-by-case basis. When determining possibility of impairment, management considers the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. For collateral-dependent loans, PC Bancorp uses the fair value of collateral method, which is generally the appraised value less expected selling and holding costs, to measure impairment. All other impaired loans, except for securitized, are measured for impairment based on the present value of future cash flows. The recorded investment in loans that are considered to be impaired is as follows:

	2011	2010	2009	2008	2007
	(in thousands)
Impaired loans without specific valuation allowances	$1,478	$—	$4,614	$—	$—
Impaired loans with specific valuation allowances	5,217	8,489	1,227	—	—
Specific valuation allowance related to impaired loans	(1,075)	(759)	(62)	—	—

Impaired loans, net	$5,620	$7,730	$5,779	$—	$—

Average investment in impaired loans	$8,266	$8,894	$3,494	$—	$—

The following schedule reflects recorded investment at the dates indicated in certain types of loans:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(in thousands)
Nonaccrual loans	$6,694	$8,488	$6,642	$—	$—
SBA guaranteed portion of loans included above	(665)	(418)	(124)	—	—

Nonaccrual loans, net	$6,029	$8,070	$6,518	$—	$—

Other real estate owned (OREO)	$1,396	$—	$—	$—	$—

Troubled debt restructured loans (included in nonaccrual loans above)	$6,020	$2,864	$6,310	$—	$—

Loans 30 through 90 days past due with interest accruing	$220	$831	$3,004	$537	$191

Interest income recognized on impaired loans	$22	$43	$—	$—	$—
Interest foregone on nonaccrual loans and troubled debt restructured loans outstanding	127	165	119	—	—

Gross interest income on impaired and nonaccrual loans	$149	$208	$119	$—	$—

The accrual of interest is discontinued when substantial doubt exists as to collectability of the loan; generally at the time the loan is 90 days delinquent. Any unpaid but accrued interest is reversed at that time. Thereafter, interest income is no longer recognized on the loan. Interest income may be recognized on impaired loans to the extent they are not past due by 90 days. Interest on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Total net impaired loans decreased by $2.11 million or 27.3% as of December 31, 2011 compared to December 31, 2010. Total net nonaccrual loans declined by $2.04 million or 25.3% from 2010 to 2011. Financial difficulties encountered by certain borrowers may cause PC Bancorp to restructure the terms of their loan to facilitate loan repayment. A troubled debt restructured loan (“TDR”) is evaluated for impairment. PC Bancorp held $6.02 million in TDR’s at December 31, 2011, a $3.2 million or 110% increase over TDR’s held at December 31, 2010. All TDR’s were performing in accordance with their revised terms as of December 31, 2011. In addition to impaired loans of $6.7 million, PC Bancorp has potential problem loans (loans of concern) classified as Substandard (yet non-impaired) of $13.1 million that PC Bancorp is monitoring closely. These potential problem loans are loans that generally have a well-defined weakness based on objective evidence. For some of these potential problem loans there is a possibility that PC Bancorp could possibly incur some loss if the weakness is not properly corrected. PC Bancorp monitors these loans closely and has determined that as of December 31, 2011, these problem loans are not impaired and believes that a full recovery of both principal and interest is probable.

Investment Portfolio

The following table summarizes the carrying values of PC Bancorp’s investment securities for the years indicated:

	December 31,
	2011	2010	2009
	(in thousands)
Available-for-sale securities
U.S. Government agency notes	$16,135	$24,515	$10,150
SBA Guarantee Loan Pools	5,094	—	—
Municipals	22,670	13,822	1,321
Corporate Bonds	4,325	—	—
Mutual Funds	—	923	917

Total	$48,224	$39,260	$12,388

	December 31,
	2011	2010	2009
	(in thousands)
Held-to-maturity securities
U.S. Government agency notes	$—	$—	$—
SBA Guarantee Loan Pools	—	—	—
Municipals	1,182	1,942	2,482
Corporate Bonds	—	—	—
Mutual Funds	—	—	—

Total	$1,182	$1,942	$2,482

At December 31, 2011, 100% of PCB’s loan portfolio was subject to a blanket lien by the FHLB as collateral for future advances. PC Bancorp had no securities pledged to the FHLB at December 31, 2011.

The maturity periods and weighted average yields of investment securities at December 31, 2011 are as follows:

	Total Amount		Less than One Year		One to Five Years		Five to Ten Years		Over Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
		(dollars in thousands)
Available-for-sale securities
U.S. Government agency notes	$16,133	1.59%	$3,045	1.84%	$12,086	1.58%	$1,002	1.00%	$—	—
SBA Guarantee Loan Pools	$5,094	3.12%	—	—	—	—	2,506	2.56%	2,588	3.96%
Municipals	$22,672	2.94%	1,283	0.90%	14,544	3.19%	6,845	2.70%	—	—
Corporate Bonds	$4,325	2.35%	—	—	3,203	2.04%	1,122	3.23%	—	—
Mutual Funds	—	0.00%	—	—	—	—	—	—	—	—

Total	$48,224	2.46%	$4,328	1.61%	$29,833	2.42%	$11,475	2.57%	$2,588	3.12%

Held-to-maturity securities
U.S. Government agency notes	$—	—	$—	—	$—	—	$—	—	$—	—
SBA Guarantee Loan Pools	—	—	—	—	—	—	—	—	—	—
Municipals	$1,182	3.96%	290	3.78%	892	4.03%	—	—	—	—
Corporate Bonds	—	—	—	—	—	—	—	—	—	—
Mutual Funds	—	—	—	—	—	—	—	—	—	—

Total	$1,182	3.96%	$290	3.78%	$892	4.03%	$—	—	$—	—

The Municipals weighted yields reflected in the above table are not tax adjusted.

Capital Resources

The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) contains rules as to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

The prompt corrective action regulations of FDICIA define specific capital categories based on the institutions’ capital ratios. The capital categories, in declining order, are “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized”. To be considered “well capitalized”, an institution must have a core capital ratio of at least 5% and a total risk-based capital ratio of at least 10%. Additionally, FDICIA imposed in 1994 a new Tier I risk-based capital ratio of at least 6% to be considered “well capitalized”. Tier I risk-based capital is, primarily, preferred stock, common stock and retained earnings, net of goodwill and other intangible assets.

To be categorized as “adequately capitalized” or “well capitalized”, PCB must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios and values as set forth in the tables below. As evidenced in the table below, both PC Bancorp and PCB meet the “Well Capitalized” level for all its regulatory capital requirements as of December 31, 2011.

(dollars in thousands)	Total Capital	Tier 1 Capital	Risk- Weighted Assets	Adjusted Average Assets	Total Risk- Based Capital Ratio	Tier 1 Risk- Based Capital Ratio	Tier 1 Leverage Ratio
	(dollars in thousands)
December 31, 2011
PC Bancorp (Consolidated)	$56,901	$52,409	$355,631	$459,728	16.00%	14.70%	11.40%
Capital in excess of well capitalized					$21,338	$30,940	$29,423
PCB	$48,173	$43,772	$349,080	$486,356	13.80%	12.50%	9.00%
Capital in excess of well capitalized					$13,265	$22,690	$19,454

December 31, 2010
PC Bancorp (Consolidated)	$56,227	$51,708	$358,134	$413,664	15.70%	14.40%	12.50%
Capital in excess of well capitalized					$20,414	$30,083	$31,025
PCB	$47,016	$42,519	$356,182	$408,837	13.20%	11.90%	10.40%
Capital in excess of well capitalized					$11,398	$21,015	$22,077

Well capitalized ratios					10.00%	6.00%	5.00%
Minimum capital ratios					8.00%	4.00%	4.00%

Liquidity Management

PC Bancorp has established policies as well as analytical tools to manage liquidity. Recent disruptions in the credit and capital markets have exposed weaknesses in many banks’ liquidity risk measurement and management systems. Proper liquidity management ensures that sufficient funds are available to meet normal operating demands in addition to unexpected customer demand for funds, such as high levels of deposit withdrawals or increased loan demand, in a timely and cost effective manner. The most important factor in the preservation of liquidity is maintaining public confidence that facilitates the retention and growth of core deposits. Ultimately, public confidence is gained through profitable operations, sound credit quality and a strong capital position. PC Bancorp’s liquidity management is viewed from a long-term and short-term perspective, as well as from an asset and liability perspective. Management monitors liquidity through regular reviews of maturity profiles, funding sources and loan and deposit forecasts to minimize funding risk. PC Bancorp has asset/liability committees at the Board and PCB management level to review asset/liability management and liquidity issues.

PC Bancorp maintains strategic liquidity and contingency plans. The contingency funding plan outlines practical and realistic funding alternatives that can be readily implemented as access to regular funding is reduced. Such plan incorporates events that could rapidly affect PCB’s liquidity, including a tightening of collateral requirements or other restrictive terms associated with secured borrowings or the loss of certain deposit or funding relationship. Periodically, PC Bancorp has used short-term time certificates from other financial institutions to meet projected liquidity needs.

PCB has a credit line with the FHLB. Advances are collateralized in the aggregate by PCB’s eligible mortgage loans, securities of the U.S Government and its agencies and certain other loans. There were no outstanding advances at December 31, 2011.

PCB also has established credit line with the Federal Reserve Bank of San Francisco through the Discount Window Borrowing program. PC Bancorp has never borrowed under this program and no loans or securities were pledged for this program as of December 31, 2011.

PCB also maintains two federal funds purchased lines for a total borrowing capacity of $19 million. PC Bancorp’s liquidity was sufficient throughout 2011 and these lines were drawn down to meet liquidity needs.

PC Bancorp has not experienced disintermediation and does not believe this is a likely occurrence, although there is significant competition for core deposits. The liquidity ratio of PC Bancorp was 28.28% at December 31, 2011 compared to 27.00% at December 31, 2010. PC Bancorp’s liquidity ratio fluctuates primarily in conjunction with loan funding demands. The liquidity ratio consists of cash and due from banks, deposits in other financial institutions, available for sale investments, and federal funds sold, divided by total liabilities. The liquidity ratios for the past two years are within PC Bancorp’s liquidity policy and are considered adequate. PC Bancorp recognizes that maintaining high levels of cash and cash equivalents has reduced PCB’s current year interest income. PC Bancorp also recognizes that these same balances reduce PCB’s net interest margin exposure to higher interest rates in the future, and continues to make PC Bancorp interest rate asset sensitive going into 2012.

Interest Rate Risk

PC Bancorp is exposed to different types of interest rate risks. These risks include: lag, repricing, basis and prepayment risk.

•

Lag Risk – lag risk results from the inherent timing difference between the repricing of PC Bancorp’s adjustable rate assets and liabilities. For instance, certain loans tied to the prime rate index may only reprice on a quarterly basis. However, at a community bank such as PCB, when rates are rising, funding sources tend to reprice more slowly than the loans. Therefore, for PCB, the effect of this timing difference is generally favorable during a period of rising interest rates and unfavorable during a period of declining interest rates. This lag can produce some short-term volatility, particularly in times of numerous prime rate changes.

•

Repricing Risk – repricing risk is caused by the mismatch in the maturities/repricing periods between interest-earning assets and interest-bearing liabilities. If PCB was perfectly matched, the net interest margin would expand during rising rate periods and contract during falling rate periods. This is so since loans tend to reprice more quickly than do funding sources. Typically, since PCB is somewhat asset sensitive, this would also tend to expand the net interest margin during times of interest rate increases. However, the margin relationship is somewhat dependent on the shape of the yield curve.

•	Basis Risk – item pricing tied to different indices may tend to react differently.
•

Prepayment Risk – prepayment risk results from borrowers paying down / off their loans prior to maturity. Prepayments on fixed-rate products increase in falling interest rate environments and decrease in rising interest rate environments. Since a majority of PCB’s loan originations are adjustable rate and set based on prime, and there is little lag time on the reset, PCB does not experience significant prepayments. However, PCB does have more prepayment risk on its securitized and manufactured housing loans and its mortgage-backed investment securities.

Management of Interest Rate Risk

To mitigate the impact of changes in market interest rates on PC Bancorp’s interest-earning assets and interest-bearing liabilities, the amounts and maturities are actively managed. Short-term, adjustable-rate assets are generally retained as they have similar repricing characteristics as our funding sources. As described in the “Loan Portfolio” section of this management’s discussion and analysis, approximately 79.7% of PC Bancorp’s loans are variable, a portion of which have contractual interest rate floors and caps. Fixed rate loans with a remaining maturity of five years or more was approximately $20.95 million at December 31, 2011 or 4.97% of average earning assets in 2011.

Loan sales - PC Bancorp’s ability to originate, purchase and sell loans is also significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by PCB. A significant decline in interest rates could also decrease the size of PCB’s servicing portfolio and the related servicing income by increasing the level of prepayments.

The principal objective of PC Bancorp’s asset and liability management activities is to provide optimum levels of net interest income and stable sources of funding while maintaining acceptable levels of interest-rate risk and liquidity risk. The Asset/Liability Committee measures interest rate risk exposure primarily through interest rate shock simulations for both net interest income and the economic value of equity (“EVE”). Interest rate risk arises from mismatches in assets and liabilities, with mismatches due to differences in the timing of rate repricing for the various instruments, the amount or volume of the underlying assets and liabilities that are repricing, and by how much or the level at which the rate is repricing. The specific characteristics of the underlying assets and liabilities, including any embedded optionality, such as a prepayment option on a loan, influence these differences.

Earnings at Risk Analysis

The net interest income interest rate shock simulation measures the effect of changes in interest rates on net interest income over 12 months. This simulation consists of measuring the change in net interest income over the next 12 months from the base case scenario, from which rates are shocked, in a parallel fashion, up and down. The base case uses the assumption of the existing balance sheet and existing interest rates. The simulation requires numerous assumptions, including relative levels of market interest rates, instantaneous and parallel shifts in the yield curve, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual or future results. The analysis does not contemplate actions PC Bancorp may undertake in response to changes in interest rates and market conditions. Earnings at risk analysis is projected for a 12-month period based on a static balance sheet in the current interest rate environment as well as seven hypothetical “rate shock” scenarios. The primary purpose of using a static balance sheet is to isolate changes in PC Bancorp’s net interest margin that are due to changes in interest rates. Since the projections are based on a yield curve and balance sheet that existed in a prior period, they reflect PC Bancorp’s historic interest rate risk rather than its future risk. This is a standard industry practice, and one that also is mandated by banking regulators, primarily to assess compliance with policy and regulations as well as provide a common basis of comparison between PCB and its peers. However, for planning purposes, these scenarios reflect PCB’s future interest rate risk only to the extent its future balance sheets and rate environments mirror those used in these models.

EVE Simulation Analysis

EVE simulation analysis measures risk in the balance sheet that might not be taken into account in the net interest income simulation. Whereas net interest income simulation highlights exposure over a relatively short time period, EVE simulation analysis incorporates all cash flows over the estimated remaining life of all balance sheet positions. The EVE simulation analysis of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. The difference between the present value of the asset and liability represents the EVE. As with net interest income, the base case simulation uses current market rates, from which rates are shocked up and down in a parallel fashion. As with the net interest income simulation model, EVE simulation analysis is based on key assumptions about the timing and variability of balance sheet cash flows. However, because the simulation represents much longer time periods, inaccuracy of assumptions may increase the variability of outcomes within the simulation. It also does not take into account actions management may undertake in response to anticipated changes in interest rates.

The following table shows PC Bancorp’s average deposits for each of the periods indicated below:

	Year Ended December 31,
	2011		2010		2009
	Average Balance	Percent of Total	Average Balance	Percent of Total	Average Balance	Percent of Total
	(dollars in thousands)
Noninterest-bearing demand	$85,598	21.61%	$82,857	23.91%	$68,055	21.76%
Interest-bearing demand	3,729	0.94%	4,317	1.25%	4,138	1.32%
Savings	212,202	53.57%	205,986	59.43%	160,391	51.28%
TCD’s of $100,000 or more	90,392	1.06%	49,232	1.07%	75,976	1.24%
Other TCD’s	4,192	22.82%	4,192	14.35%	4,939	24%

Total Deposits	$396,113	100.00%	$346,584	100.00%	$312,752	100.00%

The remaining maturities of time certificates of deposit (“TCD’s”) were as follows:

	December 31,
	2011		2010
	TCD’s over $100,000	Other TCD’s	TCD’s over $100,000	Other TCD’s
	(in thousands)
Less than three months	$36,016	$691	$18,309	$503
Over three months through 12 months	40,614	1,832	35,429	1,737

Over twelve months through three years	12,635	145	10,751	259
Over three years through five years	1,764	381	2,394	471
Over five years	—	—	—	—

Total	$91,029	$3,049	$66,883	$2,970

The deposits of PC Bancorp may fluctuate up and down with local and national economic conditions. However, management does not believe that deposit levels are significantly influenced by seasonal factors.

PC Bancorp has no brokered deposits. PC Bancorp does solicit time deposits over the internet or from other non-relationship sources from time to time depending on liquidity needs and how well these deposits are priced. At December 31, 2011, approximately $30.3 million in such deposits were held by PC Bancorp.

Contractual Obligations

PC Bancorp has contractual obligations that include long-term debt, deposits, operating leases and purchase obligations for service providers. The following table is a summary of those obligations at December 31, 2011:

	Total	< 1 Year	1-3 Years	3-5 Years	Over 5 Years
	(in thousands)
FHLB and FRB borrowing	$—	$—	$—	$—	$—
Long-term Debt	12,372	—	—	—	12,372
Time certificates of deposits	94,078	79,153	12,780	2,145	—
Operating lease obligations	1,475	928	547	—	—
Purchase obligations for service providers	—	—	—	—	—

Total	$107,925	$80,081	$13,327	$2,145	$12,372

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND INFORMATION RELATING TO THE MERGER

The following unaudited pro forma combined condensed consolidated financial statements and information and explanatory notes illustrate the effect of the merger on California United Bank’s (“CUB”) financial position and results of operations based upon CUB’s and PC Bancorp’s respective historical financial positions and results of operations under the acquisition method of accounting with CU Bancorp treated as the acquirer. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of CUB and PC Bancorp which are incorporated elsewhere in this document.

In accordance with generally accepted accounting principles in the United States of America, or (“GAAP”), the assets and liabilities of PC Bancorp will be recorded by CU Bancorp at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 is based on the unaudited three months ended March 31, 2012 and the audited year ended December 31, 2011 financial statements, respectively of CUB and PC Bancorp included in this prospectus. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2012 assumes the merger took place on that date. The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 assume the merger took place on January 1, 2011.

The pro forma financial information includes CU Bancorp’s estimated adjustments to record assets and liabilities of PC Bancorp at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amount and allocation of the purchase price will be determined after the merger is completed and after completion of further analyses to determine the fair value of PC Bancorp’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities which may impact CU Bancorp’s statement of income due to adjustments in yield and /or amortization of the adjusted assets or liabilities. Any changes to PC Bancorp’s shareholders’ equity, including results of operations from March 31, 2012 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments or entries presented herein.

CU Bancorp anticipates that the merger with PC Bancorp will provide the combined company with financial benefits. However, these unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger transaction. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect any of the potential benefits of and expected cost savings or opportunities to earn additional revenues or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods shown.

The unaudited pro forma shareholders’ equity and net income should not be considered indicative of the market value of CU Bancorp common stock or the actual or future results of operations of CU Bancorp for any period. Actual results may be materially different than the pro forma condensed consolidated financial statements and information presented.

In the presentation below, historical information is information of CUB only, and PC Bancorp, consolidated as noted. Pro forma results are presented for CU Bancorp consolidated, as noted.

Combined Pro Forma Financial Information (unaudited)

Condensed Consolidated Balance Sheet

As of March 31, 2012

(Dollars in thousands, except per share data)

	Historical
	CUB	PC Bancorp (consolidated)	Pro Forma before Entries	Pro-Forma Entries (3)		CU Bancorp (consolidated) Pro-Forma Combined

ASSETS
Cash and due from banks	$13,592	$9,140	$22,732	$(3,591	)(K)	$19,141
Interest earning deposits other financial institutions	233,736	191,005	424,741	—		424,741

Total Cash and Cash Equivalents	247,328	200,145	447,473	(3,591)		443,882

Certificates of deposit in other financial institutions	33,279	4,711	37,990	—		37,990
Investment securities held to maturity and available-for-sale	107,199	46,499	153,698	—		153,698
Loans	453,248	303,371	756,619	(17,001	)(B)	739,618
Allowance for loan loss	(7,512)	(7,908)	(15,420)	7,908	(C)	(7,512)

Net loans	445,736	295,463	741,199	(9,093)		732,106

Premises and equipment, net	3,504	379	3,883	—		3,883
Deferred tax assets	6,464	3,465	10,694	3,417	(G)	14,111
Other real estate owned, net	3,112	1,396	4,508	—	(J)	4,508
Goodwill	6,155	—	6,155	6,382	(I)	12,537
Core deposit Intangible assets	927	—	927	2,362	(H)	3,289
Accrued interest receivable and other assets	13,850	12,097	25,182	—		25,182

Total Assets	$867,554	$564,155	$1,431,709	$(523)		$1,431,186

LIABILITIES
Non-interest bearing demand deposits	$423,928	$113,869	$537,797	$—		$537,797
Interest bearing transaction accounts and savings	73,438	7,724	81,162	—		81,162
Money market deposits	210,507	302,436	512,943	—		512,943
Certificates of deposit	52,980	77,661	130,641	1,000	(E)	131,641

Total deposits	760,853	501,690	1,262,543	1,000		1,263,543
Securities sold under agreements to repurchase	23,262	—	23,262	—		23,262
Trust Preferred Securities	—	12,372	12,372	—		12,372
Accrued interest payable and other liabilities	1,851	8,895	10,846	572	(L)	11,418

Total Liabilities	785,966	523,057	1,309,023	1,572		1,310,595

SHAREHOLDERS’ EQUITY

Common stock	77,225	30,448	107,673	11,121	(M)	118,794
Additional paid-in capital	6,305	—	6,305	—		6,305
Accumulated retained earnings (deficit)	(2,929)	10,133	7,204	(12,699	)(M)	(5,495)
Accumulated other comprehensive income	987	517	1,504	(517)		987

Total Shareholders’ Equity	81,588	41,098	122,686	(2,095)		120,591
Total Liabilities and Equity	$867,554	$564,155	$1,431,709	$(523)		$1,431,186

Combined Pro Forma Financial Information (unaudited)

Condensed Consolidated Statement of Operations

For the three months ended March 31, 2012

(Dollars in thousands, except per share data)

	Historical
	CUB	PC Bancorp (consolidated)	Pro Forma before Entries	Pro Forma Entries (3)		CU Bancorp (consolidated) Pro Forma Combined
Interest Income
Interest and fees on loans	$6,690	$4,045	$10,735	$260	(D)	$10,995

Interest on investment securities	604	298	902	—		902
Interest on interest bearing deposits in other financial institutions	184	75	259	—		259

Total Interest Income	7,478	4,418	11,896	260		12,156

Interest Expense
Interest expense on deposits	219	970	1,189	(40	)(E)	1,149
Interest on securities sold under agreements to repurchase	20	—	20	—		20

Interest in Trust Preferred Securities	—	116	116	—		116

Total Interest Expense	239	1,086	1,325	(40)		1,285

Net Interest Income	7,239	3,332	10,571	300		10,871

Provision for loan losses	—	512	512	—		512

Net Interest Income After Provision For Loan Losses	7,239	2,820	10,059	300		10,359

Non-Interest Income
Gain on sale of loan, securities and impairment loss	(30)	444	414	—		414
Deposit account service charge income	463	198	661	—		661
Other non-interest income	189	30	219	—		219

Total Non-Interest Income	622	672	1,294	—		1,294

Non-Interest Expense
Salaries and employee benefits	3,938	1,603	5,541	—		5,541
Occupancy	752	263	1,015	—		1,015
Other non-interest expense	2,181	974	3,155	—		3,155
Amortization of Core Deposit Intangible	34	—	34	74	(H)	108

Total Non-Interest Expense	6,905	2,840	9,745	74		9,819

Net Income Before Provision for Income Tax	956	652	1,608	226		1,834

Provision for income tax expense	450	249	699	93	(G)	792

Net Income	$506	$403	$909	$133		$1,042

Earnings Per Share
Basic earnings per share	$0.08					0.10
Diluted earnings per share	$0.07					0.10

Weighted average basic shares outstanding	6,713,000			3,721,442	(N)	10,434,442
Weighted dilutive average shares outstanding	6,834,000			3,721,442	(N)	10,555,442

Combined Pro Forma Financial Information (unaudited)

Condensed Consolidated Statement of Operations

For the year ended December 31, 2011

(Dollars in thousands, except per share data)

	Historical
	CUB	PC Bancorp (consolidated)	Pro Forma before Entries	Pro Forma Entries (3)		CU Bancorp (consolidated) Pro Forma Combined
Interest Income
Interest and fees on loans	$25,135	$16,074	$41,209	$1,288	(D)	$42,497
Interest on federal funds sold	—	111	111	—		111
Interest on investment securities	2,968	1,088	4,056	—		4,056
Interest on interest bearing deposits in other financial institutions	653	208	861	—		861

Total Interest Income	28,756	17,481	46,237	1,288		47,525

Interest Expense
Interest expense on deposits	1,212	4,560	5,772	(550	)(E)	5,222
Interest on securities sold under agreements to repurchase	99	—	99	—		99
Interest on Federal Home Loan Bank borrowings	5	65	70	—		70
Interest in Trust Preferred Securities	—	605	605	—		605

Total Interest Expense	1,316	5,230	6,546	(550)		5,996

Net Interest Income	27,440	12,251	39,691	1,838		41,529

Provision for loan losses	1,442	2,284	3,726	—		3,726

Net Interest Income After Provision For Loan Losses	25,998	9,967	35,965	1,838		37,803

Non-Interest Income
Gain on sale of loan, securities and impairment loss	(45)	3,766	3,721	—		3,721
Deposit account service charge income	1,617	736	2,353	—		2,353
Other non-interest income	790	385	1,175	—		1,175

Total Non-Interest Income	2,362	4,887	7,249	—		7,249

Non-Interest Expense
Salaries and employee benefits	15,352	7,497	22,849	—		22,849
Occupancy	3,103	1,362	4,465	—		4,465
Other non-interest expense	7,154	5,440	12,594	—		12,594
Amortization of Core Deposit Intangible	137	—	—	296	(H)	433

Total Non-Interest Expense	25,746	14,299	40,045	296		40,341

Net Income Before Provision for Income Tax	2,614	555	3,169	1,542		4,711

Provision for income tax expense	1,147	142	1,289	635	(G)	1,924

Net Income	$1,467	$413	$1,880	$907		$2,787

Earnings Per Share
Basic earnings per share	$0.23					0.27
Diluted earnings per share	$0.22					0.27

Weighted average basic shares outstanding	6,460,104			3,721,442	(N)	10,181,546
Weighted dilutive average shares outstanding	6,635,862			3,721,442	(N)	10,357,304

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined consolidated financial information related to the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2012, which assumes that the merger was completed on March 31, 2012. The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 were prepared assuming that the merger was completed on January 1, 2011. For the purpose of the pro forma combined condensed consolidated financial statements, the purchase price consideration is currently estimated at approximately $42.0 million, which is based on a price of $11.17 per common share (which is an estimate for purposes of this presentation based on the weighted average closing price over the 20 day trading period between May 1, 2012 to May 29, 2012) of CUB’s common stock and the issuance of 3,721,442 common shares by CU Bancorp for an estimated value of $41.5 million. Also included in the purchase price consideration is the cash payout of approximately $469,000 to PCB Bancorp stock option holders. The pro forma adjustments included herein reflect the conversion of PC Bancorp’s common stock into CU Bancorp common stock at the exchange ratio stated in the merger agreement. Under the merger agreement outstanding shares of PC Bancorp common stock are to be exchanged for 3,721,442 shares of CU Bancorp stock (subject to adjustment as set forth in the merger agreement) which at May 31, 2012 would have resulted in an “exchange ratio” of 0.9923. PC Bancorp had 3,750,376 shares outstanding including unvested restricted stock as of May 31, 2012. This presentation assumes that no additional shares of PC Bancorp will be issued between May 31, 2012 and the closing date of the Acquisition.

The merger will be accounted for as an acquisition of PC Bancorp by CU Bancorp in accordance with the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired, and the liabilities assumed to be based on their fair values as of the date of acquisition. Goodwill, if any, will be recognized as of the acquisition date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on CUB’s preliminary purchase price allocation, goodwill of approximately $6.38 million is currently expected to be recorded by CU Bancorp in the period the merger is completed.

As the merger is recorded using the acquisition method of accounting, all loans of PC Bancorp are recorded at fair value, including adjustments for credit, and no allowance for loan losses is carried over to CU Bancorp’s balance sheet. In addition, certain anticipated nonrecurring merger transaction costs associated with the merger, such as investment banking fees, change in control severance costs, accounting fees, legal and other professional fees, transfer agent fees, proxy solicitation costs and other related expenditures are reflected in the pro forma condensed consolidated balance sheet, but are excluded from the pro forma condensed statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011 we assumed no adjustments to the historical amount of PC Bancorp provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of PC Bancorp’s provision for loan losses presented.

The historical financial results of CUB include merger and integration costs of approximately $171,000 for the year ended December 31, 2011 and $148,000 for the three months ended March 31, 2012. The merger and integration cost included in the historical balances primarily consisted of legal, professional and due diligence related fees. The future estimated merger transaction costs, that are expected to be incurred after March 31, 2012 by CU Bancorp associated with the acquisition are estimated at approximately $3,225,000 pre-tax and $2,566,000 after tax. Most of the projected future merger costs for CU Bancorp are not tax deductible. The after tax cost of $2,566,000 is included as a pro forma adjustment in the condensed consolidated balance sheet, see footnote F.

The future estimated transaction costs that are expected to be incurred after March 31, 2012, associated with the merger for PC Bancorp are estimated at approximately $700,000 pre-tax and $556,000 after tax. The after tax cost of $556,000 is included as a pro forma adjustment in the condensed consolidated financial condition, see footnote F.

The merger is expected to result in annual cost savings and revenue synergies to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma condensed consolidated balance sheet, or the condensed consolidated statements of operations.

2.	Preliminary Purchase Accounting Allocations

The unaudited pro forma combined condensed consolidated financial information for the merger includes the unaudited pro forma combined condensed balance sheet as of March 31, 2012 assuming the merger was completed on March 31, 2012. The unaudited pro forma combined condensed consolidated statement of operations of the three months ended March 31, 2012 and for the year ended December 31, 2011 were prepared assuming the merger was completed on January 1, 2011.

Preliminary Purchase Accounting Allocations

	(Dollars in Thousands)

Equity capital of PC Bancorp—historical at March 31, 2012			$41,098

Less PC Bancorp net merger transaction costs			(556	)(F)

Less fair value adjustments:
Loan fair value	$(17,001	) (B)
Allowance for loan loss	7,908	(C)

Loans, net	(9,093)

Core deposit intangible	2,362	(H)
Certificates of deposit	(1,000	) (E)
Deferred tax asset	3,417	(G)
Other liabilities	(572	) (L)

Total fair value adjustments			(4,886)

Net Assets (Equity capital less PC Bancorp net merger transaction costs and fair value adjustments)			35,656
Total Consideration paid to PC Bancorp shareholders and stock and option holders (1)			42,038

Goodwill (Total consideration paid less net assets) (2)			$6,382

(1)

The purchase price is based on the issuance of 3,721,442 shares of CU Bancorp common stock at a price of approximately $11.17 per common share for a value of $41.5 million. In addition, PCB Bancorp stock option holders are to receive approximately $469,000 in cash at the date of merger. The estimated “in-the-money” stock option payout is considered additional purchase price consideration. Pursuant to the provisions of the merger agreement, an exchange ratio of 0.9923 is utilized for the exchange of PC Bancorp common stock outstanding which at May 31, 2012 equaled 3,750,376 (which includes unvested restricted stock of 20,348 shares, all of which will vest immediately prior to the acquisition) for 3,721,442 shares of CU Bancorp common stock. Total consideration to be paid is $42.0 million.

(2)	See footnote I for a detailed listing of the fair value adjustments and goodwill.

3.	Preliminary Pro Forma Entries

A.	Adjustments to equity reflect the acquisition of PC Bancorp by the issuance of approximately 3,721,442 shares of CU Bancorp common stock in exchange for the outstanding common stock of PC Bancorp of 3,750,376 (which includes unvested restricted stock of 20,348) shares at May 31, 2012. The exchange ratio of 0.9923 is approximately 1 share of PCB Bancorp common stock for 1 share of CU Bancorp common stock.

B.

The fair value of the loan portfolio being acquired from PC Bancorp is estimated by CU Bancorp to be less than the net book value. Based on management’s judgment, we applied an approximate discount of 5.6% to PC Bancorp gross loan portfolio to estimate the loan fair value adjustment at March 31, 2012.

This adjustment reflects our estimates of both market rate differential and the potential adjustments required by ASC 310-30, “Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality”. The total gross fair value loan adjustment is estimated at approximately $17.0 million. The credit portion of the loan fair value adjustment is estimated at approximately $12.8 million and the market rate fair value adjustment is estimated at approximately $4.2 million. See Footnote D for the estimated amortization of the market rate fair value adjustment. The actual loan fair value adjustment may be more or less than the amount estimated and used in these pro forma financial statements. The actual loan fair value will be calculated at the date of the merger, based on the most current financial information available.

C.	Because the acquired loans are recorded at fair value at the acquisition date, there is no carryover of PC Bancorp’s allowance for loan losses of $7,908,000 at March 31, 2012.

D.	The market rate portion of the loan fair value adjustment of $4.2 million will be amortized over the estimated remaining life of the loan portfolio. The accretion for the three months ended March 31, 2012 is estimated at approximately $260,000 and the accretion for the 12 month period ended December 31, 2011 after the effective date is estimated to be approximately $1.29 million The following schedule reflects the projected amortization of the market rate portion of the loan fair value adjustment over the next five years.

Estimated Market Rate Loan Fair Value Adjustment Amortization Schedule	(Dollars in Thousands)

Year 1	$1,288
Year 2	1,038
Year 3	830
Year 4	581
Year 5	413

Total market rate loan fair value adjustment	$4,150

E.	The fair value adjustments on the certificates of deposit liabilities is estimated at approximately $1.0 million. In accordance with GAAP, subsequent to the merger date, CU Bancorp will record amortization to the face amount in interest expense over the remaining term of the time certificates of deposit. The amortization for the three month period ended March 31, 2012 is estimated at approximately $40,000 and the amortization for the year ended December 31, 2011 is estimated at approximately $550,000. The following schedule reflects the projected amortization of the certificates of deposit fair value adjustment.

Estimated Certificates of Deposit Fair Value Adjustment Amortization Schedule	(Dollars in Thousands)

Year 1	$550
Year 2	160
Year 3	150
Year 4	110
Year 5	30

Total Certificates of Deposit fair value adjustment	$1,000

F.	The estimated transaction costs related to the merger are estimated at approximately $3.1 million, net of tax. This cost is included in the pro forma condensed consolidated balance sheet. Some of the merger transaction costs are not tax deductible. The deductibility of such costs is estimated in the table below, but will be finalized and determined subsequent to the completion of the merger. The following schedule reflects the breakout of the merger estimated transaction cost between CU Bancorp and PC Bancorp. For purposes of the pro forma presentation, these costs are assumed to be paid out in cash at the date of the merger. However, several of these costs may not actually be paid out in cash and would be accrued for.

	(Dollars in Thousands)
Merger Transaction Costs Schedule	PCB		CUB	Combined

Salaries and employee benefits	$		$1,400	$1,400
Other non-interest expense		700	1,825	2,525

Total non-interest expense		700	3,225	3,925
Tax benefit		(144)	(659)	(803)

Net expense after tax benefit		$556	$2,566	$3,122

The plan to integrate the operations of CU Bancorp and PC Bancorp following the merger is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessments of the personnel, benefit plans, premises, and equipment and service contracts to determine the extent of redundancies that may be eliminated. Certain decisions arising from these assessments may involve involuntary terminations of employees, vacating leased premises, changing information systems, canceling contracts with service providers and otherwise disposing of certain furniture and equipment. Additional integration costs may include costs relating to corporate name changes and incremental communication costs to customers and business partners, among others. Cost associated with these actions will be recorded based on the nature of the cost and timing of the integration actions.

G.	Adjustments to deferred tax assets represent the tax effect of the pro forma adjustments using a combined federal and state tax rate of 41.15%. A federal and state effective tax rate of 41.15% was utilized in calculating the provision for income tax as reflected in the pro forma entries in the condensed consolidated statements of operations for the three months ended March 31, 2012 and for the year ended December 31, 2011. The following table reflects the breakout of deferred tax assets reflected on the pro forma condensed consolidated balance sheet.

	(Dollars in Thousands)
Components of Deferred Tax Assets Schedule - March 31, 2012	Amount	Tax	Net

Loan fair value adjustments	$(17,001)	$6,996	$(10,005)
Allowance for loan loss adjustment	7,908	(3,254)	(4,654)
Core deposit fair value	2,362	(972)	1,390
Certificates of deposit fair value adjustment	(1,000)	412	(589)
Accrued Interest payable and other liabilities	(572)	235	(337)

Deferred Tax Asset	$(8,303)	$3,417	$(4,886)

H.	Adjustments to other assets include a core deposit intangible of $2.36 million. A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method is based upon the principal of future benefits. In determining this value, CUB and PC Bancorp have considered recently completed transactions and the overall value assigned to the non-interest bearing demand deposit accounts, interest bearing transaction accounts, savings accounts and money market deposit accounts. Based on this review CUB and PC Bancorp have preliminarily estimated a 0.80% core deposit premium on the core deposits of PC Bancorp. This premium is a result of the cost of these deposits being lower than the cost of comparable alternative funding sources. The amortization of core deposit intangibles is estimated at approximately $74,000 for the three months ended March 31, 2012 and is estimated at approximately $296,000 for the year ended December 31, 2011.

I.	The following is a summary of the fair value adjustments impacting the value of the projected goodwill.

March 31, 2012	(Dollars in Thousands)

Equity capital of PC Bancorp—historical at March 31, 2012			$41,098
Less PC Bancorp net merger transaction costs			(556	)(F)
Less fair value adjustments:
Loan fair value	$(17,001	) (B)
Allowance for loan loss	7,908	(C)

Loans, net	(9,093)

Core deposit intangible	2,362	(H)
Certificates of deposit	(1,000	) (E)
Deferred tax asset	3,417	(G)
Other liabilities	(572	) (L)

Total fair value adjustments			(4,886)

Net Assets (Equity capital less fair value adjustments)			35,656
Total consideration paid to PC Bancorp shareholders and stock option holders			42,038

Goodwill (Total consideration paid less net assets)			$6,382

J.	Other Real Estate Owned of PC Bancorp is assumed to be stated at fair value in PC Bancorp’s historical financial statements at March 31, 2012.

K.	Adjustments to cash include the following: Under the merger agreement PC Bancorp stock options not exercised prior to the effective time of the Acquisition will be cancelled and CU Bancorp will pay the holder thereof cash equal to the positive difference, if any, of: (i) the product of (A) the closing price and (B) the per share stock consideration; and (ii) the per share option exercise price of the PC Bancorp stock option (subject to any required withholding of taxes). Under the terms of PC Bancorp’s stock option plan all unvested options immediately vest upon a change in control. The consideration is estimated at $469,000 in these pro forma financial statements. The actual payout could be higher or lower based on the actual closing price. Both the CU Bancorp and PC Bancorp net merger transaction costs of $2,566,000 and $556,000 respectively, are assumed to be paid out at the closing date of the merger, see Footnote F. Total cash payments are estimated at $3,591,000.

Cash Account Pro Forma Adjustment Schedule at March 31, 2012	Dollars in Thousands

Net Expense after tax—CU Bancorp transaction costs	$2,566
Net Expense after tax—PC Bancorp transaction costs	556
Payment to PCB Bancorp stock option holders	469

Cash pro forma adjusting entry	$3,591

L.	This represents the accrual for deferred compensation related to the executives of PCB Bancorp to be accrued for at the date of merger.

M.	The following is the summary of the transactions reflecting the Equity account adjustments.

Equity Account Pro Forma Adjustment Schedule at March 31, 2012	Dollars in Thousands

Common Stock of PC Bancorp—Retired	$(30,448)
Common Stock of CU Bancorp—issued in connection with merger	41,569

Common Stock pro forma adjusting entry	$11,121

Accumulated retained earnings of PC Bancorp	$(10,133)
CU Bancorp net merger transaction costs (see Footnote F)	(2,566)

Net accumulated retained earnings (deficit) pro forma adjustment	$(12,699)

N.	The amount of pro forma combined total shares outstanding at March 31, 2012, is calculated by adding CUB’s historical shares outstanding at March 31, 2012 (which will be equal to CU Bancorp’s outstanding shares immediately after the bank holding company reorganization and prior to the Acquisition) and CU Bancorp’s pro forma shares, which are to be issued at the merger transaction date. For purposes of these calculations, the retirement of the PC Bancorp shares as well as the issue of the new CU Bancorp shares is recorded as if the transaction occurred January 1, 2011, with the newly issued shares outstanding for the full year. See Merger Consideration to the Shareholders of PC Bancorp - Stock Consideration for the calculation of shares to be issued in the merger transaction.

The amount of pro forma combined weighted average shares outstanding is calculated by adding CUB’s historical weighted average shares outstanding for the three months ended March 31, 2012 and for the year ended December 31, 2011 (which will be equal to the number of CU Bancorp’s outstanding shares immediately after the bank holding company reorganization and prior to the Acquisition) and the CU Bancorp shares issued in connection with merger. For purposes of these calculations the issuance of the new CU Bancorp shares is recorded as if the transaction occurred January 1, 2011, with the newly issued shares outstanding for the full three months ended March 31, 2012 and for the full year of 2011.

December 31, 2011
Dollars in Thousands except Per Share Data	Historical
	CUB	PC Bancorp (consolidated)	Exchange of PC Bancorp Shares	Issue of CU Bancorp Shares	CU Bancorp (consolidated) Pro Forma Combined
Shares outstanding at December 31, 2011	6,950,098	3,721,335	(3,721,335)	3,721,442	10,671,540

Net Income	$1,467	$413	$1,880	$907	$2,787
Shares outstanding
Weighted average basic shares outstanding	6,460,104	3,648,386	(3,648,386)	3,721,442	10,181,546
Potential dilutive shares related to stock options and restricted stock	175,869	149,523	(149,523)	—	175,869

Weighted average dilutive shares	6,635,862	3,797,909	(3,797,909)	3,721,442	10,357,304

Earnings Per Share
Basic earnings per share	$0.23				$0.27
Diluted earnings per share	$0.22				$0.27

March 31, 2012
Dollars in Thousands except Per Share Data	Historical
	CUB	PC Bancorp (1)	Exchange of PC Bancorp	Issue of CU Bancorp stock	CU Bancorp (consolidated) Pro Forma Combined
Shares outstanding at March 31, 2012	6,938,717	3,730,028	(3,730,028)	3,721,442	10,660,159

Net Income	$506	$403	$909	$133	$1,042
Shares outstanding
Weighted average basic shares outstanding	6,713,000	3,729,604	(3,729,604)	3,721,442	10,434,442
Potential dilutive shares related to stock options and restricted stock	121,000	48,975	(48,975)	—	121,000

Weighted average dilutive shares	6,834,000	3,778,579	(3,778,579)	3,721,442	10,555,442

Earnings Per Share
Basic earnings per share	$0.08				$0.10
Diluted earnings per share	$0.07				$0.10

(1)	Includes 3,730,028 shares of PC Bancorp common stock outstanding at March 31, 2012 plus unvested restricted stock of 20,348 shares.

DESCRIPTION OF CU BANCORP COMMON STOCK

The authorized capital stock of CU Bancorp consists of 75,000,000 shares of common stock, no par value, and 50,000,000 shares of serial preferred stock. The CU Bancorp preferred stock may be divided into such number of series as CU Bancorp’s board of directors may determine. CU Bancorp’s board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of CU Bancorp preferred stock, and to fix the number of shares of any series of CU Bancorp preferred stock and the designation of any such series of CU Bancorp preferred stock. CU Bancorp’s board of directors, within the limits and restrictions stated in any resolution or resolutions of CU Bancorp’s board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Any future issuance of CU Bancorp preferred stock could affect the rights of holders of common stock.

Holders of shares of CU Bancorp’s common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders.

Upon liquidation or dissolution of CU Bancorp, the assets legally available for distribution to holders of shares of CU Bancorp’s common stock, after payment of all obligations of CU Bancorp and payment of any liquidation preference of all other classes and series of stock entitled thereto, including CU Bancorp preferred stock, are distributable ratably among the holders of CU Bancorp’s common stock.

The holders of CU Bancorp’s common stock have no preemptive rights to subscribe for new issue securities, and shares of CU Bancorp’s common stock are not subject to redemption, conversion, or sinking fund provisions. The shares of the CU Bancorp common stock, when issued in connection with the Acquisition, will be validly issued, fully paid, and non assessable.

After the preferential dividends upon all other classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after CU Bancorp shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of CU Bancorp’s common stock are entitled to such dividends as may be declared by CU Bancorp’s board of directors out of funds legally available therefore under the laws of the State of California.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CU BANCORP, CUB AND PC BANCORP

When the bank holding company reorganization becomes effective, shareholders of CUB will be deemed to be the shareholders of CU Bancorp and their shares of CUB common stock will be deemed to be shares of CU Bancorp common stock in a one-for-one exchange. When CU Bancorp’s Acquisition of PC Bancorp and PCB becomes effective, the shareholders of PC Bancorp will receive shares of CU Bancorp common stock in exchange for their shares of PC Bancorp common stock and become shareholders of CU Bancorp. The following is a summary of material differences between the rights of holders of CU Bancorp common stock, holders of CUB common stock and the holders of PC Bancorp common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of CU Bancorp common stock, the holders of CUB common stock and holders of PC Bancorp common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under applicable law and the governing corporate instruments of CU Bancorp, CUB and PC Bancorp, and other known material differences. CU Bancorp, CUB and PC Bancorp are California corporations incorporated under the laws of California and the California General Corporation Law (“CGCL”) and therefore subject to all the provisions of the CGCL. CUB, as a California state-chartered commercial bank, is also subject to all of the provisions of the California Financial Code.

We urge you to carefully read this entire joint proxy statement-prospectus, the relevant provisions of the CGCL and the California Financial Code and the other documents to which we refer in this joint proxy statement-prospectus for a more complete understanding of the differences between being a CU Bancorp shareholder, a CUB shareholder and a PC Bancorp shareholder.

	CU Bancorp	CUB	PC Bancorp

Authorized Capital Stock	The authorized capital stock of CU Bancorp consists of 75,000,000 shares of common stock, without par value per share and 50,000,000 shares of preferred stock, no par value per share, of which there are no shares issued and outstanding.	The authorized capital stock of CUB consists of 30,000,000 shares of common stock, without par value per share and 20,000,000 shares of preferred stock, no par value per share, of which there are no shares issued and outstanding.	The authorized capital stock of PC Bancorp consists of 10,000,000 shares of common stock, no par value per share, of which, as of the date of this merger agreement, 3,750,376 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and there are no shares of preferred stock authorized

Authorized Stock	The Board is authorized to issue blank check preferred stock. The Board, without shareholder approval, is authorized to determine and alter the rights, preference, privileges and restrictions granted to and imposed upon the preferred stock.	Same.	The Articles of Incorporation have no comparable provision.

Director Liability	The liability of directors for monetary damages is eliminated to the fullest extent permissible under California law.	Same.	Same.

	CU Bancorp	CUB	PC Bancorp

Indemnification of Agents	CU Bancorp is authorized to provide indemnification of agents for breach of duty in excess of indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on excess indemnification set forth in Section 204 of the CGCL.	Same.	Same.

Cumulative Voting for Election of Directors	Shareholders are entitled to cumulate votes with respect to the election of directors at a shareholders’ meeting for any candidate or candidates’ whose names have been placed in nomination prior to the voting if the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder’s votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit.	Same.	Same.

Power of Directors	The directors of CU Bancorp have the power to manage the business and affairs of the corporation and to exercise all corporate powers of CU Bancorp, subject only to the provisions of the CGCL and any limitations in the articles of incorporation and CU Bancorp’s bylaws.	Same, except that the powers of CUB’s directors are further limited by the California Financial Code.	Same.

	CU Bancorp	CUB	PC Bancorp

Number and Qualification of Directors	The authorized number of directors that may serve on CU Bancorp’s Board cannot be less than nine (9) nor more than seventeen (17). The number of directors on the Board may be changed, or a definite number may be fixed without provisions for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to the applicable bylaw provision adopted by the vote or written consent of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. Subject to the foregoing provisions for changing the number of directors, the number of directors is initially fixed at eleven (11).	Same, except that the authorized range of directors is currently between six (6) and eleven (11) and is presently fixed at eleven (11).	Same, except that PC Bancorp’s bylaws do not restrict a bylaw amendment reducing the fixed number of directors to a number less than five (5) where votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon.

Nomination of Directors	Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the	Same, except that shareholder notice of intent to make any nominations must be delivered to CUB’s president by the later of twenty-one (21) business	Same, except that shareholder notice of intent to make any nominations must be delivered to PC Bancorp’s president by the later of twenty-one (21) business

	CU Bancorp	CUB	PC Bancorp
corporation entitled to vote for
the election of directors. Notice
of intention to make any
nominations (other than for
persons named in the notice of
the meeting at which such
nomination is to be made) shall
be made in writing and shall be
delivered or mailed to the
President of the corporation no
more than sixty (60) days prior
to any meeting of shareholders
called for the election of
directors and no more than ten
(10) days after the date the
notice of such meeting is sent to
shareholders; provided,
however, that if ten (10) days’
notice of such meeting is sent to
shareholders, such notice of
intention to nominate must be
received by the President of the
corporation not later than time
fixed in the notice of the
meeting for the opening of the
	meeting.	days prior to the shareholder meeting or seven (7) days after the date of mailing of notice of the shareholder meeting at which directors are to be elected.	days prior to the shareholder meeting or ten (10) days after the date of mailing of notice of the shareholder meeting at which directors are to be elected.

Payment of Dividends	The shareholders of CU Bancorp will be entitled to receive dividends when and as declared by its board of directors, out of funds legally available for the payment of dividends, as provided in the CGCL. The CGCL prohibits CU Bancorp from paying dividends or making any other distribution to its shareholders unless its board of directors has determined in good faith either of the following: (i) the amount of its retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the amount, if any, of

Holders of CUB common stock are entitled to dividends legally available therefore, when and as declared by CUB’s board of directors. The California Financial Code provides that a bank may not make cash distribution to its shareholders in an amount, which exceeds the lesser of: (1) the retained earnings, or (2) the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period.

However, a bank may, with the approval of the Commissioner of Financial

Same as CU Bancorp.

CU Bancorp	CUB	PC Bancorp
cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of its assets would equal or exceed the sum of its total liabilities plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made. Further, CU Bancorp is prohibited from making any distribution to its shareholders if, as a result of the distribution, CU Bancorp likely would be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. In certain circumstances, CU Bancorp may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of CU Bancorp.

Institutions, make a distribution to its shareholders in an amount not exceeding the greatest of: (1) the retained earnings of the bank, (2) the net income of the bank for its last fiscal year, or (3) the net income of the bank for its current fiscal year. If the Commissioner of Financial Institutions finds that the shareholders’ equity of a bank is not adequate or that the payment of a dividend would be unsafe or unsound for the bank, the Commissioner of Financial Institutions may order the bank not to pay any dividend to the shareholders.

In addition, under the Financial Institutions Supervisory Act of 1966, as amended, the FDIC also has the authority and general enforcement powers to prohibit a bank from engaging in practices, which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of CUB and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and thereby prohibit such payment. The Federal Deposit Insurance Corporation Improvement Act of 1991 further prohibits a bank from paying a dividend if the dividend payment would result in the bank failing to meet any of its minimum capital requirement.

	CU Bancorp	CUB	PC Bancorp

Dissenters’ Rights	Under the CGCL, shareholders of CU Bancorp will generally be entitled to dissenters’ rights in connection with a transaction which constitutes a reorganization under the CGCL.	The California Financial Code provides that shareholders of a state-chartered bank are not entitled to dissenter’s rights in connection with transactions between two bank institutions which constitutes a reorganization under the CGCL.	Same as CU Bancorp.

SUPERVISION AND REGULATION

Introduction

Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC’s insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of CU Bancorp, PCB and CUB can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

•	the FRB;

•	the FDIC;

•	the OCC; and

•	the DFI.

The system of supervision and regulation that will be applicable to CU Bancorp once it becomes a registered bank holding company, its banking subsidiaries, and CUB governs most aspects of their business, including:

•	the scope of permissible business;
•	investments;
•	reserves that must be maintained against deposits;
•	capital levels that must be maintained;
•	the nature and amount of collateral that may be taken to secure loans;
•	the establishment of new branches;
•	mergers and consolidations with other financial institutions; and
•	the payment of dividends.

The following summarizes the material elements of the regulatory framework that will apply to CU Bancorp, and currently apply to PC Bancorp, PCB and CUB. It does not describe all of the statutes, regulations and regulatory policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and regulatory policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies discussed in this joint proxy statement-prospectus. Any change in these applicable laws, regulations or regulatory policies may have a material effect on the business of CU Bancorp, PC Bancorp, PCB and CUB.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” CU Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold shareholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, CU Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. CU Bancorp intends to take advantage of the benefits of this extended transition period and to comply with new or amended accounting pronouncements in the same manner as a private company. Accordingly, its financial statements may not be comparable to companies that comply with such new or revised accounting standards.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. The Dodd-Frank Act is intended to affect a fundamental restructuring of federal banking regulation. Among other things, the Dodd-Frank Act creates a new Financial Stability Oversight Council to identify systemic risks in the financial system and gives federal regulators new authority to take control of and liquidate financial firms. The Dodd-Frank Act additionally creates a new independent federal regulator to administer federal consumer protection laws. The Dodd-Frank Act is expected to have a significant impact on our business operations as its provisions take effect. Among the provisions that may affect us are the following:

Holding Company Capital Requirements

The Dodd-Frank Act requires the FRB to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. Under these standards, trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

CU Bancorp, as the surviving bank holding company, will assume approximately $12.37 million of junior subordinated debt securities issued to various business trust subsidiaries of PC Bancorp and funded through the issuance of approximately $12.0 million of floating rate capital trust preferred securities. Because CU Bancorp, as the surviving bank holding company following the bank holding company reorganization and the Acquisition, will have less than $15 billion in assets, the trust preferred securities that CU Bancorp will assume from PC Bancorp will continue to be included in Tier 1 capital.

Deposit Insurance

The Dodd-Frank Act permanently increases the maximum deposit insurance amount for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and extends unlimited deposit insurance to non-interest bearing transaction accounts through December 31, 2012. The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. Effective one year from the date of enactment, the Dodd-Frank Act eliminates the federal statutory prohibition against the payment of interest on business checking accounts.

Corporate Governance

The Dodd-Frank Act will require publicly traded companies to give shareholders a non-binding vote on executive compensation at their first annual meeting taking place six months after the date of enactment and at least every three years thereafter and on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions unless previously voted on by shareholders. The new legislation also authorizes the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. Additionally, the Dodd-Frank Act directs the federal banking regulators to promulgate rules prohibiting excessive compensation paid to executives of depository institutions and their holding companies with assets in excess of $1.0 billion, regardless of whether the company is publicly traded or not. The Dodd-Frank Act gives the SEC authority to prohibit broker discretionary voting on elections of directors and executive compensation matters.

Prohibition Against Charter Conversions of Troubled Institutions

Effective one year after enactment, the Dodd-Frank Act prohibits a depository institution from converting from a state to federal charter or vice versa while it is the subject of a cease and desist order or other formal enforcement action or a memorandum of understanding with respect to a significant supervisory matter unless the appropriate federal banking agency gives notice of the conversion to the federal or state authority that issued the enforcement action and that agency does not object within 30 days. The notice must include a plan to address the significant supervisory matter. The converting institution must also file a copy of the conversion application with its current federal regulator which must notify the resulting federal regulator of any ongoing supervisory or investigative proceedings that are likely to result in an enforcement action and provide access to all supervisory and investigative information relating hereto.

Interstate Branching

The Dodd-Frank Act authorizes national and state banks to establish branches in other states to the same extent as a bank chartered by that state would be permitted to branch. Previously, banks could only establish branches in other states if the host state expressly permitted out-of-state banks to establish branches in that state. Accordingly, banks will be able to enter new markets more freely.

Limits on Derivatives

Effective 18 months after enactment, the Dodd-Frank Act prohibits state-chartered banks from engaging in derivatives transactions unless the loans to one borrower limits of the state in which the bank is chartered takes into consideration credit exposure to derivatives transactions. For this purpose, derivative transactions include any contract, agreement, swap, warrant, note or option that is based in whole or in part on the value of, any interest in, or any quantitative measure or the occurrence of any event relating to, one or more commodities securities, currencies, interest or other rates, indices or other assets.

Transactions with Affiliates and Insiders

Effective one year from the date of enactment, the Dodd-Frank Act expands the definition of affiliate for purposes of quantitative and qualitative limitations of Section 23A of the Federal Reserve Act to include mutual funds advised by a depository institution or its affiliates. The Dodd-Frank Act will apply Section 23A and Section 22(h) of the Federal Reserve Act (governing transactions with insiders) to derivative transactions, repurchase agreements and securities lending and borrowing transaction that create credit exposure to an affiliate or an insider. Any such transactions with affiliates must be fully secured. The current exemption from Section 23A for transactions with financial subsidiaries will be eliminated. The Dodd-Frank Act will additionally prohibit an insured depository institution from purchasing an asset from or selling an asset to an insider unless the transaction is on market terms and, if representing more than 10% of capital, is approved in advance by the disinterested directors.

Debit Card Interchange Fees

Effective July 21, 2011, the Dodd-Frank Act requires that the amount of any interchange fee charged by a debit card issuer with respect to a debit card transaction must be reasonable and proportional to the cost incurred by the issuer. Within nine months of enactment, the FRB is required to establish standards for reasonable and proportional fees which may take into account the costs of preventing fraud. The restrictions on interchange fees, however, do not apply to banks that, together with their affiliates, have assets of less than $10 billion.

Consumer Financial Protection Bureau

The Dodd-Frank Act creates a new, independent federal agency called the Consumer Financial Protection Bureau (“CFPB”), which is granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Act, the Consumer Financial Privacy provisions of the Gramm-Leach-Bliley Act and certain other statutes. The CFPB will have examination and primary enforcement authority with respect to depository institutions with $10 billion or more in assets. Smaller institutions will be subject to rules promulgated by the CFPB but will continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB will have authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including a determination of the borrower’s ability to repay. In addition, the Dodd-Frank Act will allow borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage” as defined by the CFPB. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

CU Bancorp and PC Bancorp

General

CU Bancorp is not yet, but has applied to the FRB to become, a registered bank holding company. On June 11, 2012, the FRB approved CU Bancorp’s application to become the registered bank holding company of CUB, subject to shareholder approval and the closing of the holding company reorganization. PC Bancorp is a bank holding company registered with the FRB. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), CU Bancorp will be, and PC Bancorp is, subject to regulation by the FRB. According to FRB policy, a bank holding company is expected to act as a source of financial strength for the banks it maintains ownership interests in, to commit resources to support them in circumstances where the bank holding company might not otherwise do so. Under the BHCA, CU Bancorp will be, and PC Bancorp is, subject to periodic examination by the FRB. PC Bancorp is currently required and CU Bancorp will be required following consummation of the bank holding company reorganization to file periodic reports of its operations and any additional information regarding its activities and those of its subsidiaries as may be required by the FRB.

Bank Holding Company Liquidity

PC Bancorp is a legal entity, separate and distinct from PCB. PC Bancorp has the ability to raise capital on its own behalf or borrow from external sources. PC Bancorp may also obtain additional funds from dividends paid by, and fees charged for services provided to, PCB. However, regulatory constraints on PCB may restrict or totally preclude the payment of dividends by PCB to PC Bancorp.

The same will apply to the relationship between CU Bancorp, as the surviving bank holding company, and CUB, as the surviving bank, following the consummation of the merger agreement and the transactions provided for therein.

Transactions with Affiliates

Upon consummation of the merger agreement and registration with the FRB as a bank holding company, CU Bancorp and any subsidiaries it may purchase or organize will be deemed to be affiliates of CUB, the surviving bank, within the meaning of Sections 23A and 23B of the Federal Reserve Act, and the FRB’s Regulation W. Under Sections 23A and 23B and Regulation W, loans by CUB to affiliates, investments by them in affiliates’ stock, and taking affiliates’ stock as collateral for loans to any borrower will be limited to 10% of CUB’s capital, in the case of any one affiliate, and 20% of CUB’s capital, in the case of all affiliates. In addition, transactions between CUB and other affiliates must be on terms and conditions that are consistent with safe and sound banking practices, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. CU Bancorp and CUB will also be subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities. These restrictions on transactions with affiliates presently apply to PC Bancorp, as the registered bank holding company for PCB.

Limitations on Business and Investment Activities

Under the BHCA, a bank holding company must obtain the FRB’s approval before: (i) directly or indirectly acquiring more than 5% ownership or control of any voting shares of another bank or bank holding company; (ii) acquiring all or substantially all of the assets of another bank; (iii) or merging or consolidating with another bank holding company.

The FRB may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the FRB must give effect to applicable state laws limiting the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institutions in the state in which the target bank is located, provided that those limits do not discriminate against out-of-state depository institutions or their holding companies, and state laws which require that the target bank have been in existence for a minimum period of time, not to exceed five years, before being acquired by an out-of-state bank holding company.

In addition to owning or managing banks, bank holding companies may own subsidiaries engaged in certain businesses that the FRB has determined to be “so closely related to banking as to be a proper incident thereto.” As a registered bank holding company, CU Bancorp, therefore, will be permitted to engage in a variety of banking-related businesses. Some of the activities that the FRB has determined, pursuant to its Regulation Y, to be related to banking are:

•	making or acquiring loans or other extensions of credit for its own account or for the account of others;

•	servicing loans and other extensions of credit;

•	performing functions or activities that may be performed by a trust company in the manner authorized by federal or state law under certain circumstances;

•	leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by FRB regulations;

•	acting as investment or financial advisor;

•	providing management consulting advice under certain circumstances;

•	providing support services, including courier services and printing and selling MICR-encoded items;

•	acting as a principal, agent or broker for insurance under certain circumstances;

•	making equity and debt investments in corporations or projects designed primarily to promote community welfare or jobs for residents;

•	providing financial, banking or economic data processing and data transmission services;

•	owning, controlling or operating a savings association under certain circumstances;

•	selling money orders, travelers’ checks and U.S. Savings Bonds;

•	providing securities brokerage services, related securities credit activities pursuant to Regulation T and other incidental activities; and

•	underwriting and dealing in obligations of the U.S., general obligations of states and their political subdivisions and other obligations authorized for state member banks under federal law.

Additionally, qualifying bank holding companies making an appropriate election to the FRB may engage in a full range of financial activities, including insurance, securities and merchant banking.

Federal law prohibits a bank holding company and any subsidiary banks from engaging in certain tie-in arrangements in connection with the extension of credit. Thus, for example, CUB, as the surviving bank, may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that:

•	the customer must obtain or provide some additional credit, property or services from or to CUB other than a loan, discount, deposit or trust services;

•	the customer must obtain or provide some additional credit, property or service from or to CU Bancorp or any subsidiaries; or

•	the customer must not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

These restrictions limiting business activities and investment activities presently apply to PC Bancorp, as the registered bank holding company for PCB.

Capital Adequacy

Bank holding companies must maintain minimum levels of capital under the FRB’s risk-based capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

The FRB’s risk-based capital adequacy guidelines, discussed in more detail below in the section entitled “SUPERVISION AND REGULATION - PCB and CUB - Prompt Corrective Action,” assign various risk percentages to different categories of assets and capital is measured as a percentage of risk assets. Under the terms of the guidelines, bank holding companies are expected to meet capital adequacy guidelines based both on total risk assets and on total assets, without regard to risk weights.

The risk-based guidelines are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual organizations. For example, the FRB’s capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Moreover, any banking organization experiencing or anticipating significant growth or expansion into new activities, particularly under the expanded powers under the Gramm-Leach-Bliley Act, would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

Limitations on Dividend Payments

The following limitation on the payment of dividends under California law applies equally to both CU Bancorp and PC Bancorp:

Under California Corporations Code Section 500, a corporation is prohibited from making any distribution to its shareholders, including a distribution by way of dividend or a repurchase or redemption of stock, unless its board of directors has determined in good faith either of the following: (i) the amount of its retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of its assets would equal or exceed the sum of its total liabilities plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made. Further, California Corporations Code Section 501, a California corporation is prohibited from making any distribution to its shareholders if, as a result of the distribution, the corporation likely would be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature.

Additionally, the FRB’s policy regarding dividends provides that a bank holding company should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The FRB also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.

PCB and CUB

General

CUB, as a California-chartered non-member bank is subject to regulation, supervision, and regular examination by the DFI. PCB, as a nationally chartered banking association, is subject to regulation, supervision and regular examination by the OCC. PCB’s and CUB’s deposits are insured by the FDIC in an amount up to the maximum amount per customer, and, as such, both PCB and CUB are subject to the regulations of the FDIC. California law exempts all banks from usury limitations on interest rates. As a consequence of the extensive regulation of commercial banking activities in California and the United States, PCB’s and CUB’s businesses are particularly susceptible to changes in California and federal legislation and regulation, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

CUB is a member of the Federal Home Loan Bank System. Among other benefits, each Federal Home Loan Bank serves as a reserve or center bank for its members within its assigned region. Each Federal Home Loan Bank makes available to its members loans (i.e., advances) in accordance with the policies and procedures established by the board of directors of the individual Federal Home Loan Bank.

From time to time legislation is enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and nonfinancial institutions. Various federal laws enacted over the past several years have provided, among other things, for:

•	the maintenance of mandatory reserves with the Federal Reserve Bank on deposits by depository institutions;

•	the phasing-out of the restrictions on the amount of interest which financial institutions may pay on certain types of accounts; and

•

the authorization of various types of new deposit accounts, such as “NOW” accounts, “Money Market Deposit” accounts and “Super NOW” accounts, designed to be competitive with money market mutual funds and other types of accounts and services offered by various financial and non-financial institutions.

The lending authority and permissible activities of certain nonbank financial institutions such as savings and loan associations and credit unions have been expanded, and federal regulators have been given increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions.

Prompt Corrective Action

The FDIC has established a risk-based and a leverage measure of capital adequacy. These capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. The capital adequacy standards are expressed in five classifications. These are “critically undercapitalized,” “significantly undercapitalized,” “undercapitalized,” “adequately capitalized” and “well capitalized.” Banks that are less than adequately capitalized are subject to various enforcement actions intended to increase the capital levels and are typically prohibited from certain actions such as acquiring another financial institution. Banks that are adequately capitalized are subject to monitoring by the regulatory agencies and also subject to limitations in certain activities, such as acquiring another financial institution. Banks that are well capitalized are generally free of regulatory limitations or enforcement actions. The capital adequacy guidelines are expressed in three measures:

•	Total capital to total risk-weighted assets;

•	Tier 1 capital to total risk-weighted assets; and

•	Leverage capital (Tier 1 capital to average assets).

With respect to the five capital categories of “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized,” under the regulations, a bank shall be deemed to be:

•

“well capitalized” if it has a total risk-based capital ratio of 10% or more, has a Tier 1 risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

•

“adequately capitalized” if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of “well capitalized”;

•

“undercapitalized” if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4%, or a leverage capital ratio that is less than 4% (3% under certain circumstances);

•

“significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3%; and

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of the sum of two components, Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 capital must equal at least 4% of risk-weighted assets. Tier 2 capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 capital is limited to 100% of Tier 1 capital. Risk-weighted assets are computed by taking all balance sheet assets as well as off-balance sheet assets and assigning them to one of several risk categories. The aggregate dollar value of the amount in each category is then multiplied by the risk weight assigned to that category to determine total risk-weighted assets. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The result of these capital standards is to influence banks to invest in less risky assets and to control growth in total assets. While these benchmarks have not changed, due to market turbulence, the regulators have strongly encouraged banks and bank holding companies to achieve and maintain higher ratios. The guidelines also provide that banks experiencing high internal growth, or making acquisitions, will be expected to maintain strong capital positions substantially above the minimum supervisory levels.

At March 31, 2012 and December 31, 2011, CUB’s ratio of total capital to risk-weighted assets was 13.6% and 13.1%, respectively, its ratio of Tier 1 capital to risk-weighted assets was 12.4% and 11.9%, respectively, and its leverage ratio was 8.7% and 9.0%, respectively. At March 31, 2012 and December 31, 2011, PCB’s ratio of total capital to risk-weighted assets was 16.5% and 16.0%, respectively, its ratio of Tier 1 capital to risk-weighted assets was 15.24% and 14.7%, respectively, and its leverage ratio was 11.47% and 11.4%, respectively.

Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment, the bank would be “undercapitalized,” that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to “undercapitalized” banks. Banks classified as “undercapitalized” are required to submit acceptable capital plans guaranteed by its bank holding company, if any. Broad regulatory authority was granted with respect to “significantly undercapitalized” banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its bank holding company, if any, requiring management changes and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to “critically undercapitalized” banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

A bank, based upon its capital levels, that is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratios actually warrant such treatment.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

The OCC, as the primary regulator for national banks such as PCB, and the DFI, as the primary regulator of state-chartered non-member banks such as CUB, also have a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.

Community Reinvestment Act

The Community Reinvestment Act, or CRA, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions or bank holding company formations.

The federal banking agencies have adopted regulations which measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from “outstanding” to a low of “substantial noncompliance.”

CUB has a CRA rating of “Outstanding” and PCB has a CRA Rating of “Outstanding” as of their most recent regulatory examination.

Environmental Regulation

Federal, state and local laws and regulations regarding the discharge of harmful materials into the environment may have an impact on CUB and PCB. Since neither CUB nor PCB is involved in any business that manufactures, uses or transports chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, their primary exposure to environmental laws is through their lending activities and through properties or businesses they may own, lease or acquire.

Change in Bank Control

Subject to various exceptions, the BHCA, the federal Change in Bank Control Act, and the California Acquisition of Control statutes, together with related regulations, require regulatory approval prior to any person or company acquiring “control” of a bank or its bank holding company. Control is conclusively presumed to exist if an individual or company acquires or controls 25% or more of any class of voting securities of the bank or its bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	The bank or its bank holding company has registered securities under Section 12 of the Exchange Act; or

•	No other person owns a greater percentage of that class of voting securities immediately after the transaction.

Safeguarding of Customer Information and Privacy

The FRB and other bank regulatory agencies have adopted guidelines for safeguarding confidential, personal customer information. These guidelines require financial institutions to create, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazard to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

Financial institutions are also required to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to non-affiliated third parties. In general, financial institutions must provide explanations to consumers on policies and procedures regarding the disclosure of such nonpublic personal information, and, except as otherwise required by law, prohibits disclosing such information except as provided in such financial institution’s policies and procedures.

USA Patriot Act

On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, known as the Patriot Act. The USA Patriot Act (“Patriot Act”) was designed to deny terrorists and others the ability to obtain access to the United States financial system, and has significant implications for financial institutions and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including CUB and PCB, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers. The Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FRB, the OCC and other federal banking agencies to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or the Bank Merger Act.

FDIC Insurance and Insurance Assessments

Effective January 1, 2007, the FDIC utilized a risk-based assessment system to set semi-annual insurance premium assessments which categorizes banks into four risk categories based on capital levels and supervisory “CAMELS” ratings and names them Risk Categories I, II, III and IV. The CAMELS rating system is based upon an evaluation of the six critical elements of an institution’s operations: Capital adequacy, Asset quality, Management, Earnings, Liquidity, and Sensitivity to risk. This rating system is designed to take into account and reflect all significant financial and operational factors financial institution examiners assess in their evaluation of an institution’s performance. The following table sets forth these four Risk Categories:

Capital Group	Supervisory Subgroup
	A	B	C
1. Well Capitalized	I	II	III
2. Adequately Capitalized
3. Undercapitalized	III		IV

Within Risk Category I, the assessment system combines supervisory ratings with other risk measures to differentiate risk. For most institutions, the assessment system combines CAMELS component ratings with financial ratios to determine an institution’s assessment rate. For large institutions that have long-term debt issuer ratings, the new assessment system differentiates risk by combining CAMELS component ratings with those ratings. For large institutions within Risk Category I, initial assessment rate determinations may be modified within limits upon review of additional relevant information. The new assessment system assess those within Risk Category I that pose the least risk a minimum assessment rate and those that pose the greatest risk a maximum assessment rate that is two basis points higher. An institution that poses an intermediate risk within Risk Category I will be charged a rate between the minimum and maximum that will vary incrementally by institution.

On February 27, 2009, the FDIC adopted final rules modifying the risk-based assessment system and setting initial base assessment rates beginning April 1, 2009. Under these new rules, risk assessments for small Risk Category I institutions and large Risk Category I institutions with no long-term debt rating will include a consideration of such institution’s adjusted brokered deposit ratio. The new rules also revised the method for calculating the assessment rate for a large Risk Category I institution with a long-term debt issuer rating so that it equally weights the institution’s weighted average CAMELS component ratings, its long-term debt issuer ratings and the financial ratios method assessment rate. the new rules set forth three possible adjustments to an institution’s initial base assessment rate: (i) a decrease of up to five basis points for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt and, for small institutions, a portion of Tier 1 capital; (ii) an increase not to exceed 50 percent of an institution’s assessment rate before the increase for secured liabilities in excess of 25 percent of domestic deposits; and (ii) for non-Risk Category I institutions, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

Under these new rules, the FDIC adopted new initial base assessment rates as of April 1, 2011, as follows, expressed in terms of cents per $100 in insured deposits:

Initial Base Assessment Rates
Annual Rates (in basis points)	Risk Category
	I *		II	III	IV	Large & Highly Complex
	Minimum	Maximum				Institutions
	5	9	14	23	35	5 - 35

*	Initial base rates that were not the minimum or maximum rates will vary between these rates.

After applying all possible adjustments, minimum and maximum total base assessment rates for each Risk Category are as follows:

Total Base Assessment Rates*
	Risk Category I	Risk Category II	Risk Category III	Risk Category IV	Large & Highly Complex Institutions
Initial base assessment rate	5 – 9	14	23	35	5 - 35
Unsecured debt adjustment**	-4.5 – 0	-5 – 0	-5 – 0	-5 – 0	-5 – 0
Brokered deposit adjustment	N/A	0 – 10	0 – 10	0 – 10	0 – 10

Total base assessment rate	2.5 – 9	9 – 24	18 – 33	30 – 45	2.5 – 45

*	Total base assessment rates do not include the depository institution debt adjustment.
**	The unsecured debt adjustment cannot exceed the lesser of 5 basis points or 50% of an insured depository institution’s initial base assessment rate.

In addition, on February 27, 2009, the FDIC adopted an interim rule that imposes a 20 basis point emergency special assessment on all insured depository institutions on June 30, 2009. The special assessment was collected September 30, 2009, at the same time that the risk-based assessments for the second quarter of 2009 were collected. In November, 2009, instead of imposing additional special assessments, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5% annual growth rate in the assessment base and a 3 basis point increase in the assessment rate in 2011 and 2012. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 will be returned to the institution. If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it may apply for an exemption. Requiring this prepaid assessment does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system.

Effective November 21, 2008 and until December 31, 2009, the FDIC expanded deposit insurance limits for certain accounts under the FDIC’s Temporary Liquidity Guarantee Program, or TLGP. Provided an institution has not opted out of the TLGP, the FDIC may (i) guarantee, through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008 and before June 30, 2009 (which was subsequently extended to October 31, 2009) and (ii) provide full FDIC deposit insurance coverage for noninterest bearing transaction deposit accounts, Negotiable Order of Withdrawal (“NOW”) accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts (IOLTAs) held at participating FDIC-insured institutions through December 31, 2009 (subsequently extended to June 30, 2010). Coverage under the TLGP was available for the first 30 days without charge. The fee assessment for coverage of senior unsecured debt ranges from 50 basis points to 100 basis points per annum, depending on the initial maturity of the debt. The fee assessment for deposit insurance coverage is 10 basis points per quarter on amounts in covered accounts exceeding $250,000.

The Dodd-Frank Act requires the FDIC to take such steps as necessary to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020. In setting the assessments, the FDIC is required to offset the effect of the higher reserve ratio against insured depository institutions with total consolidated assets of less than $10 billion. The Dodd-Frank Act also broadens the base for FDIC insurance assessments so that assessments will be based on the average consolidated total assets less average tangible equity capital of a financial institution rather than on its insured deposits. The FDIC has adopted a new restoration plan to increase the reserve ratio to 1.15% by September 30, 2020 with additional rulemaking scheduled regarding the method to be used to achieve a 1.35% reserve ratio by that date and offset the effect on institutions with assets less than $10 billion in assets.

The FDIC may terminate its insurance of deposits if it finds that a bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Impact of Monetary Policies

Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of CUB’s earnings. These rates are highly sensitive to many factors which are beyond CUB’s and PCB’s control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

•	its open-market dealings in United States government securities;

•	adjusting the required level of reserves for financial institutions subject to reserve requirements;

•	placing limitations upon savings and time deposit interest rates; and

•	adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on CU Bancorp and CUB cannot be predicted; however, depending on the degree to which their respective interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing their respective net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting CU Bancorp’s or CUB’s net income or other operating costs.

Other Aspects of Banking Law

CUB and PCB are also subject to federal statutory and regulatory provisions covering, among other things, security procedures, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

LEGAL MATTERS

The validity of the bank holding company reorganization, the Acquisition and the merger agreement have been reviewed by CUB’s and CU Bancorp’s counsel, Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California, who has also reviewed the validity of the shares of CU Bancorp to be issued to CUB’s shareholders in the bank holding company reorganization and to PC Bancorp’s shareholders in the Acquisition. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained in this joint proxy statement-prospectus, or the suitability of CU Bancorp common stock for any of CUB’s shareholders or for any of PC Bancorp’s shareholders. As of the date of this joint proxy statement-prospectus, members of Horgan, Rosen, Beckham & Coren, L.L.P. owned [    ] shares of CUB common stock.

EXPERTS

The audited financial statements of CUB as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), independent certified public accountants as stated in their report which expresses an unqualified opinion.

The audited financial statements of PC Bancorp as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 have been audited by Vavrinek, Trine, Day & Co., LLP, independent certified public accountants as stated in their report which expresses an unqualified opinion.

OTHER MATTERS

Neither the management of CUB nor PC Bancorp is aware of any other matters to come before their respective meetings and no other matters may be brought before the CUB special meeting. If any other matter not mentioned in this joint proxy statement-prospectus is brought before the PC Bancorp annual meeting, the persons named in the enclosed form of proxy for such meeting will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for joint proxy statement-prospectus and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, brokers with account holders who are shareholders of CUB may be “householding” proxy materials in which case only one annual report or joint proxy statement-prospectus will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and, if you are a CUB shareholder, direct your written request by email to Anita Wolman, Executive Vice President, General Counsel, and Corporate Secretary, California United Bank at awolman@californiaunitedbank.com, by facsimile at (818) 257-7703 or by calling (818) 257-7700. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

(1)

CU Bancorp was incorporated on November 16, 2011 at the direction of the board of directors of CUB to serve as bank holding company for CUB and to serve as a merger vehicle in connection with the Acquisition of PC Bancorp. Since the date of its incorporation, CU Bancorp has had no operations. Its activities have been limited to taking such actions as are necessary for the bank holding company reorganization of CUB and CU Bancorp. Accordingly, no financial information for CU Bancorp is presented herein and no financial statements for CU Bancorp are provided herewith.

CALIFORNIA UNITED BANK

BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$13,592	$13,515
Interest earning deposits in other financial institutions	233,736	120,715

Total Cash and Cash Equivalents	247,328	134,230

Certificates of deposit in other financial institutions	33,279	35,144

Investment securities available-for-sale, at fair value	107,199	114,091

Loans	453,248	489,260
Allowance for loan loss	(7,512)	(7,495)

Net loans	445,736	481,765

Premises and equipment, net	3,504	3,350
Deferred tax assets	6,464	6,234
Other real estate owned, net	3,112	3,344
Goodwill	6,155	6,155
Intangible assets	927	961
Accrued interest receivable and other assets	13,850	14,930

Total Assets	$867,554	$800,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$423,928	$381,492
Interest bearing transaction accounts	73,438	64,057
Money market and savings deposits	210,507	194,369
Certificates of deposit	52,980	50,838

Total deposits	760,853	690,756
Securities sold under agreements to repurchase	23,262	26,187
Accrued interest payable and other liabilities	1,851	2,417

Total Liabilities	785,966	719,360

Commitments and Contingencies (Note 12)	—	—

SHAREHOLDERS’ EQUITY
Serial Preferred Stock - authorized, 20,000,000 shares no par value, no shares issued or outstanding	—	—
Common stock - authorized, 30,000,000 shares no par value, 6,938,717 and 6,950,098 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	77,225	77,225
Additional paid-in capital	6,305	6,164
Accumulated deficit	(2,929)	(3,435)
Accumulated other comprehensive income	987	890

Total Shareholders’ Equity	81,588	80,844

Total Liabilities and Shareholders’ Equity	$867,554	$800,204

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share amounts)

	Three Months Ended March 31,
	2012	2011
Interest Income
Interest and fees on loans	$6,690	$6,101
Interest on investment securities	604	739
Interest on interest bearing deposits in other financial institutions	184	158

Total Interest Income	7,478	6,998

Interest Expense
Interest on interest bearing transaction accounts	40	42
Interest on money market and savings deposits	135	258
Interest on certificates of deposit	44	86
Interest on securities sold under agreements to repurchase	20	21
Interest on Federal Home Loan Bank borrowings - long-term	—	5

Total Interest Expense	239	412

Net interest income	7,239	6,586

Provision for loan losses	—	194

Net Interest Income After Provision For Loan Losses	7,239	6,392

Non-Interest Income
Gain on sale of securities, net	—	144
Total other-than-temporary impairment losses, net	(30)	(45)
Deposit account service charge income	463	360
Other non-interest income	189	179

Total Non-Interest Income	622	638

Non-Interest Expense
Salaries and employee benefits (includes stock based compensation expense of $265, and $406 for the three months ended March 31, 2012 and 2011, respectively)	3,938	3,964
Occupancy	752	775
Data processing	459	290
Legal and professional	240	249
FDIC deposit assessment	141	132
Merger related expenses	148	190
OREO valuation write-downs and expenses	278	—
Office services expenses	227	250
Other operating expenses	722	662

Total Non-Interest Expense	6,905	6,512

Net Income Before Provision for Income Tax Expense	956	518

Provision for income tax expense	450	270

Net Income	$506	$248

Earnings Per Share
Basic earnings per share	$0.08	$0.04
Diluted earnings per share	$0.07	$0.04

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011

Net Income	$506	$248

Other Comprehensive Income, net of tax:
Non-credit portion of other-than-temporary impairments arising during the period	120	(32)
Net unrealized losses on investment securities arising during the period	(23)	(342)

Other Comprehensive Income (Loss)	97	(374)

Comprehensive Income (Loss)	$603	$(126)

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Year Ended December 31, 2011 and the Three Months Ended March 31, 2012

(2012 activity unaudited)

(Dollars and shares in thousands)

	Common Stock
	Outstanding Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity

Balance at December 31, 2010	5,943	$66,800	$4,693	$(4,902)	$683	$67,274
Issuance of Restricted Stock	121	—	—	—	—	—
Exercise of Stock Options	81	728	—	—	—	728
Issuance of Stock in Private Placement Offering, net of $569 in issuance costs	805	9,697	—	—	—	9,697
Stock based compensation expense related to employee stock options and restricted stock	—	—	1,467	—	—	1,467
Excess tax benefit - stock based compensation	—	—	4	—	—	4
Net income	—	—	—	1,467	—	1,467
Other comprehensive income	—	—	—	—	207	207

Balance at December 31, 2011	6,950	$77,225	$6,164	$(3,435)	$890	$80,844

Issuance of Restricted Stock	2	—	—	—	—	—
Stock based compensation expense related to employee stock options and restricted stock	—	—	265	—	—	265
Restricted stock repurchase/dividend	(13)	—	(124)	—	—	(124)
Net income	—	—	—	506	—	506
Other comprehensive income	—	—	—	—	97	97

Balance at March 31, 2012	6,939	$77,225	$6,305	$(2,929)	$987	$81,588

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income:	$506	$248
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	194
Provision for unfunded loan commitments	20	16
Stock based compensation expense	265	406
Depreciation	237	254
Net accretion of deferred loan fees/costs	(593)	(506)
Net amortization from investment securities	328	285
OREO valuation write-downs	232	—
Net other-than-temporary impairment losses recognized in operations	30	45
Gain on sale of securities, net	—	(144)
Amortization of core deposit intangible	34	34
Increase in deferred tax assets	(275)	(99)
Decrease in accrued interest receivable and other assets	1,058	338
Decrease in accrued interest payable and other liabilities	(586)	(456)

Net cash provided by operating activities	1,256	615

Cash flows from investing activities:
Purchases of available-for-sale investment securities	—	(25,102)
Proceeds from sales of investment securities	—	3,248
Proceeds from repayment and maturities of investment securities	6,552	4,529
Net decrease (increase) in loans	36,622	(8,179)
Purchases of premises and equipment	(391)	(59)
Proceeds from sale of OREO	—	1,167
Net decrease (increase) in certificates of deposit in financial institutions	1,865	(16,718)
Net repurchase of FHLB stock	146	143

Net cash provided by (used) in investing activities	44,794	(40,971)

Cash flows from financing activities:
Net increase in non-interest bearing demand deposits	42,436	17,650
Net increase (decrease) in interest bearing transaction accounts	9,381	(9,068)
Net increase (decrease) in money market and savings deposits	16,138	(2,319)
Net increase (decrease) in certificates of deposit	2,142	(3,627)
Net increase (decrease) in securities sold under agreements to repurchase	(2,925)	597
Repayments of Federal Home Loan Bank borrowings - long-term	—	(5,545)
Net proceeds from common stock issued	—	9,725
Restricted stock repurchase/dividend	(124)	—
Net proceeds from stock options exercised	—	120

Net cash provided by financing activities	67,048	7,533

Net increase (decrease) in cash and cash equivalents	113,098	(32,823)

Cash and cash equivalents, beginning of year	134,230	210,646

Cash and cash equivalents, end of period	$247,328	$177,823

Supplemental disclosures of cash flow information:

Cash paid during the period for interest	$239	$460

Cash paid during the period for taxes	$170	$—

Supplemental disclosures of non-cash investing activities:
Net increase (decrease) in unrealized gain (loss) on investment securities, net of tax	$97	$(374)
Loans transferred to other real estate owned	$—	$—

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Note 1. Basis of Presentation

California United Bank (the “Bank”) is a commercial business bank engaged in providing a full range of financial services, including: credit and deposit products, cash management and on-line banking for businesses, business owners, non-profit organizations, entrepreneurs, professionals and high net-worth individuals. The Bank opened for business in 2005 with its headquarters office located in Encino, California. As a state chartered non-member bank, the Bank is subject to regulation by the California Department of Financial Institutions, (the “DFI”) and the Federal Deposit Insurance Corporation (“FDIC”). The deposits of the Bank are insured by the FDIC, to the maximum amount allowed by law.

The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry.

The interim financial statements included herein have been prepared by California United Bank, without audit, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the FDIC, which has adopted substantially the same rules with respect to periodic reporting and financial disclosure as the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted pursuant to such FDIC/SEC rules and regulations. These financial statements should be read in conjunction with the audited financial statements and notes thereto, which are included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011.

In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Bank and the results of its operations for the interim period presented. The results of operations for this current interim period are not necessarily indicative of the results expected for any subsequent period or for the full year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities as of the dates and for the periods presented. A significant estimate included in the accompanying financial statements is the allowance for loan losses. Actual results could differ from those estimates.

Note 2. Summary of Significant Accounting Policies

Investment Securities:

At each reporting date, investment securities are assessed to determine whether there is an other-than-temporary impairment. If it is probable, based on current information, that the Bank will be unable to collect all amounts due according to the contractual terms of a debt security not impaired at acquisition, an other-than-temporary impairment shall be considered to have occurred. Once an impairment is considered to have occurred, the credit portion of the loss is required to be recognized in current earnings, while the non-credit portion of the loss is recorded in “accumulated other comprehensive income” as a separate component of shareholders’ equity. Realized gains and losses on sales of securities are recognized in earnings at the time of sale and are determined on a specific-identification basis. Purchase premiums and discounts are recognized in interest income using the interest method over the expected terms of the securities. For mortgage-backed securities, the amortization or accretion is based on estimated average lives of the securities. The lives of these securities can fluctuate based on the amount of prepayments received on the underlying collateral of the securities. The Bank’s investment in Federal Home Loan Bank of San Francisco (“FHLB”) and other bank stock is carried at cost and is included in other assets on the accompanying balance sheet.

Acquired Impaired Loans:

Loans acquired for which it is probable that all contractual payments will not be received are accounted for under Accounting Standards Codification (“ASC”) Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (ASC “310-30”). These loans are recorded at fair value at the time of acquisition. Fair value of acquired impaired loans is determined using discounted cash flow methodology based on assumptions about the amount and timing of principal and interest payments, principal prepayments and estimates of principal defaults and losses and current market rates. As estimated credit and market risks are included in the determination of fair value, no allowance for loan losses is established on the acquisition date. Decreases in expected cash flows after the acquisition date and subsequent measurement periods are recognized by recording a provision for loan losses. The excess of expected cash flows at acquisition over the initial investment in acquired loans (“accretable yield”) is recorded as interest income over the life of the loans if the timing and amount of the future cash flows is reasonably estimable. If the timing and amount of future cash flows is not reasonably estimable, the loans may be classified as non-accrual loans and the accretable yield is not recognized as interest income until the timing and amount of future cash flows can be reasonably estimated.

Comprehensive Income

The Bank has adopted accounting guidance issued by the Financial Accounting Standards Board (“FASB”) that requires all items recognized under accounting standards as components of comprehensive earnings be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement also requires that an entity classify items of other comprehensive earnings by their nature in a annual financial statement. Other comprehensive earnings include unrealized gains and losses, net of tax, on marketable securities classified as available-for-sale.

Recent Accounting Pronouncements and Regulatory Developments

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. One of the relevant considerations for assessing effective control was the transferor’s ability to repurchase or redeem financial assets before maturity. Under this criterion, an entity must consider whether there is an exchange of collateral in sufficient amount so as to reasonably assure the arrangement’s completion on substantially the agreed terms. In ASU 2011-03, the FASB determined that the criterion pertaining to an exchange of collateral should not be a determining factor in assessing effective control and removed this criterion from the consideration of effective control. The FASB concluded that the assessment of effective control should focus on the transferor’s contractual rights and obligations with respect to transferred financial assets, not on whether the transferor has the practical ability to perform in accordance with those rights or obligations. The guidance in this update is effective for the Bank for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this ASU did not have an impact on the Bank’s financial position or statement of income.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new authoritative guidance clarifies the highest and best use and valuation premise, measuring the fair value of an instrument classified in a reporting entity’s shareholder’s equity, measuring the fair value of financial instruments that are managed within a portfolio and the application of premiums and discounts in a fair value measurement. The new authoritative guidance also requires additional disclosures about fair value measurements. The guidance in this update is effective for the Bank for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this ASU did not have an impact on the Bank’s financial position or statement of income.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This update amended prior guidance to increase the prominence of items reported in other comprehensive income. The new guidance requires that all changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statements of changes in shareholders’ equity was eliminated. The guidance in this update was effective for the Bank for fiscal years, and interim periods within those years, beginning after December 15, 2011. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income - (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU defers indefinitely the requirements within ASU 2011-05 to present the reclassification amounts from other comprehensive income to net income as a separate component on the income statement. ASU 2011-12, which shares the same effective date as ASU 2011-05, does not defer the remaining requirements of ASU 2011-05. The Bank adopted the provisions of ASU No. 2011-05 and ASU No. 2011-12 which resulted in new statements of comprehensive income for the interim period ended March 31, 2012. The adoption of ASU No. 2011-05 and ASU No. 2011-12 had no impact on the Bank’s statements of income and balance sheets.

Note 3. Computation of Tangible Book Value per Common Share

Tangible book value per common share was calculated by dividing total shareholders’ equity by the number of common shares issued. The tables below present the computation of tangible book value per common share as of the dates indicated (in thousands, except share data):

	March 31, 2012	December 31, 2011

Total shareholders’ equity	$81,588	$80,844
Less: Goodwill & Intangible Assets	7,082	7,116

Tangible shareholders’ equity	$74,506	$73,728

Common shares issued and outstanding	6,938,717	6,950,098

Tangible book value per common share	$10.74	$10.61

Note 4. Computation of Earnings per Common Share

Basic and diluted earnings per common share were determined by dividing the net income by the applicable basic and diluted weighted average common shares outstanding. The table below presents the basic and diluted earnings per common share computations for the periods indicated (dollars and shares in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011

Net Income	$506	$248

Basic weighted average common shares outstanding	6,713	5,786
Dilutive effect of potential common share issuances from stock options and restricted stock	121	214

Diluted weighted average common shares outstanding	6,834	6,000

Income per common share
Basic	$0.08	$0.04
Diluted	$0.07	$0.04

Anti-dilutive shares not included in the calculation of diluted earnings per share	247	269

Note 5. Investment Securities

The Bank has classified its investment securities as available-for-sale, which are recorded at estimated fair value.

The following tables present the amortized cost and estimated fair values of investment securities as of the dates indicated (dollars in thousands):

		Gross Unrealized
	Amortized Cost	Gains	Losses	Net Non- credit Losses on Other- than- temporarily Impaired Securities	Estimated Fair Value
March 31, 2012
Available-for-sale:
U.S. Govt. Agency and U.S. Govt. Sponsored Agency Securities	$17,587	$56	$36	$—	$17,607
U.S. Govt. Sponsored Agency CMO & Mortgage-Backed Securities	16,462	825	2	—	17,285
Private Issue CMO Securities	3,368	—	—	553	2,815
U.S. Govt. Agency GNMA Mortgage-Backed Securities	21,209	660	—	—	21,869
Corporate Securities	7,733	149	3	—	7,879
U.S. Govt. Agency SBA Securities	39,162	584	2	—	39,744

Total investment securities	$105,521	$2,274	$43	$553	$107,199

December 31, 2011
Available-for-sale:
U.S. Govt. Agency and U.S. Govt. Sponsored Agency Securities	$19,617	$75	$10	$—	$19,682
U.S. Govt. Sponsored Agency CMO & Mortgage-Backed Securities	18,661	926	7	—	19,580
Private Issue CMO Securities	3,505	—	—	730	2,775
U.S. Govt. Agency GNMA Mortgage-Backed Securities	21,909	727	—	—	22,636
Corporate Securities	7,753	186	42	—	7,897
U.S. Govt. Agency SBA Securities	41,112	430	21	—	41,521

Total investment securities	$112,557	$2,344	$80	$730	$114,091

The Bank’s investment securities portfolio consists of U.S. Agency and U.S. Sponsored Agency issued AAA and AA rated investment-grade securities, investment grade corporate bond securities and below investment grade private issue CMO securities. Securities with a market value of $23.7 million and $26.8 million were pledged to secure securities sold under agreements to repurchase at March 31, 2012 and December 31, 2011 respectively. See Note 7 “Borrowings.” Securities with a market value of $10.2 million were pledged to secure a certificate of deposit of $10.0 million with the State of California Treasurer’s office at both March 31, 2012 and December 31, 2011. Securities with a market value of $11.8 million were pledged to secure outstanding standby letters of credit of $9.8 million at both March 31, 2012 and December 31, 2011. Securities with a market value of $154,000 and $0 were pledged to secure local agency deposits at December 31, 2011 and March 31, 2012, respectively.

Presented below are investment securities with unrealized losses that are considered to be temporarily-impaired or other-than-temporarily impaired. They are summarized and classified according to the duration of the loss period as of the dates indicated as follows (dollars in thousands):

	< 12 Continuous Months		> 12 Continuous Months		Total
	Fair Value	Unrealized Loss	Fair Value	Net Unrealized Loss	Fair Value	Net Unrealized Loss
March 31, 2012
Temporarily-impaired available-for-sale investment securities:
U.S. Govt. Agency and U.S. Govt. Sponsored Agency Securities	$3,487	$36	$—	$—	$3,487	$36
U.S. Govt. Sponsored Agency CMO & Mortgage-Backed Securities	2,221	2	—	—	2,221	2
Corporate Bonds	4,203	3	—	—	4,203	3
U.S. Govt. Agency SBA Securities	—	—	4,066	2	4,066	2

Total temporarily-impaired available-for-sale investment securities	$9,911	$41	$4,066	$2	$13,977	$43

Other-than-temporarily impaired available-for-sale investment securities:
Private Issue CMO Securities	—	—	2,815	553	2,815	553

Total temporarily-impaired and other-than-temporarily impaired available-for-sale investment securities	$9,911	$41	$6,881	$555	$16,792	$596

December 31, 2011
Temporarily-impaired available-for-sale investment securities:
U.S. Govt. Agency and U.S. Govt. Sponsored Agency Securities	$7,099	$10	$—	$—	$7,099	$10
U.S. Govt. Sponsored Agency CMO & Mortgage-Backed Securities	2,426	7	—	—	2,426	7
Corporate Bonds	4,181	42	—	—	4,181	42
U.S. Govt. Agency SBA Securities	4,264	21	—	—	4,264	21

Total temporarily-impaired available-for-sale investment securities	$17,970	$80	$—	$—	$17,970	$80

Other-than-temporarily impaired available-for-sale investment securities:
Private Issue CMO Securities	—	—	2,775	730	2,775	730

Total temporarily-impaired and other-than-temporarily impaired available-for-sale investment securities	$17,970	$80	$2,775	$730	$20,745	$810

The amortized cost, estimated fair value and average yield of debt securities at March 31, 2012, are shown below. Maturity categories are determined as follows:

•	U.S. Govt. Agency and U.S. Govt. Sponsored Agency bonds and notes – maturity date

•

U.S. Govt. Sponsored Agency CMO or Mortgage-Backed Securities, U.S. Govt. Agency GNMA Mortgage-Backed Securities and U.S. Gov. Agency SBA Securities – estimated cash flow taking into account estimated pre-payment speeds

•	Private Issue CMO Securities – weighted average life

•	Investment grade corporate debt securities – maturity date

Although mortgage-backed, U.S. Government Agency and Private Issue CMO securities have contractual maturities through 2048, the expected maturity will differ from the contractual maturities because borrowers or issuers may have the right to prepay such obligations without penalties.

(Dollars in thousands)	March 31, 2012
Maturities Schedule of Securities	Amortized Cost	Fair Value	Weighted Average Yield

Due through one year	$28,093	$28,625	1.58%
Due after one year through five years	41,506	42,368	2.07%
Due after five years through ten years	12,904	13,125	2.71%
Due after ten years	23,018	23,081	3.61%

Total	$105,521	$107,199	2.36%

The weighted average yields in the above table are based on effective rates of book balances at the end of the period. Yields are derived by dividing interest income, adjusted for amortization of premiums and accretion of discounts, by total amortized cost.

On each reporting date, the Bank evaluates the securities portfolio to determine if there has been an other-than-temporary impairment on each of the individual securities in the investment securities portfolio. In estimating whether an other-than-temporary impairment loss has occurred, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, (iii) the current liquidity and volatility of the market for each of the individual security categories, (iv) the current slope and shape of the Treasury yield curve, along with where the economy is in the current interest rate cycle, (v) the current spread between Treasuries and the specific security categories, and the spread differential between the current spread and the long-term average spread for that security category, (vi) the projected cash flows from the specific security type, (vii) the financial guarantee and financial rating of the issuer and (viii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

If it’s determined that an other-than-temporary impairment exists on a debt security, the Bank then determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of the conditions is met, the Bank will recognize an other-than-temporary impairment in earnings equal to the difference between the security’s fair value and its adjusted cost basis. If neither of the conditions is met, the Bank determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost basis is the credit loss. The credit loss is the portion of the other-than-temporary impairments that is recognized in earnings and is a reduction to the cost basis of the security. The portion of total impairment related to all other factors is included in other comprehensive income. Significant judgment is required in this analysis that includes, but is not limited to assumptions regarding the collectability of principal and interest, future default rates, future prepayment speeds, the amount of current delinquencies that will result in defaults and the amount of eventual recoveries expected on these defaulted loans through the foreclosure process.

At March 31, 2012, the Bank had six private issue CMO securities classified as available-for-sale. The fair market value of these securities at March 31, 2012, was $2.8 million and the amortized cost was $3.4 million, which represented approximately 0.39% of the Bank’s total assets. These securities are not significant to the liquidity needs of the Bank and the Bank continues to have the ability and intent to hold these securities until their maturity or the full recovery of their amortized cost basis. All of these securities have been downgraded to below investment grade. The Bank has recognized an other-than-temporary impairment loss on all six of these CMO securities. The Bank utilizes a discounted cash flow analysis to establish the Bank’s estimated net present value associated with these securities. This cash flow model considers cash flows related to the securities using assumptions related to prepayment speeds, credit default rates and loss severity ratios. There has been some deterioration in the expected cash flows on three of the CMO securities during the three months ended March 31, 2012. The Bank lowered the prepayment speed assumptions used to calculate the cash flows on one security during the first quarter of 2012. The results of the discounted cash flow model at March 31, 2012 and December 31, 2011 indicated that the remaining net projected credit loss on these six private issue CMO securities was estimated at $937,000 and $973,000, respectively. Credit loss impairment of $30,000 and $45,000 was recorded on the private issue CMO securities during the three months ended March 31, 2012 and 2011, respectively. For additional information regarding the factors and evaluation process that the Bank utilizes in evaluating these securities, see Note 3 – Investment Securities in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011.

During the three months ended March 31, 2012, the Bank did not sell any investment securities. During the three months ended March 31, 2011, the Bank recognized gross gains and (losses) on sales of available–for-sale securities in the amount of $144,000 and ($0) respectively.

Investments in FHLB Common Stock

The Bank’s investment in the common stock of the FHLB was $2.9 million and $3.0 million as of March 31, 2012 and December 31, 2011, respectively. See Note 7, “Borrowings” for a detailed discussion regarding the Bank’s FHLB borrowings and the requirements to purchase FHLB common stock. The investment in FHLB stock is periodically evaluated for impairment based on, among other things, the capital adequacy of the FHLB and its overall financial condition. The FHLB has been classified as one of the Bank’s primary correspondent banks and is evaluated on a quarterly basis as part of the Bank’s evaluation of its correspondent banking relationships under FDIC Regulation F. No impairment losses have been recorded through March 31, 2012, and based on the current financial condition of the FHLB, no impairment losses appear necessary or warranted.

The Bank’s investment in FHLB stock is included in other assets on the accompanying balance sheets.

Note 6. Loans

The following table presents the composition of the Bank’s gross loan portfolio (net of deferred loan fees and costs) by FDIC call reporting category as of the dates indicated (dollars in thousands):

	March 31,	December 31,
	2012	2011
Commercial and Industrial Loans:	$164,849	$185,629

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	84,561	85,236
Other Nonresidential Properties	94,241	97,730
Construction, Land Development and Other Land	35,503	34,380
1-4 Family Residential Properties	35,876	38,674
Multifamily Residential Properties	22,650	25,974

Total Loans Secured by Real Estate	272,831	281,994

Other Loans:	15,568	21,637

Total Loans	$453,248	$489,260

The following table is a breakout of the Bank’s gross loans, stratified by the industry concentration of the borrower (NAICS code) as of the dates indicated (dollars in thousands):

	March 31, 2012	December 31, 2011
Real Estate	$208,629	$213,697
Wholesale	37,918	34,452
Manufacturing	37,596	40,337
Healthcare	29,401	33,480
Construction	28,569	30,629
Professional Services	28,059	35,799
Finance	22,846	30,938
Retail	14,556	16,008
Restaurant/Lodging	11,960	11,309
Other Services	8,530	8,871
Entertainment	7,303	8,811
Administrative Management	4,621	11,973
Other	13,260	12,956

Total	$453,248	$489,260

Credit Quality of Loans

The Bank utilizes an internal loan classification system as a means of reporting problem and potential problem loans. Under the Bank’s loan risk rating system, the Bank classifies loans as Pass, with problem and potential problem loans as “Special Mention,” “Substandard” and “Doubtful”. Individual loan risk ratings are updated continuously or at any time the situation warrants. In addition, management regularly reviews the Bank’s problem loans to determine whether any loan requires a classification change in accordance with the Bank’s policy and applicable regulations. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Bank’s internal loan classification risk grading system is based on experiences with similarly graded loans.

The Bank’s internally assigned grades are as follows:

•

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. Loans not meeting the criteria of special mention, substandard, doubtful or loss that have been analyzed individually as part of the above described process are considered to be pass-rated loans.

•

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected. Special Mention loans do not currently expose the Bank to sufficient risk to warrant classification as a Substandard, Doubtful or Loss classification, but possess weaknesses that deserve management’s close attention.

•

Substandard – loans that have a well-defined weakness based on objective evidence and can be characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful – loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The following tables present the risk category of loans by class of loans based on the most recent internal loan classification as of the dates indicated (dollars in thousands):

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total
March 31, 2012
Pass	$152,725	$30,146	$229,902	$15,386	$428,159
Special Mention	7,406	4,100	683	—	12,189
Substandard	4,111	1,257	6,743	175	12,286
Doubtful	607	—	—	7	614

Total	$164,849	$35,503	$237,328	$15,568	$453,248

December 31, 2011
Pass	$178,410	$28,975	$238,439	$21,450	$467,274
Special Mention	981	4,121	634	—	5,736
Substandard	6,208	1,284	8,541	182	16,215
Doubtful	30	—	—	5	35

Total	$185,629	$34,380	$247,614	$21,637	$489,260

The following tables present an aging analysis of the recorded investment of past due loans as of the dates indicated:

	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current
March 31, 2012
Commercial and Industrial	$844	$—	$1,333	$2,177	$162,672
Construction, Land Development and Other Land	—	—	1,263	1,263	34,240
Commercial and Other Real Estate	—	—	3,384	3,384	233,944
Other	—	7	2	9	15,559

Total	$844	$7	$5,982	$6,833	$446,415

December 31, 2011
Commercial and Industrial	$—	$50	$1,509	$1,559	$184,070
Construction, Land Development and Other Land	—	—	1,284	1,284	33,096
Commercial and Other Real Estate	—	—	3,357	3,357	244,257
Other	3	3	—	6	21,631

Total	$3	$53	$6,150	$6,206	$483,054

Troubled Debt Restructuring

Our loan portfolio contains certain loans that have been modified in a Troubled Debt Restructuring (“TDR”), where economic concessions have been granted by the Bank to borrowers experiencing financial difficulties. Loans are restructured in an effort to maximize collections. Economic concessions can include: reductions to the interest rate, payment extensions, forgiveness of principal or other actions.

The modification process includes evaluation of impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the loan collateral. In these cases, management uses the current fair value of the collateral, less selling costs, to evaluate the loan for impairment. If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs and unamortized premium or discount) impairment is recognized through a specific allowance or a charge-off.

Impairment analyses are performed on the Bank’s loan troubled debt restructurings in conjunction with the normal allowance for loan loss process.

The following tables include the recorded investment and unpaid principal balances for TDR loans as of the dates indicated (dollars in thousands):

	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized
March 31, 2012
Commercial and Industrial	$309	$622	$—
Construction, Land Development and Other Land	1,263	2,791	—
Commercial and Other Real Estate	1,969	2,106	—

Total	$3,541	$5,519	$—

	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized
December 31, 2011
Commercial and Industrial	$312	$623	$—
Construction, Land Development and Other Land	1,284	2,791	—
Commercial and Other Real Estate	2,005	2,106	—

Total	$3,601	$5,520	$—

The following table shows the pre- and post-modification recorded investment in TDR loans by type of modification and loan segment that have occurred during the periods indicated (dollars in thousands):

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Reduced Interest Rate:
Real Estate Land and Construction	—	$—	$—	1	$1,347	$1,347
Lengthened Amortization:
Commercial and Industrial	—	—	—	1	79	79
Commercial Real Estate	—	—	—	1	1,883	1,883

	—	—	—	2	1,962	1,962

Total	—	$—	$—	3	$3,309	$3,309

There was no financial impact for specific reserves or from charge-offs for the modified loans included in the table above.

The Bank has experienced no payment defaults in 2012 subsequent to modification on troubled debt restructured loans that have been modified within the last twelve months.

Allowance for Loan Losses

The following table is a summary of the activity for the allowance for loan losses for the periods indicated (dollars in thousands):

	Three Months Ended March 31,
	2012	2011
Allowance for loan losses at beginning of year	$7,495	$5,860
Provision for loan losses	—	194
Net (charge-offs) recoveries:
Charge-offs	(4)	(1)
Recoveries	21	17

Total net (charge-offs) recoveries	17	16

Allowance for loan losses at end of period	$7,512	$6,070

Net (charge-offs) recoveries to average loans	—%	—%
Allowance for loan losses to total loans	1.66%	1.42%
Allowance for loan losses to total loans accounted for at historical cost, which excludes loan balances and the related allowance for loans acquired thru acquisition	1.77%	1.75%

The following tables present, by portfolio segment, the changes in the allowance for loan losses and the recorded investment in loans as of the dates and for the periods indicated (dollars in thousands):

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total
March 31, 2012
Beginning balance	$3,541	$752	$2,911	$291	$7,495
Provision for loan losses	278	53	(285)	(46)	—
Net (charge-offs) recoveries:
Charge-offs	—	—	—	(4)	(4)
Recoveries	18	—	—	3	21

Total net (charge-offs) recoveries	18	—	—	(1)	17

Ending balance	$3,837	$805	$2,626	$244	$7,512

March 31, 2011
Beginning balance	$2,301	$329	$3,107	$123	$5,860
Provision for loan losses	16	138	14	26	194
Net (charge-offs) recoveries:
Charge-offs	—	—	—	(1)	(1)
Recoveries	17	—	—	—	17

Total net (charge-offs) recoveries	17	—	—	(1)	16

Ending balance	$2,334	$467	$3,121	$148	$6,070

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total

March 31, 2012
ALLL balance:
Individually evaluated for impairment	$17	$—	$—	$—	$17

Collectively evaluated for impairment	$3,387	$805	$2,626	$244	$7,062

Purchased credit impaired loans (loans acquired with deteriorated credit quality) individually evaluated for impairment	$433	$—	$—	$—	$433

Loan receivable:
Ending balance:	$164,849	$35,503	$237,328	$15,568	$453,248

Ending balance: individually evaluated for impairment	$787	$1,264	$1,064	$—	$3,115

Ending balance: collectively evaluated for impairment	$164,062	$34,239	$236,264	$15,568	$450,133

Ending balance: purchased credit impaired loans (loans acquired with deteriorated credit quality)	$554	$—	$2,320	$—	$2,874

December 31, 2011
ALLL balance:
Individually evaluated for impairment	$12	$—	$—	$—	$12

Collectively evaluated for impairment	$3,529	$752	$2,911	$291	$7,483

Loan receivable:
Ending balance:	$185,629	$34,380	$247,614	$21,637	$489,260

Ending balance: individually evaluated for impairment	$738	$1,284	$1,064	$—	$3,086

Ending balance: collectively evaluated for impairment	$184,891	$33,096	$246,550	$21,637	$486,174

Ending balance: purchased credit impaired loans (loans acquired with deteriorated credit quality)	$778	$—	$2,293	$—	$3,071

Loans on Non-accrual Status

The following table presents the recorded investment in non-accrual loans as of the dates indicated (dollars in thousands):

	March 31, 2012	December 31, 2011

Commercial and Industrial	$1,333	$1,508
Construction, Land Development and Other Land	1,263	1,284
Commercial and Other Real Estate	3,384	3,358
Other	2	—

Total	$5,982	$6,150

The above balances include purchased credit impaired loans (loans acquired with deteriorated credit quality from the California Oaks State Bank “COSB” acquisition) of $2.9 million and $3.1 million as of March 31, 2012 and December 31, 2011, respectively.

Impaired Loans

The Bank measures its impaired loans by using the fair value of the collateral if the loan is collateral dependent and the present value of the expected future cash flows discounted at the loan’s effective interest rate if the loan is not collateral dependent. The Bank recognizes interest income from impaired loans on an accrual basis unless the loan is on non-accrual status. There were no loans greater than 90 days past due and still accruing interest at March 31, 2012 or December 31, 2011.

A valuation allowance is established for an impaired loan when the fair value of the loan is less than the recorded investment. In certain cases, portions of impaired loans are charged-off to realizable value instead of establishing a valuation allowance and are included, when applicable in the table above as “Impaired loans without specific valuation allowance.” The valuation allowance disclosed below is included in the allowance for loan losses reported in the balance sheets as of March 31, 2012 and December 31, 2011.

The following tables present, by loan category, the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, as of the dates and for the periods indicated (dollars in thousands). This table excludes purchased credit impaired loans (loans acquired with deteriorated credit quality from the COSB acquisition) of $2.9 million and $3.1 million at March 31, 2012 and December 31, 2011, respectively.

	March 31, 2012			Three Months Ended March 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no specific allowance recorded:
Commercial and Industrial	$587	$1,477	$—	$588	$—
Construction, Land Development and Other Land	1,264	2,791	—	1,270	—
Commercial and Other Real Estate	1,064	1,064	—	1,064	—

With a specific allowance recorded:
Commercial and Industrial	200	455	17	200	—

Total
Commercial and Industrial	787	1,932	—	788	—
Real Estate Land and Construction	1,264	2,791	—	1,270	—
Commercial and Other Real Estate	1,064	1,064	—	1,064	—

Total	$3,115	$5,787	$17	$3,122	$—

	December 31, 2011			Three Months Ended March 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no specific allowance recorded:
Commercial and Industrial	$538	$1,332	$—	$1,250	$—
Construction, Land Development and Other Land	1,284	2,791	—	4,705	—
Commercial and Other Real Estate	1,064	1,064	—	164	—

With a specific allowance recorded:
Commercial and Industrial	200	455	12	—	—

Total
Commercial and Industrial	738	1,787	—	1,250	—
Real Estate Land and Construction	1,284	2,791	—	4,705	—
Commercial and Other Real Estate	1,064	1,064	—	164	—

Total	$3,086	$5,642	$12	$6,119	$—

The following is a summary of additional information pertaining to impaired loans for the periods indicated (dollars in thousands):

	Three Months Ended March 31,
	2012	2011

Interest foregone on impaired loans	$76	$98

Cash collections applied to reduce principal balance	$21	$85

Interest income recognized on cash collections	$—	$—

The following table reflects the accretable yield for the loans acquired from the COSB acquisition, accounted for under ASC 310, “Receivables”, for the periods indicated (dollars in thousands):

	Three Months Ended March 31,
	2012	2011

Balance, beginning of year	$2,585	$3,721
Accretion, included in interest income	(392)	(321)
Transfer with loans placed on non-accrual, net	—	(200)

Balance, end of period	$2,193	$3,200

The above table reflects the fair value adjustment on the loans acquired from the COSB merger that will be amortized to loan interest income based on the effective yield method over the remaining life of the loans.

Note 7. Borrowings

Securities Sold Under Agreements to Repurchase

The Bank enters into certain transactions, the legal form of which are sales of securities under agreements to repurchase (“Repos”) at a later date at a set price. Securities sold under agreements to repurchase generally mature within a 1 day to 180 days from the issue date.

As discussed in Note 5, the Bank has pledged certain investments as collateral for these agreements. Securities with a fair value of $23.7 million and $26.8 million were pledged to secure the Repos at March 31, 2012 and December 31, 2011, respectively. The Bank segregates both the principal and accrued interest on these securities with the Bank’s third party safekeeping custodians. All principal and interest payments on the investment securities that are pledged as collateral on the Repo program are received directly by the safekeeping custodian.

The tables below describe the terms and maturity of the Bank’s Securities Sold Under Agreements to Repurchase as of the dates indicated (dollars in thousands):

	March 31, 2012
Date Issued	Amount	Interest Rate	Original Term	Maturity Date
February 6, 2012	$1,125	0.25%	60 days	April 6, 2012
March 31, 2012	22,137	0.10% – 0.50%	2 days	April 2, 2012

Total	$23,262	0.35%

	December 31, 2011
Date Issued	Amount	Interest Rate	Original Term	Maturity Date
November 7, 2011	$1,125	0.25%	91 days	February 6, 2012
December 31, 2011	25,062	0.10% – 0.50%	3 days	January 3, 2012

Total	$26,187	0.33%

FHLB Borrowings

As of March 31, 2012 and December 31, 2011, the Bank had no outstanding advances (borrowings) from the FHLB. During the first quarter of 2011, the Bank paid off its outstanding borrowings of $5.5 million. Interest on FHLB borrowings is generally paid monthly, quarterly or semi-annually with principal and any accrued interest due at maturity. Total interest expense on FHLB advances was $5,000 for the quarter ended March 31, 2011 reflecting an average annualized interest rate of 2.60%.

The Bank’s credit facility with the FHLB is $200 million which represents approximately 25% of the Bank’s total assets. As of March 31, 2012, the Bank had $325.6 million of loan collateral pledged with the FHLB which provides $127.9 million in borrowing capacity

The Bank is required to purchase FHLB common stock to support its FHLB advances. At March 31, 2012 and December 31, 2011, the Bank had $2.9 million and $3.0 million of FHLB common stock, respectively. The current value of the FHLB common stock of $2.9 million would support FHLB advances up to $61.4 million. Any advances from the FHLB in excess of $61.4 million would require additional purchases of FHLB common stock. The FHLB has historically repurchased all of its excess capital stock from each bank where the level of capital stock is in excess of that bank’s current average borrowings. The FHLB has repurchased $146,000 and $587,000 of the Bank’s FHLB capital stock during the first quarter of 2012, and for the full year of 2011, respectively.

Note 8. Other Comprehensive Income (Loss)

The following table presents the components of other comprehensive income for the periods indicated (dollars in thousands):

	Before Tax	Tax Effect	Net of Tax

Three Months Ended – March 31, 2012
Net unrealized gains on investment securities:
Non-credit portion of other-than-temporary impairments arising during the period	$177	$57	$120
Net unrealized losses arising during the period	(33)	(10)	(23)
Less: Reclassification adjustment for gains realized in net income	—	—	—

Net unrealized gains on investment securities	144	47	97

Other Comprehensive Income	$144	$47	$97

Three Months Ended – March 31, 2011
Net unrealized losses on investment securities:
Non-credit portion of other-than-temporary impairments arising during the period	$(55)	$(23)	$(32)
Net unrealized losses arising during the period	(445)	(188)	(257)
Less: Reclassification adjustment for gains realized in net income	(144)	(59)	(85)

Net unrealized losses on investment securities	(644)	(270)	(374)

Other Comprehensive Loss	$(644)	$(270)	$(374)

Note 9. Stock Options and Restricted Stock

Equity Compensation Plans

At March 31, 2012, the Bank had one active stock-based employee and director compensation plan, the “2007 Equity and Incentive Plan”, and two terminated stock based compensation plans, the “2005 Plans”, which were terminated effective August 12, 2007, and replaced with the 2007 Equity and Incentive Plan. These plans are described more fully in Note 10, “Stock Options and Restricted Stock” in the Bank’s Annual Report on Form 10K for the year ended December 31, 2011.

The Bank’s “2007 Equity and Incentive Plan” allows the Bank to issue stock options, restricted stock, restricted stock units and performance units. Of the two terminated plans, all the outstanding options under the Non Qualified Director’s Plan have either been exercised or cancelled during 2011, and there are no remaining vested or unvested stock options under this plan. All stock options issued under the original 2005 Employee Plan remain outstanding with no changes in their vesting, maturity or rights under this plan. Certain options and share awards provide for accelerated vesting if there is a change in control as defined in the plans.

At March 31, 2012, future compensation expense related to non-vested stock option and restricted stock grants is aggregated to the amounts reflected in the table below (dollars in thousands):

Future Stock Based Compensation Expense
Remainder of 2012	$592
2013	439
2014	193
2015	26
2016	1
Thereafter	—

Total	$1,251

The estimated fair value of all stock options granted in prior years has been calculated using the Black-Scholes option pricing model. The use of the Black-Scholes model requires the use of input parameters and assumptions used for estimating the fair value of stock options granted in 2010 and prior years. These assumptions are fully described in Note 10 – “Stock Options and Restricted Stock” in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011.

There were no stock options granted during 2011, or during the first quarter of 2012.

Stock Options

The following table summarizes the share option activity under the plans as of the date and for the period indicated:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
				(thousands)
Outstanding stock options at December 31, 2011	734,896	$12.44	3.8	$154
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Outstanding stock options at March 31, 2012	734,896	$12.44	3.5	$545

Exercisable options at March 31, 2012	680,408	$12.58	3.5	$491
Unvested options at March 31, 2012	54,488	$10.75	4.0	$54
Outstanding, vested and expected to vest at March 31, 2012	734,896	$12.44	3.5	$545

Stock option compensation expense of $17,000 and $37,000 was recorded related to the above stock options for the three months ended March 31, 2012 and 2011, respectively. During the first quarter of 2012, 14,125 stock options became vested. The price range of outstanding stock option grants at March 31, 2012 has not materially changed from what was reported by the Bank at December 31, 2011.

Restricted Stock

The weighted-average grant-date fair value per share in the table below is calculated by taking the number of shares of restricted stock issued divided by the total aggregate cost of the restricted shares issued. The aggregate cost of the restricted stock was calculated by multiplying the number of shares granted at each of the grant dates by the closing stock price of the Bank’s common stock on the date of the grant.

The following table summarizes the restricted stock activity under the plans for the period indicated:

	Number of Shares	Weighted-Average Grant- Date Fair Value per Share
Restricted Stock:
Unvested, at December 31, 2011	255,150	$12.13
Granted	1,500	9.90
Vested	(34,725)	11.88
Cancelled and forfeited	—	—

Unvested, at March 31, 2012	221,925	$12.15

Compensation expense of $248,000 and $369,000 was recorded related to the above restricted stock grants for the three months ended March 31, 2012 and 2011, respectively. Restricted stock awards are valued at the closing stock price on the date of grant and are expensed to stock based compensation expense over the period for which the related service is performed.

Note 10. Income Taxes

The Bank’s income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be realized, recovered and or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The future realization of any of the Bank’s deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back or carry forward periods available under the tax law. Based on historical and future expected taxable earnings and available strategies, the Bank considers the future realization of these deferred tax assets more likely than not.

The tax effects from an uncertain tax position are recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of other operating expense. See Note 12 – “Income Taxes” in the Bank’s Annual Report on Form 10K for the year ended December 31, 2011, for details on the composition of the Bank’s Deferred Tax Assets. There have not been any significant changes to the Bank’s deferred tax assets at March 31, 2012 from that which was reported at December 31, 2011. The Bank’s effective tax rate for the three months ended March 31, 2012 is 47.08% and is higher than the statutory rate of 41.15% due primarily to the non-tax-deductibility of legal and professional costs associated with the merger anticipated with Premier Commercial Bancorp, in addition to other non tax deductible entertainment costs.

Note 11. Common Stock

The Bank issued through a private placement offering 805,156 shares of common stock on March 31, 2011. The issuances of these shares by the Bank were to a total of 12 accredited institutional investors, none of whom were directors or officers of the Bank. This private placement offering generated a total of $10.3 million in gross cash proceeds. This amount was offset by $569,000 in associated cost and expenses which resulted in net proceeds to the Bank of $ 9.7 million.

Note 12. Commitments and Contingencies

Litigation

From time to time the Bank is a party to claims and legal proceedings arising in the ordinary course of business. The Bank accrues for any probable loss contingencies that are estimable and disclose any possible losses in accordance with Accounting Standards Codification (“ASC”) 450, “Contingencies”. There are no pending legal proceedings or, to the best of the Bank’s knowledge, threatened legal proceedings, to which the Bank is a party which may have a material adverse effect upon our financial condition, results of operations and business prospects.

Note 13. Fair Value of Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including both those financial assets and financial liabilities that are measured and reported at fair value on a recurring basis and a non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed below.

In accordance with accounting guidance, the Bank groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

•	Level 1 – Observable unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date

•

Level 2 – Significant other observable market based inputs, other than Level 1 prices such as quoted prices for similar assets or liabilities or unobservable inputs that are corroborated by market data. This includes quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data, either directly or indirectly. This would include those financial instruments that are valued using models or other valuation methodologies where substantially all of the assumptions are observable in the marketplace, can be derived from observable market data or are supported by observable levels at which transactions are executed in the marketplace.

•

Level 3 – Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Assets measured utilizing level 3 are for positions that are not traded in active markets or are subject to transfer restrictions, and or where valuations are adjusted to reflect illiquidity and or non-transferability. These assumptions are not corroborated by market data. This is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are generally less readily observable from objective sources. Management uses a combination of reviews of the underlying financial statements, appraisals and management’s judgment regarding credit quality to determine the value of the financial asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Management maximizes the use of observable inputs and attempts to minimize the use of unobservable inputs when determining fair value measurements. The following is a description of both the general and specific valuation methodologies used for certain instruments measured at fair value, as well as the general classification of these instruments pursuant to the valuation hierarchy.

Investment Securities Available-for-Sale: The fair value of securities available for sale may be determined by obtaining quoted prices in active markets, when available, from nationally recognized securities exchanges (Level 1 inputs). If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique widely used in the securities industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). Debt securities’ pricing is generally obtained from one of the matrix pricing models developed from one of the three national pricing agencies. In cases where significant credit valuation adjustments are incorporated into the estimation of fair value, reported amounts are classified as Level 3 inputs.

Securities classified as available-for-sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are excluded from net income and reported as an amount net of taxes as a separate component of accumulated other comprehensive income included in shareholders’ equity.

The Bank considers the inputs utilized to fair value the U.S. Agency and U.S. Sponsored Agency issued debt securities (callable and non-callable notes), mortgage backed securities guaranteed by those agencies, collateralized mortgage obligations issued by those agencies and corporate bond securities within level 2 of the valuation hierarchy. Management bases the fair value for these investments primarily on third party price indications provided by independent pricing sources utilized by the Bank’s bond accounting system to obtain market pricing on its individual securities. Vining Sparks who provides the Bank with its bond accounting system utilizes pricing from three independent third party pricing sources for pricing of securities. These third party pricing sources utilize, quoted market prices or when quoted market prices are not available, then fair values are estimated using nationally recognized third-party vendor pricing models that would also be classified within the level 2 valuation hierarchy because the inputs are observable. However, the fair value reported may not be indicative of the amounts that could be realized in an actual market exchange.

The fair value of the Bank’s U.S. Agency and U.S. Sponsored Agency callable and non-callable agency securities, mortgage backed securities and collateralized mortgage obligations are calculated using an option adjusted spread model from one of the nationally recognized third-party pricing models. Depending on the assumptions used and the treasury yield curve and other interest rate assumptions, the fair value could vary significantly in the near term.

For the Banks private label CMO securities, the Bank is utilizing the same third party pricing model for these securities as it utilizes for its U.S. Agency and U.S. Sponsored Agency CMO securities. However, because of the illiquidity and lack of market participants in these securities, a level 3 valuation hierarchy has been assigned to the private label securities. See Note 5 Investment Securities for a discussion on the valuation analysis performed by the Bank on these securities. However, the fair value reported may not be indicative of the amounts that could be realized in an actual market exchange.

Loans: For the balances reported at March 31, 2012 and December 31, 2011, the fair value for loans is estimated by discounting the expected future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities, adjusted for the allowance for loan loss. Loans are segregated by type such as commercial and industrial, commercial real estate, construction and other loans with similar credit characteristics and are further segmented into fixed and variable interest rate loan categories. Expected future cash flows are projected based on contractual cash flows, adjusted for estimated prepayments.

Impaired Loans: The fair value of impaired loans is determined based on an evaluation at the time the loan is originally identified as impaired, and periodically thereafter, at the lower of cost or fair value. Fair value on impaired loans is measured based on the value of the collateral securing these loans, if the loan is collateral dependent, or based on the discounted cash flows for non collateral dependent loans, and are classified at a level 3 in the fair value hierarchy. Collateral on collateral dependent loans may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals performed by qualified licensed appraisers hired by the Bank. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. For unsecured loans, the estimated future discounted cash flows of the business or borrower, are used in evaluating the fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Other Real Estate Owned: The fair value of other real estate owned is generally based on real estate appraisals (unless more current market information is available) less estimated costs of sale. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Non-Maturing Deposits: The fair values for non-maturing deposits (deposits with no contractual termination date), which include the Bank’s non-interest bearing demand deposits, interest bearing transaction accounts, money market deposits and savings accounts are equal to their carrying amounts, which represent the amounts payable on demand. Because the carrying value and fair value are by definition identical, these balances are not listed in the following tables.

Maturing Deposits: The fair values of fixed maturity certificates of deposit (time deposits) are estimated using a discounted cash flow calculation that applies current market deposit interest rates to the Bank’s current certificate of deposit interest rates for similar term certificates. The rates being paid on the Bank’s certificates of deposit at March 31, 2012 and December 31, 2011, were generally identical to the market interest rates for comparable terms and thus both the carry amount and fair value are generally considered approximately identical as of the reporting dates.

Securities Sold under Agreements to Repurchase (“Repos”): The fair value of securities sold under agreements to repurchase is estimated based on the discounted value of future cash flows expected to be paid on the deposits. The carrying amounts of Repos with maturities of 90 days or less approximate their fair values. The fair value of Repos with maturities greater that 90 days is estimated based on the discounted value of the contractual future cash flows.

Fair value of commitments: Loan commitments that are priced on an index plus a margin to a market rate of interest are reported at the carrying value of the loan commitment. Loan commitments on which the committed fixed interest rate is less than the current market rate were insignificant at March 31, 2012 and December 31, 2011.

Assets Measured at Fair Value on a Recurring Basis

The following table summarizes the financial assets and financial liabilities measured at fair value on a recurring basis as of the dates indicated, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value. The Bank had no financial liabilities measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011:

(Dollars in thousands)	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets – March 31, 2012
Investment securities available-for-sale	$107,199	$—	$102,185	$5,014

Financial Assets – December 31, 2011
Investment securities available-for-sale	$114,091	$—	$108,937	$5,154

The investment securities that comprise the balances reflected in the “Significant Unobservable Inputs (Level 3)” as of March 31, 2012 include the Bank’s private issue CMO securities with a market value of $2.8 million and one fixed rate security with a market value of $2.2 million which, issued and fully guaranteed by the FDIC. These same securities comprised the balances included in the level 3 column at December 31, 2011.

Both the Bank’s private issue CMO securities and the FDIC issued fixed rate note were valued at March 31, 2012 and December 31, 2011 utilizing pricing obtained from the national market pricing services that are utilized in the Bank’s bond accounting system. Due to the price volatility associated with these securities, the lack of broker pricing and the lack of liquidity for these securities, the Bank has classified them a level 3. The roll forward of these securities is listed in the table below.

The following table below presents a roll-forward of all assets and liabilities and additional information about the financial assets of the Bank measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the periods presented:

(Dollars in thousands)	Balance at January 1,	Included in Earnings	Included in Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements	Transfers in to (out of) Level 3	Balance at March 31,

Financial Assets – Measured at Fair Value using Level 3 – March 31, 2012
Private Issue CMO Securities	$2,775	$(26)	$177	$(111)	$—	$2,815
U.S. Government Sponsored Agency CMO Securities	2,379	—	—	(180)	—	2,199

Total	$5,154	$(26)	$177	$(291)	$—	$5,014

Financial Assets – Measured at Fair Value using Level 3 – March 31, 2011
Private Issue CMO Securities	$3,801	$(40)	$(55)	$(190)	$—	$3,516
U.S. Government Sponsored Agency CMO Securities	3,128	—	(4)	(181)	—	2,943

Total	$6,929	$(40)	$(59)	$(371)	$—	$6,459

Assets Measured at Fair Value on a Non-recurring Basis

The Bank may be required periodically, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). These include assets that are measured at the lower of cost or market value that were recognized at fair value below cost at the end of or during the period.

The following table presents the balances of assets and liabilities measured at fair value on a non-recurring basis by caption and by level within the fair value hierarchy as of the dates indicated:

(Dollars in thousands)	Carrying Value at end of period	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets – March 31, 2012
Collateral dependent impaired loans with specific valuation allowance and/or partial charge-offs	$1,801	$—	$—	$1,943
Other real estate owned	3,112	—	—	3,112

Total	$4,913	$—	$—	$5,055

Financial Assets – December 31, 2011
Collateral dependent impaired loans with specific valuation allowance and/or partial charge-offs	$1,821	$—	$—	$1,963
Other real estate owned	3,344	—	—	3,344

Total	$5,165	$—	$—	$5,307

The following table presents the significant unobservable inputs used in the fair value measurements for Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of the dates indicated:

(Dollars in thousands)	Fair Value at March 31, 2012	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Values

Financial Assets – March 31, 2012
Private Issue CMO Securities	$2,815	Pricing Matrix (1)	Benchmark Treasury Index Yields,	1.39% - 2.14%
			Bid Yield	8.75% - 13.0%
			Prepayment Speeds	3.25% - 15.00%
			Swap Spreads	700 - 1,086 bp
			Severity Factors	60 - 91%
			Default Speed	6.5 - 12.1
			Duration (years)	2.35 - 5.56
			Delinquencies	10.0% - 20.0%

U.S. Government Sponsored Agency CMO Security	$2,199	Pricing Matrix (2)	Benchmark Treasury Index Yields,	0.29%
			Bid Yield	0.82%
			Prepayment Speed	10.00%
			Swap Spreads	0.53%
			Duration (years)	1.124

Collateral dependent impaired loans with specific valuation allowance and or partial charge-offs	$1,801	Appraisal value	Estimated Collateral value of property	Various depending on property type and location

Other real estate owned	$3,112	Pending negotiated sales contract	Contract	$3.25 million
			Less estimated selling costs	4.25%

(1)	The Pricing Matrix used to establish the market pricing of the Private Issue CMO securities utilizes a significant number of inputs in its calculation of the fair market price on each of the individual securities. The above table lists the more significant input parameters used in calculating the market price for securities with ALT-A collateral.
(2)	The $2.2 million U.S. Government Sponsored Agency CMO Security was issued by the FDIC and is fully guaranteed by the U.S. Government, and as such, severity factors, default speeds and delinquencies are not relevant pricing factors in the pricing matrix for this security.

Fair Value of Financial Asset and Liability Table

The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Bank could have realized in a current market exchange as of March 31, 2012 and December 31, 2011. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The description of the valuation methodologies used for assets and liabilities measured at fair value and for estimating fair value for financial instruments not recorded at fair value has been described above.

The table below presents the carrying amounts and fair values of financial instruments as of the dates indicated:

			Fair Value Measurements
(Dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2012
Financial Assets
Investment securities available-for-sale	$107,199	$107,199	$—	$102,185	$5,014
Loans, net	445,736	447,240	—	—	447,240
Financial Liabilities
Certificates of deposit	52,980	52,980	—	52,980	—
Securities sold under agreements to repurchase	23,262	23,262	—	23,262	—

December 31, 2011
Financial Assets
Investment securities available-for-sale	$114,091	$114,091	$—	$108,937	$5,154
Loans, net	481,765	482,315	—	—	482,315
Financial Liabilities
Certificates of deposit	50,838	50,838	—	50,838	—
Securities sold under agreements to repurchase	26,187	26,187	—	26,187	—

Note 14. Reclassification

Certain amounts in the prior year’s financial statements and related footnote disclosures were reclassified to conform to the current year presentation with no effect on previously reported net income or shareholders’ equity.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

California United Bank

We have audited the accompanying balance sheets of California United Bank (the Bank) as of December 31, 2011 and 2010, and the related statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California United Bank as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Irvine, California

March 6, 2012

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

CALIFORNIA UNITED BANK

BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2011	2010

ASSETS
Cash and due from banks	$13,515	$10,308
Interest earning deposits in other financial institutions	120,715	200,338

Total Cash and Cash Equivalents	134,230	210,646

Certificates of deposit in other financial institutions	35,144	—

Investment securities available-for-sale, at fair value	114,091	96,174

Loans	489,260	421,263
Allowance for loan loss	(7,495)	(5,860)

Net loans	481,765	415,403

Premises and equipment, net	3,350	4,040
Deferred tax assets	6,234	6,446
Other real estate owned, net	3,344	1,167
Goodwill	6,155	6,155
Intangible assets	961	1,098
Accrued interest receivable and other assets	14,930	15,155

Total Assets	$800,204	$756,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$381,492	$277,783
Interest bearing transaction accounts and savings deposits	70,325	74,062
Money market deposits	188,101	235,477
Certificates of deposit	50,838	70,645

Total deposits	690,756	657,967
Securities sold under agreements to repurchase	26,187	22,862
Federal Home Loan Bank borrowings – long-term	—	5,545
Accrued interest payable and other liabilities	2,417	2,636

Total Liabilities	719,360	689,010

Commitments and Contingencies (Note 14)	—	—

SHAREHOLDERS’ EQUITY

Serial Preferred Stock – authorized, 20,000,000 shares no par value, no shares issued or outstanding	—	—
Common stock – authorized, 30,000,000 shares no par value, 6,950,098 and 5,942,636 shares issued and outstanding at December 31, 2011 and 2010, respectively	77,225	66,800
Additional paid-in capital	6,164	4,693
Accumulated deficit	(3,435)	(4,902)
Accumulated other comprehensive income	890	683

Total Shareholders’ Equity	80,844	67,274

Total Liabilities and Shareholders’ Equity	$800,204	$756,284

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2011	2010	2009
Interest Income
Interest and fees on loans	$25,135	$15,650	$12,659
Interest on federal funds sold	—	1	11
Interest on investment securities	2,968	4,543	7,350
Interest on interest bearing deposits in other financial institutions	653	372	111

Total Interest Income	28,756	20,566	20,131

Interest Expense
Interest on interest bearing transaction accounts and savings deposits	160	259	206
Interest on money market deposits	791	933	662
Interest on certificates of deposit	261	457	831
Interest on securities sold under agreements to repurchase	99	226	225
Interest on Federal Home Loan Bank borrowings – short-term	—	—	83
Interest on Federal Home Loan Bank borrowings – long-term	5	316	530

Total Interest Expense	1,316	2,191	2,537

Net Interest Income	27,440	18,375	17,594

Provision for loan losses	1,442	2,542	3,461

Net Interest Income After Provision For Loan Losses	25,998	15,833	14,133

Non-Interest Income
Gain on sale of securities, net	219	135	255
Total other-than-temporary impairment losses, net	(264)	(242)	(663)
Deposit account service charge income	1,617	889	713
Other non-interest income	790	329	228

Total Non-Interest Income	2,362	1,111	533

Non-Interest Expense
Salaries and employee benefits (includes stock based compensation expense of $1,467, $858 and $590 for the years ended December 31, 2011, 2010 and 2009, respectively.)	15,352	11,914	7,441
Occupancy	3,103	2,079	1,601
Data processing	1,207	722	523
Legal and professional	971	703	741
FDIC deposit assessment	764	830	713
Merger related expenses	420	406	—
OREO expenses	216	12	—
Office services expenses	1,005	936	465
Other operating expenses	2,708	2,768	1,813

Total Non-Interest Expense	25,746	20,370	13,297

Net Income (Loss) Before Provision for Income Tax Expense (Benefit)	2,614	(3,426)	1,369

Provision for income tax expense (benefit)	1,147	(1,143)	624

Net Income (Loss)	$1,467	$(2,283)	$745

Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.23	$(0.45)	$0.15
Diluted earnings (loss) per share	$0.22	$(0.45)	$0.15

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

Three Years Ended December 31, 2011

(Dollars and shares in thousands)

		Common Stock
	Comprehensive Income (Loss)	Outstanding Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance at December 31, 2008		4,935	$56,831	$3,263	$(4,077)	$626	$56,643
Issuance of Restricted Stock		21	—	—	—	—	—
Exercise of Stock Options		7	70	—	—	—	70
Stock based compensation expense related to employee stock options and restricted stock		—	—	590	—	—	590
Net income	745	—	—	—	745	—	745
Cumulative adjustment for accounting change – Other-than-temporary impairment on debt securities		—	—	—	713	(713)	—
Non-credit portion of other-than-temporary impairments net of tax benefit of $283	(405)	—	—	—		(405)	(405)
Net unrealized loss on securities, net of a tax benefit of $1,239 and reclassification of $(255) for net gain included in net income	(1,741)	—	—	—	—	(1,741)	(1,741)

Comprehensive loss	$(1,401)

Balance at December 31, 2009		4,963	$56,901	$3,853	$(2,619)	$(2,233)	$55,902

Issuance of Restricted Stock		138	—	—	—	—	—
Exercise of Stock Options		145	1,447	—	—	—	1,447
Issuance of Stock for Purchase of COSB		698	8,452	—	—	—	8,452
Stock based compensation expense related to employee stock options and restricted stock		—	—	858	—	—	858
Net loss	(2,283)	—	—	—	(2,283)	—	(2,283)
Restricted stock repurchase/dividend		(1)	—	(18)	—	—	(18)
Non-credit portion of other-than-temporary impairments net of tax expense of $602	831	—	—	—	—	831	831
Net unrealized gain on securities, net of a tax expense of $1,566 and reclassification of $(135) for net gain included in net loss	2,085	—	—	—	—	2,085	2,085

Comprehensive income	$633

Balance at December 31, 2010		5,943	$66,800	$4,693	$(4,902)	$683	$67,274

Issuance of Restricted Stock		121	—	—	—	—	—
Exercise of Stock Options		81	728	—	—	—	728
Issuance of Stock in Private Placement Offering, net of $569 in issuance costs		805	9,697	—	—	—	9,697
Stock based compensation expense related to employee stock options and restricted stock		—	—	1,467	—	—	1,467
Excess tax benefit – stock based compensation		—	—	4	—	—	4
Net income	1,467	—	—	—	1,467	—	1,467
Non-credit portion of other-than-temporary impairments net of tax benefit of $110	(153)	—	—	—	—	(153)	(153)
Net unrealized gain on securities, net of a tax expense of $352 and reclassification of $(219) for net gain included in net income	360	—	—	—	—	360	360

Comprehensive income	$1,674

Balance at December 31, 2011		6,950	$77,225	$6,164	$(3,435)	$890	$80,844

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss):	$1,467	$(2,283)	$745
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	1,442	2,542	3,461
Provision for unfunded loan commitments	35	73	12
Stock based compensation expense	1,467	858	590
Depreciation	1,006	804	700
Net accretion of deferred loan fees/costs	(1,794)	(690)	(323)
Net amortization from investment securities	1,015	(124)	(568)
Net other-than-temporary impairment losses recognized in operations	264	242	663
Gain on sale of securities, net	(219)	(135)	(255)
Loss on disposal of premises and equipment	3	—	11
Amortization of core deposit intangible	137	—	—
(Increase) decrease in deferred tax assets	62	(1,365)	(194)
(Decrease) in accrued interest receivable and other assets	(183)	(414)	(3,686)
(Increase) decrease in accrued interest payable and other liabilities	(254)	1,095	(876)

Net cash provided by operating activities	4,448	603	280

Cash flows from investing activities:
Cash and cash equivalents acquired in acquisition, net of cash paid	—	13,416	—
Purchases of available-for-sale investment securities	(67,824)	(46,513)	(94,637)
Purchases of held-to-maturity investment securities	—	—	(5,993)
Proceeds from sales of investment securities	4,758	3,927	62,065
Proceeds from repayment and maturities from investment securities	44,271	75,813	29,153
Loan originations, net of principal payments	(69,354)	(71,966)	(32,807)
Purchases of premises and equipment	(319)	(1,949)	(426)
Proceeds from sale of OREO	1,167	—	—
Net increase in certificates of deposit in other financial institutions	(35,144)	—	—
Net repurchase (purchase) of FHLB and TIB stock	587	(1,155)	(376)

Net cash used in investing activities	(121,858)	(28,427)	(43,021)

Cash flows from financing activities:
Net increase in non-interest bearing demand deposits	103,709	141,709	18,994
Net increase (decrease) in Interest-bearing Transaction and Savings deposits	(3,737)	(2,921)	14,690
Net increase (decrease) in Money market deposits	(47,376)	76,601	33,824
Net increase (decrease) in Certificates of deposit	(19,807)	(16,704)	33,105
Net increase (decrease) in Securities sold under agreements to repurchase	3,325	(22,275)	28,475
Net (decrease) in Federal Home Loan Bank borrowings – short-term	—	—	(40,000)
Repayments of Federal Home Loan Bank borrowings – long-term	(5,545)	(8,000)	(10,000)
Net proceeds from common stock issued	9,697	—	—
Dividends Paid	—	(18)	—
Net proceeds from stock options exercised	728	1,447	70

Net cash provided by financing activities	40,994	169,839	79,158

Net increase (decrease) in cash and cash equivalents	(76,416)	142,015	36,417

Cash and cash equivalents, beginning of year	210,646	68,631	32,214

Cash and cash equivalents, end of year	$134,230	$210,646	$68,631

Supplemental disclosures of cash flow information:

Cash paid during the year for interest	$1,425	$2,256	$2,618

Cash paid during the year for taxes	$200	$1,080	$1,926

Supplemental disclosures of non-cash investing activities:
Net increase (decrease) in unrealized gain (loss) on investment securities, net of tax	$207	$2,916	$(2,146)
Loans transferred to other real estate owned	$3,344	$—	$—

The accompanying notes are an integral part of these financial statements.

CALIFORNIA UNITED BANK

STATEMENTS OF CASH FLOWS

(In thousands)

Year Ended December 31,
2010
Supplemental Schedule Related to Acquisition:
Acquisition of California Oaks State Bank (“COSB”):
Deposits	$112,991
Federal Home Loan Bank borrowings – long-term	5,545
Other liabilities	61
Loans, net	(86,621)
Goodwill and intangibles	(7,253)
Premises and equipment	(400)
Federal Home Loan Bank stock	(1,105)
Investment securities	(11,416)
Other real estate owned	(1,167)
Other assets	(3,126)
Bank owned life insurance	(2,545)
Stock issued	8,452

Cash and cash equivalents acquired, net of cash paid	$13,416

The table above was adjusted retrospectively in 2011 for fair value adjustments to the assets acquired.

The accompanying notes are an integral part of these financial statements

CALIFORNIA UNITED BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011

Note 1 - Summary of Significant Accounting Policies

California United Bank (the “Bank”) is a commercial business bank engaged in providing a full range of financial services, including: credit and deposit products, cash management and on-line banking for businesses, business owners, entrepreneurs, non-profits, professionals and high net-worth individuals. The Bank opened for business in 2005, with its headquarters office located in Encino, California. As a state chartered non-member bank, the Bank is subject to regulation by the California Department of Financial Institutions, (the “DFI”) and the Federal Deposit Insurance Corporation (“FDIC”). The deposits of the Bank are insured by the FDIC, to the maximum amount allowed by law.

The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan loss and various assets and liabilities measured at fair value. While management uses the most current available information to recognize losses on loans, future additions to the allowance for loan loss may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance for loan loss based on their judgment about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan loss for losses on loans may change significantly in the near term.

Business Segments

The Bank is organized and operated as a single reporting segment, principally engaged in commercial business banking. The Bank’s lending activities concentrate on marketing to and serving the needs of business owners, professionals and high net-worth individuals. The Bank conducts its lending and deposit operations through six branch offices, located in the Counties of Los Angeles and Ventura in Southern California and its lending operations through two additional loan production offices, one of which is in Orange County.

Cash and Cash Equivalents

For purposes of reporting cash flows within the Statements of Cash Flows, cash and cash equivalents include cash, due from banks and interest earning deposits in other financial institutions. In general, federal funds are sold for one-day and returned the next business day. Cash flows from loans, deposits, securities sold under agreements to repurchase and short-term borrowings are reported on a net basis.

Interest Earning Deposits in Other Financial Institutions

Interest earning deposits in other financial institutions represent short term interest earning deposits, which include money market deposit accounts with other financial institutions (including interest earning deposits with the Federal Reserve). These deposits and investments can generally provide the Bank with immediate liquidity and generally can be liquidated the same day as is the case with the Federal Reserve and up to seven days on money market deposit accounts with other financial institutions.

Certificates of Deposits in financial institutions

The Bank’s investments in certificate of deposits issued by other financial institutions are fully insured by the FDIC up to the applicable limits and generally have an original maturity of between six months and two years. A small number of certificates have original maturities of three to six months.

Restricted Cash

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. Reserve balances of $3,843,000 and $652,000 were required by the Federal Reserve Bank of San Francisco as of December 31, 2011 and 2010, respectively. As of December 31, 2011, the Bank was in compliance with all known Federal Reserve reporting and reserve requirements, as communicated to the Bank by the Federal Reserve.

Concentrations and Credit Risk

The Bank maintains certain deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. These deposits are included in interest earning deposits in other financial institutions and the amount not covered by FDIC insurance coverage or maintained with the U.S. Federal Reserve is approximately $12.1 million at December 31, 2011. Federal funds sold are similar to uncollateralized loans. Management regularly evaluates the credit risk of these transactions and believes the Bank is not exposed to any significant credit risk on cash and cash equivalents.

Investment Securities

The Bank classifies its investment securities as either held-to-maturity or available-for-sale. The held-to-maturity classification requires that securities be recorded at cost, adjusted for amortization of premiums and accretion of discounts over the estimated period to maturity, or to an earlier call date, if appropriate, on an effective interest yield basis. These securities include those that management has the intention and the ability to hold to maturity.

Under the available-for-sale classification securities can be sold in response to certain conditions, such as changes in interest rates, fluctuations in deposit levels or loan demand or need to restructure the portfolio to better match the maturity or interest rate characteristics of liabilities with assets. Securities classified as available-for-sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are excluded from net income and reported as a separate component of accumulated other comprehensive income (loss) included in shareholders’ equity.

At each reporting date, investment securities are assessed to determine whether there is an other-than-temporary impairment (OTTI). If it is probable that we will be unable to collect all amounts due according to the contractual terms of a debt security not impaired at acquisition, an OTTI shall be considered to have occurred. Once an OTTI is considered to have occurred, the credit portion of the loss is required to be recognized in current earnings, while the non-credit portion of the loss is recorded as a separate component of shareholders’ equity. Realized gains and losses on sales of securities are recognized in earnings at the time of sale and are determined on a specific-identification basis. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. For mortgage-backed securities, the amortization or accretion is based on estimated average lives of the securities. The lives of these securities can fluctuate based on the amount of prepayments received on the underlying collateral of the securities.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of San Francisco (FHLB), is required to maintain an investment in capital stock of the FHLB. The stock does not have a readily determinable fair value and as such is carried at cost and evaluated for impairment. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the changes in (increases or declines) in the net assets of the FHLB as compared to the capital stock amount and the length of time these changes (situation) has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB.

While the Federal Home Loan Banks were negatively impacted by the economic conditions during 2008 and 2009, the Federal Home Loan Bank of San Francisco has reported earnings for the years ended December 31, 2011, 2010 and 2009, and remains in compliance with regulatory capital and liquidity requirements and has declared and/or paid dividends on its stock for all four quarters of 2011 and 2010. In addition, the FHLB made capital stock redemptions in 2011 and 2010 with the Bank receiving $587,000 and $115,000, respectively. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2011 or 2010.

The Bank’s investment in FHLB stock is included in other assets on the accompanying balance sheets.

Loans and Interest and Fees on Loans

The Bank extends commercial, real estate, construction and consumer loans to business owners, small to middle market companies and to high net worth individuals. Loans that management has the ability and intent to hold until maturity or pay-off are stated at their outstanding unpaid principal balances, net of deferred loan fees, unearned discounts, fair value credit valuation allowance and net of the allowance for loan loss. The Bank recognizes loan origination fees to the extent they represent reimbursement for initial direct costs, as income at the time of loan boarding. The excess of fees over costs, if any, is deferred and recognized in interest income using the level yield method.

Interest on loans is accrued daily and credited to income based on the principal amount outstanding. Interest is calculated using the terms of the loan according to the contractual note agreements.

Nonaccrual loans: For all loan types, when a borrower discontinues making payments as contractually required by the note, the Bank must determine whether it is appropriate to continue to accrue interest. Generally, the Bank places loans in a nonaccrual status and the accrual of interest on loans is discontinued when the loan has become delinquent by more than 90 days or when Management determines that the full repayment of principal and collection of interest is unlikely. The Bank may decide to continue to accrue interest on certain loans more than 90 days delinquent, if the loan is well secured by collateral and in the process of collection. In some cases, loans can be placed on non-accrual status or be charged-off at an earlier date, if collection of principal or interest is considered doubtful.

When a loan is placed on nonaccrual status or that has been charged-off, all accrued interest income, that has been accrued but not yet collected, the unpaid accrued interest receivable, is reversed against interest income in the period in which the status of the loan has changed. Subsequent payments received from the customer are applied to principal and no further interest income is recognized until the principal has been paid in full or until circumstances have changed such that payments are again consistently received as contractually required.

Impaired loans: A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the original loan agreement. Generally, these loans are rated substandard or worse. Most impaired loans are classified as nonaccrual. However, there are some loans that that are termed impaired due to doubt regarding collectability according to contractual terms, but are both fully secured by collateral and are current in their interest and principal payments. These impaired loans that are not classified as nonaccrual continue to pay as agreed. Impaired loans are measured for reserve requirements in accordance with ASC Topic 310, Receivables (“ASC 310”), based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of an impairment reserve, if any, and any subsequent changes are charged against the allowance for loan loss Factors that contribute to a performing loan being classified as impaired include payment status, collateral value, probability of collecting scheduled payments, delinquent taxes, and debts to other lenders that cannot be serviced out of existing cash flow.

Troubled debt restructurings: A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Bank grants concessions to the borrower in the restructuring that it would not otherwise consider. The loan terms which have been modified or restructured due to a borrower’s financial difficulty may include a reduction in the stated interest rate, an extension of the maturity at an interest rate below current market interest rates, a reduction in the face amount of the debt (principal forgiveness), a reduction in the accrued interest, or re-aging, extensions, deferrals, renewals, rewrites and other actions intended to minimize potential losses.

Under ASC 310, trouble debt restructurings are considered impaired loans and are evaluated for the amount of impairment, with the appropriate allowance for loan loss adjustment.

In determining whether a debtor is experiencing financial difficulties, the Bank considers if the debtor is in payment default or would be in payment default in the foreseeable future without the modification, the debtor declared or is in the process of declaring bankruptcy, there is substantial doubt that the debtor will continue as a going concern, the debtor’s entity-specific projected cash flows will not be sufficient to service its debt, or the debtor cannot obtain funds from sources other than the existing creditors at a market rate for debt with similar risk characteristics.

In determining whether the Bank has granted a concession, the Bank assesses, if it does not expect to collect all amounts due, whether the current value of the collateral will satisfy the amounts owed, whether additional collateral or guarantees from the debtor will serve as adequate compensation for other terms of the restructuring, and whether the debtor otherwise has access to funds at a market rate for debt with similar risk characteristics.

A loan that is modified at a market rate of interest will not be classified as troubled debt restructuring in the calendar year subsequent to the restructuring if it is in compliance with the modified terms and the expectation exists for continued performance going forward. Payment performance prior and subsequent to the restructuring is taken into account in assessing whether it is likely that the borrower can meet the new terms. This may result in the loan being returned to accrual at the time of restructuring. A period of sustained repayment for at least six months generally is required for return to accrual status.

Sales of Loans

The Bank sells a participating interest in loans to other banks to allow the Bank to service customers with needs in excess of the Bank’s limit on loans to a single borrower and, occasionally, to provide funds for additional lending or to increase liquidity. Under most agreements, the Bank continues to service the loans and the buyer receives its share of principal collected together with interest at an agreed-upon rate. This rate may differ from the loan’s contractual interest rate. Loans held for sale are valued at the lower of cost or fair value. There were no loans held for sale at December 31, 2011 or 2010.

Allowance for Loan Loss

The allowance for loan loss “Allowance” is established by a provision for loan losses that is charged against income, increased by charges to expense and decreased by charge-offs (net of recoveries). Loan charge-offs are charged against the Allowance when management believes the collectability of loan principal or interest becomes unlikely, or when a loan is 90 days or more delinquent unless it is adequately collateralized and in the process of collection. Subsequent recoveries, if any, are credited to the Allowance.

The Allowance is an amount that management believes will be adequate to absorb estimated charge-offs related to specifically identified loans, as well as probable loan charge-offs inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, as well as historical peer group loan loss data to determine the adequacy of the Allowance. The Allowance is based upon estimates, and actual charge-offs may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-offs. These evaluations are inherently subjective, as they require estimates that are susceptible to significant revisions as conditions change. In addition, regulatory agencies, as an integral part of their examination process, may require additions to the Allowance based on their judgment about information available at the time of their examinations. Management believes that the Allowance as of December 31, 2011, is adequate to absorb known and probable losses in the loan portfolio.

The Allowance consists of specific and general components. The specific component relates to loans that are categorized as impaired. For such loans that are categorized as impaired, a specific reserve is established when the discounted cash flows (or collateral value if a collateral dependent loan or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on the level of risk and historical charge-off experience adjusted for qualitative factors.

While the general allowance covers all non-impaired loans and is based on historical loss experience adjusted for the various qualitative and quantitative factors listed above, the change in the allowance from one reporting period to the next may not directly correlate to the rate of change of the nonperforming loans for the following reasons:

A loan moving from the impaired performing status to an impaired non-performing status does not mandate an automatic increase in reserves. The individual loan is evaluated for a specific reserve requirement when the loan moves to the impaired status, not when the loan moves to non-performing status. In addition, the impaired loan is reevaluated at each subsequent reporting period. The Bank’s nonperforming commercial real estate loans are collateral dependent, reserves for these loans are based on collateral value, which is not affected by borrower performance but rather by market conditions.

Not all impaired accounts require a specific reserve. The payment performance of the borrower may require an impaired classification, but the collateral evaluation may support adequate collateral coverage. For a number of impaired accounts in which borrower performance is in question, the collateral coverage may be sufficient because a partial charge off of the account has been taken. In those instances, neither a general reserve nor a specific reserve is assessed.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to ten years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for improvements or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate Owned

Real estate properties that are acquired through, or in lieu of, loan foreclosure are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the cost basis or fair value less estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in other expenses.

Goodwill and Other Intangible Assets

The Bank’s goodwill, core deposit intangible assets, other intangible assets and fair value adjustment on loans was created from the business combination with COSB at December 31, 2010. The assets and liabilities that were acquired from the COSB merger were accounted for at fair value as of the date of the merger. The Bank recorded several purchase accounting entries that initially recorded goodwill, a core deposit intangible asset, a fair value adjustment to loans, a fair value adjustment to acquired lease obligations and a fair value adjustment to high rate maturity time certificates of deposit, as a result of its acquisition of COSB at December 31, 2010. The goodwill that was recorded on the transaction represented the excess of the purchase price over the fair value of net assets acquired. Goodwill is not amortized and is reviewed for impairment in the fourth quarter of the calendar year. If an event occurs or circumstances change that would indicate the fair value of a reporting unit may be below its carrying value, the Bank would perform an impairment analysis at that time. Based on the Bank’s fourth quarter 2011 goodwill impairment analysis, no impairment to goodwill has occurred. Premiums on deposits, which represent the intangible value of depositor relationships resulting from deposit liabilities assumed in the COSB acquisition, are being amortized over the estimated useful lives of the deposits, which was estimated to be eight years. The estimated useful life of these acquired core deposits was based on a review of the projected useful lives of the core deposits acquired from COSB. Core deposit intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The loan fair value adjustment that was recorded on the loans acquired from the COSB acquisition were comprised of both an interest rate premium/discount on each individual loan and a credit loss component. The net fair value adjustment on the individual loans which had no evidence of credit deterioration as of the date of acquisition is being amortized over the remaining contractual life of the loan, on an effective yield basis. The fair value adjustment that was recorded on the time deposits was fully amortized during 2011.

Income Taxes and Other Taxes

Deferred income tax assets and liabilities are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to the extent necessary to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax assets or benefits will be realized. Realization of tax benefits for deductible temporary differences and operating loss carry-forwards depends on having sufficient taxable income of an appropriate character within the carry-forward period and that current tax law will allow for the realization of those tax benefits.

The Bank is required to account for uncertainty associated with the tax positions it has taken or expects to be taken on past, current and future tax returns according to ASC 740, Income Taxes, (“ASC 740”). Under ASC 740, tax positions taken or expected to be taken on a tax return, where there may be a degree of uncertainty as to the tax deductibility of the item, the Bank may only record the tax effects (expense or benefits) from an uncertain tax position in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. The Bank does not believe that it has any material uncertain tax positions taken to date that are more likely than not to be realized. The Bank’s federal income tax returns for the years ended December 31, 2008 through 2011 are open for examination by federal taxing authorities and the Bank’s State income tax returns for the years ended December 2007 through 2011 are open for examination by state taxing authorities. The Bank went through a federal tax examination on its December 31, 2009 tax return. This examination was completed with two adjustments made to the Bank’s federally filed 2009 tax return which impacted the Bank’s current and deferred tax assets. The examination was completed with no material impact on the financial statements.

The Bank has not been notified of any other pending tax examinations by taxing authorities except those outlined and discussed above.

Other Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of other comprehensive income. Gains and losses on securities available-for-sale are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

Earnings per Share (EPS)

The basic earnings per share is calculated by dividing net income by the weighted shares outstanding during the period. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the dilutive effect of potential common stock using the treasury stock method only if the effect on earnings per share is dilutive.

The total number of stock options considered to be anti-dilutive was 247,083, 270,583 and 268,583 shares as of December 31, 2011, 2010 and 2009, respectively.

The following table shows weighted average basic shares outstanding, potential dilutive shares related to stock options and weighted average diluted shares for each of the periods ended December 31, 2011, 2010 and 2009.

	2011	2010	2009
Weighted average basic shares outstanding	6,460,104	5,110,901	4,955,637
Potential dilutive shares related to stock options and restricted stock	175,758	—	53,382

Weighted average dilutive shares	6,635,862	5,110,901	5,009,019

Stock-Based Compensation

The Bank accounted for employee and director plans during 2011, 2010 and 2009 under the recognition and measurement principles in accordance with (ASC 718, Compensation-Stock Compensation). The Bank recorded $1,467,000 $858,000 and $590,000 of stock-based compensation expense related to employees and directors equity awards for the years ended December 31, 2011, 2010 and 2009, respectively. See Note 9 “Stock Option and Restricted Stock” for a discussion of the stock option expense associated with 2011, 2010 and 2009. The Bank had a slight tax benefit related to a combination of vesting of restricted stock during 2011 as well as the exercise of non-qualified stock options by the Bank’s Board of Directors during 2011. This benefit was recorded to the Bank’s additional paid in capital “APIC” in 2011.

Recent Accounting Pronouncements

In April 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This update clarified for creditors which restructured loans are considered troubled debt restructured loans. To qualify as a troubled debt restructure (“TDR”) a creditor must separately conclude that the restructuring constitutes a concession and that the debtor is experiencing financial difficulty. The amended guidance was effective for public companies for the first interim or annual period beginning on or after June 15, 2011 and was applied retrospectively to the beginning of the year of adoption. The adoption of this ASU did not have an impact on our financial position or statement of operations.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. One of the relevant considerations for assessing effective control was the transferor’s ability to repurchase or redeem financial assets before maturity. Under this criterion, an entity must consider whether there is an exchange of collateral in sufficient amount so as to reasonably assure the arrangement’s completion on substantially the agreed terms. In ASU 2011-03, the FASB determined that the criterion pertaining to an exchange of collateral should not be a determining factor in assessing effective control and removed this criterion from the consideration of effective control. The FASB concluded that the assessment of effective control should focus on the transferor’s contractual rights and obligations with respect to transferred financial assets, not on whether the transferor has the practical ability to perform in accordance with those rights or obligations. The guidance in this update is effective for the Bank beginning with its March 31, 2012 interim reporting period. We do not believe that this ASU will have a material impact on our financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new authoritative guidance clarifies the highest and best use and valuation premise, measuring the fair value of an instrument classified in a reporting entity’s shareholder’s equity, measuring the fair value of financial instruments that are managed within a portfolio, and the application of premiums and discounts in a fair value measurement. The new authoritative guidance also requires additional disclosures about fair value measurements. The guidance in this update is effective for the Bank for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not believe that this ASU will have a material impact on our financial statements

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This update amended prior guidance to increase the prominence of items reported in other comprehensive income. The new guidance requires that all changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. The guidance in this update is effective for the Bank for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not believe that this ASU will have a material impact on our financial statements and will only impact the presentation of other comprehensive income in the financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This update permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The guidance in this update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this ASU did not have a material impact on our financial statements.

Note 2 - Merger of California Oaks State Bank into California United Bank

The Bank acquired all of the equity interests of COSB after the close of business on December 31, 2010 with COSB being merged into the Bank at that time. The merger resulted in the addition of two full service branches in Ventura County, California. The Bank acquired 100% of the outstanding common shares of COSB.

The reasons for the acquisition of COSB and the factors reviewed by the Bank’s Board of Directors in approving the transaction were fully set out in the Proxy / Prospectus dated November 5, 2010 relative to the merger transaction. The following is a summary of some of the positive reasons or factors for the transaction. For a full discussion of the factors considered, the Proxy / Prospectus should be reviewed. Copies of the Proxy / Prospectus are available on the Bank’s website at www.cunb.com under the Investor Relations Tab.

In reaching its conclusion to acquire COSB, the Bank’s board of directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors: (i) strategic alternatives and the competitive banking environment in California; (ii) current banking and regulatory trends indicating that asset size and number and strength of distribution channels will become increasingly important in view of industry consolidation and regulatory burdens; (iii) COSB’s business, operations, branch network, financial condition and earnings on a historical and prospective basis; (iv) the possibility of increased earnings for the Bank’s shareholders as shareholders of the combined bank; (v) the opinion of its investment bankers that the per share merger consideration to be paid to the shareholders of COSB in connection with the merger was fair to the shareholders of the Bank from a financial point of view; (vi) the potential for synergies with the merger transaction; (vii) the terms of the merger agreement and the merger consideration to be paid to COSB shareholders in relation to the market value and book value; (vii) the general impact that the merger could be expected to have on the constituencies serviced by the Bank; (viii) the added convenience of access to COSB’s branch system, and the fact that the branch networks of the two banks are complementary and would enhance the Bank’s presence in Los Angeles and Ventura Counties; and (ix) the prospect of operating efficiencies of a combined institution.

The total consideration paid to COSB shareholders was approximately $17.16 million. Under the merger agreement, COSB shareholders received in exchange for each share of COSB common stock held, cash in the amount of approximately $8,540,000 or $11.35 per share and shares of the Bank’s common stock based upon an exchange ratio of 0.9278, representing an aggregate cash amount of approximately $8,620,000 (valued for the purposes of the merger agreement) and the issuance of the Bank’s common stock of 697,948 shares and 157 fractional shares. The fractional shares were paid out in cash using an exchange rate of $12.23 per share. Total consideration paid to COSB’s shareholders was established under the terms of the merger agreement based on a value of $11.35 per share of COSB common stock.

The excess of the purchase price over the estimated fair value of the net assets acquired was initially recorded at $5.4 million. This excess was recorded as goodwill and is not deductible for tax purposes. The creation of goodwill in the COSB transaction was the result of the synergies that were created by the transaction. In addition, assets acquired also included a core deposit intangible of $1.1 million, which is being amortized over a period of eight years in proportion to the related benefits. The amortization of the core deposit intangible asset for 2011 was $137,000. The assets and liabilities of COSB were accounted for initially at their estimated fair value, which required either a third party or an internal valuation analysis of the loans, investment securities, other real estate owned, contractual lease obligations, deposits, borrowings and employee compensation plans as of December 31, 2010. Balances that were considered to be at fair value at the date of acquisition, that did not require a fair value analysis were cash and cash equivalents, other assets (interest receivable) and other liabilities (interest payable). During 2011, adjustments were made to the initial estimate of the fair value of several assets which increased the excess to $6.2 million. The loans that were purchased in the COSB acquisition were accounted for under ASC Subtopic 310-30. See Note 4 – Loans for a more detailed discussion.

The following supplemental information is a condensed balance sheet showing the fair values of the assets acquired and the liabilities assumed as of the date of the acquisition adjusted retrospectively in 2011 for fair value adjustments to the assets acquired. (Dollars in thousands)

December 31, 2010
Assets:
Cash and cash equivalents	$21,958
Investment securities	11,416
Loans	86,621
Premises and equipment	400
Bank owned life insurance	2,545
Other real estate owned	1,167
Other	2,076
Deferred Tax Asset	2,322
Core deposit intangible	1,098
Goodwill	6,155

Total Assets	135,758

Liabilities:
Deposits	112,991
Long-term borrowings	5,545
Other	61

Total Liabilities	118,597

Total Purchase Price	$17,161

The accompanying financial statements include the accounts of COSB since December 31, 2010. The following supplemental pro forma information discloses selected financial information for the period indicated as though the COSB merger had been completed as of the beginning the period being reported. Dollars are in thousands except per share data. 2010 pro forma net income (loss) includes non-recurring merger expenses for legal, accounting, and other professional fees, net of tax, totaling $406,000. (Dollars in thousands)

Year ended December 31, 2010
Net Interest Income	$24,466

Net Loss	$(1,807)

Diluted Loss Per Share	$(0.31)

Note 3 - Investment Securities

The Bank has classified its investment securities as available-for-sale, which are recorded at estimated fair value or held-to-maturity, which are recorded at amortized cost.

The following tables present the amortized cost and estimated fair values of investment securities as of the dates indicated (dollars in thousands):

		Gross Unrealized
December 31, 2011	Amortized Cost	Gains	Losses	Net Non-credit Losses on Other- than- temporarily Impaired Securities	Estimated Fair Value
Available-for-sale:
U.S. Govt Agency and U.S. Govt Sponsored Agency Securities	$19,617	$75	$10	$—	$19,682
U.S. Govt Sponsored Agency CMO & Mortgage-Backed Securities	18,661	926	7	—	19,580
Private Issue CMO Securities	3,505	—	—	730	2,775
U.S. Govt Agency GNMA Mortgage-Backed Securities	21,909	727	—	—	22,636
Corporate Securities	7,753	186	42	—	7,897
U.S. Govt Agency SBA Securities	41,112	430	21	—	41,521

Total investment securities	$112,557	$2,344	$80	$730	$114,091

		Gross Unrealized
December 31, 2010	Amortized Cost	Gains	Losses	Net Non-credit Losses on Other- than- temporarily Impaired Securities	Estimated Fair Value
Available-for-sale:
U.S. Govt Agency and U.S. Govt Sponsored Agency Securities	$12,518	$—	$170	$—	$12,348
U.S. Govt Sponsored Agency CMO & Mortgage-Backed Securities	28,841	1,277	32	—	30,086
Private Issue CMO Securities	4,268	—	—	467	3,801
U.S. Govt Agency GNMA Mortgage-Backed Securities	13,527	563	180	—	13,910
Municipal & Corporate Securities	99	—	—	—	99
U.S. Govt Agency SBA Securities	35,742	237	49	—	35,930

Total investment securities	$94,995	$2,077	$431	$467	$96,174

The Bank’s investment securities portfolio consists primarily of U.S. Agency and U.S. Sponsored Agency issued AAA and AA rated investment-grade securities, investment grade corporate bond securities and below investment grade private issue CMO securities. Securities with a market value of $26.8 million and $23.3 million were pledged to secure securities sold under agreements to repurchase at December 31, 2011 and 2010, respectively. See Note 9 “Borrowings.”

On each reporting date, the Bank evaluates the securities portfolio to determine if there has been an other-than-temporary impairment on each of the individual securities in the investment securities portfolio. In estimating whether an other-than-temporary impairment loss has occurred, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, (iii) the current liquidity and volatility of the market for each of the individual security categories, (iv) the current slope and shape of the Treasury yield curve, along with where the economy is in the current interest rate cycle, (v) the current spread between Treasuries and the specific security categories, and the spread differential between the current spread and the long-term average spread for that security category, (vi) the projected cash flows from the specific security type, (vii) the financial guarantee and financial rating of the issuer and (viii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

If it’s determined that an other-than-temporary impairment exists on a debt security, the Bank then determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery. If either of the conditions is met, the Bank will recognize an other-than-temporary impairment in earnings equal to the difference between the security’s fair value and its adjusted cost basis. If neither of the conditions is met, the Bank determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors. The difference between the present value of the cash flows expected to be collected and the amortized cost basis is the credit loss. The credit loss is the portion of the other-than-temporary impairments that is recognized in earnings and is a reduction to the cost basis of the security. The portion of total impairment related to all other factors is included in other comprehensive income. Significant judgment of management is required in this analysis that includes, but is not limited to assumptions regarding the collectability of principal and interest, future default rates, future prepayment speeds, the amount of current delinquencies that will result in defaults and the amount of eventual recoveries expected on these defaulted loans through the foreclosure process. Other factors considered in determining the components of other-than-temporary impairments related to credit losses include the current credit support for the securities.

As a result of the above noted quarterly evaluations, the Bank believes that beginning in 2008 and continuing through 2011, there has been an adverse change in the original expected monthly cash flows for the remaining six private issue CMO securities on the books of the Bank at December 31, 2011. Of the remaining six private issue CMO securities, the Bank identified that adverse changes in the original expected monthly cash flows on five of these securities began occurring in 2008 and began occurring on the sixth security in 2009. The Bank recorded an other-than-temporary impairment credit loss of $264,000 on all six of the securities in 2011. The Bank recorded an other-than-temporary impairment credit loss of $242,000, on five of the securities in 2010. At the beginning of 2010, the Bank had a total of eight private issue CMO securities, of which two were sold during 2010. The Bank recorded a loss on the sale of one security of $11,000 and recorded a gain of $4,000 on the sale of the second security. No impairment losses were recorded on either of the sold securities during 2010. Of the security sold for a loss of $11,000, there was no cumulative impairment losses recorded on that security. Of the security sold for a gain of $4,000 there was a cumulative impairment loss of $98,000 recorded on that security from prior years. There were no private issue CMO securities sold in 2011.

The Bank’s six remaining private issue CMO securities at December 31, 2011 are classified as available-for-sale. These securities were issued by various private issuers and are all collateralized primarily by Alt-A mortgage loans. The majority of these mortgages are fixed-rate, 30-year loans, originated in early 2006 with average FICO scores between 700 and 750, and average LTVs between 62% and 74% at origination. These securities, which are senior tranches in the securitization, were originally rated AAA by two national rating agencies at origination and were supported by subordinate tranches. The current fair value of these securities at December 31, 2011 is $2.8 million and represents approximately .35% of the Banks total assets. They are not considered by management to be significant to the liquidity needs of the Bank. The Bank acquired the majority of these securities in late 2007 and early 2008. The market value of these securities began declining during the second quarter of 2008. All of these securities have been downgraded to below investment grade by all of the rating agencies beginning in 2008. Four of these securities have been downgraded to C and two of the securities have been downgraded to D. The remaining six securities have declined in value from the date they were originally purchased. This decline in value appears to be a direct result of the deterioration that has occurred in the loans that collateralize the securities, as well as the lack of significant liquidity within the bond market for private issue CMO securities having collateral similar to the securities owned by the Bank.

The Bank utilizes a third party to assist in the valuation of the private issue CMO securities. The primary and principal assumptions used in evaluating these investments are provided to the Bank from the Bank’s third party provider, Performance Trust Partners. The Bank is utilizing Performance Trust Partners to provide it with expertise in development and analysis of the cash flow data on the specific loan pools that comprise the private issue CMO securities. This process estimates cash flows related to the securities using assumptions related to prepayment speeds, credit default rates and loss severity ratios. The results of discounting the cash flows at December 31, 2011 indicated that the remaining net projected credit loss on all six of the private issue CMO securities was approximately $973,000. The results of the cash flow modeling indicate that the Bank will not receive all of its contractual principal and interest on the individual securities, based on what we believe are the probable assumptions related to the housing market, the losses expected on the underlying mortgages, and the remaining, if any, credit support available to the private issue CMO securities, as well as, all other information available on the securities and underlying collateral.

In estimating the cash flows the Bank is currently assuming an 8% prepayment rate on four of the securities and a 15% prepayment rate on the other two securities as of December 31, 2011. The prepayment rate utilized by the Bank is based on both the historical prepayment speeds experienced over the last six to twelve months on each of the individual securities, as well as the future expected prepayment speeds expected over the next twelve to twenty four months. Significant other assumptions used in estimating the cash flows were as follows as of December 31, 2011:

		Range
	Weighted Average	Minimum	Maximum
Projected Loss severity	68.9%	60.4%	77.6%
Delinquencies	24.2%	18.0%	31.3%

The Bank evaluated all securities for declines in fair value below the securities cost basis for possible impairment. At December 31, 2011, the Bank did not have the intent to sell the private issue CMO securities and due to operational, liquidity, legal, and or regulatory obligations it is more likely than not that the Bank would not be required to sell these securities before their maturity or forecasted recovery.

The following table summarizes activity related to the credit component recognized in earnings on investment securities held by the Bank for which a portion of other-than-temporary impairment was recognized in other comprehensive income (loss) for the years ended December 31, (dollars in thousands):

	2011	2010	2009
Balance at the beginning of the period, January 1,	$914	$866	$203
Valuation Security impairment charge reflected in the Statement of Operations
Total other than temporary impairment losses	—	—	634
Credit portion of other-than-temporary impairment loss recognized in other comprehensive income (loss)	—	—	(463)
Additional increases to the credit portion of other-than-temporary impairment charge previously recognized	264	242	492

Total credit valuation impairment charge recorded through the Statement of Operations	264	242	663

Total cumulative inception to date valuation impairment charge on securities	1,178	1,108	866

Less actual credit loss recognized from sale of securities	—	(98)	—
Less actual credit loss recognized on principal	(205)	(96)	—

Total credit loss recognized on securities	(205)	(194)	—

Balance at the end of the period, December 31,	$973	$914	$866

During the years ended December 31, 2011, 2010 and 2009 the Bank recognized gross gains and (losses) on sales of available-for-sale securities in the amount of $219,000 and ($0), $146,000 and ($11,000) and $342,000 and ($87,000), respectively.

Investment securities with unrealized losses that are considered to be temporarily-impaired and other-than-temporarily impaired are summarized and classified according to the duration of the loss period as follows:

(Dollars in thousands)	< 12 Continuous Months		> 12 Continuous Months		Total
December 31, 2011	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily-impaired available-for-sale investment securities:
U.S. Govt. Agency and U.S. Govt. Sponsored Agency Securities	$7,099	$10	$—	$—	$7,099	$10
U.S. Govt. Sponsored Agency CMO & Mortgage-Backed Securities	2,426	7	—	—	2,426	7
Corporate Bonds	4,181	42			4,181	42
U.S. Govt. Agency SBA Securities	4,264	21	—	—	4,264	21

Total temporarily-impaired available-for-sale investment securities	$17,970	$80	$—	$—	$17,970	$80

Other-than-temporarily impaired available-for-sale investment securities:
Private Issue CMO Securities	—	—	2,775	730	2,775	730

Total temporarily-impaired and other-than-temporarily impaired available-for-sale investment securities	$17,970	$80	$2,775	$730	$20,745	$810

(Dollars in thousands)	< 12 Continuous Months		> 12 Continuous Months		Total
December 31, 2010	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily-impaired available-for-sale investment securities:
U.S. Govt. Agency and U.S. Govt. Sponsored Agency Securities	$9,828	$170	$—	$—	$9,828	$170
U.S. Govt. Sponsored Agency CMO & Mortgage-Backed Securities	5,052	32	—	—	5,052	32
U.S. Govt. Agency GNMA Mortgage-Backed Securities	4,810	180	—	—	4,810	180
U.S. Govt. Agency SBA Securities	13,015	49	—	—	13,015	49

Total temporarily-impaired available-for-sale investment securities	$32,705	$431	$—	$—	$32,705	$431

Other-than-temporarily impaired available-for-sale investment securities:
Private Issue CMO Securities	—	—	3,801	467	3,801	467

Total temporarily-impaired and other-than-temporarily impaired available-for-sale investment securities	$32,705	$431	$3,801	$467	$36,506	$898

The amortized cost, estimated fair value and average yield of debt securities at December 31, 2011, are shown below. Maturity categories are determined as follows:

•	U.S. Govt. Agency and U.S. Govt. Sponsored Agency bonds and notes – maturity date

•

U.S. Govt. Sponsored Agency CMO or Mortgage-Backed Securities, U.S. Govt. Agency GNMA Mortgage-Backed Securities and U.S. Gov. Agency SBA Securities – estimated cash flow taking into account estimated prepayment speeds

•	Private Issue CMO Securities – weighted average life

•	Investment grade corporate debt securities – maturity date

Although mortgage-backed, U.S. Government Agency and Private Issue CMO securities have contractual maturities through 2048, the expected maturity will differ from the contractual maturities because borrowers or issuers may have the right to prepay such obligations without penalties.

	(Dollars in thousands)
Maturities Schedule of Securities	Amortized Cost	Fair Value	Weighted Average Yield

Due through one year	$18,069	$18,427	2.08%
Due after one year through five years	52,285	52,996	1.91
Due after five years through ten years	13,196	13,477	2.52
Due after ten years	29,007	29,191	3.78

Total	$112,557	$114,091	2.50%

In the case of securities available-for-sale, the average yields are based on effective rates of book balances at the end of the year. Yields are derived by dividing interest income, adjusted for amortization of premiums and accretion of discounts, by total amortized cost.

Investments in FHLB Common Stock

The Bank’s investment in the common stock of the FHLB of San Francisco was $3.0 million and $3.9 million as of December 31, 2011 and 2010, respectively. See Note 9, “Federal Home Loan Bank Borrowings” for a detailed discussion regarding the Bank’s borrowings and the requirements to purchase FHLB common stock. The FHLB made common stock redemptions of $587,000 and $115,000 during 2011 and 2010 respectively. The investment in FHLB stock is periodically evaluated for impairment based on, among other things, the capital adequacy of the FHLB and its overall financial condition. No impairment losses have been recorded through December 31, 2011 and based on the current financial condition of the FHLB of San Francisco, no impairment losses appear necessary or warranted.

Note 4 - Loans

The composition of the loan portfolio at December 31, 2011 and 2010 was as follows (dollars in thousands):

	December 31,
	2011	2010

Commercial and Industrial Loans:	$185,629	$170,601

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	85,236	71,162
Other Nonresidential Properties	97,730	87,424
Construction, Land Development and Other Land	34,380	25,952
1-4 Family Residential Properties	38,674	43,790
Multifamily Residential Properties	25,974	14,201

Total Loans Secured by Real Estate	281,994	242,529

Other Loans:	21,637	8,133

Total Loans	$489,260	$421,263

Loans are made to individuals, as well as commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment, and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in southern California where a majority of the Bank’s loan customers are located.

The Bank’s extension of credit is governed by its Credit Risk Policy which was established to control the quality of the Bank’s loans. These policies and procedures are reviewed and approved by the Board of Directors on a regular basis.

Commercial and Industrial Loans: Commercial credit is extended primarily to business owners and middle market customers. Such credits typically comprise working capital loans, loans for financing capital expenditures, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the businesses’ major owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Commercial Real Estate Loans: The Bank’s goal is to create and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Bank. These loans include Owner-Occupied Nonresidential Properties and Other Nonresidential Properties. Owner-occupied nonresidential property loans are subject to underwriting standards and processes similar to commercial and industrial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the business. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

Construction Real Estate and Land Development Loans: The Bank defines construction loans as loans where the loan proceeds are controlled by the Bank and used exclusively for the improvement of real estate in which the Bank holds a mortgage. Land development loans are loans on vacant land that may be developed by the owner of the property sometime in the future. Due to the inherent risk in this type of loan, they are subject to other specific underwriting policy guidelines outlined in the Bank’s Credit Risk Policy and are monitored closely.

Residential Loans: The Bank originates direct residential real estate loans, home equity lines and multifamily “apartment loans” to individuals and to business owners that the Bank maintains either a business lending or deposit relationship with. 1-4 Residential real estate loans are subject to underwriting standards consistent with industry standards; multifamily loans are underwritten based on the projected cash flows of the property.

Other Loans: The Bank originates direct to individuals for personal expenditures that the Bank maintains either a business lending or deposit relationship with. Also, included here are loans to non-depository financial institutions such as mortgage finance companies.

Purchased loans: Loans acquired in the COSB acquisition are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan loss. Loans acquired with deteriorated credit quality are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Bank will not collect all contractually required principal and interest payments. These loans are accounted for under ASC Subtopic 310-30 “Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Evidence of credit quality deterioration as of the purchase date may include factors such as past due and non-accrual status. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the credit loss. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.

Restructured loans: Loans may be restructured in an effort to maximize collections. The Bank may use various restructuring techniques, including, but not limited to, deferral of past due interest or principal, redeeming past due taxes, reduction of interest rates, extending maturities and modification of amortization schedules. The Bank does not typically forgive principal balances or past due interest prior to pay-off or surrender of the property.

The following table is a breakout of the Bank’s gross loans stratified by the industry concentration of the borrower by their respective NAIC code (dollars in thousands):

	December 31,
	2011	2010
Real estate	$213,697	$153,797
Manufacturing	40,337	41,059
Professional Services	35,799	36,913
Wholesale	34,452	27,936
Healthcare	33,480	37,866
Finance	30,938	29,151
Construction	30,629	23,287
Retail	16,008	19,879
Administrative Management	11,973	3,389
Restaurant/Lodging	11,309	13,011
Other Services	8,871	14,544
Entertainment	8,811	12,771
Other	12,956	7,660

Total	$489,260	$421,263

Allowance for Loan Loss

The allowance for loan loss is a reserve established through a provision for loan losses charged to expense, which represents managements’ best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Bank’s allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, “Receivable” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” Accordingly, the methodology is based on historical loss experiences by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Bank’s process for determining the appropriate level of the allowance for loan loss is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, including the levels of and trends related to non-accrual, past due, potential problem and criticized loans. Net charge-offs and recoveries, are also factored into the provision for loan losses. The provision for loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan loss related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowance for specific loans or loan pools.

The level of the Allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the Allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Bank’s control, including among other things, the performance of the Bank’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The following is a summary of activity for the allowance for loan loss for the years ended December 31, 2011, 2010 and 2009:

(Dollars in thousands)	December 31,
	2011	2010	2009
Allowance for loan loss at beginning of year	$5,860	$4,753	$3,205
Provision for loan losses	1,442	2,542	3,461
Net (charge-offs) recoveries:
Charge-offs	(593)	(1,436)	(1,915)
Recoveries	786	1	2

Net (charge-offs) recoveries	193	(1,435)	(1,913)

Allowance for loan loss at end of year	$7,495	$5,860	$4,753

Net (charge-offs) recoveries to average loans	0.04%	(0.49)%	(0.80)%
Allowance for loan loss to total loans	1.53%	1.39%	1.80%
Allowance for loan loss to total loans accounted for at historical cost, which excludes purchased loans acquired in the prior year acquisition	1.75%	1.75%	1.80%

The allowance for losses on unfunded loan commitments to extend credit is primarily related to commercial lines of credit and construction loans. The amount of unfunded loan commitments at December 31, 2011 and 2010 was $220.9 million and $216.3 million, respectively. The inherent risk associated with the loan is evaluated at the same time the credit is extended. However, the allowance held for the commitments is reported in other liabilities within the accompanying balance sheets and not as part of the allowance for loan loss in the above table. The allowance for the loss on unfunded loan commitments to extend credit was $222,000 at December 31, 2011 and $187,000 at December 31, 2010 and is included in other liabilities on the accompanying balance sheets.

The following tables present, by portfolio segment, the changes in the allowance for loan loss and the recorded investment in loans for the years ended December 31, 2011 and 2010:

December 31, 2011

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total

Beginning balance	$2,301	$329	$3,107	$123	$5,860
Provision for loan losses	936	423	(96)	179	1,442
Net (charge-offs) recoveries:
Charge-offs	(482)	—	(100)	(11)	(593)
Recoveries	786	—	—	—	786

Total net (charge-offs) recoveries	304	—	(100)	(11)	193

Ending balance	$3,541	$752	$2,911	$291	$7,495

Ending balance: individually evaluated for impairment	$12	$—	$—	$—	$12

Ending balance: collectively evaluated for impairment	$3,529	$752	$2,911	$291	$7,483

Loans receivable:

Ending balance:	$185,629	$34,380	$247,614	$21,637	$489,260

Ending balance: individually evaluated for impairment	$738	$1,284	$1,064	$—	$3,086

Ending balance: collectively evaluated for impairment	$184,891	$33,096	$246,550	$21,637	$486,174

Ending balance: purchased loans acquired with deteriorated credit quality	$778	$—	$2,293	$—	$3,071

December 31, 2010

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total

Beginning balance	$1,866	$509	$2,308	$70	$4,753
Provision for loan losses	447	1,243	799	53	2,542
Net (charge-offs) recoveries:
Charge-offs	(13)	(1,423)	—	—	(1,436)
Recoveries	1	—	—	—	1

Total net (charge-offs) recoveries	(12)	(1,423)	—	—	(1,435)

Ending balance	$2,301	$329	$3,107	$123	$5,860

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$2,301	$329	$3,107	$123	$5,860

Loans receivable:

Ending balance:	$170,601	$25,952	$216,577	$8,133	$421,263

Ending balance: individually evaluated for impairment	$1,555	$4,712	$164	$—	$6,431

Ending balance: collectively evaluated for impairment	$169,046	$21,240	$216,413	$8,133	$414,832

Ending balance: purchased loans acquired with deteriorated credit quality	$842	$—	$2,426	$40	$3,308

Internal Loan Classification

The Bank utilizes an internal loan classification system as a means of reporting problem and potential problem loans. Under the Bank’s loan risk rating system, the Bank classifies loans as Pass, with problem and potential problem loans as “Special Mention,” “Substandard,” and “Doubtful”. Individual loan risk ratings are updated continuously or at any time the situation warrants. In addition, management regularly reviews the Bank’s problem loans to determine whether any loan requires a classification change in accordance with the Bank’s policy and applicable regulations. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Bank’s internal loan classification risk grading system is based on experiences with similarly graded loans.

The Bank’s internally assigned grades are as follows:

•

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. Loans not meeting the criteria of special mention, substandard, doubtful or loss that have been analyzed individually as part of the above described process are considered to be pass-rated loans.

•

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected. Special Mention loans do not currently expose the Bank to sufficient risk to warrant classification as a Substandard, Doubtful or Loss classification, but possess weaknesses that deserve management’s close attention.

•

Substandard – loans that have a well-defined weakness based on objective evidence and can be characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful – loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

•	Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The following tables present the risk category of loans by class of loans based on the most recent internal loan classification as of December 31, 2011 and 2010 (dollars in thousands)

December 31, 2011

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total

Pass	$178,410	$28,975	$238,439	$21,450	$467,274
Special Mention	981	4,121	634	—	5,736
Substandard	6,208	1,284	8,541	182	16,215
Doubtful	30	—	—	5	35

Total	$185,629	$34,380	$247,614	$21,637	$489,260

December 31, 2010

	Commercial and Industrial	Construction, Land Development and Other Land	Commercial and Other Real Estate	Other	Total

Pass	$163,676	$18,156	$200,854	$7,911	$390,597
Special Mention	2,767	3,084	2,940	1	8,792
Substandard	4,158	4,712	12,783	221	21,874

Total	$170,601	$25,952	$216,577	$8,133	$421,263

Age Analysis of Past Due Loans

The following tables present an aging analysis of the recorded investment in past due loans as of December 31, 2011 and 2010 (dollars in thousands):

December 31, 2011

	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current

Commercial and Industrial	$—	$50	$1,509	$1,559	$184,070
Construction, Land Development and Other Land	—	—	1,284	1,284	33,096
Commercial and Other Real Estate	—	—	3,357	3,357	244,257
Other	3	3	—	6	21,631

Total	$3	$53	$6,150	$6,206	$483,054

December 31, 2010

	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current

Commercial and Industrial	$44	$52	$—	$96	$170,505
Construction, Land Development and Other Land	—	—	3,343	3,343	22,609
Commercial and Other Real Estate	450	48	—	498	216,079
Other	—	7	—	7	8,126

Total	$494	$107	$3,343	$3,944	$417,319

Loans on Non-accrual Status

The following table presents the recorded investment in non-accrual loans as of December 31, 2011 and 2010 (dollars in thousands):

	December 31,
	2011	2010

Commercial and Industrial	$1,508	$2,397
Construction, Land Development and Other Land	1,284	4,712
Commercial and Other Real Estate	3,358	2,426
Other	—	40

Total	$6,150	$9,575

The above balances include loans acquired with deteriorated credit quality from the COSB acquisition of $3.1 million and $3.3 million as of December 31, 2011 and 2010, respectively.

Impaired Loans

The Bank measures its impaired loans by using the fair value of the collateral if the loan is collateral dependent and the present value of the expected future cash flows discounted at the loan’s effective interest rate if the loan is not collateral dependent. The Bank recognizes interest income from impaired loans on an accrual basis unless the loan is on non-accrual status. There were no loans greater than 90 days past due and still accruing interest at December 31, 2011 or 2010. The purchased impaired loans at December 31, 2011 and 2010 include $3.1 million and $3.3 million of credit impaired non-accrual loans acquired in the acquisition of COSB.

A valuation allowance is established for an impaired loan when the fair value of the loan is less than the recorded investment. In certain cases, portions of impaired loans are charged-off to realizable value instead of establishing a valuation allowance and are included, when applicable in the table above as “Impaired loans without specific valuation allowance.” The valuation allowance disclosed above is included in the allowance for loan loss losses reported in the balance sheets as of December 31, 2011. There was no valuation allowance related to impaired loans at December 31, 2010.

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable for the years ended December 31, 2011 and 2010, respectively (dollars in thousands).

December 31, 2011

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no specific allowance recorded:
Commercial and Industrial	$538	$1,332	$—	$576	$—
Construction, Land Development and Other Land	1,284	2,791	—	2,439	—
Commercial and Other Real Estate	1,064	1,064	—	89	—

With an allowance recorded:
Commercial and Industrial	200	455	12	389	—

Total
Commercial and Industrial	738	1,787	—	965	—
Real Estate Land and Construction	1,284	2,791	—	2,439	—
Commercial and Other Real Estate	1,064	1,064	—	89	—

Total	$3,086	$5,642	$12	$3,493	$—

December 31, 2010

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

Commercial and Industrial	$1,555	$2,130	$—	$1,817	$8
Construction, Land Development and Other Land	4,712	6,151	—	3,458	181
Commercial and Other Real Estate	164	164	—	14	12

Total	$6,431	$8,445	$—	$5,289	$201

The following is a summary of additional information pertaining to impaired loans for the dates indicated (dollars in thousands):

	Years Ended December 31,
	2011	2010
Average recorded investment in impaired loans	$3,493	$5,289

Interest foregone on impaired loans	$265	$347

Cash collections applied to reduce principal balance	$482	$218

Interest income recognized on cash collections	$—	$—

The following tables include the recorded investment and unpaid principal balances for troubled debt restructured loans at December 31, 2011 and 2010, respectively (dollars in thousands):

December 31, 2011

	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized

Commercial and Industrial	$312	$623	$—
Construction, Land Development and Other Land	1,284	2,791	$—
Commercial and Other Real Estate	2,005	2,106	—

Total	$3,601	$5,520	$—

The Bank also had one Commercial and Industrial loan with a recorded investment and unpaid principal balance of $674,000 classified as a TDR at December 31, 2010. No interest income was recognized on this loan for the year ended December 31, 2010.

The following table shows the pre- and post-modification recorded investment in troubled debt restructured loans by type of modification and loan segment that have occurred during year ended December 31, 2011 (dollars in thousands):

	Year Ended December 31, 2011
	Number of Loans	Pre-Modification Recorded Investment	Post- Modification Recorded Investment

Reduced Interest Rate:
Real Estate Land and Construction	1	$1,347	$1,347
Lengthened Amortization:
Commercial and Industrial	2	129	129
Commercial Real Estate	1	1,883	1,883

	3	2,012	2,012

Total	4	$3,359	$3,359

Loans are restructured in an effort to maximize collections. There was no financial impact for specific reserves or from charge-offs for the modified loans included in the table above. Impairment analyses are performed on the Bank’s loan troubled debt restructurings in conjunction with the normal allowance for loan loss process. The Bank’s loan troubled debt restructurings are analyzed to ensure adequate cash flow or collateral supports the outstanding loan balance.

The Bank has experienced no payment defaults in 2011 subsequent to modification on troubled debt restructured loans that have been modified within the last twelve months.

As a result of adopting the amendments in ASU No. 2011-02, the Bank reassessed all restructurings that occurred on or after the beginning of the current fiscal year (January 1, 2011) for identification as troubled debt restructurings. The Bank did not identify any troubled debt restructurings for which the allowance for loan loss had previously been measured under a general allowance for loan loss methodology.

The following table reflects the accretable yield for the loans acquired from the COSB acquisition accounted for under ASC 310, “Receivables”, for the year ended December 31, 2011 (dollars in thousands):

December 31, 2011
Balance, beginning of year	$3,721
Additions	—
Accretion, included in interest income	(846)
Transfer with loans placed on non-accrual, net	(528)

Balance, end of year	$2,347

The above table reflects the fair value adjustment on the loans acquired from the COSB merger that will be amortized to loan interest income based on the effective yield method over the remaining life of the loans.

Note 5 - Goodwill

The following table reflects changes in the carrying amount of goodwill for the year ended December 31, 2011 (dollars in thousands):

December 31, 2011
Balance, originally reported	$5,437
Additions to goodwill	—
Impairment write-down	—
Purchase accounting adjustments	718

Adjusted balance	$6,155

During the first and fourth quarters of 2011 the Bank continued its analysis of the fair value adjustments related to the merger of COSB. Upon further analysis, the Bank recorded an additional $718,000 of goodwill related to the merger transaction. This amount relates to an adjustment of both federal and state deferred tax assets associated with the merger of COSB, as well as other assets.

Note 6 - Investment in California Organized Investment Network “COIN”

During 2009, the Bank invested $1.0 million in a 60 month term, 0% interest deposit with Clearinghouse CDFI “Clearinghouse” that qualified the Bank for a $200,000 Qualified Investment Tax Credit. In addition, this investment qualifies as a Community Redevelopment Act “CRA” Investment under the investment guidelines of CRA. Clearinghouse is a certified Community Development Financial Institution “CDFI” as defined and recognized by the United States Department of Treasury and as defined and recognized by the California Organized Investment Network (COIN) within the California Department of Insurance. Based on the above certifications, this investment qualified for a 20% or $200,000 State of California income tax credit. If the Bank were to redeem its deposit prior to the 5 year maturity, the Bank would lose this tax credit. To qualify for the tax credit, the Investment must be for a minimum term of sixty months. The tax credit is applied during the year in which the investment is made. This deposit matures on December 23, 2014, is not insured by the FDIC, and is classified by the Bank as an other asset. This Investment was made to meet the CRA investments goals established by the Bank’s Board of Directors and to meet CRA guidelines.

Note 7 - Premises and Equipment and Lease Commitments

Premises and equipment are stated at cost less accumulated depreciation and amortization. The following major classifications of bank premises and equipment are summarized as follows:

	(Dollars in thousands)
	December 31,
	2011	2010
Furniture and equipment	$5,200	$4,973
Leasehold improvements	3,846	3,759

Total	9,046	8,732

Less: Accumulated depreciation and amortization	(5,696)	(4,692)

Total	$3,350	$4,040

Total depreciation and amortization expense for the years ended December 31, 2011, 2010 and 2009 was $1,006,000, $804,000, and $700,000, respectively.

The following is a schedule of future minimum lease payments for operating leases for office and branch space based upon obligations at December 31, 2011 (dollars in thousands):

Year	Amount
2012	$1,792
2013	1,724
2014	1,461
2015	1,412
2016	1,247
Thereafter	3,439

Total	$11,075

Total rental expense on facilities for the years ended December 31, 2011, 2010 and 2009 was $1,445,000, $906,000, and $717,000, respectively.

Note 8 - Deposits

The Bank provides services to a number of customers whose deposit levels vary considerably and have a significant amount of seasonality. In addition, the Bank provides services to a number of professionals, who manage or hold money for their clients or related to litigation which is unpredictable in nature. At December 31, 2011, 37 customers maintained balances (aggregating all related accounts, including multiple business entities and personal funds of business owners) in excess of $3.5 million. The aggregate amount of such deposits amounted to $279.4 million or approximately 40.4% of the Bank’s total customer deposit base. The depositors are not concentrated in any industry or business. While the loss of certain of these depositors could have a material impact on the Bank’s results, the Bank believes it is capable of mitigating this risk through additional liquidity, and business generation in the future.

At December 31, 2011, $50.3 million out of total time deposits of $50.8 million mature within one year.

As of December 31, 2011 and 2010 the Bank had certificates of deposit with balances $100,000 or more of $47.2 and $63.2 million, respectively.

CDARS® Reciprocal Time Deposits

The Bank participates and is an active member of the Certificate of Deposit Account Registry Service (CDARS®) deposit product program. Through CDARS®, the Bank may accept deposits in excess of the FDIC insured maximum from a depositor and place the deposits through a network to other CDARS® member banks in increments of less than the FDIC insured maximum to provide the depositor full FDIC insurance coverage. Where the Bank receives an equal dollar amount of deposits from other CDARS® member banks in exchange for the deposits the Bank places into the network, the Bank records these as CDARS® reciprocal deposits. At December 31, 2011 and 2010, CDARS® reciprocal deposits totaled $18.2 million and $20.6 million, respectively.

Note 9 - Borrowings

Securities Sold Under Agreements to Repurchase

The Bank enters into certain transactions, the legal form of which are sales of securities under agreements to repurchase (“Repos”) at a later date at a set price. Securities sold under agreements to repurchase generally mature within one day to 180 days from the issue date.

As discussed in Note 3, the Bank has pledged certain investments as collateral for these agreements. Securities with a fair market value of $26.8 million and $23.3 million were pledged to secure the Repos at December 31, 2011 and December 31, 2010, respectively. The Bank segregates both the principal and accrued interest on these securities with the Bank’s third party safekeeping custodians. All principal and interest payments on the investment securities that are pledged as collateral on the Repo program are received directly by the safekeeping custodian.

The tables below describe the terms and maturity of the Bank’s securities sold under agreements to repurchase (dollars in thousands):

	December 31, 2011
Date Issued	Amount	Interest Rate	Original Term	Maturity Date
November 7, 2011	$1,125	0.25%	91 days	February 6, 2012
December 31, 2011	25,062	0.10% – 0.50%	3 days	January 3, 2012

Total	$26,187	0.33%

	December 31, 2010
Date Issued	Amount	Interest Rate	Original Term	Maturity Date
November 12, 2010	$1,650	0.50%	90 days	February 10, 2011
December 31, 2010	21,212	0.10% – 0.75%	3 days	January 3, 2011

Total	$22,862	0.38%

Federal Home Loan Bank Borrowings

As of December 31, 2011 the Bank had no outstanding Federal Home Loan Bank of San Francisco (“FHLB”) advances (borrowings), and had $5.5 million, in outstanding advances at December 31, 2010. As of December 31, 2010 all of the advances were under the FHLB’s Standard Credit program. The $5.5 million in advances at December 31, 2010 was acquired from the COSB merger. Advances under the Standard Credit program were collateralized with loan collateral with a fair value of $14.5 million at December 31, 2010. Interest is paid monthly, quarterly or semi-annually with principal and any accrued interest due at maturity. Total interest expense on FHLB advances was $5,000, $316,000, and $613,000 for years ended December 31, 2011, 2010 and 2009, respectively, reflecting average annualized interest rates of 2.60%, 4.58%, and 1.95%, respectively.

During January 2011, of the $5.5 million of outstanding advances at December 31, 2010, $2.5 million matured and the remaining $3.0 million was paid off early by the Bank. The Bank incurred a prepayment penalty of $45,000 on the $3.0 million early pay-off. The prepayment penalty was recorded as part of the fair value adjustment on the COSB merger, and thus no prepayment penalty was recorded in 2011.

The Bank is required to purchase FHLB common stock to support its FHLB advances. At December 31, 2011 and 2010, the Bank had $3.0 million and $3.9 million of FHLB common stock, respectively. The current value of the FHLB common stock of $3.0 million would support FHLB advances up to $64.4 million. Any advances from the FHLB in excess of $64.4 million would require additional purchases of FHLB common stock. The FHLB has historically repurchased all of its excess capital from each bank where the level of capital is in excess of that bank’s current average borrowings. The FHLB has paid or declared dividends on its capital stock for all four quarters of the year ended December 31, 2011 and 2010. The FHLB has repurchased $587,000 and $115,000 of the Bank’s investment in FHLB capital stock during 2011 and 2010, respectively.

Short-term Borrowings

Details regarding the Bank’s short-term borrowings at December 31, 2011 and 2010 are reflected in the table below (dollars in thousands):

	2011			2010
	Balance	Average Balance	Weighted Average Rate	Balance	Average Balance	Weighted Average Rate
Securities sold under agreements to repurchase	$26,187	$27,083	0.37%	$22,862	$40,397	0.56%
Short-term Federal Home Loan Bank advances	$—	$192	2.60%	$—	$—	—%

The maximum amount of short-term borrowings outstanding at any month-end was $37.5 million and $49.4 million in 2011 and 2010, respectively.

Note 10 - Stock Options and Restricted Stock

Equity Compensation Plans

The Bank’s 2007 Equity and Incentive Plan, “2007 Equity Plan,” was adopted by the Bank’s Board of Directors in 2007. This plan was revised and approved by the Bank’s shareholders in 2011. This plan is designed to promote the interest of the Bank in aiding the Bank to attract and retain employees, officers and non-employee directors who may be expected to contribute to the future success of the organization. The 2007 Equity Plan is intended to provide participants with incentives to maximize their efforts on behalf of the Bank through stock-based awards that provide an opportunity for stock ownership. This plan provides the Bank with a flexible equity incentive compensation program, which includes instruments other than stock options and to increase the number of the Bank’s shares which are reserved for issuance of stock options to coincide with the Bank’s increase in outstanding shares principally as a result of the Bank’s secondary offering of stock which closed in January of 2007. The Bank terminated its 2005 option plans in 2007. All the remaining shares under the 2005 option plans were re-allocated to the new plan. The 2007 Equity Plan provides for significant flexibility in determining the types and terms of awards that may be made to participants. The 2007 Equity Plan allows for the grant of stock options, restricted stock awards, restricted stock units and performance units. A total of 490,547 shares, which included 81,844 shares of the unissued shares of common stock under the existing plans, were originally authorized and reserved for issuance under the 2007 Equity Plan. During 2011, based on the approved revisions to the 2007 Equity Plan, an additional 1,000,000 shares were authorized for issuance, which has resulted 1,490,547 of authorized shares available for issuance under the plan. This increase was approved at the October 20, 2011 Annual Shareholders meeting. As of December 31, 2011 the number of shares available to be issued under the 2007 equity compensation plan was 1,041,339. During January 2012, the Bank’s Board of Directors granted an additional 1,500 of restricted stock to certain Bank employees. After the issuance of these shares, there are 1,039,839 shares remaining that can be issued under the equity compensation plan.

The unissued shares of common stock under the 2005 Plans were rolled into the 2007 Equity Plan. No further shares were issued under these older plans. All option shares issued under the existing plans remain in force until the shares are either exercised, mature or are cancelled.

Under the 2007 Equity Plan at December 31, 2011, there are a total of 1,490,547 shares authorized, with 483,333 shares issued out of the plan, and 34,625 shares reissued, leaving 1,041,339 available to be issued. Of the 483,333 shares issued, 317,750 shares were issued as restricted stock and 166,083 shares were issued as stock options. The 34,625 shares represent both stock options that have expired and not been exercised and unvested restricted stock that has been cancelled. In addition, there are 255,150 unvested restricted stock share grants outstanding at December 31, 2011. During 2011 and 2010, the Bank granted and issued 121,000 shares and 137,750 shares of restricted stock grants, respectively. During the year ended December 31, 2011 and 2010, 40,525 and 14,350 restricted stock shares vested, respectively.

The Bank’s Board of Directors approved the establishment of the initial but now terminated 2005 Non-Qualified Stock Option Plan (“Non-Qualified Stock Option Plan”) for the Bank’s founders and non-employee directors, and the establishment of the initial and now terminated 2005 Stock Option Plan (“Employee Stock Option Plan”) for the Bank’s executive officers and employees at the time the Bank opened in 2005. The Bank’s Shareholders approved the incentive tax aspects of the Employee Stock Option Plan during 2006.

All options granted under the current 2007 Equity Plan, the terminated Non-Qualified Stock Option Plan and the terminated Employee Stock Option Plan, have been issued with the exercise prices of the options at the fair market value of the underlying shares at the date of grant. All non-qualified stock options that were issued by the Bank under the original Non-Qualified Stock Option Plan expired within six years for the Bank’s directors and five years for the Bank’s founders. All option shares issued under the Non-Qualified Option plan for founders expired in 2010 and for directors expired in 2011. The Bank accounted for options under this plan under (ASC 718, Compensation-Stock Compensation).

The Bank’s 2005 “Non-Qualified Stock Option Plan” and 2005 “Employee Stock Option Plan” were terminated in 2007 and replaced with the Bank’s “2007 Equity and Incentive Plan”. The original option plans provided for the issuance of up to 1,050,000 shares of the Bank’s common stock upon exercise of non-qualified and incentive stock options. These plans provided that each option must have an exercise price not less than the fair market value of the stock at the date of grant and a term not to exceed ten years. Options which have been granted under these plans require continuous service and vest in various increments of between 25% and 33% per year.

The Bank implemented the “2007 Equity and Incentive Plan” that allows the Bank to issue stock options, restricted stock, restricted stock units and performance units. All stock options issued under the original 2005 Employee Plan remain outstanding with no changes in their vesting, maturity or rights under the plan. Certain options and share awards provide for accelerated vesting if there is a change in control as defined in the Plans.

Under the terminated 2005 Employee Stock Option Plan there were 700,000 option shares initially authorized. When the plan was terminated in 2007, there were 646,813 option shares issued, 27,343 option shares exercised and 25,844 option shares transferred to the 2007 Equity Plan. Options issued under the 2005 Employee Stock Option Plan vested over a period of four years from the anniversary date the options were issued. During 2011, the final and remaining 15,000 unvested stock options became vested. Under this plan at December 31, 2011, there are 604,313 option shares outstanding, and all 604,313 option shares are vested.

Under the terminated 2005 Non-Qualified Stock Option Plan there were 350,000 option shares initially authorized. When the plan was terminated in 2007 there were 288,667 option shares issued, 5,333 option shares exercised and 56,000 option shares transferred to the 2007 Equity Plan. Options issued under the Non-Qualified Stock Option Plan vested over a period of three years from the anniversary date the options were issued. All director stock options issued under this plan expired in May of 2007. All founder stock options issued under this plan expired in May of 2010, and as a result, at December 31, 2011, there were no option shares outstanding. During 2011 all of the option shares outstanding at December 31, 2010 of 114,488 shares were either exercised or cancelled prior to their expiration. All of the options granted in 2005 to the Bank’s founders expired in 2010

The Bank had combined federal and state excess tax benefit of $4,000 that was recorded to additional paid in capital “APIC” during 2011. This included excess tax benefits resulting from the exercise of non-qualified stock options, associated with the Bank’s outside directors of approximately $38,900. In addition, the Bank had additional tax benefits of approximately $12,300 associated with the vesting of restricted stock. The Bank had a tax deficiency of $45,900 resulting primarily from the cancellation of non-qualified director stock options that went unexercised from the Bank director that terminated his directorship during 2011.

During 2010, the Bank had excess tax benefits resulting from the exercise of non-qualified stock options associated with its outside directors of approximately $13,300 partially offset by additional tax expense of approximately $9,800, resulting in a net excess tax benefit of $3,500 on Director stock options. The Bank had additional tax expense of approximately $35,000 associated with the exercise of the Bank’s founder’s non-qualified stock options during 2010. The Bank’s founders exercised, or let lapse, 76,500 options which had an accumulated cost of $213,800 of which only $128,900 could be recognized for tax purposes, resulting in a deferred tax write-off of $84,900.

At December 31, 2011, future compensation expense related to non-vested stock option and restricted stock grants aggregated to the amounts reflected in the table below (dollars in thousands):

Future Stock Based Compensation Expense
2012	$853
2013	434
2014	190
2015	25

Total	$1,502

The estimated fair value of both incentive stock options and non-qualified stock options granted has been calculated using the Black-Scholes option pricing model. There were no stock options issued in 2011. The following is the listing of the input variables and the assumptions utilized by the Bank for each parameter:

Risk-free Rate – The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury rate that matures on the expected assigned life of the option at the date of the grant.

Expected Life of Options – The expected life of options has been calculated using a formula from the Securities and Exchange Commission for companies that do not have sufficient historical data to calculate the expected life, specifically, the expected life of the option is equal to the average of the contractual life and the vesting period of each option.

Expected Volatility –Beginning in 2009 and up through 2011 expected volatility is based on historical volatility for the Bank’s shares.

Dividend Yield – The dividend yield should be based on historical experience and expected future changes on dividend payouts. The Bank has not declared or paid dividends in the past and does not expect to declare or pay dividends on its common stock for the next several years.

The weighted average grant date fair value and assumptions used in estimating the fair value of each stock option granted in 2010 are listed in the table below. No stock options were granted in 2011.

	Stock Options issued during the year ended December 31,
	2010	2009
Risk-free rate	2.42%	1.55% - 2.80%
Expected volatility	36.1%	30.5%
Dividend yield	0.0%	0.0%
Expected life of options	5.0 years	5.52 years
Weighted average fair value per share	$4.34	$2.82

The following table summarizes the stock option activity under the plans for the year ended December 31, 2011:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
				(thousands)
Outstanding stock options at December 31, 2010	873,884	$12.21	4.1	$1,557
Granted	—
Exercised	(115,488)	9.98
Forfeited	—
Expired	(23,500)	16.00

Outstanding stock options at December 31, 2011	734,896	$12.44	3.8	$154

Exercisable options at December 31, 2011	666,283	$12.68	3.7	$85
Unvested options at December 31, 2011	68,613	$10.14	4.0	$69
Outstanding, vested and expected to vest at December 31, 2011	734,896	$12.44	3.8	$154

Of the 115,488 non-qualified stock options exercised, 1,000 option shares were exercised from the 2007 Equity Incentive Plan by an employee and 114,488 option shares were exercised from the 2005 non-qualified stock option plan by the Bank’s directors. Four of the Bank’s directors exercised 71,000 option shares for cash that resulted in 71,000 shares of common stock issued. Three directors performed stock swap exchanges, exercising 43,488 option shares that resulted in 9,336 shares of common stock issued.

The following table summarizes the price range of outstanding stock option grants at December 31, 2011:

				Weighted Average
Range of Exercise Prices	Stock Option Grants Outstanding	Stock Option Grants Vested	Stock Option Grants Unvested	Exercise price of Stock Option Grants	Remaining Contractual Life	Exercisable Shares

$6.75 - $9.00	55,500	27,250	28,250	$7.80	3.08	27,250
$9.00 - $11.25	433,563	427,000	6,563	$9.98	3.38	427,000
$11.25 - $13.50	43,000	9,200	33,800	$12.29	4.91	9,200
$15.75 - $18.00	116,833	116,833	—	$17.09	4.63	116,833
$18.00 - $20.25	16,500	16,500	—	$19.88	4.38	16,500
$20.25 - $22.50	69,500	69,500	—	$22.00	4.32	69,500

The Bank recorded stock option expense of $107,000, $198,000 and $341,000, for the years ended December 31, 2011, 2010 and 2009, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $284,000, $264,000 and $12,000, respectively.

The weighted-average grant-date fair value per share in the table below is calculated by taking the number of shares of restricted stock issued divided by the total aggregate cost of the restricted shares issued. The aggregate cost of the restricted stock was calculated by multiplying the number of shares granted at each of the grant dates by the closing stock price of the Bank’s common stock on the date of the grant. The following table summarizes the restricted stock activity under the plans for the year ended December 31, 2011:

	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Restricted Stock:
Unvested, at December 31, 2010	175,675	$11.76
Granted	121,000	12.48
Vested	(40,525)	11.56
Cancelled and forfeited	(1,000)	12.20

Unvested, at December 31, 2011	255,150	$12.13

Compensation expense of $1,361,000, $661,000 and $249,000 was recorded related to the above restricted stock grants for the years ended December 31, 2011, 2010 and 2009, respectively. Restricted stock awards are valued at the closing stock price on the date of grant and are expensed to stock based compensation expense over the period for which the related service is performed. The aggregate intrinsic fair value of the 40,525 shares of restricted stock that vested in 2011 was $502,000.

Note 11 - Defined Contribution Plan 401(k)

The Bank has a contributory 401(k) defined contribution plan covering substantially all employees. The plan allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis and to invest their deferred income tax free until retirement. Participants are 100% vested in their own deferrals. For 2011, 2010, and 2009, the Bank elected to make “safe harbor” or Guaranteed Company Contribution of 3% of salary to all employees. Safe harbor contributions are immediately vested. The decision to make a Guaranteed Company Contribution is made by the Bank on an annual basis. The Bank may also make discretionary “Profit Sharing Contributions.” Discretionary contributions will vest 20% each year of employment, beginning on the first anniversary of employment. The Bank’s expense relating to the contributions made to the 401(k) plan for the benefit of its employees was $325,000, $223,000 and $179,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 12 - Income Taxes

Income tax expense (benefit) consists of the following:

(Dollars in thousands)	2011	2010	2009
Current provision (benefit)
Federal	$748	$(254)	$817
State	337	(80)	1

Total current provision (benefit)	1,085	(334)	818

Deferred provision (benefit)
Federal	213	(589)	(194)
State	(151)	(220)	—

Total deferred provision (benefit)	62	(809)	(194)

Total current and deferred provision (benefit)	$1,147	$(1,143)	$624

The following is a summary of the components of the deferred tax asset recognized in the accompanying balance sheets as of December 31, 2011 and 2010:

(Dollars in thousands)	2011	2010
Deferred Tax Assets
Federal tax operating loss carry-forward	$732	$1,101
State tax operating loss carry-forward	486	344
Provision for loan losses	3,322	2,512
Loan fair value	1,418	2,222
Impairment charge on securities available for sale	436	410
Accruals and other liabilities	462	651
Stock compensation costs	1,403	1,215
Tax credits	44	—
Start up, organizational and other costs	361	218

Total deferred tax assets	8,664	8,673

Deferred Tax Liabilities
Net unrealized gain on securities available-for-sale	(645)	(495)
State taxes	(568)	(532)
Prepaid expense and deposit premiums	(917)	(937)

Total deferred tax liabilities	(2,130)	(1,964)

Valuation allowance on state tax loss carry-forward	(300)	(263)

Net deferred tax assets	$6,234	$6,446

Incorporated in the above deferred tax assets table are deferred tax assets and liabilities associated with the acquisition of COSB, including existing deferred tax assets and liabilities as well as deferred tax assets and liabilities relating to the fair value adjustments. The largest component of the combined net federal and state deferred state tax assets relates to the COSB loans. The amount was $2.2 million at December 31, 2010 and is $1.4 million at December 31, 2011. Due to the uncertainty surrounding the ability to currently utilize California net operating losses, a valuation allowance was established to offset the tax benefit of the state net operating loss carry-forward of COSB. This valuation allowance was $263,000 at December 31, 2010 and was increased to $300,000 at December 31, 2011. At December 31, 2011, the Bank believes it is more likely than not that it will realize the remaining deferred tax assets in future periods based upon the Bank’s expectations of positive earnings in future years.

The Bank has federal and state net operating loss carry-forwards all attributable to the COSB acquisition, of $2.1 million and $4.5 million, respectively, at December 31, 2011. These net operating losses expire in years beginning in 2029 through 2031. The COSB net federal operating losses are subject an annual limitation of $624,000 due to the ownership change on December 31, 2010.

The Bank also has tax credit carry-forwards in the amount of $44,000 at December 31, 2011.

The Bank does not believe that it has any material uncertain tax positions as of December 31, 2011 and 2010.

A reconciliation of the statutory income tax rate to the consolidated effective income tax rate follows:

(Dollars in thousands)	For Years Ended December 31,
	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent

Federal income tax expense (benefit) at statutory rate	$915	35.00%	$(1,199)	35.00%	$479	35.00%
State franchise taxes, net of federal benefit	123	4.70	(170)	4.96	—	—
Meals and entertainment	38	1.46	53	(1.55)	36	2.66
Incentive stock compensation expense	1	0.02	11	(0.31)	38	2.78
Merger costs	89	3.42	142	(4.15)	—	—
Other	(19)	(0.73)	20	(0.57)	71	5.18

	$1,147	43.88%	$(1,143)	33.38%	$624	45.62%

Note 13 - Common Stock

The Bank issued 805,156 shares of common stock on March 31, 2011 through a private placement offering. The shares were issued to a total of 12 accredited investors, none of whom were directors or officers of the Bank. This private placement offering generated a total of $10,266,000 in gross cash proceeds. This amount was offset by $569,000 in associated cost and expenses which resulted in net proceeds to the Bank of $9,697,000. The issuance of these shares was to increase the capital base of the Bank, and is expected to be used for continued growth of the Bank’s balance sheet and for general corporate working capital.

Note 14 - Commitments and Contingencies

Litigation

At December 31, 2011, as a result of the merger with COSB, the Bank is a defendant in a named litigation. The Bank does not believe that the litigation will result in any material loss to the Bank.

Financial instruments with off balance sheet risk

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, residential properties and properties under construction at December 31, 2011. Financial instruments with off balance sheet risk include commitments to extend credit of $220.9 million and $216.3 million at December 31, 2011 and 2010, respectively. Included in the aforementioned commitments were standby letters of credit outstanding of $15.9 million and $20.6 million at December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Bank had established an allowance for unfunded loan commitments of $222,000 and $187,000, respectively. These balances are included in other liabilities of the balance sheet. These balances represent 0.1% and 0.09% of unfunded loan commitments at December 31, 2011 and 2010, respectively.

The Bank has three separate lines of credit with three of its correspondent banks, to borrow, on an unsecured overnight basis, fed funds of approximately $15 million, $10 million and $5 million for a total of $30 million. In addition, the Bank has a line of credit with the Federal Home Loan Bank of San Francisco (FHLB). The maximum credit under this line is not to exceed 25% of the Bank’s total assets. The amount of actual borrowing availability under this credit facility will be subject to a number of variables including the Bank’s ability to provide collateral in the form of investment grade securities and real estate mortgage loans.

Concentrations

The Bank makes commercial, commercial real estate, residential real estate and consumer loans to customers primarily in Los Angeles and Ventura Counties. As an abundance of caution, the Bank may require commercial real estate collateral on a loan classified as a commercial loan. At December 31, 2011, loans secured by real estate collateral accounted for approximately 58.1% of the loan portfolio. Of these loans, 92.0% are secured by first trust deed liens and 8.0% are secured by second trust deed liens. In addition, 30.2% are secured by owner-occupied non-residential properties. Loans secured by first trust deeds on commercial real estate generally have an initial loan to value ratio of not more than 75%. The Bank’s policy for requiring collateral is to obtain collateral whenever it is available or desirable; depending upon the degree of risk the Bank is willing to take. In addition, 27.5% of total loans have been secured by a UCC filing on the business property of the borrower. Approximately 9.9% of loans are unsecured. The Bank’s loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers.

A substantial portion of the Bank’s customers’ ability to honor their contracts is dependent on the economy in the area. The Bank’s goal is to continue to maintain a diversified loan portfolio, which requires the loans to be well collateralized and supported by cash flows.

Note 15 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by Federal and state banking agencies. Under applicable law and government regulations, a failure by the Bank to meet certain minimum capital requirements would result in the imposition of operational restrictions, other requirements and the possible initiation of additional discretionary actions by government regulatory agencies that could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

As of December 31, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts (as set forth in the table below) of Total capital and Tier 1 capital (as defined in the regulations) and ratios of Total capital and Tier 1 capital to risk-weighted assets (as defined) and to average assets (as defined).

The following table compares, as of December 31, 2011 and 2010, the total capital and Tier 1 capital of the Bank to the capital requirements imposed by government regulations. All amounts reflected in the table below are stated in thousands, except percentages:

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total Risk-Based Capital Ratio	$79,732	13.12%	$43,241	8.0%	$54,051	10.0%
Tier 1 Risk-Based Capital Ratio	72,132	11.87%	21,620	4.0%	32,431	6.0%
Tier 1 Leverage Ratio	$72,132	8.97%	$24,953	4.0%	$31,191	5.0%

As of December 31, 2010
Total Risk-Based Capital Ratio	$65,404	12.1%	$43,241	8.0%	$54,051	10.0%
Tier 1 Risk-Based Capital Ratio	59,357	11.0%	21,420	4.0%	32,431	6.0%
Tier 1 Leverage Ratio	$59,357	9.5%	$24,953	4.0%	$31,191	5.0%

Restrictions on dividends: To date, we have not paid any cash dividends and we are not legally able to pay dividends at this time. Payment of stock or cash dividends in the future will depend upon our earnings and financial condition and other factors deemed relevant by our Board of Directors. The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. Specifically, the Bank must obtain regulatory approval if the dividends being considered for declaration will cause cumulative distributions for the past three fiscal years to exceed undistributed net income for the same period. In addition, the Bank may not pay dividends that would result in its capital being reduced below the minimum requirements shown above for capital adequacy purposes.

Note 16 - Fair Value Information

Fair Value Measurement

Fair value is defined as the exchange price that would be received on the sale of an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. ASC Topic 820, Fair Value Measurements and Disclosures, provides guidance for establishing fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.

A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for that asset or liability or, in the absence of a principal market, the most advantageous market for that asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are: (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert expected future amounts, such as cash flows or earnings, to a single present value amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

In summary the valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of the inputs to the valuation methodology are defined as follows:

•	Level 1 – Observable unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date

•

Level 2 – Significant other observable market based inputs, other than Level 1 prices such as quoted prices for similar assets or liabilities or unobservable inputs that are corroborated by market data. This includes quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data, either directly or indirectly. This would include those financial instruments that are valued using models or other valuation methodologies where substantially all of the assumptions are observable in the marketplace, can be derived from observable market data or are supported by observable levels at which transactions are executed in the marketplace.

•

Level 3 – Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Assets measured utilizing level 3 are for positions that are not traded in active markets or are subject to transfer restrictions, and or where valuations are adjusted to reflect illiquidity and or non-transferability. These assumptions are not corroborated by market data. This is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are generally less readily observable from objective sources. Management uses a combination of reviews of the underlying financial statements, appraisals and management's judgment regarding credit quality to determine the value of the financial asset or liability.

In general, fair value is based upon independent third party quoted market prices, where available. If such quoted market prices are not available, fair value is based upon either externally (independent third party) or internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments should be applied consistently over time. Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Bank’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Bank’s monthly and/or quarterly valuation process.

A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The following is a description of the general valuation methodologies used for certain instruments measured at fair value, as well as the general classification of these instruments pursuant to the valuation hierarchy, is set forth below.

Securities Available for Sale: The fair values of securities available for sale may be determined by obtaining quoted prices in active markets, when available, from nationally recognized securities exchanges (Level 1 inputs). If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique widely used in the securities industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities

(Level 2 inputs). Debt securities’ pricing is generally obtained from one of the matrix pricing models developed from one of the three national pricing agencies. In cases where significant credit valuation adjustments are incorporated into the estimation of fair value, reported amounts are classified as Level 3 inputs.

Impaired Loans: The fair value of impaired loans is determined based on an evaluation at the time the loan is originally identified as impaired, and periodically thereafter, at the lower of cost or fair value. Fair value on impaired loans is measured based on the value of the collateral securing these loans, if the loan is collateral dependent, or based on the discounted cash flows for non collateral dependent loans, and are classified at a level 3 in the fair value hierarchy. Collateral on collateral dependent loans may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals performed by qualified licensed appraisers hired by the Bank. Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. For unsecured loans, the estimated future discounted cash flows of the business or borrower, are used in evaluating the fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Other Real Estate Owned: The fair value of other real estate owned is generally based on recent real estate appraisals less estimated costs of sale. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets Measured at Fair Value on a Recurring Basis

The following table summarizes the financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value. The Bank had no financial liabilities measure at fair value on a recurring basis as of December 31, 2011 or 2010:

(in thousands)	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets – December 31, 2011
Investment securities available-for-sale	$114,091	$—	$108,937	$5,154

Financial Assets – December 31, 2010
Investment securities available-for-sale	$96,174	$—	$89,245	$6,929

The following table presents a roll-forward including additional information about the financial assets of the Bank measured at fair value on a recurring basis for which the Bank used significant unobservable inputs (Level 3) for the years ended December 31, 2011 and 2010:

(in thousands)	Balance at January 1	Included in Earnings	Included in Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements	Transfers in to (out of) Level 3	Balance at December 31
Financial Assets - Measured at Fair Value using Level 3 December 31 - 2011
Private Issue CMO Securities	$3,801	$(249)	$(263)	$(514)	$—	$2,775
U.S. Government Sponsored Agency CMO Securities	3,128	(2)	(7)	(740)	—	2,379

Total	$6,929	$(251)	$(270)	$(1,254)	$—	$5,154

Financial Assets - Measured at Fair Value using Level 3 December 31 - 2010
Private Issue CMO Securities	$—	$(201)	$1,548	$(2,593)	$5,047	$3,801
U.S. Government Sponsored Agency CMO Securities	—	—	—	—	3,128	3,128

Total	$—	$(201)	$1,548	$(2,593)	$8,175	$6,929

The Bank’s Level 3 securities listed in the above table were valued at December 31, 2011 and 2010 utilizing pricing obtained from a national market pricing service utilized by Vining Sparks to price the Bank’s investment securities. The securities were classified as level 3 due to the following factors: price volatility, the lack of broker pricing and the lack of market liquidity. The classifications were made after careful and continued observation of the pricing of these securities during 2010. During 2011, the Bank’s review of the pricing of the above listed securities, has determined that the price volatility, lack of broker pricing and market liquidity on these securities, warrant the continued classification of these securities as level 3. The Bank has determined that the factors in place in 2010 that led to the decision to classify these securities as a level 3, continued throughout 2011.

Assets Measured at Fair Value on a Non-recurring Basis

The Bank may be required, from time to time, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). These include assets that are measured at the lower of cost or market value that were recognized at fair value below cost at the end of or during the period. The following table presents the balances of assets and liabilities measured at fair value on a non-recurring basis by caption and by level within the fair value hierarchy as of December 31, 2011 and 2010:

(Dollars in thousands)	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial Assets - December 31, 2011
Collateral dependent impaired loans with specific valuation allowance and/or partial charge-offs	1,821	—	—	1,963
Other real estate owned	3,344	—	—	3,344

Total	$5,165	$—	$—	$5,307

Financial Assets - December 31, 2010
Collateral dependent impaired loans with specific valuation allowance and/or partial charge-offs	$2,249	$—	$—	$2,381
Other real estate owned	1,167	1,253	—	—

Total	$3,416	$1,253	$5,545	$2,381

Impaired Loans. The specific reserve (and/or partial charge-offs) for collateral dependent loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral is determined based on third-party appraisals. In some cases adjustments are made to the appraised values due to various factors, including: age of the appraisal, age of comparables included in the appraisal and known changes in the market and in the collateral. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement.

Other Real Estate Owned “OREO”. The value assigned, in the quoted prices in active markets column for 2010, represents the fair value of the two OREO properties as established by actual sales contract from independent third parties negotiating to purchase the properties. The value assigned, the significant unobservable input column, for 2011, represents the fair value of the property as established by a recently conducted appraisal of the property. The carrying values in 2011 represent the appraisal value less selling cost to liquidate the property. The Bank’s other real estate owned property at December 31, 2011 consists of commercial real estate land zoned for mixed use.

Fair Value of Financial Asset and Liability Table

ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above.

The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Bank could have realized in a current market exchange as of December 31, 2011 and 2010. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The table below presents the carrying amounts and fair values of the Bank’s financial instruments.

	December 31,
	2011		2010
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$134,230	$134,230	$210,646	$210,646
Investment securities available-for-sale	114,091	114,091	96,174	96,174
Federal Home Loan Bank stock	3,029	3,029	3,616	3,616
Loans	481,765	482,315	415,403	416,363
Accrued interest receivable	2,211	2,211	1,770	1,770
Financial Liabilities
Demand deposits	381,492	381,492	277,783	277,783
Interest-bearing Transaction and Savings deposits	70,325	70,325	74,062	74,062
Money market deposits	188,101	188,101	235,477	235,477
Certificates of deposit	50,838	50,838	70,645	70,645
Securities sold under agreements to repurchase	26,187	26,187	22,862	22,862
Federal Home Loan Bank borrowings	—	—	5,545	5,545
Accrued interest payable	28	28	137	137

Determination of Fair Value

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value and for estimating fair value for financial instruments not recorded at fair value (ASC 825, Financial Instruments) disclosures) in the table above.

•	Cash and cash equivalents

The carrying amounts reported in the balance sheet included under the category of cash and cash equivalents approximate those assets’ fair values due to the overnight and relatively short term maturity of these assets.

•	Investment securities

Securities classified as available-for-sale are accounted for at their current fair value rather than amortized historical cost. Unrealized gains or losses are excluded from net income and reported as an amount net of taxes as a separate component of accumulated other comprehensive income included in shareholders’ equity.

The Bank considers the inputs utilized to fair value the U.S. Agency and U.S. Sponsored Agency issued debt securities (callable and non-callable notes), mortgage backed securities guaranteed by those agencies, collateralized mortgage obligations issued by those agencies, and corporate bond securities within level 2 of the valuation hierarchy. Management bases the fair value for these investments primarily on third party price indications provided by independent pricing sources utilized by the Bank’s bond accounting system to obtain market pricing on its individual securities. Vining Sparks who provides the Bank with its bond accounting system utilizes pricing form three independent third party pricing sources for pricing of securities. These third party pricing sources utilize, quoted market prices or when quoted market prices are not available, then fair values are estimated using nationally recognized third-party vendor pricing models that would also be classified within the level 2 valuation hierarchy because the inputs are observable. However, the fair value reported may not be indicative of the amounts that could be realized in an actual market exchange.

The fair value of the Bank’s U.S. Agency and U.S. Sponsored Agency callable and non-callable agency securities, mortgage backed securities and collateralized mortgage obligations are calculated using an option adjusted spread model from one of the nationally recognized third-party pricing models. Depending on the assumptions used and the treasury yield curve and other interest rate assumptions, the fair value could vary significantly in the near term.

For the Banks private label CMO securities, the Bank is utilizing the same third party pricing model for these securities as it utilizes for its U.S. Agency and U.S. Sponsored Agency CMO securities. However, because of the illiquidity and lack of market participants in these securities, a level 3 valuation hierarchy has been assigned to the private label securities. See Note 3 Investment Securities for a discussion on the valuation analysis performed by the Bank on these securities. However, the fair value reported may not be indicative of the amounts that could be realized in an actual market exchange.

•	Loans

For the balances reported at December 31, 2011, the fair value for loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities, adjusted for the allowance for loan loss.

•	FHLB Stock

The carrying amounts reported in the balance sheet for the Bank’s investment in FHLB non-marketable common stock approximates fair value.

•	Accrued interest receivable and payable

The carrying amounts reported in the balance sheets for accrued interest receivable and payable are a reasonable estimate of fair value.

•	Deposits - Non-interest bearing

The fair values disclosed for non-interest bearing demand deposits, are, by definition, equal to their balance sheet carrying amounts, which represent the amount payable on demand at the reporting date.

•	Deposits - Interest bearing

The fair values disclosed for deposits with no defined maturities, which includes the Bank’s money market deposit accounts, savings accounts and interest bearing transaction accounts, are equal to their carrying amounts, which represent the amounts payable on demand.

The fair values of fixed maturity certificates of deposit are estimated using a discounted cash flow calculation that applies the Bank’s current incremental certificate of deposit rates for similar term certificates. The rates being paid on the Bank’s certificates of deposit at December 31, 2010 and 2011, were generally identical to the offered interest rates for comparable terms and thus both the carry amount and fair value are equivalently the same.

•	Securities sold under agreements to repurchase “Repo”

The fair value of securities sold under agreements to repurchase is estimated based on the discounted value of future cash flows expected to be paid on the deposits. The carrying amounts of Repos with maturities of 90 days or less approximate their fair values. The fair value of Repos with maturities greater that 90 days is estimated based on the discounted value of the contractual future cash flows.

•	Federal Home Loan Bank borrowings

The fair value of Federal Home Loan Bank borrowings at December 31, 2010 was based on the repayment of the borrowings ate the balance sheet date, and includes the prepayment penalty associated with the payoff of this debt at December 31, 2010.

•	Interest rate risk

The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. In addition, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank’s overall rate risk.

•	Fair value of commitments

Loan commitments that are priced on an index plus a margin to a market rate of interest are reported at the carrying value of the loan commitment. Loan commitments on which the committed fixed interest rate is less than the current market rate were insignificant at December 31, 2011 and 2010.

Note 17 - Components of Accumulated Other Comprehensive Income (Loss)

The table below presents the components of Accumulated Other Comprehensive Income (Loss) at the dates indicated (dollars in thousands):

	December 31,
	2011	2010
Net unrealized gain (loss) on non other-than-temporarily impaired investment securities	$2,265	$1,645
Net unrealized gain (loss) on other-than-temporarily impaired investment securities	(730)	(467)

Total net unrealized gain (loss) on investment securities	1,535	1,178
Tax (expense) benefit	(645)	(495)

Total accumulated other comprehensive income (loss)	$890	$683

Note 18 - Reclassification

Certain amounts in the prior year’s financial statements and related disclosures were reclassified to conform to the current year presentation with no effect on previously reported net income or shareholders’ equity.

Note 19 - Summary Quarterly Data (unaudited):

(Dollars in thousands, except for share data)	2011 Quarters Ended				2010 Quarters Ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Interest income	$7,397	$7,203	$7,199	$6,957	$5,183	$5,284	$4,968	$5,131
Interest expense	254	312	338	412	427	566	606	592

Net interest income	7,143	6,891	6,861	6,545	4,756	4,718	4,362	4,539
Provision for loan losses	781	—	467	194	1,876	410	60	196

Net interest income after provision for loan losses	6,362	6,891	6,394	6,351	2,880	4,308	4,302	4,343

Non-interest income	445	637	601	679	324	156	393	238

Non-interest expense	6,320	6,473	6,441	6,512	6,842	5,125	4,242	4,161

Net income (loss) before provision for income tax expense (benefit)	487	1,055	554	518	(3,638)	(661)	453	420

Provision for income tax (benefit)	181	454	242	270	(1,351)	(214)	239	183

Net Income (Loss)	$306	$601	$312	$248	$(2,287)	$(447)	$214	$237

Basic income (loss) per share	$0.05	$0.09	$0.05	$0.04	$(0.45)	$(0.09)	$0.04	$0.05

Diluted income (loss) per share	$0.05	$0.09	$0.05	$0.04	$(0.45)	$(0.09)	$0.04	$0.05

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and Due from Banks	$9,140	$7,218
Interest Bearing Deposits in Other Financial Institutions	10,064	10,051
Federal Funds Sold and Interest Bearing Deposits in Federal Reserve Bank	180,941	54,109

TOTAL CASH AND CASH EQUIVALENTS	200,145	71,379

Time Deposits in Other Financial Institutions	4,711	5,241

Investment Securities Available for Sale	45,317	48,224
Investment Securities Held to Maturity	1,182	1,182

TOTAL INVESTMENT SECURITIES	46,499	49,406

Loans:
Commercial Real Estate	211,654	229,350
Construction	8,377	8,184
Commercial and Industrial	26,248	26,693
Small Business Administration (“SBA”)	24,660	24,289
Consumer, Including Home Equity Loans	32,306	25,650

TOTAL LOANS	303,245	314,166
Deferred Loan Costs, Net of Fees	126	279
Allowance for Loan Losses	(7,908)	(7,621)

NET LOANS	295,463	306,823

Premises and Equipment	379	435
Federal Reserve and Federal Home Loan Bank Stock - at Cost	2,754	2,842
Accrued Interest	1,548	1,605
Company Owned Life Insurance	3,626	3,596
Other Real Estate Owned (“OREO”)	1,396	1,396
Deferred Income Taxes, Net	3,465	3,329
Other Assets	4,169	4,775

TOTAL ASSETS	$564,155	$450,828

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-Bearing Demand	$113,869	$81,219
Savings, NOW and Money Market Accounts	310,160	212,939
Time Deposits Under $100,000	3,031	4,352
Time Deposits $100,000 and Over	74,630	89,726

TOTAL DEPOSITS	501,690	388,236

Other Borrowings	—	—
Junior Subordinated Debt Securities	12,372	12,372
Accrued Interest and Other Liabilities	8,995	9,765

TOTAL LIABILITIES	523,057	410,373

Commitments and Contingencies - Note 8	—	—

Shareholders’ Equity:
Common Stock - 10,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding; 3,730,028 and 3,721,335 at March 31, 2012 and December 31, 2011, respectively	30,447	30,414
Additional Paid-in Capital	1	—
Retained Earnings	10,133	9,730
Accumulated Other Comprehensive Income: Net Unrealized Gains and (Losses) on Available-for-Sale Securities, net of Taxes of $411 and $287 as of March 31, 2012 and December 31, 2011, respectively; and Unrealized Gain and (Losses) on Cash Flow Hedge, net of Taxes of $66 and $80 as of March 31, 2012 and December 31, 2011, respectively	517	311

TOTAL SHAREHOLDERS’ EQUITY	41,098	40,455

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$564,155	$450,828

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended March 31,
	2012	2011
INTEREST INCOME
Interest and Fees on Loans	$4,045	$3,932
Interest on Investment Securities - Taxable	273	97
Interest on Investment Securities - Nontaxable	26	117
Other Interest Income	75	71

TOTAL INTEREST INCOME	4,418	4,217
INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	644	800
Interest on Time Deposits	326	337
Interest on Borrowings	116	205

TOTAL INTEREST EXPENSE	1,086	1,342

NET INTEREST INCOME	3,332	2,875
Provision for Loan Losses	512	500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,820	2,375

NONINTEREST INCOME
Loan Referral Fees	125	139
Gain on sale of SBA loans, net of broker expenses	319	1,478
Earnings on Company Owned Life Insurance	30	29
Loss on Sale of OREO	—	(246)
Other Income	198	155

	672	1,555
NONINTEREST EXPENSE
Salaries and Employee Benefits	1,603	1,880
Occupancy and Equipment Expenses	262	283
Other	974	1,172

	2,840	3,335

INCOME BEFORE INCOME TAXES	652	595
Income Taxes	249	227

NET INCOME	$403	$368

Net Income per Share - Basic	$0.11	$0.10
Net Income per Share - Diluted	$0.11	$0.10

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011

Net Income	$403	$368

Other Comprehensive Income, Net of Tax:
Net Unrealized Gain on Cash Flow Hedge, Net of Tax of $14 and $15 in 2012 and 2011, Respectively	21	23
Net Unrealized Gain (Loss) on Available-for-Sale Securities, Net of Tax of $124 and $39 in 2012 and 2011, Respectively	185	(58)

Other Comprehensive Income (Loss)	206	(35)

Comprehensive Income	$609	$333

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Year Ended December 31, 2011 and the Three Months Ended March 31, 2012

(2012 activity unaudited)

(Dollars in thousands, except share data)

					Accumulated
	Common Stock		Additional		Other
	Number of		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income	Total

Balance at December 31, 2010	3,523,024	$29,560	$150	$9,896	$(212)	$39,394
Exercise of Stock Options, including Tax Benefit of $63,622	114,746	477	64			541
Vested Restricted Stock Grants	20,000	135	(135)			135
Stock-based Compensation			140			5
Stock Dividends	63,565	578		(578)		—
Cash Dividends for Fractional Shares				(1)		(1)
Cancelled Stock Options, Net of Tax Benefit of $385,376		(336)	(219)			(555)
Net Income				413		413
Unrealized Gain on Cash Flow Hedge, Net of Tax of $50					75	75
Unrealized Gain on Available-for-Sale Securities, Net of Tax of $276					416	416
Reclassification Adjustment for Realized Losses on Available-for-Sale Securities, Net of Taxes of $22					32	32

Balance at December 31, 2011	3,721,335	30,414	—	9,730	311	40,455
Exercise of Stock Options,	8,693	33				33
Stock-based Compensation			1			1
Net Income				403		403
Other Comprehensive Income					206	206
						—

Balance at March 31, 2012	3,730,028	$30,447	$1	$10,133	$517	$41,098

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
OPERATING ACTIVITIES
Net Income	$403	$368
Adjustments to Reconcile Net Income to Cash (Used)
Provided by Operating Activities:
Depreciation and Amortization	62	84
Provision for Loan Losses	512	500
Gain on Sale of SBA Loans, Net of Broker Expenses	(319)	(1,478)
Loss on Sale of OREO	—	246
Earnings on Company Owned Life Insurance	(30)	(29)
Stock-based Compensation	1	1
Deferred Income Taxes	(246)	97
Other Items	399	(316)

CASH (USED) PROVIDED BY OPERATING ACTIVITIES	782	(527)

INVESTING ACTIVITIES
Net Change in Time Deposits with Other Financial Institutions	530	—
Purchase of Investment Securities Available for Sale	—	(6,315)
Maturities/Calls of Investment Securities Available for Sale	3,037	1,025
Net Changes in Federal Reserve and Other Bank Stock	88	90
Net Change in Loans	1,497	(13,024)
Proceeds from Sale of Loans	9,351	19,866
Purchases of Premises and Equipment	(6)	(114)
Proceeds from Sale of OREO	—	3,026

NET CASH PROVIDED BY INVESTING ACTIVITIES	14,497	4,554

FINANCING ACTIVITIES
Net Change in Demand Deposits and Savings Accounts	129,871	69,133
Net Increase in Time Deposits	(16,417)	28,614
Decrease in Other Borrowings	—	(8,044)
Proceeds from Exercise of Stock Options, including Tax Benefit	33	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	113,487	89,703

INCREASE IN CASH AND CASH EQUIVALENTS	128,766	93,730
Cash and Cash Equivalents at Beginning of Year	71,379	65,415

CASH AND CASH EQUIVALENTS AT END OF YEAR	$200,145	$159,145

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,086	$1,330
Taxes Paid	$—	$—
Transfer of Loans to Other Real Estate Owned	$—	$3,272

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Note 1. Basis of Presentation

The consolidated financial statements include the accounts of Premier Commercial Bancorp and its wholly owned subsidiary, Premier Commercial Bank, N.A. (the “Bank”), collectively referred to herein as the “Company.” All significant intercompany transactions have been eliminated.

The Company has been organized as a single operating segment and operates full-service offices in Anaheim and Irvine, California. The Company’s primary sources of revenue are providing loans to customers, who are predominately small and middle-market businesses and individuals and originating government guaranteed loans. The Company also generates fee income by periodically selling and servicing government guaranteed loans and co-originating commercial real estate loans with another regional lender.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry.

The interim financial statements included herein have been prepared by Premier Commercial Bancorp, without audit, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted pursuant to such SEC rules and regulations. These financial statements should be read in conjunction with the audited financial statements and notes thereto, which are included in the Company’s Audited Financial Statements for the year ended December 31, 2011.

In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company and the results of its operations for the interim period presented. The results of operations for this current interim period are not necessarily indicative of the results expected for any subsequent period or for the full year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities as of the dates and for the periods presented. A significant estimate included in the accompanying financial statements is the allowance for loan losses. Actual results could differ from those estimates.

The significant accounting policies that the Company applies are detailed in Note A - summary of significant Accounting Policies, of the Company’s audited financial statements for the year ended December 31, 2011. There have been no changes to these policies or their application other than as noted below, related to the adoption of standard updates issued by the Financial Accounting Standards Board (“FASB”)

Recent Accounting Pronouncements Adopted

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new authoritative guidance clarifies the highest and best use and valuation premise, measuring the fair value of an instrument classified in a reporting entity’s shareholder’s equity, measuring the fair value of financial instruments that are managed within a portfolio and the application of premiums and discounts in a fair value measurement. The new authoritative guidance also requires additional disclosures about fair value measurements. The guidance in this update is effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this ASU did not have an impact on the Company’s financial position or statement of income.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This update amended prior guidance to increase the prominence of items reported in other comprehensive income. The new guidance requires that all changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statements of changes in shareholders’ equity was eliminated. The guidance in this update was effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2011. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income - (Topic 220):

Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU defers indefinitely the requirements within ASU 2011-05 to present the reclassification amounts from other comprehensive income to net income as a separate component on the income statement. ASU 2011-12, which shares the same effective date as ASU 2011-05, does not defer the remaining requirements of ASU 2011-05. The Company adopted the provisions of ASU No. 2011-05 and ASU No. 2011-12 which resulted in new statements of comprehensive income for the interim period ended March 31, 2012. The adoption of ASU No. 2011-05 and ASU No. 2011-12 had no impact on the Company’s statements of income and balance sheets.

Note 2. Computation of Earnings per Common Share

Basic and diluted earnings per common share were determined by dividing the net income by the applicable basic and diluted weighted average common shares outstanding. The table below presents the basic and diluted earnings per common share computations for the periods indicated (dollars and shares in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011

Net Income	$403	$368

Basic weighted average shares outstanding	3,729,604	3,584,349
Dilutive effect of potential common share issuance from stock options and restricted stock	48,975	200,682

Diluted weighted average common shares outstanding	3,778,579	3,785,031

Income per common share
Basic	$0.11	$0.10
Diluted	$0.11	$0.10
Anti-dilutive shares not included in the calculation of diluted earnings per share	4,322	8,156

Note 3. Investment Securities

Investment securities have been classified in the balance sheets according the management’s intent. The carrying amount of investment securities and their approximate fair values at March 31, 2012 and December 31, 2011 were as follows (dollars in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities: March 31, 2012:
U.S. Government Agencies	$12,799	$259	$—	$13,058
State and Municipal Governments	22,206	609	—	22,815
SBA Guarantee Loan Pools	4,937	113	—	5,050
Corporate Bonds	4,349	45	—	4,394

	$44,291	$1,026	$—	$45,317

December 31, 2011:
U.S. Government Agencies	$15,840	$295	$—	$16,135
State and Municipal Governments	22,273	442	(44)	22,671
SBA Guarantee Loan Pools	5,017	83	(6)	5,094
Corporate Bonds	4,376	31	(83)	4,324

	$47,506	$851	$(133)	$48,224

Held-to-Maturity Securities: March 31, 2012:
State and Municipal Governments	$1,182	$—	$(32)	$1,150

December 31, 2011:
State and Municipal Governments	$1,182	$—	$(58)	$1,124

No investment securities were pledged as of March 31, 2012 and December 31, 2011.

The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and more than twelve months at December 31 are summarized in the following table (dollars in thousands):

	Less Than Twelve Months		More Than Twelve Months		Total
March 31, 2012:	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value
Municipals	$—	$—	$(32)	$1,150	$(32)	$1,150

December 31, 2011:
Municipals	$(2)	$1,305	$(100)	$5,462	$(102)	$6,767
SBA Guarantee Loan Pools	—	—	(6)	1,014	(6)	1,014
Commercial Paper	—	—	(83)	2,078	(83)	2,078

	$(2)	$1,305	$(189)	$8,554	$(191)	$9,859

As of March 31, 2012, the Company had 4 investment securities where total estimated fair value had declined 2.7% from the Company’s total amortized cost. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

Although U.S. Government Agency, Municipal Bonds, Corporate Bonds and SBA Guarantee Loan Pool securities have contractual maturities through 2030, the expected maturity will differ from the contractual maturities because borrowers or issuers may have the right to prepay such obligations without penalties.

(Dollars in thousands)	March 31, 2012
Maturities Schedule of Securities	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due through one year	$7,805	$7,852	$291	$290
Due after one year through five years	25,875	26,596	891	860
Due after five years through ten years	6,693	6,850	—	—
Due after ten years	3,918	4,019	—	—

Total	$44,291	$45,317	$1,182	$1,150

Note 4. Loans

Allowance for Loan Losses

The following table is a summary of the activity for the allowance for loan losses for the periods indicated (dollars in thousands):

	Three Months Ended March 31,
	2012	2011
Allowance for loan losses at beginning of the year	$7,621	$7,806

Provision for loan losses	512	500
Net (charge-off’s) recoveries:
Charge-off’s	243	467
Recoveries	18	—

Total net (charge-off’s) recoveries	$225	$467

Allowance for loan losses at end of period	$7,908	$7,839

Net (charge-off’s) recoveries to average loans	0.07%	0.15%
Allowance for loan losses to total loans	2.61%	2.50%

The following table presents, by portfolio segment, the changes in the allowance for loan losses and the recorded investment in loans as of the dates and for the periods indicated (dollars in thousands):

March 31, 2012:	Commercial Real Estate	Construction	Commercial and Industrial	SBA	Consumer Including Home Equity	Total
Allowance for Loan Losses:
Beginning of Year	$5,731	$123	$708	$502	$557	$7,621
Provisions	132	5	98	53	224	512
Charge-offs	—	—	—	(56)	(187)	(243)
Recoveries	—	—	18	—	—	18

End of Year	$5,863	$128	$824	$499	$594	$7,908

Reserves:
Specific	$984	$—	$—	$50	$—	$1,034
General	4,879	128	824	449	594	6,874

	$5,863	$128	$824	$499	$594	$7,908

Loans Evaluated for Impairment:
Individually	$4,929	$—	$29	$1,505	$517	$6,980
Collectively	206,725	8,377	26,219	23,155	31,789	296,265

	$211,654	$8,377	$26,248	$24,660	$32,306	$303,245

December 31, 2011:	Commercial Real Estate	Construction	Commercial and Industrial	SBA	Consumer Including Home Equity	Total
Allowance for Loan Losses:
Beginning of Year	$5,899	$97	$734	$262	$814	$7,806
Provisions	378	26	1,778	359	(257)	2,284
Charge-offs	(570)	—	(1,812)	(119)	—	(2,501)
Recoveries	24	—	8	—	—	32

End of Year	$5,731	$123	$708	$502	$557	$7,621

Reserves:
Specific	$1,023	$—	$—	$52	$—	$1,075
General	4,708	123	708	450	557	6,546

	$5,731	$123	$708	$502	$557	$7,621

Loans Evaluated for Impairment:
Individually	$4,949	$—	$29	$1,369	$348	$6,695
Collectively	224,401	8,184	26,664	22,920	25,302	307,471

	$229,350	$8,184	$26,693	$24,289	$25,650	$314,166

Credit Quality of Loans

The Company utilizes an internal loan classification system as a means of reporting problem and potential problem loans. Under the Company’s loan risk rating system, the Company classifies loans as Pass, with problem and potential problem loans as “Special Mention,” “Substandard” and “Substandard Impaired”. Individual loan risk ratings are updated continuously or at any time the situation warrants. In addition, management regularly reviews the Company’s problem loans to determine whether any loan requires a classification change in accordance with the Company’s policy and applicable regulations. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal loan classification risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•	Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

•

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Substandard Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

The following tables present the risk category of loans by class of loans based on the most recent internal loan classification as of the dates indicated (dollars in thousands):

March 31, 2012:	Pass	Special Mention	Substandard Not Impaired	Substandard Impaired	Total
Commercial Real Estate:
Multifamily Residential	$1,815	$—	$—	$1,108	$2,923
Commercial Real Estate Other	190,137	1,594	13,179	3,821	208,731
Construction	8,377	—	—	—	8,377
Commercial and Industrial	23,649	460	2,110	29	26,248
Small Business Administration (SBA)	21,896	—	1,259	1,505	24,660
Consumer, Including Home Equity Loans	29,814	1,864	111	517	32,306

	$275,688	$3,918	$16,659	$6,980	$303,245

December 31, 2011:	Pass	Special Mention	Substandard Not Impaired	Substandard Impaired	Total
Commercial Real Estate:
Multifamily Residential	$1,825	$—	$—	$1,127	$2,952
Commercial Real Estate Other	211,935	912	9,729	3,822	226,398
Construction	8,184	—	—	—	8,184
Commercial and Industrial	24,684	184	1,796	29	26,693
Small Business Administration (SBA)	21,435	—	1,485	1,369	24,289
Consumer, Including Home Equity Loans	23,402	1,787	113	348	25,650

	$291,465	$2,883	$13,123	$6,695	$314,166

The following table presents the recorded investment of past due and nonaccrual loans as of the dates indicated (dollars in thousands):

	Still Accruing
	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Nonaccrual
December 31, 2011:
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$1,108
Commercial Real Estate Other	357	—	—	3,821
Construction	—	—	—	—
Commercial and Industrial	653	—	—	29
Small Business Administration (SBA)	—	—	—	1,505
Consumer, Including Home Equity Loans	—	520	—	517

	$1,010	$520	$—	$6,980

December 31, 2010:
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$1,127
Commercial Real Estate Other	—	—	—	3,822
Construction	—	—	—	—
Commercial and Industrial	32	175	—	29
Small Business Administration (SBA)	—	—	—	1,369
Consumer, Including Home Equity Loans	13	—	—	348

	$45	$175	$—	$6,695

Impaired Loans

The following tables present, by loan category, the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, as of the dates and for the periods indicated (dollars in thousands):

				Three Months Ended
	March 31, 2012			March 31, 2012
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Specific Allowance Recorded :
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$—	$—
Commercial Real Estate Other	158	158	—	164	—
Construction	—	—	—	—	—
Commercial and Industrial	1,763	29	—	29	—
Small Business Administration (SBA)	1,343	1,340	—	1,475	—
Consumer, Including Home Equity Loans	704	517	—	703	—
With a Apecific allowance Recorded :
Commercial Real Estate:
Multifamily Residential	1,238	1,108	475	1,140	—
Commercial Real Estate Other	3,731	3,663	509	3,685	—
Construction	—	—	—	—	—
Commercial and Industrial	—	—	—	—	—
Small Business Administration (SBA)	221	165	50	182	—
Consumer, Including Home Equity Loans	—	—	—	—	—

Total	$9,158	$6,980	$1,034	$7,378	$—

				Three Months Ended
	December 31, 2011			December 31, 2011
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no Specific Allowance Recorded:
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$—	$—
Commercial Real Estate Other	166	110	—	182	—
Construction	—	—	—	—	—
Commercial and Industrial	1,763	29	—	1,667	—
Small Business Administration (SBA)	1,602	991	—	226	—
Consumer, Including Home Equity Loans	348	348	—	346	—
With a Specific Allowance Recorded:
Commercial Real Estate:
Multifamily Residential	1,241	1,127	430	1,150	—
Commercial Real Estate Other	3,738	3,712	593	3,757	—
Construction	—	—	—	—	—
Commercial and Industrial	—	—	—	—	—
Small Business Administration (SBA)	400	378	52	851	—
Consumer, Including Home Equity Loans	—	—	—	—	—

Total	$9,258	$6,695	$1,075	$8,179	$—

Interest income included above, recognized on the Cash basis amount to $0 in 2012 and $0 in 2011.

Troubled Debt Restructuring

Our loan portfolio contains certain loans that have been modified in a Troubled Debt Restructuring (“TDR”), where economic concessions have been granted by the Bank to borrowers experiencing financial difficulties. Loans are restructured in an effort to maximize collections. Economic concessions can include: reductions to the interest rate, payment extensions, forgiveness of principal or other actions.

The modification process includes evaluation of impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the loan collateral. In these cases, management uses the current fair value of the collateral, less selling costs, to evaluate the loan for impairment. If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs and unamortized premium or discount) impairment is recognized through a specific allowance or a charge-off.

Impairment analyses are performed on the Bank’s loan troubled debt restructurings in conjunction with the normal allowance for loan loss process.

The following tables include the recorded investment and unpaid principal balances for TDR loans as of the dates indicated (dollars in thousands):

	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized
March 31, 2012:

Commercial Real Estate:
Multifamily Residential	$1,108	$1,108	$—
Commercial Real Estate Other	3,663	3,663	—
Construction	—	—	—
Commercial and Industrial	29	29	—
SBA	1,183	1,183	—
Consumer, Including Home Equity Loans	—	—	—

Total	$5,983	$5,983	$—

December 31, 2011:

Commercial Real Estate:
Multifamily Residential	$1,127	$1,127	$—
Commercial Real Estate Other	3,712	3,712	22
Construction	—	—	—
Commercial and Industrial	29	29	—
SBA	1,151	1,151	—
Consumer, Including Home Equity Loans	—	—	—

Total	$6,019	$6,019	$22

There were no troubled debt restructurings during the periods ended March 31, 2012 and 2011.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the period ended March 31, 2012:

	Number of Loans	Recorded Investment at Date of Default
Commercial Real Estate:
Multifamily Residential	—	$—
Commercial Real Estate Other	—	—
Construction	—	—
Commercial and Industrial	—
SBA	1	37
Consumer, Including Home Equity Loans	—

	1	$37

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. The troubled debt restructurings that subsequently defaulted described above did not effected the allowance for loan losses nor did it not result in any charge-offs during the period ended March 31, 2012. No modified loans defaulted during the period ended March 31, 2011.

Note 5. Borrowings

FHLB Borrowings

As of March 31, 2012 and December 31, 2011, the Bank had no outstanding advances (borrowings) from the FHLB.

The Bank’s credit facility with the FHLB is $141 million which represents approximately 25% of the Bank’s total assets. As of March 31, 2012, the Bank had $327.9 million of loan collateral pledged with the FHLB which provides $103.0 million in borrowing capacity

The Bank is required to purchase FHLB common stock to support its FHLB advances. At March 31, 2012 and December 31, 2011, the Bank had $1.8 million and $1.9 million of FHLB common stock, respectively. The current value of the FHLB common stock of $1.8 million would support FHLB advances up to $39.0 million. Any advances from the FHLB in excess of $39.0 million would require additional purchases of FHLB common stock. The FHLB has historically repurchased all of its excess capital stock from each bank where the level of capital stock is in excess of that bank’s current average borrowings. The FHLB has repurchased $88 and $91 of the Bank’s FHLB capital stock during the first quarter of 2012, and for the full year of 2011, respectively.

Note 6. Stock Options and Restricted Stock

Equity Compensation Plans

Under the terms of the Company’s stock option plan, officers and key employees may be granted both nonqualified and incentive stock options and directors, who are not also an officer or employee, may only be granted nonqualified stock options. The stock option plan provides for options to purchase 690,525 shares (adjusted for stock splits and stock dividend) of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options are granted at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant and generally vest over five years. The stock option plan provides for accelerated vesting if there is a change of control as defined in the stock option plan. No stock options were granted in 2011 and 2010.

At March 31, 2012, future compensation expense related to non-vested stock option and restricted stock grants is not material.

Stock Options

The following table summarizes the share option activity under the plans as of the date and for the period indicated:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual term ( In Years)	Aggregate Intrinsic Value
				(thousands)
Outstanding stock options at December 31, 2011	87,842	$5.29
Granted	—	—
Exercised	8,693	4.63
Forfeited	—	—
Expired	—	—

Outstanding stock options at March 31, 2012	79,149	$5.36	1.2 Years	$407

Exercisabe options at March 31, 2012	77,245	$4.89	1.0 Years	$433

Stock option compensation expense of $1 and $1 was recorded related to the above stock options for the three months ended March 31, 2012 and 2011, respectively. The estimate aggregate intrinsic value of stock options exercised during the quarter ended March 31, 2012 amount to $47. No options were exercised during the quarter ended March 31, 2011.

Restricted Stock

The following table summarizes the restricted stock activity under the plans for the period indicated:

	Number of Shares	Weighted-Average Grant- Date Fair Value Per Share
Restricted Stock:
Unvested, at December 31, 2011	20,348	$6.63
Granted	—	—
Vested	—	—
Cancelled and Forfeited	—	—

Unvested, at March 31, 2012	20,348	$6.63

Compensation expense of $33,700 and $33,700 was recorded related to the above restricted stock grants for the three months ended March 31, 2012 and 2011, respectively. Restricted stock awards are valued at the closing stock price on the date of grant and are expensed to stock based compensation expense over the period for which the related service is performed.

Note 7. Income Taxes

The Company’s income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be realized, recovered and or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The future realization of any of the Company’s deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back or carry forward periods available under the tax law. Based on historical and future expected taxable earnings and available strategies, the Bank considers the future realization of these deferred tax assets more likely than not.

The tax effects from an uncertain tax position are recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense. See Note H – “Income Taxes” in the Company’s audited financial statements for the year ended December 31, 2011, for details on the composition of the Bank’s Deferred Tax Assets. There have not been any significant changes to the Bank’s deferred tax assets at March 31, 2012 from that which was reported at December 31, 2011. The Bank’s effective tax rate for the three months ended March 31, 2012 is 38.19% and is lower than the statutory rate of 41.15% due primarily tax free income.

Note 8. Commitments and Contingencies

Litigation

From time to time the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company accrues for any probable loss contingencies that are estimable and disclose any possible losses in accordance with Accounting Standards Codification (“ASC”) 450, “Contingencies”. There are no pending legal proceedings or, to the best of the Company’s knowledge, threatened legal proceedings, to which the Company is a party which may have a material adverse effect upon our financial condition, results of operations and business prospects.

Note 9. Fair Value of Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 825 requires disclosure of the fair value of financial assets and financial liabilities, including both those financial assets and financial liabilities that are measured and reported at fair value on a recurring basis and a non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed below.

In accordance with accounting guidance, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

•	Level 1 – Observable unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date

•

Level 2 – Significant other observable market based inputs, other than Level 1 prices such as quoted prices for similar assets or liabilities or unobservable inputs that are corroborated by market data. This includes quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data, either directly or indirectly. This would include those financial instruments that are valued using models or other valuation methodologies where substantially all of the assumptions are observable in the marketplace, can be derived from observable market data or are supported by observable levels at which transactions are executed in the marketplace.

•

Level 3 – Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Assets measured utilizing level 3 are for positions that are not traded in active markets or are subject to transfer restrictions, and or where valuations are adjusted to reflect illiquidity and or non-transferability. These assumptions are not corroborated by market data. This is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are generally less readily observable from objective sources. Management uses a combination of reviews of the underlying financial statements, appraisals and management’s judgment regarding credit quality to determine the value of the financial asset or liability.

Fair Value Measurements

The following methods and assumptions were used by the Company in estimating fair values of financial instruments. Many of these estimates are subjective in nature involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Cash and Cash Equivalents

The carrying amounts reported in the Balance sheet for cash and cash equivalents approximate the fair values of those assets due to the short-term nature of the assets.

Interest Bearing Deposits at Other Financial Institutions

The carrying amounts reported in the balance sheet for interest bearing deposits at other financial institutions approximates the fair value of these assets due to the short-term nature of the assets.

Investment Securities

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Derivatives

Derivative instruments such as interest rate swaps and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option volatilities (Level 2).

Loans

For the balances reported at March 31, 2012 and December 31, 2011, the fair value for loans is estimated by discounting the expected future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities, adjusted for the allowance for loan loss. Loans are segregated by type such as commercial and industrial, commercial real estate, construction and other loans with similar credit characteristics and are further segmented into fixed and variable interest rate loan categories. Expected future cash flows are projected based on contractual cash flows, adjusted for estimated prepayments.

Impaired Loans

The fair value of impaired loans is determined based on an evaluation at the time the loan is originally identified as impaired, and periodically thereafter, at the lower of cost or fair value. Fair value on impaired loans is measured based on the value of the collateral securing these loans, if the loan is collateral dependent, or based on the discounted cash flows for non collateral dependent loans, and are classified at a level 3 in the fair value hierarchy. Collateral on collateral dependent loans may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals performed by qualified licensed appraisers hired by the Company. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. For unsecured loans, the estimated future discounted cash flows of the business or borrower, are used in evaluating the fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Other Real Estate Owned

The fair value of other real estate owned is generally based on real estate appraisals (unless more current market information is available) less estimated costs of sale. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Non-Maturing Deposits

The fair values for non-maturing deposits (deposits with no contractual termination date), which include the Company’s non-interest bearing demand deposits, interest bearing transaction accounts, money market deposits and savings accounts are equal to their carrying amounts, which represent the amounts payable on demand.

Maturing Deposits

The fair values of fixed maturity certificates of deposit (time deposits) are estimated using a discounted cash flow calculation that applies current market deposit interest rates to the Company0’s current certificate of deposit interest rates for similar term certificates. The carrying amount of accrued interest payable approximates its fair value.

Junior Subordinated Debentures

The fair value disclosed for junior subordinated debentures is based on market price of similar instruments issued with similar contractual terms and by issuers with a similar credit profile as the Company.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar arrangements. The fair value of these financial instruments is not material.

Assets Measured at Fair Value on a Recurring Basis

The following table summarizes the financial assets and financial liabilities measured at fair value on a recurring basis as of the dates indicated, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

(Dollars in thousands)	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets (Liabilities)

March 31, 2012
Investment Securities Available-for-Sale	$45,317	$—	$45,317	$—
Derivaties	(6,112)	—	(6,112)	—

December 31, 2011
Investment Securities Available-for-Sale	$48,224	$—	$48,224	$—
Derivaties	(6,467)	—	(6,467)	—

Assets Measured at Fair Value on a Non-recurring Basis

The Company may be required periodically, to measure certain financial assets and financial liabilities at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). These include assets that are measured at the lower of cost or market value that were recognized at fair value below cost at the end of or during the period.

The following table presents the balances of assets and liabilities measured at fair value on a non-recurring basis by caption and by level within the fair value hierarchy as of the dates indicated:

	Total Carrying	Fair Value Measurements Using
	Value	Level 1	Level 2	Level 3
(Dollars in thousands)
Financial Assets – March 31, 2012
Collateral Dependent Impaired
Loans with Specific Valuation
Allowance and or Partial Charge-offs allowance and/or partial charge-offs	$243	$—	$—	$243
Other real estate owned	1,396	—	—	1,396

Total	$1,639	$—	$—	$1,639

Financial Assets – December 31, 2011
Collateral Dependent Impaired
Loans with Specific Valuation
Allowance and or Partial Charge-offs partial charge-offs	$479	$—	$—	$479
Other real estate owned	1,396	—	—	1,396

Total	$1,875	$—	$—	$1,875

The following table presents the significant unobservable inputs used in the fair value measurements for Level 3 assets and liabilities measured at fair value on a non-recurring basis as of the dates indicated:

(Dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Values
Financial Assets – March 31, 2012

Collateral Dependent Impaired Loans with Specific Valuation Allowance and or Partial Charge-offs	243	Appraisal value	Estimated Collateral value of property	Various depending on property type and location

Other real estate owned	$1,396	Appraisal value	Estimated Collateral value of property	Various depending on property type and location

Fair Value of Financial Instruments

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of March 31, 2012 and December 31, 2011. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The description of the valuation methodologies used for assets and liabilities measured at fair value and for estimating fair value for financial instruments not recorded at fair value has been described above.

The table below presents the carrying amounts and estimated fair values of financial instruments as of the dates indicated:

	Carrying Amount		Fair Value Measurements Using
(Dollars in thousands)		Fair Value	Level 1	Level 2	Level 3
March 31, 2012
Financial Assets:
Cash and Cash Equivalents	$200,145	$200,145	$200,145	$—	$—
Deposits in Other Banks	4,711	4,711	—	4,711	—
Investment Securities	46,499	46,467	—	46,467	—
Loans, Net	295,464	289,193			289,193
Federal Reserve Bank and FHLB Stock	2,754	2,754	—	2,754	—
Cash Surrender Value Life Insurance	3,626	3,626	3,626	—	—
Accrued Interest	1,548	1,548	—	1,548	—
Financial Liabilities:
Noninterest-Bearing Demand	113,869	113,869	113,869	—	—
Interest-Bearing Deposits	387,820	388,218		388,218
Junior Subordinated Debt Securities	12,372	12,372	—	—	12,372
Accrued Interest	73	73		73
Derivaties	6,112	6,112		6,112

December 31, 2011
Financial Assets
Cash and Cash Equivalents	$71,379	$71,379	71,379	$—	—
Deposits in Other Banks	5,241	5,241	—	5,241	—
Investment Securities	49,406	49,348	—	49,348	—
Loans, Net	306,823	299,293	—	—	299,293
Federal Reserve Bank and FHLB Stock	2,842	2,842	—	2,842	—
Cash Surrender Value Life Insurance	3,596	3,596	3,596	—	—
Accrued Interest	1,605	1,605	—	1,605	—
Financial Liabilities:
Noninterest-Bearing Demand	81,219	81,219	81,219	—	—
Interest-Bearing Deposits	307,107	307,509	—	307,509	—
Junior Subordinated Debt Securities	12,372	12,372	—	—	12,372
Accrued Interest	72	72	—	72	—
Derivaties	6,467	6,467	—	6,467	—

Note 10. Reclassification

Certain amounts in the prior year’s financial statements and related footnote disclosures were reclassified to conform to the current year presentation with no effect on previously reported net income or shareholders’ equity.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders of

Premier Commercial Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheets of Premier Commercial Bancorp and Subsidiary as of December 31, 2011 and 2010, and the related consolidated income statements, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Premier Commercial Bancorp and Subsidiary as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California

February 15, 2012

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA 92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO  •  LAGUNA HILLS  •  PALO ALTO  •  PLEASANTON  •  RANCHO CUCAMONGA   •  RIVERSIDE

•  SACRAMENTO

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31 2011 AND 2010

ASSETS

	2011	2010
Cash and Due from Banks	$7,218,422	$5,934,242
Interest Bearing Deposits in Other Financial Institutions	10,051,417	4,754,578
Federal Funds Sold and Interest Bearing Deposits	54,108,678	54,725,971

TOTAL CASH AND CASH EQUIVALENTS	71,378,517	65,414,791

Time Deposits in Other Financial Institutions	5,241,000	6,081,000

Investment Securities Available for Sale	48,224,272	39,260,236
Investment Securities Held to Maturity	1,181,663	1,942,433

TOTAL INVESTMENT SECURITIES	49,405,935	41,202,669

Loans:
Commercial Real Estate	229,349,797	231,689,562
Construction	8,183,702	5,785,599
Commercial and Industrial	26,692,534	31,979,251
Small Business Administration (“SBA”)	24,289,028	19,365,428
Consumer, Including Home Equity Loans	25,650,704	23,108,254

TOTAL LOANS	314,165,765	311,928,094
Deferred Loan Costs, Net of Fees	278,533	446,182
Allowance for Loan Losses	(7,621,250)	(7,805,923)

NET LOANS	306,823,048	304,568,353

Premises and Equipment	434,732	583,548
Federal Reserve and Federal Home Loan Bank Stock - at Cost	2,842,300	3,210,300
Accrued Interest	1,604,951	1,413,514
Company Owned Life Insurance	3,596,373	3,477,855
Other Real Estate Owned (“OREO”)	1,396,078	—
Deferred Income Taxes, Net	3,329,000	3,264,000
Other Assets	4,775,521	4,013,757

TOTAL ASSETS	$450,827,455	$433,229,787

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31 2011 AND 2010

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2011	2010
Deposits:
Noninterest-Bearing Demand	$81,219,055	$80,690,891
Savings, NOW and Money Market Accounts	212,938,901	213,490,392
Time Deposits Under $100,000	4,351,775	3,944,149
Time Deposits $100,000 and Over	89,726,135	65,908,132

TOTAL DEPOSITS	388,235,866	364,033,564

Other Borrowings	—	8,788,145
Junior Subordinated Debt Securities	12,372,000	12,372,000
Accrued Interest and Other Liabilities	9,764,920	8,641,170

TOTAL LIABILITIES	410,372,786	393,834,879

Commitments and Contingencies - Notes D and J	—	—

Shareholders’ Equity:
Common Stock - 10,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding; 3,721,335 in 2011 and 3,523,024 in 2010	30,413,724	29,559,828
Additional Paid-in Capital	—	150,360
Retained Earnings	9,730,281	9,896,252
Accumulated Other Comprehensive Income: Net Unrealized Gains and (Losses) on Available-for-Sale Securities, net of Taxes of $287,186 and $11,157 as of December 31, 2011 and 2010, respectively; and Unrealized Loss on Cash Flow Hedge, net of Taxes of $80,078 and $129,731 as of December 31, 2011 and 2010, respectively	310,664	(211,532)

TOTAL SHAREHOLDERS’ EQUITY	40,454,669	39,394,908

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$450,827,455	$433,229,787

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

FOR THE YEARS ENDED DECEMBER 31 2011 AND 2010

	2011	2010
INTEREST INCOME
Interest and Fees on Loans	$16,073,655	$17,222,939
Interest on Investment Securities - Taxable	977,680	432,494
Interest on Investment Securities - Nontaxable	110,329	88,291
Other Interest Income	319,367	187,818

TOTAL INTEREST INCOME	17,481,031	17,931,542

INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	3,069,066	3,811,867
Interest on Time Deposits	1,491,068	1,159,016
Interest on Borrowings	669,318	727,254

TOTAL INTEREST EXPENSE	5,229,452	5,698,137

NET INTEREST INCOME	12,251,579	12,233,405
Provision for Loan Losses	2,284,298	1,925,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,967,281	10,308,405

NONINTEREST INCOME
Loan Referral Fees	512,330	409,048
Gain on Sale of SBA Loans	3,765,667	669,171
Earnings on Company Owned Life Insurance	118,518	118,887
Loss on Sale of OREO	(245,898)	—
Service Charges, Fees and Other Income	736,586	627,698

	4,887,203	1,824,804
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,496,924	6,168,329
Occupancy and Equipment Expenses	1,362,016	1,426,278
Lease Settlement - Note J	1,240,674	—
Other Expenses	4,199,437	3,632,994

	14,299,051	11,227,601

INCOME BEFORE INCOME TAXES	555,433	905,608
Income Taxes	142,000	299,000

NET INCOME	$413,433	$606,608

Net Income per Share - Basic	$0.11	$0.17
Net Income per Share - Diluted	$0.11	$0.16

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31 2011 AND 2010

		Common Stock		Additional		Accumulated Other
	Comprehensive Income	Number of Shares	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income	Total

Balance at January 1, 2010		3,402,323	$28,930,318	$36,315	$9,289,644	$(148,982)	$38,107,295
Exercise of Stock Options, including Tax Benefit of $84,822		104,922	448,051	84,822			532,873
Vested Restricted Stock Grants		15,779	181,459	(181,459)
Stock-based Compensation				219,932			219,932
Repurchased Stock Options				(9,250)			(9,250)
Comprehensive Income:
Net Income	$606,608				606,608		606,608
Unrealized Loss on Cash Flow Hedge, Net of Tax of $3,134	(4,699)					(4,699)	(4,699)
Unrealized Loss on Available-for-Sale Securities, Net of Tax of $12,713	(57,851)					(57,851)	(57,851)

Total Comprehensive Income	$544,058

Balance at December 31, 2010		3,523,024	29,559,828	150,360	9,896,252	(211,532)	39,394,908
Exercise of Stock Options, including Tax Benefit of $63,622		114,746	476,417	63,622			540,039
Vested Restricted Stock Grants		20,000	135,000	(135,000)
Stock-based Compensation				139,664			139,664
Stock Dividend		63,565	578,399		(578,399)		—
Cash Dividends for Fractional Shares					(1,005)		(1,005)
Cancelled Stock Options, Net of Tax Benefit of $385,376			(335,920)	(218,646)			(554,566)
Comprehensive Income:
Net Income	$413,433				413,433		413,433
Unrealized Gain on Cash Flow Hedge, Net of Tax of $49,787	74,680					74,680	74,680
Unrealized Gain on Available-for-Sale Securities, Net of Tax of $276,643	414,965					414,965	414,965
Reclassification Adjustment for Realized Losses on Available-for-Sale Securities, Net of Taxes of $21,700	32,551					32,551	32,551

Total Comprehensive Income	$935,629

Balance at December 31, 2011		3,721,335	$30,413,724	$—	$9,730,281	$310,664	$40,454,669

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31 2011 AND 2010

	2011	2010
OPERATING ACTIVITIES
Net Income	$413,433	$606,608
Adjustments to Reconcile Net Income to Cash (Used) Provided by Operating Activities:
Depreciation and Amortization	325,804	348,455
Provision for Loan Losses	2,284,298	1,925,000
Loss on Sale of Investment Securities	54,251	—
Gain on Sale of SBA Loans	(3,765,667)	(669,171)
Loss on Sale of OREO	245,899	—
Earnings on Company Owned Life Insurance	(118,518)	(118,887)
Stock-based Compensation	139,664	219,932
Deferred Income Taxes	(413,000)	(182,000)
Other Items	636,473	2,226,922

CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(197,363)	4,356,859

INVESTING ACTIVITIES
Net Change in Time Deposits with Other Financial Institutions	840,000	(5,561,000)
Purchase of Investment Securities Available for Sale	(25,822,161)	(35,124,873)
Maturities/Calls of Investment Securities Available for Sale	16,041,504	6,000,000
Maturities/Calls of Investment Securities Held to Maturity	760,000	2,539,000
Proceeds from Sale of Investment Securities Available for Sale	924,638	—
Net Changes in Federal Reserve and Other Bank Stock	368,000	188,600
Net Change in Loans	(64,548,653)	15,368,159
Proceeds from Sale of SBA Loans	59,349,922	7,389,472
Purchases of Premises and Equipment	(176,988)	(75,706)
Proceeds from Sale of OREO	3,026,202	—

NET CASH USED BY INVESTING ACTIVITIES	(9,237,536)	(9,276,348)

FINANCING ACTIVITIES
Net Change in Demand Deposits and Savings Accounts	(23,327)	46,599,255
Net Increase in Time Deposits	24,225,629	29,381,355
Decrease in Other Borrowings	(8,788,145)	(14,211,855)
Proceeds from Exercise of Stock Options, including Tax Benefit	540,039	532,873
Cash Dividend in Lieu of Fractional Shares	(1,005)	—
Repurchase and Cancellation of Stock Options, including Tax Benefit	(554,566)	(9,250)

NET CASH PROVIDED BY FINANCING ACTIVITIES	15,398,625	62,292,378

INCREASE IN CASH AND CASH EQUIVALENTS	5,963,726	57,372,889
Cash and Cash Equivalents at Beginning of Year	65,414,791	8,041,902

CASH AND CASH EQUIVALENTS AT END OF YEAR	$71,378,517	$65,414,791

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$5,227,574	$5,692,694
Taxes Paid	$880,000	$475,000
Transfer of Loans to Other Real Estate Owned	$4,668,179	$—

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Premier Commercial Bancorp and its wholly owned subsidiary, Premier Commercial Bank, N.A. (the “Bank”), collectively referred to herein as the “Company.” All significant intercompany transactions have been eliminated.

Premier Commercial Bancorp has no significant business activities other than its investment in Premier Commercial Bank, N.A. and its investment and related borrowings from Premier Commercial Bancorp Trusts I, II and III discussed in Note G. Accordingly, no separate financial information on the Company is provided.

Nature of Operations

The Company has been organized as a single operating segment and operates full-service offices in Anaheim and Irvine, California. The Company’s primary sources of revenue are providing loans to customers, who are predominately small and middle-market businesses and individuals and originating government guaranteed loans. The Company also generates fee income by periodically selling and servicing government guaranteed loans and co-originating commercial real estate loans with another regional lender.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 15, 2012, which is the date the financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, interest bearing deposits held in other financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Cash and Due from Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company was in compliance with all reserve requirements as of December 31, 2011 and 2010.

The Company maintains amounts due from banks, which exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Federal Home Loan Bank (“FHLB”) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income. The Bank’s investment in FHLB stock was $1,924,800 at December 31, 2011 and $2,297,600 at December 31, 2010.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Company Owned Life Insurance

Company owned life insurance is recorded at the amount that can be realized under insurance contracts at the date of the statement of financial condition, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days (based on contractual terms) or when, in the opinion of management, there is reasonable doubt as to collectibility. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allowance for Loan Losses - Continued

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on loss rates determined by management for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s loss factors established. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by the Company include commercial real estate, construction, commercial and industrial, small business administration and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate Owned

Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Company’s carrying value of the property or its fair value, less estimated carrying costs and costs of disposition. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Loan Sales and Servicing of Financial Assets

The Company originates SBA loans that may be sold in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Loan Sales and Servicing of Financial Assets - Continued

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, the Company has identified each servicing asset with the underlying loan being services. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates.

Servicing fee income which is reported on the income statement with service charges, fees and other income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.

Advertising Costs

The Company expenses the costs of advertising in the period incurred.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized.

The Company has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Comprehensive Income

Net income, changes in unrealized gain or loss on available-for-sale securities, net of taxes, and unrealized gain or loss on cash flow hedges, net of taxes, are the only components of other comprehensive income.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Derivative Financial Instruments

Derivative financial instruments may be constructed to act as hedges either (1) to protect against adverse changes in the fair value of assets, liabilities, firm commitments to purchase or sell specific assets or liabilities, or (2) to protect against adverse cash flows associated with these items or other probable transactions. The asset, liability, or firm commitment is referred to as the hedged or underlying item. The hedge is constructed so that its fair value or the cash flows arising from the derivative transaction change in response to certain events in an offsetting manner to the changes in the fair value or cash flows of the underlying item.

All derivatives must be recorded at their current fair value on the balance sheet. Changes in the fair value of the derivative results in a gain or loss for the Company. Recognition of these gains and losses depends on how the derivative is classified. If certain conditions are met, derivatives may be specifically classified or designated as fair value hedges or cash flow hedges.

Fair value hedges are intended to reduce or eliminate the exposure to adverse changes in the fair value of a specific underlying item. Gains or losses in the hedging instrument are recognized in the income statement during the period that the change in fair value occurred. The offsetting gain or loss on the hedged item which is attributable to the risk being hedged is also recognized in the income statement for the same period. Hedge ineffectiveness results if the changes in fair values of the derivative and the underlying item do not exactly offset. This ineffectiveness is included in earnings in the period in which it occurs.

Cash flow hedges are intended to hedge exposure to variable cash flows of a forecasted transaction or an underlying instrument. They are effective to the extent that the Company receives additional cash flows from the hedge when it receives lower cash flows from the hedged item and vice-versa. The effective portion of a hedge gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

If a derivative does not meet the requirements for designation as one of these specific categories of hedge, gains or losses associated with changes in its fair value are immediately recognized in the income statement.

The term “notional amount” is a measure of quantity in a derivative instrument. In the case of a fair value or cash flow hedge, it will generally be the same amount as the balance of the underlying asset or liability. In the case of other derivatives, the amount may differ from the balance of any underlying instruments.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

Earnings per Share (“EPS”)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note P for more information and disclosures relating to the Company’s fair value measurements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Adoption of New Accounting Standards

In July 2010, the Financial Accounting Standard Board (“FASB”) amended guidance to require significantly more information about the credit quality of the Company’s loan portfolio. The Company had previously included period-end related disclosures as required by the new amendment. Newly required activity related disclosures are effective for interim and annual reporting periods ending after December 15, 2011 and are included in these financial statements.

In April 2011, the FASB amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring (“TDR”). The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance was effective for interim and annual reporting periods beginning after June 15, 2011 and is to be applied retrospectively to the beginning of the annual period of adoption. The new guidance did not have a significant impact on the Company’s determination of whether a restructuring is a TDR.

Newly Issued But Not Yet Effective Standards

In May 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendment in this guidance will be effective for interim and annual reporting periods beginning after December 15, 2011. The amendment is not expected to significantly impact the Company.

In September 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. This amendment will be effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of this amendment will change the presentation of the components of comprehensive income for the Company as part of the statement of shareholders’ equity.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE B - INVESTMENT SECURITIES

Investment securities have been classified in the statement of condition according to management’s intent. The carrying amount of investment securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities: December 31, 2011:
U.S. Government Agencies	$15,839,610	$295,218	$—	$16,134,828
State and Municipal Governments:
Nontaxable	2,854,870	60,123	—	2,914,993
Taxable	19,418,382	381,453	(44,468)	19,755,367
SBA Guarantee Loan Pools	5,017,084	83,009	(5,694)	5,094,399
Corporate Bonds	4,376,360	31,242	(82,917)	4,324,685

	$47,506,306	$851,045	$(133,079)	$48,224,272

December 31, 2010:
U.S. Government Agencies	$24,387,210	$212,155	$(83,991)	$24,515,374
State and Municipal Governments:
Nontaxable	1,274,357	22,221	—	1,296,578
Taxable	12,647,674	63,471	(185,977)	12,525,168
Mutual Funds	978,889	—	(55,773)	923,116

	$39,288,130	$297,847	$(325,741)	$39,260,236

Held-to-Maturity Securities: December 31, 2011:
State and Municipal Governments:
Nontaxable	$1,181,663	$—	$(58,041)	$1,123,622

December 31, 2010:
State and Municipal Governments:
Taxable	$500,000	$4,960	$—	$504,960
Nontaxable	1,442,433	—	(66,853)	1,375,580

	$1,942,433	$4,960	$(66,853)	$1,880,540

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE B - INVESTMENT SECURITIES - Continued

Investment securities carried at $0 and $1,025,000 at December 31, 2011 and 2010, respectively, were pledged.

During 2011, the Company sold two available-for-sale securities with a total net book value of $978,889. Proceeds received on the sale amounted to $924,638 for a total realized loss of $54,251. The Company did not sell any investment securities in 2010.

The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and more than twelve months at December 31 are summarized in the following table:

	Less Than Twelve Months		More Than Twelve Months		Total
December 31, 2011:	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value
Municipals	$(44,468)	$5,746,295	$(58,041)	$1,123,622	$(102,509)	$6,869,917
SBA Guarantee Loan Pools	(5,694)	1,013,570	—	—	(5,694)	1,013,570
Corporate Bonds	(82,917)	2,078,495	—	—	(82,917)	2,078,495

	$(133,079)	$8,838,360	$(58,041)	$1,123,622	$(191,120)	$9,961,982

December 31, 2010:
U.S. Government Agencies	$—	$—	$(83,991)	$10,982,076	$(83,991)	$10,982,076
Mutual Funds	—	—	(55,773)	923,116	(55,773)	923,116
Municipals	(4,226)	1,778,804	(248,604)	10,136,531	(252,830)	11,915,335

	$(4,226)	$1,778,804	$(388,368)	$22,041,723	$(392,594)	$23,820,527

As of December 31, 2011, the Company had 15 investment securities where total estimated fair value had declined 1.9% from the Company’s total amortized cost. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE B - INVESTMENT SECURITIES - Continued

The amortized cost and estimated fair value of all investment securities as of December 31, 2011 by contractual maturity are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay the obligation with or without prepayment penalties.

	Available-for-Sale Securities		Held-to-Maturity Securities
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in One Year or Less	$4,286,017	$4,327,800	$290,000	$287,842
Due from One Year to Five Years	29,324,135	29,833,174	891,663	835,780
Due from Five Years to Ten Years	11,386,595	11,475,628	—	—
Due over Ten Years	2,509,559	2,587,670	—	—

	$47,506,306	$48,224,272	$1,181,663	$1,123,622

NOTE C - LOANS

The Company’s loan portfolio consists primarily of loans to borrowers within Orange County, California. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company’s market area and, as a result, the Company’s loan and collateral portfolios are, to some degree, concentrated in those industries.

The Company has pledged its entire loan portfolio to secure a line of credit with the Federal Home Loan Company as discussed in Note F.

The Company also originates SBA loans that may be sold to institutional investors. Funding for these SBA programs depends on annual appropriations by the U.S. Congress. The Company was servicing approximately $80.4 million and $28.7 million in SBA loans previously sold as of December 31, 2011 and 2010, respectively.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE C - LOANS - Continued

A summary of the changes in the allowance for loan losses as of December 31 follows:

	2011	2010
Balance at Beginning of Year	$7,805,923	$7,150,671
Additions to the Allowance Charged to Expense	2,284,298	1,925,000
Recoveries on Loans Charged Off	32,377	76,214

	10,122,598	9,151,885
Less Loans Charged Off	(2,501,348)	(1,345,962)

	$7,621,250	$7,805,923

The following table presents the activity in the allowance for loan losses for the year 2011, and the recorded investment in loans and impairment method as of December 31, 2011 by portfolio segment:

					Consumer
	Commercial		Commercial and		Including
December 31, 2011:	Real Estate	Construction	Industrial	SBA	Home Equity	Total
Allowance for Loan Losses:
Beginning of Year	$5,898,903	$96,909	$734,482	$261,982	$813,647	$7,805,923
Provisions	378,046	25,838	1,777,588	359,677	(256,851)	2,284,298
Charge-offs	(569,695)	—	(1,812,418)	(119,235)	—	(2,501,348)
Recoveries	24,202	—	8,175	—	—	32,377

End of Year	$5,731,456	$122,747	$707,827	$502,424	$556,796	$7,621,250

Reserves:
Specific	$1,022,951	$—	$—	$52,076	$—	$1,075,027
General	4,708,505	122,747	707,827	450,348	556,796	6,546,223

	$5,731,456	$122,747	$707,827	$502,424	$556,796	$7,621,250

Loans Evaluated for Impairment:
Individually	$4,948,555	$—	$28,528	$1,369,132	$348,250	$6,694,465
Collectively	224,401,242	8,183,702	26,664,006	22,919,896	25,302,454	307,471,300

	$229,349,797	$8,183,702	$26,692,534	$24,289,028	$25,650,704	$314,165,765

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE C - LOANS - Continued

The following table presents the recorded investment in loans and impairment method as of December 31, 2010 by portfolio segment:

					Consumer
	Commercial		Commercial and		Including
December 31, 2010:	Real Estate	Construction	Industrial	SBA	Home Equity	Total
Reserves:
Specific	$552,100	$—	$106,041	$19,593	$81,703	$759,437
General	5,346,803	96,909	628,441	242,389	731,944	7,046,486

	$5,898,903	$96,909	$734,482	$261,982	$813,647	$7,805,923

Loans Evaluated for Impairment:
Individually	$6,505,995	$—	$706,938	$595,136	$680,858	$8,488,927
Collectively	225,183,567	5,785,599	31,272,313	18,770,292	22,427,396	303,439,167

	$231,689,562	$5,785,599	$31,979,251	$19,365,428	$23,108,254	$311,928,094

The Company monitors the credit quality of loans on a continuous basis using the regulatory and accounting classifications of pass, special mention, substandard and substandard impaired to characterize and quantify the associated credit risk. Loans classified as “loss” are immediately charged-off.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Substandard Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE C - LOANS - Continued

The risk category of loans by class of loans was as follows as of December 31, 2011 and 2010:

		Special	Substandard	Substandard
December 31, 2011:	Pass	Mention	Not Impaired	Impaired	Total
Commercial Real Estate:
Multifamily Residential	$1,825,186	$—	$—	$1,126,690	$2,951,876
Commercial Real Estate Other	211,934,545	912,417	9,729,094	3,821,865	226,397,921
Construction	8,183,702	—	—	—	8,183,702
Commercial and Industrial	24,684,223	183,737	1,796,046	28,528	26,692,534
Small Business Administration (SBA)	21,434,725	—	1,485,171	1,369,132	24,289,028
Consumer, Including Home Equity Loans	23,401,820	1,787,160	113,474	348,250	25,650,704

	$291,464,201	$2,883,314	$13,123,785	$6,694,465	$314,165,765

December 31, 2010:
Commercial Real Estate:
Multifamily Residential	$1,835,444	$—	$—	$1,175,802	$3,011,246
Commercial Real Estate Other	216,880,986	2,670,154	3,796,983	5,330,193	228,678,316
Construction	5,785,599	—	—	—	5,785,599
Commercial and Industrial	30,627,238	55,972	589,103	706,938	31,979,251
Small Business Administration (SBA)	17,915,279	—	855,013	595,136	19,365,428
Consumer, Including Home Equity Loans	18,680,185	3,609,500	137,711	680,858	23,108,254

	$291,724,731	$6,335,626	$5,378,810	$8,488,927	$311,928,094

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE C - LOANS - Continued

Past due and nonaccrual loans presented by loan class were as follows as of December 31, 2011 and 2010:

	Still Accruing
	30-59 Days	60-89 Days	Over 90 Days
December 31, 2011:	Past Due	Past Due	Past Due	Nonaccrual
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$1,126,690
Commercial Real Estate Other	—	—	—	3,821,865
Construction	—	—	—	—
Commercial and Industrial	32,130	175,111	—	28,528
Small Business Administration (SBA)	—	—	—	1,369,132
Consumer, Including Home Equity Loans	12,956	—	—	348,250

	$45,086	$175,111	$—	$6,694,465

December 31, 2010:
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$1,175,802
Commercial Real Estate Other	830,933	—	—	5,330,193
Construction	—	—	—	—
Commercial and Industrial	—	—	—	706,938
Small Business Administration (SBA)	—	—	—	595,136
Consumer, Including Home Equity Loans	—	—	—	680,858

	$830,933	$—	$—	$8,488,927

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE C - LOANS - Continued

Information relating to individually impaired loans presented by class of loans was as follows as of December 31, 2011 and 2010:

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
December 31, 2011:	Balance	Investment	Allowance	Investment	Recognized
With No Related Allowance Recorded
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$—	$—
Commercial Real Estate Other	166,098	110,029	—	182,153	—
Construction	—	—	—	—	—
Commercial and Industrial	1,762,528	28,528	—	1,337,283	—
Small Business Administration (SBA)	1,602,373	991,073	—	1,042,168	—
Consumer, Including Home Equity Loans	348,250	348,250	—	345,918	—
With an Allowance Recorded
Commercial Real Estate:
Multifamily Residential	1,241,160	1,126,690	430,320	1,150,238	—
Commercial Real Estate Other	3,737,517	3,711,836	592,631	3,757,342	22,448
Construction	—	—	—	—	—
Commercial and Industrial	—	—	—	—	—
Small Business Administration (SBA)	399,769	378,059	52,076	450,953	—
Consumer, Including Home Equity Loans	—	—	—	—	—

	$9,257,695	$6,694,465	$1,075,027	$8,266,055	$22,448

December 31, 2010:
With No Related Allowance Recorded
Commercial Real Estate:
Multifamily Residential	$—	$—	$—	$—	$—
Commercial Real Estate Other	—	—	—	—	—
Construction	—	—	—	—	—
Commercial and Industrial	—	—	—	—	—
Small Business Administration (SBA)	—	—	—	—	—
Consumer, Including Home Equity Loans	—	—	—	—	—
With an Allowance Recorded
Commercial Real Estate:
Multifamily Residential	1,241,160	1,175,802	141,000	1,201,186	27,010
Commercial Real Estate Other	5,754,570	5,330,193	411,100	5,655,528	16,435
Construction	—	—	—	—	—
Commercial and Industrial	735,000	706,938	106,041	595,136	—
Small Business Administration (SBA)	595,136	595,136	19,593	758,469	—
Consumer, Including Home Equity Loans	694,021	680,858	81,703	684,149	—

	$9,019,887	$8,488,927	$759,437	$8,894,468	$43,445

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE C - LOANS - Continued

Interest income included above, recognized on the cash basis amounted to $22,448 in 2011 and $43,445 in 2010, respectively.

The Company has allocated approximately $1,051,000 and $141,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2011 and 2010. The Company has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2011 and 2010.

During the period ended December 31, 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; interest only payments for a period of time or a temporary forbearance with regard to the payment of principal or interest.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 24 months to 6 years. Modifications involving interest only payments were for a period up to 6 months. Modifications involving temporary forbearance of principal or interest were for periods ranging from 3 months to 6 months.

The following table presents loans by class modified as troubled debt restructurings that occurred during the period ended December 31, 2011:

	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Commercial Real Estate:
Multifamily Residential	—	$—	$—
Commercial Real Estate Other	2	3,744,636	3,744,636
Construction	—	—	—
Commercial and Industrial	—	—	—
Small Business Administration (SBA)	4	662,260	662,260
Consumer, Including Home Equity Loans	—	—	—

	6	$4,406,896	$4,406,896

The troubled debt restructurings described above increased the allowance for loan losses by approximately $562,000 during the period ended December 31, 2011.

There were no troubled debt restructurings for which there was a payment default within twelve months following the modification during the period ended December 31, 2011.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2011	2010
Furniture, Fixtures, and Equipment	$1,265,703	$1,247,951
Computer Equipment	860,338	703,093
Leasehold Improvements	918,828	918,828

	3,044,869	2,869,872
Less Accumulated Depreciation and Amortization	(2,610,137)	(2,286,324)

	$434,732	$583,548

At December 31, 2011, the future lease rental payable under noncancellable operating lease commitments for the Company’s main office, Irvine branch office and additional suites used for administrative purposes was as follows:

2012	$928,000
2013	547,000

$1,475,000

The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense. The Company’s main office, the leases for the additional suites and the Irvine branch office all expire in 2013. The Company’s main office has an option to extend the lease term for additional five years.

Total rental expense, including common area charges, was approximately $993,000 for the year ended December 31, 2011 and $1,018,000 for the year ended December 31, 2010.

NOTE E - DEPOSITS

At December 31, 2011, the scheduled maturities of time deposits are approximately as follows:

Due in One Year or Less	$79,152,850
Due from One to Three Years	12,779,724
Due from Three to Five Years	2,145,336

$94,077,910

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE F - BORROWING ARRANGEMENTS

As of December 31, 2010, other borrowings consist of SBA loans sold in the fourth quarter of 2010. Certain recourse provisions in SBA sales agreements cause a delay in the recognition of the sale transaction under current accounting standards. Proceeds from SBA loan sales are recognized as a secured borrowing until the recourse provisions expire, which is typically three months after the settlement date. Upon expiration of the recourse provisions, the Company recognizes a gain on the sale and derecognizes the loan receivable and the related secured borrowing. Gains deferred on SBA loan sales amounted to $764,350 as of December 31, 2010. During February 2011, the recourse provisions have been lifted; therefore, gains will be recognized upon loan settlement.

The Bank may borrow up to $19 million overnight on an unsecured basis from its primary correspondent banks.

In addition, the Bank has a borrowing arrangement with the Federal Home Loan Bank. This arrangement is a borrowing line for approximately $112 million against which the Company has pledged its entire loan portfolio.

NOTE G - JUNIOR SUBORDINATED DEBT SECURITIES

On December 10, 2004, the Company issued $6,186,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust I, a statutory trust created under the laws of the State of Delaware. These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on March 15, 2035. Interest is payable quarterly on these debt securities at a fixed rate of 6.05% per annum from December 10, 2004 until March 15, 2010 and thereafter at a variable per annum rate, reset quarterly, equal to LIBOR plus 2.05%. The debt securities can be redeemed at par.

On December 23, 2005, the Company issued $3,093,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust II, a statutory trust created under the laws of the State of Delaware. These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on March 15, 2036. Interest is payable quarterly on these debt securities at a fixed rate of 6.64% per annum from December 23, 2005 until December 15, 2012 and thereafter at a variable per annum rate, reset quarterly, equal to LIBOR plus 1.75%. The debt securities can be redeemed for, 100.504% in 2012 and at par thereafter. The debt securities can also be redeemed at par prior to that date if certain events occur that impact the tax treatment or the capital treatment of the issuance.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE G - JUNIOR SUBORDINATED DEBT SECURITIES - Continued

On June 30, 2006, the Company issued $3,093,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust III, a statutory trust created under the laws of the State of Delaware. These debt securities are subordinated to effectively all borrowings of the Company and will have a thirty-year maturity. Interest will be payable quarterly on these debt securities at a floating rate of LIBOR plus 1.75% per annum. The debt securities can be redeemed for 100.501% in 2012 and at par thereafter. The debt securities can also be redeemed at par prior to that date if certain events occur that impact the tax treatment or the capital treatment of the issuance. The Bank has entered into a cash flow hedge to lock in a fixed interest rate of 7.04% on these borrowings through 2013. The cash flow hedge is further discussed in Note N.

The Company also purchased a 3% minority interest in Premier Commercial Bancorp Trust I, II and III. The balance of the equity of Premier Commercial Bancorp Trust I II and III is comprised of mandatorily redeemable preferred securities.

NOTE H - INCOME TAXES

The provision for income taxes on income from continuing operations for the years ended December 31, consists of the following:

	2011	2010
Current:
Federal	$434,689	$377,671
State	120,311	103,329

	555,000	481,000
Deferred	(413,000)	(182,000)

	$142,000	$299,000

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE H - INCOME TAXES - Continued

The following is a summary of the components of the net deferred tax asset recognized in the accompanying statements of financial condition at December 31:

	2011	2010
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Limitation	$2,809,000	$3,016,000
California Franchise Taxes	1,000	27,000
Unrecognized Loss on Investment Securities and Hedges	—	141,000
Deferred Compensation	508,000	530,000
Other Items	949,000	242,000

	4,267,000	3,956,000
Deferred Tax Liabilities:
Capitalized Loan Costs Deducted for Tax Purposes	(453,000)	(488,000)
Unrecognized Loss on Investment Securities and Hedges	(207,000)	—
Other Items	(278,000)	(204,000)

	(938,000)	(692,000)

Net Deferred Tax Assets	$3,329,000	$3,264,000

The Company is subject to federal income tax and California franchise tax. Federal income tax returns for the years ended December 31, 2010, 2009 and 2008 are open to audit by the federal authorities and California returns for the years ended December 31, 2010, 2009, 2008 and 2007 are open to audit by state authorities.

The Company records interest and penalties related to uncertain tax positions as part of income tax expense. There was no penalty or interest expense recorded as of December 31, 2011. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

A comparison of the federal statutory income tax rates on income from continuing operations to the Company’s actual income tax rates at December 31 follow:

	2011		2010
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$189,000	34.1%	$308,000	34.0%
State Franchise Tax, Net of Federal Benefit	(25,000)	(4.5%)	12,000	1.3%
Tax-Free Earnings	(76,000)	(13.7%)	(67,000)	(7.4%)
Other Items, Net	54,000	9.7%	46,000	4.9%

Actual Tax Expense	$142,000	25.6%	$299,000	32.8%

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE I - OTHER EXPENSES

Other expenses as of December 31 are comprised of the following:

	2011	2010
Marketing and Business Promotion	$308,184	$191,520
Data Processing	647,833	525,750
Professional Fees	924,924	635,359
Office Expenses	479,879	451,836
Loan Production Expenses	176,939	116,006
Courier and Delivery Expenses	188,527	214,852
Regulatory Assessments and Insurance	695,391	742,233
Director Fees and Expenses	202,567	159,491
Loan Referral Expenses	96,714	149,831
OREO Expenses	246,072	—
Other Expenses	232,407	446,116

	$4,199,437	$3,632,994

NOTE J - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2011 and 2010, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	2011	2010
Commitments to Extend Credit	$38,847,000	$40,174,000
Standby Letters of Credit	2,040,000	2,007,000

	$40,887,000	$42,181,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE J - COMMITMENTS AND CONTINGENCIES - Continued

The Company has entered into deferred compensation agreements with certain key officers. Under these agreements, the Company is obligated to provide, upon retirement, a 15 year benefit to the officers. The annual benefits range from $38,000 to $75,000. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants. The expense incurred for these agreements in 2011 and 2010 totaled approximately $265,000 and $212,000, respectively. The Company is a beneficiary of life insurance policies that have been purchased as a method of financing the benefits under these agreements. Income on these life insurance policies are exempt from federal income and state franchise taxes. Company owned life insurance is carried at the realizable cash surrender value of the policy.

In December 2010, the Bank was named in a complaint filed in the Superior Court of Arizona, Maricopa County by the landlord of a former banking location. The plaintiff sought damages from the Bank for breach of contract and breach of covenant of good faith and fair dealing. The complaint arises from the assignment of a lease on a former banking location to another financial institution. The lease expires in 2016. During 2007, the Company sold its investment in Premier Commercial Bank Arizona, N.A. (“PCBAZ”) to a group of investors including the minority shareholders. In connection with the sale of the Company’s investment in PCBAZ, the lease for the banking location of PCBAZ was assigned to PCBAZ in accordance with the terms of the lease. Subsequent to the sale, PCBAZ changed its name to Valley Capital Bank and was closed by the Office of Comptroller of Currency on December 11, 2009 and the FDIC was appointed Receiver. On June 4, 2010, the FDIC as receiver of Valley Capital Bank dis-affirmed the lease. Consequently, lease payments due on and after July 1, 2010 were not paid. The lease provides for an early termination, provided the tenant is not in default of the lease. The obligation from July 1, 2010 through the early termination date of November 30, 2011 is approximately $744,000 and the obligation through the end of the lease is approximately $1,934,000. During 2011, the Bank settled the complaint with the plaintiff which calls for various payments, including back rent and reimbursement of legal fees, that amount to approximately $1,241,000.

NOTE K - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain directors and the companies with which they are associated. In the Company’s opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. The total outstanding commitment of these loans was approximately $2,606,000 and $1,860,000 at December 31, 2011 and 2010, respectively. The total outstanding amounts were approximately $1,606,000 and $860,000 at December 31, 2011 and 2010, respectively.

Deposits from related parties held by the Company at December 31, 2011 and 2010 amounted to approximately $20.6 million and $27.8 million, respectively.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE L - EARNINGS PER SHARE (“EPS”)

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	2011		2010
	Income	Shares	Income	Shares

Net Income as Reported	$413,433		$606,608
Weighted Average Shares Outstanding During the Year		3,648,386		3,552,400

Used in Basic EPS	413,433	3,648,386	606,608	3,552,400
Dilutive Effect of Outstanding Stock Options		149,523		139,497

Used in Dilutive EPS	$413,433	3,797,909	$606,608	3,691,897

NOTE M - STOCK OPTION PLAN

Under the terms of the Company’s stock option plan, officers and key employees may be granted both nonqualified and incentive stock options and directors, who are not also an officer or employee, may only be granted nonqualified stock options. The stock option plan provides for options to purchase 690,525 shares (adjusted for stock splits and stock dividend) of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options are granted at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant and generally vest over five years. The stock option plan provides for accelerated vesting if there is a change of control as defined in the stock option plan. The Company recognized stock based compensation cost relating to incentive stock options of approximately $4,700 and $38,000 in 2011 and 2010, respectively. No stock options were granted in 2011 and 2010.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE M - STOCK OPTION PLAN - Continued

A summary of the status of the Company’s stock option plan as of December 31, 2011 and changes during the year ended thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at Beginning of Year	409,508	$4.34
Exercised	(116,743)	$4.08
Cancelled	(191,260)	$4.03
Forfeited	(13,663)	$4.08

Outstanding at End of Year	87,842	$5.31	1.3 Years	$355,000

Exercisable	86,112	$5.23	1.1 Years	$355,000

Options exercised in 2011 had an intrinsic value of approximately $612,000. Options exercised in 2010 had an intrinsic value of approximately $218,000. There was no material unrecognized compensation cost relating to the stock option plan as of December 31, 2011. In connection with the proposed merger discussed in Note R, the Company cancelled 191,260 stock options that were set to expire on December 11, 2011 for $5.80 per option. As part of the cancellation the Company paid the option holders approximately $1,109,000. The fair value of the options of approximately $940,000 was charged to common stock, net of tax benefits of approximately $385,000. The excess over fair value of approximately $169,000 was charged to compensation expense.

The Company also has a restricted stock plan whereby 212,642 shares (adjusted for stock splits and stock dividend) of the Company’s common stock may be granted to officers and directors. The Board approved an increase of 81,392 shares to the Plan during 2011. Under the Plan, grants may include vesting periods up to ten years but no less than two years. The Company recognized compensation costs of approximately $135,000 and $81,000 and related tax benefits of $55,000 and $33,000 for 2011 and 2010, respectively. A summary of the activity in the Company’s restricted stock plan during the year ended December 31, 2011, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2011	40,696	$6.63
New Stock Grants	—	$0.00
Shares Vested and Issued	(20,348)	$6.63

	20,348	$6.63

As of December 31, 2011, there was unrecognized compensation costs related to the restricted stock plan of approximately $84,000 which will be recognized through 2012. The total fair value of shares vested in 2011 was approximately $200,000 and $103,000 in 2010.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE N - DERIVATIVE FINANCIAL INSTRUMENTS

The Bank and Company has established policies and procedures to permit limited use of off-balance sheet derivatives to help manage interest rate risk.

Interest Rate Swaps to Manage Interest Rate Risk

The Bank has entered into interest rate swaps to mitigate interest rate risk on several of its fixed rate loans. Under the terms of the swaps, the Bank pays a fixed rate of interest to the counterparty and receives a floating rate of interest. These swaps had the effect of converting the fixed rate loans into variable or floating rate loans. As of December 31, 2011 and 2010, the swaps estimated fair value included in other liabilities on the balance sheet was $(6,267,008) and $(4,961,635), respectively, which was adjusted through earnings along with the similar fair market value increase in the related loans. The swaps have a total notional value of approximately $31.6 million and $30.2 million as of December 31, 2011 and 2010, respectively, and expire between 2016 and 2022. The notional value, payment terms and expiration date match the amount, payment terms and maturity of the specific fixed rate loan for which it is matched.

Cash Flow Hedge

The Company has also entered into a cash flow hedge to manage the cash flows from a variable rate borrowing of junior subordinated debt securities and were determined to be fully effective during 2011 and 2010. As such, no amount of ineffectiveness has been included in net income. This hedge had the effect of converting the variable rate forecasted borrowing into a fixed rate obligation. The effective portion of this hedge’s loss at December 31, 2011 and 2010 included in other liabilities on the balance sheet was $(200,194) and $(324,661), respectively, and was reported as a component of other comprehensive income, net of taxes of $80,078 and $129,865, respectively. The cash flow hedge has a notional value of $3,000,000 and expires June 15, 2013 and the Company expects the hedge to remain fully effective during the remaining term. The notional value, payment terms and expiration date match the amount, payment terms and projected maturity of the variable rate forecasted borrowing for which it is matched. Interest expense recorded on the hedge was approximately $183,000 and $151,000 during 2011 and 2010, respectively.

Time deposits totaling $5,241,000 have been pledged at the institution from which the Bank and Company purchased these derivatives as collateral for the potential losses in these items.

NOTE O - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE O - REGULATORY MATTERS - Continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011, that the Bank and Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the Office of the Comptroller of the Currency (the “OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Company’s and Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		Well-Capitalized Under Prompt Corrective Provisions
December 31, 2011	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company
Total Capital (to Risk-Weighted Assets)	$56,901	16.0%	$28,496	8.0%	$35,620	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$52,409	14.7%	$14,248	4.0%	$21,372	6.0%
Tier 1 Capital (to Average Assets)	$52,409	11.4%	$18,383	4.0%	$22,979	5.0%
Bank
Total Capital (to Risk-Weighted Assets)	$48,173	13.8%	$27,937	8.0%	$34,921	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$43,772	12.5%	$13,968	4.0%	$20,952	6.0%
Tier 1 Capital (to Average Assets)	$43,772	9.0%	$19,591	4.0%	$24,489	5.0%

December 31, 2010
Company
Total Capital (to Risk-Weighted Assets)	$56,227	15.7%	$28,652	8.0%	$35,815	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$51,708	14.4%	$14,326	4.0%	$21,489	6.0%
Tier 1 Capital (to Average Assets)	$51,708	12.5%	$16,514	4.0%	$20,643	5.0%
Bank
Total Capital (to Risk-Weighted Assets)	$47,016	13.2%	$28,506	8.0%	$35,632	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$42,519	11.9%	$14,253	4.0%	$21,379	6.0%
Tier 1 Capital (to Average Assets)	$42,519	10.4%	$16,434	4.0%	$20,543	5.0%

The Bank is restricted as to the amount of dividends that can be paid to the holding company. Dividends declared by national banks that exceed net income (as defined by OCC regulations) for the current year plus retained net income for the preceding two years must be approved by the OCC. Also, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above. With certain exceptions, the Company may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE P - FAIR VALUE MEASUREMENTS

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Derivatives: Derivative instruments such as interest rate swaps and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option volatilities (Level 2).

Collateral-Dependent Impaired Loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2011:

	Fair Value Measurements Using
December 31, 2011	Level 1	Level 2	Level 3	Total
Assets and liabilities measured at fair value on a recurring basis
Assets:
Securities Available for Sale	$—	$48,224,272	$—	$48,224,272
Derivatives	$—	$(6,467,202)	$—	$(6,467,202)

Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired Loans Commercial Real Estate	$—	$—	$479,000	$479,000
Other Real Estate Owned	$—	$—	$1,396,078	$1,396,078

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE P - FAIR VALUE MEASUREMENTS - Continued

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2010:

	Fair Value Measurements Using
December 31, 2010	Level 1	Level 2	Level 3	Total
Assets and liabilities measured at fair value on a recurring basis
Assets:
Securities Available for Sale	$—	$39,260,236	$—	$39,260,236
Derivatives	$—	$(5,286,296)	$—	$(5,286,296)

Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired Loans Commercial Real Estate	$—	$—	$3,425,000	$3,425,000

Collateral-dependent impaired loans had a carrying value of approximately $479,000 and $3,642,000, with a specific reserve of $0 and $217,000 as of December 31, 2011 and 2010, respectively.

Other real estate owned had a carrying value of approximately $1,396,078, with no valuation allowance as of December 31, 2011.

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short-term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short-term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks. The fair values of investment securities, including available-for-sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to the Company for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of financial instruments at December 31, 2011 and 2010 is summarized as follows (dollar amounts in thousands):

	2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$7,218	$7,218	$5,934	$5,934
Federal Funds Sold	660	660	54,475	54,475
Deposits in Other Banks	68,741	68,741	11,087	11,087
Investment Securities	49,406	49,348	41,203	41,141
Loans, Net	306,823	299,293	304,568	302,300
Federal Reserve Bank and FHLB Stock	2,842	2,842	3,210	3,210
Cash Surrender Value Life Insurance	3,596	3,596	3,478	3,478
Accrued Interest	1,605	1,605	1,414	1,414

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31 2011 AND 2010

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The estimated fair value of financial instruments at December 31, 2011 and 2010 is summarized as follows (dollar amounts in thousands):

	2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Liabilities:
Deposits	388,236	388,728	364,034	364,689
Other Borrowings	—	—	8,788	8,788
Junior Subordinated Debt Securities	12,372	12,372	12,372	12,372
Accrued Interest and Other Liabilities	9,765	9,765	8,641	8,641

NOTE R - PROPOSED MERGER

On December 9, 2011, the Company and California United Bank (“CUB”) announced the signing of a definitive merger agreement (“the Agreement”) whereby California United Bank will form a bank holding company (“CU Bancorp”) to acquire Premier Commercial Bancorp and its subsidiary Premier Commercial Bank.

The agreement provides that all Company shares will be exchanged for 3,721,442 shares of CU Bancorp. The number of CU Bancorp shares which will be issued to Premier Commercial Bancorp shareholders is subject to certain adjustments if the weighted average price of CUB common stock over a 20 business day period ending ten days prior to the effective time of the merger increase or decreases by more than 10%, respectively, from the weighted average of CUB common stock over the 20 business days prior to the announcement of the merger. The merger is subject to standard conditions, including the approval of the shareholders of the Company and bank regulatory agencies. The transaction is expected to be completed by the second quarter of 2012.

NOTE S - STOCK DIVIDENDS

Premier Commercial Bancorp issued a 1.7407% stock dividend to shareholders of record as of December 31, 2011. The per share data has been adjusted to give retroactive effect to this dividend.

Appendix A

AGREEMENT TO MERGE AND PLAN OF HOLDING COMPANY FORMATION

This Agreement to Merge and Plan of Holding Company Formation (this “Merger Agreement”) is entered into as of December 8, 2011, by and between California United Bank (“Bank”) and CU Merger Sub I (“Subsidiary”), to which CU Bancorp (“Holding Company”) is a party, with reference to the following:

RECITALS

A. Bank is a California banking corporation with its principal office in the City of Encino, County of Los Angeles, State of California. Subsidiary and Holding Company are each corporations duly organized and existing under the laws of the State of California with their principal offices in the City of Encino, County of Los Angeles, State of California.

B. As of the date hereof, Bank has 20,000,000 shares of serial preferred stock authorized, none of which are outstanding, 30,000,000 shares of no par value common stock authorized, of which 6,938,717 shares are outstanding.

C. As of the date hereof, Subsidiary has 100 shares of no par value common stock authorized, and at the time of the merger referred to herein 100 of such shares will be outstanding, all of which outstanding shares will be owned by Holding Company.

D. As of the date hereof, Holding Company has 50,000,000 shares of serial preferred stock authorized, none of which are outstanding, and 75,000,000 shares of no par value common stock authorized, one (1) share of which will be outstanding at the time of the merger referred to herein.

E. The Boards of Directors of Bank and Subsidiary have approved this Merger Agreement and authorized its execution, and the Board of Directors of Holding Company has approved this Merger Agreement, undertaken that Holding Company shall join in and be bound by it, and authorized the undertakings hereinafter made by Holding Company.

For good and valuable consideration, receipt of which is hereby acknowledged Bank, Subsidiary and Holding Company hereby agree as follows:

AGREEMENT

Section 1. General

1.1 The Merger. On the Effective Date, Subsidiary shall be merged into Bank, with the Bank surviving the merger (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Holding Company, and its name shall continue to be “California United Bank.”

1.2 Effective Date. This Merger Agreement shall become effective at the close of business on the day (the “Effective Date”) on which an executed counterpart of this Merger Agreement shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the General Corporation Law.

1.3 Articles of Incorporation, Bylaws and Charter. On the Effective Date, the Articles of Incorporation of Bank, as in effect immediately prior to the Effective Date, shall be and remain the Articles of Incorporation of the Surviving Corporation; the Bylaws of Bank shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed; the banking charter and certificate of authority of Bank issued by the Commissioner of the California Department of Financial Institutions (the “Commissioner”) shall be and remain the charter and certificate of authority of the Surviving Corporation; and the insurance of deposits coverage by the Federal Deposit Insurance Corporation (the “FDIC”) shall be and remain the deposit insurance of the Surviving Corporation.

1.4 Directors and Officers of the Surviving Corporation. On the Effective Date, the directors and officers of Bank immediately prior to the Effective Date shall become the directors and officers of the Surviving Corporation. The directors of the Surviving Corporation shall serve until the next annual meeting of shareholders of the Surviving Corporation or until such time as their successors are elected and have qualified.

1.5 Effect of the Merger.

(a) Assets and Rights. All rights, privileges, franchises and property of Bank or Subsidiary, and all debts and liabilities due or to become due to Bank or Subsidiary, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Bank or Subsidiary.

(b) Liabilities. All debts, liabilities, and obligations due or to become due of, and all claims or demands for any cause existing against, Bank or Subsidiary shall be and become the debts, liabilities, obligations or, and the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

(c) Creditor’s Rights and Liens. All rights of creditors of Bank or Subsidiary, and all liens upon the property of Bank or Subsidiary, shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the time of the merger.

(d) Pending Actions. Any action or proceeding pending by or against Bank or Subsidiary shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment with the right to appeal or review as in other cases as if the merger had not taken place or the Surviving Corporation may be substituted for Bank or Subsidiary, as the case may be.

(e) Further Assistance. Bank and Subsidiary each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Section 1 and otherwise to carry out the intent and purposes thereof.

Section 2. Capital Stock of the Surviving Corporation.

2.1 Stock of Subsidiary. The shares of common stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and exchanged by Holding Company for 100 shares of fully paid common stock of Bank as the Surviving Corporation.

2.2 Stock of California United Bank. All shares of common stock of Bank issued and outstanding immediately prior to the Effective Date shall upon the Effective Date, by virtue of the merger and without any action on the part of the holders thereof, be exchanged for and converted into an equal number of shares of fully paid and nonassessable common stock of Holding Company.

2.3 Exchange of Stock. Upon the merger becoming effective:

(a) The shareholders of Bank of record at the time the merger becomes effective, for each share of common stock of Bank then held by them, shall be allocated and entitled to receive one share of the common stock of Holding Company;

(b) Holding Company shall issue the shares of its common stock which the shareholders of Bank shall be entitled to receive; and

(c) Outstanding certificates representing shares of the common stock of Bank shall thereafter represent shares of the common stock of Holding Company, and such certificates may, but need not, be exchanged by the holders thereof, after the merger becomes effective, for new certificates for the appropriate number of shares bearing the name of Holding Company.

2.4 Other Rights to Stock. Upon and by reason of the merger becoming effective:

(a) The options to purchase shares of common stock of Bank which have been granted by Bank pursuant to its 2005 Non-Qualified Equity Plans and 2007 Equity and Incentive Plan (the “Equity Plans”) shall be deemed to be options granted by Holding

Company with the same terms and conditions and for the same number of shares of common stock of Holding Company. Holding Company shall issue replacement stock options for shares of its common stock so that appropriate adjustments to reflect this merger may be made to (i) the class and number of shares of common stock available for options under the Equity Plans and (ii) the class and number of shares and the price per share of the common stock subject to options outstanding under Bank’s Equity Plans.

(b) The shares of the common stock of the Bank awarded with such restrictions as set forth on the applicable award agreement pursuant to the Bank’s Equity Plans shall be deemed to be shares of the common stock of the Holding Company with the same terms, conditions and restrictions. Outstanding certificates representing shares of the common stock of the Bank awarded with such restrictions as set forth on the applicable award agreement pursuant to the Bank’s Equity Plans shall thereafter represent shares of the common stock of the Holding Company with such terms, conditions and restrictions as originally awarded by the Bank.

(c) From time to time, as and when required by the provisions of any agreement to which Bank or Holding Company shall become a party after the date hereof providing for the issuance of shares of common stock or other equity securities of Bank or Holding Company in connection with a merger into Bank or any other banking institution or other corporation, Holding Company will issue in accordance with the terms of any such agreement shares of its common stock or other equity securities as required by such agreement or in substitution for the shares of common stock or other equity securities of Bank required to be issued by such agreement, as the case may be, which the shareholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

Section 3. Approvals

3.1 Shareholder Approval. This Merger Agreement shall be submitted to the shareholders of Bank and Subsidiary for approval in accordance with the applicable provisions of the law.

3.2 Dissenters’ Rights. The provisions of Chapter 13, Section 1300 et seq. of the General Corporation Law of California (dissenters’ rights) shall not apply to the shareholders of the Bank.

3.3 Regulatory Approvals. The parties shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary or desirable for consummation of this merger and plan of reorganization on the terms herein provided, including, without being limited to, those consents and approvals referred to in Section 4.1(b).

Section 4. Conditions Precedent, Termination and Payment of Expenses

4.1 Conditions Precedent to the Merger. Consummation of the merger is conditional upon:

(a) Approval of this Merger Agreement by the shareholders of Bank and Subsidiary, as required by law;

(b) Obtaining all other consents and approvals, and the satisfaction of all other requirements prescribed by law which are necessary for consummation of the merger, including, but not limited to, approval of the FDIC, the Commissioner and the Board of Governors of the Federal Reserve System;

(c) Obtaining all consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for Bank may be, necessary to permit or enable the Surviving Corporation, upon and after the merger, to conduct all or any part of the business and activities of Bank up to the time of the merger, in the manner in which such activities and business are then conducted;

(d) Bank’s obtaining for Holding Company, prior to the Effective Date, a letter, in form and substance satisfactory to Holding Company’s counsel, signed by each person who is an “affiliate” of Bank for purposes of Rule 145 of the Securities and Exchange Commission to the effect that: (i) such person will not dispose of any shares of Holding Company’s common stock to be received pursuant to the merger, in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder, or in any event prior to such time as financial results covering at least 30 days of post-merger combined operations have been published; and (ii) such person consents to the placing of a legend on the certificate(s) evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to giving of stop-transfer instructions to Holding Company’s transfer agent with respect to such certificate(s); and

(e) Performance by each party hereto of all of its obligations hereunder to be performed prior to the merger becoming effective.

4.2 Termination of the Merger. If any condition in Section 4.1 has not been fulfilled, or, in the opinion of a majority of the Board of Directors of any of the parties:

(a) any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed merger which makes consummation of the merger inadvisable; or

(b) for any other reason consummation of the merger is deemed inadvisable; then this Merger Agreement may be terminated at any time before the merger becomes effective. Upon termination, this Merger Agreement shall be void and of no further effect, and there shall be no liability by reason of this Merger Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or stockholders.

4.3 Expenses of the Merger. All of the expenses of the merger, including filing fees, printing costs, mailing costs, accountant’s fees and legal fees shall be borne by the Surviving Corporation. In the event the merger is abandoned for any reason, the expenses shall be paid by the Bank.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to Merge and Plan of Holding Company Formation to be executed by their duly organized officers as of the day and year first above written.

CALIFORNIA UNITED BANK

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Secretary

CU MERGER COMPANY

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Secretary

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Secretary

Appendix B

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CU BANCORP, CALIFORNIA UNITED BANK, PREMIER COMMERCIAL BANCORP AND PREMIER COMMERCIAL BANK, N.A. (the “First Amendment”) is dated as of March 21, 2012, and entered into by and among CU Bancorp, a California corporation (“CU Bancorp”), California United Bank, a California state-chartered bank (“CUB”), Premier Commercial Bancorp, a California corporation (“PC Bancorp”), and Premier Commercial Bank, N.A., a national banking association (“PCB”). CU Bancorp, CUB, PC Bancorp and PCB are sometimes referred to collectively herein as the “Parties.”

WHEREAS, the Parties entered into an Agreement and Plan of Merger dated December 8, 2011 (the “Agreement”); and

WHEREAS, the Parties hereto desire to amend the Agreement as provided in this First Amendment.

NOW THEREFORE, in consideration of the premises and mutual promises of the Parties set forth below, the Parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

2. Section 6.3.2 of the Agreement entitled “Access to Operations” is hereby amended to read as follows:

“At any time from and after March 1, 2012, as shall be determined by CU Bancorp and CUB, in their sole and absolute discretion, PC Bancorp and PCB shall afford to CU Bancorp and CUB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PC Bancorp and PCB for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. CU Bancorp and CUB shall give reasonable notice for access to PC Bancorp and PCB, and the date and time of such access will then be mutually agreed to by CU Bancorp, CUB, PC Bancorp and PCB; provided however, that PC Bancorp and PCB will agree to such date(s) and time(s) as is reasonably requested by CU Bancorp and CUB in order to accomplish the orderly transition of operations in light of the reasonably anticipated Effective Time. CU Bancorp and CUB’s access shall be conducted in a manner which does not unreasonably interfere with PC Bancorp’s and PCB’s normal operations, customers and employee relations and which does not interfere with the ability of PC Bancorp and PCB to consummate the transactions contemplated by this Agreement.”

3. Except as herein amended, the Agreement shall remain in full force and effect.

4. This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

5. The execution and delivery of this First Amendment by the officers executing the First Amendment have been duly authorized by the Boards of Directors of the Parties and this First Amendment constitutes a legal, valid and binding agreement of the Parties in accordance with its respective terms.

IN WITNESS WHEREOF, CU Bancorp, CUB, PC Bancorp and PCB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

CALIFORNIA UNITED BANK

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

PREMIER COMMERCIAL BANCORP

By:	/s/ Kenneth J. Cosgrove
Name:	Kenneth J. Cosgrove
Title:	Chairman and Chief Executive Officer

PREMIER COMMERCIAL BANK, N.A.

By:	/s/ Kenneth J. Cosgrove
Name:	Kenneth J. Cosgrove
Title:	Chairman and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CU BANCORP

AND

CALIFORNIA UNITED BANK

AND

PREMIER COMMERCIAL BANCORP

AND

PREMIER COMMERCIAL BANK, N.A.

4.19	Deposits	B-44
4.20	Antitakeover Provisions Inapplicable; Required Vote	B-44
4.21	Registration Obligations	B-45
4.22	Risk Management Instruments	B-45
4.23	Fairness Opinion	B-45
4.24	Intellectual Property	B-45
4.25	Labor Matters	B-46
4.26	Regulatory Orders	B-46
4.27	Accurate Disclosure	B-47
4.28	Disclaimer of Other Representations and Warranties	B-47
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CU BANCORP AND CUB		B-47
5.1	General	B-47
5.2	Organization	B-48
5.3	Capitalization	B-48
5.4	Authority; No Violation	B-49
5.5	Consents	B-50
5.6	Financial Statements	B-50
5.7	Taxes	B-52
5.8	No Material Adverse Effect	B-54
5.9	Material Contracts; Leases; Defaults	B-54
5.10	Ownership of Property; Insurance Coverage	B-55
5.11	Legal Proceedings	B-56
5.12	Compliance With Applicable Law	B-57
5.13	Employee Benefit Plans	B-58
5.14	Brokers, Finders and Financial Advisors	B-60
5.15	Environmental Matters	B-60
5.16	Loan Portfolio	B-61
5.17	Securities Law Documents	B-62
5.18	Related Party Transactions	B-62
5.19	Deposits	B-62
5.20	Antitakeover Provisions Inapplicable; Required Vote	B-62
5.21	Registration Obligations	B-63
5.22	Risk Management Instruments	B-63
5.23	Fairness Opinion	B-63
5.24	Intellectual Property	B-63
5.25	Intentionally Omitted	B-63
5.26	Labor Matters	B-63
5.27	Regulatory Orders	B-64
5.28	Accurate Disclosure	B-64
5.29	Disclaimer of Other Representations and Warranties	B-65
ARTICLE VI COVENANTS OF PC BANCORP		B-65
6.1	Conduct of Business	B-65
6.2	Current Information	B-71
6.3	Access to Properties and Records	B-72
6.4	Financial and Other Statements	B-74

6.5	Maintenance of Insurance	B-74
6.6	Disclosure Supplements	B-74
6.7	Consents and Approvals of Third Parties	B-75
6.8	All Commercially Reasonable Efforts	B-75
6.9	Failure to Fulfill Conditions	B-75
6.10	No Solicitation	B-75
6.11	Reserves and Merger-Related Costs	B-78
6.12	Board of Directors and Committee Meetings	B-79
6.13	Cooperation with Bank Holding Company Merger and Bank Merger	B-79
ARTICLE VII COVENANTS OF CU BANCORP AND CUB		B-80
7.1	Conduct of Business	B-80
7.2	Current Information	B-84
7.3	Access to Properties and Records	B-85
7.4	Financial and Other Statements	B-86
7.5	Maintenance of Insurance	B-86
7.6	Disclosure Supplements	B-86
7.7	Consents and Approvals of Third Parties	B-86
7.8	All Reasonable Efforts	B-87
7.9	Failure to Fulfill Conditions	B-87
7.10	Non-Solicitation	B-87
7.11	Directors and Officers Indemnification and Insurance	B-87
7.12	Reasonable Regulatory Restrictions	B-88
ARTICLE VIII REGULATORY AND OTHER MATTERS		B-88
8.1	Proxy Statement-Prospectus	B-88
8.2	Shareholders Meeting	B-89
8.3	Regulatory Approvals	B-90
ARTICLE IX CLOSING CONDITIONS		B-90
9.1	Conditions to Each Party’s Obligations under this Agreement	B-90
9.2	Conditions to the Obligations of CU Bancorp and CUB under this Agreement	B-91
9.3	Conditions to the Obligations of PC Bancorp and PCB under this Agreement	B-94
ARTICLE X THE CLOSING		B-95
10.1	Time and Place	B-95
10.2	Deliveries at the Closing	B-95
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		B-96
11.1	Termination	B-96
11.2	Effect of Termination	B-97
11.3	Amendment, Extension and Waiver	B-99
ARTICLE XII EMPLOYEE BENEFITS		B-99
12.1	Benefit Plans	B-99
12.2	Future Employment	B-100
ARTICLE XIII MISCELLANEOUS		B-100
13.1	Confidentiality	B-100
13.2	Expenses	B-100

13.3	Public Announcements	B-101
13.4	Survival	B-101
13.5	Notices	B-101
13.6	Parties in Interest	B-102
13.7	Complete Agreement	B-102
13.8	Counterparts	B-103
13.9	Severability	B-103
13.10	Governing Law; Venue	B-103
13.11	Waiver of Trial by Jury	B-103
ARTICLE XIV INTERPRETATION		B-103

EXHIBITS

Exhibit A:	Agreement and Plan of Merger

Exhibit B:	Agreement to Merge and Plan of Bank Holding Company Formation

Exhibit C:	Agreement and Plan of Bank Holding Company Merger

Exhibit D:	Agreement and Plan of Bank Merger

Exhibit E:	PC Non-Competition and Non-Solicitation Agreement

Exhibit F:	PC Voting Agreement

Exhibit G:	CU Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 8, 2011, by and among, CU Bancorp, a California corporation (“CU Bancorp”), California United Bank, a California state-chartered commercial bank (“CUB”), Premier Commercial Bancorp, a California corporation (“PC Bancorp”), and Premier Commercial Bank, N.A., a national banking association and the wholly-owned subsidiary of PC Bancorp (“PCB”), is made with reference to the following:

RECITALS

WHEREAS, the Boards of Directors of each of CU Bancorp, CUB, PC Bancorp and PCB: (i) have determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger, the form of which is attached as Exhibit “A” hereto (the “Merger Agreement”), CU Bancorp desires to acquire all of the issued and outstanding shares of PC Bancorp common stock, no par value (the “PC Bancorp Common Stock”), in exchange for shares of the no par value common stock of CU Bancorp (the “CU Bancorp Common Stock”) through the merger of a wholly-owned subsidiary of CU Bancorp (“CU Merger Sub”) with and into PC Bancorp (the “Merger”), with PC Bancorp surviving the Merger (the “Surviving Corporation”);

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement to Merge and Plan of Bank Holding Company Formation, the form of which is attached as Exhibit “B” hereto (the “Bank Holding Company Formation Agreement”), immediately prior to the Merger, CU Bancorp and CUB will reorganize pursuant to which CU Bancorp will become the bank holding company for CUB through the merger of CUB with and into a wholly-owned subsidiary of CU Bancorp formed specifically to facilitate this transaction (the “Bank Holding Company Formation”);

WHEREAS, immediately after the consummation of the Bank Holding Company Formation and the Merger and subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Holding Company Merger, the form of which is attached as Exhibit “C” hereto (the “Bank Holding Company Merger Agreement”), the Surviving Corporation will merge with and into CU Bancorp (the “Bank Holding Company Merger”) with CU Bancorp surviving the Bank Holding Company Merger (the “Surviving Bank Holding Company”);

WHEREAS, immediately after the consummation of the Bank Holding Company Formation, the Merger and the Bank Holding Company Merger and subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Merger, the form of which is attached as Exhibit “D” hereto (the “Bank Merger Agreement”), PCB will be merged with and into CUB (the “Bank Merger”) with CUB surviving the Bank Merger and continuing operations under its California banking charter and as the wholly-owned bank subsidiary of the Surviving Bank Holding Company (the “Surviving Bank”);

WHEREAS, as a condition to the willingness of CU Bancorp and CUB to enter into this Agreement, each of the executive officers and directors of PC Bancorp and PCB, except for Stephen W. Pihl and Viktor R. Uehlinger, has entered into a Non-Competition and Non-Solicitation Agreement, substantially in the form of Exhibit “E” hereto, dated as of the date hereof, with CUB (the “PC Non-Competition and Non-Solicitation Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, not to compete with the Surviving Bank and CU Bancorp for a period of two (2) years in a territory described in such agreement;

WHEREAS, as a condition to the willingness of CU Bancorp and CUB to enter into this Agreement, each of the executive officers and directors of PC Bancorp and PCB has entered into a voting agreement, substantially in the form of Exhibit “F” hereto, dated as of the date hereof, with CUB (the “PC Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of PC Bancorp Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such PC Voting Agreements;

WHEREAS, as a condition to the willingness of PC Bancorp and PCB to enter into this Agreement, each of the executive officers and directors of CU Bancorp and CUB has entered into and delivered to CUB a voting agreement, substantially in the form of Exhibit “G” hereto, dated as of the date hereof, with PC Bancorp (the “CU Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of CU Bancorp Common Stock and CUB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such CU Voting Agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“Adjusted Stock Consideration” shall have the meaning set forth in Section 3.1.2.

“Advisors” shall have the meaning set forth in Section 6.11.3.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“ALLL” means the Allowance for Loan and Lease Losses as calculated in accordance with GAAP.

“Announcement Price” shall have the meaning set forth in Section 3.1.4(A).

“Bank Holding Company Formation” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Formation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Regulator” shall mean any Federal or state banking regulator including, but not limited to, the OCC, the FDIC, the FRB and the Department, which regulates PCB or CUB, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

“Business Day” means those days during which commercial banks in the State of California are open for business to the public, specifically at physical locations.

“Certificate” or “Certificates” shall have the meaning set forth in Section 3.1.8.

“CGCL” shall mean the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Price” shall have the meaning set forth in Section 3.1.4(B).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 13.1 of this Agreement.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended

“CU Bancorp” means CU Bancorp, a California corporation with its principal office located at 15821 Ventura Boulevard, Suite #100, Encino, California 91436.

“CU Bancorp Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“CU Merger Sub II” shall have the meaning set forth in the Recitals to this Agreement.

“CU Dissenting Shares” shall have the meaning set forth in Section 3.7

“CU Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“CUB” shall mean CUB, a California state-chartered commercial bank, with its principal office located at 15821 Ventura Boulevard, Suite #100 Encino, California 91436.

“CUB Common Stock” shall have the meaning set forth in Section 2.1.1.

“CUB Compensation and Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“CUB Disclosure Schedule” shall mean a written disclosure schedule delivered by CU Bancorp and CUB to PC Bancorp and PCB and subject to the introduction of Article V, referencing the appropriate section of this Agreement.

“CUB Equity Plans” shall mean the CUB 2005 Stock Option Plan, CUB 2005 Non-Qualified Stock Option Plan and the CUB 2007 Equity and Incentive Plan.

“CUB Fee” shall have the meaning set forth in Section 11.2.2(C).

“CUB Plan” shall have the meaning set forth in Section 12.1.3.

“CUB Regulatory Agreement” shall have the meaning set forth in Section 5.12.3.

“CUB Shareholders Meeting” shall have the meaning set forth in Section 8.2.2.

“Department” shall mean the California Department of Financial Institutions.

“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of the PCB.

“Derivative Contracts” shall have the meaning set forth in Section 4.22.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.1.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3 (A).

“Excluded Shares” shall have the meaning set forth in Section 3.1.7.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of a party and its Subsidiaries as of December 31, 2010, 2009 and 2008 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of a party and its Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, and (ii) the unaudited interim consolidated financial statements of a party and its Subsidiaries as of the end of each calendar quarter following December 31, 2010 and for the periods then ended.

“Former Premier Commercial Employees” shall have the meaning set forth in Section 12.1.2.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Immigration Laws” shall have the meaning set forth in Section 4.25.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Subordinated Debt Securities” means PC Bancorp’s unsecured floating rate junior subordinated debt securities due September 1, 2037.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator. For purposes of this definition, a “reasonable investigation” shall mean a review of written records in such Person’s possession and interview of the executive officers and directors of such Person.

“Loan Property” shall have the meaning set forth in Section 4.15.2.

“Material Adverse Effect” shall mean, with respect to CU Bancorp or CUB, any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of CU Bancorp or CUB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. With respect to PC Bancorp or PCB, “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of PC Bancorp or PCB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, the failure to satisfy any of the closing conditions set forth in Section 9.2.6 shall be deemed a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (d) any charge or reserve taken by PC Bancorp at the request of CU Bancorp pursuant to Section 6.11 of this Agreement, (e) actions and omissions of a party hereto taken with the prior written consent of the other non-affiliated party or pursuant to the terms of this Agreement, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects any of the parties or any of their subsidiaries, and/or (g) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of CU Bancorp or PC Bancorp, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of CU Merger Sub II with and into PC Bancorp pursuant to the terms hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1.5.

“Merger Registration Statement” shall mean the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of CU Bancorp Common Stock to be offered to holders of CUB Common Stock in connection with the Bank Holding Company Merger and the shares of CU Bancorp Common Stock to be offered to holders of PC Bancorp Common Stock in the Merger. The Proxy Statement-Prospectus contained in the Merger Registration Statement will be utilized to solicit Shareholder Approvals.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“NLRB” shall have the meaning set forth in Section 4.25.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“Observer” shall have the meaning set forth in Section 6.12.

“OCC” shall mean the Office of the Comptroller of the Currency or any successor thereto.

“Option Grant Agreement” shall have the meaning set forth in Section 3.3.1.

“Participation Facility” shall have the meaning set forth in Section 4.15.2.

“PC Bancorp” shall mean PC Bancorp, a California corporation, with its principal office located at 2400 E. Katella Avenue, #200, Anaheim, California 92806.

“PC Bancorp Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“PC Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“PC Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by PC Bancorp to CUB and subject to the introduction of Article IV, referencing the appropriate section of this Agreement.

“PC Bancorp Employment Agreements” shall mean those agreements of employment in effect as of September 30, 2011 by and between PC Bancorp or PCB and Kenneth Cosgrove and Ash Patel.

“PC Bancorp Equity Plans” shall mean the Second Amended and Restated 2000 Stock Option Plan and the 2009 Omnibus Stock Incentive Plan of PC Bancorp and any amendments thereto.

“PC Bancorp Option” shall mean an option to purchase shares of PC Bancorp Common Stock granted pursuant to the PC Bancorp Equity Plans and as set forth in the PC Bancorp Disclosure Schedule 4.3.1.

“PC Bancorp Recommendation” shall have the meaning set forth in Section 8.2.1.

“PC Bancorp Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“PC Bancorp Shareholders Meeting” shall have the meaning set forth in Section 8.2.1.

“PC Bancorp Subsequent Determination” shall have the meaning set forth in Section 6.10.5

“PC Bancorp Transaction Expenses” shall have the meaning set forth in Section 6.11.3.

“PC Bancorp Trust Preferred Securities” means the floating rate preferred securities issued by (i) Premier Commercial Statutory Trust I, a Delaware statutory trust affiliate, which trust securities mature on March 15, 2035; (ii) Premier Commercial Statutory Trust II, a Delaware statutory trust affiliate, which trust securities mature on March 15, 2036; and (iii) Premier Commercial Statutory Trust III, a Delaware statutory trust affiliate, which trust securities mature on September 15, 2036.

“PC Non-Competition and Non-Solicitation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“PC Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“PCB” shall mean PCB, a California-chartered commercial bank, with its principal office located at 2400 E. Katella Avenue, # 200, Anaheim, California 92806, which is a wholly-owned subsidiary of PC Bancorp.

“PCB Common Stock” shall mean the common stock of PCB, $5.00 par value.

“PCB Fee” shall have the meaning set forth in Section 11.2.2(B).

“PCB’s Core Deposits” shall mean total Deposits (regardless of amount) less brokered Deposits (as brokered deposits are defined in the Glossary for the Reports of Condition and Income Instructions for the then current version of the report forms FFIEC 031 and 041).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.3(A).

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1.4(C).

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.1.

“Record Holder” shall have the meaning set forth in Section 3.2.1.

“Regulatory Filings” shall have the meaning set forth in Section 4.6.5.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Reports” means the Reports of Condition and Income of a party and accompanying schedules, as filed with the FDIC and the FRB, for each calendar quarter beginning with the quarter ended September 30, 2011, through the Closing Date, and all Reports from September 30, 2011 through the Closing Date.

“Reports” means all forms, statements, certifications, reports and documents required to be filed or furnished by PC Bancorp with the FRB or PCB with the OCC.

“Representatives” shall have the meaning set forth in Section 6.10.

“RESPA” means the Real Estate Settlement Procedures Act of 1974.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Approvals” shall mean the approval of the shareholders of CUB at the CUB Shareholders Meeting (or as otherwise obtained in accordance with applicable law), the approval of the shareholders of PC Bancorp at the PC Bancorp Shareholders Meeting (or as otherwise obtained in accordance with applicable law), the written consent of PC Bancorp, as the sole shareholder of PCB, and any other approval by the holders of any voting capital stock of CU Bancorp, CU Merger Sub II, CUB, PC Bancorp and PCB as required to approve the transactions contemplated herein, including the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger, and the Bank Merger.

“Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Subsidiary” means an Affiliate of a specified Person controlled by such Person directly, or indirectly through one or more intermediaries. “Subsidiaries” means more than one of any such Persons.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Bank” shall have the meaning set forth in Recitals to this Agreement.

“Surviving Bank Holding Company” shall have the meaning set forth in Recitals to this Agreement.

“Surviving Corporation” shall have the meaning set forth in Recitals to this Agreement.

“Tail Coverage” shall have the meaning set forth in Section 7.11.

“Tail Policy” shall have the meaning set forth in Section 7.11.

“Takeover Laws” means any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws or regulations.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean August 30, 2012.

“Trust” means: (i) Premier Commercial Statutory Trust I, a Delaware statutory trust affiliate, (ii) Premier Commercial Statutory Trust II, a Delaware statutory trust affiliate, and (iii) Premier Commercial Statutory Trust III, a Delaware statutory trust affiliate.

“WARN” shall have the meaning set forth in Section 4.25.

Other terms used herein are defined in the Preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1	Merger

2.1.1 Bank Holding Company Formation. Immediately prior to the Closing and subject to the terms and conditions of this Agreement and the Bank Holding Company Formation Agreement in the form attached hereto as Exhibit “B,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, CU Bancorp will acquire all of the outstanding voting common stock, no par value, of CUB (the “CUB Common Stock”) and thereby become a bank holding company for CUB.

2.1.2 The Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement in the form attached hereto as Exhibit “A,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, at the Effective Time: (a) CU Bancorp will cause CU Merger Sub II to merge with and into PC Bancorp, with PC Bancorp as the Surviving Corporation; and (b) the separate existence of CU Merger Sub II shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CU Merger Sub shall be vested in and assumed by the Surviving Corporation. As part of the Merger, each share of PC Bancorp Common Stock other than Dissenting Shares will be converted into the right to receive the Per Share Stock Consideration pursuant to the terms of Article III hereof.

2.1.3 Bank Holding Company Merger. Immediately following the Closing for the Merger, and subject to the terms and conditions of this Agreement and the Bank Holding Company Merger Agreement to be entered into by and between CU Bancorp and the Surviving Corporation, the form of which is attached as Exhibit “C” hereto, and subject to the receipt of all necessary Regulatory Approvals and Shareholder Approvals: (a) CU Bancorp will merge with the Surviving Corporation with CU Bancorp as the Surviving Bank Holding Company; and (b) the separate existence of the Surviving Corporation shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Surviving Corporation shall be vested in and assumed by the Surviving Bank Holding Company.

2.1.4 Bank Merger. Immediately following the Bank Holding Company Merger and subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the form of which is attached as Exhibit “D” hereto, PCB will merge with and into CUB, with CUB as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of the Surviving Bank Holding Company.

2.2	Effective Time

The Closing for the Merger shall occur no later than the close of business on the thirtieth (30th) Business Day following the latest to occur of (i) all Regulatory Approvals of the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger and the Bank Merger, (ii) all Shareholder Approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto shall mutually agree (the “Closing”). The Merger shall be effected by the filing of the Merger Agreement with the California Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the CGCL. The “Effective Time” means the date and time upon which the Merger Agreement is filed with the California Secretary of State, or as otherwise stated in the Merger Agreement, in accordance with the CGCL.

2.3	Articles of Incorporation and Bylaws

The Articles of Incorporation and bylaws of PC Bancorp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4	Directors and Officers of Surviving Corporation and Surviving Bank

The directors and executive officers of CU Merger Sub II immediately prior to the Effective Time will become the directors and executive officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. As a result of the Bank Holding Company Merger, the directors and executive officers of CU Bancorp immediately prior to the effective time of the Bank Holding Company Merger will become the directors and executive officers of the Surviving Bank Holding Company, in each case until their respective successors are duly elected or appointed and qualified. In addition, immediately after the Effective Time, Kenneth J. Cosgrove and Robert Matranga will be invited by the board of directors of CU Bancorp to join the board of directors of the Surviving Bank Holding Company to serve until their respective successors are duly elected or appointed and qualified, provided, however, that if Kenneth J. Cosgrove and/or Robert Matranga cannot or is not willing to serve on the board of directors of the Surviving Bank Holding Company, their board positions shall be filled first by Ron Thon followed by Mel Smith. The directors and executive officers of CUB immediately prior to the Effective Time will become the directors and executive officers of the Surviving Bank. In addition, immediately after the Effective Time, Kenneth J. Cosgrove and Robert Matranga will be invited by the board of directors of CUB to join the board of directors of the Surviving Bank until their respective successors are duly elected or appointed and qualified, provided, however, that if Kenneth J. Cosgrove and/or Robert Matranga cannot or is not willing to serve on the board of directors of the Surviving Bank, their board positions shall be filled first by Ron Thon followed by Mel Smith.

2.5	Effects of the Merger

At and after the Effective Time, the Merger shall have the effects as set forth in the CGCL.

2.6	Tax Consequences

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither CU Bancorp, CUB, PC Bancorp, PCB nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7	Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, CU Bancorp shall be entitled, upon the consent of PC Bancorp, which shall not be unreasonably withheld, to revise the structure of the transactions contemplated herein, provided that (i) there are no adverse Federal or state income Tax consequences to PC Bancorp shareholders as a result of the modification; (ii) the consideration to be paid to the holders of PC Bancorp Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the transactions contemplated herein or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8	Bank Holding Company Merger and Bank Merger

CU Bancorp and CUB shall use their reasonable best efforts to cause the Bank Holding Company Formation to occur as soon as possible and to cause the consummation of the Bank Holding Company Merger and the Bank Merger to occur as soon as reasonably practicable after the Effective Time.

2.9	Additional Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of PC Bancorp or CU Merger Sub II, or (ii) otherwise carry out the purposes of this Agreement, PC Bancorp and PCB and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of PC Bancorp or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of PC Bancorp or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of PC Bancorp Common Stock into the Stock Consideration, the Per Share Stock Consideration; Cash in Lieu of Fractional Shares

3.1.1 Stock Consideration. Except as may be adjusted pursuant to the provisions of Section 3.1.2 below, the aggregate consideration in the form of shares of CU Bancorp Common Stock shall be 3,721,442 (the “Stock Consideration”).

3.1.2 Certain Adjustments to the Stock Consideration. The Stock Consideration shall be adjusted, if at all (the “Adjusted Stock Consideration”) in the event the Closing Price and the Announcement Price (as these terms are defined in Section 3.1.4) deviate from one another by more than 10% and less than or equal to 25% as follows:

(A) In the event the Closing Price is more than 110% of the Announcement Price, then the Adjusted Stock Consideration shall be:

The product of (i) Stock Consideration, (ii) Announcement Price, and (iii) 110%;

divided by the Closing Price

(B) In the event the Closing Price is less than 90% of the Announcement Price, then the Adjusted Stock Consideration shall be:

The product of (i) Stock Consideration, (ii) Announcement Price, and (iii) 90%;

divided by the Closing Price.

(C) In the event the Closing Price is more than 125% of the Announcement Price or the Closing Price is less than 75% of the Announcement Price, then CU Bancorp and CUB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.10 hereof and PC Bancorp and PCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.11 hereof.

(D) In the event the Closing Price is more than 125% of the Announcement Price or the Closing Price is less than 75% of the Announcement Price and neither CU Bancorp and CUB nor PC Bancorp or PCB exercise their right to terminate this Agreement, the Adjusted Stock Consideration shall be determined under the formula above as if the Closing Price was 125% of the Announcement Price, or 75% of the Closing Price, as applicable.

3.1.3 Per Share Stock Consideration; Closing Exchange Ratio.

(A) At the Closing, each share of PC Bancorp Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the number of shares of CU Bancorp Common Stock (the “Per Share Stock Consideration”) determined by dividing (i) either the Stock Consideration or the Adjusted Stock Consideration, as applicable; by (ii) the shares of PC Bancorp Common Stock outstanding immediately prior to the Effective Time including without limitation, Dissenting Shares (other than Excluded Shares). The Per Share Stock Consideration, expressed as a ratio, is referred to herein as the “Exchange Ratio.”

(B) In order to achieve an Exchange Ratio of 1:1, PC Bancorp may declare and pay a stock dividend at any time prior to the Effective Time of no more than 2% of its outstanding shares.

3.1.4 Certain Definitions. As used herein, the following terms shall have the respective definitions as set forth below:

(A) “Announcement Price” means the volume weighted average of the closing price of CUB Common Stock determined to one-one hundredth of one cent over the 20 trading-day period ending on the day immediately preceding the date of this Agreement.

(B) “Closing Price” means the volume weighted average of the closing price of CUB Common Stock determined to one-one hundredth of one cent over the 20 trading-day period ending on the 10th day immediately preceding the Effective Time.

(C) “Per Share Merger Consideration” means the product of: (i) the Exchange Ratio and (ii) the Closing Price.

3.1.5 Merger Consideration. The Stock Consideration or the Adjusted Stock Consideration, as applicable, multiplied by the Closing Price is referred to herein as the “Merger Consideration.”

3.1.6 No fractional shares of CU Bancorp Common Stock will be issued, and in lieu thereof, each holder of PC Bancorp Common Stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price.

3.1.7 At the Effective Time, all shares of PC Bancorp Common Stock held by PC Bancorp or PCB in its treasury other than shares representing restricted shares of PC Bancorp Common Stock awarded in accordance with PC Bancorp Equity Plans (“Excluded Shares”) shall be canceled and shall cease to exist and no shares of CU Bancorp Common Stock shall be delivered in exchange therefor.

3.1.8 On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of PC Bancorp Common Stock (the “Certificates”) shall cease to have any rights as shareholders of PC Bancorp, except the right to receive the Per Share Stock Consideration set forth in this Section 3.1 for each such share held by them, provided, however, that Dissenting Shares shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in this Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL as set forth in Section 3.6 hereof.

3.1.9 Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of CU Bancorp Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made, if necessary, to provide the PC Bancorp shareholders with the equivalent value of the Merger Consideration set forth in this Section 3.1.

3.2	Exchange of Shares

3.2.1 Appointment of Exchange Agent. PC Bancorp and CU Bancorp hereby agree to appoint an Exchange Agent designated by CU Bancorp as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of PC Bancorp Common Stock into CU Bancorp Common Stock. Within four (4) Business Days AFTER THE LATER OF THE RECEIPT OF INFORMATION FROM PC BANCORP’S TRANSFER AGENT OR THE Effective Time, CU Bancorp shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) of a Certificate or Certificates, a letter of transmittal in form mutually agreed upon by CU Bancorp and PC Bancorp (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the CU Bancorp Common Stock (and cash in lieu of fractional shares) as provided in Section 3.1 hereof.

3.2.2 Surrender of Certificates. Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates (i) the Per Share Stock Consideration rounded down to the closest whole number and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 3.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than eight (8) Business Days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, CU Bancorp shall cause the Exchange Agent to distribute the Merger Consideration and cash as provided herein. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by CU Bancorp. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of CU Bancorp for all purposes from the Effective Time, except that CU Bancorp shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for CU Bancorp Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

3.2.3 Limit on Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of PC Bancorp of the shares of PC Bancorp Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 3.1 hereof.

3.2.4 If payment of the consideration pursuant to Section 3.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.5 CU Bancorp and the Exchange Agent shall be entitled to rely upon PC Bancorp’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, CU Bancorp and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.3	Treatment of PC Bancorp Options

3.3.1 All PC Bancorp Options are described in the PC Bancorp Disclosure Schedule and are issued and outstanding pursuant to the PC Bancorp Equity Plans described in the PC Bancorp Disclosure Schedule and the forms of agreements pursuant to which such PC Bancorp Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding grant agreements for PC Bancorp Options issued under PC Bancorp Equity Plans will be delivered to CU Bancorp promptly after execution of this Agreement.

3.3.2 Prior to and effective as of the Effective Time, PC Bancorp shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.3.2, the PC Bancorp Equity Plans and shall have provided written notice to each holder of a then outstanding PC Bancorp Option (whether or not such PC Bancorp Option is then vested or exercisable), that such PC Bancorp Option shall be, as of the date of such notice, be exercisable in full, that such PC Bancorp Option shall terminate at the Effective Time and that, if such PC Bancorp Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each PC Bancorp Option a cash payment in an amount equal to the excess of the Per Share Merger Consideration over the per share option exercise price of such PC Bancorp Option. CUB or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section on account of PC Bancorp Options such amounts as CUB or the Exchange Agent is required to deduct and withhold from such payment under the Code or any provision of state, local or foreign Tax law. PC Bancorp shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding PC Bancorp Option with regard to the cancellation of such PC Bancorp Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the PC Bancorp Equity Plans and all PC Bancorp Options issued thereunder shall terminate at the Effective Time and all payments to be made hereunder shall be made by PC Bancorp or CU Bancorp not later than thirty (30) Business Days after the Effective Time.

3.4	CU Bancorp Shares.

The shares of CU Bancorp Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of CU Bancorp Common Stock to be issued as provided in Section 3.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

3.5	Intentionally Omitted.

3.6	PC Bancorp Dissenting Shares

3.6.1 Any shares of PC Bancorp Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL. Any shares of CU Bancorp Common Stock comprising the Stock Consideration or the Adjusted Stock Consideration, as applicable, that would have been issued to the holders of Dissenting Shares but for the operation of this Section 3.6, will not be issued in the Merger and will be remain authorized and unissued shares of CU Bancorp Common Stock.

3.6.2 Notwithstanding the provisions of Section 3.6.1, if any holder of PC Bancorp Common Stock that demands, in accordance with Section 1301 of the CGCL, that PC Bancorp purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Stock Consideration set forth in Section 3.1 (without interest), upon surrender of the Certificate representing such shares in accordance with Section 3.2.2.

3.6.3 PC Bancorp shall give CU Bancorp and CUB: (i) prompt notice of its receipt of any written demands for purchase of any shares of PC Bancorp Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under the CGCL. PC Bancorp shall not, except with the prior written consent of CU Bancorp and CUB or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of PC Bancorp Common Stock, or offer to settle or settle any such demands.

3.7	CU Bancorp Dissenting Shares

Any shares of CUB Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“CU Dissenting Shares”) shall only be entitled to such rights as are granted under the CGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PC BANCORP AND PCB

4.1	General.

PC Bancorp and PCB jointly and severally represent and warrant to CU Bancorp and CUB that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the PC Bancorp Disclosure Schedule delivered by PC Bancorp and PCB to CU Bancorp and CUB on or prior to the date hereof, as amended pursuant to Section 6.6, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. PC Bancorp and PCB have made a good faith effort to ensure that the disclosure on each schedule of the PC Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the PC Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of PC Bancorp shall include the Knowledge of PCB.

4.2	Organization

4.2.1 PC Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly registered as a bank holding company under the BHCA. PC Bancorp has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2 PCB is a national banking association duly organized, validly existing and in good standing (to the extent required) under the laws of the United States of America. PCB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of PCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2.3 The respective minute books of PC Bancorp and PCB accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.4 Prior to the date of this Agreement, PC Bancorp has made available to CU Bancorp true and correct copies of the Articles of Incorporation and bylaws of PC Bancorp and the Articles of Association and bylaws of PCB.

4.3	Capitalization

4.3.1 The authorized capital stock of PC Bancorp consists of 10,000,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 3,657,770 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and there are no shares of preferred stock authorized. There are no shares of PC Bancorp Common Stock held by PC Bancorp in its treasury as treasury stock. Neither PC Bancorp nor PCB has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PC Bancorp Common Stock, or any other security of PC Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of PC Bancorp Common Stock or any other security of PC Bancorp other than shares issuable under the PC Bancorp Equity Plans. PC Bancorp Disclosure Schedule 4.3.1 sets forth (i) the name of each holder of options to purchase PC Bancorp Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.3.2 PC Bancorp Disclosure Schedule 4.3.2 sets forth a true and correct list of all of the Subsidiaries of PC Bancorp. Except for (i) its Subsidiaries, (ii) equity interests held in the investment portfolios of PCB, (iii) equity interests held by PCB in a fiduciary capacity, and (iv) equity interests held in connection with the lending activities of PCB, including stock in the Federal Reserve Bank, PC Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity. Except for the PC Bancorp Trust Preferred Securities, PC Bancorp owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of PC Bancorp, other than the Trust, is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3.3 To PC Bancorp’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PC Bancorp Common Stock, except as listed on PC Bancorp Disclosure Schedule 4.3.3.

4.3.4 The authorized capital stock of PCB consists of 10,000,000 shares of common stock, $4.00 par value per share, of which, as of the date of this Agreement, 1,167,161 shares are outstanding, validly issued, fully paid and assessable and free of preemptive rights, and there are no shares of preferred stock authorized. There are no shares of PCB Common Stock held by PCB in its treasury. PCB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PCB Common Stock, or any other security of PCB or any securities representing the right to vote, purchase or otherwise receive any shares of PCB Common Stock or any other security of PCB. All of the outstanding shares of PCB are owned by PC Bancorp.

4.4	Authority; No Violation

4.4.1 Each of PC Bancorp and PCB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PC Bancorp and PCB and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Boards of Directors of PC Bancorp and PCB, and no other corporate proceedings on the part of PC Bancorp, except for Shareholder Approvals and other actions contemplated by this Agreement such as the termination of certain PC Benefit Plans, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by PC Bancorp and PCB, and subject to approval by the shareholders of PC Bancorp and PCB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by CU Bancorp and CUB, constitutes the valid and binding obligation of PC Bancorp and PCB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

4.4.2 Except as listed on PC Bancorp Disclosure Schedule 4.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (A) the execution and delivery of this Agreement by PC Bancorp and PCB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by PC Bancorp and PCB with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of PC Bancorp or the Articles of Association or bylaws of PCB; (ii) to the Knowledge of PC Bancorp, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PC Bancorp or PCB or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PC Bancorp or PCB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which PC Bancorp or PCB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PC Bancorp and PCB taken as a whole.

4.5	Consents

Except as listed on PC Bancorp Disclosure Schedule 4.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the certificate of merger with the Secretary of State of the State of California, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CU Bancorp Common Stock pursuant to this Agreement and the Bank Holding Company Merger Agreement, and (e) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by PC Bancorp and PCB, and (y) the completion of the Merger and the transactions contemplated thereby. PC Bancorp and PCB have no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements

4.6.1 PC Bancorp has previously made available to CU Bancorp and CUB the Financial Statements of PC Bancorp. The Financial Statements of PC Bancorp have been prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of PC Bancorp and PCB on a consolidated basis as of and for the respective periods ending on the dates thereof, except as indicated in the notes thereto. The balance sheet of PC Bancorp as of December 31, 2010, and the related statements of operations, cash flow and changes in shareholders’ equity of PC Bancorp for the three (3) years then ended, audited by Vavrinek, Trine, Day and Co., and the unaudited balance sheet of PC Bancorp as of September 30, 2011, and the related unaudited statement of income, and changes in shareholders’ equity of PC Bancorp for the period then ended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6.2 At the date of each balance sheet included in the Financial Statements of PC Bancorp or the PC Bancorp Regulatory Reports, neither PC Bancorp nor PCB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements of PC Bancorp or PC Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3 Except as listed on PC Bancorp Disclosure Schedule 4.6.3, the records, systems, controls, data and information of PC Bancorp and PCB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PC Bancorp or PCB or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6.3. PC Bancorp: (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to PC Bancorp and PCB, is made known to the chief executive officer and the chief financial officer of PC Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to PC Bancorp’s outside auditors and the audit committee of PC Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect PC Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud of which PC Bancorp has Knowledge of, whether or not material, that involves management or other employees who have a significant role in PC Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to PC Bancorp’s auditors and audit committee and a copy has previously been made available to CU Bancorp and CUB. As of the date hereof, to the Knowledge of PC Bancorp, its chief executive officer and chief financial officer would be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification.

4.6.4 Since January 1, 2009: (i) to the Knowledge of PC Bancorp, no director, officer, employee, auditor, accountant or representative of PC Bancorp or PCB had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PC Bancorp or PCB or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PC Bancorp or PCB has engaged in questionable accounting or auditing practices; and (ii) no attorney representing PC Bancorp or PCB, whether or not employed by PC Bancorp or PCB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PC Bancorp or PCB or any of their respective officers, directors, employees or agents to the Board of Directors of PC Bancorp or PCB or any committee thereof or to any director or officer of PC Bancorp or PCB.

4.6.5 Since January 1, 2009, PC Bancorp and PCB have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Entity (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the OCC, the FDIC, the FRB, the SEC and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Entity with which they were filed. PC Bancorp has previously made available to CU Bancorp and CUB the PC Bancorp Regulatory Reports.

4.6.6 Since January 1, 2009, neither PC Bancorp nor PCB has incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on PC Bancorp or PCB.

4.6.7 Prior to the date of this Agreement, PC Bancorp and PCB have recognized and/or accrued the full payments due under the settlement agreement related to the Arizona lease.

4.7	Taxes

4.7.1 PC Bancorp and PCB have duly filed all federal, state and material local Tax Returns required to be filed by or with respect to PC Bancorp and PCB on or prior to the date of this Agreement, taking into account any extensions (all such returns, to PC Bancorp’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from PC Bancorp or PCB by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the date of this Agreement other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or

(iii) have not yet been fully determined. As of the date of this Agreement, PC Bancorp has received no written notice of, and to PC Bancorp’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of PC Bancorp or PCB, and no claim has been made by any authority in a jurisdiction where PC Bancorp or PCB does not file Tax Returns that PC Bancorp or any such Subsidiary is subject to Taxation in that jurisdiction. PC Bancorp and PCB have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. PC Bancorp and each of its Subsidiaries has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and PC Bancorp and each of its Subsidiaries, to PC Bancorp’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in PC Bancorp’s financial statements, and are properly reflected in such financial statements.

4.7.3 All estimated Taxes with respect to PC Bancorp have been or shall be timely paid in full.

4.7.4 No waivers of statutes of limitation have been given by or requested with respect to any of PC Bancorp’s Taxes.

4.7.5 PC Bancorp shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7.6 There are no liens on any of PC Bancorp or PCB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.7.7 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to PC Bancorp, and no such agreement or ruling has been applied for and is currently pending.

4.7.8 As a result of the Merger, PC Bancorp shall not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

4.7.9 PC Bancorp has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

4.7.10 PC Bancorp is not currently receiving any material tax benefit or credit or other favorable material Tax treatment that will not be extended and available to CUB following the Merger.

4.7.11 No written claim that could give rise to material Taxes has been made to PC Bancorp within the previous six years by a taxing authority in a jurisdiction where PC Bancorp does not file Tax Returns that PC Bancorp is or may be subjected to taxation in that jurisdiction.

4.7.12 PC Bancorp has made available to CUB correct and complete copies of (A) all income and franchise Tax Returns of PC Bancorp for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of PC Bancorp.

4.7.13 PC Bancorp has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.7.14 PC Bancorp has complied with all applicable information reporting withholding requirements.

4.7.15 PC Bancorp or any of its Subsidiaries have complied with the requirements of applicable law with respect to abandoned and unclaimed property.

4.7.16 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

4.7.17 PC Bancorp was not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

4.7.18 Since January 1, 2009, PC Bancorp has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of PC Bancorp.

4.7.19 PC Bancorp has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

4.7.20 PC Bancorp and PCB have not disclosed and have no Knowledge of any Uncertain Tax Positions that could be disclosed on the Schedule UTP (Form 1120), Uncertain Tax Position Statement, for the current Tax year or any prior Tax year.

4.8	No Material Adverse Effect

Except as set forth on PC Bancorp Disclosure Schedule 4.8, neither PC Bancorp nor PCB has suffered any Material Adverse Effect since January 1, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PC Bancorp or PCB, taken as a whole.

4.9	Material Contracts; Leases; Defaults

4.9.1 Except as set forth in PC Bancorp Disclosure Schedule 4.9.1, neither PC Bancorp nor PCB is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of PC Bancorp or PCB, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of PC Bancorp or PCB; (iii) any collective bargaining agreement with any labor union relating to employees of PC Bancorp or PCB; (iv) any agreement which by its terms limits the payment of dividends by PC Bancorp or PCB; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PC Bancorp or PCB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CU Bancorp or CUB; (vi) except for items listed on PC Bancorp Disclosure Schedule 4.16 and loans and other extensions of credit made by PCB in the ordinary course of its business, any other agreement, written or oral, that obligates PC Bancorp or PCB for the payment of more than $100,000 annually or for the payment of more than $250,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by PC Bancorp or PCB (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2 Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in PC Bancorp Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither PC Bancorp nor PCB is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.9.1 and 4.9.2 have been made available to CU Bancorp and CUB on or before the date hereof, are listed on PC Bancorp Disclosure Schedule 4.9.1 or on PC Bancorp Disclosure Schedule 4.9.2 and are in full force and effect on the date hereof and neither PC Bancorp nor PCB (nor, to the Knowledge of PC Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on PC

Bancorp Disclosure Schedule 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in PC Bancorp Disclosure Schedule 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which PC Bancorp or PCB is a party or under which PC Bancorp or PCB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in PC Bancorp Disclosure Schedule 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of PC Bancorp or PCB or upon the occurrence of a subsequent event; or (y) requires PC Bancorp or PCB to provide a benefit in the form of PC Bancorp Common Stock or determined by reference to the value of PC Bancorp Common Stock.

4.9.4 Since December 31, 2010, through and including the date of this Agreement, except as listed on PC Bancorp Disclosure Schedule 4.9.4, a copy which has been made available to CUB, neither PC Bancorp nor PCB has (i) except for (A) normal increases for employees (other than officers and directors) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to CU Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on PC Bancorp Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of PC Bancorp Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under PC Bancorp Equity Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income Tax purposes, (v) made any material change in the credit policies or procedures of PC Bancorp or PCB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of PC Bancorp or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

4.9.5 Except as of otherwise disclosed on PC Bancorp Disclosure Schedule 4.9.5, all payments due on the PC Bancorp Trust Preferred Securities and the Junior Subordinated Debt Securities have been paid in accordance with their respective terms.

4.9.6 Except as set forth on PC Bancorp Disclosure Schedule 4.9.6. neither PC Bancorp nor PCB is a party to any oral or written (A) consulting agreement not terminable without penalty on 30 days’ or less notice, (B) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PC Bancorp and PCB of the nature contemplated by this Agreement, (C) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (D) agreement containing covenants that limit the ability of either PC Bancorp or PCB to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, or (E) agreement which requires further payments over the remaining term of the contract in excess of $50,000.

4.10	Ownership of Property; Insurance Coverage

4.10.1 PC Bancorp and PCB have good and, as to real property, marketable title to all material assets and properties owned by PC Bancorp or each PC Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PC Bancorp Regulatory Reports and in the Financial Statements of PC Bancorp or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, or any transaction by an PC Bancorp Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Financial Statements of PC Bancorp. PC Bancorp and the PC Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by PC Bancorp and PCB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Financial Statements of PC Bancorp.

4.10.2 With respect to all material agreements pursuant to which PC Bancorp or PCB has purchased securities subject to an agreement to resell, if any, PC Bancorp or such PC Bancorp Subsidiary, as the case may be, has a lien or security interest (which to PC Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 PC Bancorp and PCB currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither PC Bancorp nor PCB, except as disclosed in PC Bancorp Disclosure Schedule 4.10.3(a), has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by PC Bancorp or PCB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years PC Bancorp and PCB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. PC Bancorp Disclosure Schedule 4.10.3(b) identifies all material policies of insurance maintained by PC Bancorp and PCB as well as the other matters required to be disclosed under this Section.

4.11	Legal Proceedings

Except as set forth in PC Bancorp Disclosure Schedule 4.11, neither PC Bancorp nor PCB is a party to any, and there are no pending or, to PC Bancorp’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PC Bancorp or PCB, (ii) to which PC Bancorp or PCB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PC Bancorp or PCB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on PC Bancorp.

4.12	Compliance With Applicable Law

4.12.1 To PC Bancorp’s Knowledge, each of PC Bancorp and PCB is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and neither PC Bancorp nor PCB has received any written notice to the contrary. The Board of Directors of PCB has adopted and PCB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 4.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 4.7, 4.13, 4.15 and 4.25, respectively.

4.12.2 Each of PC Bancorp and PCB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PC Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3 For the period beginning January 1, 2009, except as listed on PC Bancorp Disclosure Schedule 4.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), neither PC Bancorp nor PCB has received any written notification or, to PC Bancorp’s Knowledge, any other communication from any Bank Regulator (i) asserting that PC Bancorp or PCB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PC Bancorp or PCB; (iii) requiring, or threatening to require, PC Bancorp or PCB, or indicating that PC Bancorp or PCB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PC Bancorp or PCB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PC Bancorp or PCB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “PC Bancorp Regulatory Agreement”). Neither PC Bancorp nor PCB has consented to or entered into any PC Bancorp Regulatory Agreement that is currently in effect or that was in effect since January 1, 2009. The most recent regulatory rating given to PCB as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12.4 Since the enactment of the Sarbanes-Oxley Act, PC Bancorp has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. PC Bancorp Disclosure Schedule 4.12.4 sets forth, as of December 31, 2010, a schedule of all officers and directors of PC Bancorp and/or PC Bank who have outstanding loans from PC Bancorp or PCB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13	Employee Benefit Plans

4.13.1 PC Bancorp Disclosure Schedule 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by PC Bancorp or PCB in which any employee or former employee, consultant or former consultant or director or former director of PC Bancorp or PCB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “PC Bancorp Compensation and Benefit Plans”). Except as set forth in PC Bancorp Disclosure Schedule 4.13.1, neither PC Bancorp nor PCB has any commitment to create any additional PC Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing PC Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

4.13.2 To the Knowledge of PC Bancorp, each PC Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each PC Bancorp Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of PC Bancorp, threatened action, suit or claim relating to any of the PC Bancorp Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of PC Bancorp and PCB, neither PC Bancorp nor PCB has engaged in a transaction, or omitted to take any action, with respect to any PC Bancorp Compensation and Benefit Plan that would reasonably be expected to subject PC Bancorp or PCB to an unpaid Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3 Neither PC Bancorp nor PCB maintains any defined benefit pension plan. To the Knowledge of PC Bancorp, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any PC Bancorp Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with PC Bancorp under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”) (such plan being referred to as an “ERISA Affiliate Plan”). Neither PC Bancorp, PCB, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 All material contributions required to be made under the terms of any PC Bancorp Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PC Bancorp or PCB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PC Bancorp’s consolidated financial statements to the extent required by GAAP. PC Bancorp and PCB have expensed and accrued as a liability the present value of future benefits under each applicable PC Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Neither PC Bancorp nor PCB has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any PC Bancorp Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law to any employee or director. There has been no communication to employees by PC Bancorp or PCB that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 PC Bancorp and PCB do not maintain any PC Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 With respect to each PC Bancorp Compensation and Benefit Plan, if applicable, PC Bancorp has provided or made available to CU Bancorp copies of the: (A) plan documents, administrative forms, any loan documents under an PC Bancorp employee stock ownership plan, Trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (H) ESOP allocation and suspense account records for the past three years; and (I) copies of all equity grant agreements.

4.13.8 Except as listed on PC Bancorp Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any PC Bancorp Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any PC Bancorp Compensation and Benefit Plan.

4.13.9 Neither PC Bancorp nor PCB maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for Tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10 To the Knowledge of PC Bancorp, the consummation of the Merger and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of PC Bancorp or PCB to any actual or deemed payment (or benefit) which could constitute an excess “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in PC Bancorp Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the PC Bancorp Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 PC Bancorp Disclosure Schedule 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees (full or part-time) of PCB or PC Bancorp, their title and rate of salary, and their date of hire. PC Bancorp Disclosure Schedule 4.13.12(b) also sets forth any changes to any PC Bancorp Compensation and Benefit Plan since December 31, 2010.

4.14	Brokers, Finders and Financial Advisors

Neither PC Bancorp nor PCB, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of The Findley Group and Vining Sparks IBG, LP by PC Bancorp and the fee payable pursuant thereto.

4.15	Environmental Matters

4.15.1 Except as may be set forth in PC Bancorp Disclosure Schedule 4.15, with respect to PC Bancorp and PCB:

(A) To PC Bancorp’s Knowledge, the PC Bancorp Participation Facilities and the PCB Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B) PC Bancorp has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to PC Bancorp’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against it or PCB or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or PCB or any Participation Facility;

(C) PC Bancorp has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to PC Bancorp’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or PC Bancorp or PCB with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or PCB or any Participation Facility;

(D) To PC Bancorp’s Knowledge, with respect to the properties currently owned or operated by PC Bancorp or PCB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither PC Bancorp nor PCB during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To PC Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by PC Bancorp or PCB or any Participation Facility, and to PC Bancorp’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by PC Bancorp or PCB or any Participation Facility; and

(G) To PC Bancorp’s Knowledge, during the period of (s) PC Bancorp’s or PCB’ ownership or operation of any of their respective current properties or (t) PC Bancorp’s or PCB’ participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To PC Bancorp’s Knowledge, prior to the period of (x) PC Bancorp’s or PCB’ ownership or operation of any of their respective current properties or (y) PC Bancorp’s or PCB’ participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2 “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in active management with the authority to make decisions and take actions without the need for approval by third parties.

4.16	Loan Portfolio

4.16.1 The allowance for loan losses reflected in PC Bancorp’s audited consolidated balance sheet at December 31, 2010 was, and the allowance for loan losses shown for periods ending after December 31, 2010 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements.

4.16.2 Except as set forth on PC Bancorp Disclosure Schedule 4.16.2(a), PC Bancorp has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to PC Bancorp’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or PCB relating to any withdrawn loan commitment, termination of a loan or potential borrower. PC Bancorp Disclosure Schedule 4.16.2(b) sets forth a listing, as of the most recently available date, by account, of (x) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, or (4) where a specific reserve allocation exists in connection therewith, and (y) all assets classified by PCB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of PC Bancorp and PCB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of PC Bancorp’s or PCB’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of PC Bancorp, the loans, discounts and the accrued interest reflected on the books of PC Bancorp and PCB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by PC Bancorp or PCB free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17	Securities Laws

At no time during the years ended December 31, 2010, 2009 or 2008 was PC Bancorp required to file reports with the SEC pursuant to the Securities Laws, including but not limited to Annual Reports on Form 10-K or a registration statement on Form 10 or such other form as may have been applicable.

4.18	Related Party Transactions

PC Bancorp Disclosure Schedule 4.18 sets forth all transactions, including any loan or other credit accommodation, with any Affiliate of PC Bancorp or PCB. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of PC Bancorp or PCB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither PC Bancorp nor PCB has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by PC Bancorp is inappropriate.

4.19	Deposits

Except as set forth in PC Bancorp Disclosure Schedule 4.19, none of the Deposits of PCB is a Brokered Deposit.

4.20	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of PC Bancorp Common Stock is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of PC Bancorp to the contrary. There are no other classes of stock of PC Bancorp which are entitled to vote to approve this Agreement and the Merger.

4.21	Registration Obligations

Neither PC Bancorp nor PCB is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22	Risk Management Instruments

Except as set forth in PC Bancorp Disclosure Schedule 4.22, neither PC Bancorp nor PCB is a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of PC Bancorp or PCB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. PC Bancorp and PCB have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to their Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.23	Fairness Opinion

PC Bancorp has received a written opinion from Vining Sparks to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of PC Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24	Intellectual Property

PC Bancorp Disclosure Schedule 4.24 sets forth a true and complete list of all material (a) trademark registrations and applications, (b) service mark registrations and applications, (c) unregistered trademarks and service marks, and (d) Internet domain names owned, used or held for use in connection with the business of the PC Bancorp or PCB. PC Bancorp and PCB own or, to PC Bancorp or PCB’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks used in their business, each without payment (except as set forth in PC Bancorp Disclosure Schedule 4.24), and neither PC Bancorp nor PCB has received any notice of conflict with respect thereto that asserts the rights of others. PC Bancorp and PCB have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which PC Bancorp and PCB are a party relating to any of the foregoing. To the Knowledge of PC Bancorp and PCB, the conduct of the business of PC Bancorp and PCB as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25	Labor Matters

PC Bancorp and PCB are in compliance in all material respects with all applicable federal and California or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hour, and have not and are not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”); (ii) no unfair labor practice charge or complaint against PC Bancorp or PCB is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of PC Bancorp or PCB threatened against or involving PC Bancorp or PCB; (iv) to PC Bancorp or PCB’s Knowledge, no representation question exists respecting the employees of PC Bancorp or PCB; (v) no collective bargaining agreement is currently being negotiated by PC Bancorp and PCB and PC Bancorp and PCB are not and have not been a party to a collective bargaining agreement; (vi) PC Bancorp or PCB are not experiencing and have not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of PC Bancorp or PCB currently threatened; (viii) Neither PC Bancorp nor PCB have any Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against either of them; (ix) Neither PC Bancorp or PCB has any wage and hour claim or investigation pending before or by any Governmental Entity, and to their Knowledge no such claim or investigation has been threatened; (x) Neither PC Bancorp nor PCB has had any occupation health and safety claims against it; (xi) PC Bancorp and PCB are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) there has been no “mass layoff” or “plant closing” by PC Bancorp or PCB as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. Neither PC Bancorp nor PCB has ever been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to their knowledge is any such proceeding pending or threatened.

4.26	Regulatory Orders

Except as listed on PC Bancorp Disclosure Schedule 4.26, neither PC Bancorp nor PCB is subject to any formal or informal order, agreement or understanding issued by a Bank Regulator or other Governmental Entity nor is such order, agreement or understanding pending.

4.27	Accurate Disclosure

4.27.1 None of the information supplied or to be supplied by PC Bancorp for inclusion in the Registration Statement or the Proxy Statement - Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Registration Statement and Proxy Statement - Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of PC Bancorp, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of the PC Bancorp or the CUB Shareholders’ Meeting.

4.27.2 PC Bancorp agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of PC Bancorp or PCB will fairly present the financial position of PC Bancorp or PCB, respectively and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, PC Bancorp makes no representation or warranty with respect to any information supplied by CU Bancorp.

4.27.3 Due Diligence. Prior to execution of this Agreement, PC Bancorp has provided CUB with all material information regarding PC Bancorp and PCB requested in CUB’s various due diligence requests and as requested by CUB.

4.28	Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, neither PC Bancorp nor PCB make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CU BANCORP AND CUB

5.1	General

CU Bancorp and CUB jointly and severally represent and warrant to PC Bancorp and PCB that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the CUB Disclosure Schedule delivered by CU Bancorp and

CUB to PC Bancorp and PCB on the date hereof, as amended pursuant to Section 7.6, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. CU Bancorp and CUB have made a good faith effort to ensure that the disclosure on each schedule of the CUB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the CUB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of CU Bancorp shall include the Knowledge of CUB.

5.2	Organization

5.2.1 CU Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CU Bancorp has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 CUB is a California state-chartered banking corporation, validly existing and in good standing (to the extent required) under the laws of the State of California. CUB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of CUB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.2.3 The respective minute books of CU Bancorp and CUB accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.4 Prior to the date of this Agreement, CU Bancorp has made available to PC Bancorp true and correct copies of the Articles of Incorporation and bylaws of CU Bancorp and the Articles of Incorporation and bylaws of CUB.

5.3	Capitalization

5.3.1 The authorized capital stock of CU Bancorp consists of 75,000,000 shares of common stock, without par value per share, of which, as of the date of this Agreement, 100 shares are outstanding, and 50,000,000 shares of preferred stock, no par value per share, of which there are no shares issued and outstanding. There are no shares of CU Bancorp Common Stock held by CU Bancorp in its treasury. Neither CU Bancorp nor CUB has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CU Bancorp Common Stock, or any other security of CU Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of CU Bancorp Common Stock or any other security of CU Bancorp.

5.3.2 The authorized capital stock of CUB consists of 30,000,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 6,950,098 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 20,000,000 shares of preferred stock, no par value per share, of which there are no shares issued and outstanding. There are no shares of CUB Common Stock held by CUB in its treasury. CUB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CUB Common Stock, or any other security of CUB or any securities representing the right to vote, purchase or otherwise receive any shares of CUB Common Stock or any other security of CUB other than shares issuable under the CUB Equity Plans. CUB Disclosure Schedule 5.3.2 sets forth the name of each holder of options to purchase CUB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

5.3.3 To CUB’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CUB Common Stock, except as listed on CUB Disclosure Schedule 5.3.3.

5.4	Authority; No Violation

5.4.1 Each of CU Bancorp and CUB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CU Bancorp and CUB and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Boards of Directors of CU Bancorp and CUB, and no other corporate proceedings on the part of CU Bancorp and CUB, except for Shareholders Approvals, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by CU Bancorp and CUB, and subject to approval by the shareholders of CU Bancorp and CUB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by PC Bancorp and PCB, constitutes the valid and binding obligation of CU Bancorp and CUB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

5.4.2 Except as listed on CUB Disclosure Schedule 5.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (A) the execution and delivery of this Agreement by CU Bancorp and CUB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by CU Bancorp and CUB with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of CU Bancorp or the Articles of Incorporation or bylaws of CUB; (ii) to the Knowledge of CU Bancorp, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CU Bancorp or CUB or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CU Bancorp or CUB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CU Bancorp or CUB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CU Bancorp and CUB taken as a whole.

5.5	Consents

Except as listed on CUB Disclosure Schedule 5.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the certificate of merger with the Secretary of State of the State of California, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CU Bancorp Common Stock pursuant to this Agreement and the Bank Holding Company Merger Agreement, and (e) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CU Bancorp and CUB, and (y) the completion of the Merger and the transactions contemplated thereby. CU Bancorp and CUB have no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6	Financial Statements

5.6.1 CUB has previously made available to PC Bancorp and PCB the CUB Regulatory Reports. The CUB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.2 CUB has previously made available to PC Bancorp and PCB the Financial Statements of CUB. The Financial Statements of CUB have been prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the financial position, results of operations and cash flows of CUB as of and for the respective periods ending on the dates thereof, except as indicated in the notes thereto. The balance sheet of CUB as of December 31, 2010, and the related statements of operations, cash flow and changes in shareholders’ equity of CUB for the three (3) years then ended, audited by McGladrey & Pullen, LLP, and the unaudited balance sheet of CUB as of September 30, 2011, and the related unaudited statement of income, and changes in shareholders’ equity of CUB for the period then ended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.6.3 At the date of each balance sheet included in the Financial Statements of CUB or the CUB Regulatory Reports, CUB has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements of CUB or CUB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.4 Except as listed on CUB Disclosure Schedule 5.6.4, the records, systems, controls, data and information of CU Bancorp and CUB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CU Bancorp or CUB or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.6.4. CUB: (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CUB, is made known to the chief executive officer and the chief financial officer of CUB by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to CUB’s outside auditors and the audit committee of CUB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect CUB’s ability to record, process, summarize and report financial information and (ii) any fraud of which CUB has Knowledge of, whether or not material, that involves management or other employees who have a significant role in CUB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to CUB’s auditors and audit committee and a copy has previously been made available to PC Bancorp and PCB. As of the date hereof, to the Knowledge of CUB, its chief executive officer and chief financial officer would be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification.

5.6.5 Since January 1, 2009: (i) to the Knowledge of CUB, no director, officer, employee, auditor, accountant or representative of CUB had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CUB or its internal accounting controls, including any material complaint, allegation, assertion or claim that CUB has engaged in questionable accounting or auditing practices; and (ii) no attorney representing CUB, whether or not employed by CUB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CUB or any of their respective officers, directors, employees or agents to the Board of Directors CUB or any committee thereof or to any director or officer of CUB.

5.6.6 Since January 1, 2009, CUB has timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FDIC, the DFI, the SEC and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Entity with which they were filed.

5.6.7 Since January 1, 2009, CUB has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on CUB.

5.6.8 CU Bancorp was only recently organized on November 16, 2011 under the laws of the State of California to serve, upon consummation of the several transactions herein contemplated and subject to all necessary Regulatory Approvals and Shareholder Approvals, as the bank holding company for CUB, PCB and the Surviving Bank under the Bank Holding Company Act, and as of the date of this Agreement, has only minimal assets and no liabilities.

5.7	Taxes

5.7.1 CUB has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to CUB on or prior to the date of this Agreement, taking into account any extensions (all such returns, to CUB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from CUB by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the date of this Agreement other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth on Schedule 5.7.1, as of the date of this Agreement, CUB has received no written notice of, and to CUB’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of CUB, and no claim has been made by any authority in a jurisdiction where CUB does not file Tax Returns that CUB is subject to Taxation in that jurisdiction. CUB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. CUB has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CUB, to its Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in CUB’s financial statements, and are properly reflected in such financial statements.

5.7.3 All estimated Taxes with respect to CUB have been or shall be timely paid in full.

5.7.4 Except as set forth in Schedule 5.7.4, no waivers of statutes of limitation have been given by or requested with respect to any of CUB’s Taxes.

5.7.5 CUB shall not be required as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

5.7.6 There are no liens on any of CUB or PCB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

5.7.7 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to CUB, and no such agreement or ruling has been applied for and is currently pending.

5.7.8 CUB is not currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to CUB following the Merger.

5.7.9 No written claim that could give rise to material Taxes has been made to CUB within the previous six years by a Taxing authority in a jurisdiction were CUB does not file Tax Returns that CUB is or may be subjected to Taxation in that jurisdiction.

5.7.10 CUB has made available to PC Bancorp correct and complete copies of (A) all income and franchise Tax Returns of CUB for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of CUB.

5.7.11 CUB has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.7.12 Except as set forth in Schedule 5.7.14, since January 1, 2009, CUB has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of CUB.

5.7.13 Except as set forth in Schedule 5.7.15, CUB has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

5.7.14 CUB has not disclosed and has no Knowledge of any Uncertain Tax Positions that would be disclosed on the Schedule UTP (Form 1120), Uncertain Tax Position Statement, for the current Tax year or any prior Tax year.

5.8	No Material Adverse Effect

CUB has not suffered any Material Adverse Effect since January 1, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CUB.

5.9	Material Contracts; Leases; Defaults

5.9.1 Except as set forth in CUB Disclosure Schedule 5.9.1, neither CU Bancorp nor CUB is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of CU Bancorp or CUB, except for “at will” arrangements, (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of CU Bancorp or CUB, (iii) any collective bargaining agreement with any labor union relating to employees of CU Bancorp or CUB, (iv) any agreement which by its terms limits the payment of dividends by CU Bancorp or CUB, (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CU Bancorp or CUB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CU Bancorp or CUB, or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CU Bancorp or CUB (it being understood that any non-compete or similar provision shall be deemed material).

5.9.2 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.9.1 have been made available to PC Bancorp and PCB on or before the date hereof, are listed on CUB Disclosure Schedule 5.9.1 and are in full force and effect on the date hereof and neither CU Bancorp nor CUB (nor, to the Knowledge of CU Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on CUB Disclosure Schedule 5.9.2(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in CUB Disclosure Schedule 5.9.2(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CU Bancorp or CUB is a party or under which CU Bancorp or CUB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in CUB Disclosure Schedule 5.9.2(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CU Bancorp or CUB or upon the occurrence of a subsequent event; or (y) requires CU Bancorp or CUB to provide a benefit in the form of CU Bancorp Common Stock or determined by reference to the value of CU Bancorp Common Stock.

5.9.3 Except as set forth on CUB Disclosure Schedule 5.9.3. CUB is not a party to any oral or written (i) consulting agreement not terminable without penalty on 45 days’ or less notice, (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CU Bancorp and CUB of the nature contemplated by this Agreement, (iii) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (iv) agreement containing covenants that limit the ability of either CU Bancorp or CUB to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, or (v) agreement which requires further payments over the remaining term of the contract in excess of $250,000.

5.9.4 Since January 1, 2011, through and including the date of this Agreement, except as listed on CU Bancorp Disclosure Schedule 5.9.4, a copy which has been made available to PC Bancorp, CUB has not (i) made any material election for federal or state income Tax purposes, (ii) made any material change in the credit policies or procedures of CUB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (iii) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (iv) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (v) changed any accounting methods, principles or practices of CUB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, or (vi) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

5.10	Ownership of Property; Insurance Coverage

5.10.1 CU Bancorp and CUB have good and, as to real property, marketable title to all material assets and properties owned by CU Bancorp or each CU Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CUB Regulatory Reports and in the Financial Statements of CUB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, or any transaction by an CU Bancorp Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Financial Statements of CUB. CU Bancorp and the CU Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CU Bancorp and CUB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in notes to the Financial Statements of CUB.

5.10.2 With respect to all material agreements pursuant to which CU Bancorp or CUB has purchased securities subject to an agreement to resell, if any, CU Bancorp or such CU Bancorp Subsidiary, as the case may be, has a lien or security interest (which to CU Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3 CUB currently maintains insurance it considers to be reasonable for its respective operations. CUB, except as disclosed in CUB Disclosure Schedule 5.10.3(a), has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. Except as disclosed in CUB Disclosure Schedule 5.10.3(b) there are presently no material claims pending under such policies of insurance and no notices have been given by CUB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years CUB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CUB Disclosure Schedule 5.10.3(c) identifies all material policies of insurance maintained by CUB as well as the other matters required to be disclosed under this Section.

5.11	Legal Proceedings

Except as set forth in CUB Disclosure Schedule 5.11, neither CU Bancorp nor CUB is a party to any, and there are no pending or, to CU Bancorp’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CU Bancorp or CUB, (ii) to which CU Bancorp or CUB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of CU Bancorp or CUB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on CU Bancorp.

5.12	Compliance With Applicable Law

5.12.1 To CU Bancorp’s Knowledge, each of CU Bancorp and CUB is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and neither CU Bancorp nor CUB has received any written notice to the contrary. The Board of Directors of CUB has adopted and CUB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 5.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 5.7, 5.13, 5.15 and 5.26, respectively.

5.12.2 Each of CU Bancorp and CUB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CU Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

5.12.3 For the period beginning January 1, 2009, except as listed on CUB Disclosure Schedule 5.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), neither CU Bancorp nor CUB has received any written notification or, to CU Bancorp’s Knowledge, any other communication from any Bank Regulator (i) asserting that CUB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CUB, (iii) requiring, or threatening to require, CUB, or indicating that CUB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CUB, including without limitation any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CUB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CUB Regulatory Agreement”). CUB has not consented to or entered into any CUB Regulatory Agreement that is currently in effect or that was in effect since January 1, 2009. The most recent regulatory rating given to CUB as to compliance with the CRA is “Satisfactory” or better.

5.12.4 Since the enactment of the Sarbanes-Oxley Act, CUB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. CUB Bancorp Disclosure Schedule 5.12.4 sets forth, as of January 1, 2011, a schedule of all officers and directors of CUB who have outstanding loans from CUB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

5.13	Employee Benefit Plans

5.13.1 CUB Disclosure Schedule 5.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by CUB in which any employee or former employee, consultant or former consultant or director or former director of CUB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CUB Compensation and Benefit Plans”). Except as set forth in CUB Disclosure Schedule 5.13.1, CUB does not have any commitment to create any additional CUB Compensation and Benefit Plan or to materially modify, change or renew any existing CUB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

5.13.2 To the Knowledge of CU Bancorp, each CUB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each CUB Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of CU Bancorp, threatened action, suit or claim relating to any of the CUB Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of CU Bancorp and CUB, neither CU Bancorp nor CUB has engaged in a transaction, or omitted to take any action, with respect to any CUB Compensation and Benefit Plan that would reasonably be expected to subject CU Bancorp or CUB to an unpaid Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.13.3 CUB does not maintain any defined benefit pension plan. To the Knowledge of CU Bancorp, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any CUB Compensation and Benefit Plan, or an ERISA Affiliate Plan. Neither CUB nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

5.13.4 All material contributions required to be made under the terms of any CUB Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which CUB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on the Financial Statements of CUB to the extent required by GAAP. CUB has expensed and accrued as a liability the present value of future benefits under each applicable CUB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13.5 CUB does not have any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any CUB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law to any employee or director. There has been no communication to employees by CUB that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

5.13.6 CUB does not maintain any CUB Compensation and Benefit Plans covering employees who are not United States residents.

5.13.7 With respect to each CUB Compensation and Benefit Plan, if applicable, CUB has provided or made available to PC Bancorp copies of the: (i) plan documents, administrative forms, any loan documents under an CUB employee stock ownership plan, trust instruments and insurance contracts, (ii) three most recent Forms 5500 as filed, (iii) three most recent actuarial reports and financial statements, (iv) most recent summary plan description, (v) most recent determination letter issued by the IRS, (vi) any Form 5310 or Form 5330 filed with the IRS within the last three years, (vii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), (viii) ESOP allocation and suspense account records for the past three years, and (ix) copies of all equity grant agreements.

5.13.8 Except as listed on CUB Disclosure Schedule 5.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any CUB Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any CUB Compensation and Benefit Plan.

5.13.9 CUB does not presently maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for Tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.13.10 To the Knowledge of CU Bancorp, the consummation of the Merger and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of CU Bancorp or CUB to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

5.13.11 Except as disclosed in CUB Disclosure Schedule 5.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the CUB Compensation and Benefit Plans or otherwise as of the date hereof.

5.14	Brokers, Finders and Financial Advisors

Neither CU Bancorp nor CUB, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Hovde Financial, Inc. by CUB and the fee payable pursuant thereto.

5.15	Environmental Matters

5.15.1 Except as may be set forth in CUB Disclosure Schedule 5.15, with respect to CU Bancorp and CUB:

(A) To CU Bancorp’s Knowledge, the CUB Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B) CUB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to CU Bancorp’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against it or CUB or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or CUB or any Participation Facility;

(C) CUB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to CU Bancorp’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or CUB with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or CUB or any Participation Facility;

(D) To CU Bancorp’s Knowledge, with respect to the properties currently owned or operated by CUB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) CUB has not, during the past five years, received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To CU Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CUB or any Participation Facility, and to CU Bancorp’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by CUB or any Participation Facility; and

(G) To CU Bancorp’s Knowledge, during the period of (s) CUB’ ownership or operation of any of its current properties or (t) CUB’ participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To CU Bancorp’s Knowledge, prior to the period of (x) CUB’ ownership or operation of any of its current properties or (y) CUB’ participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

5.16	Loan Portfolio

5.16.1 The allowance for loan losses reflected in CUB’s audited balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in CUB’s Securities Documents for periods ending after December 31, 2010 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements.

5.16.2 Except as set forth on CUB Disclosure Schedule 5.16.2(a), CU Bancorp has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CU Bancorp’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or CUB relating to any withdrawn loan commitment, termination of a loan or potential borrower. CUB Disclosure Schedule 5.16.2(b) sets forth a listing, as of the most recently available date, by account, of (x) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, or (4) where a specific reserve allocation exists in connection therewith, and (y) all assets classified by CUB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.3 All loans receivable (including discounts) and accrued interest entered on the books of CU Bancorp and CUB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CUB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of CU Bancorp, the loans, discounts and the accrued interest reflected on the books of CU Bancorp and CUB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CUB free and clear of any liens.

5.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.17	Securities Law Documents

CUB has timely filed with the FDIC (i) annual reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008 and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2010, 2009 and 2008. Such reports and proxy materials complied, at the time filed with the FDIC, in all material respects, with the Securities Laws.

5.18	Related Party Transactions

CUB Disclosure Schedule 5.18 sets forth all transactions, including any loan or other credit accommodation, with any Affiliate of CUB existing as of September 30, 2011. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CUB is presently in default or, since January 1, 2011, has been in default or has been restructured, modified or extended. CUB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CUB is inappropriate.

5.19	Deposits

Except as set forth in CUB Disclosure Schedule 5.19, none of the Deposits of CUB is a Brokered Deposit.

5.20	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of CUB Common Stock is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of CUB to the contrary. There are no other classes of stock of CU Bancorp which are entitled to vote to approve this Agreement and the Merger.

5.21	Registration Obligations

Neither CU Bancorp nor CUB is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.22	Risk Management Instruments

Except as set forth on CUB Disclosure Schedule 5.22, neither CU Bancorp nor CUB is a party to nor has it agreed to enter into a Derivatives Contract or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of CU Bancorp or CUB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. CU Bancorp and CUB have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to their Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.23	Fairness Opinion

CU Bancorp has received a written opinion from Hovde Financial, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid to the shareholders of PC Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.24	Intellectual Property

To the Knowledge of CUB, the conduct of the business of CUB as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.25	Intentionally Omitted

5.26	Labor Matters

Except as set forth on CUB Disclosure Schedule 5.26, CU Bancorp and CUB are in compliance in all material respects with all applicable federal and California or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hour, and have not and are not engaged in any unfair labor practice as determined by the NLRB; (ii) no unfair labor practice charge or complaint against CU Bancorp or CUB is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of CU Bancorp or CUB threatened against or involving CU Bancorp or CUB; (iv) to CU Bancorp or CUB’s Knowledge, no representation question exists respecting the employees of CU Bancorp or CUB; (v) no collective bargaining agreement is currently being negotiated by CU Bancorp or CUB and CU Bancorp and CUB are not and have not been a party to a collective bargaining agreement; (vi) CU Bancorp or CUB are not experiencing and have not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of CU Bancorp or CUB currently threatened; (viii) Neither CU Bancorp nor CUB have any Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against either of them; (ix) Neither CU Bancorp nor CUB has any wage and hour claim or investigation pending before or by any Governmental Entity, and to their Knowledge no such claim or investigation has been threatened; (x) Neither CU Bancorp nor CUB has had any occupation health and safety claims against it; (xi) CU Bancorp and CUB are in compliance in all material respects with the terms and provisions of the Immigration Laws; and (xii) there has been no “mass layoff” or “plant closing” by CU Bancorp or CUB as defined in the WARN Act or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. Neither CU Bancorp nor CUB has ever been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to their knowledge is any such proceeding pending or threatened.

5.27	Regulatory Orders

Except as listed on CUB Disclosure Schedule 5.27, CUB is not subject to any formal or informal order, agreement or understanding issued by a Bank Regulator or other Governmental Entity nor is such order, agreement or understanding pending.

5.28	Accurate Disclosure

5.28.1 None of the information supplied or to be supplied by CUB for inclusion in the Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of CU Bancorp or CUB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of CU Bancorp or CUB or the CUB Shareholders’ Meeting.

5.28.2 CUB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of CUB will fairly present the financial position of CUB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, CUB makes no representation or warranty with respect to any information supplied by PC Bancorp or PCB.

5.28.3 Due Diligence. Prior to execution of this Agreement, CUB has provided PC Bancorp with all material information regarding CUB requested in PC Bancorp’s various due diligence requests and as requested by PC Bancorp.

5.29	Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, neither CU Bancorp nor CUB make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE VI

COVENANTS OF PC BANCORP

6.1	Conduct of Business

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or with the prior written consent of CU Bancorp and CUB, which consent shall not be unreasonably withheld, , PC Bancorp and PCB will:

(A) operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(B) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(C) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(D) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(E) maintain their respective rights and franchises; and voluntarily take no action which would (i) result in PC Bancorp or PCB incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under this Agreement;

(F) maintain PCB’s ALLL substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, only);

(G) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its regulators;

(H) give notice to and consult with CUB prior to hiring any employees or independent contractors;

(I) give notice to and consult with CUB before acquiring any security or investment for the PC Bancorp or PCB investment portfolio with a term of over one year;

(J) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business; and

(K) use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice and, from and after the date of this Agreement to the Closing Date, provide CU Bancorp and CUB by no later than the 15th day of each month, a written report setting forth all loans classified as “Substandard,” “Doubtful,” “Loss and “Other Loans Especially Mentioned.”

6.1.2 Negative Covenants. PC Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in PC Bancorp Disclosure Schedule 6.1.2, or with the prior written consent of CU Bancorp and CUB which will not be unreasonably withheld , it will not, and it will cause PCB not to:

(A) change or waive any provision of the Articles of Incorporation or bylaws of PC Bancorp or the Articles of Association or bylaws of PCB, except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the PC Voting Agreement and the PC Non-Competition and Non-Solicitation Agreement;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of PC Bancorp Common Stock, or PCB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PC Bancorp Equity

Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that PC Bancorp may (i) issue shares of PC Bancorp Common Stock upon the valid exercise, in accordance with the information set forth in PC Bancorp Disclosure Schedule 4.3.1, of presently outstanding PC Bancorp Options issued under the PC Bancorp Equity Plans and (ii) pay dividends in respect of the capital stock of PCB to PC Bancorp; provided, however, that notwithstanding anything contained in the immediately foregoing, PC Bancorp may declare and pay not more than a two percent (2%) aggregate stock dividend (in the form of PC Bancorp Common Stock) on the outstanding shares of PC Bancorp Common Stock at any time prior to the Effective Time;

(C) terminate any outstanding stock options with the exception of options expiring in December 2011 or options otherwise expiring by their own terms;

(D) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation);

(E) other than the closure of the automatic teller machine located at 2400 E. Katella Avenue, Anaheim, California 92806, make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on PC Bancorp Disclosure Schedules 4.9.1 and 4.13.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees in excess of 3% annually, provided however, that PC Bancorp and/or PCB shall not authorize and/or effectuate pay increases with respect to 2011 and shall only authorize and effectuate pay increases in 2012 not more frequently than one time per employee. Neither PC Bancorp nor PCB shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that PC Bancorp or PCB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(G) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(H) merge or consolidate PC Bancorp or PCB with any other corporation; sell or lease all or any substantial portion of the assets or business of PC Bancorp or PCB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PC Bancorp or PCB and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any PC Bancorp Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I) sell or otherwise dispose of the capital stock of PC Bancorp or PCB or sell or otherwise dispose of any asset of PC Bancorp or PCB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1; except for transactions with the Federal Reserve System and Federal Home Loan Bank of San Francisco, subject any asset of PC Bancorp or PCB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) intentionally take any action which would result in any of the representations and warranties of PC Bancorp or PCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(K) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PC Bancorp or PCB;

(L) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which PC Bancorp or PCB is a party, other than in the ordinary course of business, consistent with past practice;

(M) (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in subsection (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one (1) year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, PC Bancorp or PCB may purchase investment securities if, within three (3) Business Days after PC Bancorp or PCB requests in writing (which shall describe in detail the investment securities to be purchased, the due diligence performed on the security and the price thereof) that CUB consent to the making of any such purchase, CUB has approved such request in writing or has not responded in writing to such request.

(N) (i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of PC Bancorp, and of its Subsidiaries or their respective successors after the Merger;

(O) except for commitments issued or proposals pending prior to the date of this Agreement and which have been disclosed on the PC Bancorp Disclosure Schedule 6.1.2(O), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $250,000 for a new customer or $500,000 for any existing customer without submitting complete loan package information to the Chief Credit Officer of CUB (or her designee) for review with a right of comment at least three (e) full Business Days prior to taking such action. If after three (3) Business Days CUB has not responded in writing to such request, such loans may be granted in PCB’s discretion. In addition, CUB shall be given the same right of review with respect to the following: (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers whose credit exposure with CUB, PC Bancorp and PCB, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in any property located outside of California; and (iii) any construction loan;

(P) make any loan or other extension of credit, loan commitment or letter of credit or similar commitment or renewal or extension thereof to any Person that is graded less than “pass” without submitting a complete loan package information to the chief credit officer of CUB for review with a right of comment at least three (3) full Business Days prior to taking such action. If after three (3) Business Days CUB has not responded in writing to such request, such loans may be granted in PCB’s discretion.

(Q) except as set forth on the PC Bancorp Disclosure Schedule 6.1.2(Q), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(R) enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(S) incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with PC Bancorp and PCB’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(T) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(U) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(V) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any PC Bancorp Equity Plan;

(W) except as set forth in PC Bancorp Disclosure Schedule 6.1.2(W), make any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(X) except as set forth in PC Bancorp Disclosure Schedule 6.1.2(X), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(Y) acquire a participation interest in any new loan or sell any participation interest in any loan, except for the sale of a participation interest in the maximum amount of $500,000 (provided that CUB will be given the first opportunity to purchase any non SBA loan participation being sold);

(Z) sell a pool of loans or interests in a pool of loans which individually or in the aggregate is in excess of $500,000;

(AA) sell OREO properties for less than the value held on the books of PCB as of the date of this Agreement;

(BB) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by PC Bancorp or PCB of more than $125,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(CC) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $75,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(DD) go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(EE) purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

(FF) borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of PC Bancorp or any of its subsidiaries except for liquidity and operational purposes;

(GG) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CUB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CUB (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of CUB (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(HH) issue any press release other than in accordance with past practice;

(II) extend or allow an automatic extension of any contract in excess of twelve (12) months;

(JJ) renew or issue certificates of deposit through CDARS or any national rate quotation service with a term exceeding twelve (12) months;

(KK) PCB shall not sell any loans to PC Bancorp;

(LL) Enter into any additional deferred compensation agreements or arrangements; or

(MM) agree to do any of the foregoing.

6.2	Current Information

6.2.1 During the period from the date of this Agreement to the Effective Time, PC Bancorp will cause one or more of its representatives to confer with representatives of CUB and report the general status of its ongoing operations at such times as CUB may reasonably request. PC Bancorp will promptly notify CUB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by PC Bancorp, the threat of material litigation involving PC Bancorp or PCB. Without limiting the foregoing, senior officers of CUB, PC Bancorp and PCB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of PC Bancorp and PCB, in accordance with applicable law, and PC Bancorp and PCB shall give due consideration to CUB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, CUB shall under no circumstances be permitted to exercise control of PC Bancorp or PCB prior to the Effective Time.

6.2.2 PC Bancorp and PCB shall provide CU Bancorp and CUB, within twenty-five (25) Business Days of the end of each calendar month, a written a written report detailing each of the following:

(A) Past due loans;

(B) Any changes to the risk grading of loans;

(C) List of impaired loans and information relative to such loans;

(D) New and renewed loans;

(E) Trial balance by risk code;

(F) Detailed balance sheet and income statement along with detailed general ledger;

(G) Personnel changes;

(H) Monthly board package including detailed financial statements for PC Bancorp and PCB;

(I) Loan committee packages;

(J) ALCO packages;

(K) Large Loan and Deposit Customers (over $1,000,000 in aggregate relationship) and variances from prior month;

(L) Allowance for Loan and Lease Loss Reports;

(M) External audit reports (including loan review and other reviews or examination); and

(N) Problem loan reports and problem loan committee packages;

(O) Such other reports and information as CUB may reasonably request.

6.2.3 PC Bancorp shall promptly inform CUB upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of PC Bancorp or PCB under any labor or employment law.

6.3	Access to Properties and Records

6.3.1 Subject to Section 13.1 hereof, PC Bancorp shall permit CUB reasonable access upon reasonable notice and during normal business hours to its properties and those of PCB, and shall disclose and make available to CUB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter PC Bancorp reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CUB may have a reasonable interest; provided, however, that PC Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. PC Bancorp shall provide and shall request its auditors to provide CUB with such historical financial information regarding it (and related audit reports and consents) as CUB may reasonably request. CUB shall use commercially reasonable efforts to minimize any interference with PC Bancorp’s and PCB’s regular business operations during any such access to PC Bancorp’s or PCB’s property, books and records. CUB’s examination of the records of PC Bancorp and PCB pursuant hereto, shall not constitute a waiver or relinquishment on the part of CUB to rely upon the representations and warranties made by PC Bancorp and PCB herein or pursuant hereto; provided, that CUB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by PC Bancorp and PCB hereunder incorrect in any respect.

6.3.2 Access to Operations. Not later than ninety (90) days prior to the Effective Time, PC Bancorp and PCB shall afford to CU Bancorp and CUB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PC Bancorp and PCB for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. CU Bancorp and CUB shall give reasonable notice for access to PC Bancorp and PCB, and the date and time of such access will then be mutually agreed to by CU Bancorp, CUB, PC Bancorp and PCB. CU Bancorp and CUB’s access shall be conducted in a manner which does not unreasonably interfere with PC Bancorp’s and PCB’s normal operations, customers and employee relations and which does not interfere with the ability of PC Bancorp and PCB to consummate the transactions contemplated by this Agreement.

6.3.3 Loan Review. PC Bancorp and PCB shall afford to CU Bancorp and CUB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PC Bancorp and PCB for the purposes of conducting a review of loans, securities and hedges to assist in valuation pursuant to Financial Accounting Statement 141R and to determine compliance with this Agreement.

6.3.4 Access to Employees. Between the date hereof and the Effective Time, PC Bancorp and PCB shall give CU Bancorp and CUB and their authorized representatives upon reasonable notice, reasonable access to all employees and all personnel files of current employees of PC Bancorp and/or PCB, as permitted by law, as CU Bancorp or CUB may reasonably require for purposes of determining PC Bancorp or PCB employees whose employee will continue after the Effective Time and to make the other determinations regarding employee benefits pursuant to Article XII. Nothing in this Section 6.3.4 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than CU Bancorp, CUB, PC Bancorp or PCB.

6.4	Financial and Other Statements

6.4.1 Promptly upon receipt thereof, PC Bancorp will furnish to CUB copies of each annual, interim or special audit of the books of PC Bancorp and PCB made by its independent auditors and copies of all internal control reports submitted to PC Bancorp or PCB by such auditors in connection with each annual, interim or special audit of the books of PC Bancorp and PCB made by such auditors.

6.4.2 PC Bancorp and PCB will furnish to CUB copies of all documents, statements and reports as it shall send to its shareholders, the OCC, the FDIC, the FRB or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, PC Bancorp and PCB will deliver to CUB a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3 PC Bancorp and PCB will advise CUB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PC Bancorp or PCB.

6.4.4 With reasonable promptness, PC Bancorp and PCB will furnish to CUB such additional financial data that PC Bancorp or PCB possess and as CUB may reasonably request, including without limitation, detailed monthly financial statements and loan reports not otherwise required to be delivered pursuant to Section 6.4.

6.5	Maintenance of Insurance

PC Bancorp shall maintain, and cause PCB to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business. Subject to the prior written consent of CU Bancorp, PC Bancorp and PCB shall purchase the Tail Policy which provides for the Tail Coverage (as these terms are defined in Section 7.11).

6.6	Disclosure Supplements

From time to time prior to the Effective Time, PC Bancorp will promptly supplement or amend the PC Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PC Bancorp Disclosure Schedule or which is necessary to correct any information in such PC Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such PC Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.2.2(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

6.7	Consents and Approvals of Third Parties

PC Bancorp shall use all commercially reasonable efforts to obtain, as soon as practicable, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, PC Bancorp agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9	Failure to Fulfill Conditions

In the event that PC Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CUB.

6.10	No Solicitation

6.10.1 PC Bancorp and PCB shall not, and shall cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CUB) any information or data with respect to PC Bancorp or PCB or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PC Bancorp or PCB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by PC Bancorp or PCB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of PC Bancorp or PCB or otherwise, shall be deemed to be a breach of this Agreement by PC Bancorp and PCB. PC Bancorp and PCB shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from CUB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PC Bancorp or PCB; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of PC Bancorp or PCB representing, in the aggregate, fifteen percent (15%) or more of the assets of PC Bancorp and PCB on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of PC Bancorp or PCB; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of PC Bancorp or PCB; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2 Notwithstanding Section 6.10.1, PC Bancorp may take any of the actions described in clause (ii) of Section 6.10.1 if, but only if: (i) PC Bancorp has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) PC Bancorp Board determines in good faith, after consultation with, and having considered the advice of, its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to PC Bancorp’s shareholders under applicable law; (iii) PC Bancorp has provided CUB with at least five (5) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PC Bancorp or PCB or otherwise relating to an Acquisition Proposal, PC Bancorp or PCB receives from such Person a confidentiality agreement with terms no less favorable to PC Bancorp or PCB than those contained in the Confidentiality Agreement. PC Bancorp and PCB shall promptly provide to CUB any non-public information regarding PC Bancorp or PCB provided to any other Person that was not previously provided to CUB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that PC Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would result in a transaction that (A) involves consideration to the holders of the shares of PC Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to PC Bancorp’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to PC Bancorp’s shareholders than the Merger and the transactions contemplated by this Agreement; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3 PC Bancorp shall promptly (and in any event within twenty-four (24) hours) notify CUB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PC Bancorp or any PC Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement; (ii) disclosure of such materials jeopardizes the attorney-client privilege; or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. PC Bancorp and PCB agree that they shall keep CUB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4 Subject to Section 6.10.5, neither the PC Bancorp Board nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to CUB in connection with the transactions contemplated by this Agreement (including the Merger), the PC Bancorp Recommendation (as defined in Section 8.2), or make any statement, filing or release, in connection with PC Bancorp Shareholders Meeting or otherwise, inconsistent with the PC Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the PC Bancorp Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause PC Bancorp or PCB to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring PC Bancorp or PCB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5 Notwithstanding Section 6.10.4, prior to the date of the PC Bancorp Shareholders Meeting, the PC Bancorp Board may approve or recommend to the shareholders of PC Bancorp a Superior Proposal and withdraw, qualify or modify the PC Bancorp Recommendation in connection therewith (a “PC Bancorp Subsequent Determination”) after the fourth (4th) Business Day following CUB’s receipt of a notice (the “Notice of Superior Proposal”) from PC Bancorp advising CUB that the PC Bancorp Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that PC Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that PC Bancorp proposes to accept) if, but only if, (i) the PC Bancorp Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to PC Bancorp’s shareholders under applicable law, (ii) during the four (4) Business Day period after receipt of the Notice of Superior Proposal by CUB, PC Bancorp and the PC Bancorp Board shall have cooperated and negotiated in good faith with CUB to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable PC Bancorp to proceed with the PC Bancorp Recommendation without a PC Bancorp Subsequent Determination; provided, however, that CUB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such four (4) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CUB since its receipt of such Notice of Superior Proposal, PC Bancorp Board has again in good faith made the determination (A) in clause (i) of this Section 6.10.5 and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the PC Bancorp Recommendation or the making of a PC Bancorp Subsequent Determination by the PC Bancorp Board shall not change the approval of the PC Bancorp Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.10.6 Nothing contained in this Section 6.10 shall prohibit PC Bancorp or the PC Bancorp Board from complying with PC Bancorp’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the PC Bancorp Recommendation unless PC Bancorp Board reaffirms the PC Bancorp Recommendation in such disclosure.

6.11	Reserves and Merger-Related Costs

6.11.1 PC Bancorp and PCB agree to consult with CUB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). PCB and PC Bancorp shall also consult with CUB with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as CUB shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until CUB shall have irrevocably certified to PC Bancorp that all conditions set forth in Article IX to the obligation of CUB to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.11.2 Establishment of Accruals. PC Bancorp and PCB shall establish accruals for all severance benefits for terminated employees. If requested by CU Bancorp or CUB, on the second Business Day immediately prior to the Effective Time, PC Bancorp or PCB shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of CUB (as such practices and methods are to be applied to PC Bancorp or PCB from and after the Effective Time) and reflect CUB’s plans with respect to the conduct of PC Bancorp’s and PCB’s business following the Merger and to provide for the costs and expenses relating to the consummation by PC Bancorp and PCB of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of PC Bancorp or PCB contained in the Agreement or constitute a Material Adverse Effect on the business (present or future), operations, or financial condition of PC Bancorp or PCB.

6.11.3 Transaction Expenses. Based upon the final bills or estimates of such final bills, PC Bancorp and PCB shall have paid all severance benefits under any PC Bancorp Employment Agreements that will terminate as a result of the transactions contemplated herein, other than severance benefits required to be deferred for a period not to exceed 6 months from termination in order to comply with Section 409A of the Code, and all fees and expenses of all attorneys, accountants and investment bankers of PC Bancorp and PCB (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement, including the fee to (collectively, the “PC Bancorp Transaction Expenses”) in full prior to the Effective Time, and CU Bancorp and CUB shall have received written evidence from PC Bancorp and PCB to such effect prior to the Effective Time; provided, however, that the aggregate amount of such PC Bancorp Transaction Expenses plus all severance benefits under any PC Bancorp Employment Agreements shall not exceed $2,100,000 (inclusive of reasonable costs incurred or advanced by its Advisors) without the prior written consent of CU Bancorp after an opportunity to review all invoices, bills and estimates relating to such PC Bancorp Transaction Expenses to determine their reasonableness.

6.11.4 Updated Appraisals. PC Bancorp and PCB shall cooperate with CUB requests to obtain additional or updated appraisals on property securing loans of PC Bancorp and/or PCB during the period following receipt of all shareholder approvals of the transactions contemplated herein and the Effective Time.

6.12	Board of Directors and Committee Meetings

PC Bancorp and PCB shall permit no more than two representatives of CUB who are subject to the Confidentiality Agreement to attend any meeting of the Board of Directors of PC Bancorp and/or PCB or the Executive and Loan Committees thereof as an observer (the “Observer”), provided that neither PC Bancorp nor PCB shall be required to permit the Observer to remain present during any confidential discussion of this Agreement, and the transactions contemplated hereby, any discussion necessary to maintain attorney/client privilege, or any third party proposal to acquire control of PC Bancorp or PCB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to CUB’s participation.

6.13	Cooperation with Bank Holding Company Merger and Bank Merger

Subject to the terms and conditions herein provided, PC Bancorp and PCB agree to cooperate fully with CU Bancorp and CUB to consummate and make effective the Bank Holding Company Merger and the Bank Merger, as contemplated herein and in the Bank Holding Company Merger Agreement and the Bank Merger Agreement, attached hereto as Exhibit “C” and Exhibit “D,” respectively.

ARTICLE VII

COVENANTS OF CU BANCORP AND CUB

7.1	Conduct of Business

7.1.1 During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or with the written consent of PC Bancorp and PCB, which consent will not be unreasonably withheld, CUB and CU Bancorp will:

(A) Operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(B) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(C) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(D) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(E) maintain their respective rights and franchises; and voluntarily take no action which would (i) result in CU Bancorp or CUB incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under this Agreement;

(F) maintain CUB’s ALLL substantially in accordance with past practices and methodology and GAAP;

(G) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its regulators;

(H) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business;

(I) use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice; and

(J) from and after the date of this Agreement to the Closing Date, provide PC Bancorp and PCB by no later than the 25th day of the month immediately following each quarter, a written report setting forth all loans classified as “Substandard,” “Doubtful,” and “Loss.”

7.1.2 Negative Covenants. CU Bancorp and CUB each agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in CUB Disclosure Schedule 7.1.2 or with the prior written consent of PC Bancorp and PCB, which will not be unreasonably withheld neither of them will:

(A) except for amendments to the bylaws of CUB to increase the authorized number of directors to accommodate the directors of PC Bancorp who will be invited to join the board of directors of CUB as contemplated herein, change or waive any provision of the Articles of Incorporation or bylaws of CU Bancorp or the Articles of Incorporation or bylaws of CUB, except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s);

(B) change the number of authorized or issued shares of its capital stock, issue any shares of CU Bancorp Common Stock, or CUB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that CUB may issue shares of CUB Common Stock upon the valid exercise, in accordance with the information set forth in CU Bancorp Disclosure Schedule 5.3.2, of presently outstanding CUB Options issued under the CUB Equity Plans, may issue restricted stock to employees, officers, and directors and may redeem its shares in connection with payment of Tax liabilities of employees or officers relating to vesting of restricted stock and may take other steps as contemplated or allowed by CUB Equity Plans;

(C) Intentionally Omitted.

(D) enter into or, except as may be required by law, materially modify any pension, stock option, stock purchase, stock appreciation right in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(E) other than in connection with the Bank Holding Company Merger, merge or consolidate CU Bancorp or CUB with any other corporation; sell or lease all or any substantial portion of the assets or business of CU Bancorp or CUB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CU Bancorp or CUB and any other person;

(F) sell or otherwise dispose of the capital stock of CU Bancorp or CUB or sell or otherwise dispose of any asset of CU Bancorp or CUB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 7.1.2(B); except for transactions with the Federal Reserve System and Federal Home Loan Bank of San Francisco, subject any asset of CU Bancorp or CUB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(G) intentionally take any action which would result in any of the representations and warranties of CU Bancorp or CUB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(H) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating CU Bancorp or CUB;

(I) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CU Bancorp or CUB is a party, other than in the ordinary course of business, consistent with past practice;

(J) other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement, in individual amounts not to exceed $1,000,000, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person.

(K) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(L) enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(M) incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with CU Bancorp and CUB’s past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person in a material amount.

(N) (i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of CU Bancorp, and of its Subsidiaries or their respective successors after the Merger;

(O) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(P) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any CUB Equity Plan;

(Q) except as set forth in CUB Disclosure Schedule 7.1.2(Q), make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(R) except as set forth in CUB Disclosure Schedule 7.1.2(R), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(S) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CU Bancorp or CUB of more than $250,000 annually;

(T) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $500,000 individually or in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings unless such payment is covered by insurance;

(U) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(V) go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(W) purchase or sell any mortgage loan or Small Business Administration loan servicing rights other than in the ordinary course of business consistent with past practice;

(X) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PC Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PC Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PC Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Y) issue any press release other than in accordance with past practice; or

(Z) agree to do any of the foregoing.

7.2	Current Information

7.2.1 During the period from the date of this Agreement to the Effective Time, CUB will cause one or more of its representatives to confer with representatives of PC Bancorp and PCB and report the general status of its ongoing operations at such times as PC Bancorp or PCB may reasonably request. CUB will promptly notify PC Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by CUB, the threat of material litigation involving CUB. Without limiting the foregoing, senior officers of CUB, PC Bancorp and PCB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of CUB, in accordance with applicable law.

7.2.2 CUB shall provide PC Bancorp and PCB, within twenty-five (25) Business Days of the end of each calendar quarter, a written a written report detailing each of the following:

(A) Past due loans;

(B) Detailed balance sheet and income statement along with detailed general ledger;

(C) Board package including detailed financial statements;

(D) Loan committee packages;

(E) ALCO packages;

(F) Allowance for Loan and Lease Loss Reports;

(G) External audit reports (including loan review and other reviews or examination); and

(H) Problem loan reports and problem loan committee packages;

(I) Such other reports and information as PC Bancorp or PCB may reasonably request.

7.2.3 CUB shall promptly inform PC Bancorp and PCB upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CUB under any labor or employment law.

7.3	Access to Properties and Records

7.3.1 Subject to Section 13.1 hereof, CUB shall permit PC Bancorp and PCB reasonable access upon reasonable notice and during normal business hours to its properties, and shall disclose and make available to PC Bancorp and PCB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CUB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PC Bancorp and PCB may have a reasonable interest; provided, however, that CUB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. CUB shall provide and shall request its auditors to provide PC Bancorp and PCB with such historical financial information regarding it (and related audit reports and consents) as PC Bancorp and PCB may reasonably request. PC Bancorp and PCB shall use commercially reasonable efforts to minimize any interference with CUB’s regular business operations during any such access to CUB’s property, books and records. PC Bancorp’s and PCB’s examination of the records of CUB pursuant hereto, shall not constitute a waiver or relinquishment on the part of PC Bancorp and PCB to rely upon the representations and warranties made by CU Bancorp and CUB herein or pursuant hereto; provided, that PC Bancorp and PCB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by CU Bancorp and CUB hereunder incorrect in any respect.

7.3.2 Access to Operations. Within sixty (60) days prior to the Effective Time, CU Bancorp and CUB shall afford to PC Bancorp and PCB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to CU Bancorp and CUB for the sole purpose of assuring an orderly transition of operations in the Merger. PC Bancorp and PCB shall give reasonable notice for access to CU Bancorp and CUB, and the date and time of such access will then be mutually agreed to by PC Bancorp, PCB, CU Bancorp and CUB. PC Bancorp and PCB’s access shall be conducted in a manner which does not unreasonably interfere with CUB’s normal operations, customers and employee relations and which does not interfere with the ability of CU Bancorp and CUB to consummate the transactions contemplated by this Agreement.

7.3.3 Loan Review. CUB shall afford to PC Bancorp and PCB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to CUB for the purposes of conducting a review of loans, securities and hedges to determine compliance with this Agreement.

7.4	Financial and Other Statements

7.4.1 Promptly upon receipt thereof, CUB will furnish to PCB copies of each annual, interim or special audit of the books of CUB made by its independent auditors and copies of all internal control reports submitted to CUB by such auditors in connection with each annual, interim or special audit of the books of CUB made by such auditors.

7.4.2 CUB will furnish to PCB copies of all documents, statements and reports as it shall send to its shareholders the FDIC, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each calendar quarter, CUB will deliver to PCB a balance sheet and a statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

7.4.3 CUB will advise PC Bancorp and PCB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CUB.

7.4.4 With reasonable promptness, CUB will furnish to PC Bancorp or PCB such additional financial data that CUB possess and as PC Bancorp or PCB may reasonably request, including without limitation, detailed quarterly financial statements and loan reports not otherwise required to be delivered pursuant to Section 7.4.

7.5	Maintenance of Insurance

CUB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.6	Disclosure Supplements

From time to time prior to the Effective Time, CUB will promptly supplement or amend the CUB Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CUB Disclosure Schedule or which is necessary to correct any information in such CUB Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such CUB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.7	Consents and Approvals of Third Parties

CUB and CU Bancorp shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8	All Reasonable Efforts

Subject to the terms and conditions herein provided, CU Bancorp and CUB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the formation of CU Merger Sub II and the consummation of the Bank Holding Company Formation.

7.9	Failure to Fulfill Conditions

In the event that CUB or CU Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PC Bancorp and PCB.

7.10	Non-Solicitation

Only to the extent that consummation of any of the transactions described in this Section 7.10 impairs the ability of CU Bancorp and CUB to consummate the transactions with PC Bancorp and PCB as contemplated by this Agreement, CU Bancorp and CUB shall not, and shall cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to (A) any transaction or series of transactions involving any merger, consolidation, share exchange or similar transaction where CUB and/or CU Bancorp is not the surviving entity; or (B) any transaction or series of transactions facilitated by the FDIC or any transaction involving the FDIC, as receiver for a party thereto. Any violation of the foregoing restrictions by CU Bancorp or CUB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of CU Bancorp or CUB or otherwise, shall be deemed to be a breach of this Agreement by CU Bancorp and CUB.

7.11	Directors and Officers Indemnification and Insurance

7.11.1 CU Bancorp and CUB shall permit PC Bancorp and PCB purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage (the “Tail Coverage”) for forty-eight (48) months from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”); provided, however, that the total cost of the premiums for such Tail Policy shall not exceed 250% of the current annual premium.

7.11.2 For a period of three (3) years after the Effective Time, CU Bancorp shall, and shall cause Surviving Corporation, Surviving Bank Holding Company, CUB, Surviving Bank or any other entity resulting from the transactions contemplated by this Agreement and the several agreements referenced herein and appended hereto to maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Incorporation and bylaws of PC Bancorp and the Articles of Association and bylaws of PCB as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Governmental Entities.

7.11.3 The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each director or officer of PC Bancorp and PCB and his or her heirs and representatives.

7.11.4 In the event that either CU Bancorp, Surviving Corporation, CUB or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CUB shall assume the obligations set forth in this Section 7.11.

7.12	Reasonable Regulatory Restrictions

CU Bancorp and CUB shall accept all regulatory restrictions imposed on them, Surviving Corporation, Surviving Bank Holding Company and/or Surviving Bank in connection with the Merger and the transactions contemplated by this Agreement; provided, however, CU Bancorp and/or CUB shall not be obligated to consummate the Merger and/or the transactions contemplated by this Agreement to the extent that it or they reasonably determine, in good faith, that any one or more restrictions, individually or when aggregated, as in effect or to be in effect as of the Closing, with respect to Surviving Corporation, Surviving Bank Holding Company and/or Surviving Bank would be material and adverse to the financial condition, results of operations or business of such party taken as a whole.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Proxy Statement-Prospectus

8.1.1 For the purposes of (x) registering CU Bancorp Common Stock to be offered to holders of CUB Common Stock in connection with the Bank Holding Company Formation and to be offered to the holders of PC Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and (y) holding the PC Bancorp Shareholders Meeting and the CUB Shareholders Meeting, CUB shall draft and prepare, and PC Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of CUB and PC Bancorp, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). CU Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. CU Bancorp shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CUB and PC Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. CU Bancorp shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PC Bancorp shall furnish all information concerning PC Bancorp, PCB and the holders of PC Bancorp Common Stock as may be reasonably requested in connection with any such action.

8.1.2 PC Bancorp shall provide CUB with any information concerning itself and PCB that CUB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and CUB shall notify PC Bancorp promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Proxy Statement-Prospectus and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to PC Bancorp promptly copies of all correspondence between CUB or any of their representatives and the SEC. CUB shall give PC Bancorp and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give PC Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of CUB and PC Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CUB Common Stock entitled to vote at the CUB Shareholders Meeting and to the holders of PC Bancorp Common Stock entitled to vote at the PC Bancorp Shareholders Meeting at the earliest practicable time.

8.1.3 PC Bancorp and CUB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PC Bancorp shall cooperate with CUB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and CUB shall file an amended Merger Registration Statement with the SEC and blue sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of CUB Common Stock entitled to vote at the CUB Shareholders Meeting and to the holders of PC Bancorp Common Stock entitled to vote at the PC Bancorp Shareholders Meeting at the earliest practicable time.

8.2	Shareholders Meeting

8.2.1 PC Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “PC Bancorp Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in PC Bancorp’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the PC Bancorp shareholders (the “PC Bancorp Recommendation”).

8.2.2 CUB and CU Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “CUB Shareholders Meeting”), for the purpose of considering this Agreement, the Bank Holding Company Formation and the Merger, and for such other purposes as may be, in CUB’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors recommend approval of this Agreement to the CUB shareholders. Notwithstanding anything herein to the contrary, CUB may, in lieu of holding the CUB Shareholders Meeting, solicit the written consent of CUB’s shareholders to approve this Agreement and the transactions herein contemplated.

8.3	Regulatory Approvals

Each of CUB, CU Bancorp, PC Bancorp and PCB will cooperate with the other and use all commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, applicable blue sky administrators, the Bank Regulators and any other third parties and governmental bodies necessary to consummate Bank Holding Company Formation, the Merger, the Bank Holding Company Merger, and the Bank Merger as contemplated by this Agreement. CU Bancorp, CUB, PC Bancorp and PCB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of PC Bancorp or CU Bancorp to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. PC Bancorp or PCB shall have the right to review and approve in advance all characterizations of the information relating to PC Bancorp or PCB, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. CU Bancorp shall give PC Bancorp or PCB and their counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give PC Bancorp and PCB and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of CU Bancorp, CUB, PC Bancorp and PCB.

9.1.2 Closing of the Bank Holding Company Formation. The Bank Holding Company Formation as contemplated herein and in the Bank Holding Company Formation Agreement shall have been consummated.

9.1.3 No Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.4 Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Bank Regulators in bank merger transactions and other reasonable conditions as determined by CU Bancorp and/or CUB in accordance with Section 7.12 , that would, in the good faith reasonable judgment of the Board of Directors of CUB and PC Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CUB, CU Bancorp, PC Bancorp or PCB or materially impair the value of CUB, CU Bancorp, PC Bancorp or PCB.

9.1.5 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CU Bancorp Common Stock in the Bank Holding Company Formation and the Merger is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

9.2	Conditions to the Obligations of CU Bancorp and CUB under this Agreement

The obligations of CU Bancorp and CUB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.14 at or prior to the Closing Date:

9.2.1 Representations and Warranties. Each of the representations and warranties of PC Bancorp and PCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and PC Bancorp shall have delivered to CUB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PC Bancorp dated as of the Closing Date.

9.2.2 Agreements and Covenants. PC Bancorp and PCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them at or prior to the Closing Date, and CUB shall have received a certificate signed on behalf of PC Bancorp by the Chief Executive Officer and Chief Financial Officer of PC Bancorp to such effect dated as of the Closing Date.

9.2.3 Permits, Authorizations, Etc. CU Bancorp and CUB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger and the Bank Merger.

9.2.4 Resignations. CU Bancorp and CUB shall have received a written resignation from each of the directors of PC Bancorp and PCB, effective as of the Closing Date.

9.2.5 Officers’ Certificates. PC Bancorp and PCB shall have furnished CU Bancorp and CUB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as CU Bancorp or CUB may reasonably request.

9.2.6 Thresholds. PC Bancorp and PCB shall have achieved the following thresholds as of the last day of the month immediately preceding the Effective Time:

(A) the total amount of PCB’s Deposits is not less than 95% of the total amount of PCB’s Deposits at September 30, 2011;

(B) the total amount of PCB’s Deposits other than certificates of deposit (the “Core Deposits”) is not less than 75% of the total amount of PCB’s Deposits at September 30, 2011;

(C) the total amount of PCB’s non-interest bearing Deposits is not less than 20% of the total amount of PCB’s Deposits at September 30, 2011;

(D) the overall cost of funds for PCB’s Deposit portfolio for the month prior to the closing does not exceed the overall cost of funds for PCB’s Deposit portfolio for the month of September 30, 2011 by more than 0.05% plus the amount of any increase in the discount rate by the Federal Open Market Committee;

(E) nonperforming loans as a percentage of total loans of PCB as defined by regulatory standards shall not exceed 1.80;

(F) PC Bancorp and PCB shall have paid or otherwise accrued all expenses as of the Effective Time in accordance with GAAP;

(G) there has been no material increase in past due loans and/or non-accrual loans since the most recent information provided by PCB and/or PC Bancorp to CUB and/or CU Bancorp; and

(H) there has been no increase in loans owned by PC Bancorp since September 30, 2011.

9.2.7 Dissenters Rights. Dissenters’ Rights shall not have been exercised and perfected by in excess of five percent (5%) of PC Bancorp’s outstanding shares.

9.2.8 Termination of Employment Agreements. (i) as of the date of this Agreement, Ash Patel shall have (A) acknowledged and agreed to the termination of his PC Bancorp and PCB Employment Agreement and his employment by CU Bancorp and/or CUB immediately following the Effective Time, (B) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PC Bancorp or PCB, and (C) entered into, executed, and delivered to PC Bancorp and CUB agreements, including general releases of PCB, PC Bancorp, CU Bancorp, CUB and their Affiliates, directors, agents, representatives and attorneys with respect to the termination of his employment and all benefits and compensation to be paid to him by the parties hereto now or in the future, and non-solicitation and non-competition agreements, all satisfactory to CUB and CU Bancorp, in their sole discretion, as of the date of this Agreement which agreements shall not have been revoked, rescinded or amended without CU Bancorp’s and CUB’s prior written approval, in their sole discretion; and (ii) as of the date of this Agreement, Kenneth Cosgrove shall have (A) acknowledged and agreed to the termination of his Employment Agreement immediately following the Effective Time as well as the compensation due him under the Employment Agreement and any other agreements between Mr. Cosgrove and PCB or PC Bancorp and (B) entered into, executed and delivered the Consulting Agreement (as defined below) to be effective as of the Effective Time which agreements shall not have been revoked, rescinded or amended without CU Bancorp’s and CUB’s prior written approval, in their sole discretion.

9.2.9 Non-Competition and Non-Solicitation Agreements. CU Bancorp and CUB shall have received executed copies of the Non-Competition and Non-Solicitation Agreements in the form of Exhibit E from each member of the PC Bancorp and PCB Boards of Directors as of the date of this Agreement and from the Chief Executive Officer and President of PC Bancorp and PCB.

9.2.10 Consulting Agreement with Kenneth J. Cosgrove. As of the date of this Agreement, CU Bancorp and/or CUB shall have entered into a consulting agreement (the “Consulting Agreement”) with Mr. Kenneth J. Cosgrove effective as of the Effective Time pursuant to which Mr. Cosgrove will provide consulting services to the Surviving Holding Company and/or the Surviving Bank for a period of not less than two (2) years following the Effective Time.

9.2.11 Appointment of Kenneth J. Cosgrove to the Board of Directors. CU Bancorp and CUB shall have appointed Mr. Cosgrove to serve on their respective Boards of Directors immediately effective, at the Effective Time and Mr. Cosgrove shall have accepted the appointment, provided, however, that if Mr. Cosgrove cannot or is not willing to serve on the Board of Directors of either CU Bancorp and CUB, his Board positions shall be filled first by Ron Thon followed by Mel Smith.

9.2.12 Appointment of Robert Matranga, or such other person selected by PC Bancorp and agreed to by CU Bancorp, to the Board of Directors. CU Bancorp and CUB shall have appointed Mr. Matranga to serve on their respective Boards of Directors immediately effective, at the Effective Time and Mr. Matranga shall have accepted the appointment, provided, however, that if Mr. Matranga cannot or is not willing to serve on the Board of Directors of either CU Bancorp and CUB, his Board positions shall be filled first by Ron Thon followed by Mel Smith.

9.2.13 Tax Opinion. CU Bancorp and CUB shall have received a legal opinion, dated as of the Closing Date and in a form reasonably acceptable to them, to the effect that the Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

9.2.14 Tax Opinion. CU Bancorp and CUB shall have received a legal opinion dated as of the Closing Date and in a form reasonably acceptable to them, to the effect that the Holding Company Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

9.3	Conditions to the Obligations of PC Bancorp and PCB under this Agreement

The obligations of PC Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.10 at or prior to the Closing Date:

9.3.1 Representations and Warranties. Each of the representations and warranties of CUB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and CUB shall have delivered to PC Bancorp and PCB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CUB dated as of the Closing Date.

9.3.2 Agreements and Covenants. CUB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and PC Bancorp shall have received a certificate signed on behalf of CUB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

9.3.3 Permits, Authorizations, Etc. PC Bancorp shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4 Payment of Merger Consideration. CUB shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have provided PC Bancorp with a certificate evidencing such delivery.

9.3.5 Officers’ Certificate. CU Bancorp and CUB shall have furnished PC Bancorp and PCB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as PC Bancorp or PCB may reasonably request.

9.3.6 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of PC Bancorp.

9.3.7 Consulting Agreement with Kenneth J. Cosgrove. CU Bancorp and/or CUB shall have entered into the Consulting Agreement with Mr. Kenneth J. Cosgrove effective as of the Effective Time pursuant to which Mr. Cosgrove will provide consulting services to the Surviving Holding Company and/or the Surviving Bank for a period of not less than two (2) years following the Effective Time.

9.3.8 Appointment of Kenneth J. Cosgrove to the Board of Directors. CU Bancorp and CUB shall have appointed Mr. Cosgrove to serve on their respective Boards of Directors immediately effective, at the Effective Time, provided, however, that if Mr. Cosgrove cannot or is not willing to serve on the Board of Directors of either CU Bancorp and CUB, his Board positions shall be filled first by Ron Thon followed by Mel Smith.

9.3.9 Appointment of Robert Matranga, or such other person selected by PC Bancorp and agreed to by CU Bancorp to the Board of Directors. CU Bancorp and CUB shall have appointed Mr. Matranga to serve on their respective Boards of Directors immediately effective, at the Effective Time, provided, however, that if Mr. Matranga cannot or is not willing to serve on the Board of Directors of either CU Bancorp and CUB, his Board positions shall be filled first by Ron Thon followed by Mel Smith.

9.3.10 Tax Opinion. PC Bancorp and PCB shall have received a legal opinion, dated as of the Closing Date and in a form reasonably acceptable to PC Bancorp, CU Bancorp and CUB, to the effect that the Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

ARTICLE X

THE CLOSING

10.1	Time and Place

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Horgan, Rosen, Beckham & Coren, L.L.P., 23975 Park Sorrento, Suite 200, Calabasas, CA 91302, at 10:00 a.m., or at such other place or time as the parties hereto shall mutually agree.

10.2	Deliveries at the Closing

At the Closing there shall be delivered to CU Bancorp, CUB, PC Bancorp and PCB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, CU Bancorp shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination

For purposes of this Article XI, CU Bancorp and CUB shall be considered one and the same “party” and PC Bancorp and PCB shall be considered one and the same “party.” Accordingly, any reference to a “party” in this Article XI shall mean either CU Bancorp and CUB as one party or PC Bancorp and PCB as one party.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after Shareholder Approvals:

11.1.1 At any time by the mutual written agreement of CU Bancorp, CUB, PC Bancorp and PCB;

11.1.2 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by PC Bancorp or PCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by CUB);

11.1.3 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by PC Bancorp) or Section 9.3.2 (in the case of a breach of covenant by CUB);

11.1.4 At the election of the Boards of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by CUB, PC Bancorp and PCB;

11.1.5 Automatically and without any action on the part of any party if the shareholders of PC Bancorp shall have voted at its shareholders’ meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6 By the Boards of Directors of either party if: (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8 By the Board of Directors of CUB if PC Bancorp has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of PC Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to CUB;

11.1.9 By the Board of Directors of PC Bancorp if PC Bancorp has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of PC Bancorp has made a determination to accept such Superior Proposal.

11.1.10 By the Board of Directors of CUB and CU Bancorp if the Closing Price is more than 125% of the Announcement Price or the Closing Price is less than 75% of the Announcement Price; or

11.1.11 By the Board of Directors of PC Bancorp and if the Closing Price is more than 125% of the Announcement Price or the Closing Price is less than 75% of the Announcement Price.

11.1.12 By the Boards of Directors of either party in the event that CUB and/or CU Bancorp enter into a definitive agreement relating to any of the transactions referred to in Section 7.10.

11.2	Effect of Termination

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 13.1, 13.2, 13.6, 13.9, 13.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement by a party, other than a breach by CUB of its covenant contained in Section 7.10 hereof, the non-breaching party shall be entitled to claim from the breaching party liquidated damages equal to $250,000. For purposes of this Section 11.2.2(A), CU Bancorp and CUB are treated as one party and PC Bancorp and PCB are treated as one party.

(B) As a condition of PC Bancorp’s willingness, and in order to induce PC Bancorp to enter into this Agreement, and to reimburse PC Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CUB hereby agrees to pay PC Bancorp, and PC Bancorp shall be entitled to payment of a fee of $500,000, less any amount received or owed under Section 11.2.2(A) above (the “PCB Fee”), within five (5) Business Days after written demand for payment is made by PC Bancorp following the entry into of a definitive agreement by CUB relating to any transaction referred to in Section 7.10 or the consummation of any transaction referred to in Section 7.10 involving CUB within twelve months after the termination of the Agreement by CUB, CU Bancorp, PC Bancorp or PCB pursuant to Section 11.1.12 .

(C) As a condition of CUB’s willingness, and in order to induce CUB, to enter into this Agreement, and to reimburse CUB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, PC Bancorp hereby agrees to pay CUB, and CUB shall be entitled to payment of a fee of $1,000,000, less any amount received or owed under Section 11.2.2(A) above (the “CUB Fee”), within five (5) Business Days after written demand for payment is made by CUB, following the occurrence of any of the events set forth below:

(i) PC Bancorp terminates this Agreement pursuant to Section 11.1.9 or CUB terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into of a definitive agreement by PC Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving PC Bancorp within twelve months after the occurrence of any of the following: (a) the termination of the Agreement by CUB pursuant to Section 11.1.2 or 11.1.3 because of a breach by PC Bancorp; or (b) the failure of the shareholders of PC Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the CUB Fee is made pursuant to Section 11.2.2(C) or if CUB makes a demand for payment of liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then CUB will not have any other rights or claims against PC Bancorp or PCB, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the CUB Fee under Section 11.2.2(C) or the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of CUB against PC Bancorp and PCB and their respective officers and directors.

(E) If demand for payment of the PCB Fee is made pursuant to Section 11.2.2(B) or if either PC Bancorp or PCB makes a demand for payment of liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then PC Bancorp and PCB will not have any other rights or claims against CU Bancorp or CUB, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the PC Fee under Section 11.2.2(B) or the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of PC Bancorp and PCB against CU Bancorp and CUB and their respective officers and directors.

11.3	Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CUB and by the shareholders of PC Bancorp), the parties hereto by action of each of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CUB and by the shareholders of PC Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to PC Bancorp’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

EMPLOYEE BENEFITS

12.1	Benefit Plans.

12.1.1 Prior to the Effective Time, PC Bancorp and/or PCB shall take all action necessary to terminate, or to commence termination, of any and all 401(k) Plans PC Bancorp and/or PCB maintain and any other PC Bancorp Compensation and Benefit Plan that PC Bancorp and/or PCB may specify. Prior to the Effective Time, PC Bancorp and/or PCB shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans PC Bancorp and/or PCB maintain.

12.1.2 PC Bancorp and PCB agree that as of and following the Effective Time, the employees of PC Bancorp and/or PCB as of the Effective Time who continue to be employed by CU Bancorp and/or CUB after the Effective Time or who are offered and who accept employment with CU Bancorp and/or CUB (collectively, the “Former Premier Commercial Employees”) shall be eligible to participate in CU Bancorp’s or CUB’s employee benefit plans in which the similarly situated employees of CU Bancorp or CUB participate, to the same extent as such similarly situated employees of CU Bancorp or CUB participate.

12.1.3 With respect to each employee benefit plan, program, policy or arrangement maintained by CU Bancorp or CUB for the benefit of current employees of CU Bancorp or CUB (each such plan, program, policy or arrangement, a “CUB Plan”), CU Bancorp and CUB agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with PC Bancorp and/or PCB shall be treated as service with CU Bancorp or with CUB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an CUB Plan, CUB shall cause such CUB Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous CUB Compensation and Benefit Plan immediately prior to the Effective Time and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former Premier Commercial Employee on or after the Effective Time to the extent such Former Premier Commercial Employee had satisfied any similar limitation or requirement under an analogous CUB Compensation and Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CUB Plan; provided, however, if any Former Premier Commercial Employee is denied or delayed coverage CUB shall pay for such Former Premier Commercial Employee’s COBRA coverage.

12.2	Future Employment.

CUB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of PC Bancorp and/or PCB immediately before the Effective Time. PC Bancorp and/or PCB will provide CU Bancorp and CUB with information regarding such persons’ current employment arrangements with PC Bancorp and/or PCB and will otherwise assist CU Bancorp and CUB in making such offers.

ARTICLE XIII

MISCELLANEOUS

13.1	Confidentiality

Except as specifically set forth in Section 11.2.2, CUB, PC Bancorp and PCB mutually agree to be bound by the terms of the confidentiality agreement dated July 29, 2011 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

13.2	Expenses

Except as specifically set forth herein, all expenses incurred by CU Bancorp, CUB, PC Bancorp and PCB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same, including but not limited to any costs and/or expense associated with the mailing of the Proxy Statement-Prospectus to their respective shareholders and the soliciting of the approval of their respective shareholders. Notwithstanding the foregoing, CU Bancorp and CUB shall be solely responsible for the costs of the filing fee for filing the Merger Registration Statement with the SEC and the cost of printing the Proxy Statement-Prospectus shall be divided among CUB and PC Bancorp with CUB responsible for 66.66% of such printing costs and PC Bancorp responsible for the remaining 33.34% of such printing costs.

13.3	Public Announcements

CUB, PC Bancorp and PCB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as set forth immediately below, neither CU Bancorp, CUB, PC Bancorp nor PCB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, PC Bancorp or CUB may make any securities filings with respect to this Agreement to the extent PC Bancorp or CUB, respectively, reasonably believes is required by law or any securities exchange upon which its securities may be listed.

13.4	Survival

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

13.5	Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to California United Bank, to:

Mr. David I. Rainer

President and Chief Executive Officer

15821 Ventura Boulevard, Suite #100

Encino, California 91436

Phone   (818) 257-7776

Fax       (818) 257-7749

cc. Anita Wolman

Executive Vice President, General Counsel and

Corporate Secretary

15821 Ventura Boulevard, Suite #100

Encino, California 91436

Phone   (818) 257-7779

Fax       (818) 257-7749

With required copies to:	Arthur A. Coren, Esq. Khoi D. Dang, Esq. Horgan, Rosen, Beckham & Coren, LLP 23975 Park Sorrento, Suite 200 Calabasas, California 91302 Phone: (818) 591-2121 Fax: (818) 591- 3838

If to Premier Commercial Bancorp or Premier Commercial Bank:	Kenneth J. Cosgrove Chairman and Chief Executive Officer 2400 E. Katella Avenue, # 200 Anaheim, California 92806 Phone (714) 978-3700 Fax (714) 221-7234

With required copies to:	Gary Findley, Esq. Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806 Phone (714) 630 -7136 Fax (714) -630 -7910

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

13.6	Parties in Interest

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Section 7.11, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7	Complete Agreement

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.8	Counterparts

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

13.9	Severability

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.10	Governing Law; Venue

This Agreement shall be governed by the laws of California, without giving effect to its principles of conflicts of laws. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Los Angeles County, California or Federal district courts located in Los Angeles County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

13.11	Waiver of Trial by Jury

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

ARTICLE XIV

INTERPRETATION

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, CU Bancorp, CUB, PC Bancorp and PCB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

PREMIER COMMERCIAL BANCORP

By:	/s/ Kenneth J. Cosgrove
Name:	Kenneth J. Cosgrove
Title:	Chairman and Chief Executive Officer

By:	/s/ Viktor Uehlinger
Name:	Viktor Uehlinger
Title:	Corporate Secretary

PREMIER COMMERCIAL BANK, N.A.

By:	/s/ Kenneth J. Cosgrove
Name:	Kenneth J. Cosgrove
Title:	Chairman and Chief Executive Officer

By:	/s/ Viktor Uehlinger
Name:	Viktor Uehlinger
Title:	Corporate Secretary

Exhibit A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made as of ______________, 2011, by and among CU Merger Sub II, a California corporation (“CU Merger Sub II”), and Premier Commercial Bancorp, a California corporation (“PC Bancorp”), and is joined in by CU Bancorp, a California corporation (“CU Bancorp”), with reference to the following:

RECITALS

WHEREAS, CU Bancorp, California United Bank, a California state-chartered bank (“CUB”), PC Bancorp, and Premier Commercial Bank, National Association, a national banking association and the wholly-owned bank subsidiary of PC Bancorp (“PCB”) are parties to that certain Agreement and Plan of Merger, dated as of _______________ __, 2011 (the “Reorganization Agreement”);

WHEREAS, CU Bancorp desires to acquire all of the issued and outstanding shares of voting common stock, no par value, of PC Bancorp, which represents all of the issued and outstanding shares of capital stock of PC Bancorp (the “PC Bancorp Stock”) in exchange for shares of the voting common stock, no par value of CU Bancorp (the “CU Bancorp Stock”);

WHEREAS, CU Bancorp, pursuant to the terms of the Reorganization Agreement, desires to effect such acquisition through its wholly-owned direct subsidiary, CU Merger Sub II, by causing CU Merger Sub II to be merged with and into PC Bancorp (the “Merger”) pursuant to the terms and conditions of this Merger Agreement;

WHEREAS, CU Merger Sub II is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock consisting of 100 shares of common stock, no par value (“CU Merger Sub II Stock”), of which 100 shares are issued and outstanding;

WHEREAS, the Boards of Directors of PC Bancorp and CU Merger Sub II, pursuant to the authority given by and in accordance with the provisions of the California Corporations Code (the “Code”), have approved this Merger Agreement and have authorized the execution hereof; and

WHEREAS, the shareholders of PC Bancorp, CUB, and CU Merger Sub II have approved this Merger Agreement and have authorized the execution hereof;

NOW, THEREFORE, CU Merger Sub II and PC Bancorp, joined by CU Bancorp, hereby agree that CU Merger Sub II is to be merged with and into PC Bancorp on the following terms and conditions:

AGREEMENT

1. Merger of CU Merger Sub II and PC Bancorp. At the Effective Time (as defined in Section 11), CU Merger Sub II will be merged with and into PC Bancorp in accordance with Chapter 11 of the Code. PC Bancorp will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the Code. At the Effective Time, the separate corporate existence of CU Merger Sub II will cease.

2. Effects of the Merger. The Merger will have the effects set forth in Section 1107 of the Code. The name of the Surviving Corporation will be “PC Bancorp.” The existing offices and facilities of PC Bancorp immediately preceding the Merger will be the principal offices and facilities of the Surviving Corporation following the Merger.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of PC Bancorp, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. Directors and Officers.

(a) The directors of CU Merger Sub II at the Effective Time will become the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

(b) The officers of CU Merger Sub II at the Effective Time will become the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

5. Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of CU Bancorp, PC Bancorp, CU Merger Sub II, or any holder of PC Bancorp Stock:

(a) Each share of PC Bancorp Stock issued and outstanding immediately before the Effective Time (other than shares of PC Bancorp Stock held by PC Bancorp in its treasury or owned by CU Bancorp or by any of CU Bancorp’s subsidiaries (“Excluded Shares”) and shares of PC Bancorp Stock that are held by holders of the PC Bancorp Stock who perfect their dissenters’ rights under Chapter 13 of the Code) (herein referred to as “Dissenting Shares”), will be converted into the right to receive shares of CU Bancorp Stock in such ratio as determined in accordance with the Reorganization Agreement (the “Per Share Consideration”). All of the shares of PC Bancorp Stock converted into the Per Share Consideration will no longer be outstanding and will

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automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of PC Bancorp Stock will thereafter represent the right to receive the Per Share Consideration as set forth in this Section 5(a). Certificates previously representing shares of PC Bancorp Stock will be exchanged for the Per Share Consideration upon the surrender of such Certificates according to Section 3.2 of the Reorganization Agreement, without any interest thereon.

(b) Dissenting Shares will not be converted as described in Section 5(a), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the Code.

(c) Excluded Shares will not be converted as described in Section 5(a), but from and after the Effective Time shall be canceled and shall cease to exist and no shares of CU Bancorp Common Stock shall be delivered in exchange therefor.

(d) In the case of stock options to purchase PC Bancorp Stock (“PC Bancorp Options”) granted under the Second Amended and Restated 2000 Stock Option Plan and the 2009 Omnibus Stock Incentive Plan of PC Bancorp, such PC Bancorp Options shall be accelerated in full so as to become fully exercisable in accordance the terms of the applicable equity plan and shall terminate at the Effective Time. Each PC Bancorp Option that is not exercised or otherwise terminated on or before the Effective Time shall be cancelled and, in consideration for such cancellation, shall be converted into the right to receive a cash payment in an amount determined in accordance with Section 3.3 of the Reorganization Agreement.

(e) At the Effective Time, the stock transfer books of PC Bancorp will be closed, and no transfer of PC Bancorp Stock theretofore outstanding will thereafter be made.

(f) Each share of common stock, no par value, of CU Merger Sub II, issued and outstanding immediately before the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

6. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

7. Termination. This Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the shareholders of PC Bancorp, pursuant to the terms of the Reorganization Agreement.

8. Effect of Termination. If this Merger Agreement is terminated, liability by reason of this Merger Agreement or the termination thereof on the part of any of PC Bancorp, CU Bancorp or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Reorganization Agreement.

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9. Representations and Warranties of CU Merger Sub II. CU Merger Sub II is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. CU Merger Sub II has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Merger Agreement.

10. Waiver; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of PC Bancorp if set forth in a written instrument signed on behalf of the party that is entitled to the benefits thereof. This Merger Agreement may be amended by written instrument signed by the parties hereto at any time before the Effective Time, whether before or after action thereon by the shareholders of PC Bancorp, by CU Bancorp and PC Bancorp; but no amendment may be made after action by the shareholders of PC Bancorp that changes the principal terms of this Merger Agreement without the requisite approval of such shareholders.

11. Effective Time. The Merger shall become effective upon filing this Merger Agreement and the Officers’ Certificates required by Section 1103 of the Code with the California Secretary of State (the “Effective Time”).

12. Multiple Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

13. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

14. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

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15. Severability. If any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

16. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

17. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Reorganization Agreement, the terns of the Reorganization Agreement are to control.

18. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement, except as expressly provided for herein. No party to this Merger Agreement will assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

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IN WITNESS WHEREOF, PC Bancorp and CU Merger Sub II have caused this Merger Agreement to be signed in their respective corporate names as of the date and year first above written.

PC BANCORP

By:
Name:	Kenneth J. Cosgrove
Title:	Chairman and Chief Executive Officer

By:
Name:	Viktor Uehlinger
Title:	Corporate Secretary

CU MERGER SUB II

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CU Bancorp hereby joins in the foregoing Merger Agreement, and undertakes that it will be bound thereby and will duly perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, CU Bancorp has caused this Merger Agreement to be signed in its corporate name as of the date and year first above written.

CU BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

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Exhibit B

AGREEMENT TO MERGE AND PLAN OF HOLDING COMPANY FORMATION

This Agreement to Merge and Plan of Holding Company Formation (this “Merger Agreement”) is entered into as of _____________ __, 2012, by and between California United Bank (“Bank”) and CU Merger Sub I (“Subsidiary”), to which CU Bancorp (“Holding Company”) is a party, with reference to the following:

RECITALS

A. Bank is a California banking corporation with its principal office in the City of Encino, County of Los Angeles, State of California. Subsidiary and Holding Company are each corporations duly organized and existing under the laws of the State of California with their principal offices in the City of Encino, County of Los Angeles, State of California.

B. As of the date hereof, Bank has 20,000,000 shares of serial preferred stock authorized, none of which are outstanding, 30,000,000 shares of no par value common stock authorized, of which [                ] shares are outstanding.

C. As of the date hereof, Subsidiary has 100 shares of no par value common stock authorized, and at the time of the merger referred to herein 100 of such shares will be outstanding, all of which outstanding shares will be owned by Holding Company.

D. As of the date hereof, Holding Company has 50,000,000 shares of serial preferred stock authorized, none of which are outstanding, and 75,000,000 shares of no par value common stock authorized, one (1) share of which will be outstanding at the time of the merger referred to herein.

E. The Boards of Directors of Bank and Subsidiary have approved this Merger Agreement and authorized its execution, and the Board of Directors of Holding Company has approved this Merger Agreement, undertaken that Holding Company shall join in and be bound by it, and authorized the undertakings hereinafter made by Holding Company.

For good and valuable consideration, receipt of which is hereby acknowledged Bank, Subsidiary and Holding Company hereby agree as follows:

AGREEMENT

Section 1. General

1.1 The Merger. On the Effective Date, Subsidiary shall be merged into Bank, with the Bank surviving the merger (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Holding Company, and its name shall continue to be “California United Bank.”

1.2 Effective Date. This Merger Agreement shall become effective at the close of business on the day (the “Effective Date”) on which an executed counterpart of this Merger Agreement shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the General Corporation Law.

1.3 Articles of Incorporation, Bylaws and Charter. On the Effective Date, the Articles of Incorporation of Bank, as in effect immediately prior to the Effective Date, shall be and remain the Articles of Incorporation of the Surviving Corporation; the Bylaws of Bank shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed; the banking charter and certificate of authority of Bank issued by the Commissioner of the California Department of Financial Institutions (the “Commissioner”) shall be and remain the charter and certificate of authority of the Surviving Corporation; and the insurance of deposits coverage by the Federal Deposit Insurance Corporation (the “FDIC”) shall be and remain the deposit insurance of the Surviving Corporation.

1.4 Directors and Officers of the Surviving Corporation. On the Effective Date, the directors and officers of Bank immediately prior to the Effective Date shall become the directors and officers of the Surviving Corporation. The directors of the Surviving Corporation shall serve until the next annual meeting of shareholders of the Surviving Corporation or until such time as their successors are elected and have qualified.

1.5 Effect of the Merger.

(a) Assets and Rights. All rights, privileges, franchises and property of Bank or Subsidiary, and all debts and liabilities due or to become due to Bank or Subsidiary, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Bank or Subsidiary.

(b) Liabilities. All debts, liabilities, and obligations due or to become due of, and all claims or demands for any cause existing against, Bank or Subsidiary shall be and become the debts, liabilities, obligations or, and the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

(c) Creditor’s Rights and Liens. All rights of creditors of Bank or Subsidiary, and all liens upon the property of Bank or Subsidiary, shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the time of the merger.

(d) Pending Actions. Any action or proceeding pending by or against Bank or Subsidiary shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment with the right to appeal or review as in other cases as if the merger had not taken place or the Surviving Corporation may be substituted for Bank or Subsidiary, as the case may be.

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(e) Further Assistance. Bank and Subsidiary each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Section 1 and otherwise to carry out the intent and purposes thereof.

Section 2. Capital Stock of the Surviving Corporation.

2.1 Stock of Subsidiary. The shares of common stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and exchanged by Holding Company for 100 shares of fully paid common stock of Bank as the Surviving Corporation.

2.2 Stock of California United Bank. All shares of common stock of Bank issued and outstanding immediately prior to the Effective Date shall upon the Effective Date, by virtue of the merger and without any action on the part of the holders thereof, be exchanged for and converted into an equal number of shares of fully paid and nonassessable common stock of Holding Company.

2.3 Exchange of Stock. Upon the merger becoming effective:

(a) The shareholders of Bank of record at the time the merger becomes effective, for each share of common stock of Bank then held by them, shall be allocated and entitled to receive one share of the common stock of Holding Company;

(b) Holding Company shall issue the shares of its common stock which the shareholders of Bank shall be entitled to receive; and

(c) Outstanding certificates representing shares of the common stock of Bank shall thereafter represent shares of the common stock of Holding Company, and such certificates may, but need not, be exchanged by the holders thereof, after the merger becomes effective, for new certificates for the appropriate number of shares bearing the name of Holding Company.

2.4 Other Rights to Stock. Upon and by reason of the merger becoming effective:

(a) The options to purchase shares of common stock of Bank which have been granted by Bank pursuant to its 2005 Non-Qualified Equity Plans and 2007 Equity and Incentive Plan (the “Equity Plans”) shall be deemed to be options granted by Holding

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Company with the same terms and conditions and for the same number of shares of common stock of Holding Company. Holding Company shall issue replacement stock options for shares of its common stock so that appropriate adjustments to reflect this merger may be made to (i) the class and number of shares of common stock available for options under the Equity Plans and (ii) the class and number of shares and the price per share of the common stock subject to options outstanding under Bank’s Equity Plans.

(b) The shares of the common stock of the Bank awarded with such restrictions as set forth on the applicable award agreement pursuant to the Bank’s Equity Plans shall be deemed to be shares of the common stock of the Holding Company with the same terms, conditions and restrictions. Outstanding certificates representing shares of the common stock of the Bank awarded with such restrictions as set forth on the applicable award agreement pursuant to the Bank’s Equity Plans shall thereafter represent shares of the common stock of the Holding Company with such terms, conditions and restrictions as originally awarded by the Bank.

(c) From time to time, as and when required by the provisions of any agreement to which Bank or Holding Company shall become a party after the date hereof providing for the issuance of shares of common stock or other equity securities of Bank or Holding Company in connection with a merger into Bank or any other banking institution or other corporation, Holding Company will issue in accordance with the terms of any such agreement shares of its common stock or other equity securities as required by such agreement or in substitution for the shares of common stock or other equity securities of Bank required to be issued by such agreement, as the case may be, which the shareholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

Section 3. Approvals

3.1 Shareholder Approval. This Merger Agreement shall be submitted to the shareholders of Bank and Subsidiary for approval in accordance with the applicable provisions of the law.

3.2 Dissenters’ Rights. The provisions of Chapter 13, Section 1300 et seq. of the General Corporation Law of California (dissenters’ rights) shall not apply to the shareholders of the Bank.

3.3 Regulatory Approvals. The parties shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary or desirable for consummation of this merger and plan of reorganization on the terms herein provided, including, without being limited to, those consents and approvals referred to in Section 4.1(b).

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Section 4. Conditions Precedent, Termination and Payment of Expenses

4.1 Conditions Precedent to the Merger. Consummation of the merger is conditional upon:

(a) Approval of this Merger Agreement by the shareholders of Bank and Subsidiary, as required by law;

(b) Obtaining all other consents and approvals, and the satisfaction of all other requirements prescribed by law which are necessary for consummation of the merger, including, but not limited to, approval of the FDIC, the Commissioner and the Board of Governors of the Federal Reserve System;

(c) Obtaining all consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for Bank may be, necessary to permit or enable the Surviving Corporation, upon and after the merger, to conduct all or any part of the business and activities of Bank up to the time of the merger, in the manner in which such activities and business are then conducted;

(d) Bank’s obtaining for Holding Company, prior to the Effective Date, a letter, in form and substance satisfactory to Holding Company’s counsel, signed by each person who is an “affiliate” of Bank for purposes of Rule 145 of the Securities and Exchange Commission to the effect that: (i) such person will not dispose of any shares of Holding Company’s common stock to be received pursuant to the merger, in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder, or in any event prior to such time as financial results covering at least 30 days of post-merger combined operations have been published; and (ii) such person consents to the placing of a legend on the certificate(s) evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to giving of stop-transfer instructions to Holding Company’s transfer agent with respect to such certificate(s); and

(e) Performance by each party hereto of all of its obligations hereunder to be performed prior to the merger becoming effective.

4.2 Termination of the Merger. If any condition in Section 4.1 has not been fulfilled, or, in the opinion of a majority of the Board of Directors of any of the parties:

(a)	any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed merger which makes consummation of the merger inadvisable; or

(b)	for any other reason consummation of the merger is deemed inadvisable; then this Merger Agreement may be terminated at any time before the merger becomes effective. Upon termination, this Merger Agreement shall be void and of no further effect, and there shall be no liability by reason of this Merger Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or stockholders.

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4.3 Expenses of the Merger. All of the expenses of the merger, including filing fees, printing costs, mailing costs, accountant’s fees and legal fees shall be borne by the Surviving Corporation. In the event the merger is abandoned for any reason, the expenses shall be paid by the Bank.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to Merge and Plan of Holding Company Formation to be executed by their duly organized officers as of the day and year first above written.

CALIFORNIA UNITED BANK

By:
Name:	David I. Rainer
Title:	President

By:
Name:	Anita Y. Wolman
Title:	Secretary

CU MERGER COMPANY

By:
Name:	David I. Rainer
Title:	President

By:
Name:	Anita Y. Wolman
Title:	Secretary

CU BANCORP

By:
Name:	David I. Rainer
Title:	President

By:
Name:	Anita Y. Wolman
Title:	Secretary

7

Exhibit C

AGREEMENT AND PLAN OF

BANK HOLDING COMPANY MERGER

THIS AGREEMENT AND PLAN OF BANK HOLDING COMPANY MERGER (this “Agreement”) is made this ____ day of _________ __, 2012, by and between PREMIER COMMERCIAL BANCORP, a California corporation (“PC Bancorp”), and CU BANCORP, a California corporation (“CU Bancorp”), with reference to the following:

RECITALS

WHEREAS, on ____________ __, 2012, CU Bancorp, California United Bank, a California state-chartered bank (“CUB”), PC Bancorp, and Premier Commercial Bank, a national banking association, entered into an Agreement and Plan of Merger (the “Reorganization Agreement”) whereby a wholly-owned direct subsidiary of CU Bancorp (“CU Merger Sub”) merged with and into PC Bancorp, with CU Merger Sub disappearing and PC Bancorp surviving as a wholly-owned direct subsidiary of CU Bancorp (the “Merger”);

WHEREAS, immediately prior to the Merger, CU Bancorp and CUB reorganized pursuant to which CU Bancorp became the bank holding company for CUB (the “Bank Holding Company Formation”);

WHEREAS, as a result of the Merger, the authorized capital stock of PC Bancorp is 100 shares of common stock, no par value per share (the “PC Bancorp Common Stock”), of which 100 shares are issued and outstanding, all of which are held by CU Bancorp; and

WHEREAS, subject to the Closing (as that term is defined in the Reorganization Agreement) of the Merger, the parties hereto desire that PC Bancorp be merged with and into CU Bancorp pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, CU Bancorp and PC Bancorp hereby agree as follows:

AGREEMENT

1. “Subsequent Merger” of PC Bancorp with and into CU Bancorp. Subject to the prior Closing (as that term is defined in the Reorganization Agreement) of the Merger, at the Effective Time (as defined herein), CU Bancorp and PC Bancorp hereby agree that PC Bancorp will merge with and into CU Bancorp (the “Subsequent Merger”), with CU Bancorp the resulting or surviving corporation of the Subsequent Merger (the Surviving Corporation), pursuant to the provisions of Chapter 11 of the California Corporations Code.

2. Name and Location of the Surviving Corporation. The name of the Surviving Corporation will be “CU Bancorp.” The established offices and business locations of CU Bancorp and PC Bancorp will be the offices and locations of the Surviving Corporation.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of CU Bancorp, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. Directors and Officers. The directors and officers of CU Bancorp at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

5. Conversion of Securities. At the Effective Time, by virtue of the Subsequent Merger and without any action on the part of CU Bancorp, PC Bancorp, the holder of any of the CU Bancorp Common Stock or the holder of any PC Bancorp Common Stock, the following will occur:

(a) Each share of CU Bancorp Common Stock issued and outstanding immediately before the Effective Time shall continue to be issued and outstanding and shall not be changed, but shall remain the same as immediately before the Effective Time;

(b) Each share of PC Bancorp Common Stock issued and outstanding immediately prior to the Effective Time, shall upon the Effective Time, and without any further action on the part of the holders thereof or the parties hereto, be canceled and extinguished, without consideration. At the Effective Time, the stock transfer books of PC Bancorp will be closed and no transfer of PC Bancorp Common Stock will be made at or after the Effective Time;

(c) Any all securities convertible or exchangeable for CU Bancorp Common Stock, including stock options to purchase CU Bancorp Common Stock issued pursuant to CU Bancorp’s equity compensation plans shall continued to issued and outstanding and shall continue to be convertible or exchangeable for CU Bancorp Common Stock as set forth in the applicable agreement(s) or certificate evidencing such security; and

(d) Any shares of CU Bancorp Common Stock issued with restrictions as to vesting pursuant to CU Bancorp’s equity compensation plans shall continue to be issued and outstanding and subject to all restrictions as set forth in the applicable equity compensation plan and/or award agreement.

6. Effective Time. The Subsequent Merger shall become effective upon filing this Agreement and the Officers’ Certificates required by Section 1103 of the Code with the California Secretary of State (the “Effective Time”).

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7. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

8. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim.

9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

11. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

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IN WITNESS WHEREOF, CU Bancorp and PC Bancorp have caused this Agreement to be signed in their respective corporate names as of the date and year first above written.

PREMIER COMMERCIAL BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CU BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

4

Exhibit D

AGREEMENT AND PLAN OF

BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of ___________ ___, 2012, by and between CALIFORNIA UNITED BANK, a California state-chartered commercial (“CUB” or “Surviving Bank”), having its principal office in Encino, California, and PREMIER COMMERCIAL BANK, N.A., a national banking association (“PCB”), having its principal office in Anaheim, California, to which CU BANCORP, a California corporation (“CU Bancorp”), having its principal office in Encino, California, is a party, with reference to the following facts:

RECITALS

WHEREAS, PCB is a national banking association duly organized, validly existing and doing business in good standing under the laws of the United States of America, and has authorized capital stock which consists of [                ] shares of common stock, $5.00 par value, of which [                ] shares are outstanding (the “PCB Stock”), and [                ] shares of preferred stock, no par value, of which no shares are outstanding;

WHEREAS, CUB is a corporation duly organized, validly existing and doing business in good standing under the laws of the State of California, and has authorized capital stock which consists of 30,000,000 shares of common stock (“CUB Stock”), of which, as of the date hereof, there are 100 shares outstanding;

WHEREAS, CU Bancorp is a corporation duly organized, validly existing and doing business in good standing under the laws of the State of California, and has authorized capital stock of 75,000,000 shares of common stock, no par value per share, of which [                ] shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of serial preferred stock, no par value per share, of which there are no shares issued and outstanding;

WHEREAS, CU Bancorp owns all of the outstanding shares of PCB Stock and all of the outstanding shares of CUB Stock; and

WHEREAS, CUB, PCB and CU Bancorp deem it desirable and in the best interests of their respective corporations and their respective shareholders that CUB and PCB merge (the “Merger”) into a single corporation under and pursuant to the laws of the United States and of the State of California and to that end are entering into this Agreement and Plan of Bank Merger;

NOW, THEREFORE, CUB, PCB and CU Bancorp do hereby agree that, at the Effective Time (as hereinafter defined), PCB and CUB shall merge into a single corporation on the terms and conditions herein provided as follows:

AGREEMENT

ARTICLE I - MERGER

At the Effective Time, PCB shall be merged with and into CUB which shall thereupon be the Surviving Bank and a subsidiary of CU Bancorp. The separate corporate existence of PCB shall cease and CUB shall succeed to the properties, rights, privileges, powers, immunities and franchises of PCB. All rights of creditors and all liens upon the property of PCB shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

ARTICLE II - ARTICLES OF INCORPORATION;

BYLAWS; BOARD OF DIRECTORS AND OFFICERS; CHARTER

2.1 The Articles of Incorporation of CUB as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Bank without change or amendment, until altered, amended or repealed as provided for therein or by law.

2.2 The Bylaws of CUB as in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Bank without change or amendment, until altered, amended, or repealed as provided for therein or by law.

2.3 The directors of CUB at the Effective Time, plus Kenneth J. Cosgrove and _______, will become and shall serve as the directors of the Surviving Bank until such time as their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

2.4 The officers of CUB at the Effective Time will become the officers of the Surviving Bank and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

2.5 The Banking Charter and Certificates of Authority of CUB issued by the Department of Financial Institutions shall be and remain the Charter and Certificates of Authority of the Surviving Bank; and CUB’s insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the insurance of deposits coverage of the Surviving Bank.

2.6 Pursuant to California Financial Code Section 4888, the banking offices of PCB shall become branch banking offices of CUB, the loan production offices of PCB shall become the loan production offices of CUB, and all safe deposit, deposit and loan customers of PCB shall, by operation of law, become customers of CUB.

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ARTICLE III - CONVERSION OF SHARES

In and by virtue of the Merger, the shares of PCB Stock, CUB Stock and CU Bancorp Stock outstanding at the Effective Time shall be converted as follows:

(a) At the Effective Time, each issued and outstanding share of CU Bancorp Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of CU Bancorp Stock;

(b) At the Effective Time, each issued and outstanding share of CUB Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of CUB Stock, the shares of the Surviving Bank; and

(c) At the Effective Time, each share of PCB Stock issued and outstanding immediately prior to the Effective Time, shall upon the Effective Time, and without any further action on the part of the holders thereof or the parties hereto, be canceled and extinguished, without consideration. At the Effective Time, the stock transfer books of PCB will be closed and no transfer of PCB Stock will be made at or after the Effective Time.

ARTICLE IV - FURTHER ASSURANCES

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such conveyances, deeds, transfers, assignments and other documents and/or instruments, and will take or cause to be taken such further or other action as CU Bancorp or CUB may deem necessary or desirable in order to vest in and confirm to CUB title to and possession of all of PCB’ s property, rights, privileges, powers, franchises and interests hereunder and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE V - EFFECTIVE TIME

The Merger shall become effective at the close of business on the day on which an executed copy of this Agreement with all requisite accompanying certificates shall have been filed with the Commissioner of Financial Institutions in accordance with Section 4887(a) of the California Financial Code, shall have been filed with the California Secretary of State, in accordance with Section 1103 of the California General Corporation Law, and thereafter filed with the Commissioner of Financial Institutions, in accordance with Section 4887(b) of the California Financial Code.

ARTICLE VI - CONDITIONS

The filing of this Agreement with the California Secretary of State and the Commissioner of Financial Institutions, as provided in Article V above, is subject to the prior approvals of the California Department of Financial Institutions and the Federal Reserve Board to the Merger contemplated herein and the expiration of all statutory waiting periods.

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ARTICLE VII - TERMINATION

This Agreement may be terminated at any time prior to the Effective Time before or after approval thereof by the shareholder of CUB or PCB, or by the mutual consent and action of the Boards of Directors of CUB, PCB and CU Bancorp.

ARTICLE VIII - CHOICE OF LAW

This Agreement has been executed in the State of California and its validity, interpretation and performance shall be controlled by and construed under the laws of the State of California.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement to be signed by their respective Presidents and Secretaries as of the day and year first written above.

PREMIER COMMERCIAL BANK

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CU BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

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EXHIBIT E

FORM OF SHAREHOLDER AGREEMENT

This Shareholder Agreement, effective as of ___________________, 2011 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CU Bancorp, a California corporation (“CUB”) and California United Bank, a California state chartered bank (“CUNB”), Premier Commercial Bancorp, a California corporation (“PCBP”) and Premier Commercial Bank, N.A., a national banking association (“PCB”) and each of the undersigned Shareholders (each, a “Shareholder” and, collectively, the “Shareholders”) of PCBP. Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between CUB and CUNB and PCBP and PCB (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), PCBP will merge with and into CUB and PCB will merge with and into CUNB and CUB and CUNB, respectively, shall survive.

WHEREAS, as a condition and inducement to CUB to enter into the Merger Agreement and consummate the Merger, the Shareholders desire to execute and deliver to CUB a shareholder agreement upon the terms set forth herein.

WHEREAS, each Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of PCBP as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of PCBP Common Stock Subject to this Agreement,” and such Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of PCBP Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of PCBP acquired by such Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, each Shareholder represents and warrants to CUB and CUNB that (i) such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of such Shareholder’s and his spouse’s interest in the outstanding capital stock and voting securities of

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PCBP, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Such Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the merger of PCBP with and into CUB or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with CUB’s prior written consent, from the date hereof through and including the date of the PCBP shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under such Shareholder’s control to, deposit any Shares in a voting trust.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of PCBP at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PCBP with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of PCBP at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PCBP with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving PCBP. No Shareholder shall commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Date, each Shareholder will not take any action to exercise or perfect such Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

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(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of PCBP or PCB, to the extent applicable, it being understood that this Agreement shall apply to each Shareholder solely in his or her capacity as a shareholder of PCBP or PCB, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to CUB as follows:

(a) Each Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, each Shareholder, in the Shareholder’s capacity as a shareholder of PCBP, will not (and will use such Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Shareholder or PCBP, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of PCBP, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate PCBP or otherwise distribute to the shareholders of PCBP all or any substantial part of the business, properties or capital stock of PCBP (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning PCBP’s business, properties or assets to any corporation, partnership, person or other entity or group (other than CUB, or any affiliate, associate, agent or representative of CUB) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of PCBP, request that a special meeting of the shareholders of PCBP

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be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in such Shareholder’s capacity as a shareholder of PCBP, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Shareholder shall promptly inform CUB as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party.

(c) Each Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by such Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, PCBP shall not, and such Shareholder hereby unconditionally and irrevocably instructs PCBP to not, record such vote unless and until such Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If a Shareholder is a natural person and is a member of PCBP or PCB’s Board, then this Agreement will apply to the exercise by such Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of such Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of CUB, to carry out the purpose and intent of this Agreement. At CUB’s request each Shareholder and his spouse or other joint holder of the Shares will execute an irrevocable proxy providing CUB with the ability and right to vote the Shareholder’s Shares at any meeting of the shareholders of PCBP or in connection with any solicitation of shareholder votes by PCBP by written consent.

7. Consent and Waiver. Each Shareholder hereby consents to and approves the actions taken by the board of directors of PCBP in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party; provided, however, that such Shareholder shall not be required by this Section 6 to give any consent or waiver in his or her capacity as a director or officer of PCBP.

8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Each Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by CUB.

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10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of PCBP. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by a Shareholder shall survive the death or incapacity of such Shareholder and any obligation of a Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of a Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PCBP affecting the Shares, or the acquisition of additional shares of capital stock of PCBP by any Shareholder, the number of shares of capital stock of PCBP listed under the heading “Total Number of Shares of PCBP Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of PCBP issued to or acquired by such Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require a Shareholder, CUB, PCBP, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind each Shareholder solely as a security holder of PCBP only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below such Shareholder’s signature at the end hereof.

(ii) If to CUB, to:

California United Bank

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Attention: David I. Rainer

President and Chief Executive Officer

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: drainer@cunb.com

(iii) If to PCBP:

Premier Commercial Bank

Premier Commercial Bancorp

2400 E. Katella Avenue, Suite 200

Anaheim, California 92806

Attention: Kenneth J. Cosgrove

Chairman and Chief Executive Officer

Telephone:

Facsimile:

E-mail: KCosgrove@PCBPoc.com

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

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(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CALIFORNIA UNITED BANK		CU BANCORP

By:		By:
Name:	David I. Rainer	Name:	David I. Rainer
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

PREMIER COMMERCIAL BANK, N.A.		PREMIER COMMERCIAL BANCORP

By:		By:
Name:	Kenneth J. Cosgrove	Name:	Kenneth J. Cosgrove
Title:	Chairman and Chief Executive Officer	Title:	Chairman and Chief Executive Officer

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SHAREHOLDER COUNTERPART SIGNATURE PAGE

SHAREHOLDER:

By:
	Name:	Kenneth J. Cosgrove
	Title:	Director, Chairman of the Board & Chief Executive Officer
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ___________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
	Name:	Gene Hatz
Title:
Address:

Attn:
Fax:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
	Name:	Robert Matranga
Title:
Address:

Attn:

Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ___________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
	Name:	Ash Patel
Title:
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
	Name:	Steven Perryman
Title:
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ___________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
	Name:	Mel Smith
Title:
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
	Name:	Ronald P. Thon
Title:
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ___________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
	Name:	Anthony Vitti
Title:
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
	Name:	Stephen W. Pihl
	Title:	Executive Vice President, Chief Credit Officer
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ___________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
	Name:	Viktor R. Uehlinger
	Title:	Executive Vice President, Chief Financial Officer
Address:

Attn:
Fax:

Total Number of Shares of PCBP Common Stock Subject to this Agreement ________________

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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EXHIBIT A-1

PERSONS EXECUTING SHAREHOLDER AGREEMENT

All PCBP DIRECTORS AND EXECUTIVE OFFICERS

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APPENDIX A

Shareholder Name: _____________________________

Number of Shares: _____________________________

Exceptions to Representations:

☐	Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐	Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

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EXHIBIT F

FORM OF NON-SOLICITATION, NON-COMPETITION AND

CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of _____, 2011, is entered into by and between CU Bancorp and California United Bank (collectively “CUB”), and ____________ (the “Undersigned”).

RECITALS

A. CUB and Premier Commercial Bancorp and Premier Commercial Bank (Premier Commercial Bancorp and Premier Commercial Bank, N.A. are referred to collectively herein as “PCB”) have entered into an Agreement and Plan of Merger dated as of _____________, 2011 (the “Merger Agreement”).

B. The Undersigned is a director, officer or shareholder of PCB.

C. As an inducement to and as a condition to CUB’s entering into and carrying out the terms of the Merger Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement (as defined below) for the benefit of any Person or entity other than CUB.

D. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom PCB or CUB has an existing relationship for Financial Services (as defined below) from the date of the Merger Agreement until immediately prior to the Effective Date (as that term is defined in the Merger Agreement) or with whom CUB, its parents, affiliates and subsidiaries has an existing relationship for Financial Services at any point from the date of the Merger Agreement.

“CUB” shall mean CU Bancorp, California United Bank, and their respective parents, subsidiaries and affiliates.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union.

“Financial Services” shall mean the origination, purchasing, selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom PCB or CUB has actively pursued a relationship for Financial Services at any time prior to and between the date of the Merger Agreement and the Effective Date or with whom CUB actually pursues a relationship for Financial Services from and after the Effective Date; provided, however, PCB’s or CUB’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

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“Restricted Territory” means Los Angeles County and Orange County, California.

“Surviving Bank” means CUB, its parents, subsidiaries and affiliates and/or the bank which is the surviving entity after the Merger.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of PCB or CUB of which the Undersigned has acquired, or may hereafter acquire, knowledge and possession as a director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of PCB, and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or Prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of PCB.

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Undersigned, and CUB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a) CUB would not enter into the Merger Agreement unless the Undersigned agrees not to engage in the provision of Financial Services in conjunction with CUB or the Surviving Bank or any of their respective subsidiaries or successors, use Trade Secrets for the benefit of any Person or entity other than CUB or the Surviving Bank or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit officers or employees of CUB or the Surviving Bank, or any of their respective subsidiaries or successors. Accordingly, this Agreement is a material inducement for CUB to enter into and to carry out the terms of the Merger Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce CUB to enter into and carry out the terms of the Merger Agreement.

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(b) By virtue of his or her position with PCB, the Undersigned has developed considerable expertise in the business operations of PCB and has or will develop considerable expertise in the business operations of CUB and/or the Surviving Bank. Undersigned has had and will have access to Trade Secrets. Undersigned recognizes that CUB would be irreparably damaged, and its substantial investment in PCB materially impaired, if the Undersigned were to engage in the provision of Financial Services in competition with CUB or the Surviving Bank, or disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of PCB, CUB or the Surviving Bank to terminate such Person’s relationships with, or to take any action that would be disadvantageous to, PCB, CUB or the Surviving Bank. Moreover, Undersigned recognizes that PCB and CUB would be irreparably damaged, and CUB’s substantial investment in PCB materially impaired if the Undersigned were to solicit or aid in the solicitation of any Person who is a PCB, CUB, or Surviving Bank officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, PCB, CUB or the Surviving Bank. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

ARTICLE II

NON-SOLICITATION NON-COMPETITION AND CONFIDENTIALITY

2.1 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of PCB and, after the Effective Date, other than for the benefit of CUB and the Surviving Bank, the Undersigned (a) shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person, and if the Undersigned is not continuing his or her service as a director or officer of CUB or the Surviving Bank, shall deliver, on and after the Effective Date, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Undersigned, to the Surviving Bank.

2.2 Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives CUB prompt notice of such requirement in advance of such disclosure.

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(b) The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives CUB prompt notice of such requirement in advance of such disclosure; or

(c) In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives CUB prompt notice of such requirement in advance of such disclosure.

2.3 Non-Solicitation.

(a) Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending on the later of: (i) two years from and after the Effective Date or, (ii) two years from and after the date on which the Undersigned is no longer a Director or employee of CUB or the Surviving Bank, the Undersigned shall not, directly or indirectly, without the prior written consent of CUB or the Surviving Bank, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or use any Trade Secret to induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of PCB, CUB and/or the Surviving Bank as of the date of said solicitation to terminate such Person’s relationships with PCB, CUB and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by or provides service for PCB, CUB or the Surviving Bank, the Undersigned, upon the reasonable request of PCB, CUB or the Surviving Bank, agrees to use his or her best efforts to retain the business of the Surviving Bank and promote the acquisition of new business by the Surviving Bank.

(b) Non-Solicitation of Officers or Employees. From the date hereof and for the period ending on the later of: (i) two years from and after the Effective Date or, (ii) two year from and after the date on which the Undersigned is no longer a Director or employee of CUB or the Surviving Bank, the Undersigned shall not, directly or indirectly, without the prior written consent of CUB or the Surviving Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of PCB, CUB and/or the Surviving Bank to terminate such Person’s relationships with PCB, CUB and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by PCB, CUB or the Surviving Bank, the Undersigned, upon the reasonable request of PCB, CUB or the Surviving Bank, agrees to use his or her best efforts to retain the officers and employees of the Surviving Bank. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: any person employed by PCB, CUB and/or the Surviving Bank at the time of the solicitation or attempted solicitation, and/or any person who was employed by PCB, CUB and/or the Surviving Bank at any time within the forty-five (45) days prior to the date of said solicitation or attempted solicitation.

2.4 Non-Competition. Without the prior written consent of CUB, which may be withheld in CUB’s sole and absolute discretion, from the date of the Undersigned’s termination of service as a director or employee of PCB, CUB or the Surviving Bank, as applicable, until the date that is two (2) years following such termination date, the Undersigned shall not, directly or indirectly, own, manage, operate, control, engage in or have any interest in any Person, firm,

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corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services in the Restricted Territory.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand, and CUB and the Surviving Bank on the other, and the existence of any claim or cause of action by the Undersigned against PCB, CUB and/or the Surviving Bank or any of their respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

(b) Unless sooner terminated under subsection (a) of this Section 4.3, the obligations of the Undersigned under this Agreement shall terminate only on the mutual agreement of the Undersigned and CUB or the Surviving Bank.

4.4 Specific Performance. Undersigned acknowledges and agrees that irreparable injury will result to CUB and/or the Surviving Bank in the event of a breach of any of the provisions of this Agreement and that CUB and/or the Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CUB and/or the Surviving Bank may have, CUB and/or the Surviving Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Undersigned or any affiliates, agents or any other Persons acting for or with Undersigned in any capacity whatsoever, and Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Undersigned, CUB and/or the Surviving Bank shall have the right to

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inform any third party that CUB and/or the Surviving Bank reasonably believes to be, or to be contemplating, participating with Undersigned or receiving from Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CUB and/or the Surviving Bank hereunder, and that participation by any such Persons with Undersigned in activities in violation of Undersigned’s agreement with CUB and/or the Surviving Bank set forth in this Agreement may give rise to claims by CUB and/or the Surviving Bank against such third party.

4.5 Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile or e-mail transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CUB or the Surviving Bank:

California United Bank

Attention: David I. Rainer

President and Chief Executive Officer

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: drainer@cunb.com

With a Copy to:

Anita Wolman

General Counsel

California United Bank

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: awolman@cunb.com

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If to Undersigned:

___________________________________

___________________________________

___________________________________

___________________________________

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by CUB and/or the Surviving Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CUB or the Surviving Bank of a breach of any provision of this Agreement by Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by CUB only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of CUB, the Surviving Bank and their respective successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of California applicable to contracts between California parties made and performed in this state.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

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CALIFORNIA UNITED BANK,		UNDERSIGNED

a California state chartered bank

By:
Name:	David I. Rainer	(Signature)
Title:	President and Chief Executive Officer	(Name)

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EXHIBIT B-1

PERSONS EXECUTING NON-SOLICITATION NON-COMPETITION AND

CONFIDENTIALITY AGREEMENT

All Directors of Bank and Bancorp

Chief Executive Officer

President

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Exhibit G

FORM OF

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into this             day of             , 2011, by and between Premier Commercial Bancorp, a California corporation (“Premier Commercial Bancorp”) and             (“Affiliate”) with reference to the following facts:

RECITALS

A. California United Bank, a California state-chartered bank (“California United Bank”), CU Bancorp, a California corporation (“CU Bancorp”), Premier Commercial Bancorp, and Premier Commercial Bank, a California state-chartered commercial bank (“Premier Commercial Bank”) have entered into that certain Agreement and Plan of Merger dated as of this date (the “Reorganization Agreement”), pursuant to which: (i) CU Bancorp and California United Bank will reorganize and CU Bancorp will become the bank holding company for California United Bank (the “Bank Holding Company Formation”); (ii) immediately thereafter, CU Bancorp will cause the merger of a wholly-owned merger subsidiary with and into Premier Commercial Bancorp (the “Merger”), with Premier Commercial Bancorp as the resultant or surviving corporation in the Merger (the “Surviving Corporation”); (iii) immediately thereafter, the Surviving Corporation will merge with CU Bancorp (the “Bank Holding Company Merger”) with the CU Bancorp as the resultant or surviving bank holding company (the “Surviving Bank Holding Company”) for California United Bank and Premier Commercial Bank; and (iv) immediately thereafter, the Surviving Bank Holding Company will cause the merger of California United Bank with Premier Commercial Bank (the “Bank Merger”) with California United Bank as the resultant or surviving bank in the Bank Merger (the “Surviving Bank”).

B. As a condition to its willingness to enter into the Reorganization Agreement, and in reliance on Affiliate’s representations, warranties, covenants and agreements hereunder, Premier Commercial Bancorp has requested that Affiliate agree, and Affiliate has agreed, to enter into this Agreement and to perform Affiliate’s duties and obligations hereunder.

NOW, THEREFORE, in consideration of the promises and of the representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

AGREEMENT

1.	AGREEMENTS OF AFFILIATE

1.1 Agreement to Vote. At any meeting of the shareholders of California United Bank to approve the Holding Company Formation, the Merger, the Reorganization Agreement and the transactions contemplated thereby, Affiliate shall vote or cause to be voted all shares of common stock of California United Bank, no par value per share (“California United Bank Stock”) owned by Affiliate and any other shares of California United Bank Stock hereafter acquired by Affiliate in favor of, and to approve, the principal terms of the Holding Company Formation, the Merger and any other matter contemplated by the Reorganization Agreement which requires the approval of the shareholders of California United Bank.

1.2 Agreement to Recommend. Subject to Affiliate’s fiduciary obligations under applicable law, Affiliate shall recommend to the shareholders of California United Bank to vote in favor of, and to approve, the principal terms of the Merger and any other matters contemplated by the Reorganization Agreement.

1.3 Restrictions on Dispositions. Affiliate agrees that, except with the prior written consent of Premier Commercial Bancorp, or pursuant to the Merger, Affiliate will not pledge nor otherwise encumber, sell, assign or otherwise dispose of any shares of California United Bank Stock currently owned or acquired by Affiliate after the date of this Agreement.

1.4 Cooperation. Subject to Affiliate’s fiduciary obligations under applicable law, Affiliate agrees to cooperate fully with Premier Commercial Bancorp and Premier Commercial Bank in connection with the Merger and the other transactions contemplated in the Reorganization Agreement.

2.	Representations and Warranties of Affiliate

Affiliate represents and warrants to and agrees with Premier Commercial Bancorp as follows:

2.1 Capacity. Affiliate has all the requisite capacity and authority to enter into and perform Affiliate’s obligations under this Agreement.

2.2 Binding Agreement. This Agreement constitutes the valid and binding obligation of Affiliate, except as the enforcement hereof may be limited by general principles of equity.

2.3 Non-Contravention. The execution and delivery of this Agreement by Affiliate does not, and the performance by Affiliate of Affiliate’s obligations hereunder and the consummation by Affiliate of the transactions contemplated hereby will not, violate or conflict with or constitute a default under any agreement, instrument, contract or other obligation or any order; arbitration award, judgment or decree to which Affiliate is a party or by which Affiliate is bound, or any statute, rule or regulation to which Affiliate or any of Affiliate’s property is subject.

2.4 Ownership of Shares. Schedule 1 hereto correctly sets forth the number of shares of California United Bank Stock owned by Affiliate, or with respect to which Affiliate has voting power or beneficial ownership, as of the date hereof. Affiliate has good title to all of the shares of California United Bank Stock indicated as owned by Affiliate in the capacity set forth on Schedule 1 as of the date hereof and such shares of California United Bank Stock are so owned free and clear of any liens, security interests, charges or other encumbrances, except as set forth in Schedule 1.

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3.	TERMINATION

3.1 Termination Date. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the termination of the Reorganization Agreement in accordance with the terms thereof, or (ii) the consummation of the Merger and the other matters contemplated by the Reorganization Agreement.

3.2. Effect of Termination. Upon the termination of this Agreement in accordance with Section 3.1 hereof, the respective obligations of the parties hereto shall immediately become void and have no further force or effect.

4. EQUITABLE RELIEF. Affiliate acknowledges and agrees that Premier Commercial Bancorp’s remedies at law for breach of any of the provisions of this Agreement may be inadequate and, in recognition of this fact, Affiliate agrees that, in the event of such breach, in addition to any remedies at law it may have, Premier Commercial Bancorp, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Affiliate further acknowledges that should Affiliate violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Premier Commercial Bancorp and that in addition to any other remedies it may have, Premier Commercial Bancorp shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

5.	Miscellaneous

5.1 Expenses. Each party hereto shall pay its own costs and expenses, including, without limitation, those of its attorneys and accountants, in connection with this Agreement and transactions covered and contemplated hereby.

5.2 Notices. All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail; or first class, certified or registered, postage prepaid, and properly addressed as follows:

(a)	If to Premier Commercial Bancorp: Kenneth J. Cosgrove President and Chief Executive Officer 2400 E Katella Avenue, # 125 Anaheim, California 92806 Phone (714) [ - ] Fax (714) [ - ]

(b)	If to Affiliate: to the address noted on the final page hereof.

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The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 5.2.

5.3 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by Affiliate without the prior written consent of Premier Commercial Bancorp and any purported assignment in violation of this Section 5.3 shall be null and void.

5.4 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term “party” or “parties” shall refer only to Premier Commercial Bancorp and Affiliates.

5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

5.6 Governing Law; Jurisdiction. This Agreement is made and entered in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder. In an action or suit brought by Affiliate or Premier Commercial Bancorp to enforce any provision hereof, or for damages for the breach hereof, such action or suit shall be commenced and maintained exclusively in the state superior courts located in San Diego County, California or Federal district courts located in San Diego County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

5.7 Attorney’s Fees. In the event Affiliate or Premier Commercial Bancorp brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such action or suit, including, without limitation, legal fees and court costs (whether or not taxable as such).

5.8 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

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5.9 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

5.10 Entire Agreement. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representation, statements, warranties or agreements other than those expressed herein. This Agreement, in addition to the applicable provisions of the Reorganization Agreement, embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

5.11 Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the minimum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

5.12 Not in Director Capacity. Affiliate, who is a director of California United Bank, makes no agreement or understanding herein in his or her capacity as such director. Affiliate signs solely in his or her capacities as owner of or holder of the power to vote shares of California United Bank Stock.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PREMIER COMMERCIAL BANCORP

By:
Kenneth J. Cosgrove, President and Chief Executive Officer

AFFILIATE

(Signature)

(Name)

(Street Address)

(City, State and Zip Code)

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SCHEDULE 1

Name	Number		Nature of Ownership
	Shares	Options

1

Appendix C

Selected sections of Chapter 13 of the California Corporation Code

§ 1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302. (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Stamping or endorsing dissenting shares

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

C-2

§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

C-3

Appendix D

December 7, 2011

Board of Directors

Premier Commercial Bancorp

2400 E. Katella Avenue, Suite 200

Anaheim, California 92806

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Premier Commercial Bancorp, Anaheim, California (“PC Bancorp”) of the consideration to be received by PC Bancorp in the merger (the “Merger”) of PC Bancorp and CU Bancorp, Encino, California (“CU Bancorp”) the to be formed holding company for California United Bank (“CUB”) pursuant to the Agreement and Plan of Merger by and between CU Bancorp, CUB, PC Bancorp and Premier Commercial Bank, the wholly-owned subsidiary of PC Bancorp (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, the holders of PC Bancorp common stock (other than holders of Excluded Shares and Dissenting Shares) shall be entitled to receive as aggregate consideration in the form of shares of CU Bancorp common stock for all shares of PC Bancorp common stock outstanding immediately prior to the Effective Time the difference of (i) 3,721,442; minus (ii) the sum of Excluded Shares; and Dissenting Shares (the “Stock Consideration”). The Stock Consideration shall be adjusted, if at all, in the event the Closing Price and the Announcement Price deviate from one another by more than 10% and less than or equal to 25%, as defined in Section 3.1.2 of the Merger Agreement. All capitalized items used in this paragraph shall have the meanings ascribed to them in the Merger Agreement. The terms of the Merger are more fully set forth in the Merger Agreement.

Based on the issuance of 3,721,442 shares of CU Bancorp common stock and a closing price of $10.25 for CUB common stock, PC Bancorp will receive Merger consideration of $38,144,780.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.	Reviewed the terms of the draft of the Merger Agreement dated December 5, 2011;

Vining-Sparks Community Bank Advisory Group

1601 W. 38th Street • Suite 207 • Austin,Texas 78731

(512) 495-9890 • Fax (512) 495-9894

Member B-lRA/SIPC

Board of Directors

Premier Commercial Bancorp

December 7, 2011

2.	Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of PC Bancorp and CUB, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

3.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of each company furnished to us by PC Bancorp and CUB management;

4.	Held discussions with members of executive and senior management of PC Bancorp and CUB concerning the past and current results of operations of PC Bancorp and CUB, their respective current financial condition and managements’ opinion of their respective future prospects;

5.	Reviewed reported market prices and historical trading activity of PC Bancorp and CUB common stock;

6.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

7.	Reviewed the potential pro forma impact of the Merger; and

8.	Performed such other financial studies, analyses and investigations, as we considered appropriate under the circumstances.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by PC Bancorp and CUB, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowance for loan losses set forth in the balance sheets of PC Bancorp and CUB at September 30, 2011 was adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of PC Bancorp or CUB, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of PC Bancorp or CUB, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although

Board of Directors

Premier Commercial Bancorp

December 7, 2011

subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm its opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Merger Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of PC Bancorp’s common stock than the Merger.

Vining Sparks IBG, L.P. (“Vining Sparks”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of PC Bancorp and will receive a fee for our services, which is payable upon delivery of this opinion.

Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of PC Bancorp common stock in the Merger and does not address PC Bancorp’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of PC Bancorp, and our opinion does not constitute a recommendation to any director of PC Bancorp as to how such director should vote with respect to the Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of PC Bancorp or CUB, or any class of such persons relative to the consideration to be received by the holders of the common stock of PC Bancorp in the transaction or with respect to the fairness of any such compensation.

In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with CUB and PC Bancorp and/or its subsidiary bank for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of PC Bancorp in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The opinion herein expressed is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This opinion was approved by the fairness opinion committee of Vining Sparks.

Board of Directors

Premier Commercial Bancorp

December 7, 2011

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of PC Bancorp common stock is fair to the holders of PC Bancorp common stock, from a financial point of view.

Sincerely,

VINING SPARKS IBG, L.P.

Appendix E

December 8, 2011

Board of Directors

California United Bank

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Dear Members of the Board:

We understand that CU Bancorp, a California corporation (“CU Bancorp”), California United Bank, a California state-chartered commercial bank (“CUB”), Premier Commercial Bancorp, a California corporation (“PC Bancorp”), and Premier Commercial Bank, N.A., a national banking association and the wholly-owned subsidiary of PC Bancorp (“PCB”), are about to enter into an Agreement and Plan of Merger, to be dated on or about December 8, 2011 (the “Agreement”), pursuant to which CU Bancorp will acquire all of the issued and outstanding shares of PC Bancorp common stock, no par value (the “PC Bancorp Common Stock”), in exchange for shares of the no par value common stock of CU Bancorp (the “CU Bancorp Common Stock”) through the merger of a wholly-owned subsidiary of CU Bancorp (“CU Merger Sub”) with and into PC Bancorp (the “Merger”), with PC Bancorp surviving the Merger (the “Surviving Corporation”).

We understand from the Agreement that immediately prior to the Merger, CU Bancorp and CUB will reorganize pursuant to which CU Bancorp will become the bank holding company for CUB through the merger of CUB with and into a wholly-owned subsidiary of CU Bancorp formed specifically to facilitate this transaction (the “Bank Holding Company Formation”). Further, after the consummation of the Bank Holding Company Formation and the Merger and subject to the terms and conditions of the Agreement, the Surviving Corporation will merge with and into CU Bancorp (the “Bank Holding Company Merger”) with CU Bancorp surviving the Bank Holding Company Merger (the “Surviving Bank Holding Company”). Additionally, after the consummation of the Bank Holding Company Formation, the Merger and the Bank Holding Company Merger and subject to the terms and conditions of this Agreement, PCB will be merged with and into CUB (the “Bank Merger”) with CUB surviving the Bank Merger and continuing operations under its California banking charter and as the wholly-owned bank subsidiary of the Surviving Bank Holding Company (the “Surviving Bank”).

Pursuant and subject to the terms and conditions of the Agreement, and, except as otherwise set forth therein, at the Effective Time (as defined in the Agreement): (a) CU Bancorp will cause CU Merger Sub to merge with and into PC Bancorp, with PC Bancorp as the Surviving Corporation; and (b) the separate existence of CU Merger Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CU Merger Sub shall be vested in and assumed by the Surviving Corporation.

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Board of Directors

California United Bank

Except as may be adjusted pursuant to the provisions of Section 3.1.2 of the Agreement, the holders of PC Bancorp Common Stock (other than holders of Excluded Shares and Dissenting Shares) shall be entitled to receive as aggregate consideration, in exchange for all shares of PC Bancorp Common Stock outstanding immediately prior to the Effective Time (excluding Excluded Shares and Dissenting Shares but including shares issued upon exercise of PC Bancorp Options as permitted pursuant to Section 3.3 of the Agreement and shares issued in connection with a stock dividend, if any, as permitted by Section 6.1.2(B) of the Agreement), the number of shares of CU Bancorp Common Stock equal to the difference of (i) 3,721,442; minus (ii) the sum of (A) Excluded Shares; and (B) Dissenting Shares (the “Stock Consideration”).

We note that Section 3.1.2 of the Agreement provides for a possible adjustment of the Stock Consideration (the “Adjusted Stock Consideration”) in the event the Closing Price and the Announcement Price (as these terms are defined in Section 3.1.4 of the Agreement) deviate from one another by more than 10% and less than or equal to 25% as follows:

(A) In the event the Closing Price is more than 110% of the Announcement Price, then the Adjusted Stock Consideration shall be:

The product of (i) Stock Consideration, (ii) Announcement Price, and (iii) 110%;

divided by the Closing Price

(B) In the event the Closing Price is less than 90% of the Announcement Price, then the Adjusted Stock Consideration shall be:

The product of (i) Stock Consideration, (ii) Announcement Price, and (iii) 90%;

divided by the Closing Price.

(C) In the event the Closing Price more than 125% of the Announcement Price or the Closing Price is less than 75% of the Announcement Price, then CU Bancorp and CUB shall have the right, in their sole discretion, to terminate the Agreement pursuant to Section 11.1.10 thereof and PC Bancorp and PCB shall have the right, in their sole discretion, to terminate the Agreement pursuant to Section 11.1.11 thereof.

(D) In the event the Closing Price is more than 125% of the Announcement Price or the Closing Price is less than 75% of the Announcement Price and neither CU Bancorp and CUB nor PC Bancorp and PCB exercise their right to terminate the Agreement, the Adjusted Stock Consideration shall be determined under the formula above as if the Closing Price was 125% of the Announcement Price, or 75% of the Closing Price, as applicable.

Board of Directors

California United Bank

Pursuant to the terms of the Agreement, and except as otherwise set forth therein, at the Closing, each share of PC Bancorp Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the number of shares of CU Bancorp Common Stock (the “Per Share Stock Consideration”) determined by dividing (i) either the Stock Consideration or the Adjusted Stock Consideration (as such terms are defined in the Agreement), as applicable; by (ii) the shares of PC Bancorp Common Stock outstanding immediately prior to the Effective Time including without limitation, Dissenting Shares (other than Excluded Shares). The Stock Consideration or the Adjusted Stock Consideration, as applicable, multiplied by the Closing Price (as defined in the Agreement) is referred to in the Agreement as the “Merger Consideration.”

As of the date of this opinion, and based on the current estimated PC Bancorp shares outstanding of 3,648,473, the Per Share Stock Consideration, expressed as a ratio, is 1.02 shares of CUB common stock for each share of PC Bancorp.

Assuming the Closing Price is equivalent to CUB’s closing price of $10.25 per share on December 5, 2011, PC Bancorp shareholders (in the aggregate) will have the right to receive 3,721,442 shares of CUB common stock, at $10.25 per share, or an equivalent value of $38.1 million in Merger Consideration (or $10.45 per share of PC Bancorp common stock). We have also assumed for purposes of this opinion that the estimated in-the-money value of PC Bancorp’s options outstanding at closing is $507,767, and will be paid in cash to PC Bancorp option holders.

We note that the changes in the Closing Price within an agreed range around the Announcement Price will cause the aggregate total Merger Consideration to vary from a low of approximately $34,330,302 to a high of approximately $41,959,259 as of the closing date. Since the Closing Price, as described in the Agreement, and related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments in the Merger Consideration attributable to adjustments in the Closing Price beyond the given ranges above, if any, have not been accounted for in this fairness opinion. Our opinion assumes that the Closing Price will be equal to or greater than $7.69 per share, and less than or equal to $12.81 per share, and that the Merger Consideration will be not less than $34,330,302 and not more than $41,959,259 as of the closing date.

For purposes of the opinion, we have therefore assumed that CUB will issue 1.020 shares of CUB common stock for each share of PC Bancorp common stock, for total Merger Consideration of not less than $34,330,302 and not more than $41,959,259.

The description of the Merger, Stock Consideration, Adjusted Stock Consideration, Per Share Stock Consideration, Exchange Ratio, Merger Consideration are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement. In connection therewith, you have requested our opinion as to whether the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of the CUB from a financial point of view.

Board of Directors

California United Bank

Hovde Financial, Inc. (“Hovde”), as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by CUB to act as its financial advisor in connection with the Merger.

We will receive compensation from CUB in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Additionally, we, or our affiliates have received compensation in the past, and may receive compensation from CUB in the future, in connection with certain other advisory services, which may include, without limitation, an initial fee for providing general financial advisory services, a fairness opinion fee that is contingent upon the issuance of other opinion letters and a completion fee that is contingent upon the consummation of other corporate transactions. Further, CUB has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagements. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and its affiliates and CUB.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning CUB, PC Bancorp and PCB;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning CUB, PC Bancorp and PCB;

(iv)	analyzed financial projections prepared by certain members of CUB’s and PC Bancorp’s senior management;

(v)	discussed with certain members of CUB’s and PC Bancorp’s senior management, the business, financial condition, results of operations and future prospects of CUB and PC Bancorp;

(vi)	evaluated the pro forma ownership of CUB’s Common Stock by the holders of PC Bancorp’s Common Stock relative to the pro forma contribution of PC Bancorp’s assets, liabilities, equity and earnings to the combined company;

(vii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

Board of Directors

California United Bank

(viii)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(ix)	assessed the general economic, market and financial conditions;

(x)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the financial services industry; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information provided to us by the parties to the Agreement, which has formed a substantial basis for this opinion, are true and complete. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and non-performing assets, loan loss reserves and net charge-offs, have been reasonably prepared by CUB and PC Bancorp on a basis reflecting the best currently available information and CUB’s and PC Bancorp’s judgments and estimates. Further, we have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for CUB and PC Bancorp are in the aggregate adequate to cover such losses. We were not retained to, and did not conduct, a physical inspection of any of the properties or facilities of CUB or PC Bancorp. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of CUB or PC Bancorp.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the parties to the Agreement. CUB has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. Further, we have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the parties to the Agreement that would have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed upon in our engagement letter.

Board of Directors

California United Bank

Our opinion does not constitute a recommendation to CUB or PC Bancorp as to whether or not CUB or PC Bancorp should enter into the Agreement or to any shareholder of CUB or PC Bancorp as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Further, our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation to be received by any of CUB’s, PC Bancorp’s or PCB’s officers, directors or employees, or class of such persons, relative to the Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the best price that could be obtained in the Merger. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. This opinion was approved by Hovde’s fairness committee.

This letter is directed solely to the board of directors of CUB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of CUB’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of CUB from a financial point of view.

Sincerely,

HOVDE FINANCIAL, INC.

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The articles of incorporation of CU Bancorp authorize the company to indemnify its agents to the fullest extent permissible under California law. The articles of incorporation of PC Bancorp, which articles of incorporation will be the articles of incorporation of the surviving bank holding company following the transaction, likewise authorize the company to indemnify its agents to the fullest extent permissible under California law

Furthermore, the bylaws of PC Bancorp and the bylaws of CU Bancorp, which bylaws will be the bylaws of the surviving bank holding company, provide that each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an agent of CU Bancorp or PC Bancorp, as applicable, is entitled to indemnification. Such agent shall be indemnified and held harmless to the fullest extent authorized by law and such right to indemnification is a contract right. It is intention of CU Bancorp and PC Bancorp that the indemnification provided be in excess of that expressly permitted by Section 317 of the California Corporations Code (the “Corporations Code”).

Under Section 317 of the Corporations Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

The bylaws of CU Bancorp and PC Bancorp also provide that each company shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not CU Bancorp or PC Bancorp would have the power to indemnify them against such liability under provisions of applicable law or the provisions of their respective bylaws.

The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules

Exhibits. Those exhibits marked with (*) were previously filed with the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on April 13, 2012. Those exhibits marked with (+) were previously filed with the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 4, 2012. Those exhibits marked with (#) were previously filed with the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 15, 2012. Those exhibits marked with a (†) refer to management contracts or compensatory plans or arrangements.

Exhibit No.	Exhibit Description

2.1*	Agreement to Merge and Plan of Holding Company Formation by and between CU Bancorp, CU Merger Sub I and dated as of December 8, 2011, incorporated by reference to Appendix A of the joint proxy statement-prospectus included in this Registration Statement

2.2	Agreement and Plan of Merger by and between CU Bancorp, California United Bank, Premier Commercial Bancorp and Premier Commercial Bank dated as of December 8, 2011, incorporated by reference to Appendix B of the joint proxy statement-prospectus included in this Registration Statement

3.1*	Articles of Incorporation of CU Bancorp

3.2*	Bylaws of CU Bancorp

4.1*	Specimen form of Certificate for CU Bancorp Common Stock

5.1#	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. regarding the legality of the securities being registered

8.1	Opinion of Buchalter Nemer regarding certain tax matters in connection with the Holding Company Reorganization.

8.2	Opinion of Buchalter Nemer regarding certain tax matters in connection with the Acquisition of Premier Commercial Bancorp and Premier Commercial Bank

10.1*†	California United Bank 2005 Stock Option Plan

10.2*†	California United Bank 2007 Equity and Incentive Plan and Form of Stock Option Agreement and Form of Restricted Stock Bonus Award Agreement

10.3*†	California United Bank Change In Control Severance Plan

21.1	Subsidiaries of Registrant are CU Merger Sub I, a California corporation, and CU Merger Sub II, a California corporation

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included in exhibit 5.1)

23.2	Consent of McGladrey LLP

23.3	Consent of Vavrinek, Trine, Day & Co., LLP.

23.4	Consent of Hovde Financial, Inc.

23.5	Consent of Vining Sparks IBG, LP

24*	Power of Attorney

99.1+	Form of Proxy for the California United Bank Special Meeting

99.2+	Form of Proxy for the Premier Commercial Bancorp Annual Meeting

Financial Statement Schedules. No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Report, Opinion or Appraisal. See Appendix D. The opinion of Vining Sparks IBG, LP to PC Bancorp is included as Appendix D to the joint proxy statement-prospectus contained in this Registration Statement. See Also Appendix E. The opinion of Hovde Financial, Inc. to CUB is included as Appendix E to the joint proxy statement-prospectus contained in this Registration Statement.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant here undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in Los Angeles, California, on June, 19, 2012.

CU Bancorp

By:	/s/ David I. Rainer
David I. Rainer, Chairman, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

*
Roberto E. Barragan	Director	June, 19, 2012

*
Kenneth L. Bernstein	Director	June, 19, 2012

*
Robert C. Bills	Director	June, 19, 2012

*
Stephen G. Carpenter	Vice Chairman of the Board	June, 19, 2012

*
Ronald W. Jones	Director	June, 19, 2012

/s/ David I. Rainer
David I. Rainer	Chairman, President and CEO (Principal Executive Officer)	June, 19, 2012

*
Roy F. Salter	Director	June, 19, 2012

/s/ Karen A. Schoenbaum
Karen A. Schoenbaum	EVP and CFO (Principal Financial and Accounting Officer)	June, 19, 2012

*
Daniel F. Selleck	Director	June, 19, 2012

*
Charles H. Sweetman	Director	June, 19, 2012

*
Lester M. Sussman	Director	June, 19, 2012

*
Anne A. Williams	EVP, COO and CCO, Director	June, 19, 2012

*	Pursuant to the Power of Attorney filed as Exhibit 24 to the Registrant’s Registration Statement on Form S-4 filed on April 13, 2012.

/s/ Anita Y. Wolman
Anita Y. Wolman Attorney-in-fact

Exhibit Index

Those exhibits marked with (*) were previously filed with the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on April 13, 2012. Those exhibits marked with (+) were previously filed with the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 4, 2012. Those exhibits marked with (#) were previously filed with the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 15, 2012. Those exhibits marked with a (†) refer to management contracts or compensatory plans or arrangements.

Exhibit No.	Exhibit Description.

2.1*	Agreement to Merge and Plan of Holding Company Formation by and between CU Bancorp, CU Merger Sub I and dated as of December 8, 2011, incorporated by reference to Appendix A of the joint proxy statement-prospectus included in this Registration Statement

2.2	Agreement and Plan of Merger by and between CU Bancorp, California United Bank, Premier Commercial Bancorp and Premier Commercial Bank dated as of December 8, 2011, incorporated by reference to Appendix B of the joint proxy statement-prospectus included in this Registration Statement

3.1*	Articles of Incorporation of CU Bancorp

3.2*	Bylaws of CU Bancorp

4.1*	Specimen form of Certificate for CU Bancorp Common Stock

5.1#	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. regarding the legality of the securities being registered

8.1	Opinion of Buchalter Nemer regarding certain tax matters in connection with the Holding Company Reorganization.

8.2	Opinion of Buchalter Nemer regarding certain tax matters in connection with the Acquisition of Premier Commercial Bancorp and Premier Commercial Bank

10.1*†	California United Bank 2005 Stock Option Plan

10.2*†	California United Bank 2007 Equity and Incentive Plan and Form of Stock Option Agreement and Form of Restricted Stock Bonus Award Agreement

10.3*†	California United Bank Change In Control Severance Plan

21.1	Subsidiaries of Registrant are CU Merger Sub I, a California corporation, and CU Merger Sub II, a California corporation

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included in exhibit 5.1)

23.2	Consent of McGladrey LLP

23.3	Consent of Vavrinek, Trine, Day & Co., LLP.

23.4	Consent of Hovde Financial, Inc.

23.5	Consent of Vining Sparks IBG, LP

24*	Power of Attorney

99.1+	Form of Proxy for the California United Bank Special Meeting

99.2+	Form of Proxy for the Premier Commercial Bancorp Annual Meeting